Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182572

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Members of HealthCare Partners Holdings, LLC:

You are cordially invited to attend a special meeting of members of HealthCare Partners Holdings, LLC, a California limited liability company (“HCP”), to be held at HCP’s headquarters at 19191 South Vermont Avenue, Suite 200, Torrance, California 90502, on October 30, 2012, at 6:00 p.m., local time.

As previously announced, DaVita Inc., a Delaware corporation (“DaVita”), and HCP have entered into an Agreement and Plan of Merger as amended by the Amendment to Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger of a wholly owned subsidiary of DaVita with and into HCP (the “Merger”), with HCP continuing as the surviving entity and as a wholly owned subsidiary of DaVita. DaVita is a leading provider of kidney care services for those diagnosed with chronic kidney disease. Following the Merger, DaVita will be renamed “DaVita HealthCare Partners Inc.”

Before we can complete the Merger, we must obtain the approval of the members of HCP (the “HCP Members” and, individually, an “HCP Member”) holding a majority of the issued and outstanding Class B Common Units of HCP (“HCP Common Units”). Accordingly, at the special meeting, you will be asked to vote upon a proposal to approve the principal terms of the Merger and the Merger Agreement with DaVita. Only holders of record of HCP Common Units on the date of the special meeting are entitled to notice of and to vote at the special meeting. No vote of the DaVita stockholders is required to complete the Merger.

If the Merger is completed, the total merger consideration (not including any potential earn-out payment) to be paid to the holders of HCP Common Units and vested and unvested options to purchase HCP Common Units (the “HCP Options”) is an aggregate of $3,660,000,000 in cash and 9,380,312 shares of DaVita common stock, par value $0.001 per share (“DaVita Common Stock”), subject to certain adjustments (including a potential reduction in the merger consideration as a result of an estimated shortfall in working capital, if any, at the time of closing and a post-closing final working capital adjustment). The value of merger consideration per fully diluted HCP Common Unit, based upon the closing price of $100.30 per share of DaVita Common Stock on September 25, 2012, the last practicable day prior to the date of this prospectus, and assuming no reduction to the total merger consideration as a result of an estimated working capital adjustment at the time of closing, would be $44.29. Each holder of HCP Common Units may elect to receive, in exchange for each HCP Common Unit held by such HCP Member, the merger consideration per fully diluted HCP Common Unit in the form of cash or stock, or a combination thereof, subject to adjustment and proration.

The Merger Agreement provides that, notwithstanding the election by an HCP Member to receive all cash or all stock, or a combination thereof, an HCP Member may receive a combination of cash or stock that is different from what such HCP Member may have elected, depending on the elections made by other HCP Members, in order to ensure that the aggregate merger consideration of $3,660,000,000 in cash and 9,380,312 shares of DaVita Common Stock, subject to certain adjustments, is fully allocated and paid in the Merger. No fractional shares of DaVita Common Stock will be issued in the Merger.

Regardless of whether an HCP Member elects cash or stock, or a combination thereof, a portion of each HCP Member’s and optionholder’s pro rata portion of the total merger consideration will be withheld from payment and contributed to three escrow accounts that support a potential working capital adjustment to the merger consideration, certain indemnification obligations, certain contingent payments, and certain costs and expenses that may be incurred by the member representative. The withheld consideration will be comprised of cash and DaVita Common Stock having an aggregate value of $574,375,000 as of the closing of the Merger, or approximately $5.45 per fully diluted HCP Common Unit. Funds will be released from these escrow accounts in accordance with the terms and conditions set forth in the Merger Agreement.

In addition to the merger consideration payable at the closing of the Merger and amounts that may be released over time from the escrow accounts, HCP Members and holders of HCP Options may receive up to $275,000,000 of additional cash consideration in the form of two separate earn-out payments that are based on the financial performance of HCP for fiscal years 2012 and 2013. The payment of the earn-out amounts is subject to the terms and conditions for such earn-outs set forth in the Merger Agreement. Assuming payment of the entire $275,000,000 earn-out, each HCP Member and each holder of HCP Options would receive an additional approximately $2.61 per fully diluted HCP Common Unit.

We may also permit certain individuals or entities who receive shares of DaVita Common Stock in connection with the Merger to use this prospectus to cover resale of up to 9,140,799 shares. If this happens, we will not receive any proceeds from such sales. See “Selling Security Holders” on page 210 for information relating to resale of our securities pursuant to this prospectus.

DaVita Common Stock is listed on the New York Stock Exchange under the symbol “DVA”. On September 25, 2012, the last practicable day before the date of this prospectus, the closing sale price of DaVita Common Stock was $100.30 per share.

The accompanying prospectus provides you with detailed information about the Merger and the special meeting. We encourage you to read the entire prospectus and the Merger Agreement carefully, including the “Risk Factors” beginning on page 38. A copy of the Merger Agreement and the Amendment to the Merger Agreement are attached as Annex A-1 and Annex A-2 to the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the transactions described in this prospectus or the securities to be issued pursuant to the Merger or determined if the information contained in this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This prospectus is dated September 27, 2012, and is first being mailed to HCP Members on or about October 1, 2012.

After careful consideration of the Merger and the terms of the Merger Agreement, the board of managers of HCP (the “HCP Board”) has determined that the Merger is fair, advisable, and in the best interests of HCP and the HCP Members. Accordingly, the HCP Board unanimously recommends that the HCP Members approve the principal terms of the Merger and the Merger Agreement.

In considering the recommendation of the HCP Board, you should be aware that some of the members of the HCP Board and HCP’s executive officers have interests in the Merger that are different from, or in addition to, the interests of the HCP Members generally.

Dr. Robert Margolis, our Chairman and Chief Executive Officer, Matthew Mazdyasni, our Executive Vice President and Chief Financial and Administrative Officer, Dr. William Chin, our Executive Medical Director, and Dr. Thomas Paulsen, our Executive Medical Director, California, have each entered into a support agreement with DaVita and HCP, whereby they have agreed to elect to receive closing consideration in the form of stock in exchange for at least 33% of the HCP Common Units owned, whether directly or indirectly, by them.

You should also be aware that HealthCare Partners Medical Group, an HCP Member and a California general partnership, Drs. Margolis, Chin, and Paulsen, and Mr. Mazdyasni collectively own, directly or indirectly, 74,143,125.7 HCP Common Units, which represent approximately 74% of the outstanding HCP Common Units, and they have each entered into an agreement with DaVita pursuant to which they have agreed to vote all of the HCP Common Units owned or controlled by them in favor of the approval of the principal terms of the Merger and the Merger Agreement. Accordingly, the approval of the principal terms of the Merger and the Merger Agreement by the HCP Members is assured.

We are excited about the opportunities the Merger may bring to HCP and the HCP Members, and we look forward to the successful completion of the Merger.

Sincerely,

Robert Margolis, M.D.

Chairman and Chief Executive Officer

HealthCare Partners Holdings, LLC

This prospectus incorporates by reference important business and financial information about DaVita that is not included or delivered with this document. This information is available without charge to HCP Members upon written or oral request. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address and telephone number: HealthCare Partners Holdings, LLC, 19191 South Vermont Avenue, Suite 200, Torrance, California 90502, (310) 354-4200.

To obtain timely delivery of requested documents prior to the special meeting, you must request them no later than October 23, 2012, which is five business days prior to the special meeting.

HEALTHCARE PARTNERS HOLDINGS, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

NOTICE OF SPECIAL MEETING OF THE HCP MEMBERS TO BE HELD ON OCTOBER 30, 2012

To Members of HealthCare Partners Holdings, LLC:

HealthCare Partners Holdings, LLC, a California limited liability company (“HCP”), has entered into an Agreement and Plan of Merger, dated as of May 20, 2012 as amended by the Amendment to Agreement and Plan of Merger (the “Merger Agreement”), by and among HCP, DaVita Inc., a Delaware corporation (“DaVita”), Seismic Acquisition LLC, a California limited liability company and a wholly owned subsidiary of DaVita (“Merger Sub”), and Robert D. Mosher, as the member representative (the “Member Representative”), pursuant to which Merger Sub will be merged with and into HCP, and HCP will continue as the surviving entity and as a wholly owned subsidiary of DaVita.

A special meeting of the members of HCP (the “HCP Members” and, individually, an “HCP Member”) will be held at HCP’s headquarters at 19191 South Vermont Avenue, Suite 200, Torrance, California 90502, on Tuesday, October 30, 2012, at 6:00 p.m., local time, for the following purposes:

•	to approve the principal terms of the Merger and the Merger Agreement; and

•	to transact any other business that may properly come before the special meeting.

These proposals are more fully described in this prospectus, which we encourage you to read carefully, including the “Risk Factors” beginning on page 38. We have included a copy of the Merger Agreement and the Amendment to the Merger Agreement as Annex A-1 and Annex A-2 to this prospectus.

Approval of the principal terms of the Merger and the Merger Agreement requires the affirmative vote of the HCP Members holding a majority of the issued and outstanding Class B Common Units of HCP (“HCP Common Units”).

As of September 25, 2012, HealthCare Partners Medical Group, an HCP Member and a California general partnership, Drs. Margolis, Chin and Paulsen and Mr. Mazdyasni collectively owned, directly or indirectly, 74,143,125.7 HCP Common Units, which represented approximately 74% of the outstanding HCP Common Units, and they have each entered into an agreement with DaVita and HCP pursuant to which they have agreed to vote all of the HCP Common Units owned or controlled by them in favor of the approval of the principal terms of the Merger and the Merger Agreement. Accordingly, the approval of the principal terms of the Merger and the Merger Agreement by the HCP Members is assured.

Only holders of record of HCP Common Units on the date of the special meeting are entitled to notice of and to vote at the special meeting.

A summary of the dissenters’ rights that may be available to you are described in “HCP Member Dissenters’ Rights” on page 103.

After careful consideration of the Merger and the terms of the Merger Agreement, the board of managers of HCP (the “HCP Board”) has determined that the Merger is fair, advisable and in the best interests of HCP and the HCP Members. Accordingly, the HCP Board unanimously recommends that the HCP Members approve the principal terms of the Merger and the Merger Agreement.

By Order of the Board of Managers,

Robert Margolis, M.D.

Chairman and Chief Executive Officer

October 1, 2012

ADDITIONAL INFORMATION

This prospectus incorporates by reference important business and financial information about DaVita from documents that are not included in or delivered with this prospectus. For a more detailed description of the information incorporated by reference into this prospectus and how you may obtain it, see “Additional Information—Where You Can Find More Information” beginning on page 236.

You can obtain any of the documents incorporated by reference into this prospectus without charge from DaVita, or from the United States Securities and Exchange Commission, which we refer to as the SEC, through the SEC’s website at www.sec.gov. You may request a copy of such documents in writing or by telephone by contacting:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

(888) 484-7505

Attention: Investor Relations

You may also consult DaVita’s website for more information at www.davita.com.

We are providing the information about how you can obtain certain documents that are incorporated by reference into this prospectus at these websites only for your convenience. Information included on DaVita’s website is not incorporated by reference in this prospectus.

In order for you to receive timely delivery of the documents in advance of the special meeting of the HCP Members, DaVita must receive your request no later than five business days prior to the date of the special meeting.

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ii

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF THE HCP MEMBERS

The following are some questions that you, as an HCP Member, may have regarding the special meeting of the HCP Members, which we refer to as the special meeting, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Special Meeting of the HCP Members” beginning on page 78. HCP and DaVita encourage you to read carefully the remainder of this prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the other matters being considered at the special meeting. Additional important information is also contained in the Annexes to and in the documents incorporated by reference into this prospectus.

Q:	Why am I receiving this prospectus?

A:	The HCP Board is using this prospectus to solicit votes of the HCP Members pursuant to the Merger Agreement. In addition, DaVita is using this document as a prospectus for DaVita because DaVita is offering, as a portion of the consideration to be paid by DaVita in the Merger, shares of DaVita common stock, par value $0.001 per share (“DaVita Common Stock”), to be issued in exchange for HCP Common Units. In order to complete the Merger, the HCP Members holding a majority of the issued and outstanding HCP Common Units must vote to approve the principal terms of the Merger and the Merger Agreement.

HCP will hold a special meeting of the HCP Members to obtain this approval. This prospectus contains important information about the Merger Agreement, the Merger, and the special meeting of the HCP Members, and you should read it carefully. Your vote is important.

Q:	When and where will the special meeting of the HCP Members be held?

A:	The special meeting will take place at HCP’s headquarters at 19191 South Vermont Avenue, Suite 200, Torrance, California 90502, on Tuesday, October 30, 2012, at 6:00 p.m., local time.

Q:	Who can attend and vote at the special meeting?

A:	Only holders of record of HCP Common Units on the date of the special meeting are entitled to notice of and to vote at the special meeting. As of September 25, 2012, there were 100,131,969.2 HCP Common Units outstanding and entitled to vote at the special meeting, held by approximately 36 holders of record. Each HCP Member is entitled to one vote for each unit owned of record.

Q:	What constitutes a quorum?

A:	The presence at the special meeting in person of the holders of a majority of the HCP Common Units outstanding on the date of the special meeting will constitute a quorum for the purpose of considering the proposals at the special meeting. In the event that a quorum is not present, or if there are insufficient votes to approve the principal terms of the Merger and the Merger Agreement at the time of the special meeting, it is expected that the special meeting will be adjourned or postponed.

Q:	What vote of the HCP Members is required to approve the proposal to approve the principal terms of the Merger and the Merger Agreement?

A:	The approval by the HCP Members of the proposal to approve the principal terms of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding HCP Common Units entitled to vote at the special meeting. If you abstain from voting or fail to vote, it will have the same effect as voting against the proposal to approve the principal terms of the Merger and the Merger Agreement.

Q:	How does the HCP Board recommend that the HCP Members vote?

A:	The HCP Board has unanimously determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of HCP and the HCP Members. Accordingly, the HCP Board has unanimously approved the Merger Agreement and the completion of the transactions contemplated thereby, including the Merger. The HCP Board unanimously recommends that the HCP Members vote “FOR” the proposal to approve the principal terms of the Merger and the Merger Agreement.

Q:	What should the HCP Members do in order to vote on the proposals being considered at the special meeting?

A:	Holders of record of HCP Common Units on the date of the special meeting may vote in person by attending the special meeting, where they will be given a ballot to vote.

Q:	What will happen if I abstain from voting or fail to vote?

A:	An abstention or the failure of an HCP Member to vote will have the same effect as voting against the proposal to approve the principal terms of the Merger and the Merger Agreement.

Q:	Have any HCP Members already agreed to vote in favor of the Merger?

A:	Yes. HealthCare Partners Medical Group, an HCP Member and a California general partnership (“HCP Medical Group”), and Drs. Margolis, Chin, and Paulsen, and Mr. Mazdyasni (collectively, the “Substantial Members”) collectively own, directly or indirectly, 74,143,125.7 HCP Common Units, which represent approximately 74% of the outstanding HCP Common Units, and they have each entered into an agreement with DaVita and HCP pursuant to which they have agreed to vote all of the HCP Common Units owned or controlled by them in favor of the approval of the principal terms of the Merger and the Merger Agreement. Accordingly, the approval of the principal terms of the Merger and the Merger Agreement by the HCP Members is assured.

Q:	Do any managers or executive officers of HCP have different interests?

A:	Some of HCP’s managers and executive officers have interests in the Merger that are different from, or in addition to, your interests as an HCP Member, and that may present actual or potential conflicts of interests. These interests include, among others:

•

the appointment of Dr. Margolis to fill a newly created directorship as co-chairman of the board of directors of DaVita upon completion of the Merger for a minimum period of four consecutive annual meetings of stockholders of DaVita;

•

the entry into employment and noncompetition and nonsolicitation agreements with DaVita (for periods ranging from three years to seven years after the closing of the Merger) by Drs. Margolis and Chin, Mr. Mazdyasni, and Zan Calhoun, the Chief Operating Officer of HCP;

•

the beneficial ownership of approximately 74% of the outstanding HCP Common Units and a substantial number of HCP Options (all of which options, as with all HCP Options, will be cashed out at the completion of the Merger); and

•	the right to indemnification and coverage under directors’ and officers’ liability insurance for a six-year coverage period commencing at the effective time of the Merger.

The HCP Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the principal terms of the Merger and the Merger Agreement to the HCP Members. For a more complete discussion of the interests of the HCP managers and executive officers in the Merger, see “The Merger—Interests of HCP’s Managers and Executive Officers in the Merger” beginning on page 98.

Q:	If the Merger is approved and consummated, what will I receive in the Merger?

A:	Each HCP Common Unit (whether or not subject to restriction) issued and outstanding immediately prior to the effective time (other than (1) HCP Common Units directly or indirectly owned by DaVita, Merger Sub, or HCP and (2) dissenting units) will be converted into the right to receive the merger consideration in the form of cash or stock, or a combination thereof, subject to proration and certain adjustments (including a potential reduction in the merger consideration as a result of an estimated shortfall in working capital, if any, at the time of closing and a post-closing final working capital adjustment). Each HCP Option that is outstanding immediately prior to the effective time will accelerate and become fully vested and exercisable as of immediately prior to the effective time and, to the extent unexercised, will be cancelled, extinguished and automatically converted into the right to receive a cash payment for each HCP Common Unit subject to such HCP Option equal to the excess of (a) the merger consideration per fully diluted HCP Common Unit over (b) the per unit exercise price payable in respect of such HCP Common Unit issuable under such HCP Option. The value of the merger consideration per fully diluted HCP Common Unit, based upon the closing price of $100.30 per share of DaVita Common Stock on September 25, 2012, the last practicable day prior to the date of this prospectus, and assuming no reduction to the total merger consideration as a result of an estimated working capital adjustment at the time of closing, would be $44.29. See “The Merger Agreement—The Merger Consideration; Conversion or Cancellation of Units” beginning on page 117.

You will not receive the full amount of your merger consideration at the time of the consummation of the Merger. A portion of the merger consideration will be withheld from payment and contributed to three escrow accounts that support a potential working capital adjustment, certain indemnification obligations, certain contingent payments, and certain costs and expenses that may be incurred by the Member Representative. The withheld consideration will be comprised of cash and DaVita Common Stock having an aggregate value of $574,375,000 as of the closing of the Merger, or approximately $5.45 per fully diluted HCP Common Unit. Funds will be released from these escrow accounts in accordance with the terms and conditions set forth in the Merger Agreement. With respect to HCP Members who contribute shares of DaVita Common Stock to the escrow, such HCP Members should be aware that as a result of fluctuations in the market value of DaVita Common Stock, the value of such shares on the closing date may be greater than, or less than, their value on the date that such shares are released from escrow, if they are released at all. See “The Merger Agreement—Escrowed Merger Consideration” beginning on page 120.

In addition to the merger consideration payable upon the consummation of the Merger and the amounts that may be released from the three escrow accounts over time, HCP Members and holders of HCP Options may receive up to $275,000,000 of additional cash consideration in the form of two separate earn-out payments that are based on the financial performance of HCP for fiscal years 2012 and 2013. To the extent that any earn-out payment is made, you will be entitled to receive for each HCP Common Unit you held as of the consummation of the Merger, an amount equal to such earn-out payment divided by the number of fully diluted HCP Common Units. Assuming payment of the entire $275,000,000 earn-out, each HCP Member and each holder of HCP Options would receive an additional approximately $2.61 per fully diluted HCP Common Unit. See “The Merger Agreement—Earn-Out” beginning on page 123.

Q:	How do I elect the form of consideration I receive in the Merger?

A:	An election form and other appropriate transmittal materials will be mailed not less than 30 days prior to the anticipated effective time of the Merger to each holder of HCP Common Units as of five days prior to the mailing date of such election form and transmittal materials. Each election form will permit such holder, subject to certain allocation, proration, and election procedures, (i) to elect to receive cash for all of the HCP Common Units held by such holder, (ii) to elect to receive DaVita Common Stock for all of such HCP Common Units, (iii) to elect to receive a combination of cash and DaVita Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or DaVita Common Stock for such HCP Common Units. See “Election and Exchange Procedures—Election Procedures” beginning on page 108.

Q:	Can I dissent and require appraisal of my shares?

A:	Yes. Under California law, if the Merger is completed, you have the right to seek appraisal of the fair market value of your HCP Common Units as determined by a California court and receive such amount in cash, but only if (i) you do not vote in favor of approving the principal terms of the Merger and the Merger Agreement or you vote against the principal terms of the Merger and the Merger Agreement and (ii) you comply with the requirements of California law. See “The Merger—HCP Member Dissenters’ Rights” beginning on page 103.

Q:	Is the Merger expected to be taxable to me?

A:	The Merger will be a taxable transaction to the HCP Members for U.S. federal income tax purposes. In general, an HCP Member who exchanges its HCP Common Units for cash and/or DaVita Common Stock pursuant to the Merger will recognize a gain or loss in an amount equal to the difference between (i) such HCP Member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any DaVita Common Stock received, and (C) such HCP Member’s share, for U.S. federal income tax purposes, of HCP’s liabilities immediately prior to the Merger and (ii) such HCP Member’s adjusted tax basis in the HCP Common Units exchanged therefor. An HCP member’s amount realized will include any earn-out payments received and any cash and DaVita Common Stock that is placed in escrow and actually or constructively received. If an HCP Member receives DaVita Common Stock and recognizes gain in the Merger, such HCP Member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability. For a more detailed description of the tax consequences of the exchange of HCP Common Units in the Merger, including the application of the installment method to any gain recognized by an HCP member, please see “Material United States Federal Income Tax Consequences” beginning on page 232. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. HCP Members should consult their tax advisors for a full understanding of the Merger’s tax consequences.

Q:	When can I expect to receive the merger consideration?

A:	Promptly following the effective time of the Merger, but in no event later than ten days thereafter, you will receive a letter of transmittal with instructions informing you how to effect the surrender of your HCP Common Units in exchange for the merger consideration.

Q:	Where can I find more information on DaVita?

A:	DaVita files annual, quarterly, and current reports, proxy statements, and other information with the SEC. DaVita’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Information about DaVita, including its SEC filings, is also available through its website at http://www.davita.com.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger, or if you need additional copies of this prospectus or voting instructions, you should contact:

Matthew Mazdyasni

Executive Vice President and Chief Financial and Administrative Officer

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

(310) 354-4200

SUMMARY

The following is a summary that highlights information contained in this prospectus. This summary does not contain all of the information that might be important to you. For a more complete description of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of DaVita Common Stock to HCP Members, we encourage you to read carefully this entire prospectus, including the attached Annexes. In addition, we encourage you to read carefully the information incorporated by reference into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled “Additional Information—Where You Can Find More Information” beginning on page 236.

Information About the Companies

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

(888) 484-7505

DaVita Inc., which we refer to as DaVita, is a leading provider of kidney dialysis services in the United States for patients suffering from chronic kidney failure, also known as end stage renal disease, or ESRD. As of June 30, 2012, DaVita provided dialysis and other related services through a network of 1,884 outpatient dialysis centers located in the United States throughout 43 states and the District of Columbia, serving a total of approximately 149,000 patients. In addition, as of June 30, DaVita provided outpatient dialysis and administrative services to a total of 19 outpatient dialysis centers located in four countries outside of the United States. DaVita’s centers offer outpatient hemodialysis treatments and other ESRD-related services, such as the administration of physician-prescribed pharmaceuticals, including erythropoietin, or EPO, vitamin D analogs, and iron supplements. DaVita also provides services for home dialysis patients, vascular access, disease management services, and laboratory services related to ESRD. As of June 30, DaVita also provided acute inpatient dialysis services in approximately 960 hospitals and related laboratory services throughout the United States. DaVita is a Delaware corporation, incorporated in the State of Delaware in 1994.

DaVita’s U.S. dialysis and related lab services business accounts for approximately 92% of its consolidated net operating revenues for the twelve months ended June 30, 2012. Other ancillary services and strategic initiatives accounted for approximately 8% of its consolidated net operating revenues for the same period and relate primarily to its core business of providing kidney dialysis services. For the twelve months ended June 30, 2012, DaVita generated consolidated net operating revenues of $7.365 billion, Adjusted EBITDA of $1.585 billion, and net income attributable to DaVita of $519 million. For an explanation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Net Income, see “Selected Historical Financial and Other Data” beginning on page 178.

Additional information about DaVita is included in the documents incorporated by reference in this prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 236.

Seismic Acquisition LLC

2000 16th Street

Denver, Colorado 80202

(888) 484-7505

Seismic Acquisition LLC, which we refer to as Merger Sub, is a wholly-owned subsidiary of DaVita and was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

(310) 354-4200

HealthCare Partners Holdings, LLC, together with its subsidiaries and affiliated physician groups, which we refer to as HCP (unless the context indicates otherwise), is a patient- and physician-focused, integrated health care delivery and management company with nearly three decades of providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, as of June 30, 2012, HCP had approximately 669,400 current members under its care in southern California, central and south Florida and Las Vegas, Nevada. Of these, approximately 190,700 individuals represented patients enrolled in Medicare Advantage. The remaining approximately 478,700 individuals represented managed care members whose health coverage is provided through their employer or who have individually acquired health coverage directly from a health plan or as a result of their eligibility for Medicaid benefits. In addition, during 2011, HCP (through its affiliated physicians, physician groups and IPAs) provided care to over 412,000 fee-for-service patients.

The patients of HCP’s affiliated physicians, physician groups, and IPAs benefit from an integrated approach to medical care that places the physician at the center of patient care. As of June 30, 2012, HCP delivered services to its members via a network of over 1,800 affiliated group and other network primary care physicians, 139 network hospitals, and several thousand affiliated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive data analysis engine, sophisticated risk management techniques, and clinical protocols to provide high-quality, cost effective care to HCP’s members. HCP is a California limited liability company, formed in the State of California in 2005 in connection with a reorganization of its subsidiaries.

HealthCare Partners Affiliates Medical Group, or HCPAMG, one of HCP’s affiliated physician groups, was formed in 1994 and is organized as a California general partnership with 30 general partners. HCPAMG and its affiliates provide managed health care and related services through regional delivery systems and a joint venture to approximately 586,000 enrollees in southern California under contracts with various health plans and to privately insured individuals. Under a management services agreement, HCP earns a management fee from HCPAMG equal to a percentage of HCPAMG’s revenues. HCPAMG provides professional medical services to the HCP-managed medical facilities that are located in California, and employs physicians or contracts with various other independent physicians, physician groups and independent practice associations, or IPAs, to provide the professional medical services in California. HCP obtains professional medical services from HCPAMG in California, rather than provide such services directly or through subsidiaries, in order to comply with California’s prohibition against the corporate practice of medicine. Through the management services agreement, HCP has exclusive authority over all non-medical decision making related to the ongoing business operations of HCPAMG.

The Merger (see page 80)

DaVita and HCP have agreed to a business combination under the terms and conditions set forth in the Merger Agreement, which we describe in this prospectus. Pursuant to the Merger Agreement, Merger Sub will merge with and into HCP, with HCP continuing as the surviving entity and as a wholly-owned subsidiary of DaVita. We refer to this as the Merger. Following the Merger, DaVita will be renamed “DaVita HealthCare Partners Inc.” (“DaVita Healthcare Partners”). We have attached the Merger Agreement and the Amendment to the Merger Agreement as Annex A-1 and Annex A-2 to this prospectus. We encourage you to carefully read the Merger Agreement and the Amendment to the Merger Agreement in their entirety. We currently expect that the Merger will be completed during the fourth quarter of 2012. However, we cannot predict the actual timing of the completion of the Merger.

The Special Meeting of the HCP Members (see page 78)

Date, Time and Place

The special meeting of the HCP Members will be held at HCP’s headquarters at 19191 South Vermont Avenue, Suite 200, Torrance, California 90502, on October 30, 2012, at 6:00 p.m., local time. At the special meeting, you will be asked:

•	to approve the principal terms of the Merger and the Merger Agreement; and

•	to transact any other business that may properly come before the special meeting.

Units Entitled to Vote

You may vote at the special meeting if you own HCP Common Units on the date of the special meeting. You may cast one vote for each HCP Common Unit that you own as of that date.

As of the close of business on September 25, 2012, there were 100,131,969.2 HCP Common Units outstanding and entitled to vote.

Vote Required

Approval of the principal terms of the Merger and the Merger Agreement requires the affirmative vote of HCP Members holding a majority of the issued and outstanding HCP Common Units entitled to vote at the special meeting. As more fully described under “Other Agreements—Voting Agreement” and “Other Agreements—Support Agreements” beginning on page 155 and page 156, respectively, HCP Medical Group and the Substantial Members collectively owned, directly or indirectly, 74,143,125.7 HCP Common Units as of September 25, 2012, which represented approximately 74% of the outstanding HCP Common Units, and they have each entered into an agreement with DaVita pursuant to which they have agreed to vote all of the HCP Common Units owned or controlled by them in favor of the approval of the principal terms of the Merger and the Merger Agreement. Accordingly, the approval of the principal terms of the Merger and the Merger Agreement by the HCP Members is assured.

Ownership of DaVita After the Merger (see page 94)

Based on the number of outstanding HCP Common Units and the number of outstanding shares of DaVita Common Stock as of June 30, 2012, DaVita anticipates that HCP Members will own approximately 9.0% of the outstanding shares of DaVita Common Stock following the Merger.

HCP’s Reasons for the Merger; Recommendation of the HCP Board (see page 96)

After careful consideration of the Merger and the terms of the Merger Agreement, the HCP Board has determined that the Merger is fair, advisable and in the best interests of HCP and the HCP Members. Accordingly, the HCP Board unanimously recommends that the HCP Members approve the principal terms of the Merger and the Merger Agreement. For a discussion of the material factors considered by the HCP Board in reaching its conclusions, see “The Merger—HCP’s Reasons for the Merger; Recommendation of the HCP Board” beginning on page 96.

The HCP Board recommends that you vote “FOR” the approval of the principal terms of the Merger and the Merger Agreement.

Fairness Opinion (see page 97)

The HCP Board did not receive a fairness opinion regarding the fairness of the merger consideration to the HCP Members from a financial point of view, or with respect to projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of HCP.

Interests of HCP’s Managers and Executive Officers in the Merger (see page 98)

In considering the recommendations of the HCP Board, you should be aware that some of HCP’s managers and executive officers have interests in the Merger that are different from, or in addition to, your interests as an HCP Member, and that may present actual or potential conflicts of interests. These interests include, among others:

•

the appointment of Dr. Margolis to fill a newly created directorship as co-chairman of the DaVita Board upon completion of the Merger for a minimum period of four consecutive annual meetings of stockholders of DaVita;

•

the entry into employment and noncompetition and nonsolicitation agreements with DaVita (for periods ranging from three years to seven years after the closing of the Merger) by Drs. Margolis and Chin and Messrs. Mazdyasni and Calhoun;

•

the beneficial ownership of approximately 74% of the outstanding HCP Common Units and a substantial number of HCP Options (all of such options, as with all HCP Options, will be cashed out at the completion of the Merger); and

•	the right to indemnification and coverage under directors’ and officers’ liability insurance for a six-year coverage period commencing at the effective time of the Merger.

The HCP Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the principal terms of the Merger and the Merger Agreement to the HCP Members. For a more complete discussion of the interests of the HCP managers and executive officers in the Merger, see “The Merger—Interests of HCP’s Managers and Executive Officers in the Merger” beginning on page 98.

Treatment of HCP Options in the Merger (see page 101)

The Merger Agreement provides that each HCP Option that is outstanding immediately prior to the effective time of the Merger will accelerate and become fully vested and exercisable as of immediately prior to the effective time of the Merger and, to the extent unexercised, will be cancelled, extinguished, and automatically converted into the right to receive a cash payment for each HCP Common Unit subject to such HCP Option equal to the excess of (a) the merger consideration per fully diluted HCP Common Unit over (b) the per unit exercise price payable in respect of such HCP Common Unit issuable pursuant to such HCP Option.

A portion of the merger consideration will be withheld from payment and contributed to three escrow accounts that support a potential working capital adjustment, certain indemnification obligations, certain contingent payments, and certain costs and expenses that may be incurred by the Member Representative. Funds will be released from these escrow accounts in accordance with the terms and conditions set forth in the Merger Agreement. For further discussion of the escrowed merger consideration, see “The Merger Agreement—Escrowed Merger Consideration,” “The Merger Agreement—Member Representative Escrow,” and “The Merger Agreement—Nevada Escrow” beginning on pages 120, 124 and 125, respectively.

In addition to the closing merger consideration payable upon the consummation of the Merger and the amounts that may be released from the three escrow accounts over time, HCP Members and holders of HCP Options may receive additional cash consideration in the form of two separate earn-out payments that are based on the financial performance of HCP for fiscal years 2012 and 2013. To the extent that any earn-out payment is made, HCP Members and holders of HCP Options will be entitled to receive for each HCP Common Unit and each HCP Common Unit subject to an HCP Option held as of the consummation of the Merger, an amount equal to such earn-out payment divided by the number of fully diluted HCP Common Units. See “The Merger Agreement—Earn-Out” beginning on page 123.

Accounting Treatment (see page 102)

The Merger will be accounted for using the purchase method of accounting in accordance with the Financial Accounting Standards Board’s, or FASB’s, Accounting Standard Codification Topic 805, “Business Combinations,” and the resultant goodwill and other intangible assets will be accounted for under Accounting Standard Codification Topic 350, “Intangibles—Goodwill and Other.” The total purchase price has been preliminarily allocated based on information available to DaVita as of the date of this prospectus to the tangible and intangible assets acquired, liabilities assumed, and contingent earn-out consideration based on management’s preliminary estimates of their current fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and contingent earn-out consideration and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed consolidated financial statements.

HCP Member Dissenters’ Rights (see page 103)

Under Sections 17601-17605 of the California Corporations Code, record holders of HCP Common Units who do not vote for the approval of the principal terms of the Merger and the Merger Agreement, or who vote against approval of the principal terms of the Merger and the Merger Agreement, who properly demand and exercise their dissenters’ rights and who comply with the terms of Sections 17601-17605 of the California Corporations Code will be entitled to obtain payment in cash for the judicially determined fair value of their HCP Common Units if the Merger is completed, in lieu of receiving the merger consideration. The relevant provisions of the California Corporations Code are included as Annex F to this prospectus. HCP Members are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising dissenters’ rights, HCP Members who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable California Corporations Code provisions will result in the loss of dissenters’ rights. See “The Merger—HCP Member Dissenters’ Rights” beginning on page 103. In addition, DaVita may terminate the Merger Agreement if at the time of termination holders of more than 5% of the outstanding HCP Common Units have validly exercised their dissenters’ rights (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the Merger.

Board of Directors and Executive Officers of DaVita After the Merger (see page 107)

The Merger Agreement provides that at the closing the DaVita Board will be increased in size by one member, and Dr. Margolis will be appointed to fill the newly created directorship as “Co-Chairman”. In addition, for a minimum period of four consecutive annual meetings of stockholders of DaVita, Dr. Margolis will hold the office of “Co-Chairman” until the expiration of his term of office or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal in accordance with DaVita’s bylaws and/or applicable law.

Information about the current DaVita directors and executive officers can be found in the documents listed under the heading “Additional Information—Where You Can Find More Information” beginning on page 236.

DaVita Financing (see page 106)

DaVita expects to finance the cash portion of the merger consideration through a combination of borrowings under new senior secured facilities and new senior notes. DaVita and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the financing required to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement. On August 28, 2012, DaVita issued $1.25 billion of 5.75% senior notes due 2022. The proceeds of the senior notes were placed in escrow pending the consummation of the Merger and the satisfaction of certain other conditions. On August 24, 2012, DaVita, its subsidiary guarantors and JPMorgan Chase Bank, N.A., as Administrative Agent, entered into an amendment of its senior secured credit agreement to permit or facilitate, among other things, $3.0 billion of additional term loans under the senior secured facilities, the Merger and the new senior notes. The effectiveness of the amendment is subject to various conditions, including the commitments of lenders for the full $3.0 billion of additional term loans. DaVita currently anticipates that the additional term loans will consist of a new five year term loan A-3 in the principal amount of $1.35 billion and a new seven year term loan B-2 in the principal amount of $1.65 billion. DaVita has obtained commitments for the new five year term loan A-3, which are subject to various conditions, including the receipt of commitments for the new seven year term loan B-2 which are not expected to be received until immediately prior to the closing of the Merger. No assurance can be given that unconditional binding commitments for the full amount of the new term loans will be obtained, that the amendment will become effective or that the conditions to the release of the proceeds of the 5.75% senior notes will be satisfied. In the event that neither DaVita nor Merger Sub can obtain all of the financing required for the Merger, each party to the Merger generally has the right to terminate the Merger Agreement and HCP may be entitled to a termination fee. For additional information, please see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on page 151 and page 152, respectively.

The Merger Agreement (see page 116)

Subject to the terms and conditions of the Merger Agreement and in accordance with California law, on the closing date, Merger Sub, a wholly owned subsidiary of DaVita and a party to the Merger Agreement, will merge with and into HCP. HCP will survive the Merger as a wholly owned subsidiary of DaVita, and the separate existence of Merger Sub will cease.

The closing of the Merger will occur at 10:00 a.m., New York City time, on a date to be specified by the parties to the Merger Agreement, which will be no later than the third business day after the satisfaction or waiver of all of the conditions to the closing provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing), unless another time, date, or place is agreed to in writing by DaVita and HCP. For further discussion on the conditions to the Merger, see “—Conditions to Completion of the Merger” below.

The description of the Merger Agreement and the Amendment to the Merger Agreement contained in this prospectus is qualified in its entirety by reference to the Merger Agreement, which are attached as Annex A-1 and Annex A-2 to this prospectus. We encourage you to read the Merger Agreement because it, and not any description of the Merger Agreement contained in this prospectus, is the principal document governing the Merger.

The Merger Consideration; Conversion or Cancellation of Units (see page 117)

HCP Common Units

The Merger Agreement provides that, upon the closing, each HCP Common Unit (whether or not subject to restriction) issued and outstanding immediately prior to the effective time (other than (1) HCP Common Units directly or indirectly owned by DaVita, Merger Sub, or HCP and (2) dissenting units) will be converted into the right to receive, at the election of the holder, the following consideration, subject to the portion of consideration being held back in the three escrow accounts and to any adjustment to the merger consideration (including a potential reduction in the merger consideration as a result of an estimated shortfall in working capital, if any, at the time of closing and a post-closing final working capital adjustment):

•

for each HCP Common Unit with respect to which a cash election has been effectively made and not revoked or lost, cash, without interest, in an amount equal to the amount obtained by dividing (a) the sum of (i) the product of 9,380,312 shares of DaVita Common Stock multiplied by the one day DaVita volume-weighted average stock price on the last trading day prior to the closing date (the “aggregate closing stock consideration”), (ii) $3,660,000,000 (the aggregate closing cash consideration), and (iii) the aggregate per unit exercise price of all HCP Options by (b) the Total Outstanding HCP Units (as defined in “The Merger Agreement—The Merger Consideration; Conversion or Cancellation of Units” below) (the “Per Unit Closing Consideration”);

•

for each HCP Common Unit with respect to which a stock election has been effectively made and not revoked or lost, that number of shares of DaVita Common Stock (the “Per Unit Closing Stock Consideration”) as is equal to the amount obtained by dividing (i) the Per Unit Closing Consideration by (ii) the one day DaVita volume-weighted average stock price on the last trading day prior to the closing date (the “Exchange Ratio”); or

•

for each HCP Common Unit other than units as to which a cash election, a stock election, or a combination of stock and cash election has been effectively made and not revoked or lost, the Per Unit Closing Consideration or Per Unit Closing Stock Consideration as is determined in accordance with the Merger Agreement.

See “The Merger Agreement—Escrowed Merger Consideration,” “The Merger Agreement—Member Representative Escrow,” “The Merger Agreement—Nevada Escrow” and “The Merger Agreement—Estimated Amounts Included in Closing Merger Consideration” beginning on pages 120, 124, 125 and 119, respectively.

The per unit value of merger consideration to be received by HCP Members and holders of HCP Options will be based on the one day DaVita volume-weighted average stock price as of the trading day immediately prior to the closing date. Based upon the closing price of $100.30 per share of DaVita Common Stock on, September 25, 2012, the last practicable day prior to the date of this prospectus, and assuming no estimated working capital adjustment at the time of closing, the consideration in the Merger would be $44.29 per fully diluted HCP Common Unit.

An HCP Member may elect to receive the merger consideration represented by HCP Common Units in the form of cash or stock, or a combination thereof. However, notwithstanding any such election, an HCP Member may receive a combination of cash or stock that is different from what such HCP Member may have elected, depending on the elections made by other HCP Members, in order to ensure that the aggregate merger consideration of $3.66 billion in cash and 9,380,312 shares of DaVita Common Stock, subject to certain adjustments, is fully allocated and paid in the Merger. No fractional shares of DaVita Common Stock will be issued in the Merger.

Drs. Margolis, Chin and Paulsen, and Mr. Mazdyasni have each entered into a support agreement with DaVita and HCP, whereby they have agreed to elect to receive merger consideration in the form of stock in exchange for at least 33% of the HCP Common Units owned, whether directly or indirectly, by them.

In addition, pursuant to the Merger Agreement, each HCP Common Unit may be entitled to the following consideration, to the extent that any such payments are made as described in “The Merger Agreement—Escrowed Merger Consideration,” “The Merger Agreement—Post-Closing Merger Consideration Adjustment Determination,” “The Merger Agreement—Earn-Out,” The Merger Agreement—Member Representative Escrow,” and “The Merger Agreement—Nevada Escrow” beginning on pages 120, 122, 123, 124 and 125, respectively:

•

payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) the post-closing adjustment amount by (y) the Total Outstanding HCP Units;

•

payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) each earn-out payment by (y) the Total Outstanding HCP Units;

•

a non-transferable, contingent right to distributions of Escrow Payment (as defined in “The Merger Agreement—The Merger Consideration; Conversion or Cancellation of Units”) attributable to each HCP Common Unit, such distributions to be paid in accordance with the Merger Agreement;

•

a non-transferable, contingent right to distributions of MR Escrow Payment (as defined in “The Merger Agreement—The Merger Consideration; Conversion or Cancellation of Units”) attributable to each HCP Common Unit, such distributions to be paid in accordance with the Merger Agreement; and

•

a non-transferable, contingent right to distributions of Nevada Escrow Payment (as defined in “The Merger Agreement—The Merger Consideration; Conversion or Cancellation of Units”) attributable to each HCP Common Unit, such distributions to be paid in accordance with the Merger Agreement.

HCP Options

DaVita will not assume or otherwise replace any HCP Options in connection with the transactions. Upon the terms and subject to the conditions set forth in the Merger Agreement, each HCP Option that is outstanding immediately prior to the effective time will accelerate and become fully vested and exercisable as of immediately prior to the effective time and, to the extent unexercised, will be cancelled, extinguished, and automatically converted into the right to receive, for each HCP Common Unit subject to such HCP Option, in consideration of such cancellation, the following consideration, subject to the portion of the consideration being held back in the three escrow accounts described in “The Merger Agreement—Escrowed Merger Consideration,” “The Merger Agreement—Member Representative Escrow,” and “The Merger Agreement—Nevada Escrow” beginning on pages 120, 124 and 125, respectively, and to any adjustment to the closing merger consideration described in “The Merger Agreement—Estimated Amounts Included in Closing Merger Consideration” beginning on page 119:

•	payable upon the closing, an amount of cash (without interest) equal to the excess of the Per Unit Closing Consideration over the applicable per unit exercise price.

In addition, pursuant to the Merger Agreement, each HCP Common Unit subject to such HCP Option may be entitled to the following consideration, to the extent that any such payments are made as described in “The Merger Agreement—Escrowed Merger Consideration,” “The Merger Agreement—Post-Closing Merger Consideration Adjustment Determination,” “The Merger Agreement—Earn-Out,” “The Merger Agreement—Member Representative Escrow,” and “The Merger Agreement—Nevada Escrow” beginning on pages 120, 122, 123, 124, and 125, respectively:

•

payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) the post-closing adjustment amount by (y) the Total Outstanding HCP Units;

•

payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) each earn-out payment by (y) the Total Outstanding HCP Units;

•

a non-transferable, contingent right to distributions of Escrow Payment attributable to each HCP Common Unit subject to such HCP Option, such distributions to be paid in accordance with the Merger Agreement;

•

a non-transferable, contingent right to distributions of MR Escrow Payment attributable to each HCP Common Unit subject to such HCP Option, such distributions to be paid in accordance with the Merger Agreement; and

•

a non-transferable, contingent right to distributions of Nevada Escrow Payment attributable to each HCP Common Unit subject to such HCP Option, such distributions to be paid in accordance with the Merger Agreement.

The merger consideration may be subject to an estimated working capital adjustment at the time of closing. If the estimated net working capital minus the estimated indebtedness amount is less than negative $149,000,000 (such deficiency stated as a positive number, the “Estimated Shortfall Amount”), then the Closing Merger Consideration (as defined in the Merger Agreement) will be decreased by an amount equal to the deficiency, and the Per Unit Closing Consideration will be decreased by an amount equal to such deficiency divided by the Total Outstanding HCP Units.

Post-Closing Merger Consideration Adjustment Determination

The merger consideration also may be subject to a post-closing working capital adjustment that may cause the merger consideration to be more or less than what is described above. The amount of any final post-closing negative adjustment in the aggregate merger consideration will be satisfied from the Escrow Fund (as defined “The Merger Agreement—Indemnification” below) in cash and DaVita Common Stock. The amount of any final post-closing positive adjustment in the aggregate merger consideration will be paid by DaVita to the HCP Members and the holders of HCP Options, pro rata based on the fully diluted HCP Common Units held by such HCP Members or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing relative to the Total Outstanding HCP Units, as soon as reasonably practicable after the determination of such adjustment and, in any event with respect to any such payment made to the HCP Members, within five business days thereafter; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement. See “The Merger Agreement—Post-Closing Merger Consideration Adjustment Determination” beginning on page 122.

Earn-Out

As additional merger consideration, a total of up to $275,000,000, divided into two tranches, the first of which will consist of $137,500,000 (the “First Tranche”) and the second of which will consist of $137,500,000 (the “Second Tranche”), will be payable to the HCP Members, holders of HCP Options, and pursuant to the Nevada Settlement Agreements (as defined below) as set forth below:

•

If the Earn-Out EBITDA (as defined in “The Merger Agreement—Earn-Out” below) for the fiscal year ended December 31, 2012 is equal to or greater than $550,000,000, then DaVita will pay to the HCP Members and holders of HCP Options the First Tranche in cash, which will be allocated among the HCP Members and holders of HCP Options pro rata based on the fully diluted HCP Common Units held by such HCP Members or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing relative to the Total Outstanding HCP Units; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement.

•

If the Earn-Out EBITDA for the fiscal year ended December 31, 2013 is equal to or greater than $600,000,000, then (x) DaVita will pay to the HCP Members and holders of HCP Options the Second Tranche (less the aggregate amount payable pursuant to clause (y) below) in cash, which will be allocated among the HCP Members and the holders of HCP Options pro rata based on the fully diluted HCP Common Units held by such HCP Members or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing relative to the Total Outstanding HCP Units; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement, and (y) DaVita will pay, or cause to be paid, any transaction settlement payment that is due and payable pursuant to each of the Nevada Settlement Agreements.

Assuming payment of the entire $275,000,000 earn-out, each HCP Member would receive an additional approximately $2.61 per fully diluted HCP Common Unit.

DaVita’s obligation to pay each of the per unit earn-out payments to the HCP Members and holders of HCP Options is an independent obligation of DaVita and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent per unit earn-out payment, and the obligation to pay a per unit earn-out payment to the HCP Members and holders of HCP Options will not obligate DaVita to pay any preceding or subsequent per unit earn-out payment. See “The Merger Agreement—Earn-Out” beginning on page 123.

Escrows

Escrowed Merger Consideration. A portion of the closing merger consideration equal to $559,375,000 (collectively with any earnings or dividends thereon, if any, the “Escrowed Merger Consideration”), or approximately $5.31 per fully diluted HCP Common Unit, will be withheld from the closing merger consideration otherwise deliverable to the HCP Members and holders of HCP Options on the closing date and contributed to escrow to serve as security for the benefit of DaVita (on behalf of itself or any other DaVita Indemnified Party (as defined in “The Merger Agreement—Indemnification” below)) against (x) the indemnification afforded the DaVita Indemnified Parties in the Merger Agreement and (y) any reduction in the merger consideration payable to HCP Members and holders of HCP Options as a result of any post-closing adjustment to the merger consideration. The Escrowed Merger Consideration will consist of cash and DaVita Common Stock in the ratio of the number of HCP Common Units being converted to cash plus the number of HCP Options over the number of HCP Common Units being converted to DaVita Common Stock (the “Escrow Proportion”).

If any payment is required to be made to DaVita from the Escrowed Merger Consideration, such payment will be comprised of a mixture of cash and shares of DaVita Common Stock in the Escrow Proportion, with each share of DaVita Common Stock valued at the one day DaVita volume-weighted average stock price on the last trading day prior to such distribution date. Portions of the Escrowed Merger Consideration not subject to claims for indemnification by any DaVita Indemnified Party will be released, if available, to the HCP Members and holders of HCP Options periodically, with the first such release occurring on the second anniversary of the closing of the Merger and the last occurring in October 2017. On each release date, (i) the DaVita Common Stock being released, along with the aggregate amount of dividends or other distributions made on such stock or earnings on such dividends or other distributions, will be released to HCP Members who received DaVita Common Stock as merger consideration pro rata based on the number of shares of DaVita Common Stock contributed to escrow and (ii) the remaining cash being released, including all earnings on such cash, will be released to HCP Members and holders of HCP Options who received cash merger consideration pro rata based on the amount of cash contributed to escrow. You should be aware that as a result of fluctuations in the market value of DaVita Common Stock, the value of such shares on the closing date may be greater than, or less than, their value on the date that such shares are released from escrow, if they are released at all. For further information regarding the escrow distribution schedule, see “The Merger Agreement—Escrowed Merger Consideration” beginning on page 120.

Member Representative Escrow. A portion of the closing merger consideration equal to $5,000,000, or approximately $0.05 per fully diluted HCP Common Unit, consisting entirely of cash, will be withheld from the closing merger consideration otherwise deliverable to the HCP Members and holders of HCP Options on the closing date to fund, if necessary, (i) the HCP Members’ share of the neutral accountant’s fees and expenses; fees, costs, and expenses (other than taxes on any earnings) attributable to the establishment and maintenance of the Nevada escrow account; the HCP Members’ share of the purchase price allocation accounting firm’s fees and expenses; and any and all costs and expenses of the Member Representative, (ii) the expenses incurred by the Member Representative acting in such capacity, and (iii) any other expense described in the Merger Agreement as being paid from the Member Representative escrow account. See “The Merger Agreement—Member Representative Escrow” beginning on page 124.

Nevada Escrow. A portion of the closing merger consideration equal to $10,000,000, or approximately $0.10 per fully diluted HCP Common Unit, consisting entirely of cash, will be withheld from the closing merger consideration otherwise deliverable to the HCP Members and holders of HCP Options on the closing date to fund, if applicable, certain transaction settlement payments that may become due and payable pursuant to (i) that certain Settlement Agreement, dated as of May 20, 2012, by and between JSA Healthcare Nevada, L.L.C. and Sherif W. Abdou, M.D. and (ii) that certain Settlement Agreement, dated as of May 20, 2012, by and between JSA Healthcare Nevada, L.L.C. and Amir Bacchus, M.D. (collectively, the “Nevada Settlement Agreements”). See “The Merger Agreement—Nevada Escrow” beginning on page 125.

No Solicitation of or Discussions Relating to Competing Transaction (see page 130)

The Merger Agreement contains provisions prohibiting HCP from seeking or discussing an alternative proposal to the transactions. Under these “no solicitation” provisions, HCP has agreed that it will not, and will cause each Business Entity and Related Consolidated Entity and its and their respective directors, officers, employees, agents, advisors, or other representatives not to, directly or indirectly, (a) initiate, solicit, or encourage any proposal or any inquiry that may reasonably be expected to lead to any proposal concerning a competing transaction, which includes the sale of any Business Entity or Related Consolidated Entity or any business thereof or a sale of any material assets of any Business Entity or Related Consolidated Entity, or (b) hold any discussions or enter into any contracts or other arrangements with, or provide any information or respond to, any third party concerning a proposed competing transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate, or encourage any effort or attempt by any third party to do or seek any of the foregoing.

HCP has also agreed in the Merger Agreement that if it or any of its affiliates is approached in any manner by a third party concerning a competing transaction, it will promptly, and in any event within 24 hours after contact, inform such third party of the restrictions relating to competing transactions set forth in the Merger Agreement and inform DaVita regarding such contact.

Conditions to Completion of the Merger (see page 138)

The obligations of HCP, DaVita, and Merger Sub to consummate the Merger are subject to the fulfillment or written waiver, at or prior to the closing, of each of the following conditions:

•

any waiting period and any extensions applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) must have expired or have been terminated (effective July 3, 2012, early termination has been granted);

•

no governmental authority will have enacted, issued, promulgated, enforced, or entered any law (whether temporary, preliminary, or permanent) that has the effect of prohibiting or making illegal the transactions;

•

the registration statement (as amended or supplemented) of which this prospectus forms a part must have been declared effective and must be effective under the Securities Act of 1933, as amended (the “Securities Act”), at the effective time, no stop order suspending effectiveness must have been issued, and there must be no action, suit, proceeding, or investigation seeking a stop order or to suspend the effectiveness of the registration statement pending before or threatened by the SEC; and

•

the principal terms of the Merger and the Merger Agreement must have been approved, authorized, and adopted by the affirmative vote of the HCP Members holding a majority of the issued and outstanding HCP Common Units.

In addition to the conditions for all parties to the Merger Agreement, the obligations of DaVita and Merger Sub to consummate the Merger are subject to the fulfillment or written waiver, at or prior to the closing, of each of the following conditions:

•

the representations and warranties of HCP contained in Merger Agreement, after disregarding all qualifications relating to materiality or Material Adverse Effect (as defined in “The Merger Agreement” below), must be true and correct at and as of the date of the Merger Agreement and at and as of the closing, as though made at and as of the closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	HCP must have complied, in all material respects, with all covenants and agreements required to be complied with by it under the Merger Agreement on or before the closing;

•	the receipt of an officer’s certificate, dated as of the closing date, executed by a duly authorized officer of HCP, certifying that the two preceding conditions have been satisfied;

•

each of the Substantial Members must have complied, in all material respects, with the covenants and agreements required to be complied with by them under their respective agreements with DaVita and HCP on or before the closing;

•

HCP Medical Group must have complied, in all material respects, with the covenants and agreements required to be complied with by it on or before the closing under the voting agreement that HCP Medical Group entered into with DaVita and HCP;

•	there shall not be threatened, instituted or pending any order, action or proceeding, before any court or other governmental authority with jurisdiction over material operations of HCP’s business:

•	challenging or seeking to make illegal, or to delay, in any material respect, the consummation of the transactions or seeking to obtain material damages in connection with the transactions,

•

imposing or seeking to impose material limitations on the ability of DaVita or any of its affiliates to acquire or hold or to exercise full rights of ownership of any securities of HCP and its subsidiaries (the “Business Entities”),

•

seeking to prohibit direct or indirect ownership or operation by DaVita or any of its affiliates of all or any material portion of the business or assets of the Business Entities, or to compel DaVita or any of its affiliates or the entities through which HCP conducts its business (other than the Business Entities) and that are consolidated with the Business Entities in the audited financial statements and The Magan Medical Group and California Medical Group Insurance Company, Risk Retention Group (collectively, the “Related Entities”) to dispose of or to hold separately all or a material portion of the business or assets of DaVita and its affiliates or of the Business Entities, as a result of the transactions,

•

materially restricting or materially prohibiting the operations of the Related Entities’ respective businesses after the closing in any geographic or product market or in any Program (as defined in “The Merger Agreement—Conditions to Completion of the Merger”, or

•	seeking to invalidate or render unenforceable any material provision of the Merger Agreement or any of the other transaction documents;

•	the receipt by DaVita of documentation evidencing certain consents and authorizations;

•

each of HCP, the Member Representative, and an escrow agent must have executed and delivered to DaVita and Merger Sub the transaction documents to which it is a party and such other certificates, documents, and instruments as DaVita may reasonably request related to the transactions;

•

the agreements and other documents related to HCPAMG, HealthCare Partners Medical Group, Inc., a California professional corporation (“HCPMGI”), and Seismic Medical Group, Inc., a California professional corporation (“SMG”), must be in full force and effect, valid and binding on the applicable Business Entities and any Related Entities that are parties thereto, and must not have been amended or otherwise modified since the date of the Merger Agreement; and

•

the receipt from HCP of one or more affidavits, as appropriate, allowable, and necessary under applicable law and under penalties of perjury, providing DaVita with written documentation that (i) no interest in any Business Entity either was or is a “United States real property holding corporation” either prior to or as of the closing date (in form and substance required under Treasury Regulation Section 1.897-2(h) or under Treasury Regulations issued pursuant to Section 1445 of the Code) or that (ii) no HCP Member is a “foreign person” (in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code).

In addition to the conditions for all parties to the Merger Agreement, the obligations of HCP to consummate the Merger are subject to the fulfillment or written waiver, at or prior to the closing, of each of the following conditions:

•

the representations and warranties of DaVita and Merger Sub contained in Merger Agreement, after disregarding all qualifications relating to materiality or DaVita Material Adverse Effect (as defined in “The Merger Agreement” below), must be true and correct at and as of the date of the Merger Agreement and at and as of the closing, as though made at and as of the closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a DaVita Material Adverse Effect;

•	DaVita and Merger Sub must have complied, in all material respects, with all covenants and agreements required to be complied with by them under the Merger Agreement on or before the closing;

•	the receipt of an officer’s certificate, dated as of the closing date, executed by a duly authorized officer of DaVita, certifying that the two preceding conditions have been satisfied;

•	there shall not be threatened, instituted, or pending any order, action, or proceeding, before any court or other governmental authority with jurisdiction over material operations of HCP’s business:

•	challenging or seeking to make illegal, or to delay, in any material respect, the consummation of the transactions or seeking to obtain material damages in connection with the transactions,

•

imposing or seeking to impose material limitations on the ability of DaVita or any of its affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Business Entities,

•

seeking to prohibit direct or indirect ownership or operation by DaVita or any of its affiliates of all or any material portion of the business or assets of the Business Entities, or to compel DaVita or any of its affiliates or the Related Entities to dispose of or to hold separately all or a material portion of the business or assets of DaVita and its affiliates or of the Business Entities, as a result of the transactions,

•	materially restricting or materially prohibiting the operations of the Related Entities’ respective businesses after the closing in any geographic or product market or in any Program, or

•	seeking to invalidate or render unenforceable any material provision of the Merger Agreement or any of the other transaction documents; and

•

each of DaVita, the Member Representative, and an escrow agent must have executed and delivered to DaVita and Merger Sub the transaction documents to which it is a party and such other certificates, documents, and instruments as HCP may reasonably request related to the transactions.

For further discussion on the conditions to the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 138.

Remedies; Specific Performance (see page 149)

Following the closing, other than certain specific performance obligations (subject to certain limits on indemnification):

•

the indemnification provisions set forth in the Merger Agreement will be the sole and exclusive remedies of the parties for any breach of the representations and warranties contained in the Merger Agreement and for any failure to perform or comply with any covenant or agreement in the Merger Agreement or of the EQ Representations (as defined in “The Merger Agreement—Indemnification”); and

•	any and all claims arising out of or in connection with the transactions must be brought under and in accordance with the terms of the Merger Agreement.

In addition, in the event of a breach or a threatened breach by a party, any non-breaching party will be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction. For the avoidance of doubt, HCP and the Member Representative will not have the right to obtain a temporary restraining order, an injunction, specific performance, or any other equitable relief that may be available from a court of competent jurisdiction to cause the consummation of the closing if:

•	DaVita has complied with its financing covenants,

•	despite such compliance, the proceeds of the financing are not available to DaVita or Merger Sub, and

•

upon termination of the Merger Agreement, the termination fee is due and payable by DaVita to HCP in accordance with the Merger Agreement. See “The Merger Agreement—Remedies; Specific Performance” beginning on page 149.

Termination of the Merger Agreement (see page 151)

Termination by HCP or DaVita

DaVita and HCP may terminate the Merger Agreement by mutual written consent. Either DaVita or HCP may terminate the Merger Agreement at any time prior to the closing:

•

if the closing has not occurred by November 30, 2012 (the “Termination Date”); provided, however, that the right to terminate the Merger Agreement after the Termination Date will not be available to any party whose breach or failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•	in the event that any governmental order enjoining or otherwise prohibiting the transactions becomes final and nonappealable;

•

upon written notice to the other party, if the approval of the principal terms of the Merger and the Merger Agreement by HCP Members holding a majority of the issued and outstanding HCP Common Units has not been obtained;

•

in the event that one or more of the conditions to closing cannot be satisfied as of the closing date; provided, however, that the right to terminate the Merger Agreement for this reason will not be available to any party in breach of the Merger Agreement or whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, such condition not to be satisfied as of the closing date; or

•

in the event that neither DaVita nor Merger Sub has received the financing at any time following the satisfaction or waiver of all the conditions to DaVita and Merger Sub’s obligations to consummate the transactions (other than those conditions that, by their nature, cannot be satisfied until the closing date, but which conditions could be satisfied if the closing date were the date of such termination); provided that the right to terminate the Merger Agreement for this reason will not be available to any party in breach of the Merger Agreement or whose failure to fulfill any obligation under the financing covenants of the Merger Agreement was the cause of, or resulted in, such failure of DaVita or Merger Sub to receive financing.

Termination by DaVita

DaVita may terminate the Merger Agreement if:

•

a breach of any representation, warranty, covenants or agreement on the part of HCP set forth in the Merger Agreement (including an obligation to consummate the transactions) has occurred that would, if occurring or continuing on the closing date, cause any of the conditions to DaVita and Merger Sub’s obligations to consummate the transactions not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by DaVita to HCP of such breach; provided that DaVita is not then in breach of the Merger Agreement so as to cause any of the conditions to HCP’s obligations to consummate the transactions not to be satisfied; or

•

upon written notice to HCP within five business days after obtaining the approval of the principal terms of the Merger and the Merger Agreement by HCP Members holding a majority of the issued and outstanding HCP Common Units, if at the time of termination holders of more than 5% of the outstanding HCP Common Units have validly exercised their dissenters’ rights (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the transactions.

Termination by HCP

HCP may terminate the Merger Agreement if:

•

a breach of any representation, warranty, covenant, or agreement on the part of DaVita or Merger Sub set forth in the Merger Agreement (including an obligation to consummate the transactions) has occurred that would, if occurring or continuing on the closing date, cause any of the conditions to HCP’s obligation to consummate the transactions not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by HCP to DaVita of such breach; provided that HCP is not then in breach of the Merger Agreement so as to cause any of the conditions to DaVita and Merger Sub’s obligations to consummate the transactions not to be satisfied.

Termination Fee (see page 152)

The Merger Agreement provides that DaVita is required to pay HCP a $125 million termination fee in the event that the Merger Agreement is terminated under certain circumstances. For a description of such circumstances, see “The Merger Agreement—Termination Fee” beginning on page 152.

Fees and Expenses (see page 153)

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this prospectus.

Government Regulations (see page 173)

DaVita’s dialysis operations are subject to extensive federal, state and local, and foreign governmental regulations that require DaVita to meet various standards relating to, among other things, government payment programs, dialysis facilities and equipment, management of centers, personnel qualifications, maintenance of proper records, and quality assurance programs and patient care. Such regulations include licensure and certifications from the Centers for Medicare and Medicaid Services (“CMS”), the federal “anti-kickback” statute contained in the Social Security Act, the Ethics in Patient Referral Act, commonly known as the Stark Law, state laws governing fraud and abuse, The False Claims Act, and The Health Insurance Portability and Accountability Act of 1996. For a more detailed discussion of the governmental regulations that DaVita is subject to, see “Information about HCP—Government Regulations” beginning on page 173.

In addition to those regulations described in relation to DaVita, HCP’s business is subject to certain additional laws and regulations, including state laws with respect to the corporate practice of medicine and fee-splitting, the California Knox-Keene Health Care Service Plan Act of 1975 and other state laws regarding risk arrangements, Medicare and Medicaid regulations and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Health Reform Acts”), as well as numerous federal, state and local licensing laws, and regulations, relating to, among other things, professional credentialing and professional ethics. For a more detailed discussion of the governmental regulations to which HCP is subject, see “Information about HCP—Government Regulations” beginning on page 173.

Risk Factors (see page 38)

In evaluating the Merger, the Merger Agreement or the issuance of shares of DaVita Common Stock pursuant to the Merger Agreement, you should carefully read this prospectus and especially consider the factors discussed or referred to in the section entitled “Risk Factors” beginning on page 38. Such factors include, among other things:

•	the risk that average rates that commercial payors pay DaVita could decline significantly, which would have a material adverse effect on revenues, earnings and cash flows;

•	the fact that, if the number of patients with higher-paying commercial insurance declines, then DaVita’s revenues, earnings and cash flows would be substantially reduced;

•	the risk that health care reform or changes in state Medicaid or other non-Medicare government-based programs or payment rates could substantially reduce DaVita’s revenues, earnings and cash flows;

•	the fact that HCP will no longer be an independent company and that it will not have autonomy in its decision-making;

•

the risk that the Merger could compromise or diminish HCP’s distinctive physician-owned, physician-led culture and business model, including the potential impact on current employees, affiliated physicians and physician group and IPA consolidation opportunities;

•

the fact that the number of shares of DaVita Common Stock offered as consideration is fixed and therefore the total merger consideration at the time of closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•

the risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if it is approved by the HCP Members;

•

HCP’s inability to seek specific performance to require DaVita to complete the Merger if (i) DaVita has complied with its financing covenants, (ii) despite such compliance, the proceeds of the financing are not available to DaVita or the Merger Sub, and (iii) upon termination of the Merger Agreement, the termination fee is due and payable by DaVita to HCP in accordance with the Merger Agreement, and the fact that HCP’s sole remedy in connection with DaVita’s failure to close under this circumstance would be limited to a termination fee of $125 million;

•

the risks and costs to HCP if the Merger does not close, including the diversion of management and employee attention and the potential effect on HCP’s business and its relationships with payors and physicians;

•

the restrictions on the conduct of HCP’s business prior to the completion of the Merger, which may delay or prevent HCP from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to its operations pending completion of the Merger;

•	the risk that the cost of providing services under HCP’s agreements will exceed its compensation;

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which HCP conducts its business;

•	the risk that reductions in reimbursement rates and future regulations may negatively impact HCP’s business, revenue and profitability;

•	the risk that HCP may not be able to successfully establish a presence in new geographic regions;

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of HCP could have an adverse effect on HCP’s business;

•	the fact that HCP faces certain competitive threats that could reduce its profitability; and

•	the risk that a disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability.

DaVita’s Dividend Policy (see page 36)

DaVita has never paid a cash dividend on DaVita Common Stock and has no present intention to commence the payment of cash dividends. It is possible that the DaVita board of directors (the “DaVita Board”) could determine in the future, based on DaVita’s financial and other relevant circumstances at that time, to pay cash dividends. DaVita’s senior secured credit agreement contains covenants that, among other things, limit DaVita’s ability to pay dividends on its capital stock.

Comparison of Rights of DaVita Stockholders and HCP Members (see page 221)

HCP is a limited liability company organized under the laws of the State of California and, accordingly, the rights of HCP Members are governed by the California Limited Liability Company Act. DaVita is a corporation organized under the laws of the State of Delaware and, accordingly, the rights of the stockholders of DaVita are governed by the Delaware General Corporation Law (the “DGCL”). Therefore, upon completion of the Merger, the rights of the former HCP Members will be governed by the DGCL, the certificate of incorporation of DaVita, as amended, and the bylaws of DaVita, as amended. Certain differences between the current rights of the DaVita stockholders and the current rights of the HCP Members are described in detail under “Comparison of Rights of DaVita Stockholders and HCP Members” beginning on page 221.

Material United States Federal Income Tax Consequences (see page 232)

The Merger will be a taxable transaction to the HCP Members for U.S. federal income tax purposes. In general, an HCP Member who exchanges its HCP Common Units for cash and/or DaVita Common Stock pursuant to the Merger will recognize a gain or loss in an amount equal to the difference between (i) such HCP Member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any DaVita Common Stock received, and (C) such HCP Member’s share, for U.S. federal income tax purposes, of

HCP’s liabilities immediately prior to the Merger and (ii) such HCP Member’s adjusted tax basis in the HCP Common Units exchanged therefor. An HCP member’s amount realized will include any earn-out payments received and any cash and DaVita Common Stock that is placed in escrow and actually or constructively received. If an HCP Member receives DaVita Common Stock and recognizes gain in the Merger, such HCP Member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability. For a more detailed description of the tax consequences of the exchange of HCP Common Units in the Merger, including the application of the installment method to any gain recognized by an HCP member, please see “Material United States Federal Income Tax Consequences” beginning on page 232.

Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. HCP Members should consult their tax advisors for a full understanding of the Merger’s tax consequences.

Summary Historical Financial and Operating Data for DaVita and HCP

DaVita

The following summary historical financial information was derived from DaVita’s audited historical financial statements for the years ended December 31, 2009, 2010, and 2011 and unaudited financial information for the six months ended June 30, 2011 and 2012 and the trailing twelve months ended June 30, 2012, incorporated by reference in this prospectus. Effective January 1, 2012, DaVita adopted FASB’s ASU No 2011-07 Health Care Entities—Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts. Upon adoption of this standard, DaVita was required to change the presentation of its provision for uncollectible accounts related to patient service revenue as a deduction from patient service operating revenues. These consolidated financial results have been revised for all prior periods presented to reflect the retrospective application of adopting these new presentation and disclosure requirements for the provision for uncollectible accounts. You should read the information set forth below in conjunction with DaVita’s historical consolidated financial statements and related notes, incorporated herein by reference, and “Selected Historical Financial and Other Data—DaVita” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included in this prospectus beginning on pages 178 and 211, respectively.

	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
	2009	2010	2011	2011	2012	2012
	(audited)			(unaudited)
	(dollars in millions)
Statement of operations data:
Net dialysis patient service revenues, less provision for uncollectible accounts	$5,601	$5,877	$6,273	$2,992	$3,465	$6,745
Other revenue	343	395	519	232	332	620

Net operating revenues	5,944	6,272	6,792	3,224	3,797	7,365

Operating expenses and charges:
Patient care costs	4,242	4,467	4,681	2,277	2,575	4,979
General and administrative	531	579	691	315	422	798
Depreciation and amortization	228	234	267	126	154	294
Provision for uncollectible accounts	5	4	7	3	4	8
Goodwill impairment charge(1)	—	—	24	24	—	—
Legal proceeding contingency accrual and related expenses(2)	—	—	—	—	78	78
Equity investment income	(2)	(9)	(9)	(4)	(5)	(10)

Total operating expenses and charges	5,004	5,275	5,661	2,742	3,228	6,147

Operating income	940	997	1,131	482	569	1,218
Debt expense	(186)	(182)	(241)	(118)	(122)	(245)
Refinancing and debt redemption charges(3)	—	(74)	—	—	—	—
Other income	4	3	3	1	2	3

Income from continuing operations before income taxes	758	744	893	365	449	976
Income tax expense	278	260	316	130	164	349

Income from continuing operations	480	484	577	235	285	627
Discontinued operations(4)	—	—	(4)	1	—	(4)

Net income	480	484	573	236	285	623
Less: Net income attributable to noncontrolling interests	(57)	(78)	(95)	(41)	(49)	(104)

Net income attributable to DaVita Inc.	$423	$406	$478	$195	$236	$519

	Year ended December 31,			Six Months ended June 30,		Twelve months ended June 30,
	2009	2010	2011	2011	2012	2012
	(dollars in millions, except per share data)
Earnings per share:(5)
Basic income from continuing operations per share attributable to DaVita Inc.	$4.07	$3.99	$5.09	$2.03	$2.51	5.58

Basic net income attributable to DaVita Inc.	$4.08	$4.00	$5.05	$2.03	$2.51	5.54

Diluted income from continuing operations per share attributable to DaVita Inc.	$4.05	$3.93	$4.99	$1.98	$2.46	5.48

Diluted net income attributable to DaVita Inc.	$4.06	$3.94	$4.96	$1.99	$2.46	5.44

Weighted average shares for earnings per share:(5)
Basic	103,604,000	101,504,000	94,658,000	95,872,000	93,970,000	93,717,000

Diluted	104,168,000	103,059,000	96,532,000	98,014,000	95,866,000	95,468,000

Amounts attributable to DaVita Inc.
Income from continuing operations	$423	$406	$482	$194	$236	523
Discontinued operations	—	—	(4)	1	—	(4)

Net income	$423	$406	$478	$195	$236	519

Balance sheet data (at end of period):
Cash and cash equivalents	$539	$860	$394	$730	$273
Working capital	1,256	1,699	1,128	1,478	943
Total assets	7,558	8,114	8,892	8,193	9,255
Total debt	3,632	4,309	4,505	4,286	4,498
Total shareholders’ equity(5)	2,135	1,978	2,141	1,881	2,379
Other financial data:
Adjusted EBITDA(6)	$1,225	$1,288	$1,534	$660	$740	1,585
Net debt(7)	3,142	3,503	4,171	3,610	4,281
Ratio of net debt to Adjusted EBITDA (leverage ratio)(6)(8)	2.56x	2.72x	2.72x	2.69x	2.70x	2.70x
Ratio of Adjusted EBITDA to interest expense (interest coverage ratio) (6)(8)	6.59x	6.33x	6.78x	6.21x	6.92x
Net cash provided by operating activities	667	840	1,180	534	534	1,180
Ratio of earnings to fixed charges(9)	3.58x	3.44x	3.31x	2.93x	3.20x

Operating data:
Maintenance capital expenditures(10)	114	159	224	88	122	259
Centers	1,530	1,612	1,820	1,669	1,903	1,903
Patients	118,000	125,000	143,000	131,000	150,000	150,000
U.S. Dialysis treatments	16,985,000	17,964,000	19,599,000	9,364,000	10,766,000	21,001,000

(1)	Operating expenses and charges in 2011 include $24 million of a non-cash goodwill impairment charge related to our infusion therapy business.
(2)	Represents a legal proceeding contingency accrual and related expenses that resulted from an agreement we reached in principle to settle the Woodard private civil suit regarding allegations relating to DaVita’s Epogen practices for the period from 1992 through 2010.
(3)

In 2010, we incurred $74 million of refinancing and debt redemption charges in conjunction with the extinguishment of our prior senior secured credit facilities and the redemption of $200 million of our previously outstanding 6 5/8% senior notes.

(4)	During 2011, we divested a total of 28 outpatient dialysis centers in conjunction with a consent order issued by the Federal Trade Commission on September 30, 2011 in order for us to complete the acquisition of DSI Renal, Inc. (“DSI”). In addition, we also completed the sale of two additional centers that were previously pending state regulatory approval in conjunction with the acquisition of DSI on October 31, 2011. The operating results of the historical DaVita divested centers are reflected as discontinued operations in our consolidated financial statements for all periods presented. In addition, the operating results for the DSI divested centers are reflected as discontinued operation in our consolidated financial statements beginning September 1, 2011.

(5)	Share repurchases consisted of 3,794,686 shares of DaVita Common Stock for $323 million in 2011, 8,918,760 shares of DaVita Common Stock for $618 million in 2010, 2,902,619 shares of DaVita Common Stock for $153 million in 2009, and 3,710,086 shares of DaVita Common Stock for $316 million in the first six months of 2011. Shares issued in connection with stock awards amounted to 1,260,259 in 2011, 1,771,384 in 2010 and 2,104,304 in 2009.
(6)	We present Adjusted EBITDA because it is one of the components used in the calculations of the leverage ratio that is included in the covenants contained in our existing senior secured credit agreement, and we expect similar covenants to be included in our amended senior secured credit agreement; however, the terms of the amended senior secured credit agreement have not yet been finalized. Adjusted EBITDA is defined as net income attributable to DaVita Inc. before income taxes, debt expense, depreciation and amortization, noncontrolling interests, and equity investment income, net, and we further adjust for non-cash charges, stock-based compensation, pro forma amounts for acquisitions and assets sales as if they had been consummated on the first day of each period, and non-cash gains and credits. Management uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance including compliance with the financial covenants contained in our indentures and our senior secured credit agreement. Adjusted EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Adjusted EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations or cash flows. For a reconciliation of Adjusted EBITDA to net income attributable to DaVita, see “Selected Historical Financial and Other Data—DaVita” beginning on page 178.
(7)	Net debt is defined as total debt, plus outstanding letters of credit, excluding debt discounts, or premiums and less cash and cash equivalents.
(8)	For the six months ended June 30, 2012 and 2011, the leverage ratio, and interest coverage ratio are calculated using the trailing twelve months of Adjusted EBITDA. See “Selected Historical Financial and Other Data—DaVita” beginning on page 178.
(9)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings for this purpose is defined as pretax income from continuing operations adjusted by adding back fixed charges expensed during the period. Fixed charges include debt expense (interest expense and the write-off and amortization of deferred financing costs), the estimated interest component of rental expense on operating leases, and capitalized interest.
(10)	Maintenance capital expenditures represent routine capital expenditures to maintain the current operations of the business and include such expenditures for system development, information technology equipment, and dialysis machines.

HCP Summary Historical Financial and Operating Data

The following summary historical financial information was derived from HCP’s audited historical financial statements for the years ended December 31, 2009, 2010, and 2011, unaudited financial information for the six months ended June 30, 2011 and 2012, and the unaudited financial information for the twelve months ended June 30, 2012. You should read the information set forth below in conjunction with HCP’s historical financial statements and related notes thereto included in this prospectus and the discussion under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in this prospectus beginning on page 184. The combined statement of operations and balance sheet data presented below are derived from the consolidated financial statements of HCP.

	Year ended December 31,			Six months ended June 30,		Twelve Months ended June 30,
	2009	2010	2011	2011	2012	2012
	(audited)			(unaudited)
	(dollars in millions, except operating data)
Statement of operations data:
Medical revenues	$1,731	$2,049	$2,375	$1,158	$1,294	$2,511
Other operating revenues	46	40	47	22	28	53

Total operating revenues	1,777	2,089	2,422	1,180	1,322	2,564

Operating expenses and charges:
Medical expenses	930	1,034	1,165	569	620	1,216
Hospital expenses	212	222	248	121	155	282
Clinic support and other operating costs	226	263	308	148	165	325
General and administrative expenses	136	178	207	101	110	216
Depreciation and amortization	26	29	31	16	16	31

Total operating expenses	1,530	1,726	1,959	955	1,066	2,070

Equity earnings of unconsolidated joint ventures	12	15	25	9	12	28

Operating income	259	378	488	234	268	522
Interest income	6	6	7	3	4	8
Interest expense	(6)	(5)	(16)	(9)	(6)	(13)
Gain on sale of investments	2	—	1	1	—	—

Total other income (expense)	2	1	(8)	(5)	(2)	(5)

Income before income taxes	261	379	480	229	266	517
Provision for income taxes	41	49	71	37	33	67

Net income	$220	$330	$409	$192	$233	$450

Balance sheet data (end of period):
Cash and cash equivalents	358	361	395	183	355
Working capital.	179	360	304	192	341
Total assets.	911	1,286	1,366	1,188	1,415
Total debt	220	218	556	571	542
Members’ equity.	340	566	188	29	248
Other financial data:
Total care dollars under management(1)	2,388	2,792	3,212	1,582	1,752	3,382
Adjusted EBITDA(2)	293	414	527	255	288	561
Capital expenditures	12	21	23	11	10	22
Net cash provided by operating activities	286	343	509	181	184	512
Operating data:
Managed care members	589,900	658,000	667,700	659,200	669,400
Medical clinic locations	99	129	152	138	157
Full time physicians	570	715	794	734	818
IPA Primary care physicians	1,268	1,291	1,458	1,414	1,454
Ratio of operating income to total care dollars under management	10.8%	13.5%	15.2%	14.8%	15.3%	15.4%

(1)	In California, as a result of its managed care administrative services agreement with hospitals, HCP does not assume the direct financial risk for institutional (hospital) services, but is responsible for managing the care dollars associated with both the professional (physician) and institutional services being provided for the per-member per-month, or PMPM, fee attributable to both professional and institutional services. In those cases, HCP recognizes the surplus of institutional revenue less institutional expense as HCP revenue. In addition to revenues recognized for financial reporting purposes, HCP measures its total care dollars under management, which includes the PMPM fee payable to third parties for institutional (hospital) services where HCP manages the care provided to its members by the hospitals and other institutions, which are not included in GAAP revenues. HCP uses total care dollars under management as a supplement to GAAP revenues as it allows HCP to measure profit margins on a comparable basis across both the global capitation model (where HCP assumes the full financial risk for all services, including institutional services) and the risk sharing models (where HCP operates under managed care administrative services agreements where HCP does not assume the full risk). HCP believes that presenting amounts in this manner is useful because it presents its operations on a unified basis without the complication caused by models that HCP has adopted in its California market as a result of various regulations related to the assumption of institutional risk. Total care dollars under management is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for revenues calculated in accordance with GAAP. Total care dollars under management includes PMPM payments to third parties that are not recorded in HCP’s accounting records and have not been reviewed and are not otherwise subject to procedures by HCP’s independent auditors. For a reconciliation of total care dollars under management to HCP’s medical revenues, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Total Care Dollars Under Management.”
(2)	HCP uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance, including compliance with the financial covenants contained in its senior secured credit agreement. Adjusted EBITDA is defined as net income attributable to HCP before income taxes, net debt expense, depreciation and amortization, stock-based compensation, and any impairment charges. Adjusted EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, the calculation of Adjusted EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and HCP does not mean for it to be predictive of future results of operations or cash flows. For a reconciliation of Adjusted EBITDA to net income for HCP, see “Selected Historical Financial and Other Data—HCP” beginning on page 182.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

The following summary unaudited pro forma condensed consolidated statements of income and balance sheet data were derived from DaVita’s unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. The pro forma other financial data and operating data were derived from historical operating data of each of DaVita and HCP. The unaudited pro forma condensed consolidated statements of income and balance sheet data are based on the audited financial statements for the year ended December 31, 2011 of each of DaVita and HCP and unaudited financial information for the six months ended June 30, 2012 of DaVita and HCP included elsewhere and/or incorporated by reference in this prospectus, and the unaudited financial information for trailing twelve months ended June 30, 2012. The unaudited pro forma condensed consolidated financial information gives effect to the Merger and related borrowings as if each had occurred on January 1, 2011, in the case of income statement data and other financial data derived therefrom, and gives effect to the Merger and related borrowings on June 30, 2012, in the case of balance sheet data and other financial data derived therefrom. The unaudited financial data has been prepared on a basis consistent with DaVita’s and HCP’s historical annual audited financial statements. In the opinion of management, such unaudited financial data reflects all necessary adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

The summary unaudited pro forma condensed consolidated financial information has been derived from estimates and financial data that may change materially between the date of this prospectus supplement and the consummation of the Merger. The summary unaudited pro forma financial information below does not purport to represent what DaVita’s results of operations or financial data would actually have been had the Merger and related borrowings in fact occurred on the dates specified, nor does it purport to project our results of operations or financial position for any future period or at any future date. Because the information below is a summary, you should read the following information in conjunction with the other information contained under the captions “DaVita Inc. and HealthCare Partners Holdings, LLC Unaudited Pro Forma Condensed Consolidated Financial Statements,” DaVita’s and HCP’s historical financial statements and the accompanying notes thereto, and other financial and statistical data included elsewhere or incorporated by reference in this prospectus. For information regarding the pro forma adjustments in the following summary unaudited pro forma condensed consolidated financial information, see “Selected Historical Financial and Other Data” and “DaVita Inc. and HealthCare Partners Holdings, LLC Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 178 and page 211, respectively.

Unaudited Pro Forma Condensed Consolidated Statement of Income Year ended December 31, 2011

			Pro forma adjustment
	Historical DaVita	Historical HCP	Merger and related financing	Pro forma consolidated
	(dollars in millions, except per share data)
Net dialysis patient service revenues, less provision for uncollectable accounts of $190	$6,273	$—		$6,273
Integrated care revenue	—	2,375		2,375
Other revenues(1)	519	47		566

Net operating revenues	6,792	2,422		9,214

Operating expenses and charges:
Patient care costs	4,681	1,721		6,402
General and administrative	691	207	(2)	896
Depreciation and amortization	267	31	143	425
			(16)
Provision for uncollectible accounts	7	—		7
Equity investment income	(9)	(25)		(34)
Goodwill impairment charge	24	—		24

Total operating expenses and charges	5,661	1,934		7,720

Operating income	1,131	488		1,494
Debt expense	(241)	(16)	(181)	(446)
			(12)
			17
			(13)
Other income	3	8		11

Income from continuing operations before income taxes	893	480		1,059
Income tax expense	316	71	(1)	386

Income from continuing operations	577	409		673
Discontinued operations:
Income from operations of discontinued operations, net of tax	1	—		1
Loss on disposal of discontinued operations, net of tax	(5)	—		(5)

Net income	573	409		669
Less: Net income attributable to noncontrolling interests	(95)	—		(95)

Net income attributable to DaVita Inc.	$478	$409		$574

Earnings per share:
Basic income from continuing operations per share attributable to DaVita Inc.	$5.09			$5.56

Basic net income per share attributable to DaVita Inc.	$5.05			$5.52

Diluted income from continuing operations per share attributable to DaVita Inc.	$4.99			$5.46

Diluted net income per share attributable to DaVita Inc.	$4.96			$5.42

			Pro forma adjustment
	Historical DaVita	Historical HCP	Merger and related financing	Pro forma consolidated
	(dollars in millions, except per share data)
Weighted average shares for earnings per share:
Basic	94,658,027		9,380,312	104,038,339

Diluted	96,532,110		9,380,312	105,912,422

Amounts attributable to DaVita Inc.:
Income from continuing operations	$482			$578
Discontinued operations	(4)			(4)

Net income	$478			$574

Other financial data and ratios:
Adjusted EBITDA(2)	1,534	527	2	2,063
Net debt	4,171	167	3,728	8,066
Ratio of net debt to Adjusted EBITDA (leverage ratio)(2)(3)	2.72x			3.91x
Ratio of Adjusted EBITDA to interest expense (interest coverage ratio)(2)(4)	6.78x			4.97x
Ratio of earnings to fixed charges	3.31x			2.71x

(1)	Other revenues for DaVita include revenues from our ancillary services and strategic initiatives and fees for providing management and administrative services. Other revenues for HCP include revenues primarily from consulting services and fees from management and administrative services.
(2)	Adjusted EBITDA is one of the components used in the calculations of the leverage ratio that is included in the covenants contained in DaVita’s existing senior secured credit agreement, and DaVita expects similar covenants to be included in its amended senior secured credit agreement; however, the terms of the amended senior secured credit agreement have not yet been finalized. Management uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance including compliance with the financial covenants contained in its indentures and its senior secured credit agreement. Adjusted EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Adjusted EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For a reconciliation of Adjusted EBITDA to net income attributable to DaVita and to net income for HCP, see “Selected Historical Financial and Other Data” and “DaVita Inc. and HealthCare Partners Holdings, LLC Unaudited Pro Forma Condensed Consolidated Financial Statements” included in this prospectus beginning on page 178 and page 211, respectively.
(3)	Leverage ratio under the existing senior secured credit agreement is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by Adjusted EBITDA. The leverage ratio determines the interest rate payable by us for all loans other than the Term Loan B under the existing credit agreement by establishing the margin over the base interest rate (LIBOR) that is applicable.

	December 31, 2011
	Historical DaVita	Historical HealthCare Partners	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net debt per the existing senior secured credit agreement:
Total debt (excluding debt discount of $8 million and an additional $27 million for the pro forma adjustments)	$4,513	$556	$3,495	$8,564
Letters of credit issued	52	6	—	58

	4,565	562	3,495	8,622
Less cash and cash equivalents	(394)	(395)	233	(556)

	$4,171	$167	$3,728	$8,066

Adjusted EBITDA	$1,534	$527	$2	$2,063

Leverage ratio	2.72x			3.91x

(4)	The Consolidated Interest Coverage Ratio is the ratio of “Consolidated EBITDA” as defined in DaVita’s existing senior secured credit agreement, which we also refer to as Adjusted EBITDA, to “Consolidated Interest” (debt expense) and is calculated under DaVita’s existing senior secured credit agreement as follows:

	Year ended December 31, 2011
	Historical DaVita	Historical HCP	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net income	$478	$409	$(313)	$574
Debt expense(a)	241	16	189	446
Income taxes	316	71	(1)	386
Depreciation and amortization	267	31	127	425
Stock compensation expense	49	7	—	56
Goodwill impairment	24	—	—	24
Noncontrolling interests and equity income, net	95	—	—	95
Other items(b)	64	(7)	—	57

Adjusted EBITDA	$1,534	$527	$2	$2,063

Interest expense	$226	$9	$180	$415

Consolidated Interest Coverage Ratio as defined in the senior secured credit agreement	6.78x			4.97x

(a)	Debt expense includes interest expense, amortization of deferred financing costs and the amortization of debt discount.
(b)	Represents pro forma acquisition EBITDA, non-cash gains or losses, other valuation adjustments and interest income.

Unaudited pro forma condensed consolidated statement of income six months ended June 30, 2012

			Pro forma adjustment
	Historical DaVita	Historical HCP	Merger and related financing	Pro forma consolidated
	(dollars in millions, except per share data)
Dialysis patient service operating revenue, less provision for uncollectable accounts of $107	$3,465	$—		$3,465
Integrated care revenue	—	1,294		1,294
Other revenues(1)	332	28		360

Net operating revenues	3,797	1,322		5,119

Operating expenses and charges:
Patient care costs	2,575	940		3,515
General and administrative	422	110	(19)	513
Depreciation and amortization	154	16	72	234
			(8)
Provision for uncollectible accounts	4	—		4
Equity investment income	(5)	(12)		(17)
Legal proceeding contingency accrual and related expenses	78	—		78

Total operating expenses	3,228	1,054		4,327

Operating income	569	268		792
Debt expense	(122)	(6)	(89)	(218)
			(6)
			11
			(6)
Other income, net	2	4		6

Income before income taxes	449	266		580
Income tax expense	164	33	21	218

Net income	285	233		362
Less: Net income attributable to noncontrolling interests	(49)	—		(49)

Net income	$236	$233		$313

Earnings per share:
Basic	$2.51			$3.03

Diluted	$2.46			$2.97

Weighted average shares for earnings per share:
Basic	93,970,295		9,380,312	103,350,607

Diluted	95,865,605		9,380,312	105,245,917

Balance sheet data (at end of period):
Cash and cash equivalents	$273	$355	$(176)	$452
Working capital	943	341	(373)	911
Total assets	9,255	1,415	4,523	15,193
Total debt	4,498	542	3,484	8,524
Total shareholders’ equity attributable to DaVita Inc. and members equity	2,379	248	648	3,275
Other financial data and ratios:
Adjusted EBITDA(2)	740	288	19	1,047
Net debt	4,281	204	3,686	8,171
Ratio of net debt to Adjusted EBITDA (leverage ratio)(2)(4)	2.70x			3.77x
Ratio of Adjusted EBITDA to interest expense (interest coverage ratio)(3)(4)	6.92x			5.23x
Ratio of earnings to fixed charges	3.20x			2.86x

(1)	Other revenues for DaVita include revenues from our ancillary services and strategic initiatives and fees for providing management and administrative services and the other revenues for HCP include revenues primarily from consulting services and fees from management and administrative services.

(2)	We present Adjusted EBITDA because it is one of the components used in the calculations of the leverage ratio that is included in the covenants contained in our existing senior secured credit agreement, and we expect similar covenants to be included in our amended senior secured credit agreement; however, the terms of the amended senior secured credit agreement have not yet been finalized. Adjusted EBITDA is defined as net income attributable to DaVita before income taxes, debt expense, depreciation and amortization, noncontrolling interests, and equity investment income, net, and we further adjust for non-cash charges, stock-based compensation, pro forma amounts for acquisitions and assets sales as if they had been consummated on the first day of each period, and non-cash gains and credits. Management uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance including compliance with the financial covenants contained in our indentures and our senior secured credit agreement. Adjusted EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Adjusted EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations or cash flows. For a reconciliation of Adjusted EBITDA to net income attributable to DaVita, see “Selected Historical Financial and Other Data—DaVita” beginning on page 178.

(3)	The interest coverage ratio is the ratio of “Consolidated EBITDA” as defined in DaVita’s existing senior secured credit agreement, which also refer to as “Adjusted EBITDA,” to “Consolidated Interest Expense” (debt expense) and is calculated under DaVita’s existing senior secured credit agreement as follows:

	Rolling twelve months ended June 30, 2012
	Historical DaVita	Historical HCP	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net income	$519	$450	$(315)	$654
Debt expense(a)	245	13	185	443
Income taxes	349	67	23	439
Depreciation and amortization :	294	31	128	453
Stock compensation expense	50	8	(1)	57
Noncontrolling interest less equity income, net	104	—	—	104
Other items(b)	24	(8)	1	17

Adjusted EBITDA	$1,585	$561	$21	$2,167

Interest expense	$229	$5	$180	$414

Consolidated interest coverage ratio as defined in the secured credit agreement	6.92x			5.23x

(a)	Debt expense includes interest expense, amortization of deferred financing costs, the amortization of debt discount.
(b)	Represents pro forma acquisition EBITDA, non-cash gains or losses and other valuation adjustments and interest income.

(4)	Leverage ratio under DaVita’s existing senior secured credit agreement is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by Adjusted EBITDA. The leverage ratio determines the interest rate payable by DaVita for all loans other than the Term Loan B under the existing credit agreement by establishing the margin over the base interest rate (LIBOR) that is applicable.

	June 30, 2012
	Historical DaVita	Historical HCP	Pro forma adjustments	Pro forma consolidated
	(dollars in millions)
Net debt per the existing senior secured credit agreement:
Total debt (excluding debt discount of $7 million and an additional $27 million for the pro forma adjustments)	$4,505	$542	$3,510	8,557
Letters of credit issued	49	17	—	66

	$4,554	$559	$3,510	$8,623
Less cash and cash equivalents	(273)	(355)	176	(452)

	$4,281	$204	$3,686	8,171

Adjusted EBITDA	$1,585	$561	$21	2,167

Leverage ratio	2.70x			3.77x

UNAUDITED PRO FORMA COMBINED PER SHARE/UNIT INFORMATION

The following table sets forth for the periods presented certain historical per share data of DaVita Common Stock and per unit data of HCP Common Units on a historical basis and on unaudited pro forma and pro forma equivalent bases after giving effect to the Merger under the purchase method of accounting. The historical per share data of DaVita and per unit data of HCP has been derived from, and should be read in conjunction with, the historical financial statements of DaVita and HCP incorporated by reference or included in this prospectus. See “Additional Information—Where You Can Find More Information”, “Selected Historical Financial and Other Data—DaVita”, and “Selected Historical Financial and Other Data—HCP” beginning on page 236, 178 and 182 respectively. The unaudited pro forma per share data and per unit data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial information provided in the section titled “DaVita Inc. and HealthCare Partners Holdings, LLC Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 211.

The DaVita unaudited pro forma data shows how each share of DaVita Common Stock, including the 9,380,312 shares to be issued in the Merger, would have participated in net income and book value of DaVita if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of DaVita Common Stock.

	For the Six Months Ended June 30, 2012	For the Year Ended December 31, 2011
DAVITA HISTORICAL PER COMMON SHARE DATA
Net income per common share attributable to DaVita:
Basic	2.51	$5.05
Diluted	2.46	$4.96
Cash dividends paid per common share	—	—
Book value per common share	25.17	$22.86
HCP HISTORICAL PER UNIT DATA
Net income per unit:
Basic	$2.32	$4.08
Diluted	$2.20	$3.87
Cash dividends paid per unit	$1.77	$2.11
Book value per unit	$2.47	$1.88
DAVITA UNAUDITED PRO FORMA PER COMMON SHARE DATA
Net income per common share attributable to DaVita:
Basic	$3.03	$5.52
Diluted	$2.97	$5.42
Cash dividends paid per common share	—	—
Book value per common share	$31.53	$27.58

PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

DaVita Common Stock trades on the New York Stock Exchange under the symbol “DVA”. The table below sets forth, for the periods indicated, the range of high and low per share sales prices for DaVita Common Stock as reported on the New York Stock Exchange. For current price information, you should consult publicly available sources. DaVita has never paid a cash dividend on DaVita Common Stock and has no present intention to commence the payment of cash dividends. HCP is not a public company and, accordingly, there is no market price for the HCP Common Units.

	High	Low
For the quarterly period ended:
March 31, 2009	$53.32	$41.21
June 30, 2009	$49.79	$42.21
September 30, 2009	$57.03	$47.24
December 31, 2009	$61.97	$52.71
For the quarterly period ended:
March 31, 2010	$64.55	$58.51
June 30, 2010	$67.05	$58.95
September 30, 2010	$69.42	$56.58
December 31, 2010	$74.61	$66.68
For the quarterly period ended:
March 31, 2011	$85.89	$68.14
June 30, 2011	$89.58	$82.51
September 30, 2011	$89.76	$59.61
December 31, 2011	$78.14	$59.14
For the quarterly period ended:
March 31, 2012	$90.42	$76.60
June 30, 2012	$98.21	$77.81
September 30, 2012 (through September 25, 2012)	$103.97	$94.21

It is possible that the DaVita Board could determine in the future, based on DaVita’s financial and other relevant circumstances at that time, to pay cash dividends. The terms of DaVita’s credit facility contains covenants that, among other things, limit DaVita’s ability to pay dividends on its capital stock.

The following table presents the last reported sale price of a share of DaVita Common Stock, as reported on the New York Stock Exchange, and the equivalent value of an HCP Common Unit, in each case, on May 18, 2012, the last full trading day prior to the public announcement of the proposed merger, and on September 25, 2012, the last practicable day prior to the printing of this prospectus for which it was practicable to include this information.

Date	DaVita Common Stock	HCP Common Unit Equivalent Per Share Value(1)
May 18, 2012	$80.81	$42.56
September 25, 2012	$100.30	$44.29

(1)	Represents the per HCP Common Unit merger consideration, assuming no post-closing working capital adjustment and no earn-out payments, based upon the closing price of DaVita Common Stock on the applicable date.

The market value of the shares of DaVita Common Stock to be issued in exchange for HCP Common Units upon the completion of the Merger, if applicable, will not be known at the time HCP Members vote on the proposal to approve the principal terms of the Merger and the Merger Agreement. The Exchange Ratio will be adjusted for changes in the stock price of DaVita before the Merger is completed.

Because the market price of DaVita Common Stock will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to HCP Members in determining whether to approve the proposal to approve the principal terms of the Merger and the Merger Agreement. HCP Members are encouraged to obtain current market quotations for DaVita Common Stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in considering whether to approve the proposal before them. See “Additional Information—Where You Can Find More Information” beginning on page 236.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 74, HCP Members should carefully consider the following risks before deciding whether to vote for approval of the proposal to approve the principal terms of the Merger and the Merger Agreement.

Risks Related to the Merger

Because of fluctuations in the market price of DaVita Common Stock, HCP Members cannot be sure of the market value of the DaVita Common Stock that they will receive in the Merger.

At the time the Merger is completed, each issued and outstanding HCP Common Unit (other than HCP Common Units owned by DaVita or HCP and HCP Common Units in respect of which dissenters’ rights have been properly exercised and perfected) will be converted into the right to receive consideration in the form of DaVita Common Stock and/or cash, depending upon the HCP Member’s election, subject to adjustment and proration. The exchange ratio for the DaVita Common Stock, as calculated in accordance with the formula set forth in the Merger Agreement, may fluctuate depending on the market price of DaVita Common Stock.

There will be time lapses between each of the dates on which HCP Members vote to approve the principal terms of the Merger and the Merger Agreement at the special meeting, the date on which HCP Members make their election regarding the form of consideration, the date on which the exchange ratio is determined, and the date on which HCP Members entitled to receive shares of DaVita Common Stock actually receive such shares (whether in connection with the closing of the Merger, or at a later date or dates in connection with the release of shares of DaVita Common Stock that are withheld from distribution to HCP Members at the time of closing as part of the Escrowed Merger Consideration). The market value of DaVita Common Stock may fluctuate during these periods and, with respect to shares of DaVita Common Stock subject to escrow, these periods may last more than five years. Stock price fluctuations may result from a variety of factors (many of which are beyond DaVita’s control), including the following:

•	changes in DaVita’s business, operations, and prospects or market assessments thereof;

•	market assessments of the likelihood that the Merger will be completed, including related considerations regarding litigation and regulatory approvals of the Merger;

•	market assessments about the prospects of post-merger operations; and

•	general business, market, industry, and economic conditions and other factors generally affecting the price of DaVita Common Stock.

Consequently, at the time HCP Members must decide whether to approve the principal terms of the Merger and the Merger Agreement, they will not know the actual market value of the shares of DaVita Common Stock they will receive when the Merger is completed and if and when the Escrowed Merger Consideration is released. The actual value of the shares of DaVita Common Stock received by the HCP Members will depend on the market value of shares of DaVita Common Stock on the date such shares are received. This market value may be less than the value used to determine the exchange ratio, as that determination will be made with respect to a period occurring prior to the consummation of the Merger.

HCP Members are urged to obtain current market quotations for shares of DaVita Common Stock.

Because there is no public market for the HCP Common Units, it is difficult to determine how the fair value of HCP Common Units compares with the merger consideration.

The outstanding HCP Common Units are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of HCP. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of the HCP Common Units.

HCP must obtain approval of the HCP Members to consummate the Merger, which, if delayed or not obtained, may jeopardize or delay the consummation of the Merger.

The Merger is conditioned on the HCP Members approving the proposal to approve the principal terms of the Merger and the Merger Agreement at the special meeting. If the HCP Members do not approve the principal terms of the Merger and the Merger Agreement, then DaVita and HCP cannot consummate the Merger. HCP Medical Group has entered into a Voting Agreement with DaVita and HCP pursuant to which it has agreed to vote all of the HCP Common Units owned or controlled by it in favor of the approval of the principal terms of the Merger and the Merger Agreement which represented 72.62% of the outstanding HCP Common Units as of September 25, 2012. The consummation of the Merger may be jeopardized or delayed if HCP Medical Group breaches its obligations under the Voting Agreement and does not vote all of the HCP Common Units controlled by it in favor of the approval of the principal terms of the Merger and the Merger Agreement.

HCP Members may not receive the contingent cash consideration payments provided for in the Merger Agreement.

In addition to the merger consideration payable at the closing of the Merger and amounts that may be released over time from the escrow accounts, HCP Members and holders of HCP Options may receive up to an aggregate of $275,000,000 of additional cash consideration, or approximately $2.61 per fully diluted HCP Common Unit, in the form of two separate earn-out payments that are based on the financial performance of HCP for fiscal years 2012 and 2013 and subject to the terms and conditions for such earn-out payments set forth in the Merger Agreement. Because this portion of the merger consideration is contingent upon HCP’s performance following the closing of the Merger, there are no assurances of the amount of cash, if any, beyond the merger consideration payable at the closing that HCP Members will receive for their HCP Common Units. As a result, HCP Members will not know, prior to the date of the special meeting, the amount of contingent cash consideration, if any, that may be payable to HCP Members. For additional information on HCP’s business, see “Information about HCP—HCP’s Business” beginning on page 162.

Under the accounting rules applicable to the contingent consideration, DaVita must determine the fair value of the contingent consideration on a quarterly basis, which could result in DaVita recording changes in the fair value as an expense in its financial statements, and any such expense may have an adverse impact on DaVita’s earnings and DaVita’s ability to predict the amount of earnings.

A portion of the merger consideration is contingent upon HCP’s performance following the closing of the Merger. The accounting rules applicable to the contingent consideration require that DaVita determine the fair value of the contingent consideration on a quarterly basis. To the extent that the fair value in any quarter exceeds the prior quarter’s determination, DaVita will be required to record the increase in fair value as an expense in its financial statements. Any such expense will reduce DaVita’s net income in the quarter in which it is recognized. These requirements will also limit DaVita’s ability to predict its earnings in the quarters in which it must assess the fair value of the contingent consideration, and have not been included in any of DaVita’s existing earnings guidance.

The Merger will be a taxable transaction for HCP Members for U.S. federal income tax purposes.

The Merger will be a taxable transaction to HCP Members for U.S. federal income tax purposes. In general, an HCP Member who exchanges its HCP Common Units for cash and/or DaVita Common Stock pursuant to the Merger will recognize a gain or loss in an amount equal to the difference between (i) such HCP Member’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any DaVita Common Stock received, and (C) such HCP Member’s share, for U.S. federal income tax purposes, of HCP’s liabilities immediately prior to the Merger and (ii) such HCP Member’s adjusted tax basis in the HCP Common Units exchanged therefor. An HCP member’s amount realized will include any earn-out payments received and any cash and DaVita Common Stock that is placed in escrow and actually or constructively received. If an HCP Member receives DaVita Common Stock and recognizes gain in the Merger, such HCP Member may incur a tax liability without a corresponding receipt of cash sufficient to pay such liability. For a more detailed description of the tax consequences of the exchange of HCP Common Units in the Merger, including the application of the installment method to any gain recognized by an HCP member, please see “Material United States Federal Income Tax Consequences” beginning on page 232. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. HCP Members should consult their tax advisors for a full understanding of the Merger’s tax consequences.

The U.S. federal income tax treatment of owning DaVita Common Stock received in the Merger will be different than the treatment of owning HCP Common Units.

For U.S. federal income tax purposes, HCP is classified as a partnership, which is not a taxable entity and, thus, is not subject to tax on its income. Instead, each HCP Member is required to take into account such HCP Member’s share of items of income, gain, loss and deduction of HCP in computing its U.S. federal income tax liability. A distribution of cash by HCP to an HCP Member generally is not taxable unless the amount of cash distributed exceeds such HCP Member’s adjusted tax basis in its HCP Common Units. In contrast, for U.S. federal income tax purposes, DaVita is classified as a corporation, is a taxable entity and, thus, is subject to tax on its taxable income (and its stockholders are not subject to tax on such income). A distribution of cash by DaVita to a stockholder generally is taxable to such stockholder to the extent distributed out of DaVita’s current and accumulated earnings and profits. Cash distributions in excess of DaVita’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce such stockholder’s adjusted tax basis in such stockholder’s DaVita Common Stock, and, to the extent such cash distributions exceed such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such shares. For a more detailed description of the tax consequences of owning and disposing of DaVita Common Stock, please see “Material United States Federal Income Tax Consequences” beginning on page 232. Tax matters can be complicated, and the tax consequences of owning and disposing of such stock to you will depend on your particular tax situation. HCP Members should consult their tax advisors for a full understanding of such tax consequences.

Managers and officers of HCP have interests in the Merger that are in addition to or different from the interests of HCP Members.

When considering the recommendation of the HCP Board, HCP Members should be aware that some managers and executive officers of HCP have interests in the Merger that are different from, or in addition to, the interests of HCP Members generally, which may create potential conflicts of interest. These interests may cause some of HCP’s managers and executive officers to view the proposed transaction differently than HCP Members. See “The Merger—Interests of HCP’s Managers and Executive Officers in the Merger” beginning on page 98. These interests include, among others:

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the appointment of Dr. Margolis to fill a newly created directorship as co-chairman of the DaVita Board upon completion of the Merger for a minimum period of four consecutive annual meetings of stockholders of DaVita;

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the entry into employment and noncompetition and nonsolicitation agreements with DaVita (for periods ranging from three years to seven years after the closing of the Merger) by Drs. Margolis and Chin and Messrs. Mazdyasni and Calhoun;

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the beneficial ownership of approximately 74% of the outstanding HCP Common Units and a substantial number of HCP Options (all of such options, as with all HCP Options, will be cashed out at the completion of the Merger); and

•	the right to indemnification and coverage under directors’ and officers’ liability insurance for a six-year period commencing at the effective time of the Merger.

The market price of DaVita Common Stock after the Merger may be affected by factors different from those affecting the shares of DaVita Common Stock and HCP Common Units currently.

Upon completion of the Merger, HCP Members will become holders of DaVita Common Stock. DaVita’s business differs from that of HCP, and, accordingly, the results of operations of the combined company and the market price of DaVita Common Stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of DaVita and HCP.

The Merger is subject to the receipt of approvals, waivers or consents from regulatory authorities and third parties that may impose conditions that could have an adverse effect on DaVita, and DaVita may terminate the Merger Agreement if holders of more than 5% of the outstanding HCP Common Units validly exercise dissenters’ rights.

Before the Merger can be completed, various approvals, waivers or consents must be obtained from regulatory authorities. These authorities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although DaVita and HCP do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion and closing of the Merger or imposing additional costs on or limiting the revenues of DaVita following the Merger. See “Information about HCP—Government Regulations” beginning on page 173. In addition, HCP must obtain the consent of third parties to assign certain contracts, including contracts with health plans. In addition, DaVita may terminate the Merger Agreement if, at the time of termination, holders of more than 5% of the outstanding HCP Common Units have validly exercised their dissenters’ rights (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the transactions.

HCP will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger may have an adverse effect on HCP and consequently on DaVita. These uncertainties may impair HCP’s ability to attract, retain and motivate key personnel and physicians until the Merger is completed, and could cause customers and others that deal with HCP to seek to change existing business relationships with HCP. Retention of certain employees may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with DaVita. If key employees depart, HCP’s business following the Merger could be harmed. In addition, the Merger Agreement restricts HCP from making certain acquisitions and taking other specified actions without the consent of DaVita until after the Merger occurs. These restrictions may prevent HCP from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See the section entitled “The Merger Agreement—Additional Agreements” beginning on page 154 of this prospectus for a description of the restrictive covenants to which HCP is subject.

HCP’s business may be negatively affected if the Merger is not consummated.

If the Merger is not completed for any reason, the consequences could adversely affect the HCP’s business and results of operations, including the following:

•	HCP would not realize the benefits expected from becoming part of DaVita, including the ability to pursue additional growth opportunities;

•	some costs related to the transaction, such as legal, accounting, and advisor fees, must be paid even if the Merger is not completed;

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activities relating to the transaction and related uncertainties may divert HCP’s management attention from the day-to-day business and may cause substantial disruptions among its employees and its existing relationships with health plans, which could result in a loss of revenue and market position; and

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HCP may be unable to locate another entity to merge with or be acquired by, or under terms as favorable as those in the Merger Agreement, and HCP Members would not have an opportunity to monetize their investment in HCP.

The condition of the financial markets, including volatility and weakness in the capital and credit markets, could limit the availability and terms of debt financing necessary for DaVita to consummate the Merger and could make the financing more costly or burdensome than DaVita currently anticipates.

DaVita expects to fund the cash consideration to HCP Members through debt financing. Without this financing, it is unlikely that DaVita will have sufficient funds to consummate the Merger, and each of DaVita and HCP has the right, under certain circumstances, to terminate the Merger Agreement if neither DaVita nor Merger Sub can obtain the financing. DaVita has issued $1.25 billion of senior notes, the proceeds of which have been placed in escrow pending the consummation of the Merger and the satisfaction of certain other conditions. DaVita expects to have in place an additional $3.0 billion of new term loans under its senior secured facilities at the closing of the Merger; however, neither DaVita nor Merger Sub has obtained unconditional binding commitments for these new term loans. As a result, DaVita may not be able to complete the planned financing of the Merger on the terms and the timetable that DaVita and HCP anticipate or at all. Market contractions may limit the ability of DaVita to obtain financing or cause DaVita to obtain financing on terms that are more costly or burdensome than DaVita currently anticipates, resulting in a material adverse effect on DaVita’s business, financial position, results of operations and liquidity. In addition, DaVita generally would be required to pay HCP a $125 million termination fee if the Merger Agreement was terminated due to the fact that the proceeds of the financing were not obtained. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages 151 and 152, respectively, of this prospectus.

DaVita expects to incur substantial additional indebtedness to finance the Merger and may not be able to meet its substantial debt service requirements.

DaVita intends to incur substantial additional indebtedness in connection with the Merger. If DaVita is unable to generate sufficient funds to meet its obligations or the new debt financing entered into to consummate the Merger otherwise becomes due and payable, DaVita may be required to refinance, restructure, or otherwise amend some or all of such obligations, sell assets, or raise additional cash through the sale of its equity. DaVita cannot make any assurances that it would be able to obtain such refinancing on terms as favorable as its current anticipated financing or that such restructuring activities, sales of assets, or issuances of equity can be accomplished or, if accomplished, would raise sufficient funds to meet these obligations.

HCP operates in a different line of business from DaVita’s historical business, and the Merger is significantly larger than any other acquisition DaVita has made to date. DaVita may face challenges managing HCP as a new business and may not realize anticipated benefits.

The Merger is the largest acquisition DaVita has attempted to date and will result in DaVita being significantly engaged in a new line of business. Upon entering into a new line of business, DaVita may not have the expertise, experience, and resources to pursue all of its businesses at once, and it may be unable to successfully operate the businesses. The administration of the businesses will require implementation of appropriate operations, management, and financial reporting systems and controls. DaVita may experience difficulties in effectively implementing these and other systems. The management of HCP will require the focused attention of DaVita’s management team, including a significant commitment of its time and resources. The need for management to focus on these matters could have a material and adverse impact on DaVita’s revenues and operating results. If the HCP operations are less profitable than DaVita currently anticipates or if DaVita does not have the experience, the appropriate expertise, or the resources to pursue all businesses in the combined company, the results of operations and financial condition may be materially and adversely affected.

HCP will become a subsidiary of DaVita following the Merger. If HCP’s liabilities are greater than expected, or if there are unknown HCP obligations, DaVita’s business could be materially and adversely affected.

As a result of the Merger, HCP will become a subsidiary of DaVita and HCP’s liabilities, including contingent liabilities, will be consolidated with DaVita’s. DaVita may learn additional information about HCP’s business that adversely affects DaVita, such as unknown liabilities, issues relating to internal controls over financial reporting or issues that could affect DaVita’s ability to comply with other applicable laws, including healthcare laws and regulations. As a result, DaVita cannot assure you that the Merger will be successful or will not, in fact, harm its business. Among other things, if HCP’s liabilities are greater than expected, or if there are obligations of HCP of which DaVita is not aware at the time of completion of the Merger, DaVita’s business could be materially and adversely affected.

DaVita has limited indemnification rights in connection with matters affecting HCP. HCP may also have other unknown liabilities which DaVita will be responsible for after the Merger. If DaVita is responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, DaVita could suffer severe consequences that would substantially reduce its revenues, earnings and cash flows.

If DaVita fails to successfully integrate HCP into our internal control over financial reporting or if the current internal control of HCP over financial reporting were found to be ineffective, the integrity of DaVita’s and/or HCP’s financial reporting could be compromised which could result in a material adverse effect on our reported financial results.

As a private company, HCP has not been subject to the requirements of the Securities Exchange Act of 1934, as amended, with respect to internal control over financial reporting, and for a period of time after the consummation of the Merger our management evaluation and auditor attestation regarding the effectiveness of our internal control over financial reporting will be permitted to exclude the operations of HCP. The integration of HCP into our internal control over financial reporting will require significant time and resources from our management and other personnel and will increase our compliance costs. If we fail to successfully integrate these operations into our internal control over financial reporting, our internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our ability to accurately report our financial results and the market’s perception of our business and our stock price. In addition, if HCP’s internal control over financial reporting were found to be ineffective, the integrity of HCP’s past financial reporting could be adversely impacted.

Risks Related to DaVita

If the average rates that commercial payors pay us decline significantly, it would have a material adverse effect on our revenues, earnings and cash flows.

Approximately 34% of our dialysis and related lab services revenues for the six months ended June 30, 2012 were generated from patients who have commercial payors as the primary payor. The majority of these patients have insurance policies that pay us on terms and at rates that are generally significantly higher than Medicare rates. The payments we receive from commercial payors generate nearly all of our profit and all of our nonacute dialysis profits come from commercial payors. We continue to experience downward pressure on some of our commercial payment rates and it is possible that commercial payment rates could be materially lower in the future. The downward pressure on commercial payment rates is a result of general conditions in the market, recent and future consolidations among commercial payors, increased focus on dialysis services and other factors.

We are continuously in the process of negotiating our existing or potentially new agreements with commercial payors who tend to be aggressive in their negotiations with us. Sometimes many significant agreements are up for renewal or being renegotiated at the same time. In the event that our continual negotiations result in overall commercial rate reductions in excess of overall commercial rate increases, the cumulative effect could have a material adverse effect on our financial results. Consolidations have significantly increased the negotiating leverage of commercial payors. Our negotiations with payors are also influenced by competitive pressures. Some of our contracted rates with commercial payors may decrease or we may experience decreases in patient volume as our negotiations with commercial payors continue. In addition to downward pressure on contracted commercial payor rates, payors have been attempting to impose restrictions and limitations on non-contracted or out-of-network providers. In some circumstances for some commercial payors, our centers are designated as out-of-network providers. Rates for out-of-network providers are on average higher than rates for in-network providers. We believe commercial payors have or will begin to restructure their benefits to create disincentives for patients to select or remain with out-of-network providers and to decrease payment rates for out-of-network providers. Decreases in out-of-network rates and restrictions on out-of-network access, our turning away new patients in instances where we are unable to come to agreement on rates, or decreases in contracted rates could result in a significant decrease in our overall revenues derived from commercial payors. If the average rates that commercial payors pay us decline significantly, or if we see a decline in commercial patients, it would have a material adverse effect on our revenues, earnings and cash flows.

If the number of patients with higher-paying commercial insurance declines, then our revenues, earnings and cash flows would be substantially reduced.

Our revenue levels are sensitive to the percentage of our patients with higher-paying commercial insurance coverage. A patient’s insurance coverage may change for a number of reasons, including changes in the patient’s or a family member’s employment status. Currently, for a patient covered by an employer group health plan, Medicare generally becomes the primary payor after 33 months, or earlier, if the patient’s employer group health plan coverage terminates. When Medicare becomes the primary payor, the payment rate we receive for that patient shifts from the employer group health plan rate to the lower Medicare payment rate. We have seen an increase in the number of patients who have government-based programs as their primary payors which we believe is largely a result of improved mortality and recent economic conditions which have a negative impact on the percentage of patients covered under commercial insurance plans. To the extent there are sustained or increased job losses in the U.S., independent of whether general economic conditions might be improving, we could experience a continued decrease in the number of patients covered under commercial plans. We could also experience a further decrease if changes to the healthcare regulatory system result in fewer patients covered under commercial plans or an increase of patients covered under more restrictive commercial plans with lower reimbursement rates. In addition, our continuous process of negotiations with commercial payors under existing or potentially new agreements could result in a decrease in the number of patients under commercial plans to the extent that we cannot reach agreement with commercial payors on rates and other terms, resulting in termination or non-renewals of existing agreements or our inability to enter into new ones. If there is a significant reduction in the number of patients under higher-paying commercial plans relative to government-based programs that pay at lower rates, it would have a material adverse effect on our revenues, earnings and cash flows.

Changes in the structure of, and payment rates under the Medicare ESRD program, including the Budget Control Act of 2011 and other healthcare reform initiatives, could substantially reduce our revenues, earnings and cash flows.

Approximately 49% of our dialysis and related lab services revenues for the six months ended June 30, 2012 was generated from patients who have Medicare as their primary payor. Prior to January 1, 2011, the Medicare ESRD program paid us for dialysis treatment services at a fixed composite rate. The Medicare composite rate was the payment rate for a dialysis treatment including the supplies used in those treatments, specified laboratory tests and certain pharmaceuticals. Certain other pharmaceuticals, including EPO, vitamin D analogs and iron supplements, as well as certain specialized laboratory tests, were separately billed.

In July 2008, the Medicare Improvements for Patients and Providers Act of 2008 was passed by Congress. This legislation introduced a new payment system for dialysis services beginning in January 2011 whereby payment for dialysis treatment and related services is now made under a bundled payment rate which provides a fixed rate to encompass all goods and services provided during the dialysis treatment, including pharmaceuticals that were historically separately reimbursed to the dialysis providers, such as EPO, vitamin D analogs and iron supplements, as well as laboratory testing. In August 2010, CMS published the final rule implementing the bundled payment in the Federal Register. The initial 2011 bundled rate included reductions of 2% from the prior reimbursement and further reduced overall rates by 5.94% tied to an expanded list of case-mix adjustors which can be earned back based upon the presence of certain patient characteristics and co-morbidities at the time of treatment. There are also other provisions which may impact payment including an outlier pool and a low volume facility adjustment.

Another important provision in the law is an annual adjustment, or market basket update, to the base ESRD Prospective Payment Rate, or PPS. Absent action by Congress the PPS base rate will be automatically updated by a formulaic inflation adjustment.

On November 1, 2011, CMS issued the final ESRD PPS rule for 2012, which increased the base rate by 2.1%, representing a market base of increase of 3.0% less a productivity adjustment of 0.9%. The increase in the final base rate for 2012 (2.1%) is slightly greater than the increase of 1.8% stated in the proposed 2012 ESRD PPS rule published in July 2011, and was made irrespective of the Medicare Payment Advisory Commission, or MedPAC, recommendation for a reduced increase. The MedPAC focus on such a reduction indicates further scrutiny of the annual update is possible.

On July 11, 2012, CMS issued the proposed ESRD PPS rule for 2013. As currently proposed, the base rate will increase by 2.5%, resulting from a market basket increase of 3.2% less a productivity adjustment of 0.7%. This increase in the ESRD PPS base rate will be further reduced by the Budget Control Act of 2011 sequestration, discussed below. The proposed rule implements the reduction in bad debt payments to dialysis facilities (as well as to all other providers eligible for bad debt payments) mandated under the Middle Class Tax Relief and Job Creation Act of 2012 and adds new quality reporting measures.

The new payment system presents operating, clinical and financial risks. For example, with regard to the expanded list of case-mix adjustors, there is a risk that our dialysis centers or billing and other systems may not accurately document and track the appropriate patient-specific characteristics, resulting in a reduction or overpayment in the amounts of the payments that we would otherwise be entitled to receive.

Beginning January 1, 2014, certain oral-only ESRD drugs (currently paid separately to pharmacies under Medicare Part D) will be included in the ESRD bundled payment to dialysis facilities. CMS delayed the inclusion of these oral only ESRD drugs until 2014 in order to assess how to reimburse for these oral drugs and services. It is currently unclear how CMS will “price” the oral-only drugs for inclusion in the ESRD bundle in 2014. Inadequate pricing could have a significant negative financial impact on our dialysis facilities given the volume and value of these drugs.

We expect to continue experiencing increases in operating costs that are subject to inflation, such as labor and supply costs, regardless of whether there is a compensating inflation-based increase in Medicare payment rates or in payments under the new bundled payment rate system.

On August 2, 2011, President Obama signed into law the “Budget Control Act of 2011” (Public Law 112-25), which raised the debt ceiling and put into effect a series of actions to reduce the federal budget deficit over ten years. The law created a Joint Congressional Committee charged with producing legislation reducing federal spending by at least $1.2 trillion. As a result of the committee’s failure to act, the federal government is facing a $1.2 trillion sequester (across-the-board cuts in discretionary programs). However, Medicare providers face a maximum of no more than a 2% reduction in reimbursements in fiscal year 2013.

We also cannot predict whether we will be able to comply with the CMS rules related to the bundled payment system as processes and systems are modified substantially to capture all required data. To the extent we are not able to adequately bill and collect for certain payment adjustors and are not able to offset the mandated reductions in reimbursement or if we face regulatory enforcement actions and penalties as a result of alleged improper billing of governmental programs, it could have a material adverse effect on our revenues, earnings and cash flows. For additional details regarding the risks we face for failing to adhere to our Medicare and Medicaid regulatory compliance obligations, see the risk factor below under the heading “If we fail to adhere to all of the complex government regulations that apply to our business, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows”.

Health care reform could substantially reduce our revenues, earnings and cash flows.

In March 2010, broad health care reform legislation was enacted in the U.S. Although many of the provisions of the new legislation do not take effect immediately, and may be modified before they are implemented, the reforms could have an impact on our business in a number of ways. We cannot predict how employers, private payors or persons buying insurance might react to these changes or what form many of these regulations will take before implementation. In March 2012, the Department of Health and Human Services, or HHS, issued two final proposed rules related to the establishment of health care insurance exchanges due to be operating by 2014 that will provide a marketplace for eligible individuals to purchase health care insurance. The first relates to the standards and requirements applicable to the exchanges, employers and qualified health plans that are marketed in the exchange. The second rule finalizes the provisions governing the risk adjustment program that includes reinsurance, risk corridors and risk adjustment. The final exchange rules clarify the requirements related to implementation of such exchanges, outline areas of state flexibility in their implementation of such exchanges and provide standards for certain risk adjustment mechanisms. We believe the establishment of health care insurance exchanges could result in a reduction in patients covered by commercial insurance or an increase of patients covered through the exchanges under more restrictive commercial plans with lower reimbursement rates. To the extent that the implementation of such exchanges results in a reduction in patients covered by commercial insurance or a reduction in reimbursement rates for our services from commercial and/or government payors, our revenues, earnings and cash flows could be adversely affected.

In October 2011, CMS issued a final rule concerning the Medicare Shared Savings Program established by the health care reform legislation, which under the statute was required to be implemented no later than January 1, 2012. The Medicare Shared Savings Program, which is now operational provides financial incentives to health care providers and suppliers that work together to furnish coordinated, high-quality care to Medicare beneficiaries through accountable care organizations, or ACOs.

The CMS Center for Innovation (Innovation Center) is in various stages of development in working with various healthcare providers to implement ACOs and other innovative models of care for Medicare and Medicaid beneficiaries. We are currently uncertain of the extent to which these models of care including ACOs, Bundled Payments for Care Improvement Initiative, the Comprehensive Primary Care Initiative, the Duals Demonstration, or other models, will impact the health care market. As a provider of dialysis services, we may choose to participate in one or several of these models either as a partner with other providers or independently. We are currently seeking a renal specific coordinated care pilot with the Innovation Center. Even if we do not participate in these programs, some of our patients may be assigned to a pilot, in which case the quality and cost of care that we furnish will be included in an ACO’s or other program’s calculations regardless of our participation in the program. As new models of care emerge, we may be at risk for losing our Medicare patient base, which would have a materially adverse effect on our revenues, earnings and cash flow. Furthermore, further initiatives in the government or private sector may arise, including the development of models similar to ACOs, independent practice associations and integrated delivery systems or evolutions of those concepts which could adversely impact our business.

In addition, the Health Reform Acts introduced severe penalties for the knowing and improper retention of overpayments collected from government payors. As a result, we made initial significant investments in additional resources to accelerate the time it takes to identify and process overpayments and we may be required to make additional investments in the future. Acceleration in our ability to identify and process overpayments could result in us refunding overpayments to government or other payors sooner than we have in the past, which could have a material adverse effect on our operating cash flows. The failure to return identified overpayments within the specified time frame is now a violation of the federal False Claims Act, or FCA.

The Health Reform Acts also reduced the timeline to file Medicare claims, which now must be filed with the government within one calendar year after the date of service. To comply with this reduced timeline, we must deploy significant resources and may change our claims processing methods to ensure that our Medicare claims are filed in a timely fashion. Failure to file a claim within the one year window could result in payment denials, adversely affecting our revenues, earnings and cash flows.

Effective March 2011, CMS instituted new screening procedures and a new $500 enrollment fee for providers enrolling and re-enrolling in government health care programs. A provider is subject to screening upon initial enrollment and each time the provider re-validates its enrollment application. Screening includes verification of enrollment information and review of various federal databases to ensure the provider has valid tax identification NPI numbers and is not excluded from participation in federal and state healthcare programs. We expect this screening process to delay the Medicare contractor approval process, potentially causing a delay in reimbursement. The enrollment fee is also applicable upon initial enrollment, re-validation, and each time an existing provider adds a new facility location. This fee is an additional expense that must be paid for each center every three years and could be more significant if other government and commercial payors follow this trend. Ultimately, we anticipate the new screening and enrollment requirements will require additional personnel and financial resources and will potentially delay the enrollment and revalidation of our centers which in turn will delay payment.

Other reform measures allow CMS to place a moratorium on new enrollment of providers and to suspend payment to providers upon a credible allegation of fraud from any source. These types of reform measures, or others, depending upon the scope and breadth of the implementing regulations, could adversely impact our revenues, earnings and cash flows.

There are numerous steps required to implement the broad healthcare reform legislation adopted by Congress, and Congress may seek to alter or eliminate some of the provisions described above. Numerous legal challenges have also been raised to the healthcare reform legislation that could alter or eliminate certain provisions. The United States Supreme Court reviewed state actions challenging the constitutionality of the health insurance mandate and the Medicaid expansion program. The Court upheld the mandate under Congress’ taxing power and upheld the Medicaid expansion program. However, the Court found that the federal government cannot withhold all of a state’s Medicaid funding for the state’s failure or refusal to expand its Medicaid program as contemplated by the reform legislation, effectively leaving the Medicaid expansion decision up to the individual states. Several states have announced they do not intend to expand their Medicaid programs. Further, various health insurance reform proposals are also emerging at the state level. There is a considerable amount of uncertainty as to the prospective implementation of the federal healthcare reform legislation and what similar measures might be enacted at the state level. The enacted reforms as well as future legislative changes could have a material adverse effect on our results of operations, including lowering our reimbursement rates and increasing our expenses. The Healthcare Reform Acts added several new tax provisions that, among other things, impose various fees and excise taxes, and limit compensation deductions for health insurance providers and their affiliates. To date, the IRS has not issued regulations for many of these provisions. In the event that we, or any of our current or future subsidiaries, were to become subject to these rules, our cash flow and tax liabilities could be negatively impacted.

Changes in state Medicaid or other non-Medicare government-based programs or payment rates could reduce our revenues, earnings and cash flows.

Approximately 16% of our dialysis and related lab services revenues for the six months ended June 30, 2012 was generated from patients who have state Medicaid or other non-Medicare government-based programs, such as Medicare-assigned plans or the VA, as their primary coverage. As state governments and governmental organizations face increasing budgetary pressure, we may in turn face reductions in payment rates, delays in the timing of payments, limitations on eligibility or other changes to the applicable programs. For example, some programs, such as certain state Medicaid programs and the VA, have recently considered, proposed or implemented rate reductions.

On December 17, 2010, the Department of Veterans Affairs published a final rule in which it materially changed the payment methodology and ultimately the amount paid for dialysis services furnished to veterans in non-VA centers such as ours. In the final rule, the VA adopted the bundled payment system implemented by Medicare and estimated a reduction of 39% in payments for dialysis services to veterans at non-VA centers. Approximately 2% of our dialysis and related lab services revenues for the six months ended June 30, 2012 was generated by the VA. The new VA payment methodology will have a significant negative impact on our revenues, earnings and cash flows as a result of the reduction in rates or as a result of the decrease in the number of VA patients we serve. We recently executed contractual agreements with the VA and there is some uncertainty as to when this rule will take effect for the patients covered by these contracts. While at this time the contracts remain in force, these agreements provide for the right of the VA to terminate the agreement without cause on short notice. Further, patients who are not covered by the contractual arrangements will likely be reimbursed at Medicare rates beginning with the date of implementation of the rule. If the VA proceeds with payment rate reductions or fails to renew our existing contracts, we might have to cease accepting patients under this program and could even be forced to close centers.

State Medicaid programs are increasingly adopting Medicare-like bundled payment systems, but sometimes these new payment systems are poorly defined and could include all drugs (even those oral-only drugs that Medicare will not include in the bundled payment until 2014) and are implemented without any claims processing infrastructure, or patient or facility adjusters. If these new payment systems are implemented without any adjusters and claims processing changes, Medicaid payments will be substantially reduced and the costs to submit such claims may increase. In addition, some state Medicaid program eligibility requirements mandate that citizen enrollees in such programs provide documented proof of citizenship. If our patients cannot meet these proof of citizenship documentation requirements, they may be denied coverage under these programs. These Medicaid payment and enrollment changes, along with similar changes to other non-Medicare government programs could reduce the rates paid by these programs for dialysis and related services, delay the timing of payment for services provided, and further limit eligibility for coverage which could adversely affect our revenues, earnings and cash flows.

Changes in clinical practices, payment rates or regulations impacting EPO and other pharmaceuticals could reduce our revenues, earnings and cash flows.

Historically, Medicare and most Medicaid programs paid for EPO outside of the composite rate. This separate payment has long been the subject of discussions regarding appropriate dosing and payment in an effort to reduce escalating expenditures for EPO. Since January 1, 2011, Medicare has bundled EPO into the prospective payment system such that dosing variations will not change the amount paid to a dialysis facility. Although some Medicaid programs and other payors suggest movement towards a bundled payment system inclusive of EPO, some non-Medicare payors continue to pay for EPO separately from the treatment rate. The administration of EPO and other pharmaceuticals that are separately billable accounted for approximately 5% of our dialysis and related lab services revenues for the six months ended June 30, 2012, with EPO alone accounting for approximately 3% of our dialysis and related lab services revenues for the same period. Changes in physician clinical practices that result in further decreased utilization of prescribed pharmaceuticals or changes in payment rates for those pharmaceuticals could reduce our revenues, earnings and cash flows.

Since late 2006, there has been significant media discussion and government scrutiny regarding anemia management practices in the U.S. which has created confusion and concern in the nephrology community. In late 2006, the U.S. House of Representatives Ways and Means Committee held a hearing on the issue of the utilization of ESAs, which include EPO, and in 2007, the FDA required changes to the labeling of EPO and

Aranesp® to include a black box warning, the FDA’s strongest form of warning label. An FDA advisory panel on ESA use met in October 2010, which meeting was similar to the prior meeting held in 2007 in that there was significant discussion and concern about the safety of ESAs. The panel concluded it would not recommend a change in ESA labeling. However, the FDA is not bound by the panel’s recommendation. In June 2011, the FDA required that the black box warning be slightly revised and also include more conservative dosing recommendations for patients with chronic kidney disease. In addition, in June 2011, CMS opened a National Coverage Analysis, or NCA, for ESAs. Further in January 2011, CMS convened a meeting of the Medicare Evidence Development and Coverage Advisory Committee, or MEDCAC, to evaluate evidence for the pending NCA. In June 2011, CMS determined not to issue a national coverage determination for ESAs due to a lack of available evidence to establish coverage criteria or limitations.

The forgoing congressional and agency activities and related actions could result in further restrictions on the utilization and reimbursement for ESAs. Commercial payors have also increasingly examined their administration policies for EPO and, in some cases, have modified those policies. Further changes in labeling of EPO and other pharmaceuticals in a manner that alters physician practice patterns or accepted clinical practices, changes in private and governmental payment criteria, including the introduction of EPO administration policies or the conversion to alternate types of administration of EPO or other pharmaceuticals that result in further decreases in utilization of EPO for patients covered by commercial payors or increased utilization of EPO for patients for whom the cost of EPO is included in a bundled reimbursement rate, or further decreases in reimbursement for EPO and other pharmaceuticals that are not included in a bundled reimbursement rate, could have a material adverse effect on our revenues, earnings and cash flows.

Changes in EPO pricing could materially reduce our earnings and cash flows and affect our ability to care for our patients.

In November 2011, we entered into a seven year Sourcing and Supply Agreement with Amgen USA Inc. Under the agreement we committed to purchase EPO in amounts necessary to meet no less than 90% of our requirements for erythropoiesis stimulating agents. The agreement replaces in its entirety the prior one-year supply agreement between us and Amgen that expired on December 31, 2011. As long as certain conditions are met by us, the agreement limits Amgen’s ability to unilaterally decide to increase the price for EPO. Future increases in the cost of EPO without corresponding increases in payment rates for EPO from commercial payors and without corresponding increases in the Medicare bundled rate could have a material adverse effect on our earnings and cash flows and ultimately reduce our income. Our agreement with Amgen for EPO provides for discounted pricing and rebates for EPO. Some of the rebates are subject to various conditions including but not limited to future pricing levels of EPO by Amgen and data submission by us. In addition, the rebates are subject to certain limitations. We cannot predict whether, over the seven year term of the agreement, we will continue to receive the rebates for EPO that we have received in the past, or whether we will continue to achieve the same levels of rebates within that structure as we have historically achieved. In the initial years of the agreement, however, the total rebate opportunity is less than what was provided in the agreement that expired at the end of 2011, however, the opportunity for us to earn discounts and rebates increases over the term of the agreement. Factors that could impact our ability to qualify for rebates provided for in our agreement with Amgen in the future include, but are not limited to, our ability to track certain data elements. We cannot predict whether we will be able to meet the applicable qualification requirements for receiving rebates. Failure to meet certain targets and earn the specified rebates could have a material adverse effect on our earnings and cash flows.

We are the subject of a number of inquiries by the federal government and two private civil suits, any of which could result in substantial penalties or awards against us, imposition of certain obligations on our practices and procedures, exclusion from future participation in the Medicare and Medicaid programs and, in certain cases, criminal penalties.

We are the subject of a number of inquiries by the federal government. We have received subpoenas or other requests for documents from the federal government in connection with the 2005 U.S. Attorney investigation, the Woodard private civil suit, the Vainer private civil suit, the 2010 U.S. Attorney physician relationship investigation, the 2011 U.S. Attorney physician relationship investigation and the 2011 U.S. Attorney Medicaid investigation. Certain current and former members of the Board and executives have been subpoenaed to testify before the grand jury in Colorado, and other Company representatives may also receive subpoenas for testimony related to the 2011 U.S. Attorney physician relationship investigation. After investigation, the government did not intervene and is not actively pursuing either the Woodard or the Vainer private civil suits mentioned above. In each of these private civil suits, a relator has filed a complaint against us in federal court under the qui tam provisions of the FCA and is pursuing the claims independently. The parties are engaged in active litigation in the Vainer private civil suit. In the Woodward private civil suit, though we have reached an agreement in principle to settle all allegations relating to claims arising out of this suit, it is still subject to the parties being able to enter into a mutually acceptable settlement agreement and receive the requisite approval of the federal government and the court to fully and finally resolve this matter. We are cooperating with the OIG and those offices of the U.S. Attorney still actively pursuing the matters mentioned above and are producing the requested records. Although we cannot predict whether or when proceedings might be initiated by the federal government, the scope of such proceedings or when these matters may be resolved, it is not unusual for investigations such as these to continue for a considerable period of time through the various phases of document and witness requests and on-going discussions with regulators. Responding to the subpoenas or investigations and defending ourselves in the private civil suits will continue to require management’s attention and significant legal expense. Any negative findings could result in substantial financial penalties or awards against us, imposition of certain obligations on our practices and procedures, exclusion from future participation in the Medicare and Medicaid programs and, in certain cases, criminal penalties. To our knowledge, no proceedings have been initiated by the federal government against us at this time.

Continued inquiries from various governmental bodies with respect to our utilization of EPO and other pharmaceuticals will require management’s attention, cause us to incur significant legal expense and could result in substantial financial penalties against us, repayment obligations or exclusion from future participation in the Medicare and Medicaid programs, and could have a material adverse effect on our revenues, earnings and cash flows.

In response to clinical studies which identified risks in certain patient populations related to the utilization of EPO and other ESAs, i.e., Aranesp®, and in response to changes in the labeling of EPO and Aranesp®, there has been substantial media attention and government scrutiny resulting in hearings and legislation regarding pharmaceutical utilization and reimbursement. Although we believe our anemia management practices and other pharmaceutical administration practices have been compliant with existing laws and regulations, as a result of the current high level of scrutiny and controversy, we may be subject to increased inquiries from a variety of governmental bodies and claims by third parties. Additional inquiries from or audits by various agencies and claims by third parties with respect to these issues would continue to require management’s attention and significant legal expense and any negative findings could result in substantial financial penalties or repayments, imposition of certain obligations on our practices and procedures and the attendant financial burden on us to comply, or exclusion from future participation in the Medicare and Medicaid programs, and could have a material adverse effect on our revenues, earnings and cash flows.

If we fail to adhere to all of the complex government regulations that apply to our business, we could suffer severe consequences that would substantially reduce our revenues, earnings, cash flows and stock price.

Our dialysis operations are subject to extensive federal, state and local government regulations, including Medicare and Medicaid payment rules and regulations, federal and state anti-kickback laws, the Stark Law physician self-referral prohibition and analogous state referral statutes, Federal Acquisition Regulations, the FCA and federal and state laws regarding the collection, use and disclosure of patient health information and the storage, handling and administration of pharmaceuticals. The Medicare and Medicaid reimbursement rules related to claims submission, enrollment and licensing requirements, cost reporting, and payment processes impose complex and extensive requirements upon dialysis providers. A violation or departure from any of these requirements may result in government audits, lower reimbursements, significant fines and penalties, the potential loss of certification and recoupments or voluntary repayments.

The regulatory scrutiny of healthcare providers, including dialysis providers continues to increase. For example, CMS has indicated that after implementation of the Medicare bundled payment system, it will monitor the use of EPO and other pharmaceuticals. In addition, Medicare has increased the frequency and intensity of its certification inspections of dialysis centers. For example, we are required to provide substantial documentation related to the administration of pharmaceuticals, including EPO, and, to the extent that any such documentation is found insufficient, we may be required to refund to government or commercial payors any amounts received for such administration, and be subject to substantial penalties under applicable laws or regulations. In addition, Medicare contractors have increased their prepayment and post-payment reviews.

We endeavor to comply with all of the requirements for receiving Medicare and Medicaid payments, to structure all of our relationships with referring physicians to comply with state and federal anti-kickback laws and physician self-referral law (Stark Law), and for storing, handling and administering pharmaceuticals. However, the laws and regulations in these areas are complex, require considerable resources to monitor and implement and are subject to varying interpretations. For example, if an enforcement agency were to challenge the level of compensation that we pay our medical directors or the number of medical directors whom we engage, we could be required to change our practices, face criminal or civil penalties, pay substantial fines or otherwise experience a material adverse effect as a result of a challenge to these arrangements. In addition, amendments to the FCA impose severe penalties for the knowing and improper retention of overpayments collected from government payors. These amendments could subject our procedures for identifying and processing overpayments to greater scrutiny. We have made significant investments in additional resources to decrease the time it takes to identify and process overpayments and we may be required to make additional investments in the future. An acceleration in our ability to identify and process overpayments could result in us refunding overpayments to government or other payors sooner than we have in the past. A significant acceleration of these refunds could have a material adverse affect on our operating cash flows. Additionally, amendments to the federal anti-kickback statute in the health reform law make anti-kickback violations subject to FCA prosecution, including qui tam or whistleblower suits.

If any of our operations are found to violate these or other government regulations, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings, cash flows and stock price, including:

•	Suspension or termination of our participation in government payment programs;

•	Refunds of amounts received in violation of law or applicable payment program requirements;

•	Loss of required government certifications or exclusion from government payment programs;

•	Loss of licenses required to operate health care facilities or administer pharmaceuticals in some of the states in which we operate;

•	Reductions in payment rates or coverage for dialysis and ancillary services and related pharmaceuticals;

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Fines, damages or monetary penalties for anti-kickback law violations, Stark Law violations, FCA violations, civil or criminal liability based on violations of law, or other failures to meet regulatory requirements;

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Enforcement actions by governmental agencies and/or claims for monetary damages by patients who believe protected health information has been used or disclosed in violation of federal or state patient privacy laws, including the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA);

•	Mandated changes to our practices or procedures that significantly increase operating expenses;

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Imposition of and compliance with Corporate Integrity Agreements that could subject us to ongoing audits, reporting, increased scrutiny of our billing and business practices and potential additional fines;

•	Termination of relationships with medical directors; and

•	Harm to our reputation, which could impact our business relationships, ability to obtain financing and access to new opportunities.

Delays in state Medicare and Medicaid certification of our dialysis centers could adversely affect our revenues, earnings and cash flows.

Before we can begin billing for patients treated in our outpatient dialysis centers who are enrolled in government-based programs, we are required to obtain state and federal certification for participation in the Medicare and Medicaid programs. As state agencies responsible for surveying dialysis centers on behalf of the state and Medicare program face increasing budgetary pressure, certain states are having difficulty keeping up with certifying dialysis centers in the normal course resulting in significant delays in certification. If state governments continue to have difficulty keeping up with certifying new centers in the normal course and we continue to experience significant delays in our ability to treat and bill for services provided to patients covered under government programs, it could cause us to incur write-offs of investments or accelerate the recognition of lease obligations in the event we have to close centers or our centers’ operating performance deteriorates, and it could have an adverse effect on our revenues, earnings and cash flows.

If our joint ventures were found to violate the law, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings and cash flows.

As of June 30, 2012, we owned a controlling interest in numerous dialysis-related joint ventures, which represented approximately 19% of our dialysis and related lab services revenues for the six months ended June 30, 2012. In addition, we also owned minority equity investments in several other dialysis related joint ventures. We anticipate that we will continue to increase the number of our joint ventures. Many of our joint ventures with physicians or physician groups also have the physician owners providing medical director services to those centers or other centers we own and operate. Because our relationships with physicians are governed by the federal anti-kickback statute, we have sought to structure our joint venture arrangements to satisfy as many safe harbor requirements as we believe are reasonably possible. However, our joint venture arrangements do not satisfy all elements of any safe harbor under the federal anti-kickback statute (and possibly the Stark Law). The subpoena and related requests for documents we received from the U.S. Attorney’s Office for the Eastern District of Missouri in the 2005 U.S. Attorney investigation, the OIG’s Office in Dallas in the 2010 U.S. Attorney physician relationship investigation and the U.S. Attorney’s Office for the District of Colorado in the 2011 U.S. Attorney physician relationship investigation, included requests for documents related to our joint ventures. We were advised by the U.S. Department of Justice that it is conducting civil and grand jury investigations into our financial relationships with physicians.

If our joint ventures are found to be in violation of the anti-kickback statute or the Stark Law provisions, we could be required to restructure the joint ventures or refuse to accept referrals for designated health services from the physicians with whom the joint venture centers have a financial relationship.

We also could be required to repay amounts received by the joint ventures from Medicare and certain other payors to the extent that these arrangements are found to give rise to prohibited referrals, and we could be subject to monetary penalties, exclusion from government healthcare programs and, if criminal proceedings are brought against us, criminal penalties. If our joint venture centers are subject to any of these penalties, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings and cash flows.

There are significant estimating risks associated with the amount of dialysis revenues and related refund liabilities that we recognize and if we are unable to accurately estimate our revenues and related refund liabilities, it could impact the timing and the amount of our revenues recognition or have a significant impact on our operating results.

There are significant estimating risks associated with the amount of dialysis and related lab services revenues and related refund liabilities that we recognize in a reporting period. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage, and other payor issues. Determining applicable primary and secondary coverage for approximately 149,000 U.S. patients at any point in time, together with the changes in patient coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Revenues associated with Medicare and Medicaid programs are also subject to estimating risk related to the amounts not paid by the primary government payor that will ultimately be collectible from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds and payor retractions typically continue to occur for up to three years and longer after services are provided. We generally expect our range of dialysis and related lab services revenues estimating risk to be within 1% of revenues for the segment, which can represent as much as 6% of consolidated operating income. If our estimates of dialysis and related lab services revenues and related refund liabilities are materially inaccurate, it could impact the timing and the amount of our revenues recognition and have a significant impact on our operating results.

The ancillary services we provide or the strategic initiatives, including our international dialysis operations, that we invest in now or in the future may generate losses and may ultimately be unsuccessful. In the event that one or more of these activities is unsuccessful, we may have to write off our investment and incur other exit costs.

Our ancillary services and strategic initiatives currently include pharmacy services, infusion therapy services, disease management services, vascular access services, ESRD clinical research programs, physician services and our international dialysis operations. We expect to add additional service offerings and pursue additional strategic initiatives in the future as circumstances warrant, which could include healthcare services not related to dialysis. Many of these initiatives require or would require investments of both management and financial resources and can generate significant losses for a substantial period of time and may not become profitable. There can be no assurance that any such strategic initiative will ultimately be successful. Any significant change in market conditions, or business performance, or in the political, legislative or regulatory environment, may impact the economic viability of any of these strategic initiatives. For example, during 2011 and 2010, several of our strategic initiatives generated net operating losses and some are expected to generate net operating losses in 2012. If any of our ancillary services or strategic initiatives, including our international dialysis operations, do not perform as planned, we may incur a material write-off or an impairment of our investment, including goodwill, in one or more of these activities or we could incur significant termination costs if we were to exit a certain line of business. As an example, during the second quarter of 2011 we recorded a goodwill impairment charge of $24 million related to a decrease in the implied fair value of goodwill below its carrying amount associated with our infusion therapy business.

If a significant number of physicians were to cease referring patients to our dialysis centers, whether due to regulatory or other reasons, it would have a material adverse effect on our revenues, earnings and cash flows.

We believe that physicians prefer to have their patients treated at dialysis centers where they or other members of their practice supervise the overall care provided as medical director of the center. As a result, the primary referral source for most of our centers is often the physician or physician group providing medical director services to the center. Neither our current nor former medical directors have an obligation to refer their patients to our centers. If a medical director agreement terminates, whether before or at the end of its term, and a new medical director is appointed, it may negatively impact the former medical director’s decision to treat his or her patients at our center. If we are unable to enforce noncompetition provisions contained in the terminated medical director agreements, former medical directors may choose to provide medical director services for competing providers or establish their own dialysis centers in competition with ours. Also, if the quality of service levels at our centers deteriorates, it may negatively impact patient referrals and treatment volumes.

Our medical director contracts are for fixed periods, generally three to ten years, and at any given time a large number of them could be up for renewal at the same time. Medical directors have no obligation to extend their agreements with us, and there are a number of factors, including opportunities presented by our competitors or different affiliation models in the changing healthcare environment, such as an increase in the number of physicians becoming employed by hospitals, that could negatively impact their decisions to extend their agreements with us. In addition, we may take actions to restructure existing relationships or take positions in negotiating extensions of relationships to assure compliance with the anti-kickback statute, Stark Law and other similar laws. These actions also could negatively impact the decision of physicians to extend their medical director agreements with us or to refer their patients to us. If the terms of any existing agreement are found to violate applicable laws, we may not be successful in restructuring the relationship which could lead to the early termination of the agreement, or cause the physician to stop referring patients to our dialysis centers. If a significant number of physicians were to cease referring patients to our dialysis centers, whether due to regulatory or other reasons, then our revenues, earnings and cash flows would be substantially reduced.

Current economic conditions as well as further disruptions in the financial markets could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.

Current economic conditions could adversely affect our business and our profitability. Among other things, the potential decline in federal and state revenues that may result from such conditions may create additional pressures to contain or reduce reimbursements for our services from Medicare, Medicaid and other government sponsored programs. Increasing job losses or slow improvement in the unemployment rate in the U.S. as a result of current or recent economic conditions has and may continue to result in a smaller percentage of our patients being covered by an employer group health plan and a larger percentage being covered by lower paying Medicare and Medicaid programs. Employers may also begin to select more restrictive commercial plans with lower reimbursement rates. To the extent that payors are negatively impacted by a decline in the economy, we may experience further pressure on commercial rates, a further slowdown in collections and a reduction in the amounts we expect to collect. In addition, uncertainty in the financial markets could adversely affect the variable interest rates payable under our credit facilities or could make it more difficult to obtain or renew such facilities or to obtain other forms of financing in the future, if at all. Any or all of these factors, as well as other consequences of the current economic conditions which cannot currently be anticipated, could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.

We may engage in acquisitions, mergers or dispositions, including the Merger, which may affect our results of operations, debt-to-capital ratio, capital expenditures or other aspects of our business.

We may engage in acquisitions, mergers or dispositions, including the Merger, which may affect our results of operations, debt-to-capital ratio, capital expenditures, or other aspects of our business. There can be no assurance that we will be able to identify suitable acquisition targets or merger partners or that, if identified, we will be able to acquire these targets on acceptable terms or agree to terms with merger partners. There can also be no assurance that we will be successful in completing any acquisitions, mergers or dispositions that we might be considering or announce, or integrating any acquired business into our overall operations or operate them successfully as stand-alone businesses, or that any such acquired business will operate profitably or will not otherwise adversely impact our results of operations. Further, we cannot be certain that key talented individuals at the business being acquired will continue to work for us after the acquisition or that they will be able to continue to successfully manage or have adequate resources to successfully operate any acquired business.

If we are not able to continue to make acquisitions, or maintain an acceptable level of non-acquired growth, or if we face significant patient attrition to our competitors or a reduction in the number of our medical directors, it could adversely affect our business.

The dialysis industry is highly competitive, particularly in terms of acquiring existing dialysis centers. We continue to face increased competition in the U.S. dialysis industry from large and medium-sized providers which compete directly with us for acquisition targets as well as for individual patients and medical directors. In addition, as we continue our international dialysis expansion into various international markets, we will face competition from large and medium-sized providers for these acquisition targets as well. Acquisitions, patient retention and medical director retention are an important part of our growth strategy. Because of the ease of entry into the dialysis business and the ability of physicians to be medical directors for their own centers, competition for growth in existing and expanding markets is not limited to large competitors with substantial financial resources. Occasionally, we have experienced competition from former medical directors or referring physicians who have opened their own dialysis centers. In addition, Fresenius, our largest competitor, manufactures a full line of dialysis supplies and equipment in addition to owning and operating dialysis centers. This may give it cost advantages over us because of its ability to manufacture its own products. If we are not able to continue to make acquisitions, continue to maintain acceptable levels of non-acquired growth, or if we face significant patient attrition to our competitors or a reduction in the number of our medical directors, it could adversely affect our business.

If businesses we acquire have liabilities that we are not aware of, we could suffer severe consequences that would substantially reduce our earnings and cash flows.

Our business strategy includes the acquisition of dialysis centers and businesses that own and operate dialysis centers, as well as other ancillary and non-dialysis services and strategic initiatives, including the Merger. Businesses we acquire may have unknown or contingent liabilities or liabilities that are in excess of the amounts that we originally estimated. Although we generally seek indemnification from the sellers of businesses we acquire for matters that are not properly disclosed to us, we are not always successful. In addition, even in cases where we are able to obtain indemnification, we may discover liabilities greater than the contractual limits or the financial resources of the indemnifying party. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification, we could suffer severe consequences that would substantially reduce our earnings and cash flows.

Expansion of our operations to and offering our services in markets outside of the U.S. subjects us to political, legal, operational and other risks that could adversely affect our business, results of operations and cash flows.

We are undertaking an expansion of our operations and beginning to offer our services outside of the U.S., which increases our exposure to the inherent risks of doing business in international markets. Depending on the market, these risks include, without limitation, those relating to:

•	changes in the local economic environment;

•	political instability, armed conflicts or terrorism;

•	social changes;

•	intellectual property legal protections and remedies;

•	trade regulations;

•	procedures and actions affecting approval, production, pricing, reimbursement and marketing of products and services;

•	foreign currency;

•	repatriating or moving to other countries cash generated or held abroad, including considerations relating to tax-efficiencies and changes in tax laws;

•	export controls;

•	lack of reliable legal systems which may affect our ability to enforce contractual rights;

•	changes in local laws or regulations;

•	potentially longer payment and collection cycles;

•	financial and operational, and information technology systems integration; and

•	failure to comply with U.S. or local laws that prohibit us or our intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business.

Additionally, some factors that will be critical to the success of our international business and operations will be different than those affecting our domestic business and operations. For example, conducting international operations requires us to devote significant management resources to implement our controls and systems in new markets, to comply with local laws and regulations and to overcome the numerous new challenges inherent in managing international operations, including those based on differing languages, cultures and regulatory environments, and those related to the timely hiring, integration and retention of a sufficient number of skilled personnel in an environment with which we are not familiar to carry out operations.

We anticipate expanding our international operations through acquisitions of varying sizes or through organic growth, which could increase these risks. Additionally, though we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, there is no assurance that we will be able to operate them profitably anytime soon, if at all. As a result, we would expect these costs to be dilutive to our earnings over the next several years as we start-up or acquire new operations.

These risks could have a material adverse effect on our financial condition, results of operations and cash flows.

The level of our current and future debt could have an adverse impact on our business, and our ability to generate cash to service our indebtedness depends on many factors beyond our control.

We have substantial debt outstanding and we may incur additional indebtedness in the future. The high level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt securities;

•	increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Our ability to make payments on our indebtedness and to fund planned capital expenditures and expansion efforts, including any strategic acquisitions we may make in the future, will depend on our ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

We cannot provide assurance that our business will generate sufficient cash flow from operations in the future or that future borrowings will be available to us in an amount sufficient to enable us to service our indebtedness or to fund other liquidity needs. The borrowings under our amended senior secured credit facilities are guaranteed by a substantial portion of our direct and indirect wholly owned domestic subsidiaries and are secured by a substantial portion of DaVita’s and its guarantors’ assets.

Increases in interest rates may increase our interest expense and adversely affect our earnings and cash flow and our ability to service our indebtedness.

A portion of our outstanding debt bears interest at variable rates. We are subject to LIBOR-based interest rate volatility from a floor of 1.50% to a cap of 4.00% on $1.25 billion notional amounts of our Term Loan B outstanding debt as a result of several interest rate cap agreements that were entered into in January 2011. The remaining $474 million of outstanding debt on the Term Loan B is subject to LIBOR-based interest rate volatility above a floor of 1.50%. At June 30, 2012, we were also subject to LIBOR-based interest rate volatility above a floor of 1.00% on $199 million of outstanding debt associated with our Term Loan A-2.

We also have approximately $350 million of additional borrowings available of which approximately $49 million was committed for outstanding letters of credit, under our amended senior secured credit facilities that are subject to LIBOR-based interest rate volatility. We may also incur additional variable rate debt in the future. Increases in interest rates would increase our interest expense of the variable portion of our indebtedness, which could negatively impact our earnings and cash flow and our ability to service our indebtedness which would be particularly significant in the event of rapid and substantial increases in interest rates.

At June 30, 2012, if interest rates were to hypothetically increase by 100 basis points it would increase our interest expense by approximately $0.5 million, which increase solely relates to our Term Loan A-2 that is subject to LIBOR-based interest rate volatility above a floor of 1.00%.

However, interest expense would not be impacted by any LIBOR-based interest rate volatility associated with our other Term Loans since all of our Term Loan A is economically fixed and our Term Loan B is subject to LIBOR-based interest rate volatility above a floor of 1.50%, as described above. The current LIBOR rate in effect, plus a hypothetical increase of 100 basis points, is currently less than our Term Loan B floor of 1.50%. Therefore, LIBOR-based interest rates would have to increase above a floor of 1.50% for the Term Loan B to have a negative impact on our financial results.

If there are shortages of skilled clinical personnel or if we experience a higher than normal turnover rate, we may experience disruptions in our business operations and increases in operating expenses.

We are experiencing increased labor costs and difficulties in hiring nurses due to a nationwide shortage of skilled clinical personnel. We compete for nurses with hospitals and other health care providers. This nursing shortage may limit our ability to expand our operations. In addition, changes in certification requirements or increases in the required staffing levels for skilled clinical personnel can impact our ability to maintain sufficient staff levels to the extent our teammates are not able to meet new requirements or competition for qualified individuals increases. If we are unable to hire skilled clinical personnel when needed, or if we experience a higher than normal turnover rate for our skilled clinical personnel, our operations and treatment growth will be negatively impacted, which would result in reduced revenues, earnings and cash flows.

Our business is labor intensive and could be adversely affected if we were unable to maintain satisfactory relations with our employees or if union organizing activities were to result in significant increases in our operating costs or decreases in productivity.

Our business is labor intensive, and our results are subject to variations in labor-related costs, productivity and the number of pending or potential claims against us related to labor and employment practices. If political efforts at the national and local level result in actions or proposals that increase the likelihood of union organizing activities at our facilities or if union organizing activities increase for other reasons, or if labor and employment claims, including the filing of class action suits, trend upwards, our operating costs could increase and our employee relations, productivity, earnings and cash flows could be adversely affected.

Upgrades to our billing and collections systems and complications associated with upgrades and other improvements to our billing and collections systems could have a material adverse effect on our revenues, cash flows and operating results.

We are continuously performing upgrades to our billing systems and expect to continue to do so in the near term. In addition, we continuously work to improve our billing and collections performance through process upgrades, organizational changes and other improvements. We may experience difficulties in our ability to successfully bill and collect for services rendered as a result of these changes, including a slow-down of collections, a reduction in the amounts we expect to collect, increased risk of retractions from and refunds to commercial and government payors, an increase in our provision for uncollectible accounts receivable and noncompliance with reimbursement regulations. The failure to successfully implement the upgrades to the billing and collection systems and other improvements could have a material adverse effect on our revenues, cash flows and operating results.

Our ability to effectively provide the services we offer could be negatively impacted if certain of our suppliers are unable to meet our needs or if we are unable to effectively access new technology, which could substantially reduce our revenues, earnings and cash flows.

We have significant suppliers that are either the sole or primary source of products critical to the services we provide, including Amgen, Baxter Healthcare Corporation, NxStage Medical, Inc. and others or to which we have committed obligations to make purchases including Gambro Renal Products and Fresenius. If any of these suppliers are unable to meet our needs for the products they supply, including in the event of a product recall, or shortage, and we are not able to find adequate alternative sources, or if some of the drugs that we purchase are not reimbursed or not adequately reimbursed by commercial payors or through the bundled payment rate by Medicare, our revenues, earnings and cash flows could be substantially reduced. In addition, the technology related to the products critical to the services we provide is subject to new developments and may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we could face patient attrition which could substantially reduce our revenues, earnings and cash flows.

We may be subject to liability claims for damages and other expenses not covered by insurance that could reduce our earnings and cash flows.

The administration of dialysis and related services to patients may subject us to litigation and liability for damages. Our business, profitability and growth prospects could suffer if we face negative publicity or we pay damages or defense costs in connection with a claim that is outside the scope of any applicable insurance coverage, including claims related to adverse patient events, contractual disputes and professional and general liability claims. In addition, we have received several notices of claims from commercial payors and other third parties related to our historical billing practices and the historical billing practices of the centers acquired from Gambro Healthcare and other matters related to their settlement agreement with the Department of Justice. Although the ultimate outcome of these claims cannot be predicted, an adverse result with respect to one or more of these claims could have a material adverse effect on our financial condition, results of operations, and cash flows. We currently maintain programs of general and professional liability insurance. However, a successful claim, including a professional liability, malpractice or negligence claim which is in excess of our insurance coverage could have a material adverse effect on our earnings and cash flows.

In addition, if our costs of insurance and claims increase, then our earnings could decline. Market rates for insurance premiums and deductibles have been steadily increasing. Our earnings and cash flows could be materially and adversely affected by any of the following:

•	the collapse or insolvency of our insurance carriers;

•	further increases in premiums and deductibles;

•	increases in the number of liability claims against us or the cost of settling or trying cases related to those claims; and

•	an inability to obtain one or more types of insurance on acceptable terms.

Provisions in our charter documents, compensation programs and Delaware law may deter a change of control that our stockholders would otherwise determine to be in their best interests.

Our charter documents include provisions that may deter hostile takeovers, delay or prevent changes of control or changes in our management, or limit the ability of our stockholders to approve transactions that they may otherwise determine to be in their best interests. These include provisions prohibiting our stockholders from acting by written consent; requiring 90 days advance notice of stockholder proposals or nominations to our Board of Directors; and granting our Board of Directors the authority to issue preferred stock and to determine the rights and preferences of the preferred stock without the need for further stockholder approval.

Most of our outstanding employee stock options include a provision accelerating the vesting of the options in the event of a change of control. We also maintain a change of control protection program for our employees who do not have a significant number of stock awards, which has been in place since 2001, and which provides for cash bonuses to the employees in the event of a change of control. Based on the market price of our common stock and shares outstanding on June 30, 2012, these cash bonuses would total approximately $364 million if a change of control transaction occurred at that price and our Board of Directors did not modify this program. These change of control provisions may affect the price an acquirer would be willing to pay for our Company.

We are also subject to Section 203 of the Delaware General Corporation Law that, subject to exceptions, would prohibit us from engaging in any business combinations with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder.

These provisions may discourage, delay or prevent an acquisition of our Company at a price that our stockholders may find attractive. These provisions could also make it more difficult for our stockholders to elect directors and take other corporate actions and could limit the price that investors might be willing to pay for shares of our common stock.

Risks Related to HCP

As a healthcare company, HCP is subject to many of the same risks to which DaVita is subject.

As a participant in the healthcare industry, HCP is subject to many of the same risks that DaVita is subject to as described in the DaVita risk factors, included elsewhere in or incorporated by reference into this prospectus, any of which could materially and adversely affect HCP’s revenues, earnings or cash flows. Among these risks are the following:

•	the healthcare business is heavily regulated and changes in laws, regulations, or government programs could have a material impact on HCP’s business;

•	failure to comply with complex governmental regulations could have severe consequences to HCP, including, without limitation, exclusion from governmental payor programs like Medicare and Medicaid;

•	HCP could become the subject of governmental investigations, claims, and litigation;

•	HCP may be unable to continue to make acquisitions or to successfully integrate such acquisitions into its business, and such acquisitions may include liabilities of which HCP was not aware; and

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as a result of the broad scope of HCP’s medical practice, including its affiliated physician groups in California and Nevada, HCP is exposed to medical malpractice claims, as well as claims for damages and other expenses, that may not be covered by insurance.

Under most of HCP’s agreements with health plans, HCP assumes some or all of the risk that the cost of providing services will exceed its compensation.

Substantially all of HCP’s revenue is derived from PMPM fees, paid by health plans under capitation agreements with HCP or its affiliated physician groups. In Florida, HCP contracts directly with health plans under global capitation arrangements to assume financial responsibility for both professional and institutional services. In Nevada, HCP contracts directly with health plans under capitation arrangements to assume financial responsibility for professional services, but does not generally assume institutional risk. Under such contracts, the health plan establishes pools for both professional services and institutional services based on a contractual PMPM fee, and the health plan then pays both professional and institutional expenses and remits the residual amounts to HCP. In California, HCP utilizes a capitation model in several different forms. While there are variations specific to each arrangement, HealthCare Partners Affiliates Medical Group, or HCPAMG, generally contracts with health plans to receive a PMPM fee for professional services and assumes the financial responsibility for professional services only. In some cases, the health plans separately enter into capitation contracts with third parties (typically hospitals) who receive directly a portion of the PMPM fee and assume contractual financial responsibility for hospital services. In other cases, the health plan does not pay any portion of the PMPM fee to the hospital, but rather administers claims for hospital expenses itself. In both scenarios, HCP enters into managed care-related administrative services agreements or similar arrangements with those third parties (hospitals) under which HCP agrees to be responsible for utilization review, quality assurance, and other managed care-related administrative functions. As compensation for such administrative services, HCP is entitled to share up to 100% of the amount by which the hospital capitation revenue exceeds hospital expenses; any such risk-share amount to which HCP is entitled is recorded as medical revenues.

To the extent that members require more care than is anticipated, aggregate PMPM payments may be insufficient to cover the costs associated with treatment. If medical expenses exceed estimates, except in very limited circumstances, HCP will not be able to increase the PMPM fee received under these risk agreements during their then-current terms.

If HCP or its affiliated physician groups enter into capitation contracts with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, HCP could, directly or indirectly through its contracts with HCPAMG, suffer losses with respect to such contract. Since HCP does not negotiate with CMS or any health plan regarding the benefits to be provided under their Medicare Advantage or other managed care plans, HCP often has just a few months to familiarize itself with each new annual package of benefits it is expected to offer.

Relatively small changes in HCP’s or HCPAMG’s ratio of medical expense to revenue can create significant changes in HCP’s financial results. Accordingly, the failure to adequately predict and control medical expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims, may have a material adverse effect on HCP’s financial condition, results of operations or cash flows.

Historically, HCP’s and HCPAMG’s medical expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of members;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, including pharmaceuticals, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations, and practices;

•	periodic renegotiation of provider contracts with specialist physicians, hospitals, and ancillary providers;

•	periodic renegotiation of contracts with HCP’s affiliated primary care physicians;

•	changes in the demographics of the participating members and medical trends;

•	contractual or claims disputes with providers, hospitals, or other service providers within a health plan’s network; and

•	the occurrence of catastrophes, major epidemics, or acts of terrorism.

Risk-sharing arrangements that HCP-affiliated physician groups (including HCPAMG) have with health plans and hospitals could result in their costs exceeding the corresponding revenues, which could reduce or eliminate any shared risk profitability.

Most of the agreements between health plans and HCP and its affiliated physician groups, including HCPAMG, contain risk-sharing arrangements under which the physician groups can earn additional compensation from the health plans by coordinating the provision of quality, cost-effective healthcare to members. However, such arrangements may require the physician group to assume a portion of any loss sustained from these arrangements, thereby reducing HCP’s net income. Under these risk-sharing arrangements, HCP and its affiliated physician groups are responsible for a portion of the cost of hospital services or other services that are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds the related revenue, which results in a “deficit,” or permit the parties to share in any “surplus” amounts when actual costs are less than the related revenue. The amount of non-capitated and hospital costs in any period could be affected by factors beyond the control of HCP, such as changes in treatment protocols, new technologies, longer lengths of stay by the patient, and inflation. To the extent that such non-capitated and hospital costs are higher than anticipated, revenue may not be sufficient to cover the risk-sharing deficits the health plans and HCP are responsible for, which could reduce HCP’s revenues and profitability. Certain of HCP’s agreements with health plans stipulate that risk-sharing pool deficit amounts are carried forward to offset any future years’ surplus amounts HCP would otherwise be entitled to receive. HCP accrues for any such risk-sharing deficits.

Health plans often insist on withholding negotiated amounts from professional PMPM payments, which the health plans are permitted to retain, in order to cover HCP’s share of any risk-sharing deficits. Whenever possible, HCP seeks to contractually reduce or eliminate its liability for risk-sharing deficits. Notwithstanding the foregoing, risk-sharing deficits could have a significant impact on future profitability.

Renegotiation, renewal, or termination of capitation agreements with health plans could have a significant impact on HCP’s future profitability.

Under most of HCP’s and its affiliated physician groups’, including HCPAMG’s, capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, HCP and its affiliated physician groups, including HCPAMG, are generally allowed a period of time to object to such amendment. If HCP or its affiliated physician group so objects, under some of the risk agreements, the relevant health plan may terminate the applicable agreement upon 60 to 90 days written notice. In addition, in connection with the Merger, HCP must obtain the consent of certain health plans to assign certain capitation agreements, which could result in health plans attempting to renegotiate or threatening to cancel such contracts. Depending on the health plan at issue and the amount of revenue associated with the health plan’s risk agreement, the renegotiated terms or termination may have a material adverse effect on HCP’s and DaVita’s future revenues and profitability.

Laws regulating the corporate practice of medicine could restrict the manner in which HCP is permitted to conduct its business and the failure to comply with such laws could subject HCP to penalties or require a restructuring of HCP.

Some states have laws that prohibit business entities, such as HCP, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians (also known collectively as the corporate practice of medicine) or engaging in certain arrangements, such as fee-splitting, with physicians. In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Of the three states in which HCP currently operates, California and Nevada prohibit the corporate practice of medicine.

In California and Nevada, HCP operates by maintaining long-term contracts with its affiliated physician groups, including HCPAMG, which are each owned and operated by physicians and which employ or contract with additional physicians to provide physician services. Under these arrangements, HCP provides management services, receives a management fee for providing non-medical management services, does not represent that it offers medical services, and does not exercise influence or control over the practice of medicine by the physicians or the affiliated physician groups.

In addition to the above management arrangements, HCP has certain contractual rights relating to the orderly transfer of equity interests in certain of its California and Nevada affiliated physician groups through succession agreements and other arrangements with their physician equityholders. However, such equity interests cannot be transferred to or held by HCP or by any non-professional organization. Accordingly, neither HCP nor HCP’s subsidiaries directly own any equity interests in any physician groups in California and Nevada. In the event that any of these affiliated physician groups fails to comply with the management arrangement or any management arrangement is terminated and/or HCP is unable to enforce its contractual rights over the orderly transfer of equity interests in its affiliated physician groups, such events could have a material adverse effect on HCP’s business, financial condition or results of operations.

HCP may be required to restructure its relationship with its affiliated physician groups if HCP’s management services agreements with such affiliated physician groups or HCP’s succession agreements and other related arrangements with equityholders of any such affiliated physician groups are deemed invalid under prohibitions against the corporate practice of medicine in California and Nevada.

Some of the relevant laws, regulations, and agency interpretations relating to the corporate practice of medicine have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change and regulatory authorities and other parties, including HCP’s group physicians, may assert that, despite these arrangements, HCP is engaged in the prohibited corporate practice of medicine.

In light of the above, it is possible that a state regulatory agency or a court could determine that HCP’s agreements with physician equityholders of certain managed California and Nevada affiliated physician groups as described above, either independently or coupled with the management services agreements with such affiliated physician groups, confer impermissible control over the business and/or medical operations of such affiliated physician groups, that the management fee payable under such arrangements results in profit sharing or that HCP is the beneficial owner of the affiliated physician groups’ equity interests in violation of the corporate practice of medicine doctrine. If there were a determination that a corporate practice of medicine violation existed or exists, these arrangements could be deemed invalid, potentially resulting in a loss of revenues and results of operations derived from such affiliated physician groups. In addition, HCP’s California and Nevada affiliated physician groups and HCP, as well as those physician equityholders of affiliated physician groups who are subject to succession agreements with HCP, could be subject to criminal or civil penalties or an injunction for practicing medicine without a license or aiding and abetting the unlicensed practice of medicine.

A determination that a corporate practice of medicine violation existed could also force a restructuring of HCP’s management arrangements with affiliated physician groups in California and/or Nevada. Such a restructuring might include revisions of the management services agreements, which might include a modification of the management fee, and/or establishing an alternative structure, such as obtaining a California Knox-Keene license (a managed care plan license issued pursuant to the California Knox-Keene Health Care Service Plan Act of 1975, or Knox-Keene Act) or its Nevada equivalent, which would permit HCP to contract with a physician network without violating the corporate practice of medicine prohibition. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on HCP’s operations and financial results.

If HCP’s agreements or arrangements with any physician equityholder(s) of affiliated physicians, physician groups, or IPAs are deemed invalid under state law, including laws against the corporate practice of medicine, or Federal Law, or are terminated as a result of changes in state law, or if there is a change in accounting principles or the interpretation thereof by the Financial Accounting Standards Board, or FASB, affecting consolidation of entities, it could impact HCP’s consolidation of total revenues derived from such affiliated physician groups.

HCP’s financial statements are consolidated and include the accounts of its majority-owned subsidiaries and certain non-owned HCP-affiliated physician groups, which consolidation is effectuated in accordance with applicable accounting rules. In the event of a change in accounting principles promulgated by FASB or in FASB’s interpretation of its principles, or if there were an adverse determination by a regulatory agency or a court or if there were a change in state or federal law relating to the ability to maintain present agreements or arrangements with such physician groups, HCP may not be permitted to continue to consolidate the total revenues of such organizations. A change in accounting for consolidation with respect to HCP’s present agreement or arrangements would diminish HCP’s reported revenues but would not adversely affect its results of operations, while regulatory or legal rulings or changes in law interfering with HCP’s ability to maintain its present agreements or arrangements could diminish both revenues and results of operations.

If HCPAMG and HCP’s affiliated physician groups are not able to satisfy the California Department of Managed Health Care’s financial solvency requirements, HCP could become subject to sanctions and its ability to do business in California could be limited or terminated.

The California Department of Managed Health Care, or DMHC, has instituted financial solvency regulations. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Under the regulations, HCPAMG and HCP’s affiliated physician groups are required to, among other things:

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Maintain, at all times, a minimum “cash-to-claims ratio” (where “cash-to-claims ratio” means the organization’s cash, marketable securities, and certain qualified receivables, divided by the organization’s total unpaid claims liability). The regulations currently require a cash-to-claims ratio of 0.75.

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Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including incurred but not reported calculations and documentation, and attestations as to whether or not the organization was in compliance with the Knox-Keene Act requirements related to claims payment timeliness, had maintained positive tangible net equity (i.e., at least $1.00), and had maintained positive working capital (i.e., at least $1.00).

In the event that a physician organization is not in compliance with any of the above criteria, the organization would be required to describe in a report submitted to the DMHC the reasons for non-compliance and actions to be taken to bring the organization into compliance. Further, under these regulations, the DMHC can make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria. In the event HCP or its affiliated physician groups are not able to meet certain of the financial solvency requirements, and fail to meet subsequent corrective action plans, HCP could be subject to sanctions, or limitations on, or removal of, its ability to do business in California.

Reductions in Medicare Advantage health plan reimbursement rates stemming from recent healthcare reforms and any future related regulations may negatively impact HCP’s business, revenue and profitability.

A significant portion of HCP’s revenue is directly or indirectly derived from the monthly premium payments paid by CMS to health plans for medical services provided to Medicare Advantage enrollees. As a result, HCP’s business and results of operations are, in part, dependent on government funding levels for Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on HCP’s business.

The Health Reform Acts contain a number of provisions that negatively impact Medicare Advantage plans, including the following:

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Medicare Advantage benchmarks for 2011 were frozen at 2010 levels. Beginning in 2012, Medicare Advantage benchmark rates are being phased down from current levels to levels that are between 95% and 115% of fee-for-service costs, depending on a plan’s geographic area. Medicare Advantage plans receiving certain quality ratings by CMS will be eligible for bonus rate increases.

•	Rebates received by Medicare Advantage plans that “underbid” based on payment benchmarks will be reduced, with larger reductions for plans failing to receive certain quality ratings.

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The Secretary of the Department of Health and Human Services, or HHS, is granted explicit authority to deny Medicare Advantage plan bids that propose significant increases in cost sharing or decreases in benefits.

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Beginning in 2014, Medicare Advantage plans with medical loss ratios below 85% will be required to pay a rebate to the Secretary of HHS. The Secretary of HHS will halt enrollment in any plan failing to meet this ratio for three consecutive years, and terminate any plan failing to meet the ratio for five consecutive years. If an HCP-contracting Medicare Advantage plan experiences a limitation on enrollment or is otherwise terminated from the Medicare Advantage program, HCP may suffer materially adverse consequences to its business or financial condition.

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Since January 1, 2011, cost-sharing for certain services (such as chemotherapy and skilled nursing care) has been limited to the cost-sharing permitted under the original fee-for-service Medicare program.

•	Prescription drug plans are now required to cover all drugs on a list developed by the Secretary of HHS, and the Medicare Part D premium subsidy for high-income beneficiaries has been reduced by 25%.

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Beginning in 2014, CMS is required to increase coding intensity adjustments for Medicare Advantage plans, which is expected to reduce CMS payments to Medicare Advantage plans, which in turn will likely reduce the amounts payable to HCP and its affiliated physicians, physician groups, and IPAs under its capitation agreements.

In addition to the above, the Health Reform Acts establish a new Independent Payment Advisory Board, or IPAB, to recommend ways to reduce Medicare spending if the increase in Medicare costs per capita exceeds certain targets, which will be implemented unless Congress passes alternative legislation that achieves the same savings. The Health Reform Acts mandate that if targets are not met, the IPAB’s recommendations are to include ways to reduce payments to Medicare Advantage plans and Medicare Part D prescription drug plans related to administrative expenses (including profits) and performance bonuses. Also, the Budget Control Act of 2011, or BCA, mandates a 2% decrease in Medicare Advantage spending in order to bring Medicare spending for Medicare Advantage beneficiaries more in line with Medicare fee-for-service spending. Additional steps could be taken by government agencies and plan providers to further restrict, directly or indirectly, the reimbursements available to plan service providers like HCP.

Finally, it is possible that the impact of the Health Reform Acts could cause a reduction in enrollment in Medicare Advantage plans, which, in turn, would reduce HCP’s revenues and net income. For example, the Congressional Budget Office, or CBO, expects that, after reaching a high of 25% participation in Medicare Advantage plans in 2012, such participation will decline to 17% in 2020. The CBO predicts that this, together with other changes under the Reform Act, will result in reductions in Medicare Advantage spending by CMS of up to an aggregate of $131.9 billion over 10 years.

Although the Health Reform Acts provide for reductions in payments to Medicare Advantage plans, the Health Reform Acts also provide for bonus payments to Medicare Advantage plans rated four or five stars based on quality measures. In November 2011, CMS announced a three-year demonstration project with an alternative bonus structure that awards bonuses to plans with three or more stars. The Government Accountability Office and MedPAC have criticized the demonstration project. If Congress acts to curb the CMS initiated bonus structure, HCP’s revenues would decrease.

HCP’s operations are dependent on competing health plans and, at times, their and HCP’s economic interests may diverge.

For the year ended December 31, 2011, 70% of HCP’s consolidated medical revenues was earned through contracts with three health plans.

HCP expects that, going forward, substantially all of its revenue will continue to be derived from these and other health plans. Each health plan may immediately terminate any of HCP’s contracts and/or any individual credentialed physician upon the occurrence of certain events. They may also amend the material terms of the contracts under certain circumstances. Failure to maintain the contracts on favorable terms, for any reason, would materially and adversely affect HCP’s results of operations and financial condition. A material decline in the number of members could also have a material adverse effect on HCP’s results of operations.

Notwithstanding each health plan’s and HCP’s current shared interest in providing service to HCP’s members who are enrolled in the subject health plans, the health plans may have different and, at times, opposing economic interests from those of HCP. The health plans provide a wide range of health insurance services across a wide range of geographic regions, utilizing a vast network of providers. As a result, they and HCP may have different views regarding the proper pricing of services and/or the proper pricing of the various service providers in their provider networks, the cost of which HCP bears to the extent that the services of such service providers are utilized. These health plans may also have different views than HCP regarding the efforts and expenditures that they, HCP, and/or other service providers should make to achieve and/or maintain various quality ratings. In addition, several health plans have purchased or announced their intent to purchase IPAs or HMOs. If health plans with which HCP contracts make significant purchases, they may not continue to contract with HCP or contract on less favorable terms. Similarly, as a result of changes in laws, regulations, consumer preferences, or other factors, the health plans may find it in their best interest to provide health insurance services pursuant to another payment or reimbursement structure. In the event HCP’s interests diverge from the interests of the health plans, HCP may have limited recourse or alternative options in light of its dependence on these health plans. There can be no assurances that HCP will continue to find it mutually beneficial to work with the health plans. As a result of various restrictive provisions that appear in some of the managed care agreements with health plans, HCP may, at times, have limitations on its ability to cancel an agreement with a particular health plan and immediately thereafter contract with a competing health plan with respect to the same service area.

HCP and its affiliated physicians, physician groups, including HCPAMG, and IPAs and other physicians may be required to continue providing services following termination or renegotiation of certain agreements with health plans.

There are circumstances under federal and state law pursuant to which HCP and its affiliated physician groups, including HCPAMG, IPAs, and other physicians could be obligated to continue to provide medical services to HCP members in their care following a termination of their applicable risk agreement with health plans and termination of the receipt of payments thereunder. In certain cases, this obligation could require the physician group or IPA to provide care to such member following the bankruptcy or insolvency of a health plan. Accordingly, the obligations to provide medical services to HCP members (and the associated costs) may not terminate at the time the applicable agreement with the health plan terminates, and HCP may not be able to recover its cost of providing those services from the health plan, which could have a material adverse effect on HCP’s financial condition, results of operations, and/or cash flows.

HCP operates only in Florida, California, and Nevada. HCP may not be able to successfully establish a presence in new geographic regions.

HCP derives substantially all of its revenue from operations exclusively in California, Nevada, and Florida (California, Nevada, and Florida are hereinafter referred to as, the Existing Geographic Regions). As a result, HCP’s exposure to many of the risks described herein are not mitigated by a greater diversification of geographic focus. Furthermore, due to the concentration of HCP’s operations in the Existing Geographic Regions, HCP’s business may be adversely affected by economic conditions, natural disasters (such as earthquakes or hurricanes), or acts of war or terrorism that disproportionately affect the Existing Geographic Regions as compared to other states and geographic markets.

To expand the operations of its network outside of the Existing Geographic Regions, HCP must devote resources to identifying and exploring such perceived opportunities. Thereafter, HCP must, among other things, recruit and retain qualified personnel, develop new offices, establish potentially new relationships with one or more health plans, and establish new relationships with physicians and other healthcare providers. The ability to establish such new relationships may be significantly inhibited by competition for such relationships and personnel in the health care marketplace in the targeted new geographic regions. In addition, if HCP were to seek expansion outside of the Existing Geographic Regions, HCP would be required to comply with laws and regulations of states that may differ from the ones in which it currently operates, and could face competitors with greater knowledge of such local markets. HCP anticipates that any geographic expansion may require it to make a substantial investment of management time, capital, and/or other resources. There can be no assurance that HCP will be able to establish profitable operations or relationships in any new geographic markets.

Reductions in the quality ratings of the health plans HCP serves could have an adverse effect on its results of operations, financial condition, and/or cash flow.

As a result of the Health Reform Acts, HCP anticipates that the level of reimbursement each health plan receives from CMS will be dependent, in part, upon the quality rating of the Medicare plan that such health plan serves. Such ratings are expected to impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of HCP’s revenue for 2012 is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to HCP members, reductions in the quality ratings of a health plan that HCP serves could have an adverse effect on its results of operations, financial condition, and/or cash flows. In addition, CMS has announced its intention to terminate any plan that has a rating of less than three stars for three consecutive years. Medicare Advantage plans with five stars are permitted to conduct enrollment throughout the year and enrollees in plans with 4.5 or fewer stars are permitted to change plans during the year. None of the plans with which HCP contracts are five-star plans. Given each health plan’s control of its plans and the many other providers that serve such plans, HCP believes that it will have limited ability to influence the overall quality rating of any such plan. Accordingly, since low quality ratings can potentially lead to the termination of a plan that HCP serves, HCP may not be able to prevent the potential termination of a contracting plan or a shift of patients to other plans based upon quality issues which could, in turn, have an adverse effect on HCP’s results of operations, financial condition, and/or cash flows.

HCP’s records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause HCP to overstate or understate its revenue and subject it to various penalties.

HCP, on behalf of itself and its affiliated physicians, physician groups, including HCPAMG, and IPAs, submits to health plans claims and encounter data that support the risk adjustment factor, or RAF, scores attributable to members. These RAF scores determine, in part, the revenue to which the health plan and, in turn, HCP is entitled for the provision of medical care to such members. The data submitted to CMS by each health plan is based on medical charts and diagnosis codes prepared and submitted by HCP. Each health plan generally relies on HCP to appropriately document and support such RAF data in HCP’s medical records. Each health plan also relies on HCP to appropriately code claims for medical services provided to members. HCP may periodically review medical records and may find inaccurate or unsupportable coding or otherwise inaccurate records. Erroneous claims and erroneous encounter records and submissions could result in inaccurate PMPM fee revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. HCP might also need to refund a portion of the revenue that it received, which refund, depending on its magnitude, could damage its relationship with the applicable health plan and could have a material adverse effect on HCP’s results of operations, financial condition or cash flows.

CMS audits Medicare Advantage plans for documentation to support RAF-related payments for members chosen at random. The Medicare Advantage plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS audit. HCP has experienced increases in RAF scores attributable to its members, and thus there is a possibility that a Medicare Advantage plan may seek repayment from HCP as a result of CMS payment adjustments to the Medicare Advantage plan. The plans also may hold HCP liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by HCP.

CMS has indicated that, starting with payment year 2011, payment adjustments will not be limited to RAF scores for the specific Medicare Advantage enrollees for which errors are found but may also be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. Although CMS has described its audit process as plan-year specific and has stated that it will not extrapolate audit results for plan years prior to 2011, CMS has not specifically stated that payment adjustments as a result of one plan year’s audit will not be extrapolated to prior plan years. There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in HCP’s revenue and profitability, even if the information HCP submitted to the plan is accurate and supportable. Since the CMS rules, regulations, and statements regarding this audit program are still not well defined and, in some cases, have not been published in final form, there is also a risk that CMS may adopt new rules and regulations that are inconsistent with their existing rules, regulations, and statements.

A failure to estimate incurred but not reported medical benefits expense accurately could adversely affect HCP’s profitability.

Medical claims expense includes estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed HCP. These claim estimates are made utilizing actuarial methods and are continually evaluated and adjusted by management, based upon HCP’s historical claims experience and other factors. Adjustments, if necessary, are made to medical claims expense when the assumptions used to determine HCP’s claims liability changes and when actual claim costs are ultimately determined.

Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in HCP’s financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that HCP’s estimates of this type of claim may be inadequate in the future. In such event, HCP’s results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect HCP’s ability to take timely corrective actions, further exacerbating the extent of any adverse effect on HCP’s results.

HCP faces certain competitive threats which could reduce HCP’s profitability and increase competition for patients.

HCP faces certain competitive threats based on certain features of the Medicare programs, including the following:

•

As a result of the direct and indirect impacts of the Health Reform Acts, many Medicare beneficiaries may decide that an original fee-for-service Medicare program is more attractive than a Medicare Advantage plan. As a result, enrollment in the health plans HCP serves may decrease.

•

Managed care companies offer alternative products such as regional preferred provider organizations, or PPOs, and private fee-for-service plans. Medicare PPOs and private fee-for-service plans allow their patients more flexibility in selecting physicians than Medicare Advantage health plans, which typically require patients to coordinate care with a primary care physician. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 has encouraged the creation of regional PPOs through various incentives, including certain risk corridors, or cost-reimbursement provisions, a stabilization fund for incentive payments, and special payments to hospitals not otherwise contracted with a Medicare Advantage plan that treat regional plan enrollees. The formation of regional Medicare PPOs and private fee-for-service plans may affect HCP’s relative attractiveness to existing and potential Medicare patients in their service areas.

•

The payments for the local and regional Medicare Advantage plans are based on a competitive bidding process that may indirectly cause a decrease in the amount of the PMPM fee or result in an increase in benefits offered.

•

The annual enrollment process and subsequent “lock-in” provisions of the Health Reform Acts may adversely affect HCP’s level of revenue growth as it will limit the ability of a health plan to market to and enroll new Medicare beneficiaries in its established service areas outside of the annual enrollment period.

•

Commencing in 2012, CMS will allow Medicare beneficiaries who are enrolled in a Medicare Advantage plan with a quality rating of 4.5 stars or less to enroll in a five-star rated Medicare Advantage plan at any time during the benefit year. None of the plans HCP serves are five-star rated. Therefore, HCP may face a competitive disadvantage in recruiting and retaining Medicare beneficiaries.

In addition to the competitive threats intrinsic to the Medicare programs, competition among health plans and among healthcare providers may also have a negative impact on HCP’s profitability. For example, California, Nevada, and Florida have become increasingly attractive to health plans that may compete with HCP, including the health plans with which HCP and its affiliated physicians, physician groups, and IPAs currently compete. HCP may not be able to continue to compete profitably in the healthcare industry if additional competitors enter the same market. If HCP cannot compete profitably, the ability of HCP to compete with other service providers that contract with competing health plans may be substantially impaired. Similarly, California, Nevada, and Florida have also become increasingly attractive to HCP’s competitors due to the large populations of Medicare beneficiaries. HCP may not be able to continue to compete effectively if additional competitors enter the same regions.

HCP competes directly with various regional and local companies that provide similar services in HCP’s Existing Geographic Regions. HCP’s competitors vary in size and scope and in terms of products and services offered. HCP believes that some of its competitors and potential competitors may be significantly larger than HCP and have greater financial, sales, marketing, and other resources. Furthermore, it is HCP’s belief that some of its competitors may make strategic acquisitions or establish cooperative relationships among themselves.

A disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability.

In any particular service area, healthcare providers or provider networks could refuse to contract with HCP, demand higher payments, or take other actions that could result in higher healthcare costs, disruption of benefits to HCP’s members, or difficulty in meeting applicable regulatory or accreditation requirements. In some service areas, healthcare providers or provider networks may have significant market positions. If healthcare providers or provider networks refuse to contract with HCP, use their market position to negotiate favorable contracts, or place HCP at a competitive disadvantage, then HCP’s ability to market products or to be profitable in those service areas could be adversely affected. HCP’s provider networks could also be disrupted by the financial insolvency of a large provider group. Any disruption in HCP’s provider networks could result in a loss of members or higher healthcare costs.

HCP’s revenues and profits could be diminished if HCP fails to retain and attract the services of key primary care physicians.

Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing independent physician association or medical group, or otherwise become unable or unwilling to continue practicing medicine or contracting with HCP or its affiliated physicians, physician groups, or IPAs. In addition, HCP’s affiliated physicians, physician groups and IPA’s could view the Merger as compromising or diminishing HCP’s distinctive physician-owned, physician-led culture and business model, which could cause such affiliated physicians, physician groups or IPAs to terminate their relationships with HCP. Moreover, given limitations relating to the enforcement of post-termination noncompetition covenants in California, it would be difficult to restrict a primary care physician from competing with HCP’s affiliated physicians, physician groups, or IPAs. As a result, members who have been served by such physicians could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce HCP’s revenues and profits. Moreover, HCP may not be able to attract new physicians to replace the services of terminating physicians or to service its growing membership.

HCP regularly explores potential acquisitions, which if consummated could affect its financial condition, results of operations or other aspects of its business.

HCP regularly explores potential acquisitions, which if consummated could affect its financial condition, results of operations or other aspects of its business. There can be no assurance that HCP will be able to identify suitable acquisition candidates or that, if identified, HCP would be able to consummate an acquisition on acceptable terms. There can also be no assurance that HCP will be successful in completing any acquisitions that it might be considering, or integrating any acquired business into its overall operations, or that any such acquired business will operate profitably or will not otherwise adversely impact HCP’s results of operations.

Participation in Accountable Care Organization programs is subject to federal regulation, is new and subject to evolving regulatory development, and supervision and may result in financial liability.

The Health Reform Acts establish a Medicare shared savings program for ACOs, which took effect in January 2012. Participating ACOs that meet specified quality performance standards will be eligible to share in any savings below a specified benchmark amount. The Secretary of HHS is also authorized, but not required, to use capitation payment models with ACOs. The continued development and expansion of ACOs will have an uncertain impact on HCP’s business, revenue, and profitability.

As an initial step in the formation and development of ACOs, CMS has issued contracts for participation in a “Pioneer ACO” program. HCP, through certain of its subsidiaries, was awarded contracts to participate as a Pioneer ACO in California, Nevada, and Florida. HCP is in the process of implementing such operations. The Pioneer ACO program provides for a three-year participation with opportunities for upside incentives and downside risk liability for an assigned population of Medicare fee-for-service patients. It is the responsibility of

HCP’s subsidiary ACOs to provide care to, and manage the health of, a patient population in California, Nevada, and Florida drawn from the traditional Medicare fee-for-service program, using a panel of specified physicians and healthcare facilities. The Pioneer ACO program requires participants to report on ACO operations, utilize healthcare information technology, and attempt to improve the quality of patient care.

The ACO programs are new and therefore operational and regulatory guidance is limited. It is possible that the operations of HCP’s subsidiary ACOs may not fully comply with current or future regulations and guidelines applicable to ACOs, may not achieve quality targets or cost savings, or may not attract or retain sufficient physicians or patients to allow HCP to meet its objectives. Additionally, poor performance could put the HCP ACOs at financial risk and obligation to CMS. Traditionally, other than fee-for-service billing by the medical clinics and healthcare facilities operated by HCP, HCP has not directly contracted with CMS and has not operated any health plans or provider sponsored networks. Therefore, HCP may not have the necessary experience, systems, or compliance to successfully achieve a positive return on its ACOs’ investment or to avoid financial or regulatory liability. To date, demonstration projects using healthcare delivery models substantially similar to an ACO have not resulted in savings. HCP believes that its historical experience with fully delegated managed care will be applicable to operation of its subsidiary ACOs, but there can be no such assurance.

California hospitals may terminate their agreements with HCPAMG or reduce the fees they pay to HCP.

In California, HCPAMG maintains significant hospital arrangements designed to facilitate the provision of coordinated hospital care with those services provided to members by HCPAMG and its affiliated physicians, physician groups, and IPAs. Through contractual arrangements with certain key hospitals, HCPAMG provides utilization review, quality assurance, and other management services related to the provision of patient care services to members by the contracted hospitals and downstream hospital contractors. In the event that any one of these key hospital agreements is amended in a financially unfavorable manner or is otherwise terminated, such events could have a material adverse effect on HCP’s business, financial condition, and results of operations.

HCP’s professional liability and other insurance coverages may not be adequate to cover HCP’s potential liabilities.

HCP maintains professional liability insurance and other insurance coverage through California Medical Group Insurance Company, Risk Retention Group, an Arizona corporation in which HCP is a part owner. HCP believes such insurance is adequate based on industry standards. Nonetheless, potential liabilities may not be covered by insurance, insurers may dispute coverage or may be unable to meet their obligations, or the amount of insurance coverage and/or related reserves may be inadequate. There can be no assurances that HCP will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost-effective basis, if at all. Moreover, even if claims brought against HCP are unsuccessful or without merit, HCP would have to defend itself against such claims. The defense of any such actions may be time-consuming and costly and may distract HCP management’s attention. As a result, HCP may incur significant expenses and may be unable to effectively operate HCP’s business.

Changes in the rates or methods of third-party reimbursements may adversely affect HCP operations.

HCP derives a substantial portion of its revenue from direct billings to governmental healthcare programs, such as Medicare and Medicaid, and private health insurance companies and/or health plans, including but not limited to those participating in the Medicare Advantage program. As a result, any negative changes in governmental capitation or fee-for-service rates or methods of reimbursement for the services HCP provides could have a significant adverse impact on HCP’s revenue and financial results.

Medicare program reimbursements for physician services as well as other services to Medicare beneficiaries who are not enrolled in Medicare Advantage plans are based upon the fee-for-service rates set forth in the Medicare Physician Fee Schedule, which relies, in part, on a target-setting formula system called the Sustainable

Growth Rate, or SGR. Each year, on January 1st, the Medicare program updates the Medicare Physician Fee Schedule reimbursement rates. Many private payors use the Medicare Physician Fee Schedule to determine their own reimbursement rates. Based on the SGR, the annual fee schedule update is adjusted to reflect the comparison of actual expenditures to target expenditures. Because one of the factors for calculating the SGR is linked to the growth in the U.S. gross domestic product, or GDP, the SGR formula may result in a negative payment update if growth in Medicare beneficiaries’ use of services exceeds GDP growth, a situation which has occurred every year since 2002 and the reoccurrence of which HCP cannot predict.

CMS determined that, effective January 1, 2012, the SGR formula results in a payment cut of approximately 27 percent. Congress, however, enacted the Temporary Payroll Tax Cut Continuation Act of 2011, which blocked this cut through the end of February 2012. In February 2012, Congress passed the Middle Class Tax Relief and Job Creation Act of 2012, or Tax Relief Act, which blocks the cut through the end of 2012. While Congress has repeatedly intervened to mitigate the negative reimbursement impact associated with the SGR formula, there is no guarantee that Congress will continue to do so in the future. Moreover, the existing methodology may result in significant yearly fluctuations in the Medicare Physician Fee Schedule amounts, which may be unrelated to changes in the actual costs of providing physician services. Unless Congress enacts a change to the SGR methodology, the uncertainty regarding reimbursement rates and fluctuation will continue to exist. Moreover, if Congress does change the SGR methodology or substitute a new system for physician fee-for-service payments, it may require reductions in other Medicare programs including Medicare Advantage to offset such additional costs.

Another provision that affects physician payments under the Medicare Physician Fee Schedule is an adjustment under the Medicare statute to reflect the geographic variation in the cost of delivering physician services, by comparing those costs to the national average. Medicare payments to physicians under the Medicare Physician Fee Schedule are geographically adjusted to reflect the varying cost of delivering physician services across areas. The adjustments are made by indices, known as the Geographic Practice Cost Indices, or GPCI, that reflect how each geographic area compares to the national average. In 2003, Congress established that for three years there would be a “floor” of 1.0 on the “work” component of the Medicare Physician Fee Schedule formula used to determine physician payments, which meant that physician payments would not be reduced in a geographic area just because the relative cost of physician work in that area fell below the national average. Congress extended the GPCI work floor several times since its enactment in 2003. The Tax Relief Act provides another extension through 2012. Although Congress has extended the GPCI work floor several times, there is no guarantee that Congress will block the adjustment in the future, which could result in a decrease in payments HCP receives for physician services.

Congress has a strong interest in reducing the federal debt, which may lead to new proposals designed to achieve savings by altering payment policies. The BCA established a Joint Select Committee on Deficit Reduction, which had the goal of achieving a reduction in the federal debt level of at least $1.2 trillion. As a result of the Joint Select Committee’s failure to draft a proposal by the BCA’s deadline, automatic cuts in various federal programs will commence in January 2013. Although the Medicaid program is exempt from these cuts, Medicare payments to providers are not exempt. The BCA does, however, provide that the Medicare cuts to providers may not exceed 2%. At this time it is unclear how this automatic reduction may be applied to various Medicare healthcare programs, including physician reimbursement. Therefore it is not possible at this time to estimate what impact, if any, the BCA will have on HCP’s business or results of operations.

As noted, the cuts described above will occur automatically as a matter of law. Certain members of Congress, however, want to achieve even greater reductions in the federal debt, and they want to change entitlement programs, such as Medicare. It is difficult to assess whether and to what extent Congress will alter Medicare payment policies.

Because governmental healthcare programs generally reimburse on a fee schedule basis rather than on a charge-related basis, HCP generally cannot increase its revenues from these programs by increasing the amount it charges for its services. Moreover, if HCP’s costs increase, HCP may not be able to recover its increased costs from these programs. Government and private payors have taken and may continue to take steps to control the cost, eligibility for, use, and delivery of healthcare services as a result of budgetary constraints, cost containment pressures and other reasons. HCP believes that these trends in cost containment will continue. These cost containment measures, and other market changes in non-governmental insurance plans have generally restricted HCP’s ability to recover, or shift to non-governmental payors, any increased costs that HCP experiences. HCP’s business and financial operations may be materially affected by these developments.

HCP’s business model depends on numerous complex management information systems, and any failure to successfully maintain these systems or implement new systems could materially harm HCP’s operations and result in potential violations of healthcare laws and regulations.

HCP depends on a complex, specialized, and integrated management information system and standardized procedures for operational and financial information, as well as for HCP’s billing operations. HCP may be unable to enhance its existing management information systems or implement new management information systems where necessary. Additionally, HCP may experience unanticipated delays, complications, or expenses in implementing, integrating, and operating its systems. HCP’s management information systems may require modifications, improvements, or replacements that may require both substantial expenditures as well as interruptions in operations. HCP’s ability to implement these systems is subject to the availability of information technology and skilled personnel to assist HCP in creating and implementing these systems.

HCP’s failure to successfully implement and maintain all of its systems could have a material adverse effect on its business, financial condition, and results of operations. For example, HCP’s failure to successfully operate its billing systems could lead to potential violations of healthcare laws and regulations. If HCP is unable to handle its claims volume, or if HCP is unable to pay claims timely, HCP may become subject to a health plan’s corrective action plan or de-delegation until the problem is corrected, and/or termination of the health plan’s agreement with HCP. This could have a material adverse effect on HCP’s operations and profitability. In addition, if HCP’s claims processing system is unable to process claims accurately, the data HCP uses for its IBNR estimates could be incomplete and HCP’s ability to accurately estimate claims liabilities and establish adequate reserves could be adversely affected. Finally, if HCP’s management information systems are unable to function in compliance with applicable state or federal rules and regulations, including, without limitation, medical information confidentiality laws such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, possible penalties and fines as a result of this lack of compliance could have a material adverse effect on HCP’s business, financial condition, and results of operations.

Federal and state privacy and information security laws are complex, and HCP may be subject to government or private actions due to privacy and security breaches.

HCP must comply with numerous federal and state laws and regulations governing the collection, dissemination, access, use, security and privacy of protected health information, including HIPAA and its implementing privacy and security regulations, as amended by the federal Health Information Technology for Economic and Clinical Health Act. In the event that HCP’s non-compliance with existing or new laws and regulations related to protected health information results in privacy or security breaches, HCP could be subject to monetary fines, civil suits, civil penalties or criminal sanctions and requirements to disclose the breach publicly.

HCP may be impacted by eligibility changes to government and private insurance programs.

Due to potential decreased availability of healthcare through private employers, the number of patients who are uninsured or participate in governmental programs may increase. The Health Reform Acts will increase the participation of individuals in the Medicaid program in states that elect to participate in the expanded Medicaid coverage. A shift in payor mix from managed care and other private payors to government payors or the uninsured may result in a reduction in the rates of reimbursement or an increase in uncollectible receivables or uncompensated care, with a corresponding decrease in net revenue. Changes in the eligibility requirements for governmental programs such as the Medicaid program under the Health Reform Acts and state decisions on whether to participate in the expansion of such programs also could increase the number of patients who participate in such programs or the number of uninsured patients. Even for those patients who remain with private insurance, changes in those programs could increase patient responsibility amounts, resulting in a greater risk for uncollectible receivables. These factors and events could have a material adverse effect on HCP’s business, financial condition, and results of operations.

Negative publicity regarding the managed healthcare industry generally or HCP in particular could adversely affect HCP’s results of operations or business.

Negative publicity regarding the managed healthcare industry generally, or the Medicare Advantage program or HCP in particular, may result in increased regulation and legislative review of industry practices that further increase HCP’s costs of doing business and adversely affect HCP’s results of operations or business by:

•	requiring HCP to change its products and services;

•

increasing the regulatory, including compliance, burdens under which HCP operates, which, in turn, may negatively impact the manner in which HCP provides services and increase HCP’s costs of providing services;

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adversely affecting HCP’s ability to market its products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to Medicare Advantage enrollees; or

•	adversely affecting HCP’s ability to attract and retain members.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, and the combined company’s plans, objectives, expectations, and intentions. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects, or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will,” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate, and other trends, developments, and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things:

•	the ability to obtain governmental approvals of the Merger on the proposed terms and schedule contemplated by the parties;

•	the failure of HCP Members to approve the proposal to approve the principal terms of the Merger and the Merger Agreement;

•	the loss of key HCP employees following the Merger;

•	disruption from the proposed transaction making it more difficult to maintain business and operational relationships with customers, partners, and others;

•	the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions;

•	adverse developments in general market, business, economic, labor, regulatory, and political conditions;

•	rating agency actions that could affect DaVita’s ability to borrow funds;

•	the impact of, and potential challenges in, complying with legislation and regulation in the jurisdictions in which HCP and DaVita operate;

•	the risk that the cost of providing services under HCP’s agreements will exceed HCP’s compensation under such agreements;

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which HCP conducts its business;

•	the risk that reductions in reimbursement rates and future regulations may negatively impact HCP’s business, revenue, and profitability;

•	the risk that HCP may not be able to successfully establish a presence in new geographic regions;

•	the risk that reductions in the quality ratings of health plan customers of HCP could have an adverse effect on HCP’s business;

•	the fact that HCP faces certain competitive threats that could reduce its profitability;

•	the risk that a disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability;

•	competition;

•	risks arising from the use of accounting estimates in our financial statements;

•	variability of DaVita’s cash flows;

•	the concentration of profits generated from commercial payor plans;

•	continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients;

•	a reduction in the number of patients under higher-paying commercial plans;

•	a reduction in government payment rates under the Medicare ESRD program or other government-based programs;

•	the impact of health care reform legislation that was enacted in the U.S. in March 2010;

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing;

•	DaVita’s ability to maintain contracts with physician medical directors;

•	legal compliance risks, including DaVita’s continued compliance with complex government regulations;

•	current or potential investigations by various governmental entities and related government or private-party proceedings;

•	continued increased competition from large and medium-sized dialysis providers that compete directly with DaVita;

•

the emergence of new models of care introduced by the government or private sector, such as accountable care organizations, IPAs, and integrated delivery systems, and changing affiliation models for physician plans, such as employment by hospitals, that may erode our patient base and reimbursement rates;

•

DaVita’s ability to complete any acquisitions or mergers, including the consummation of the Merger, or dispositions that DaVita might be considering or announce, or to integrate and successfully operate any business DaVita may acquire, including the HCP business, or to expand DaVita’s operations and services to markets outside the U.S., or to businesses outside of dialysis; and

•

the risk that the Merger could compromise or diminish HCP’s distinctive physician-owned, physician-led culture and business model, including the potential impact on current employees, affiliated physicians and physician groups and IPA consolidation opportunities.

Additional factors that could impact DaVita’s ability to achieve the results described in any forward-looking statements may be included, if appropriate in DaVita’s subsequent Quarterly Reports on Form 10-Q, to be filed with the SEC. Additional factors that could impact HCP’s ability to achieve the results described in any forward-looking statements are described above under “Risk Factors—Risks Related to HCP.”

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, or if such statement is included in another document incorporated in this prospectus, as of the date of such other document. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. HCP and DaVita undertake no obligation to update any forward-looking statements, whether as a result of new information, changes in beliefs, changes in circumstances, future events or developments, or otherwise.

INFORMATION ABOUT THE COMPANIES

DaVita

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

(888) 484-7505

DaVita Inc., which we refer to as DaVita, is a leading provider of kidney dialysis services in the United States for patients suffering from chronic kidney failure, also known as end stage renal disease, or ESRD. As of June 30, 2012, DaVita provided dialysis and other related services through a network of 1,884 outpatient dialysis centers located in the United States throughout 43 states and the District of Columbia, serving a total of approximately 149,000 patients. In addition, as of June 30, 2012, DaVita provided outpatient dialysis and administrative services to a total of 19 outpatient dialysis centers located in four countries outside of the United States. DaVita’s centers offer outpatient hemodialysis treatments and other ESRD-related services, such as the administration of physician-prescribed pharmaceuticals, including erythropoietin, or EPO, vitamin D analogs, and iron supplements. DaVita also provides services for home dialysis patients, vascular access, disease management services, and laboratory services related to ESRD. As of June 30, 2012, DaVita also provides acute inpatient dialysis services in approximately 960 hospitals and related laboratory services throughout the United States. DaVita is a Delaware corporation, incorporated in the State of Delaware in 1994.

DaVita’s U.S. dialysis and related lab services business accounts for approximately 92% of its consolidated net operating revenues for the twelve months ended June 30, 2012. Other ancillary services and strategic initiatives accounted for approximately 8% of its consolidated net operating revenues for the same period and relate primarily to its core business of providing kidney dialysis services. For the twelve months ended June 30, 2012, DaVita generated consolidated net operating revenues of $7.365 billion, Adjusted EBITDA of $1.585 billion, and net income attributable to DaVita of $519 million.

Additional information about DaVita is included in the documents incorporated by reference in this prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 236.

Merger Sub

Seismic Acquisition LLC

2000 16th Street

Denver, Colorado 80202

(888) 484-7505

Seismic Acquisition LLC, which we refer to as Merger Sub, is a wholly-owned subsidiary of DaVita and was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

HCP

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

(310) 354-4200

HealthCare Partners Holdings, LLC, together with its subsidiaries and affiliated physician groups, which we refer to as HCP (unless the context indicates otherwise), is a patient- and physician-focused, integrated health care delivery and management company with nearly three decades of providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, as of June 30, 2012, HCP had approximately 669,400 current members under its care in southern California, central and south Florida and Las Vegas, Nevada. Of these, approximately 190,700 individuals represented patients enrolled in Medicare Advantage. The remaining approximately 478,700 individuals represented managed care members whose health coverage is provided through their employer or who have individually acquired health coverage directly from a health plan or as a result of their eligibility for Medicaid benefits. In addition, during 2011, HCP (through its affiliated physicians, physician groups, and IPAs) provided care to over 412,000 fee-for-service patients.

The patients of HCP’s affiliated physicians, physician groups and IPAs benefit from an integrated approach to medical care that places the physician at the center of patient care. As of June 30, 2012, HCP delivered services to its members via a network of over 1,800 affiliated group and network primary care physicians, 139 network hospitals, and several thousand affiliated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive data analysis engine, sophisticated risk management techniques and clinical protocols to provide high-quality, cost effective care to HCP’s members. HCP is a California limited liability company, formed in the State of California in 2005 in connection with a reorganization of its subsidiaries.

HealthCare Partners Affiliates Medical Group, or HCPAMG, one of HCP’s affiliated physician groups, was formed in 1994 and is organized as a California general partnership with 30 general partners. HCPAMG and its affiliates provide managed health care and related services through regional delivery systems and a joint venture to approximately 586,000 enrollees in southern California under contracts with various health plans and to privately insured individuals. Under a management services agreement, HCP earns a management fee from HCPAMG equal to a percentage of HCPAMG’s revenues. HCPAMG provides professional medical services to the HCP-managed medical facilities that are located in California, and employs physicians or contracts with various other independent physicians, physician groups and IPAs to provide professional medical services in California. HCP obtains professional medical services from HCPAMG in California, rather than provide such services directly or through subsidiaries, in order to comply with California’s prohibition against the corporate practice of medicine. Through the management agreement, HCP has exclusive authority over all non-medical decision making related to the ongoing business operations of HCPAMG.

THE SPECIAL MEETING OF THE HCP MEMBERS

General

This prospectus is being provided to HCP Members as part of a solicitation of votes by the HCP Board for use at the special meeting. This prospectus provides HCP Members with important information they need to know to be able to vote at the special meeting.

Date, Time, Place and Purpose of the Special Meeting

The special meeting is scheduled to be held at HCP’s headquarters at 19191 South Vermont Avenue, Suite 200, Torrance, California 90502, on October 30, 2012, at 6:00 p.m., local time. The special meeting is being held for the following purposes:

•	to approve the principal terms of the Merger and the Merger Agreement; and

•	to transact any other business that may properly come before the special meeting.

Recommendation of the HCP Board

After careful consideration of the Merger and the terms of the Merger Agreement, the HCP Board has determined that the Merger is fair, advisable and in the best interests of HCP and the HCP Members. Accordingly, the HCP Board unanimously recommends that the HCP Members approve the principal terms of the Merger and the Merger Agreement. For a discussion of the material factors considered by the HCP Board in reaching its conclusions, see “The Merger—HCP’s Reasons for the Merger; Recommendation of the HCP Board” beginning on page 96.

The HCP Board recommends that the HCP Members vote “FOR” the approval of the principal terms of the Merger and the Merger Agreement.

Units Entitled to Vote

Only holders of record of HCP Common Units on the date of the special meeting are entitled to vote at the special meeting. On September 25, 2012, there were 100,131,969.2 HCP Common Units entitled to vote at the special meeting. Each HCP Common Unit entitles an HCP Member to one vote.

Quorum and Vote Required

The presence at the special meeting in person of the holders of a majority of the HCP Common Units outstanding on the date of the special meeting will constitute a quorum for the purpose of considering the proposals at the special meeting. In the event that a quorum is not present, or if there are insufficient votes to approve the principal terms of the Merger and the Merger Agreement at the time of the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional votes.

Approval of the principal terms of the Merger and the Merger Agreement requires the affirmative vote of HCP Members holding a majority of the issued and outstanding HCP Common Units entitled to vote at the special meeting.

Voting by HCP Members, Managers and Executive Officers

As more fully described under “Other Agreements—Voting Agreement” and “Other Agreements—Support Agreements” beginning on page 155 and page 156, respectively, HCP Medical Group, Drs. Margolis, Chin, and Paulsen and Mr. Mazdyasni collectively owned, directly or indirectly, 74,143,125.7 HCP Common Units as of September 25, 2012, which represented approximately 74% of the outstanding HCP Common Units, and they have each entered into an agreement with DaVita pursuant to which they have agreed to vote all of the HCP Common Units owned or controlled by them in favor of the approval of the principal terms of the Merger and the Merger Agreement. Accordingly, the approval of the principal terms of the Merger and the Merger Agreement by the HCP Members is assured.

As of September 25, 2012, all of the members of the HCP Board and HCP’s executive officers collectively owned, directly or indirectly, 73,843,750 HCP Common Units, which represented approximately 73.7% of the outstanding HCP Common Units. HCP currently expects that all managers and executive officers will vote their HCP Common Units in favor of the approval of the principal terms of the Merger and the Merger Agreement.

Abstentions

For the proposal to approve the principal terms of the Merger and the Merger Agreement, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to approve the principal terms of the Merger and the Merger Agreement, but they will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the principal terms of the Merger and the Merger Agreement.

Other Business

The HCP Board is not currently aware of any business to be acted upon at the special meeting other than the proposal to approve the principal terms of the Merger and the Merger Agreement described in this prospectus.

Any adjournment or postponement of the special meeting may be made from time to time by approval of the holders of a majority of the HCP Common Units present in person at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Assistance

If you have more questions about the Merger or need additional copies of this prospectus, you should contact the Company at:

Matthew Mazdyasni

Executive Vice President and Chief Financial and Administrative Officer

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Telephone: (310) 354-4200

THE MERGER

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, including the Merger Agreement and the Amendment to the Merger Agreement attached to this prospectus as Annex A-1 and Annex A-2, for a more complete understanding of the Merger.

General

The DaVita Board and the HCP Board have each approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Following the Merger of Merger Sub, a wholly-owned subsidiary of DaVita, with and into HCP, with HCP continuing as the surviving entity, DaVita will be renamed “DaVita HealthCare Partners Inc.” Each HCP Common Unit will be converted into the right to receive the merger consideration, upon the terms provided in the Merger Agreement and as described below under “The Merger Agreement—Merger Consideration” beginning on page 117.

Background of the Merger

Kent J. Thiry, prior to his appointment as chairman and chief executive officer of DaVita, and Robert J. Margolis, M.D., the chairman and chief executive officer of HCP, have known each other since the mid 1990’s. Over the years, Mr. Thiry and Dr. Margolis would periodically talk to each other, either in person or over the phone, about market conditions and trends in the health care industry and, in broad terms, about their respective companies. In those conversations, both CEOs expressed admiration for the capabilities and reputation of the other company.

Recognizing the increasing importance of integrated care as well as the long-term dynamics and uncertainties relating to the delivery and costs of healthcare and ongoing governmental and employer group efforts to address these issues, DaVita continuously evaluates opportunities for strategic transactions both within its core dialysis business and in other sectors of the healthcare services industry.

On April 28, 2011, Mr. Thiry met for lunch at a conference with Dr. Margolis. They discussed a variety of topics, including the healthcare industry and certain strategies their respective organizations were pursuing. Towards the end of the meeting, both of the executives recognized some potential opportunities to work together. The discussion of these potential opportunities led to a discussion of a full combination of their respective companies to create the nation’s leading clinically led delivery system.

Between May 15, 2011 and June 8, 2011, Mr. Thiry and Dr. Margolis discussed the appropriateness of entering into a confidentiality agreement. On June 8, 2011, DaVita and HCP entered into a mutual non-disclosure agreement to permit the parties to exchange information.

On June 23, 2011, Dr. Margolis, Matthew Mazdyasni, HCP’s Executive Vice President and Chief Financial and Administrative Officer, and William J. Goss, HCP’S long time strategic and financial advisor, met with Mr. Thiry and senior executives of DaVita so that each company could better understand the other company’s business model, markets, and organizational structure.

On July 12, 2011, Mr. Thiry, Luis Borgen, DaVita’s then Chief Financial Officer, Dennis L. Kogod, DaVita’s Chief Operating Officer, and Rich Whitney, Special Advisor to the Chief Executive Officer of DaVita and former Chief Financial Officer of DaVita, met with Dr. Margolis and Messrs. Mazdyasni and Goss, to discuss the possibility of pursuing a business combination between the two companies. The parties present discussed the potential benefits of such a transaction, and Dr. Margolis presented an overview of HCP, its financial results, and certain financial projections. Mr. Thiry kept DaVita’s lead independent director, Peter T. Grauer, as well as the other members of the DaVita Board, informed of the discussions with HCP through periodictelephone conferences and communications, and sought guidance and direction from members of the DaVita Board.

Beginning in July 2011, DaVita began an extensive review of HCP and the benefits of a combination with HCP. Senior executives of DaVita had telephone conferences with Messrs. Mazdyasni and Goss and were provided with certain financial projections of HCP.

Also in early July 2011, without disclosing the preliminary overture from DaVita, HCP requested a high level assessment of HCP’s potential for a liquidity event in 2012, including its value, from certain investment banks. On July 22, 2011, a leading, global investment bank presented its preliminary assessment of the potential for HCP to complete a successful initial public offering and an initial estimate of potential valuation ranges for such an offering. In addition, historically, HCP had periodically received analytic presentations from various investment banking firms that included a discussion of potential values and such presentations were also reviewed by HCP.

On July 27 and 28, 2011, at a regularly-scheduled meeting of the DaVita Board, senior executives of DaVita provided an update on a potential transaction with HCP, during which they reviewed, among other things, HCP’s business model and financials and the impact of regulatory developments and healthcare reform on HCP’s business. Members of the board asked questions and there was an extended discussion covering various aspects of the potential transaction. At the conclusion of the meeting, the board authorized senior executives of DaVita to move forward with discussions regarding a potential transaction with HCP and to conduct additional due diligence regarding HCP.

On August 5, 2011, at a special telephonic meeting of the DaVita Board, Mr. Thiry updated the board with respect to the continuing discussions with HCP. The board discussed, among other matters, the potential benefits from diversification of its traditional business model, the potential impact of healthcare reform and changes to Medicare and Medicare Advantage on HCP’s business, and preliminary thoughts on senior management of a combined company. The board also discussed potential valuation and the potential for inclusion of an earn-out in the transaction terms. During its presentation of the strategic fit and potential benefits of a potential business combination with HCP, DaVita senior executives noted that a business combination with HCP, one of the country’s leading integrated care providers, could enhance DaVita’s growth prospects by entering a new line of business based on shared core competencies and vision, which new line of business is larger and more fragmented than the U.S. dialysis business, and could enhance DaVita’s ability to provide integrated and comprehensive care to DaVita’s existing dialysis population. Accordingly, a potential business combination with HCP represented a potentially attractive opportunity to create stockholder value. At the conclusion of the meeting, the board authorized senior executives of DaVita to continue to analyze the potential transaction and to meet with HCP’s key operating officers and authorized various members of the board to meet with Dr. Margolis. The board also authorized senior executives to engage an investment bank for the purposes of evaluating HCP and its industry, evaluating the strategic merits of a combination, and discussing financing matters.

Shortly after this DaVita Board call, DaVita had a series of telephone calls with representatives of J.P. Morgan Securities LLC, or JPMorgan, to discuss the limited engagement authorized by the board.

During August 2011, senior executives of DaVita continued to have discussions and meetings with Messrs. Mazdyasni and Goss with respect to HCP’s business activities, historical financial results and future business prospects.

On August 16, 2011, DaVita met preliminarily with representatives of Morrison & Foerster LLP (“Morrison & Foerster”) to discuss a potential business combination between DaVita and HCP.

On August 18, 2011, DaVita formally engaged JPMorgan to act as its financial advisor in connection with the engagement authorized by the DaVita Board. DaVita selected JPMorgan to act as DaVita’s financial advisor for the potential transaction because of its expertise in advising clients in merger and acquisition transactions and, in particular, because of its knowledge of the healthcare market and involvement in comparable transactions. In this regard, DaVita had previously worked with JPMorgan representatives on reviewing the healthcare market and identifying and considering various potential merger or acquisition candidates, including representing DaVita in its 2005 acquisition of Gambro Healthcare, Inc. In addition, DaVita had previously worked with JPMorgan in other investment banking areas, including bank financing and capital market transactions and believed that JPMorgan had a strong team capable of providing DaVita valuable advice in the context of the potential transaction discussions, as well as the related financing transactions.

On August 22, 2011, at a regularly scheduled meeting of the HCP Board, Dr. Margolis informed the board of the transaction overture from DaVita. At that meeting, Dr. Margolis provided background of the potential transaction and information on DaVita prepared by Mr. Goss and discussed the strategic issues surrounding a potential liquidity event for HCP as well as the July 2011 preliminary report from a leading, global investment bank summarizing the opportunity for an HCP initial public offering in 2012. At this meeting, Dr. Margolis sought and received the board’s approval to continue preliminary discussions of a potential transaction with DaVita.

On August 26, 2011, at a special telephonic meeting of the DaVita Board, DaVita senior executives presented a review of HCP and the strategic fit and potential benefits of a business combination with HCP. At the meeting, representatives from JPMorgan also presented an overview of a potential transaction with HCP and general trends in the integrated care and related industries. Representatives of JPMorgan provided a preliminary presentation to the board regarding the potential financial terms of a potential transaction. JPMorgan’s presentation was based, in part, on certain preliminary financial forecasts relating to HCP prepared by management of HCP. At the conclusion of the meeting, after extensive questions from and discussions by the board, the board authorized DaVita senior executives to continue to analyze the potential transaction and to meet with HCP’s key operating officers.

From August 26 through September 14, 2011, Mr. Thiry, Dr. Margolis and senior executives of each of DaVita and HCP participated in multiple telephone conferences regarding HCP’s business and the financial projections prepared by HCP.

During this same period, Dr. Margolis and Mr. Mazdyasni kept the HCP Board apprised of the status of the discussions with DaVita through both individual discussions with members of the board as well as telephone conferences with the entire board. During these discussions with the members of the board, Dr. Margolis was directed to ensure that DaVita understood the importance of HCP preserving its longstanding physician-centric operating model and that any potential transaction would need to include various structural terms that would allow HCP to continue as a uniquely physician-focused company.

On September 14, 2011, at a special telephonic meeting of the DaVita Board, the board received an extensive review of HCP and a potential transaction with HCP and Mr. Thiry advised the board concerning the key terms of a potential business combination transaction between the companies. DaVita management summarized its findings from the business and legal due diligence that it had completed to date, covering such areas as its assessment of the attractiveness of the HCP business as well as the risks in operating in this industry. Legal due diligence topics included an assessment of the regulatory requirements of HCP’s business. The board also discussed the role of HCP’s CEO in the combined company. Extensive discussion of and questions regarding the potential transaction ensued.

Following a discussion by the DaVita Board at the September 14 meeting, the board authorized DaVita’s senior executives to deliver to HCP a preliminary non-binding proposal regarding an acquisition by DaVita of all the equity interests in HCP. The proposal contemplated a purchase price of $4.25 billion, with the merger consideration payable to HCP’s interest holders consisting of $2.85 billion in cash and shares of DaVita Common Stock representing a nominal value of approximately $1.4 billion based on the then-current trading price of

DaVita Common Stock. The proposal further contemplated that certain key HCP Members would elect to receive 35% of their consideration in the form of DaVita Common Stock and that those HCP Members would be subject to a two year lock-up on 50% of the shares of DaVita Common Stock to be received by them in the transaction and a four year lock-up on the remaining 50% of the shares to be received by them. The proposal also contemplated that the name of the combined company would be DaVita HealthCare Partners Inc. and that Mr. Thiry would remain CEO and that Mr. Thiry and Dr. Margolis would serve as co-chairmen of the board of directors of the combined company.

From September 14 to September 22, 2011, senior executives of DaVita had various conversations and meetings with Mr. Goss in anticipation of DaVita making a non-binding proposal to acquire HCP.

On September 19, 2011, DaVita engaged Morrison & Foerster to provide legal advice in connection with the potential transaction. DaVita selected Morrison & Foerster to act as DaVita’s legal advisor for the potential transaction because of its expertise in advising clients in merger and acquisition transactions. In addition, DaVita had been represented by a partner of Morrison & Foerster in its 2005 acquisition of Gambro Healthcare, Inc.

On September 22, 2011, Mr. Thiry presented Dr. Margolis the key terms of DaVita’s non-binding proposal and an overview of the potential transaction. Mr. Thiry added that DaVita considered it important that HCP management, including Dr. Margolis, continue with the combined company. Dr. Margolis indicated that the non-binding proposal was not adequate and sought a higher acquisition price for HCP’s equity interests. Dr. Margolis also emphasized the importance of preserving HCP’s physician-centric culture and organizational model in any potential transaction and identified several ways DaVita could address these requirements in its proposal. Mr. Thiry and Dr. Margolis also discussed, among other matters, the possibility of an earn-out, a tax basis step-up for DaVita, and exclusivity regarding a potential business combination. Mr. Thiry indicated that senior executives of DaVita and representatives of JPMorgan would continue dialogue with senior executives of HCP and Mr. Goss to try to bridge the value gap between DaVita’s proposal and HCP’s valuation expectations. After receiving HCP’s response to DaVita’s September 22 proposal, Mr. Thiry had several conversations with members of the DaVita Board and DaVita’s senior executives to share HCP’s response, and the board authorized management to continue to meet with HCP’s key operating officers regarding a potential transaction.

On September 23, 2011, Dr. Margolis advised the HCP Board by e-mail of the terms of DaVita’s September 22 proposal. Through e-mail correspondence, the board directed Dr. Margolis and Mr. Mazdyasni, along with Mr. Goss, to work to improve the proposal. Through subsequent e-mail correspondence and discussions with the board, Dr. Margolis was also directed to begin to explore other strategic alternatives for HCP, and specific transaction options, other than a potential initial public offering, were discussed.

On September 27, 2011, Mr. Goss made a counterproposal to JPMorgan that contemplated a closing purchase price of $4.4 billion plus up to a $300 million cash dividend, with the merger consideration payable to HCP’s interest holders consisting of cash and up to a maximum of $1.54 billion in shares of DaVita Common Stock , subject to adjustment for any deterioration in the market price of DaVita Common Stock between signing of a definitive agreement and closing of a potential transaction between the parties. The counterproposal further included (1) a contingent value right of up to $200 million payable to HCP interest holders tied to DaVita’s closing stock price not reaching $106.40 per share between execution of a definitive agreement and the three year anniversary of the closing, (2) an earn-out payable to HCP interest holders of $100 million in cash if HCP’s EBITDA for 2012 met or exceeded $550 million and $100 million in cash if HCP’s EBITDA for 2013 met or exceeded $600 million, and (3) a tax basis step-up for DaVita to the extent no adverse tax or other financial consequences resulted to HCP. All vested HCP options would be cashed out. All unvested HCP options would be converted to DaVita stock options. The counterproposal also contemplated that each owner of 0.5% or more of HCP’s membership interests would be required to elect to receive at least 33% of his or her consideration in the form of DaVita Common Stock and be subject to a one year lock-up on all the shares of DaVita Common Stock to be received in the transaction, a two year lock-up on 67% of the shares of DaVita Common Stock to be received in the transaction, and a three year lock up on 33% of the shares of DaVita Common Stock to be received in the transaction. Furthermore, each HCP executive leader would be required to elect to receive 33% of his consideration in the form of DaVita Common Stock and those leaders would be subject to a two year lock-up on all the shares of DaVita Common Stock to be received by them in the transaction, a three year lock-up on 67% of the shares of DaVita Common Stock to be received by them in the transaction, and a four year lock up on 33% of the shares of DaVita Common Stock to be received by them in the transaction. The counterproposal also provided that Dr. Margolis would serve as co-chairman of the board of directors of the combined company for five years after closing. The counterproposal included a 45 day exclusivity period from execution of a letter of intent.

On October 6 to 7, 2011, at a regularly scheduled meeting of the DaVita Board, the board evaluated the status of discussions between the respective senior executives of DaVita and HCP. During the meeting, the board received a report from Mr. Thiry regarding HCP’s response to DaVita’s September 22 proposal, including the proposed earn-out. During the presentation, DaVita management reviewed the expected financial impact on DaVita of a potential transaction with HCP. The review included, among other things, an analysis of the expected accretion to DaVita’s earnings per share, DaVita’s post-merger capital structure, future growth expectations, and tax matters. DaVita management summarized its findings from the initial business diligence that it had completed to date, covering such areas as its assessment of the attractiveness of the HCP business as well as the risks in operating in this industry. Following a discussion by the board, the board authorized DaVita’s senior executives to deliver to HCP a revised non-binding proposal regarding a potential transaction between DaVita and HCP. The board also authorized Mr. Thiry to conduct further discussions with senior executives of HCP regarding the financial and other terms of a potential business combination, including anticipated modifications to the amount and composition of the merger consideration, subject to approval by the board of the final terms of a potential transaction.

In early October 2011, Dr. Margolis, at the suggestion of one of the members of the HCP Board, reached out to a financial advisor (the “Financial Advisor”) with experience working with a certain company to explore whether the financial Advisor believed that such company would be interested in engaging in a potential business combination with HCP. On October 25, 2011, after signing a confidentiality agreement, Dr. Margolis and Mr. Goss met with the Financial Advisor to preliminarily discuss the features and structure of a potential business combination with this other potential buyer. At this meeting with the Financial Advisor, Dr. Margolis and Mr. Goss shared HCP’s valuation expectations and explained the importance of preserving HCP’s physician-centric structure and operating model. Dr. Margolis and Mr. Goss also informed the Financial Advisor that HCP was in active discussions with another strategic buyer regarding a potential transaction, but they did not reveal DaVita’s name. Shortly thereafter, HCP formally engaged the Financial Advisor to conduct a narrow, short term assessment of the financial and structural features that might apply in a potential transaction with the other potential buyer. The Financial Advisor was asked not to identify HCP to the other potential buyer unless and until instructed to do so by HCP.

By October 2011, DaVita’s stock price had fallen approximately 30% from its July 2011 levels. Accordingly, senior executives of DaVita revisited the advisability of issuing DaVita stock at its then-current price.

On October 28, 2011, at a special telephonic meeting of the DaVita Board, Mr. Thiry provided the board with a detailed update regarding the discussions with HCP regarding a potential transaction, as well as the consequences of issuing DaVita stock at its then-current price. After extensive discussion regarding the potential transaction, the board authorized senior executives of DaVita to continue discussions with HCP regarding a potential transaction, and to consider reducing the stock component of the consideration.

On November 2, 2011, Mr. Thiry met with Dr. Margolis and made a proposal to acquire 100% of the equity of HCP for $4.4 billion at closing, in a combination of cash and stock, and a $200 million earn-out. The proposal also contemplated lock-ups on the stock portion of the consideration for timeframes ranging from 6 months to 4 years. After further discussion, both Mr. Thiry and Dr. Margolis tentatively agreed on the following non-binding proposal: $4.475 billion at closing, consisting of $3.66 billion in cash and $815 million in DaVita stock based on a 20-day volume-weighted average price prior to announcement of the proposed transaction, plus up to $275 million in earn-outs.

On November 7, 2011, representatives of JPMorgan delivered to Mr. Goss a draft non-binding term sheet regarding the proposal that had been tentatively agreed to on November 2, 2011 between Mr. Thiry and Dr. Margolis, which draft term sheet also included certain other matters.

During November 2011 and into early December 2011, senior executives of each of DaVita and HCP, and advisors to both companies engaged in multiple telephone conferences to discuss the draft non-binding term sheet.

During this same period, Dr. Margolis and Messrs. Mazdyasni and Goss had numerous telephone conferences with the Financial Advisor. HCP also provided extensive financial and non-financial information about HCP to the Financial Advisor to facilitate its consideration of the terms that might apply in a potential transaction with the other potential buyer. On November 17 and 18, 2011, members of HCP senior management and Mr. Goss met in-person with the Financial Advisor to further discuss the potential features, structure and valuation of a potential transaction with the other potential buyer. The Financial Advisor was asked to prepare by December 2, 2011 its final description of the financial and structural features of a transaction that it thought would be attractive to the other potential buyer and to be prepared to make a presentation on this possible alternative transaction at the HCP Board meeting on December 6, 2011.

On December 2, 2011, at a special telephonic meeting of the HCP Board, Mr. Goss presented a review of HCP’s potential strategic alternatives, including a potential initial public offering as previously summarized by a leading, global investment bank, a potential transaction with Company A and a potential business combination with DaVita. This review included structural and economic features of the various potential alternatives. After extensive discussion, Dr. Margolis and Messrs. Mazdyasni and Goss were instructed to proceed with inviting DaVita and the Financial Advisor to the HCP Board meeting on December 6, 2011.

On December 6, 2011, Mr. Thiry, along with two members of the DaVita Board, William L. Roper, M.D. and John M. Nehra, met with the HCP Board at HCP’s headquarters in Torrance, California. At that meeting, Mr. Thiry gave a presentation outlining in detail the strong clinical orientation and results of DaVita, the successes of clinical innovation at DaVita, historical financial results of DaVita, the mission and values orientation of DaVita, DaVita’s vision for integrated kidney care, and a vision of the combined company. Messrs. Thiry and Nehra and Dr. Roper left the HCP Board meeting following Mr. Thiry’s presentation. At that same December 6 HCP Board meeting, after Messrs. Thiry and Nehra and Dr. Roper had left, the Financial Advisor, who, consistent with HCP’s instructions, had not discussed such an HCP transaction with the other potential buyer, gave a presentation describing the structural and financial features of a transaction that it thought the other potential buyer would find attractive. Following Mr. Thiry’s and the Financial Advisor’s presentations, the board deliberated on the strategic and financial merits of the two potential transactions as well as the possibility of pursuing an initial public offering in early 2012. After extensive discussion with Dr. Margolis and Messrs. Mazdyasni and Goss, the board unanimously approved proceeding with a potential transaction with DaVita based on both the financial features of the proposed transaction as well as DaVita’s willingness to take steps in the transaction to preserve HCP’s physician-centric organizational model, culture and business practices. Such steps included DaVita’s willingness to nominate Dr. Margolis to join the board of directors of the combined company as co-chairman and to rename the combined company “DaVita HealthCare Partners” to reflect DaVita’s commitment to HCP’s business. Shortly after the December 6th HCP Board meeting, Dr. Margolis advised both DaVita and the Financial Advisor that the HCP Board had decided to pursue a letter of intent with DaVita.

On December 7, 2011, DaVita engaged Sidley Austin LLP to provide financing advice.

On December 8 to 9, 2011, at a regularly scheduled meeting of the DaVita Board, Mr. Thiry provided the board with an update regarding a potential transaction with HCP, including Dr. Margolis’ potential role with the combined company post-closing and the status of the ongoing discussions. The board authorized senior executives of DaVita to continue discussions with HCP regarding a potential transaction.

Over the next two weeks, discussions continued between senior executives of each of DaVita and HCP, and their respective advisors regarding the draft non-binding term sheet.

On December 22, 2011, senior executives of each of DaVita and HCP and advisors to both companies met to finalize the draft non-binding term sheet. Subsequent to final negotiation of terms, DaVita and HCP entered into a non-binding letter of intent containing an exclusivity provision through the earlier of the execution of a definitive agreement regarding a transaction between the parties or the termination of the letter of intent. The letter of intent was terminable (a) by mutual written consent of DaVita and HCP or (b) by HCP or DaVita if a definitive agreement was not executed and delivered on or prior to March 15, 2012. The letter of intent included a non-binding term sheet that specified, among other items, that (1) the closing consideration, based on a debt-free/cash-free balance sheet and net working capital of -$110 million, would be $4.475 billion, less the in-the-money value of all vested and unvested HCP options, comprised of $3.66 billion in cash and $815 million in shares of DaVita Common Stock, (2) DaVita would pay an additional $137.5 million in cash to HCP if HCP’s EBITDA for 2012 meets or exceeds $550 million and an additional $137.5 million in cash if HCP’s EBITDA for 2013 meets or exceeds $600 million, (3) Dr. Margolis, William Chin, M.D., HCP’s Executive Medical Director, Mr. Mazdyasni, and Zan Calhoun, HCP’s Chief Operating Officer, would enter into DaVita employment agreements effective at the closing of the potential transaction and be subject to a two year lock-up on the shares of DaVita Common Stock to be received by them in the transaction, a three year lock-up on 67% of the shares of DaVita Common Stock to be received by them in the transaction, and a four year lock up on 33% of the shares of DaVita Common Stock to be received by them in the transaction, and they would agree to elect a certain percentage (to be agreed upon) of their consideration in DaVita Common Stock, (4) Dr. Margolis would remain as chief executive officer of HCP for at least two years after closing and would be appointed to serve on the DaVita Board as co-chairman, (5) each owner of 0.5% or more of HCP’s membership interests would be subject to a one year lock-up on the shares of DaVita Common Stock to be received by him in the transaction, a two year lock-up on 67% of the shares of DaVita Common Stock to be received by him in the transaction, and a three year lock up on 33% of the shares of DaVita Common Stock to be received by him in the transaction, (6) all other HCP interest holders would be subject to a six month lock-up on shares of DaVita Common Stock to be received in the transaction, (7) DaVita would be liable to pay a reverse termination fee to HCP if there is a failure to obtain financing for the transaction and all conditions to closing the transaction have been satisfied, and (8) DaVita would receive a tax basis step-up in the transaction. The letter of intent and accompanying term sheet were non-binding and subject to due diligence and negotiation of a mutually acceptable definitive agreement.

On December 27, 2011, senior executives of each of DaVita and HCP began a mutual confirmatory business, financial, and legal due diligence review of the other company. The management teams subsequently coordinated numerous follow-on discussions supported by information and document exchanges from January 2 through May 19, 2012.

On January 3, 2012, HCP met with representatives of Munger, Tolles & Olson LLP (“Munger Tolles”) to discuss a potential business combination between DaVita and HCP. HCP subsequently engaged Munger Tolles to provide legal advice in connection with the potential transaction. HCP selected Munger Tolles to act as its legal advisory because of its experience in advising clients in sophisticated merger and acquisition transactions.

On January 16 and January 23, 2012, senior executives of DaVita and representatives of JPMorgan, Morrison & Foerster, Sidley and Sheppard Mullin Richter & Hampton LLP, regulatory counsel to DaVita (“Sheppard Mullin”), participated in telephone conferences with senior executives of HCP and Mr. Goss and representatives of Munger Tolles and Nossaman LLP, HCP’s regulatory counsel, to discuss structural matters regarding the potential transaction, including the treatment of HCPAMG. HCP requested to receive tax deferral on the stock portion of the consideration; however, DaVita rejected this proposal as it would impact DaVita’s previously agreed upon tax basis step up.

On January 17, 2012, Mr. Goss provided senior executives of DaVita with a draft non-binding letter regarding, among other items, use of the name of the combined company, Dr. Margolis’ role in the combined company, and certain governance matters.

On January 21, 2012, representatives of DaVita and its advisors were granted access to an electronic data room organized by HCP.

On January 25, 2012, representatives of DaVita together with representatives of its advisors JPMorgan, Morrison & Foerster, Sheppard Mullin, and Sidley Austin, as well as other advisors and consultants, met with representatives of HCP and Mr. Goss and representatives of Nossaman in Los Angeles, California to begin detailed due diligence on HCP and its affiliates, including with respect to healthcare regulatory matters.

Subsequent to the meeting in Los Angeles on January 25, 2012, representatives of DaVita and its advisors conducted extensive due diligence across multiple disciplines, including financial, clinical, payer contracting, regulatory, legal, accounting, information technology, human resources, and tax. Representatives of DaVita also met with various members of HCP management who had oversight of various corporate functions, as well as regional operating and clinical leadership. Representatives of DaVita and its advisors supplemented their direct due diligence of HCP with physician surveys and discussions with representatives of managed care payors, industry experts on the Medicare and Medicare Advantage programs, including individuals formerly involved in policy making, and executives and former executives of companies operating businesses similar to that of HCP.

In conducting due diligence, DaVita and its advisors placed particular emphasis, among other matters, on measures of success of HCP’s clinical programs, expectations of changes to the Medicare Advantage program and reimbursement thereunder and the financial benefit of a step-up in tax basis in the transaction.

As part of its clinical due diligence, DaVita considered HCP’s inpatient acute bed days per 1,000 Medicare Advantage patients and 30-day all cause readmission rates for Medicare Advantage patients, as compared to a benchmark for Medicare fee-for-service patients.

In evaluating expectations of changes to the Medicare Advantage program and reimbursement thereunder, DaVita considered the government’s projections that suggest that the rate of participation in Medicare Advantage could decline and that this decline, coupled with changes to the Medicare Advantage Program, may result in reductions in Medicare Advantage spending. However, as a result of its diligence efforts, DaVita concluded that even though Medicare Advantage reimbursement rates may not grow as quickly as fee-for-service rates, the Medicare Advantage program provides significant benefits for many seniors, suggesting it should continue to grow, and health plans and providers should have the ability to mitigate some of the projected slowdown in the growth of reimbursement rates.

In evaluating the potential benefit of a step-up in tax basis, DaVita considered that the step-up is expected to result in approximately $900 million in reduced cash taxes over 15 years, or approximately $600 million on a present value basis.

HCP’s advisors also conducted due diligence on DaVita in the areas of legal, regulatory, business development, financial, and capital resources/capital deployment strategies.

On March 8 to 9, 2012, at a regularly scheduled meeting of the DaVita Board, senior executives of DaVita presented a detailed update regarding a potential transaction with HCP, including an update regarding business and financial due diligence and a review of the financial and operational upsides and downsides of the potential transaction. Representatives of Sheppard Mullin reviewed with the board a presentation regarding healthcare regulatory and compliance matters with respect to HCP and its affiliates.

On March 22 to 23, 2012, senior executives of each of DaVita and HCP and Mr. Goss met in Denver, Colorado to discuss several specific features of the potential transaction between DaVita and HCP. The parties discussed, among other items, incentive compensation, the earn-out, interim operating covenants, indemnification, tax (including the treatment of Blocker Corporation), and healthcare regulatory matters. Senior executives of DaVita offered the following proposal: (1) $9.5 million per year in long-term incentive compensation, subject to $8 million of long-term incentive compensation expense being added back to EBITDA for purposes of determining the earn-out, (2) EBITDA targets of $550 million for 2012 and $600 million for

2013, with earnings from up to $83 million of acquisitions by HCP counting towards EBITDA in 2012 and earnings from up to $181 million of cumulative acquisitions in 2012 and 2013 counting towards EBITDA in 2013, (3) a 15% of purchase price escrow for indemnification and net working capital adjustments, (4) a two year survival period for indemnification, and (5) a $10 million indemnification threshold. HCP offered the following counter-proposal: (x) 10% of purchase price escrow for indemnification and a separate net working capital escrow, (y) an 18 month survival period for indemnification, and (z) a 1% indemnification deductible.

On March 23, 2012, senior executives of DaVita and representatives of Morrison & Foerster became aware of a complaint filed by two officers in HCP’s Nevada market in the District Court, Clark County, Nevada against HCP and HealthCare Partners Nevada, LLC, a subsidiary of HCP, seeking declaratory relief under various warrant agreements and non-competition agreements entered into between those officers and HCP (the “Nevada litigation”).

On March 24, 2012, senior executives of DaVita and representatives of Morrison & Foerster had a telephone conference with Mr. Goss during which they discussed the complaint filed in connection with the Nevada litigation and the potential settlement of the related matters.

On March 27, 2012, Morrison & Foerster delivered to Mr. Goss and Munger Tolles a preliminary draft of a merger agreement between DaVita and HCP that included, among other things, proposals on behalf of DaVita with respect to (1) a 15% escrow, (2) a negative $110 million net working capital target, (3) a two year indemnification survival period, (4) a $10 million indemnification threshold, (5) a $50 million reverse termination fee, and (6) proposals regarding financing provisions, including a financing condition to closing.

On March 29, 2012, senior executives of DaVita and representatives of Morrison & Foerster had a telephone conference with representatives of Nossaman during which they discussed recent developments regarding the Nevada litigation and the potential settlement of the related matters.

On March 30, 2012, senior executives of HCP met with the complainants in the Nevada litigation to discuss the Nevada litigation and the potential settlement of the related matters.

On April 3, 2012, Munger Tolles sent Morrison & Foerster a revised draft of the Merger Agreement that included, among other proposed changes and comments, proposals on behalf of HCP with respect to (1) a 12.5% escrow, (2) an 18 month survival period for indemnification, (3) a $44.75 million indemnification deductible, (4) fully committed financing, (5) a “hell-or-high water” anti-trust provision, and (6) a proposed reverse termination fee equal to $180 million.

From April 4 through April 6, 2012, senior executives of DaVita and representatives of JPMorgan, Morrison & Foerster, and Sheppard Mullin and senior executives of HCP, Mr. Goss, and representatives of Munger Tolles, and Nossaman met in Los Angeles, California to negotiate the terms of the Merger Agreement.

On April 11, 2012, at a regularly scheduled meeting of the HCP Board, Dr. Margolis and Messrs. Mazdyasni and Goss updated the board on the status of the negotiations with DaVita, including the status of mutual due diligence, discussions surrounding structural terms, including representations and warranties, and indemnification, and the various financial terms of the proposed transaction. The board authorized Dr. Margolis and Messrs. Mazdyasni and Goss to proceed with negotiations with DaVita and gave them specific instructions regarding certain features and requirements of the potential merger agreement with DaVita.

On April 11, 2012, following a review of the April 3 draft with DaVita’s senior executives, Morrison & Foerster delivered to Munger Tolles a revised draft of the merger agreement that included, among other proposed changes and comments, proposals on behalf of DaVita with respect to (1) changes relating to the mechanism for the conversion of HCP stock options and other equity awards in the potential transaction, (2) changes relating to earn-out and the definition of earn-out EBITDA, (3) changes to certain preclosing covenants and closing conditions, including pre-closing operating covenants and covenants and conditions relating to compliance with competition law notification and approval requirements in connection with the potential transaction, (4) changes to certain termination and termination fee provisions in the merger agreement, including a 12.5% escrow, a 24 month indemnification survival period, and a $25 million indemnification threshold, (5) a $100 million reverse termination fee, (6) changes relating to net working capital and indebtedness, (7) no “hell-or-high water” anti-trust provision (8) uncommitted financing, including that DaVita take all action necessary to consummate the financing if the financing was available to DaVita at a weighted average interest rate no greater than 150 basis points higher than the indicative weighted average interest rate contained in the financing letter, (9) changes to the termination provisions, including as a result of a failure to receive the proceeds of the financing, and (10) specific performance limited to DaVita closing the financing if the financing was available at a weighted average interest rate no greater than 150 basis points higher than the indicative weighted average interest rate contained in the financing letter.

On April 13, 2012, Mr. Thiry and Dr. Margolis discussed certain open items in the draft definitive agreement, including long-term incentive compensation, tax (including Blocker Corporation), reverse termination fee, indemnification, tail insurance, net working capital, and healthcare regulatory matters. The parties also discussed the terms on which DaVita would be required to close the financing versus the opportunity for DaVita to terminate the agreement and pay a reverse termination fee. The parties further discussed a potential increase in the cash payable to HCP Members in light of certain tax and accrued expense items. With respect to indemnification, Dr. Margolis proposed a $30 million threshold for indemnification claims.

On April 16, 2012, Munger Tolles sent Morrison & Foerster a revised draft of the merger agreement that included, among other proposed changes and comments, a proposal on behalf of HCP with respect to a $125 million reverse termination fee, a proposed increase in the cash purchase price to $3.675 billion to take into account the treatment of Blocker Corporation, a reduction to $117.5 million in cash of the earn-out attributable to HCP’s EBITDA for 2013 meeting or exceeding $600 million to account for the Nevada settlement matters, and a requirement that DaVita consummate the financing if available at an annual interest rate no greater than 250 basis points above the weighted average annual interest rate. Among other proposed changes and comments, the revised draft also included proposals on behalf of HCP with respect to net working capital and indebtedness, financing (including specific performance with respect to all DaVita’s financing covenants), employment and benefit, long-term incentive compensation, and indemnification matters.

On April 17, 2012 at a special telephonic meeting of the DaVita Board, senior executives of DaVita presented a financial review of a potential transaction with HCP, including certain financial projections of HCP post-closing and factors that could impact those projections. Senior executives also updated the board regarding healthcare regulatory matters with respect to HCP. Following extensive discussion by the board, the board authorized DaVita’s senior executives to continue discussions with senior executives of HCP regarding a potential transaction.

On April 19, 2012, Mr. Thiry and Dr. Margolis discussed certain open items in the draft definitive agreement, including long-term incentive compensation, tax (including Blocker Corporation), indemnification, net working capital, earn-out EBITDA, financing, and healthcare regulatory matters. Mr. Thiry proposed that DaVita be required to consummate the financing if available within 200 basis points of the weighted average annual interest rate.

On April 24, 2012, Morrison & Foerster sent Munger Tolles a revised draft of the merger agreement including, among other proposed changes and comments, proposals on behalf of DaVita with respect to a $27.5 million indemnification threshold, earn-out and earn-out EBITDA, net working capital and indebtedness, financing (including the 200 basis point proposal made by Mr. Thiry on April 19 and specific performance thereof), intellectual property, employment and benefit, and long-term incentive compensation matters.

On April 26 and April 27, 2012, Mr. Thiry and Dr. Margolis discussed certain open items in the draft merger agreement, including healthcare regulatory matters and the need for a longer escrow period to provide indemnification for any negative consequences of certain healthcare related matters.

From April 25 through April 27, 2012, DaVita held its annual conference for its approximately 2500 leaders in Nashville, Tennessee. Senior executives of HCP attended DaVita’s annual conference. During the conference, Dr. Margolis met with members of the DaVita Board. In addition, senior executives of DaVita held extensive discussions with senior executives of HCP and Mr. Goss regarding financial projections of HCP.

At the regularly scheduled meeting of the DaVita Board on April 26, 2012, senior executives of DaVita provided the board with an update regarding a potential transaction with HCP including an update regarding business and financial due diligence and reviewed with the board the financial and operational upsides and downsides of the potential transaction. JPMorgan reviewed with the board a presentation regarding potential financial terms of a potential transaction. The board was also provided a detailed summary of the current draft of the merger agreement by Morrison & Foerster, including an overview regarding the fiduciary duties of the board in connection with a potential business combination involving HCP. The board was also provided with a presentation from Sheppard Mullin of healthcare regulatory and compliance aspects of HCP and its affiliates. After extensive discussion regarding the potential transaction, the board authorized senior executives of DaVita to continue discussions with HCP regarding a potential transaction.

During this period of late April 2012, Dr. Margolis kept the HCP Board apprised of developments in the ongoing negotiations with DaVita via telephone calls and e-mails.

On April 30, 2012, senior executives of each of DaVita and HCP met in Torrance, California to review projections of HCP, including the work that had been done by Messrs. Mazdyasni and Goss the prior week. At this meeting, senior executives of DaVita concluded that its financial diligence and other diligence investigations were substantially complete, and moved forward towards finalizing the merger agreement. Towards that end, Mr. Thiry made a revised proposal regarding an extended escrow for healthcare and tax matters and regarding the Nevada litigation matter.

On May 2, 2012, Munger Tolles sent Morrison & Foerster a revised draft of the merger agreement that included, among other proposed changes and comments, proposals on behalf of HCP with respect to a proposed reversion of the cash purchase price to $3,660,000,000, as the treatment of Blocker Corporation and other accounting matters was to be dealt with in the net working capital target, the liquidation of Blocker Corporation, and a MR Escrow Account to fund, if necessary, the costs and expenses of the Member Representative acting in such capacity. Among other proposed changes and comments, the revised draft also included proposals on behalf of HCP with respect to the earn-out and earn-out EBITDA, net working capital and indebtedness, financing (including specific performance of all of DaVita’s financing covenants), tax, employment and employee benefits, long-term incentive compensation, and indemnification matters.

On May 2, 2012, Nossaman sent senior executives of DaVita draft settlement documents with respect to the Nevada litigation matter.

From May 3 through May 13, 2012, representatives of Morrison & Foerster and Nossaman, together with senior executives of each of DaVita and HCP and Mr. Goss, conducted numerous telephone conferences to finalize the Nevada settlement documents and exchanged multiple drafts of the settlement agreements and related documents. During this period, the parties reached agreement on all of the material terms of the settlement agreements and related documents.

On May 3, 2012, at a special telephonic meeting of the DaVita Board, senior executives of DaVita provided an update regarding the continuing discussions with senior executives of HCP. Representatives of Morrison & Foerster reviewed with the board an updated summary of the merger agreement and the employment agreements with key employees of HCP. Representatives of JPMorgan reviewed a presentation regarding potential financial terms of a potential transaction. After extensive discussion regarding the potential transaction, the board authorized senior executives of DaVita to continue discussions with HCP regarding a potential transaction.

On May 6, 2012, Morrison & Foerster sent Munger Tolles a revised draft of the merger agreement that included, among other proposed changes and comments, proposals on behalf of DaVita with respect to a -$147.5 million net working capital target to take into account the treatment of Blocker Corporation and certain other accounting items and entry into employment agreements by certain key employees of HCP. Among other proposed changes and comments, the revised draft also included proposals on behalf of DaVita with respect to tax (including the liquidation of Blocker Corporation), earn-out and earn-out EBITDA, net working capital and indebtedness, financing, long-term incentive compensation, treatment of HCPAMG, and healthcare regulatory indemnification matters.

On May 9 and May 11, 2012, Munger Tolles sent Morrison & Foerster a revised draft of the merger agreement that included, among other proposed changes and comments, proposals on behalf of HCP with respect to (1) a $5 million MR Escrow Account, (2) an extended healthcare escrow account comprised of $300 million for the third year after closing, decreasing to $150 million for the fourth year after closing, (3) an extended tax escrow account comprised of $52.5 million until December 31, 2015, decreasing to $25 million until December 31, 2016, (4) a negative $149 million net working capital target, and (5) changes to certain provisions in the merger agreement relating to employee and employee benefit transition matters.

On May 11, 2012, at a special telephonic meeting of the HCP Board, Dr. Margolis and Messrs. Mazdyasni and Goss reviewed, in detail, the status of the negotiations with DaVita and its advisors and counsel. Dr. Margolis reviewed the various financial aspects of the transaction, including the consideration and process for HCP unit holders receiving such consideration, the earn-out, incentive equity, and features of DaVita’s debt financing. Dr. Margolis also reviewed other aspects of the transaction, including representations and warranties and, in particular, HCP’s indemnification of DaVita, including the various escrow components and timing. Dr. Margolis also reviewed HCP’s covenants to DaVita and DaVita’s covenants to HCP as well as the respective parties’ closing conditions and termination rights. Dr. Margolis and Mr. Goss also reviewed the various HCPAMG agreements that would also be components of the overall transaction. HCP senior executives and Mr. Goss then proceeded to describe the various issues that were still open in both the draft merger agreement and the draft HCPAMG agreements. After extensive discussion, the board authorized HCP senior executives and Mr. Goss to attempt to finalize the transaction in a manner consistent with the discussions during the meeting and, subject to the successful resolution of all open issues, authorized Dr. Margolis to execute and deliver the merger agreement on behalf of HCP. One member of the board was not able to attend this telephonic board meeting, but he called Dr. Margolis prior to the telephonic meeting to register his support for consummating the transaction with DaVita.

From May 9 through May 20, 2012, representatives of Morrison & Foerster and Munger Tolles, together with senior executives of each of DaVita and HCP, conducted numerous phone conferences and in-person meetings to finalize open issues in the merger agreement and the ancillary agreements and exchanged multiple drafts of the merger agreement and ancillary agreements. During this period, the parties reached agreement on all of the material terms of the merger agreement and ancillary agreements.

On May 14, 2012, at a special telephonic meeting of the DaVita Board, senior executives provided an update regarding the continuing discussions with senior executives of HCP. Prior to the meeting, DaVita’s directors had been provided with a set of meeting materials, including a copy of a proposed merger agreement and ancillary agreements, a detailed summary of the terms and conditions of the proposed merger agreement and ancillary agreements, a review of the consideration proposed to be paid in the merger and a set of draft board resolutions. Representatives of Morrison & Foerster reviewed with the board an update of the merger agreement and the ancillary agreements to the potential transaction. After extensive discussion regarding the potential transaction, the board authorized senior executives of DaVita to continue discussions with HCP regarding a potential transaction.

The DaVita Board met telephonically on May 18, 2012. Prior to the meeting, DaVita’s directors had been provided with a set of meeting materials, including a copy of a proposed definitive merger agreement and ancillary agreements, a revised detailed summary of the terms and conditions of the proposed merger agreement and ancillary agreements, a review of the consideration proposed to be paid in the merger and a set of draft board resolutions. DaVita’s senior executives, together with representatives of JPMorgan, Morrison & Foerster, and Sheppard Mullin, were present at the meeting. Mr. Thiry provided an overview of further developments relating to a potential transaction with HCP and informed the DaVita Board that due diligence had been largely completed and negotiations regarding a definitive merger agreement were largely finalized. Senior executives of DaVita provided the board with a summary of the legal and regulatory due diligence conducted with respect to HCP, summarizing an assessment of various risk areas, including litigation/general liability, regulatory, and compliance. Morrison & Foerster presented the board with an overview of the material terms and conditions of the proposed merger agreement. Sheppard Mullin reviewed with the board a summary of documents related to HCPAMG, HealthCare Partners Medical Group, Inc., and Seismic Medical Group. Following a discussion of the foregoing matters by the directors, the board unanimously approved the merger agreement, declared it advisable, approved the issuance of shares of DaVita Common Stock to HCP interest holders pursuant to the merger, and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of DaVita Common Stock to HCP interest holders pursuant to the merger, are in the best interests of DaVita and its stockholders. The board authorized the appropriate DaVita officers to execute and deliver the merger agreement and the ancillary agreements on behalf of DaVita.

The Merger Agreement, the Voting Agreement, the Support Agreements, the Non-Competition and Non-Solicitation Agreements, the Nevada settlement agreements, and the non-binding letter were executed on May 20, 2012. DaVita and HCP announced the transaction through a joint press release issued prior to the open of the U.S. financial markets on May 21, 2012.

Recommendation of DaVita’s Board of Directors and Reasons for the Transactions

At its meeting on May 18, 2012, the DaVita Board approved the Merger Agreement, declared it advisable, approved the issuance of DaVita Common Stock to HCP Members pursuant to the Merger, and determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of DaVita and its stockholders. In making this determination, the DaVita Board consulted with DaVita’s senior management and with its financial and legal advisors, and considered a number of factors. The decision of the DaVita Board was based upon a number of potential benefits of the transactions and other factors that it believed could contribute to the success of the combined company, and thus benefit the DaVita stockholders, including the following factors, the order of which does not necessarily reflect their relative significance:

•

the Merger would potentially create an industry leading company that may be well positioned to capitalize on anticipated trends in U.S. healthcare, including growth in managed healthcare services, especially to the Medicare-eligible population;

•	HCP’s industry leadership provides it substantial credibility with the government, physician groups, large hospital systems, and payors across the U.S.;

•

the success of HealthCare Partners’ integrated care model, which has high quality clinical outcomes, as measured by, among other things, inpatient acute care bed days per 1,000 patients and 30-day all cause readmission rates and has been able to effectively manage its costs under capitated arrangements, could potentially help DaVita achieve attractive reimbursement for globally capitated kidney care, improving DaVita’s core ERSD market;

•

the Merger would open a large new market for DaVita—the integrated healthcare services market that HCP serves—offering DaVita considerable growth opportunities beyond domestic dialysis, which is a smaller, more mature and more consolidated sector of healthcare;

•	the Merger would result in a step-up in tax basis, which, measured on a present value basis, is expected to result in an effective reduction in the purchase price for HCP paid by DaVita;

•	the return implied by the forecasted cash flows of the HCP business, relative to the total transaction value, is anticipated to exceed DaVita’s cost of capital;

•	there are many similarities in the cultures of DaVita and HCP, including a strong common culture of putting the patient first;

•	the Merger is anticipated to be neutral to modestly accretive to DaVita’s earnings per share beginning in 2013;

•	the HCP management team will continue post-closing and will be committed to the success of HCP and the combined company;

•	HCP’s physician-centric culture, which its physicians value, will be preserved; and

•	the foregoing benefits would potentially result in enhanced stockholder value for DaVita stockholders.

In addition, the DaVita Board also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

•	that the pendency of the transaction for an extended period of time following the announcement of the execution of the Merger Agreement could have an adverse impact on DaVita or HCP;

•	the potential for diversion of management and employee attention during the period prior to completion of the Merger, and the potential negative effect on DaVita’s and HCP’s businesses;

•	the risk that potential benefits sought in the transactions may not be realized, or may not be realized within the expected time period;

•	the potential that the acquisition of HCP is at the peak of the market, given the Medicare Advantage and commercial enrollment rate pressures;

•	the risks inherent in completing approximately $4 billion in new financing necessary to consummate the transactions, given the recent volatility in the U.S. debt markets;

•	the risk that DaVita may have to pay HCP a termination fee of $125 million if, among other things, it is unable to obtain the financing necessary to consummate the transactions;

•	the potential negative consequences that could result from the combined company’s amount of indebtedness following the closing of the transactions;

•	the risk that, despite the efforts of DaVita and HCP prior to the consummation of the transactions, the combined company may lose key personnel;

•	the potential that the combined company might not achieve its projected financial results;

•	the uncertainty surrounding the viability of recent healthcare reform legislation and its potential impact on the HCP’s business model;

•	the possibility that future budget cuts by the federal government will cause reduced spending on Medicare and Medicare-related programs; and

•	the risk inherent in the fact that HCP’s leadership is concentrated among a small number of individuals, with Dr. Margolis having been principally responsible for HCP’s past growth and success.

In view of the variety of factors and the quality and amount of information considered, the DaVita Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of the DaVita Board may have given different relative considerations to different factors.

The explanation of the reasoning of the DaVita Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” beginning on pages 74 and 38, respectively.

Ownership of DaVita After the Merger

Based on the number of outstanding HCP Common Units and the number of outstanding shares of DaVita Common Stock as of June 30, 2012, DaVita anticipates that HCP Members will own approximately 9.0% of the outstanding shares of DaVita Common Stock following the Merger.

HCP Financial Forecasts

As described above under “The Merger—Background of the Merger” beginning on page 80, during the course of negotiations between DaVita and HCP and DaVita’s due diligence, HCP provided DaVita with certain unaudited financial forecasts prepared by HCP’s management. A summary of HCP financial forecasts provided to DaVita in September 2011 is provided below. The September 2011 forecasts represent the last full financial forecasts provided by HCP to DaVita prior to execution of the letter of intent and Merger Agreement. However, as described in footnote 3 to the table below, prior to execution of the letter of intent and Merger Agreement, in December 2011, management of HCP informed management of DaVita that 2011 Adjusted EBITDA was then expected to be higher than originally estimated in the September forecasts. In addition, prior to execution of the Merger Agreement, HCP provided DaVita with 2011 actual results, which are included in HCP financial statements included elsewhere in this prospectus.

HCP does not publicly disclose internal management forecasts of the type provided to DaVita, and such forecasts were not prepared with a view toward public disclosure. Rather these forecasts are being included in this prospectus because they were provided to DaVita in connection with its financial analyses of HCP. In addition, the forecasts were not prepared with a view toward compliance with the published guidelines of the SEC or in accordance with generally accepted accounting principles, or GAAP, international financial reporting standards, or IFRS, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information.

DaVita management and the DaVita Board recognized that these forecasts are only estimates of future operating results, rather than guarantees of future performance. None of DaVita or HCP or any of their respective affiliates, advisors or representatives has made or makes any representation to any person that they considered, or now consider, the forecasts to be, and you should not consider the forecasts to be, a reliable prediction of actual future events or results. Actual results may differ materially from these forecasts. In addition, none of DaVita or HCP or any of their respective affiliates, advisors or representatives has made or makes any representation regarding HCP’s ultimate performance compared to the information contained in the forecasts, and none of them intends to update or otherwise revise the forecasts to reflect circumstances existing after the date such forecasts were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. DaVita does not intend to make publicly available any update or other revision to the forecasts.

These forecasts were based on certain variables and assumptions that are inherently uncertain and may be beyond the control of DaVita, HCP or the combined company following closing. DaVita gives no assurance that these forecasts and the underlying assumptions are reasonable or that, if HCP had prepared them either as of the date of the Merger Agreement or as of the date of this prospectus, similar assumptions would be used. At the time HCP prepared the forecasts, HCP was not soliciting a buyer nor was it preparing itself for a potential sale. As a result, it did not develop detailed, analytically rigorous financial forecasts. Rather, these forecasts were high level estimates subject to significant uncertainty. HCP based the forecasts on annualized year-to-date July 2011 operating results less a 2.5% uncertainty discount to create a year-end forecast for 2011. Forecasted 2011 results were then adjusted to increase revenue each year by 14% to reflect possible future acquisitions and growth in the expected Medicare Advantage patient population and to decrease EBITDA margin by 1% in 2012 and 0.50% for each subsequent year through 2016 in order to take into account expected downward pressure on Medicare Advantage reimbursement rates as described elsewhere in this prospectus. In addition, HCP used historically based assumptions with respect to certain balance sheet and cash flow forecasts, including with respect to the percentage of revenue in accounts receivable and medical claims and capital expenditures. The forecasts did not attempt to take into account a variety of detailed assumptions, or other matters that have changed since the preparation of the forecasts in 2011 or otherwise changed with the passage of time, including HCP’s actual 2011 financial results, any 2011 year-end adjustments for incurred but not reported claims which are analyzed and made during the first quarter of the subsequent year, contributions from any specific acquisitions completed by HCP in the second half of 2011, detailed market or line of business specific projections, any positive or negative impact to HCP from potential regulatory changes to the calculation methodology of Medicare Advantage reimbursement rates or effects from possible legal or regulatory challenges to the Health Reform Acts, or the positive or negative effects of any new market entries by HCP. The actual results of HCP could differ materially from the forecasts. Among the factors that could cause the actual results to differ materially from the forecasts are the factors discussed under “Risk Factors” beginning on page 38. See also “Cautionary Statement Regarding Forward-Looking Statements.” You are strongly cautioned not to place unwarranted reliance on the forecasts.

DaVita’s review of the forecasts was only part of a larger, preliminary, due diligence process and such forecasts did not play a significant role in the DaVita Board’s deliberations for several reasons, including, most notably, the time elapsed between the preparation of the forecasts and the execution of the Merger Agreement and the fact that the DaVita Board’s deliberations focused on the growth opportunities in HCP’s industry and the potential for capitalizing on complementary models following the Merger. The forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential transaction. Furthermore, the forecasts do not take into account the Merger or the financial and other effects of the Merger, and do not attempt to predict or suggest future results of the combined company.

HCP Income Statement Projection

	2011		2012	2013	2014	2015	2016
	(dollars in millions)

Total Revenues	$2,345.4		$2,673.8	$3,048.1	$3,474.8	$3,961.3	$4,515.9
Total Expenses	1,907.0		2,170.1	2,512.2	2,889.3	3,322.0	3,799.4
Earnings of JV	9.4		10.3	11.3	12.4	13.7	15.1

Operating Income	447.8		503.7	535.9	585.5	639.3	716.5
Tax Expense(1)	(52.5)		(59.0)	(62.8)	(68.6)	(74.9)	(83.9)

Net Income (unadjusted)	386.7		431.0	461.3	506.5	553.8	635.5

Adjusted EBITDA(2)	$488.9	(3)	$530.6	$574.4	$637.5	$706.9	$783.3

HCP Cash Flow Projection

	2011		2012	2013	2014	2015	2016
	(dollars in millions)
Operating Activities:
Net Income	386.7		431.0	461.3	506.5	553.8	635.5
Depreciation & Amortization	32.5		26.9	38.5	52.0	67.6	66.8
Changes in Operating Assets/Liabilities	11.7		23.0	26.2	29.9	34.1	38.8

Operating Cash Flow	430.9		480.9	526.0	588.3	655.5	741.2

Investing Activities:
Capital Expenditures	(22.1)		(33.0)	(36.3)	(39.9)	(43.9)	(48.3)
Acquisitions	(40.0)		(75.7)	(79.5)	(114.4)	(126.0)	(138.6)
Other (e.g., purchase or sale of securities)	4.7		—	—	—	—	—

Investing Activities	(57.4)		(108.7)	(115.8)	(154.4)	(170.0)	(187.0)

Financing Activities:
Debt/Capital Lease Payments	353.0		(29.3)	(29.3)	(43.9)	(453.4)	(0.0)
Change in Long Term Liabilities and Other Assets	0.0		15.2	17.4	19.8	22.6	25.7
Tax Distributions/Repurchase of Units	(696.8	)(4)	(231.7)	(246.5)	(269.3)	(294.1)	(329.6)

Financing Activities	(343.8)		(245.7)	(258.4)	(293.4)	(724.9)	(303.8)

(1)	Includes taxes paid at subsidiary level. HCP is taxed as a partnership, for which HCP makes partnership distributions.
(2)	Adjusted EBITDA is defined as net income attributable to HCP before income taxes, net debt expense, depreciation and amortization, stock-based compensation, and any impairment charges. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operation, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity.
(3)	In December 2011, HCP management informed members of DaVita management that, based in part on results through October 2011, Adjusted EBITDA for 2011 was then forecasted to be approximately $509.0 million.
(4)	Includes $587.0 million relating to the January 2011 repurchase of Class A Preferred Units from investment funds affiliated with Summit Partners, LP.

HCP’s Reasons for the Merger; Recommendation of the HCP Board

The HCP Board, acting with the advice and assistance of Mr. Goss and management, evaluated the proposed merger, including the terms and conditions of the Merger Agreement. At a telephonic meeting of the HCP Board on May 11, 2012, the HCP Board unanimously (a) determined that the Merger is fair, advisable and in the best interests of HCP and the HCP Members and (b) recommended that the HCP Members approve the principal terms of the Merger and the Merger Agreement.

In the course of reaching its determination and recommendation, the HCP Board considered the following material factors that it believed supported its determination and recommendation:

•

the Merger will allow HCP Members to monetize their investment in HCP, providing the HCP Members with the ability to obtain liquidity in the form of cash or registered shares of DaVita Common Stock, or a combination thereof, subject to the restrictions set forth in the Merger Agreement;

•

the inclusion of DaVita Common Stock in the merger consideration provides HCP Members the ability to participate in the future results of DaVita HealthCare Partners, while the ability, subject to restrictions set forth in the Merger Agreement, to make an election between cash and DaVita Common Stock in exchange for HCP Common Units provides some flexibility for HCP Members;

•	the expectation that DaVita HealthCare Partners will provide additional and significant growth capital essential to execute HCP’s vision of transforming the national healthcare delivery system;

•	the potential for significant tax benefits for HCP Members if the Merger is consummated in 2012 as U.S. federal income tax rates may increase in 2013;

•

as a subsidiary of DaVita HealthCare Partners, HCP will be able to pursue growth opportunities more quickly and easily than it could as a private company, including: (1) market and geographic expansion and (2) enhanced business development capabilities;

•	the Merger presents an opportunity to partner with a mission and values driven organization that can augment HCP’s values and culture;

•

the possible strategic alternatives to the Merger, including continuing as a standalone company, an initial public offering, private equity financing, or a sale or merger with other parties, were evaluated by the HCP Board with the assistance of Mr. Goss and management, and the HCP Board determined such alternatives were less favorable to HCP and the HCP Members than the Merger given the potential risks, rewards, and uncertainties associated with those alternatives;

•	HCP management will stay in place following the consummation of the Merger;

•	the belief that DaVita HealthCare Partners will have an increased ability to attract and retain management and medical professionals;

•

the expectation that DaVita HealthCare Partners will (1) have a greater opportunity to impact healthcare public policy than HCP has on a standalone basis and (2) be better able to adapt to, or take advantage of, regulatory developments and healthcare reform, including changes to Medicare and Medicare Advantage programs; and

•	the likelihood that the Merger would be completed, based on, among other things:

•	the absence of significant required regulatory approvals, other than those relating to the HSR Act;

•	DaVita’s obligation to pay HCP a $125 million termination fee if the Merger Agreement is terminated under certain circumstances; and

•	the reputation and financial capacity of DaVita.

In the course of its deliberations, the HCP Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including, without limitation, the following:

•	the fact that HCP will no longer be an independent company and the concern that it will not have autonomy in its decision-making;

•

the risk that the Merger could compromise or diminish HCP’s distinctive physician-owned, physician-led culture and business model, including the potential impact on current employees, affiliated physicians, and physician group and IPA consolidation opportunities;

•	the potential negative consequences that could result from public visibility into HCP’s financial statements;

•

the fact that the number of shares of DaVita Common Stock offered as consideration is fixed and therefore the total merger consideration at the time of closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•

the risk that the Merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if DaVita is unable to obtain sufficient financing for the Merger;

•

HCP’s inability to seek specific performance to require DaVita to complete the Merger if financing is not available and the fact that HCP’s sole remedy in connection with DaVita’s failure to close under this circumstance would be limited to a termination fee of $125 million;

•

the risks and costs to HCP if the Merger does not close, including the diversion of management and employee attention and the potential effect on HCP’s business and its relationships with payors and physicians;

•

the restrictions on the conduct of HCP’s business prior to the completion of the Merger, which may delay or prevent HCP from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to its operations pending completion of the Merger; and

•

the risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if it is approved by the HCP Members.

In addition, the HCP Board was aware of and considered the interests that certain members of the HCP Board and executive officers have in the Merger that are different from, or in addition to, the interests of HCP Members generally, as described in “—Interests of HCP’s Managers and Executive Officers in the Merger” beginning on page 98.

The foregoing discussion of the information and factors considered by the HCP Board is not intended to be exhaustive, but includes material factors considered by the HCP Board. In view of the wide variety of factors they considered, the HCP Board did not find it practicable, and did not attempt, to quantify, rank, or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendation. In addition, the HCP Board did not receive a fairness opinion regarding the fairness of the merger consideration to the HCP

Members from a financial point of view, or with respect to projections, estimates, and other forward-looking statements about the future earnings or other measures of the future performance of HCP. Individual members of the HCP Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Based upon the totality of the information considered, the HCP Board has determined that the Merger is fair, advisable, and in the best interests of HCP and the HCP Members and recommends that the HCP Members of HCP approve the principal terms of the Merger and the Merger Agreement.

Interests of HCP’s Managers and Executive Officers in the Merger

In considering the recommendations of the HCP Board, you should be aware that some of HCP’s managers and executive officers have interests in the Merger that are different from, or in addition to, the interests of HCP Members generally. The HCP Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the principal terms of the Merger and the Merger Agreement to the HCP Members.

Appointment of Dr. Margolis to the DaVita Board

The Merger Agreement provides that at the closing, the DaVita Board will be increased in size by one member and Dr. Margolis will be appointed to fill the newly created directorship as “Co-Chairman”. Pursuant to the terms of the Merger Agreement, for a minimum period of four consecutive annual meetings of stockholders of DaVita after his initial appointment to the DaVita Board, Dr. Margolis’s re-nomination for election to the DaVita Board will be assessed in the same manner as every other incumbent director on the DaVita Board, whereby the Nominating and Governance Committee of the DaVita Board determines each year which directors it will select as nominees or recommend to the DaVita HealthCare Partners Board for nomination for election to the DaVita Board at DaVita’s annual meeting of stockholders. In addition, upon his appointment and subsequent re-election to the DaVita Board, for a minimum period of four consecutive annual meetings of stockholders of DaVita, Dr. Margolis will hold the office of “Co-Chairman” until the expiration of his term of office or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal in accordance with DaVita’s bylaws and/or applicable law.

Employment Arrangement with Dr. Margolis

Concurrently with the execution of the Merger Agreement, Dr. Margolis entered into an employment agreement with DaVita and HCP that will become effective at the effective time of the Merger. The employment agreement will supersede his current employment with HCP and will have a two-year term of employment. Under the terms of the employment agreement, Dr. Margolis will continue to serve as Chief Executive Officer of HCP. He will receive an annual base salary of $600,000, subject to review for increases at the discretion of HCP and with the approval of DaVita. Dr. Margolis is eligible to receive annual performance bonuses for calendar years 2012, 2013 and 2014 equal to 40% of his base salary, with an additional bonus of up to 170% of such bonus amount. Dr. Margolis will be entitled to participate in all employee benefits that are generally made available to most executives at HCP with similar levels of compensation and responsibility.

Further, in the event that Dr. Margolis is terminated without “cause” (as defined in the employment agreement) by DaVita, he will be entitled to receive (i) an amount equal to two times his annual base salary in effect at the time such termination, plus (ii) an amount equal to the performance bonus paid in the year prior to his termination of employment, pro-rated for the number of months served in the year his employment is terminated. These severance payments will be paid in equal installments over 24 months, subject to HCP’s payroll practices and procedures, and are conditioned upon Dr. Margolis’s execution of a general release. Dr. Margolis is also entitled to the severance payments described above if he resigns due to a material breach of the terms of the employment agreement by DaVita or HCP and HCP fails to cure such breach.

It is anticipated that DaVita and Dr. Margolis will enter into an amended and restated employment agreement prior to the closing of the Merger that will be effective at the effective time of the Merger.

In conjunction with the execution of his employment agreement, Dr. Margolis entered into an employee non-competition and non-solicitation agreement with DaVita and HCP that will become effective at the effective time of the Merger. The employee non-competition and non-solicitation agreement restricts Dr. Margolis for a period of two years from the date of the termination of his employment from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Also in connection with the execution of the Merger Agreement, Dr. Margolis entered into a separate non-competition and non-solicitation agreement with DaVita that will become effective at the effective time of the Merger. Pursuant to the terms of the non-competition and non-solicitation agreement, Dr. Margolis will be restricted for a period of seven years following the closing date of the Merger from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Employment Arrangement with Mr. Mazdyasni

Concurrently with the execution of the Merger Agreement, Mr. Mazdyasni entered into an employment agreement with DaVita and HCP that will become effective at the effective time of the Merger. The employment agreement will supersede his current employment with HCP. Under the terms of the employment agreement, Mr. Mazdyasni will continue to serve as Executive Vice President and Chief Financial and Administrative Officer of HCP. He will receive an annual base salary of $500,000, subject to review for increases at the discretion of HCP and with the approval of DaVita. Mr. Mazdyasni is eligible to receive annual performance bonuses for calendar years 2012, 2013 and 2014 equal to 40% of his base salary, with an additional bonus of up to 170% of such bonus amount. Mr. Mazdyasni will be entitled to participate in the stock-based awards and the long-term incentive plan awards set forth in the Merger Agreement as further described under “The Merger Agreement—Equity and Other Long-Term Incentive Compensation” beginning on page 138. He will also be entitled to participate in all employee benefits that are generally made available to most executives at HCP with similar levels of compensation and responsibility.

Further, in the event that Mr. Mazdyasni is terminated without “cause” (as defined in the employment agreement) by DaVita, he will be entitled to receive (i) an amount equal to two times his annual base salary in effect at the time such termination, plus (ii) an amount equal to the performance bonus paid in the year prior to his termination of employment, pro-rated for the number of months served in the year his employment is terminated. These severance payments will be paid in equal installments over 24 months, subject to HCP’s payroll practices and procedures, and are conditioned upon Mr. Mazdyasni’s execution of a general release; provided, however, that any severance payments will be reduced by any amount of compensation received by Mr. Mazdyasni from another employer (as an employee, consultant, or independent contractor) during the 24-month salary continuation period. Mr. Mazdyasni is also entitled to the severance payments described above if he resigns due to a material breach of the terms of the employment agreement by DaVita or HCP and HCP fails to cure such breach.

In conjunction with the execution of his employment agreement, Mr. Mazdyasni entered into an employee non-competition and non-solicitation agreement with DaVita and HCP that will become effective at the effective time of the Merger. The employee non-competition and non-solicitation agreement restricts Mr. Mazdyasni for a period of two years from the date of the termination of his employment from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Also in connection with the execution of the Merger Agreement, Mr. Mazdyasni entered into a separate non-competition and non-solicitation agreement with DaVita that will become effective at the effective time of the Merger. Pursuant to the terms of the non-competition and non-solicitation agreement, Mazdyasni will be restricted for a period of five years following the closing date of the Merger from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Employment Arrangement with Dr. Chin

Concurrently with the execution of the Merger Agreement, Dr. Chin entered into an employment agreement with DaVita and HCP that will become effective at the effective time of the Merger. Under the terms of the employment agreement, Dr. Chin will continue to serve as Chief Medical Officer of HCP. He will receive an annual base salary of $450,000, subject to review for increases at the discretion of HCP and with the approval of DaVita. Dr. Chin is eligible to receive annual performance bonuses for calendar years 2012, 2013 and 2014 equal to 40% of his base salary, with an additional bonus of up to 170% of such bonus amount. Dr. Chin will be entitled to participate in the stock-based awards and the long-term incentive plan awards set forth in the Merger Agreement as further described under “The Merger Agreement—Equity and Other Long-Term Incentive Compensation” beginning on page 138. He will also be entitled to participate in all employee benefits that are generally made available to most executives at HCP with similar levels of compensation and responsibility.

Further, in the event that Dr. Chin is terminated without “cause” (as defined in the employment agreement) by DaVita, he will be entitled to receive (i) an amount equal to two times his annual base salary in effect at the time such termination, plus (ii) an amount equal to the performance bonus paid in the year prior to his termination of employment, pro-rated for the number of months served in the year his employment is terminated. These severance payments will be paid in equal installments over 24 months, subject to HCP’s payroll practices and procedures, and are conditioned upon Dr. Chin’s execution of a general release; provided, however, that any severance payments will be reduced by any amount of compensation received by Dr. Chin from another employer (as an employee, consultant, or independent contractor) during the 24-month salary continuation period. Dr. Chin is also entitled to the severance payments described above if he resigns due to a material breach of the terms of the employment agreement by DaVita or HCP and HCP fails to cure such breach.

In conjunction with the execution of his employment agreement, Dr. Chin entered into an employee non-competition and non-solicitation agreement with DaVita and HCP that will become effective at the effective time of the Merger. The employee non-competition and non-solicitation agreement restricts Dr. Chin for a period of two years from the date of the termination of his employment from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Also in connection with the execution of the Merger Agreement, Dr. Chin entered into a separate non-competition and non-solicitation agreement with DaVita that will become effective at the effective time of the Merger. Pursuant to the terms of the non-competition and non-solicitation agreement, Dr. Chin will be restricted for a period of seven years following the closing date of the Merger from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Employment Arrangement with Mr. Calhoun

Concurrently with the execution of the Merger Agreement, Mr. Calhoun entered into an employment agreement with DaVita and HCP that will become effective at the effective time of the Merger. Under the terms of the employment agreement, Mr. Calhoun will continue to serve as Chief Operating Officer of HCP. He will receive an annual base salary of $400,000, subject to review for increases at the discretion of HCP and with the approval of DaVita. Mr. Calhoun is eligible to receive annual performance bonuses for calendar years 2012, 2013 and 2014 equal to 40% of his base salary, with an additional bonus of up to 170% of such bonus amount. Mr. Calhoun will be entitled to participate in the stock-based awards and the long-term incentive plan awards set forth in the Merger Agreement as further described under “The Merger Agreement—Equity and Other Long-Term Incentive Compensation” beginning on page 138. He will also be entitled to participate in all employee benefits that are generally made available to most executives at HCP with similar levels of compensation and responsibility.

Further, in the event that Mr. Calhoun is terminated without “cause” (as defined in the employment agreement) by DaVita, he will be entitled to receive (i) an amount equal to two times his annual base salary in effect at the time such termination, plus (ii) an amount equal to the performance bonus paid in the year prior to his termination of employment, pro-rated for the number of months served in the year his employment is terminated. These severance payments will be paid in equal installments over 24 months, subject to HCP’s payroll practices and procedures, and are conditioned upon Mr. Calhoun’s execution of a general release; provided, however, that any severance payments will be reduced by any amount of compensation received by Mr. Calhoun from another employer (as an employee, consultant, or independent contractor) during the 24-month salary continuation period. Mr. Calhoun is also entitled to the severance payments described above if he resigns due to a material breach of the terms of the employment agreement by DaVita or HCP and HCP fails to cure such breach.

In conjunction with the execution of his employment agreement, Mr. Calhoun entered into an employee non-competition and non-solicitation agreement with DaVita and HCP that will become effective at the effective time of the Merger. The employee non-competition and non-solicitation agreement restricts Mr. Calhoun for a period of two years from the date of the termination of his employment from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Also in connection with the execution of the Merger Agreement, Mr. Calhoun entered into a separate non-competition and non-solicitation agreement with DaVita that will become effective at the effective time of the Merger. Pursuant to the terms of the non-competition and non-solicitation agreement, Mr. Calhoun will be restricted for a period of three years following the closing date of the Merger from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Non-Competition and Non-Solicitation Agreement with Dr. Paulsen

In connection with the execution of the Merger Agreement, Dr. Paulsen, Executive Medical Director, California of HCP, entered into a separate non-competition and non-solicitation agreement with DaVita that will become effective at the effective time of the Merger. Pursuant to the terms of the non-competition and non-solicitation agreement, Dr. Paulsen will be restricted for a period of seven years following the closing date of the Merger from engaging in certain types of business activities in Nevada, Florida, New Mexico and California.

Treatment of HCP Options

As of September 25, 2012, there were approximately 5,304,900 HCP Common Units issuable pursuant to HCP Options granted under HCP’s equity plans to its managers and executive officers. The Merger Agreement provides that each HCP Option that is outstanding immediately prior to the effective time of the Merger will accelerate and become fully vested and exercisable as of immediately prior to the effective time of the Merger and, to the extent unexercised, will be cancelled, extinguished and automatically converted into the right to receive a cash payment for each HCP Common Unit subject to such HCP Option, equal to the excess of (a) the merger consideration per fully diluted unit of HCP over (b) the per unit exercise price payable in respect of such HCP Common Unit issuable under such HCP Option. As described in “The Merger Agreement—Escrowed Merger Consideration,” “The Merger Agreement—Member Representative Escrow,” and “The Merger Agreement—Nevada Escrow” beginning on pages 120, 124 and 125, respectively, a portion of the closing merger consideration paid to HCP Members and holders of HCP Options will be withheld from payment and contributed to three escrow accounts. Also, as described in “The Merger Agreement—Earn-Out” beginning on page 123, HCP Members and holders of HCP Options may receive earn-out payments that are based on the financial performance of HCP for fiscal years 2012 and 2013.

The following table sets forth, for each of HCP’s managers and executive officers holding HCP Options as of September 25, 2012, (a) the number of vested HCP Options, (b) the number of unvested HCP Options that will vest as of the effective time of the Merger, assuming the manager or executive officer remains employed by HCP at that date and such option is not exercised prior to such vesting, and (c) the per unit exercise price payable in respect of such HCP Common Unit issuable under each HCP Option.

Name	Vested HCP Options	Unvested HCP Options that Will Vest as a Result of the Merger	Per unit price exercise
Robert Margolis, M.D.	950,000	50,000	$12.94
Matthew Mazdyasni	213,750	11,250	$12.94
William Chin, M.D.	285,000	15,000	$12.94
Zan Calhoun	58,575	3,925	$12.94
Craig Frances, M.D.	—	—	—
Ralph Mendez, M.D.	—	—	—
Steve Valentine	47,500	2,500	$12.94

Employee Benefits

From and after the effective time of the Merger until December 31, 2013, DaVita will not decrease, or cause to be decreased, the base salary, target annual bonus opportunity, and target commission opportunity in effect as of immediately prior to closing of each employee of HCP or its subsidiaries who continues his or her employment with DaVita, the surviving entity or any of their affiliates after the effective time of the Merger. In addition, DaVita will maintain, or cause to maintain, the severance practices and policies of HCP and the entities through which the business is conducted and that are consolidated with HCP and its subsidiaries from and after the effective time until December 31, 2013. DaVita has agreed to maintain, or to cause the surviving entity to maintain, employee benefit plans, including any vacation, sick, or personal time off plans, that are in effect immediately prior to the effective time of the Merger until December 31, 2013. As of January 1, 2014, DaVita will, or will cause its affiliates to, continue the employee benefit plans, adopt new plans, or allow the employees of DaVita, the surviving entity or their affiliates to participate in DaVita’s or its affiliates’ plans, provided that, among other things, DaVita will, or will cause its affiliates to, waive any pre-exiting conditions or limitations and eligibility waiting periods under such plans. For a more detailed description of the employee benefit matters in the Merger Agreement, see the section entitled “The Merger Agreement—Employment and Employee Benefit Matters; Other Plans” beginning on page 134.

Directors’ and Officers’ Insurance

The Merger Agreement provides that DaVita, on behalf of HCP, will obtain directors’ and officers’ liability insurance policies with a coverage period that commences at the effective time of the Merger and ends on a date that is six years after the effective time of the Merger. The premiums for the insurance policies will be prepaid and borne equally by DaVita and HCP, subject to the restrictions described under “The Merger Agreement—Tail Insurance Policies” beginning on page 133.

Accounting Treatment

The Merger will be accounted for using the purchase method of accounting in accordance with FASB’s Accounting Standard Codification Topic 805, “Business Combinations,” and the resultant goodwill and other intangible assets will be accounted for under Accounting Standard Codification Topic 350, “Intangibles – Goodwill and Other.” The total purchase price has been preliminarily allocated based on information available to DaVita as of the date of this prospectus to the tangible and intangible assets acquired, liabilities assumed and contingent earn-out consideration based on management’s preliminary estimates of their current fair values.

These estimates and assumptions of fair values of assets acquired and liabilities assumed and contingent earn-out consideration and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed consolidated financial statements.

HCP Member Dissenters’ Rights

In connection with the Merger, record holders of HCP Common Units who (i) hold HCP Common Units outstanding on the date of approval of the Merger, (ii) do not vote for approval of the principal terms of the Merger and the Merger Agreement or else vote against the principal terms of the Merger and the Merger Agreement at a meeting for HCP Members, (iii) make a written demand for purchase at fair market value within 30 days of the mailing of notice of approval of the Merger and (iv) otherwise comply with the applicable statutory procedures of Sections 17601-17605 of the California Corporations Code, summarized herein, may be entitled to dissenters’ rights under California Corporations Code Sections 17601-17605 if the Merger is completed.

California Corporations Code Sections 17601-17605 are reprinted in their entirety as Annex F to this prospectus. Set forth below is a summary description of California Corporations Code Sections 17601-17605, which describes the material aspects of California Corporations Code Sections 17601-17605 and the law relating to dissenters’ rights and is qualified in its entirety by reference to Annex F. All references in California Corporations Code Sections 17601-17605 and this summary to “member” are to the record holder of HCP Common Units who is a dissenting member immediately prior to the effective time of the Merger as to which dissenters’ rights are demanded. Failure to comply strictly with the procedures set forth in California Corporations Code Sections 17601-17605 may result in your inability to have your HCP Common Units purchased for cash at fair market value.

Under the California Corporations Code, members who follow the procedures set forth in California Corporations Code Sections 17601-17605 will, if they cannot come to agreement with the limited liability company as to fair market value, be entitled to have their membership interests appraised by the superior court of the proper county or by a court-appointed appraiser and to receive payment in cash for the “fair market value” of those membership interests, exclusive of any element of value arising from the accomplishment or expectation of the Merger, unless such exclusion would be inequitable, in lieu of receiving the merger consideration.

Under California Corporations Code Sections 17104(c)(1), unless the operating agreement of the limited liability company provides for a different notice period, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of members, as in the case of the special meeting, the limited liability company, not less than 10 days and not more than 60 days prior to such meeting, must notify each member in writing of the place, date, and hour of the meeting, the means of electronic transmission by and to the limited liability company or electronic video screen communication, if any, and the general nature of the business to be transacted, such as that a merger agreement is to be voted on for approval. HCP’s operating agreement provides that, in the case of a special meeting, such written notice is required not less than 10 days and not more than 30 days prior to such meeting. This prospectus serves as such notice.

In addition, under California Corporations Code Sections 17551(a) and 17602, when a merger has been approved by the vote of a “majority in interest of the members” of each constituent limited liability company (i.e., unless otherwise provided in the operating agreement of the limited liability company, more than 50% of the interest of members in current profits of the limited liability company), whether by a meeting or by written consent, the limited liability company, within 10 days after such approval is obtained, must notify each of its members who was a member of record on the record date for notice of such approval of the following: the price determined by the limited liability company to represent the fair market value of its outstanding interests and the method of valuation employed. Such notice must also include the latest available balance sheet of the limited liability company, the latest available income statement of the limited liability company, a copy of California Corporations Code Sections 17601-17605, and a brief description of the procedure to be followed if the member desires to exercise the member’s dissenters’ rights under those sections. California Corporations Code Sections

17601-17605 are attached to this prospectus as Annex F and incorporated herein by reference. Subsequent to the approval of the Merger, such required notice will be provided to each record holder of HCP Common Units. Any member who wishes to exercise such dissenters’ rights or who wishes to preserve the right to do so should review the following discussion and Annex F carefully, because failure to timely and properly comply with the procedures specified in California Corporations Code Sections 17601-17605 will result in the inability under the California Corporations Code to require the limited liability company to purchase such dissenting interests for cash at fair market value.

If you wish to exercise dissenters’ rights you must either (i) not vote for the approval of the principal terms of the Merger and the Merger Agreement or (ii) vote not to approve the principal terms of the Merger and the Merger Agreement and, in either case, must deliver to HCP, within 30 days after the notice of the approval of the principal terms of the Merger and the Merger Agreement was mailed to you, a written demand for purchase at fair market value of your HCP Common Units.

A demand for purchase at fair market value will be sufficient if it states the number of HCP Common Units and contains a statement of what you claim to be the fair market value of your HCP Common Units on the day before the announcement of the proposed merger. If you wish to exercise your dissenters’ rights, you or your assignee of record must be the record holder of such HCP Common Units on the date the written demand for purchase at fair market value is made, and you or your assignee of record must continue to hold such interest through the time that it is submitted for endorsement, as described below.

Only a member who is a record holder of HCP Common Units or that member’s assignee of record is entitled to assert dissenters’ rights for such HCP Common Units registered in that member’s name. A demand for purchase at fair market value should be executed by or on behalf of the member or that member’s assignee of record by submitting written notice of the number of HCP Common Units that the member demands that the limited liability company purchase. If the HCP Common Units are owned of record in a fiduciary capacity, such as by a trust or other nominee, execution of the demand for purchase at fair market value should be made in that capacity, and if the HCP Common Units are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners. Upon subsequent transfers of the dissenting interest on the books of the limited liability company, the new certificates or other written statement issued therefor shall bear a statement that the interest is a dissenting interest, together with the name of the original holder of the dissenting interest.

A record holder such as a trust or other nominee who holds HCP Common Units as nominee for several beneficial owners may exercise dissenters’ rights with respect to the HCP Common Units held for one or more beneficial owners while not exercising such rights with respect to the HCP Common Units held for other beneficial owners; in such case, the written demand should set forth the number of HCP Common Units as to which demand for purchase at fair market value is sought. If the number of HCP Common Units is not expressly stated, the demand will be presumed to cover all HCP Common Units held in the name of the record owner. If you hold your HCP Common Units in an account with a trust or other nominee and wish to exercise your dissenters’ rights, you are urged to consult with your trust or other nominee to determine the appropriate procedures for the making of a demand for purchase at fair market value.

All written demands for purchase at fair market value of HCP Common Units must be timely mailed or delivered to: HealthCare Partners Holdings, LLC, 19191 South Vermont Avenue, Suite 200, Torrance, California 90502.

If the limited liability company and the member agree that the interest is a dissenting interest, and agree on the price to be paid for it, the member is entitled to the agreed price, complete with interest at the legal rate on judgments, from the date of consummation of the Merger. The limited liability company is not under any obligation, and has no present intention, to file a petition with respect to appraisal of the value of your interest. Accordingly, if you wish to exercise your dissenters’ rights, you should regard it as your obligation to take all steps necessary to exercise your dissenters’ rights in the manner prescribed in California Corporations Code Sections 17601-17605. Agreements as to value of dissenting interests must be in writing and kept with the records of the limited liability company. The limited liability company must pay for a dissenting interest within 30 days after the amount of the interest has been agreed on, or within 30 days after conditions to the Merger are satisfied, whichever is later, unless the payment would be an improper distribution under California Corporations Code Section 17254 or would be a fraudulent conveyance under the Uniform Fraudulent Transfer Act, in which case the payment shall not be made and the members become creditors of the limited liability company for the amount not paid, with interest on that amount at the legal rate on judgments, until paid. In the latter case, members’ claims are subordinate to all other creditors in any proceeding relating to the winding up and dissolution of the limited liability company. Unless otherwise agreed, if the dissenting interest is evidenced by a certificate of interest, payment is subject to surrender to the limited liability company of that certificate.

If the limited liability company denies that an interest is a dissenting interest, or the limited liability company and the member cannot agree on the value of a dissenting interest, either the limited liability company or the member may bring an action in the superior court of the proper county within six months after the date the notice of approval of the Merger was mailed to the HCP Member. The court will first determine whether the interest is a dissenting interest, if that is an issue, and then its value, if that is an issue. As to the latter issue, the court may appoint an appraiser to determine the value. California Corporations Code Section 17606 provides for the conduct of the appraisal and for entry of judgment pursuant to it and for payment after the judgment is entered. If litigation is instituted to test the sufficiency or procedural compliance of the vote of members in authorizing the Merger, any proceedings underway as just described will be suspended until final determination of the litigation to test the sufficiency or procedural compliance of the vote.

If you are considering exercising your dissenters’ rights, you should be aware that the fair market value of your HCP Common Units as determined under California Corporations Code Sections 17601-17605 could be more than, the same as, or less than the merger consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek to exercise your dissenters’ rights.

The superior court of the proper county will direct the purchase at the fair market value of the dissenting interests by the limited liability company of each member who is a party, or has intervened, and is entitled to require the limited liability company to purchase his, her, or its membership interest, with interest. Interest from the date of consummation of the Merger through the date of payment of the judgment is fixed at the legal rate on judgments from the date of consummation of the Merger. The costs of the action, including reasonable compensation for the appraisers, shall be determined by the superior court of the proper county and assessed upon or apportioned among the parties as court deems equitable. If the appraisal exceeds the price offered by the limited liability company, the limited liability company shall pay the costs. If the value awarded by the superior court of the proper county for the dissenting interest is more than 125% of the price offered by the limited liability company, the court may cause the limited liability company to pay attorneys’ fees and fees of expert witnesses.

Any member who has properly demanded purchase of his, her, or its membership interest at fair market value in compliance with California Corporations Code Sections 17601-17605, except as expressly limited by Chapter 13 of Title 2.5 of the California Corporations Code, shall continue to have all the rights and privileges incident to his, her, or its interest immediately prior to the Merger, including limited liability, until payment by the limited liability company for his, her, or its dissenting interests. A member may not withdraw a demand for payment unless the limited liability company consents to withdrawal. Cash distributions made by a limited liability company to a member after the date of consummation of the Merger, but before any payment by the limited liability company for the member’s interest, are to be credited against the total amount to be paid by the limited liability company for that interest.

At any time beyond six months after the notice of the approval of the Merger was mailed to the member, any member who has not had a complaint filed against him, her, or it, or filed a complaint against the limited liability company, in the superior court of the proper county, and has not intervened in a pending action for purchase of the dissenting interest at fair market value, shall lose his, her, or its status as a member and cease to be entitled to require the limited liability company to purchase that interest, which shall lose its status as a dissenting interest. At any time that the dissenting interest is transferred prior to its endorsement under California Corporations Code Section 17603 or that the member, with consent of the limited liability company, withdraws his, her, or its demand for purchase of the dissenting interest, that interest and that member shall lose their status as a dissenting interest and a member. At any time that the limited liability company abandons the Merger, the limited liability company shall pay, on demand, to any member who has initiated proceedings in good faith under Chapter 13 of Title 2.5 of the California Corporations Code, all reasonable expenses incurred in those proceedings and reasonable attorneys’ fees, and that member and his, her, or its membership interest shall lose their status as a member and a dissenting interest.

If you properly demand payment at fair market value for your HCP Common Units under California Corporations Code Sections 17601-17605 but you lose your status as a dissenting member as provided in the California Corporations Code, your HCP Common Units will be converted into the right to receive the per HCP Common Unit merger consideration. You will lose your status as a dissenting member if, among other things, you and the limited liability company do not agree on the fair market value of your HCP Common Units and a complaint is not filed within six months after the notice of the approval of the Merger was mailed to you or if you, with the consent of the limited liability company, withdraw your demand for the purchase of your dissenting interest by the limited liability company.

If you desire to exercise your dissenters’ rights, you must either (i) not vote to approve principal terms of the Merger and the Merger Agreement or (ii) vote against approving the principal terms of the Merger and the Merger Agreement and, in either case, must strictly comply with the procedures set forth in California Corporations Code Sections 17601-17605.

Failure to take any required step in connection with the exercise of dissenters’ rights may result in your inability to have your HCP Common Units purchased for cash at fair market value.

In view of the complexity of California Corporations Code Sections 17601-17605, members who may wish to dissent from the Merger and pursue dissenters’ rights should consult their legal advisors.

Board of Directors and Executive Officers of DaVita After the Merger

The Merger Agreement provides that at the closing the DaVita Board will be increased in size by one member, and Dr. Margolis will be appointed to fill the newly created directorship as “Co-Chairman”. In addition, for a minimum period of four consecutive annual meetings of stockholders of DaVita, Dr. Margolis will hold the office of “Co-Chairman” until the expiration of his term of office or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal in accordance with DaVita’s bylaws and/or applicable law.

Information about the current DaVita directors and executive officers can be found in the documents listed under the heading “Additional Information—Where You Can Find More Information” beginning on page 236.

Dr. Margolis, age 66, has been the Chairman and Chief Executive Officer of HCP since 1982 and the managing partner of HCP Medical Group since he founded its predecessor entity in 1975. Upon the closing of the Merger, Dr. Margolis will be appointed to the DaVita Board and will serve as the Co-Chairman of the DaVita Board. Dr. Margolis serves on the boards of directors of the Martin Luther King Hospital, the National Committee for Quality Assurance, the California Association of Physician Groups, and the California Hospital Medical Center, Los Angeles. Dr. Margolis also serves as a member of the Executive Management Advisory

Board at UCLA’s School of Public Health, a member of HealthCare Policy Advisory Council for Harvard Medical School, and a member of the advisory board of the USC Schaeffer Center for Health Policy and Economics. Dr. Margolis previously served as the chairman of the boards of directors of the American Medical Group Association, the National Committee for Quality Assurance, and the Unified Medical Group Association. Dr. Margolis has a national reputation in the managed care industry with over 40 years of industry experience. He works extensively on issues of quality improvement, pay for performance and access to care issues.

DaVita Financing

DaVita expects to finance the cash portion of the merger consideration through a combination of borrowings under new senior secured facilities and new senior notes. DaVita and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the financing required to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement. On August 28, 2012, DaVita issued $1.25 billion of 5.75% senior notes due 2022. The proceeds of the senior notes were placed in escrow pending the consummation of the Merger and the satisfaction of certain other conditions. On August 24, 2012, DaVita, its subsidiary guarantors and JPMorgan Chase Bank, N.A., as Administrative Agent, entered into an amendment of its senior secured credit agreement to permit or facilitate, among other things, $3.0 billion of additional term loans under the senior secured facilities, the Merger and the new senior notes. The effectiveness of the amendment is subject to various conditions, including the commitments of lenders for the full $3.0 billion of additional term loans. DaVita currently anticipates that the additional term loans will consist of a new five year term loan A-3 in the principal amount of $1.35 billion and a new seven year term loan B-2 in the principal amount of $1.65 billion. DaVita has obtained commitments for the new five year term loan A-3, which are subject to various conditions, including the receipt of commitments for the new seven year term loan B-2 which are not expected to be received until immediately prior to the closing of the Merger. No assurance can be given that unconditional binding commitments for the full amount of the new term loans will be obtained, that the amendment will become effective or that the conditions to the release of the proceeds of the 5.75% senior notes will be satisfied. In the event that neither DaVita nor Merger Sub can obtain all of the financing required for the Merger, each party to the Merger generally has the right to terminate the Merger Agreement and HCP may be entitled to a termination fee. For additional information, please see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on page 151 and page 152, respectively.

ELECTION AND EXCHANGE PROCEDURES

Election Procedures

An election form and other appropriate and customary transmittal materials will be mailed not less than 30 days prior to the anticipated effective time of the Merger to each holder of record of HCP Common Units as of five business days prior to the mailing date of such election form and transmittal materials. HCP will use its commercially reasonable efforts to make available as many election forms as may be reasonably requested by all persons who are holders (or beneficial owners) of HCP Common Units or who become holders (or beneficial owners) of HCP Common Units prior to the close of business on the business day immediately prior to the election deadline. HCP will provide to the exchange agent agreed upon by DaVita and HCP (the “Exchange Agent”) all information reasonably necessary for it to perform as specified in the Merger Agreement.

The election form will permit a holder of HCP Common Units to elect to receive cash for all of such holder’s units (“cash election units”), to elect to receive DaVita Common Stock for all units (“stock election units”), to elect to receive a mix of DaVita Common Stock and cash for such holder’s units, or to indicate that such holder has no preference as to the receipt of cash or DaVita Common Stock (“non-election units”).

A holder of record of HCP Common Units may submit multiple election forms; provided that each such election form covers all the HCP Common Units held by such holder for a particular beneficial owner. Such holder of record will permit the holders of its equity securities to direct it to make an election in accordance with the terms of its governing documents and will make an election that reflects such election by the holders of its equity securities.

Any HCP Common Units with respect to which the holder thereof has not, as of the election deadline, made an election by submitting to the Exchange Agent an effective, properly completed election form will be treated as non-election units. All dissenting units will be deemed units subject to a cash election and, only for purposes of making the proration calculations discussed in this section, dissenting units as existing at the effective time will be deemed cash election units.

A properly completed election form must be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the second business day prior to the effective time (or such other time and date as DaVita and HCP may mutually agree) to be effective. An election will have been properly made only if the Exchange Agent has actually received a properly completed election form by the election deadline. An election form will be deemed properly completed only if accompanied by duly executed transmittal materials included with the election form. Any election form may be revoked or changed by the person submitting such election form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the election deadline.

The Exchange Agent will have reasonable discretion to determine whether any election, modification, or revocation has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of DaVita, HCP, or the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

HCP Members are limited in the amount of DaVita Common Stock they may elect to receive for their units. If an HCP Member makes a stock election for a number of HCP Common Units in excess of such member’s limit, then such member will be deemed to have made a stock election with respect to a number of HCP Common Units equal to such member’s limit and a cash election with respect to all other of such member’s HCP Common Units.

The total number of HCP Common Units to be converted into the right to receive the Per Unit Closing Stock Consideration (the “Unit Conversion Number”) will be equal to the amount obtained by dividing (x) 9,380,312 shares of DaVita Common Stock by (y) the Exchange Ratio. Each other HCP Common Unit (other than dissenting units) will be converted into an amount of cash equal to the Per Unit Closing Consideration.

If the aggregate number of HCP Common Units with respect to which stock elections will have been validly made (the “Stock Election Number”) exceeds the Unit Conversion Number, then all cash election units and all non-election units of each holder thereof will be converted into the right to receive cash, and stock election units of each holder thereof will be reduced proportionately, with each of such holder’s remaining stock election units being converted into the right to receive cash.

If the Stock Election Number is less than the Unit Conversion Number (the amount by which the Unit Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all stock election units will be converted into the right to receive the Per Unit Closing Stock Consideration as follows:

•

If the Shortfall Number is less than or equal to the number of non-election units: (1) All cash election units will be converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration, and (2) the non-election units of each holder thereof will be converted into the right to receive the Per Unit Closing Stock Consideration in respect of that number of non-election units equal to the product obtained by multiplying (A) the number of non-election units held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election units, with each of such holder’s remaining non-election units being converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration; or

•

If the Shortfall Number exceeds the number of non-election units: (1) All non-election units will be converted into the right to receive the Per Unit Closing Stock Consideration, and (2) the cash election units of each holder thereof will be converted into the right to receive the Per Unit Closing Stock Consideration in respect of that number of cash election units equal to the product obtained by multiplying (A) the number of cash election units held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of non-election units and the denominator of which is the total number of cash election units, with each of such holder’s remaining cash election units being converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration.

However, if as a result of the application of the two immediately preceding paragraphs, any HCP Member will be making a stock election for a number of HCP Common Units in excess of such HCP Member’s Maximum Stock Election Eligible Units (as defined in the Merger Agreement), then such HCP Member will instead be deemed to have made a stock election with respect to a number of HCP Common Units equal to such HCP Member’s Maximum Stock Election Eligible Units and a cash election with respect to the rest of such HCP Member’s HCP Common Units, and the resulting Shortfall Number will be reallocated to the other HCP Members’ non-election units and cash election units in the manner set forth in the two immediately preceding paragraphs, with references to “non-election units” and “cash election units” in such paragraphs being deemed for purposes of this reallocation to exclude non-election units and cash election units held by any HCP Member that has made, or has been deemed to have made, a stock election equal to such HCP Member’s Maximum Stock Election Eligible Units.

The following table illustrates the election procedures described above and provides examples of the amount of cash and/or stock (not including any potential earn-out payment) a hypothetical holder of HCP Common Units (“Holder A”) would receive under different election scenarios. In each of the examples, we have assumed that Holder A holds 10,000 HCP Common Units and that Holder A does not hold any HCP Options.

For purposes of the hypothetical election scenarios presented in the table, we have also assumed that:

•	Based upon the closing price of DaVita Common Stock of $100.30 on September 25, 2012, the Per Unit Closing Consideration is approximately $44.29 and the Exchange Ratio is approximately .4416x.

•	Stock elections must be made such that exactly 9,380,312 shares of DaVita Common Stock are issued as merger consideration.

•	The cash portion of the merger consideration is $3,660,000,000, and the aggregate per unit exercise prices of all HCP Options are $69,456,964.

•	There are 105,436,869.2 fully diluted HCP Common Units.

•

Drs. Margolis, Chin and Paulsen and Mr. Mazdyasni make aggregate stock elections of 5,995,942.47 HCP Common Units (the minimum amount required pursuant to their respective support agreements), but with respect to their remaining HCP Common Units they each make the same elections as all other holders of HCP Common Units indicated below. Thus, “All Other Members” as used in the columns of the table refers to the actions of all HCP Members other than Holder A and the actions of Drs. Margolis, Chin and Paulsen and Mr. Mazdyasni for their units for which they have made their minimum mandatory stock elections.

•	There is no reduction in the total merger consideration as a result of an estimated shortfall in working capital at the time of closing.

We note that the Per Unit Closing Consideration that will be determined at closing will be calculated based on the one day volume-weighted average stock price of DaVita common stock on the trading day immediately prior to the closing date rather than the closing price of DaVita Common Stock on September 25, 2012 and the Per Unit Closing Price may vary if any holders of HCP Options exercise any HCP Options prior to the closing date.

All HCP Members and holders of HCP Options are required to fund their proportionate shares of each of the Escrowed Merger Consideration (which consists of $559,375,000 in cash and DaVita common stock), the Nevada Escrow (which consists of $10,000,000 in cash) and the MR Escrow (which consists of $5,000,000 in cash). The Escrowed Merger Consideration will consist of cash and DaVita Common Stock in the ratio of the number of HCP Common Units (including the number of HCP Options) being converted to cash over the number of HCP Common Units being converted to DaVita Common Stock. Each HCP Member is subject to a Maximum Stock Election to ensure that each HCP Member has made a cash election for a number of HCP Common Units sufficient to meet such HCP Member’s obligation to fund the Nevada Escrow and the MR Escrow. Based on the assumption set forth above, Holder A’s Maximum Stock Election Eligible Units are 9,968 of his HCP Common Units. If Holder A makes a stock election with respect to more than 9,968 HCP Common Units, his Maximum Stock Election Eligible Units, he will be deemed to have made a stock election with respect to 9,968 HCP Common Units and a cash election with respect to his remaining 32 HCP Common Units.

We note that the examples in the table below reflect the maximum merger consideration that Holder A would receive at closing in the election scenarios described below prior to the funding of escrows by holding back cash and stock to fund Holder A’s escrow obligations. The total merger consideration that Holder A would ultimately receive after all post-closing events may be negatively affected by certain post-closing events, including the final working capital adjustment, indemnification claims successfully asserted against the HCP Members, or costs funded by the escrows. The total merger consideration that Holder A would ultimately receive in the described scenarios could also be positively affected by the receipt of earn-out consideration, with such earn-out consideration being paid post-closing, if at all. In addition, amounts of consideration described in the table are before tax. The scenarios described in the table below are intended to be illustrative only, do not purport to be realistic predictions of the election decisions that will be made and, because these scenarios are highly dependent on a number of assumptions and variables, are not intended to reflect the actual results of election decisions made by any particular HCP Member.

ILLUSTRATIVE EXAMPLES OF ELECTION ADJUSTMENTS

(approximate numbers)

	All Other Members Elect 100% Cash	All Other Members Elect Maximum Stock Election (and Elect Cash for Remaining Units)	All Other Members Fail to Make a Proper Election
Scenario 1: Holder A Elects 100% Cash	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections exceed the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.

Adjustment: To adjust for the shortfall in stock elections, cash election units of all Members (including Holder A) are proportionately reduced and converted to stock election units.	Adjustment: No adjustment to Holder A’s cash election. To adjust for the excess in stock elections, stock election units of other Members are proportionately reduced and converted to cash election units.	Adjustment: No
adjustment to
Holder A’s cash
election. To adjust for
the shortfall in stock
elections, non-election
units of other Members
are proportionately
converted to stock
election units (with
remaining non-election
units converted to cash
election units).

	Result: Instead of receiving $442,948 in cash (subject to escrow withholding), Holder A receives $375,036 in cash and 677 shares of DaVita Common Stock (valued at $67,903), of which $9,049 in cash and 65 shares of DaVita Common Stock (valued at $6,520) will be held back at closing to fund Holder A’s escrow obligations.	Result: Holder A receives $442,948 in cash, of which $10,688 in cash will be held back at closing to fund Holder A’s escrow obligations.	Result: Holder A receives $442,948 in cash, of which $10,688 in cash will be held back at closing to fund Holder A’s escrow obligations.

	All Other Members Elect 100% Cash	All Other Members Elect Maximum Stock Election (and Elect Cash for Remaining Units)	All Other Members Fail to Make a Proper Election
Scenario 2: Holder A Elects Maximum Stock Election (and Elects Cash for Remaining Units)	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections exceed the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.

Adjustment: No adjustment to Holder A’s stock and cash elections. To adjust for the shortfall in stock elections, cash election units of other Members are proportionately reduced and converted to stock election units.	Adjustment: To adjust for the excess in stock elections, stock election units of all Members (including Holder A) are proportionately reduced and converted to cash election units.	Adjustment: No
adjustment to
Holder A’s stock and
cash elections. To
adjust for the shortfall
in stock elections, non-
election units of other
Members are
proportionately
converted to stock
election units (with
remaining non-election
units converted to cash
election units).

Result: Holder A receives $1,417 in cash and 4,402 shares of DaVita Common Stock (valued at $441,521), of which $34 in cash and 421 shares of DaVita Common Stock (valued at $42,226) will be held back at closing to fund Holder A’s escrow obligations.	Result: Instead of
receiving $1,417 in
cash and 4,402 shares
of DaVita Common
Stock (valued at
$441,521) (subject to
escrow withholding),
Holder A receives
$353,715 in cash and
890 shares of DaVita
Common Stock
(valued at $89,267), of
which $8,535 in cash
and 85 shares of
DaVita Common Stock
(valued at $8,526) will
be held back at closing
to fund Holder A’s
escrow obligations.	Result: Holder A
receives $1,417 in cash
and 4,402 shares of
DaVita Common Stock
(valued at $441,521),
of which $34 in cash
and 421 shares of
DaVita Common Stock
(valued at $42,226)
will be held back at
closing to fund
Holder A’s escrow
obligations.

	All Other Members Elect 100% Cash	All Other Members Elect Maximum Stock Election (and Elect Cash for Remaining Units)	All Other Members Fail to Make a Proper Election
Scenario 3: Holder A Elects 50% Cash and 50% Stock	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections exceed the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.

Adjustment: To adjust for the shortfall in stock elections, cash election units of all Members (including Holder A) are proportionately reduced and converted to stock election units.	Adjustment: To adjust for the excess in stock elections, stock election units of all Members (including Holder A) are proportionately reduced and converted to cash election units.	Adjustment: No
adjustment to
Holder A’s cash and
stock elections. To
adjust for the shortfall
in stock elections, non-
election units of other
Members are
proportionately
converted to stock
election units (with
remaining non-election
units converted to cash
election units).

Result: Instead of receiving $221,474 in cash and 2,208 shares of DaVita Common Stock (valued at $221,462) (subject to escrow withholding), Holder A receives $187,529 in cash and 2,547 shares of DaVita Common Stock (valued at $255,464), of which $4,525 in cash and 244 shares of DaVita Common Stock (valued at $24,473) will be held back at closing to fund Holder A’s escrow obligations.	Result: Instead of
receiving $221,474 in
cash and 2,208 shares
of DaVita Common
Stock (valued at
$221,462) (subject to
escrow withholding),
Holder A receives
$398,329 in cash and
445 shares of DaVita
Common Stock
(valued at $44,634), of
which $9,611 in cash
and 43 shares of
DaVita Common Stock
(valued at $4,313) will
be held back at closing
to fund Holder A’s
escrow obligations.	Result: Holder A
receives $221,474 in
cash and 2,208 shares
of DaVita Common
Stock (valued at
$221,462), of which
$5,344 in cash and
211 shares of DaVita
Common Stock
(valued at $21,163)
will be held back at
closing to fund
Holder A’s escrow
obligations.

	All Other Members Elect 100% Cash	All Other Members Elect Maximum Stock Election (and Elect Cash for Remaining Units)	All Other Members Fail to Make a Proper Election
Scenario 4: Holder A Fails to Make a Proper Election	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections exceed the mandatory 9,380,312 shares of DaVita Common Stock.	Effect: Total stock elections fall short of the mandatory 9,380,312 shares of DaVita Common Stock.

Adjustment: To adjust for the shortfall in stock elections, all of Holder A’s non-election units are converted to stock election units up to Holder A’s Maximum Stock Election (with the remaining units converted to cash election units), and then cash election units of other Members are proportionately reduced and converted to stock election units.	Adjustment: To adjust
for the excess in stock
elections, all of
Holder A’s non-
election units are
converted to cash
election units and
stock election units of
other Members are
proportionately
reduced and converted
to cash election units.	Adjustment: To adjust
for the shortfall in
stock elections, non-
election units of all
Members (including
Holder A) are
proportionately
converted to stock
election units (with the
remaining non-election
units converted to cash
election units).

Result: Holder A receives $1,417 in cash and 4,402 shares of DaVita Common Stock (valued at $441,521), of which $34 in cash and 421 shares of DaVita Common Stock (valued at $42,226) will be held back at closing to fund Holder A’s escrow obligations.	Result: Holder A receives $442,948 in cash, of which $10,688 in cash will be held back at closing to fund Holder A’s escrow obligations.	Result: Holder A
receives $375,036 in
cash and 677 shares of
DaVita Common Stock
(valued at $67,903), of
which $9,049 in cash
and 65 shares of
DaVita Common Stock
(valued at $6,520) will
be held back at closing
to fund Holder A’s
escrow obligations.

Exchange Procedures

After the election deadline and no later than the closing date and until 180 days after the effective time, DaVita will deposit, or cause to be deposited, with the Exchange Agent (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required under the Merger Agreement, other than cash delivered by DaVita to the Escrow Agent and delivered to HCP for payment to holders of HCP Options, and (ii) certificates, or at DaVita’s option, evidence of shares in book entry form, representing the 9,380,312 shares of DaVita Common Stock, to be given to the holders of HCP Common Units in exchange for their units, other than the shares delivered to the Escrow Agent.

Any such cash or new certificates remaining in the possession of the Exchange Agent 180 days after the effective time (together with any earnings in respect thereof) will be delivered to (or as directed by) DaVita. Any holder of HCP Common Units who has not theretofore exchanged his, her, or its HCP Common Units will thereafter be entitled to look exclusively to DaVita for the consideration to which he, she, or it may be entitled upon exchange of such HCP Common Units. Irrespective of the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of HCP Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

Promptly after the effective time, but in no event later than ten days thereafter, the surviving entity will cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the effective time, a holder of record of HCP Common Units a form of letter of transmittal containing instructions for use in effecting exchange for the consideration to which such person may be entitled. Upon surrender to the Exchange Agent of a letter of transmittal duly executed and completed in accordance its instructions, the holder of such HCP Common Units will promptly be provided in exchange, but in no event later than 10 business days after due surrender, a new certificate representing shares of DaVita Common Stock and a check, ACH payment, or a wire transfer in the amount to which such holder is entitled, and the HCP Common Units so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any HCP Common Units. Each of DaVita and the surviving entity will be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to the Merger Agreement to any holder of HCP Common Units such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law.

If any cash payment is to be made in a name other than that in which the HCP Common Units surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange will pay any transfer or other taxes required solely by reason of the making of such payment in a name other than that of the registered holder of the HCP Common Units surrendered, or required for any other reason relating to such holder or requesting person, or will establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any new certificate representing shares of DaVita Common Stock is to be issued in a name other than that of the registered holder of the HCP Common Units surrendered in exchange therefor, it will be a condition of such issuance that the HCP Common Units so surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange will pay to the Exchange Agent in advance any transfer or other taxes required solely by reason of the issuance of a certificate representing HCP Common Units in a name other than that of the registered holder of the HCP Common Units surrendered, or required for any other reason relating to such holder or requesting person, or will establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

No dividends or other distributions with a record date after the effective time of the Merger with respect to DaVita Common Stock will be paid to the holder of an unsurrendered HCP Common Unit until the holder thereof has surrendered such HCP Common Unit. After the surrender of the HCP Common Units, the record holder of such HCP Common Units will be entitled to receive any dividends or other distributions, without any interest thereon, that become payable with respect to the DaVita Common Stock represented by the new certificates.

If any certificate evidencing a HCP Common Unit or HCP Option has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by DaVita or the Exchange Agent, the posting by such person of a bond in such reasonable amount as DaVita or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, DaVita or the Exchange Agent will, in exchange for such lost, stolen, or destroyed certificate, pay or cause to be paid the consideration deliverable in respect of the HCP Common Units or HCP Options formerly represented by such certificate.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement. The description in this section and elsewhere in this prospectus is qualified in its entirety by reference to the Merger Agreement and the Amendment to the Merger Agreement, which are included as Annex A-1 and Annex A-2 to this prospectus and incorporated by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. DaVita and HCP encourage you to read carefully the Merger Agreement and the Amendment to the Merger Agreement in their entirety before making any decisions regarding the transactions as it is the principal legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about DaVita or HCP contained in this prospectus or DaVita’s public reports filed with the SEC may supplement, update, or modify the factual disclosures about DaVita contained in the Merger Agreement and described in this summary. The representations, warranties, and covenants made in the Merger Agreement by DaVita, HCP and Merger Sub were qualified and subject to important limitations agreed to by DaVita, HCP, Merger Sub, and the Member Representative in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this prospectus. For the foregoing reasons, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone.

The Transaction

On the closing date, Merger Sub, a wholly owned subsidiary of DaVita and a party to the Merger Agreement, will merge with and into HCP, subject to the terms and conditions of the Merger Agreement and in accordance with California law. HCP will survive the Merger as a wholly owned subsidiary of DaVita, and the separate existence of Merger Sub will cease.

Closing; Effective Time

The closing of the Merger will occur at 10:00 a.m., New York City time, on a date specified by the parties to the Merger Agreement, to be no later than the third business day after the satisfaction or waiver of all of the conditions to the closing provided in the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, unless DaVita and HCP mutually agree in writing. For further discussion on the conditions to the Merger, see “—Conditions to Completion of the Merger” below.

The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of California (at the time specified in the certificate of merger or, if no such time is specified, as of the close of business on the date so filed), or at a subsequent date or time as DaVita and HCP will agree and specify in the certificate of merger or, if not specified therein, as specified by the California Limited Liability Company Act.

DaVita and HCP currently expect to complete the Merger during the fourth calendar quarter of 2012, subject to receipt of required HCP Member and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions described below.

Organizational Documents of the Surviving Entity

At the effective time, the articles of organization of HCP will be amended and restated in their entirety as set forth in an exhibit to the Merger Agreement, and such amended and restated articles of organization will be the articles of organization of the surviving entity until thereafter changed or amended. The operating agreement of HCP will be amended and restated as set forth in an exhibit to the Merger Agreement and will be the operating agreement of the surviving entity until thereafter changed or amended.

Managers and Officers of the Surviving Entity

The managers of Merger Sub immediately prior to the effective time will be the managers of the surviving entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of HCP immediately prior to the effective time will be the initial officers of the surviving entity until the earlier of their resignation or removal or until their respective successors are duly designated.

The Merger Consideration; Conversion or Cancellation of Units

HCP Common Units

The Merger Agreement provides that at the closing each HCP Common Unit, whether or not subject to restriction, issued and outstanding immediately prior to the effective time (other than (1) HCP Common Units directly or indirectly owned by DaVita, Merger Sub, or HCP and (2) dissenting units) will be converted into and constitute the right to receive, at the election of the holder and as adjusted pursuant to the Merger Agreement, and as described below, the following consideration, subject to withholdings for the three escrow accounts described in “—Escrowed Merger Consideration,” “—Member Representative Escrow,” and “—Nevada Escrow” and to any potential downward adjustment to the closing merger consideration described in “—Estimated Amounts Included in Closing Merger Consideration”:

Closing Date Payment

•

for each HCP Common Unit for which a cash election has been effectively made and not revoked or lost, cash, without interest, in an amount (the “Per Unit Closing Consideration”) equal to the amount obtained by dividing (a) the sum of (i) the product of 9,380,312 shares of DaVita Common Stock multiplied by the one day DaVita volume-weighted average stock price on the last trading day prior to the closing date (the aggregate closing stock consideration), (ii) $3,660,000,000 (the aggregate closing cash consideration), and (iii) the aggregate per unit exercise price of all HCP Options by (b) the Total Outstanding HCP Units (as defined below);

•

for each HCP Common Unit for which a stock election has been effectively made and not revoked or lost, that number of shares of DaVita Common Stock (the “Per Unit Closing Stock Consideration”) as is equal to the amount obtained by dividing (i) the Per Unit Closing Consideration by (ii) the one day DaVita volume-weighted average stock price on the last trading day prior to the closing date (the “Exchange Ratio”); or

•

for each HCP Common Unit other than units as to which a cash election, a stock election, or a combination of stock and cash election has been effectively made and not revoked or lost, the Per Unit Closing Consideration or Per Unit Closing Stock Consideration as is determined in accordance with the Merger Agreement and described below in “—Election Procedures.”

“Total Outstanding HCP Units” means the aggregate number of HCP Common Units (not held by HCP in its treasury) issued and outstanding as of immediately prior to the closing plus the maximum aggregate number of HCP Common Units issuable upon full exercise of all HCP Options issued and outstanding as of immediately prior to the closing, whether vested or unvested, and whether or not exercised. Notwithstanding the foregoing, “Total Outstanding HCP Units” will not include any HCP Common Units issuable upon the exercise of HCP Options that are cancelled (other than pursuant to the Merger Agreement) or otherwise expire prior to the closing to the extent not exercised.

The per unit value of merger consideration that HCP Members will receive for each of their HCP Common Units is calculated by dividing the total amount of merger consideration by the total number of fully diluted HCP Common Units. The total amount of merger consideration is the sum of the cash consideration of $3,660,000, the value of 9,380,312 shares of DaVita Common Stock based on the one-day volume-weighted average stock price of such stock on the trading day immediately prior to the closing date, and the aggregate per unit exercise prices of all HCP Options (approximately $69.5 million as of the date of this prospectus). As of the date of this prospectus, the total number of fully diluted HCP Common Units is 105,436,869.2, which includes all issued and outstanding HCP Common Units and all HCP Common Units issuable upon full exercise of all HCP Options issued and outstanding, whether vested or unvested, and whether exercised or not exercised. Based upon the closing price of $100.30 per share of DaVita Common Stock on September 25, 2012, the last practicable day prior to the date of this prospectus, and assuming no reduction to the total merger consideration as a result of an estimated working capital adjustment at the time of closing, the merger consideration would be $44.29 per fully diluted HCP Common Unit.

An HCP Member may elect to receive the merger consideration represented by HCP Common Units in the form of cash or stock, or a combination thereof. However, notwithstanding any such election, an HCP Member may receive a combination of cash or stock that is different from what such HCP Member may have elected, depending on the elections made by other HCP Members, in order to ensure that the merger consideration of $3.66 billion in cash and 9,380,312 shares of DaVita Common Stock, subject to certain adjustments (including a potential reduction in the merger consideration as a result of an estimated shortfall in working capital, if any, at the time of closing and a post-closing final working capital adjustment), is fully allocated and paid in the Merger. No fractional shares of DaVita Common Stock will be issued in the Merger.

Post-Closing Adjustment. Payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) the post-closing adjustment amount by (y) the Total Outstanding HCP Units (see “—Post-Closing Merger Consideration Adjustment Determination” below).

Earn-Out Payment. Payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) the Total Cash Earn-Out Consideration (as defined in “—Earn-Out” below), by (y) the Total Outstanding HCP Units (see “—Earn-Out” below).

Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in one or more escrow accounts pursuant to the Escrow Agreement from and after the effective time, to secure purchase price adjustment obligations to DaVita and indemnification obligations to the DaVita Indemnified Parties (as defined in “—Indemnification” below) attributable to such HCP Common Units, such distributions to be paid in accordance with the Merger Agreement (the “Escrow Payment”) (see “—Escrowed Merger Consideration” below).

MR Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in an escrow account pursuant to the MR Escrow Agreement from and after the effective time, to fund, if necessary, the costs and expenses of the Member Representative acting in such capacity attributable to such HCP Common Units, such distributions to be paid in accordance with the Merger Agreement (the “MR Escrow Payment”) (see “—Member Representative Escrow” below).

Nevada Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in an escrow account pursuant to the Nevada Escrow Agreement from and after the effective time, to fund, if applicable, certain transaction settlement payments that may become due and payable pursuant to the Nevada Settlement Agreements, such distributions to be paid in accordance with the Merger Agreement (the “Nevada Escrow Payment”) (see “—Nevada Escrow” below).

HCP Options

DaVita will not assume or otherwise replace any HCP Options in connection with the transactions. Upon the terms and subject to the conditions set forth in the Merger Agreement, each HCP Option that is outstanding immediately prior to the effective time will accelerate and become fully vested and exercisable as of immediately prior to the effective time and, to the extent unexercised, will be cancelled, extinguished, and automatically converted into the right to receive, for each HCP Common Unit subject to such HCP Option immediately prior to the effective time, in consideration of such cancellation, the following consideration:

Closing Date Payment. Payable upon the closing, subject to withholdings for the three escrow accounts described in “—Escrowed Merger Consideration,” “—Member Representative Escrow,” and “—Nevada Escrow” and to any potential downward adjustment to the closing merger consideration described in “—Estimated Amounts Included in Closing Merger Consideration,” an amount of cash (without interest) equal to the excess of the Per Unit Closing Consideration over the applicable per unit exercise price (the “Per Option Closing Consideration”).

Post-Closing Adjustment. Payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the amount obtained by dividing (x) the post-closing adjustment amount by (y) the Total Outstanding HCP Units (see “—Post-Closing Merger Consideration Adjustment Determination” below).

Earn-Out Payment. Payable upon the occurrence of those events specified in the Merger Agreement, an amount of cash (without interest) equal to the per unit earn-out payment (see “—Earn-Out” below).

Escrow Payment. A non-transferable, contingent right to distributions of Escrow Payment attributable to each HCP Common Unit subject to such HCP Option, such distributions to be paid in accordance with the Merger Agreement (see “—Escrowed Merger Consideration” below).

MR Escrow Payment. A non-transferable, contingent right to distributions of MR Escrow Payment attributable to each HCP Common Unit subject to such HCP Option, such distributions to be paid in accordance with the Merger Agreement (see “—Member Representative Escrow” below).

Nevada Escrow Payment. A non-transferable, contingent right to distributions of Nevada Escrow Payment attributable to each HCP Common Unit subject to such HCP Option, such distributions to be paid in accordance with the Merger Agreement (see “—Nevada Escrow” below).

Withholding

Payments of the merger consideration will be reduced by any applicable tax withholding required under the Code or any provision of applicable state, local, or foreign tax law. For example, payments of consideration to holders of HCP Options received as compensation generally will be subject to income and employment tax withholding. To the extent that amounts are so withheld, such withheld amounts must be timely paid to the applicable taxing authority and treated for all purposes of the Merger Agreement as having been paid to such holder of HCP Options.

Estimated Amounts Included In Closing Merger Consideration

No later than five business days prior to the closing date, HCP will prepare and deliver to DaVita (i) an estimated consolidated balance sheet of the Business Entities and the entities through which the business is conducted (other than the Business Entities) and that are consolidated with the Business Entities in the audited financial statements, including HCPAMG and its subsidiaries, HealthCare Partners Medical Group (Bacchus), Ltd., JSA Professional Association, and HCPMGI (the “Related Consolidated Entities”) as of immediately prior to the effective time and (ii) a statement setting forth HCP’s good faith estimates of the net working capital of the Related Consolidated Entities and the indebtedness amount, in each case as of immediately prior to the effective time. The estimated closing balance sheet and the estimated adjustment statement will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with HCP’s audited financial statements for fiscal years ended December 31, 2011, 2010 and 2009, and include reasonable detail with respect to the calculation of each component of the estimated net working capital and the estimated indebtedness amount. HCP and DaVita will use good faith efforts to resolve prior to the closing any disagreements between them concerning the computation of any of the items on the estimated closing balance sheet or the estimated adjustment statement. If the estimated net working capital minus the estimated indebtedness amount is less than negative $149,000,000 (such deficiency stated as a positive number, the “Estimated Shortfall Amount”), then the closing merger consideration will be decreased by an amount equal to the Estimated Shortfall Amount and the Per Unit Closing Consideration will be decreased by an amount equal to the Estimated Shortfall Amount divided by the Total Outstanding HCP Units.

Adjustments to Prevent Dilution

If DaVita changes (or the DaVita Board sets a related record date that will occur before the effective time for a change in) the number or kind of shares of the common stock of DaVita outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization, or similar transaction, then 9,380,312 shares of DaVita Common Stock, the Closing Price (as defined below), and the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change. If HCP changes (or the HCP Board sets a related record date that will occur before the effective time for a change in) the number or kind of HCP Common Units (or rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization, or similar transaction, then the aggregate per unit exercise price of all HCP Options (and any other dependent items) will be adjusted proportionately to account for such change.

Fractional Shares

No fractional shares of the common stock of DaVita will be issued in the Merger. Instead, DaVita will pay to each holder of HCP Common Units who would otherwise be entitled to a fractional share of the DaVita Common Stock an amount in cash (without interest) determined by multiplying such fraction of a share of the DaVita Common Stock, subject to certain anti-dilution adjustments as set forth in the Merger Agreement, by the arithmetic average of the closing price per share of DaVita Common Stock as reported on the NYSE for the five consecutive trading days ending on (and including) the second trading day prior to the closing date (the “Closing Price”).

Escrowed Merger Consideration

A portion of the closing merger consideration equal to $559,375,000 in the aggregate, or approximately $5.31 per fully diluted HCP Common Unit, (collectively with any earnings or dividends or other distributions thereon, if any, the “Escrowed Merger Consideration”) will be withheld from the closing merger consideration otherwise deliverable to HCP Members and holders of HCP Options on the closing date to serve as security for the benefit of DaVita against the indemnification afforded the DaVita Indemnified Parties in the Merger Agreement and any reduction in the merger consideration as a result of any post-closing adjustment to the merger consideration. The Escrowed Merger Consideration will consist of cash and DaVita Common Stock in the Escrow Proportion.

If any payment is required to be made to DaVita from the Escrowed Merger Consideration, such payment will be comprised of a mixture of cash and shares of DaVita Common Stock in the Escrow Proportion, with each share of DaVita Common Stock valued at the one day DaVita volume-weighted average stock price on the last trading day prior to such distribution date. Portions of the Escrowed Merger Consideration not subject to claims for indemnification by any DaVita Indemnified Party will be released, if available, to the HCP Members and holders of HCP Options periodically, with the first such release occurring on the second anniversary of the closing of the Merger and the last occurring in October 2017. On each release date, (i) the DaVita Common Stock being released, along with the aggregate amount of dividends or other distributions made on such stock or earnings on such dividends or other distributions, will be released to HCP Members who received DaVita Common Stock as merger consideration pro rata based on the number of shares of DaVita Common Stock contributed to escrow and (ii) the remaining cash being released, including all earnings on such cash, will be released to HCP Members who received cash merger consideration and holders of HCP Options pro rata based on the amount of cash contributed to escrow.

With respect to the stock portion of the Escrowed Merger Consideration, losses and gains due, respectively, to declines or increases in the value of DaVita Common Stock will generally be to the detriment or benefit, respectively, of HCP Members who contributed stock to escrow. However, when the stock value decline is great enough and indemnified claims are large enough, the portion of indemnified claims that cannot be allocated to the stock portion of the Escrowed Merger Consideration will be allocated to the cash portion, and the HCP Members who contributed cash to escrow and holders of HCP Options could bear some of the loss from the decline of DaVita Common Stock. On the other hand, when stock value gain is great enough and the indemnity claims are large enough, the portion of indemnified claims that cannot be allocated to the cash portion of the Escrowed Merger Consideration will be allocated to the stock portion and the HCP Members who contributed stock to escrow could fail to realize a portion of the benefit of the increase in DaVita Common Stock’s value.

The Escrowed Merger Consideration will consist of cash and DaVita Common Stock in the ratio of the value of cash to be received in the transaction over the value of the DaVita Common Stock to be received in the transaction (the “Escrow Proportion”). Each share of DaVita Common Stock will be valued for these purposes at the one day DaVita volume-weighted average stock price on the last trading day prior to the closing date. On the closing date, the Escrowed Merger Consideration will be deposited by DaVita with the escrow agent in an escrow account (the “Escrow Account”) established in accordance with the Escrow Agreement. If any payment is required to be made to DaVita from the Escrow Account, DaVita and the Member Representative will promptly provide written instructions to the escrow agent, an institution mutually selected by DaVita and HCP, pursuant to the terms of the Escrow Agreement, to deliver to DaVita out of the Escrow Fund an amount of cash and DaVita Common Stock, in the Escrow Proportion, that in the aggregate is equal in value to such required payment, with each share of DaVita Common Stock valued for these purposes at the one day DaVita volume-weighted average stock price on the last trading day prior to the date of such distribution.

On the second anniversary of the closing date (the “First Escrow Distribution Date”), the escrow agent will create two additional separate escrow accounts. The escrow agent will deposit from the Escrow Account into the first additional account (the “Healthcare Indemnity Account”) $300,000,000 and will deposit from the Escrow Account into the second additional account (the “Tax Indemnity Account”) $50,000,000, with each escrow account consisting of cash and DaVita Common Stock in the Escrow Proportion (as defined in the Merger Agreement). In addition, no later than the second business day following the First Escrow Distribution Date, DaVita and the Member Representative will provide written instructions to the escrow agent to deliver to the HCP Members and to HCP for proper payment to the holders of HCP Options as of the closing, no later than five business days following the First Escrow Distribution Date, any Escrowed Merger Consideration remaining in the Escrow Account other than the amounts deposited in the Healthcare Indemnity Account and the Tax Indemnity Account, pro rata to HCP Members and holders of HCP Options, except for amounts subject to claims for indemnification by any DaVita Indemnified Party.

No later than the second business day following the third anniversary of the closing date (the “Second Escrow Distribution Date”), DaVita and the Member Representative will provide written instructions to the escrow agent, pursuant to the terms of the Escrow Agreement, to deliver to the HCP Members and to HCP for payment to the holders of HCP Options as of the closing, no later than five business days following the Second Escrow Distribution Date, any Escrowed Merger Consideration in the Healthcare Indemnity Account in excess of $150,000,000, except for amounts subject to claims for indemnification by any DaVita Indemnified Party.

No later than the second business day following October 15, 2016 (the “Third Escrow Distribution Date”), DaVita and the Member Representative will provide written instructions to the escrow agent to deliver to the HCP Members and to HCP for payment to the holders of HCP Options as of the closing, within five business days following the Third Escrow Distribution Date, any Escrowed Merger Consideration in the Tax Indemnity Account in excess of $25,000,000, except for amounts subject to claims for indemnification by any DaVita Indemnified Party.

No later than the second business day following the fourth anniversary of the closing date (the “Fourth Escrow Distribution Date”), DaVita and the Member Representative will provide written instructions to the escrow agent, to deliver to the HCP Members and to HCP for payment to the holders of HCP Options as of the closing, within five business days following the Fourth Escrow Distribution Date, the aggregate amount of remaining Escrowed Merger Consideration in the Healthcare Indemnity Account, except for amounts subject to claims for indemnification by any DaVita Indemnified Party.

No later than the second business day following October 15, 2017 (the “Fifth Escrow Distribution Date”), DaVita and the Member Representative will provide written instructions to the escrow agent to deliver to the HCP Members and to HCP for payment to the holders of HCP Options as of the closing, within five business days following the Fifth Escrow Distribution Date, the aggregate amount of remaining Escrowed Merger Consideration in the Tax Indemnity Account, except for amounts subject to claims for indemnification by any DaVita Indemnified Party.

Holders of HCP Options, in their capacity solely as holders of HCP Options, will bear responsibility for a portion of the indemnification obligations, if any, of the HCP Members solely and exclusively through distributions from the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account, and following the distribution of all Escrowed Merger Consideration from the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account, will bear no further indemnification obligations pursuant to the Merger Agreement.

Post-Closing Merger Consideration Adjustment Determination

As soon as practicable, but in no event later than 90 days after the closing date, DaVita will prepare and deliver to the Member Representative the following:

•

an unaudited consolidated balance sheet of the Business Entities and Related Consolidated Entities as of immediately prior to the effective time, prepared by DaVita in accordance with GAAP, applied on a basis consistent with HCP’s audited financial statements for the fiscal years ended December 31, 2011, 2010, and 2009; and

•

a statement setting forth reasonably detailed calculations by DaVita of the net working capital and the indebtedness amount, in each case as of immediately prior to the effective time based on the preliminary closing balance sheet and prepared in a manner consistent with the Merger Agreement and in accordance with GAAP, applied on a basis consistent with HCP’s audited financial statements for the fiscal years ended December 31, 2011, 2010, and 2009; provided that net working capital and indebtedness amount will be calculated in accordance with the definitions of the terms in the Merger Agreement.

After all disputes have been resolved, if any, in accordance with the terms of the Merger Agreement, if the net working capital minus the indebtedness amount plus $149,000,000, plus the deficiency (stated as a positive number) resulting from the estimated closing adjustments (see “—Estimated Amounts Included In Closing Merger Consideration”) (x) is a positive number, then the aggregate merger consideration will be increased by such excess or (y) is a negative number, then the aggregate merger consideration will be decreased by such shortfall. The amount of any final post-closing negative adjustment in the aggregate merger consideration will be satisfied from the Escrow Fund in cash and DaVita Common Stock.

The amount of any final post-closing positive adjustment in the aggregate merger consideration to be made will be paid by DaVita to the HCP Members and the holders of HCP Options, pro rata based on the fully diluted HCP Common Units held by such HCP Member or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing, relative to the total outstanding HCP Common Units, as soon as reasonably practicable after the determination of the final adjustment amounts and, in any event with respect to any such payment made to the HCP Members, within five business days thereafter; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement.

Earn-Out

As additional merger consideration, a total of up to $275,000,000, divided into two tranches, each of which will consist of $137,500,000, will be payable to the HCP Members, holders of HCP Options, and pursuant to the Nevada Settlement Agreements. Such payments are conditioned on the achievement of certain milestones based on the EBITDA of HCP (calculated in accordance with the definition of Earn-Out EBITDA set forth in the Merger Agreement) (the “Earn-Out EBITDA”), as set forth below:

•

If the Earn-Out EBITDA for the fiscal year ended December 31, 2012 is equal to or greater than $550,000,000, then DaVita will pay to the HCP Members and holders of HCP Options the First Tranche in cash, which will be allocated among the HCP Members and holders of HCP Options pro rata based on the fully diluted HCP Common Units held by such HCP Members or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing relative to the Total Outstanding HCP Units; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement.

•

If the Earn-Out EBITDA for the fiscal year ended December 31, 2013 is equal to or greater than $600,000,000, then DaVita will pay to the HCP Members and holders of HCP Options the Second Tranche (less the aggregate amount payable pursuant to each of the Nevada Settlement Agreements) in cash, which will be allocated among the HCP Members and the holders of HCP Options pro rata based on the fully diluted HCP Common Units held by such HCP Members or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing relative to the Total Outstanding HCP Units; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement, and DaVita will pay, or cause to be paid, any transaction settlement payment that is due and payable pursuant to each of the Nevada Settlement Agreements.

On or prior to 10 business days after DaVita has filed its Annual Report on Form 10-K for each calculation period, DaVita will prepare and deliver to the Member Representative a written statement setting forth in reasonable detail its determination of Earn-Out EBITDA for the applicable calculation period and its calculation of the resulting per unit earn-out payment. The Merger Agreement governs certain actions that may impact the calculation of Earn-Out EBITDA. The calculation of EBITDA for this purpose includes corporate expense allocations for expenses in substitution or enhancement of services currently performed by a Business Entity or any Related Consolidated Entity. If such expenses exceed the expenses previously incurred by HCP for such services and Dr. Margolis is opposed to the DaVita recommendation or decision to substitute or enhance such services, Dr. Margolis has the right to request that the DaVita Board decide the issue, in which case the matter will be determined by the DaVita Board (and no such expenses shall be included in the calculation of EBITDA for this purpose until such time as the DaVita Board approves such expenses after considering in good faith the objections of Dr. Margolis). The Member Representative will be entitled to review the written statement in accordance with the terms set forth in the Merger Agreement.

DaVita’s obligation to pay each of the per unit earn-out payments to the HCP Members and holders of HCP Options is an independent obligation of DaVita and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent per unit earn-out payment and the obligation to pay a per unit earn-out payment to the HCP Members and holders of HCP Options will not obligate DaVita to pay any preceding or subsequent per unit earn-out payment. Assuming payment of the entire $275,000,000 earn-out, each HCP Member and each holder of HCP Options would receive an additional approximately $2.61 per fully diluted HCP Common Unit.

Subject to certain withholding provisions set forth in the Merger Agreement, any per unit earn-out payment that DaVita is required to pay will be paid in full no later than the later of (i) April 30 following the applicable calculation period and (ii) five business days following the date upon which the determination of Earn-Out EBITDA for the applicable calculation period becomes final and binding upon the parties.

At any time after the closing date, DaVita may, in its sole discretion, elect to make either or both of the following payments to the HCP Members and the holders of HCP Options: (i) a payment equal in amount to the First Tranche, discounted from April 30, 2013 back to the date of actual payment at a rate of 5% per annum, and (ii) a payment equal in amount to the Second Tranche, discounted from April 30, 2014 back to the date of actual payment at a rate of 5% per annum, it being understood that from the discounted Second Tranche amount, DaVita will pay, or cause to be paid, any transaction settlement payment that is due and payable pursuant to each of the Nevada Settlement Agreements. Any such payment will be made in cash, allocated among the HCP Members and holders of HCP Options pro rata based on the fully diluted HCP Common Units held by such HCP Member or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing, relative to the total outstanding HCP Common Units; provided that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement and that any payment made pursuant to the Nevada Settlement Agreements will be paid in accordance with such provision.

Subsequent to the closing and through December 31, 2013, Dr. Margolis and the management of HCP will operate the business of the Business Entities and Related Entities on an autonomous basis in a manner substantially consistent with their current operations. Dr. Margolis, the chief executive officer of HCP, and Kent J. Thiry, the chief executive officer of DaVita, will collaborate on major decisions, consistent with appropriate corporate governance, including DaVita’s corporate policy on acquisitions. Mr. Thiry and the DaVita Board will retain ultimate decision-making authority as it relates to the business. Notwithstanding the above, to the extent DaVita recommends taking or opposing any action or decision with respect to the business that would reasonably be expected to adversely impact any earn-out payment and Dr. Margolis is opposed to such DaVita recommendation or decision, Dr. Margolis has the right to request that the DaVita Board decide the issue, in which case the matter will be determined by the DaVita Board (and no such taking or opposing such action or decision shall be acted upon until such time as the DaVita Board approves such taking or opposing such action or decision after considering in good faith the objections of Dr. Margolis). In every event, DaVita and HCP acknowledge that all decisions will be made in compliance with applicable law and in the best interests of the combined company consistent with the fiduciary duties of the officers and directors of the combined company. Further, in no event may DaVita take any action, or fail to take any action, in bad faith with the intent of reducing or avoiding any of the earn-out payments under the Merger Agreement. Similarly, in no event may the management of HCP take any action not in the best interests of the combined company with the intent to ensure any of the earn-out payments under the Merger Agreement. See the risk factor entitled “HCP’s revenues and profits could be diminished if HCP fails to retain and attract the services of key primary care physicians” on page 69.

Member Representative Escrow

A portion of the closing merger consideration equal to $5,000,000, or approximately $0.05 per fully diluted HCP Common Unit, consisting entirely of cash, will be withheld from the closing merger consideration otherwise deliverable to the HCP members and holders of HCP Options on the closing date to fund, if necessary, (i) the HCP Members’ share of the neutral accountant’s fees and expenses; fees, costs, and expenses attributable to the establishment and maintenance of the Nevada Escrow Account; the HCP Members’ share of the purchase price allocation accounting firm’s fees and expenses; any and all costs and expenses of the Member Representative, and the amounts described in this paragraph as being paid from the MR Escrow Account, (ii) the expenses incurred by the Member Representative acting in such capacity, and (iii) any other expense described in the Merger Agreement as being paid from the MR Escrow Account.

On the closing date, such cash will be deposited by DaVita with the escrow agent in an escrow account (the “MR Escrow Account”) established in accordance with an escrow agreement to be entered into between the Member Representative and the escrow agent, consistent with the terms set forth in the Merger Agreement and other customary terms and conditions for similar agreements (the “MR Escrow Agreement”). All remaining funds in the MR Escrow Account (less any amounts required to be pay outstanding and anticipated expenses) will be distributed pro rata to the Members and the holders of HCP Options no later than the fifth business day following the distribution of all remaining funds in the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account. The Member Representative will provide HCP Medical Group with a written statement setting forth all distributions and payments made from the MR Escrow Account for each month in which the MR Escrow Account is active, no later than 20 business days following the end of such month. The Member Representative will provide all HCP Members with a written report for each year in which the MR Escrow Account is active, no later than 90 days following the end of such year, setting forth (i) the amount of distributions and payments made from the MR Escrow Account during such year by category (specifically identifying payments made to the Member Representative or the Member Representative’s affiliated or related entities), (ii) the total amount of distributions and payments made from the MR Escrow Account during such year, (iii) the total earnings received on the funds in the MR Escrow Account during such year, and (iv) the funds remaining in the MR Escrow Account as of such year’s end, and attaching a copy of any annual statement received by the Member Representative from the escrow agent with respect to the MR Escrow Account.

Nevada Escrow

A portion of the closing merger consideration equal to $10,000,000, or approximately $0.10 per fully diluted HCP Common Unit, consisting entirely of cash will be withheld from the closing merger consideration otherwise deliverable to the HCP Members and holders of HCP Options on the closing date to fund, if applicable, certain transaction settlement payments that may become due and payable pursuant to the Nevada Settlement Agreements.

On the closing date, such cash will be deposited by DaVita with the escrow agent in an escrow account (the “Nevada Escrow Account”) established in accordance with an escrow agreement to be entered into among HCP, the Member Representative, and the escrow agent, consistent with the terms set forth in the Merger Agreement and other customary terms and conditions for similar agreements (the “Nevada Escrow Agreement”). If, pursuant to either Nevada Settlement Agreement, any transaction settlement payment will not be made because a condition precedent is not met (after giving effect to the shortfall provision contained therein), then HCP and the Member Representative will promptly provide written instructions to the escrow agent, pursuant to the terms of the Nevada Escrow Agreement, to deliver the amount of such unpaid transaction settlement payment to the HCP Members and to HCP for proper payment to the holders of HCP Options as of the closing pro rata based on the fully diluted HCP Common Units held by such HCP Member or attributable to HCP Options held by such holders of HCP Options as of immediately prior to the closing, relative to the total outstanding HCP Common Units, it being understood that any such payments made to the holders of HCP Options will be subject to certain withholding provisions set forth in the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties by HCP, DaVita, and Merger Sub. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other parties in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by DaVita, Merger Sub and HCP relate to, among other things:

•	organization and authority;

•	no conflict;

•	governmental consents and approvals;

•	financial information;

•	capitalization;

•	information provided;

•	absence of undisclosed liabilities;

•	conduct in the ordinary course;

•	healthcare regulatory compliance;

•	government contracts;

•	litigation;

•	brokers;

•	no reliance; and

•	disclaimer.

Additional representations and warranties made only by HCP relate to, among other things:

•	qualification of HCP;

•	organization, authority, and qualification of the Business Entities and Related Entities;

•	ownership of equity interests;

•	approval of the board of managers of HCP;

•	vote required;

•	accounting records; internal controls;

•	governmental orders;

•	compliance with laws;

•	environmental matters;

•	intellectual property;

•	real property;

•	employee benefits;

•	labor matters;

•	taxes;

•	material contracts;

•	information technology;

•	intercompany transactions;

•	certain interests;

•	insurance; and

•	payors and vendors.

Additional representations and warranties made only by DaVita relate to, among other things:

•	SEC filings;

•	financing; and

•	ownership of Merger Sub; no prior activities of Merger Sub.

Conduct of Business Prior to Closing

Subject to applicable law and certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by HCP to DaVita in connection with the Merger Agreement, prior to the closing HCP will and will cause each Business Entity and Related Consolidated Entity to (1) conduct its business in the ordinary course in all material respects, (2) use its commercially reasonable efforts to preserve intact in all material respects the business organization and operations of such Business Entity or Related Consolidated Entity, and (3) use its commercially reasonable efforts to keep available the services of key employees and to preserve the relationships with payors, providers, and others having business dealings with such Business Entity or Related Consolidated Entity.

Subject to applicable law and certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by HCP to DaVita in connection with the Merger Agreement, unless DaVita consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), prior to the closing none of the Business Entities or Related Consolidated Entities will, and HCP will cause each Business Entity and Related Consolidated Entity not to:

•	amend or restate the governing documents of any Business Entity or Related Consolidated Entity;

•

make or pay any dividend or other distribution in cash with respect to any of its equity interests if, as a result of such dividend or other distribution, the net working capital minus the indebtedness amount would reasonably be expected to be less than negative $149,000,000, other than quarterly tax distributions in the ordinary course of business and consistent with past practice;

•

issue, sell, transfer, pledge, or otherwise dispose of any equity interests, notes, bonds, or other securities of any Business Entity or Related Consolidated Entity (or any option, warrant, or other right to acquire the same) or redeem or repurchase any of the equity interests of any Business Entity or Related Consolidated Entity, other than, in each case, transactions between or among Business Entities and Related Consolidated Entities and exercises of HCP Options and issuance of HCP Common Units in connection therewith, and subject to the intent of the parties to the Merger Agreement that the aggregate magnitude of the long-term incentive awards, whether in stock-based or cash-based form, will result in aggregate compensation expense (excluding any compensation expense attributable to any stock-based or cash-based awards granted to Dr. Margolis) of approximately $40,000,000, to be expensed over the applicable vesting period(s);

•	effect any recapitalization, reclassification, stock split, or like change in the capitalization of any Business Entity or Related Consolidated Entity;

•

make any change in any method of accounting or accounting practice or policy used by any Business Entity or Related Consolidated Entity, other than such changes as are required by GAAP or a governmental authority;

•	make, or enter into any new commitment for, any individual capital expenditures in excess of $750,000 or $15,000,000 in the aggregate;

•

acquire (i) by merger or consolidation, by the purchase of all or a substantial portion of its assets or equity interests, or by any other manner any business or any business entity or (ii) any assets in excess of $1,000,000;

•

transfer, sell, lease, license, subject to any encumbrance (other than permitted encumbrances), or otherwise dispose of any properties or assets that are material, in the aggregate, to any Business Entity or Related Consolidated Entity, other than in the ordinary course of business and consistent with past practice and other than obsolete properties or assets;

•

incur or assume any liabilities, obligations, or indebtedness for borrowed money or guarantee or otherwise provide credit support in respect of any such liabilities, obligations, or indebtedness, other than in the ordinary course of business and consistent with past practice;

•

except as required to comply with plans existing on the date of the Merger Agreement that have been disclosed to DaVita, (i) increase the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date of the Merger Agreement by a plan, to its current and former managers, directors, partners, officers, or employees, (ii) grant any severance or termination pay or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting, or termination contract with, any current or former manager, director, partner, officer or other employee of the Business Entities or Related Consolidated Entities, (iii) establish, adopt, enter into, amend or terminate any bonus, profit-sharing, thrift, compensation, unit option, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund or policy for the benefit of any current or former manager, director, partner, officer or employee, (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, or (v) terminate the employment (other than for cause), change the title, office, or position, or materially reduce the responsibilities of any key employee or any other officer or other key personnel of the Business Entities or Related Consolidated Entities;

•

grant or announce any increase or decrease in the salaries, bonuses, or other benefits payable by any Business Entity or Related Consolidated Entity to any employee of any Business Entity or Related Consolidated Entity, other than in the ordinary course of business and consistent with past practice;

•	establish, adopt, or enter into any collective bargaining agreement or other labor union contract;

•

enter into or materially modify any contract with any of its officers or members of the board of managers (or equivalent body) (or, to HCP’s knowledge, with any relative, spouse, beneficiary, or affiliate of such persons), other than obligations incidental to the employment (or former employment) of any such individual by such Business Entity or Related Consolidated Entity or such individual’s service (or former service) on such board of managers (or equivalent body);

•

other than in the ordinary course of business and consistent with past practice, fail to exercise any rights of renewal with respect to any leased real property that by its terms would otherwise expire;

•

commence any suit, arbitration, or other proceeding or amend, terminate, settle, or compromise any claim by or against any Business Entity or Related Consolidated Entity, other than in the ordinary course of business, and other than to enforce the rights of HCP under the Merger Agreement, in each case involving an amount in excess of $750,000 or involving injunctive or other equitable relief or a finding or admission of any violation of applicable law or violation of the rights of any person;

•

enter into, extend, materially amend, waive any material provision of, cancel, or terminate any material contract, employment, bonus, or other compensation contract, or any contract that if entered into prior to the date of the Merger Agreement would be a material contract, other than in the ordinary course of business and consistent with past practice;

•

fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations, and activities of the Business Entities or Related Consolidated Entities as are currently in effect or fail to report any claim to the applicable insurance carriers, including all risk retention group carriers;

•	adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, or other reorganization of any Business Entity or Related Consolidated Entity;

•

make or change any tax election, change any annual accounting period, adopt or change any accounting method for tax purposes, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of increasing the tax liability of any Business Entity or a Related Consolidated Entity for any period ending after the closing date or decreasing any tax attribute of any Business Entity or a Related Consolidated Entity existing on the closing date;

•	agree to take any of the above listed actions.

HCP Member Approval

HCP has agreed to cause a meeting of the HCP Members to be duly called and held as soon as reasonably practicable after the SEC declares effective under the Securities Act the registration statement of which this prospectus forms a part, for the purpose of such HCP Members voting on the approval of the principal terms of the Merger and the Merger Agreement and to obtain HCP Member approval of the principal terms of the Merger and the Merger Agreement. The HCP Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, authorized the Merger Agreement to be submitted to the HCP Members for their consideration and agreed to use its commercially reasonable efforts to recommend to the HCP Members that they vote to approve the principal terms of the Merger and the Merger Agreement. Pursuant to the Voting Agreement, the approval of the principal terms of the Merger and the Merger Agreement and the transactions by the HCP Members is assured (see “—Voting Agreement” below).

DaVita Board of Directors Approval; 280G Approval

The DaVita Board has unanimously approved the principal terms of the Merger and the Merger Agreement.

In addition, HCP will use its commercially reasonable efforts to obtain and deliver to DaVita, prior to mailing or delivering the stockholder solicitation proposals described below to the stockholders of DNH Medical Management, Inc. and JSA Holdings, Inc., each an indirect, wholly owned subsidiary of HCP, a parachute payment waiver from each person who is or reasonably could be a “disqualified individual,” as determined immediately prior to the initiation of the stockholder solicitation, and who reasonably might otherwise receive a parachute payment under Section 280G of the Code.

With respect to each of DNH Medical Management, Inc. and JSA Holdings, Inc., no later than 30 days prior to the closing, HCP will mail or deliver a stockholder solicitation proposal to be voted on by the stockholders of the respective entity in accordance with the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements of each individual who executes a parachute payment waiver that, in the absence of the executed parachute payment waivers by the affected persons, might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (which determination will be made by HCP and will be subject to review and approval by DaVita which will not be unreasonably withheld, conditioned, or delayed), with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.

No Solicitation of or Discussions Relating to Competing Transaction

The Merger Agreement contains provisions prohibiting HCP from seeking or discussing an alternative proposal to the transactions. Under these “no solicitation” provisions, HCP has agreed that it will not, and will cause each Business Entity and Related Consolidated Entity and its and their respective directors, officers, employees, agents, advisors, or other representatives (the “Representatives”) not to, directly or indirectly:

•

initiate, solicit, or encourage any proposal or any inquiry that may reasonably be expected to lead to any proposal concerning a competing transaction, which includes the sale of any Business Entity or Related Consolidated Entity or any business thereof or a sale of any material assets of any Business Entity or Related Consolidated Entity; or

•

hold any discussions or enter into any contracts or other arrangements with, or provide any information or respond to, any third party concerning a proposed competing transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate, or encourage any effort or attempt by any third party to do or seek any of the foregoing.

HCP has also agreed in the Merger Agreement that if it or any of its affiliates is approached in any manner by a third party concerning a competing transaction, it will promptly, and in any event within 24 hours after contact, inform such third party of the restrictions relating to competing transactions set forth in the Merger Agreement and inform DaVita of such contact.

“Competing transaction” means the sale of any Business Entity or any Related Consolidated Entities or any business thereof or a sale of any material assets of any Business Entity or Related Consolidated Entity or any transaction that would be inconsistent with or interfere with or prevent or delay the consummation of the transactions.

Regulatory and Other Authorizations; Notices and Consents

Pursuant to the terms of the Merger Agreement, DaVita and HCP have agreed to, and to cause their respective affiliates to, use their commercially reasonable efforts to:

•

promptly obtain all consents of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the Merger Agreement;

•	cooperate fully with the other party in promptly seeking to obtain all such consents; and

•	provide such other information to any governmental authority as such governmental authority may reasonably request in connection therewith.

Each party to the Merger Agreement has agreed to, and to cause its respective affiliates to, (a) make its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions as promptly as reasonably practicable after the date of the Merger Agreement and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and (b) make as promptly as practicable its respective filings and notifications, if any, and cooperate with the other parties to the Merger Agreement if required for making such filings under any other applicable antitrust, competition, or trade regulation law (together with the HSR Act, the “Antitrust Laws”) and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law. DaVita has agreed to pay the filing fees required under the HSR Act and all other filing fees required by any governmental authority in connection with such consents.

The parties to the Merger Agreement have agreed, and each party will cause its affiliates, not to enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), that might reasonably be expected to make it more difficult, or to increase the time required, to (1) obtain the expiration or termination of the waiting period under the HSR Act or any other applicable Antitrust Law applicable to the transactions or (2) obtain all other authorizations, consents, orders, and approvals of governmental authorities necessary for the consummation of the transactions.

Effective July 3, 2012, the Federal Trade Commission granted the parties’ request for early termination of the waiting period under the HSR Act.

Prior to closing, HCP will, and will cause the Related Consolidated Entities to, use commercially reasonable efforts to obtain the consent of one or more third parties to assign certain contracts to a professional corporation designated by DaVita. Any such assignment will only become effective at the effective time.

Financing Covenant; HCP Cooperation

Each of DaVita and Merger Sub acknowledged and agreed that its obligations under the Merger Agreement are not conditioned in any manner upon DaVita or Merger Sub obtaining any financing. However, the foregoing does not limit the ability of HCP or DaVita to terminate the Merger Agreement under the circumstances described below under “—Termination”, the sole remedy, except in the case of an intentional breach of the Merger Agreement by DaVita or Merger Sub, for any such termination being the payment by DaVita of a termination fee of $125 million (the “DaVita Termination Fee”) as described below under “—Termination Fee,” plus the amounts described below under “—Expenses” beginning on page 153.

DaVita and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the financing contemplated by the Merger Agreement in the form of secured bank loans (the “Senior Secured Financing”) and unsecured debt financing (the “Unsecured Financing”, and together with the Senior Secured Financing, the “Financing”) as promptly as practicable after the date of the Merger Agreement, including using their reasonable best efforts to:

•

maintain in effect, and comply on a timely basis with their obligations under, the letter agreements among DaVita, JPMorgan Chase Bank, N.A. (the “Lender”) and J.P. Morgan Securities LLC (“JPMorgan Securities” and together with the Lender, “JPMorgan”) contemplated by the Merger Agreement (the “Financing Letter”) (none of which includes a binding financing commitment on the part of JPMorgan);

•	negotiate and enter into, keep in effect, and comply on a timely basis with their obligations under definitive agreements with respect to the Financing (the “Financing Agreement”); and

•

satisfy on a timely basis all terms and conditions (including conditions precedent) in the Financing Letter or the Financing Agreement, other than obligations of parties to the Financing Letter or the Financing Agreement other than DaVita, Merger Sub, or any of their respective affiliates controlled by either of them.

DaVita and Merger Sub will take, or cause to be taken, and do or cause to be done, all things necessary to consummate the Financing, at or prior to the closing, if the Financing is available, including that all conditions precedent for the Senior Secured Financing and the Unsecured Financing, other than execution and delivery of the applicable Financing Agreement, and consummation of the Merger, have been met or concurrently with the consummation of the Senior Secured Financing or Unsecured Financing, as applicable, will be met and no facts or circumstances exist that violate the terms of the Financing Agreement with respect to the Senior Secured Financing and would entitle the lenders to accelerate obligations thereunder) to DaVita or Merger Sub on the Anticipated Financing Terms (as defined in the Merger Agreement). DaVita has agreed to (1) promptly provide HCP with a fully executed copy of any amendment, supplement, modification, or waiver to the Financing Letter as promptly as practicable following the execution thereof, (2) furnish to HCP copies of the Financing Agreement promptly upon its execution (except that any arranger or agent fees payable solely to JPMorgan may be redacted) and drafts of such documents posted to a lender group and (3) otherwise keep HCP reasonably informed of the status of the efforts of DaVita and Merger Sub to arrange the Financing. Each of DaVita and Merger Sub has agreed it will not permit or suffer to exist any express restriction, in the Financing Agreement or otherwise, on DaVita’s ability to make any earn-out payment required under the Merger Agreement or enter into any agreement that it knows will be breached by the making of any such earn-out payments.

Pursuant to the Merger Agreement, DaVita has agreed to give HCP prompt notice (1) of any breach or default by any party to the Financing Letter or any Financing Agreement of which DaVita becomes aware, or (2) of the receipt of any written notice from any party to the Financing Letter or any Financing Agreement or any other lender, initial purchaser, underwriter, holder or trustee with respect to (a) any breach, default, termination, or repudiation by any party to the Financing Letter or the Financing Agreement or any provisions of the Financing Letter or the Financing Agreement or (b) any event, including any dispute or disagreement between or among any parties to the Financing Letter or the Financing Agreement, that would reasonably be expected to prevent or delay the consummation of the transactions. DaVita and Merger Sub have agreed to provide as soon as reasonably practicable any information reasonably requested by HCP relating to any circumstance referred to in clause (1) or (2) of the immediately preceding sentence.

Pursuant to the Merger Agreement, HCP has agreed to use its commercially reasonable efforts to, and to cause each of the Business Entities and the Related Consolidated Entities to use its commercially reasonable efforts to (and to cause their respective Representatives to use their commercially reasonable efforts to), among other things, cooperate in connection with the Financing as may be reasonably requested by DaVita (so long as such requested cooperation does not unreasonably interfere with the ongoing operations of the Business Entities or the Related Consolidated Entities or involve the payment of any out of pocket expenses (other than the fees of Ernst & Young LLP with respect to the preparation of certain financial information required under the Merger Agreement and the fees of Munger, Tolles & Olson LLP, counsel to HCP) by the Business Entities, the Related Consolidated Entities, or such Representatives that is not advanced by DaVita). None of HCP, any Business Entity, or any Related Consolidated Entity is required to pay any commitment or similar fee or incur any other liability or obligation in connection with the Financing prior to the closing. Each of DaVita and Merger Sub agreed to indemnify and hold harmless each HCP Member and its affiliates, Representatives, and equityholders from and against any and all Losses suffered or incurred by them in connection with the arrangement or offering of the Financing and any information utilized in connection therewith (except to the extent that such Losses arise as a result of disclosure by any of the Business Entities or any Related Consolidated Entities supplied to DaVita or its Representatives in writing for use in the Financing that is determined to have contained an untrue statement of material fact or omitted a material fact necessary in order to make the statements made therein not misleading).

Further Action

Pursuant to the Merger Agreement, the parties to the Merger Agreement will, and will cause their respective affiliates to:

•

use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper, or advisable under applicable law, and to execute and deliver such documents and other papers as may be required to carry out the provisions of the Merger Agreement and the other transaction documents to which it is a party and consummate and make effective the transactions;

•	use commercially reasonable efforts to obtain all necessary consents required to be obtained by it from third parties (other than governmental authorities) in connection with the transactions; and

•	provide reasonable assistance to the other party in obtaining such consents.

Intercompany Indebtedness

In connection with the closing and the Merger, HCP will take, or will cause its affiliates to take, all actions necessary, so that, as of immediately following the closing, there will be no intercompany indebtedness. Elimination of intercompany indebtedness will not be required to the extent there is insufficient cash maintained on the balance sheet of any Business Entity or Related Consolidated Entity to pay down any intercompany indebtedness, or any such intercompany indebtedness is required for any Business Entity or Related Consolidated Entity to remain in compliance with applicable financial solvency ratios, including those established by the DMHC, or any such intercompany indebtedness is required to ensure that a Business Entity or a Related Consolidated Entity maintains sufficient working capital and cash-on-hand to fund its ongoing business operations.

Name

Immediately following the effective time, DaVita will cause its corporate name to be changed to “DaVita HealthCare Partners Inc.” by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware to effect a merger of a newly formed, wholly owned subsidiary of DaVita with and into DaVita, and to change DaVita’s legal name to “DaVita HealthCare Partners Inc.,” in accordance with Section 253 of the Delaware General Corporation Law.

Board Representation

At closing, and in accordance with Article IV of the Amended and Restated Bylaws of DaVita (the “DaVita Bylaws”), the DaVita Board will increase the DaVita Board’s size by one member and will appoint Dr. Margolis to fill the newly created directorship. Dr. Margolis’s title will be “Co-Chairman.”

For a minimum period of four consecutive annual meetings of stockholders of DaVita after his initial appointment to the DaVita Board, Dr. Margolis’s prospective re-nomination for election to the DaVita Board will be assessed in the same manner as is each other DaVita incumbent director’s re-nomination when the Nominating and Governance Committee of the DaVita Board determines each year, in accordance with the Nominating and Governance Committee’s charter and the Corporate Governance Guidelines of DaVita, which directors it will select as nominees or recommend to the DaVita Board for nomination for election to the DaVita Board at the annual meeting.

Upon his appointment or election to the DaVita Board, for a minimum period of four consecutive annual meetings of stockholders of DaVita, Dr. Margolis will hold the office of “Co-Chairman” until the expiration of his term of office or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal in accordance with the DaVita Bylaws and/or applicable law.

Tail Insurance Policies

Prior to the closing, DaVita, on behalf of HCP, will secure (1) a combined directors’ and officers’ liability and employment practices liability run-off insurance policy package and (2) run-off fiduciary liability insurance policies, each of (1) and (2) having an effective date on the effective time and ending on a date that is six years after the effective time. One-half of the premiums for each of these policies will be prepaid by each of HCP and DaVita for the full six-year term of such policies, subject to the limitations described below. DaVita will provide HCP with an opportunity to review a proposal regarding such policies, and any amendment or supplement thereto, prior to securing such policies.

In no event will the aggregate amount of premiums payable by HCP for the tail policies described above exceed $275,000, and if the aggregate amount of premiums payable exceeds $550,000, then HCP has agreed to bear $275,000 of such premiums and DaVita will solely bear the remainder of such premiums. In addition, any premiums paid by HCP on or prior to the closing for the tail policies described above will be excluded from the calculations of Earn-Out EBITDA, indebtedness amount, and net working capital.

Employment and Employee Benefits Matters; Other Plans

HCP will, and will cause the Business Entities and Related Consolidated Entities to, help DaVita identify employees of HCPMGI who provide non-medical services to the Business Entities or Related Entities and whose employment will be transferred to the surviving entity, DaVita, or any of their subsidiaries (the “Affected Employees”). Such transfer of the Affected Employees will occur effective as of the closing date, unless DaVita gives written notice to HCP at least 60 days prior to the closing date that such transfer of Affected Employees will instead occur as of January 1, 2013 (either such transfer date referred to as the “Employee Transfer Date”).

With respect to the Affected Employees, HCP will, and will cause the Business Entities and Related Consolidated Entities to, assist DaVita in its efforts to enter into, or have HCP or any of their subsidiaries enter into, an offer letter or such other service arrangement as DaVita deems appropriate with such employee as soon as practicable after the date of the Merger Agreement and in any event prior to the Employee Transfer Date, which offer or arrangement will be effective immediately following the Employee Transfer Date. None of DaVita, HCP, the surviving entity, or any of their respective affiliates will have any obligation to make an offer of employment or provide such other service arrangement to, or otherwise transfer the employment of, any employee of HCPMGI who solely provides medical services to the Business Entities or Related Entities. Effective immediately following the Employee Transfer Date, HCP will, and will cause the Business Entities and Related Consolidated Entities to, take all action necessary to cause HCPMGI to terminate the employment of each of the Affected Employees who has received, but not accepted, an offer of employment or such other service arrangement as DaVita deems appropriate with DaVita, HCP, the surviving entity, or any of their subsidiaries effective immediately following the Employee Transfer Date. Affected Employees who accept offers of employment from, or whose employment will otherwise be transferred to, DaVita, HCP, the surviving entity, or any of their subsidiaries will be referred to as “Transferred Employees.” DaVita will promptly reimburse the Business Entities and the Related Consolidated Entities for their reasonable, out-of-pocket costs incurred as a result of complying with their obligations with respect to the Affected Employees, other than any such costs that result from the Business Entities’ or the Related Consolidated Entities’ violation of applicable law, unless such violation of law occurred as a result of the Business Entities’ or the Related Consolidated Entities’ compliance with such obligations. Any and all expenses arising from or related to any action taken pursuant to these obligations will be excluded from the calculations of Earn-Out EBITDA. Any and all liabilities arising from or related to any action taken pursuant to these obligations will be excluded from the calculations of indebtedness amount and net working capital. Any and all cash expended in the compliance with these obligations (net of any reimbursement received by any Business Entity or Related Consolidated Entity from DaVita pursuant to these obligations) that would otherwise have reduced net working capital will be added back to net working capital.

Without limiting any additional rights that current employees of the Business Entities who continue employment with DaVita, the surviving entity, or any of their affiliates following the closing date (such employees, with the Transferred Employees, referred to as “Continuing Employees”) may have under any plan, from and after the effective time and until December 31, 2013, DaVita will cause the surviving entity and each of the Related Entities to maintain the severance practices and policies of HCP and certain Related Entities in accordance with the terms and conditions set forth therein and provide the severance benefits set forth therein to any Continuing Employee whose employment is involuntarily terminated by DaVita, the surviving entity, or any of their affiliates following the effective time (or following the Employee Transfer Date in the case of Transferred Employees) but on or before December 31, 2013, under circumstances that would otherwise entitle such individual to severance benefits in accordance with the terms and conditions of such severance arrangements, provided that the provision of such severance benefits would be consistent with past practice.

From and after the effective time (or from and after the Employee Transfer Date in the case of Transferred Employees) and until December 31, 2013, the base salary, target annual bonus opportunity, and target commission opportunity in effect as of immediately prior to the closing date will not be decreased for the Continuing Employees that remain employed during that period.

From and after the effective time and until December 31, 2013, with respect to Continuing Employees other than the Transferred Employees, DaVita will cause the surviving entity (or its subsidiaries) to maintain for such Continuing Employees each plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (other than the severance arrangements) and each other plan that provides vacation, sick, or personal time off pursuant to its terms in effect immediately prior to the effective time, except to the extent any such plan must be amended to comply with applicable law. Effective as of January 1, 2014, DaVita will, or will cause the surviving entity (or its subsidiaries) to, either:

•	continue the welfare plans or adopt new employee welfare plans, programs, or arrangements;

•

permit such Continuing Employees to participate in the employee welfare plans, programs, or policies (including any severance, vacation, sick, or personal time off plans or programs) of DaVita or its affiliates; or

•	a combination of the above.

From and after January 1, 2014, DaVita will, or will cause its affiliates to:

•

cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of DaVita or its affiliates to be waived with respect to Continuing Employees (other than the Transferred Employees) to the extent such Continuing Employees were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable welfare plan as of immediately prior to January 1, 2014; and

•

with respect to a welfare plan that provides for group health plan benefits and has a plan year that is other than the calendar year, provide each such Continuing Employee with credit for any deductibles or out of pocket expenses paid under such plan in the plan year in effect as of January 1, 2014, in satisfying any applicable deductible or out of pocket requirements under any group health plans of DaVita or its affiliates that such employees are eligible to participate in as of January 1, 2014, to the same extent that such expenses were recognized under the comparable welfare plan

From and after the Employee Transfer Date and until December 31, 2013, with respect to the Transferred Employees, DaVita will, or will cause the surviving entity (or its subsidiaries) to, either:

•

continue or commence participation in the welfare plans or other employee welfare plans, programs, or arrangements of a Related Entity in which such Transferred Employees participated immediately prior to the effective time or adopt new employee welfare plans, programs, or arrangements that are substantially identical to or more favorable than such plans, programs, or arrangements;

•

permit such Transferred Employees to participate in the employee welfare plans, programs, or policies (including any severance, vacation, sick, or personal time off plans or programs) of DaVita or its affiliates; or

•	a combination of the above;

provided, however, that the benefits provided to the Transferred Employees are substantially identical to or more favorable than the benefits provided to such Transferred Employees pursuant to the welfare plans or other employee welfare plans, programs, or arrangements of a Related Entity in which they participated immediately prior to the effective time.

Effective as of January 1, 2014, DaVita will, or will cause the surviving entity (or its subsidiaries) to, either:

•

continue participation in the welfare plans or other employee welfare plans, programs, or arrangements of a Related Entity, continue the new plans or adopt new employee welfare plans, programs, or arrangements;

•

permit the Transferred Employees to participate in the employee welfare plans, programs, or policies (including any severance, vacation, sick, or personal time off plans or programs) of DaVita or its affiliates; or

•	a combination of the above.

From and after the Employee Transfer Date, DaVita will, or will cause its affiliates to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any new plan or the group health plans of DaVita or its affiliates in which a Transferred Employee will participate to be waived with respect to such Transferred Employee to the extent such Transferred Employee was not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable employee welfare plans, programs, or arrangements of the surviving entity or a Related Entity in which such Transferred Employee participated as of immediately prior to the date the Transferred Employee’s participation will commence under any new plan or the group health plans of DaVita or its affiliates, as applicable, and (ii) provide each Transferred Employee with credit for any deductibles or out of pocket expenses paid under such employee welfare plans, programs, or arrangements of the surviving entity or a Related Entity in which such Transferred Employee participated as of immediately prior to the date the Transferred Employee’s participation will commence under any new plan or the group health plans of DaVita or its affiliates, as applicable, in the plan year in effect as of such date in satisfying any applicable deductible or out of pocket requirements under any new plan or group health plans of DaVita or its affiliates that such employee is eligible to participate in to the same extent that such expenses were recognized under the comparable employee welfare plans, programs, or arrangements of the surviving entity or a Related Entity.

From and after the effective time and until December 31, 2013, DaVita will, or will cause the surviving entity or its subsidiaries to, maintain, or as applicable commence or continue participation in, each plan intended to include a Code Section 401(k) arrangement pursuant to its terms in effect immediately prior to the effective time, except to the extent any such plan must be amended to comply with applicable law.

From and after the Employee Transfer Date and until December 31, 2013, with respect to the Transferred Employees, DaVita will, or will cause the surviving entity (or its subsidiaries) to adopt a new nonqualified deferred compensation plan; provided, however, that the benefits provided to each Transferred Employee who elects to participate in such deferred compensation plan are no less favorable in the aggregate than the benefits provided to such Transferred Employees pursuant to the Deferred Compensation Plan or Deferred Compensation Plan 2 of HCPMGI in which the Transferred Employee participated immediately prior to the effective time. It is the intent of the parties that in the event any Transferred Employee is paid a distribution or commences receipt of distributions pursuant to the Deferred Compensation Plan or Deferred Compensation Plan 2 of HCPMGI as a result of his or her termination of employment from HCPMGI in connection with the closing, DaVita will, or will cause the surviving entity (or its subsidiaries) to, pay to the Transferred Employee an amount in cash to make the Transferred Employee whole for the income taxes payable with respect to any such distributions (the “DC Distribution Tax Payment”), as well as any income and employment taxes payable on the DC Distribution Tax Payment (together with the DC Distribution Tax Payment, the “Deferred Compensation Tax Payment”) such that the Transferred Employee is in no worse position than if no distribution from the Deferred Compensation Plan or Deferred Compensation Plan 2 had occurred. With respect to a Transferred Employee who has elected or is required to receive a lump sum distribution, the Deferred Compensation Tax Payment must be paid within fifteen business days of the distribution. Following the date of the Merger Agreement, HCP and DaVita will work together in good faith to determine:

•

whether any distributions from the Deferred Compensation Plan or Deferred Compensation Plan 2 of HCPMGI are scheduled to be made to individuals who are anticipated to be Transferred Employees in the form of either a lump sum or installments; and

•	when the Deferred Compensation Tax Payment will be made to eligible Transferred Employees who have elected distributions in the form of installment payments.

Notwithstanding any provision in the Merger Agreement to the contrary:

•

DaVita will be solely liable and responsible for all liabilities arising from or related to, the Deferred Compensation Tax Payment and in no event will any Member be deemed to have indemnified any DaVita Indemnified Party for any Losses arising from or related to Deferred Compensation Tax Payment; and

•

(x) any and all expenses arising from or related to the Deferred Compensation Tax Payment will be excluded from the calculations of Earn-Out EBITDA, (y) any and all liabilities arising from or related to the Deferred Compensation Tax Payment will be excluded from the calculations of indebtedness amount and net working capital, and (z) any and all cash expended in making the Deferred Compensation Tax Payment that would otherwise have reduced net working capital will be added back to net working capital.

As of the date Continuing Employees are eligible to participate in the employee benefit plans, programs, or policies of DaVita or its affiliates, DaVita will, or will cause the surviving entity to, give Continuing Employees full credit under such DaVita plans for purposes of eligibility, vesting and determination of level of benefits (but not to the extent that such credit would result in duplication of benefits) for the Continuing Employees’ service with the Business Entities and Related Entities and their predecessor entities to the same extent recognized by HCP, the Business Entities, and the Related Entities immediately prior to the effective time under an analogous plan.

DaVita will cause the surviving entity and each of DaVita’s subsidiaries, for a period commencing at the effective time and ending ninety days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) without complying with all provisions of WARN or any similar provision of applicable foreign law. Irrespective of any provision in the Merger Agreement to the contrary, in the event DaVita terminates, or requests or causes the termination of, the employment of any employee of any Business Entity or Related Entity with such Business Entity or Related Entity on or following the closing (whether or not such employee is thereafter promptly employed by any Business Entity or Related Entity), (i) DaVita will be solely liable and responsible for compliance with, and for all liabilities arising from or related to, such termination under WARN and any similar state or local law or ordinance and in no event will any Member be deemed to have indemnified any DaVita Indemnified Party for any Losses arising from or related to any such termination and (ii) (x) any and all expenses arising from or related to any such termination under WARN and any similar state or local law or ordinance will be excluded from the calculations of Earn-Out EBITDA, and (y) any and all liabilities arising from or related to any such termination under WARN and any similar state or local law or ordinance will be excluded from the calculations of indebtedness amount and net working capital.

No provision of the Merger Agreement, express or implied: (i) will be construed to establish, amend, or modify any plan, any benefit plan, program, agreement, or arrangement or the terms of any sub agreements or sub plans, terms and conditions, restrictive covenants, or participation requirements thereof, except and to the extent such amendment is explicitly contemplated by the express language of the Merger Agreement; (ii) will, following the second anniversary of the effective time, limit the ability of DaVita or any of its affiliates (including, following the effective time, the surviving entity and any of its subsidiaries) to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Continuing Employee) or any other person any right to employment or continued employment for any period of time by reason of the Merger Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Continuing Employee any rights or remedies, including the right to enforce any obligations of DaVita or the surviving entity contained in this section “—Employment and Employee Benefits Matters; Other Plans” as a third party beneficiary.

Equity and Other Long-Term Incentive Compensation

It is the intent of the parties to the Merger Agreement that the aggregate magnitude of the long-term incentive awards described below, whether in stock-based or cash-based form, will result in aggregate compensation expense (excluding any compensation expense attributable to any stock-based or cash-based awards granted to Dr. Margolis) of approximately $40,000,000, to be expensed over the applicable vesting period(s).

As soon as practicable, but in no event later than 21 days after the closing date, DaVita agrees to grant cash-settled performance-based long-term incentive plan awards and stock-based awards to the groups of Continuing Employees and in the amounts and subject to the terms and conditions to be mutually agreed upon by DaVita and Dr. Margolis as soon as administratively practicable following the date of the Merger Agreement. The number of shares of DaVita Common Stock subject to each such stock-based award will be determined by dividing the dollar amount set forth for the recipient as agreed upon by DaVita and Mr. Margolis by an amount equal to the product of the one day DaVita stock volume-weighted average price for the trading day prior to the date of grant and 52.0875%. If applicable, the per unit base or exercise price of such award will be determined by the closing price of DaVita Common Stock on the New York Stock Exchange on the date of grant. Finally, with respect to the portion of the approximately $40,000,000 of long-term incentive compensation expense referenced in the first paragraph of this section “—Equity and Other Long-Term Incentive Compensation” that remains after any grants of long-term incentive awards are made within 21 days following the closing date in accordance with this paragraph, as soon as practicable, but in no event later than 5 business days after the one year anniversary of the closing date, DaVita agrees to grant stock-based awards to the groups of Continuing Employees and in the amounts and subject to the terms and conditions to be mutually agreed upon by DaVita and Dr. Margolis as soon as administratively practicable following the date of the Merger Agreement.

Earn-Out EBITDA LTIP

In the event that the Earn-Out EBITDA for the fiscal year ended December 31, 2013 is equal to or greater than $600,000,000 or payment of the Second Tranche is accelerated pursuant at DaVita’s election, then DaVita will, no later than the first date of payment of the Second Tranche (including as such payment may be accelerated at DaVita’s election), grant cash-settled performance-based long-term incentive plan awards, totaling $20,000,000 in the aggregate, to the groups of individuals and in the amounts and subject to the terms and conditions to be mutually agreed upon by DaVita and Dr. Margolis.

Conditions to Completion of the Merger

The obligations of HCP to effect the transactions are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of DaVita and Merger Sub in the Merger Agreement, after disregarding all qualifications relating to materiality and DaVita Material Adverse Effect, must be true and correct at and as of the date of the Merger Agreement and at and as of the closing, as though made at and as of the closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a DaVita Material Adverse Effect;

•	DaVita and Merger Sub having complied with, in all material respects, all covenants and agreements required to be complied with by them under the Merger Agreement on or before the closing;

•	the receipt of an officer’s certificate, dated as of the closing date, executed by a duly authorized officer of DaVita certifying that the two preceding conditions have been satisfied;

•	there not being threatened, instituted or pending any order, action or proceeding, before any court or other governmental authority with jurisdiction over material operations of HCP’s business

(i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, in any material respect, the consummation of the transactions or seeking to obtain material damages in connection with the transactions, (ii) imposing or seeking to impose material limitations on the ability of DaVita or any of its affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Business Entities, (iii) seeking to prohibit direct or indirect ownership or operation by DaVita or any of its affiliates of all or any material portion of the business or assets of the Business Entities, or to compel DaVita or any of its affiliates or the Related Entities to dispose of or to hold separately all or a material portion of the business or assets of DaVita and its affiliates or of the Business Entities, as a result of the transactions, (iv) materially restricting or materially prohibiting the operations of the Related Entities’ respective businesses after the closing in any geographic or product market or in any Program, or (v) seeking to invalidate or render unenforceable any material provision of the Merger Agreement or any of the other transaction documents, in each case of clauses (ii), (iii), and (iv) above, only if any such action could reasonably be expected to materially and adversely affect Earn-Out EBITDA for the fiscal year ended December 31, 2012 or December 31, 2013; and

•

each of DaVita, Merger Sub, and the escrow agent having executed and delivered to HCP and the Member Representative the transaction documents to which it is a party and such other certificates, documents and instruments as HCP may reasonably request related to the transactions.

“DaVita Material Adverse Effect” means any event, circumstance, change in, or effect on any of DaVita or DaVita’s subsidiaries (together with DaVita, the “DaVita Business Entities”) that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or the financial condition of the DaVita Business Entities, taken as a whole; provided, however, that none of the following, either alone or in combination, will be taken into account in determining whether there has been a “DaVita Material Adverse Effect”: (a) events, circumstances, changes, or effects that generally affect the industries or segments thereof in which the DaVita Business Entities operate (including legal and regulatory changes), in each case to the extent such events, circumstances, changes, or effects do not affect the DaVita Business Entities in a substantially disproportionate manner relative to other participants in the industries in which the DaVita Business Entities operate; (b) general economic or political conditions (or changes therein), in each case to the extent such conditions or changes do not affect the DaVita Business Entities in a substantially disproportionate manner relative to other participants in the industries in which the DaVita Business Entities operate; (c) events, circumstances, changes, or effects affecting the financial, credit, or securities markets in the United States generally, including changes in interest rates or foreign exchange rates, to the extent such events, circumstances, changes, or effects do not affect the DaVita Business Entities in a substantially disproportionate manner relative to other participants in the industries in which the DaVita Business Entities operate; (d) events, circumstances, changes, or effects attributable to the consummation of the transactions, or the announcement of the execution of, the Merger Agreement; (e) any event, circumstance, change, or effect caused by acts of civil unrest, armed hostility, sabotage, terrorism, or war (whether or not declared), including any escalation or worsening thereof; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions, or other natural disasters; (g) changes or modifications in GAAP, accounting principles, or practices otherwise applicable to the DaVita Business Entities; and (h) any event, circumstance, change, or effect that results from any actions required to be taken or not taken pursuant to the Merger Agreement or upon the written request of HCP.

The obligations of each of DaVita and Merger Sub to effect the transactions are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of HCP contained in Merger Agreement, after disregarding all qualifications relating to materiality or Material Adverse Effect, must be true and correct at and as of the date of the Merger Agreement and at and as of the closing, as though made at and as of the closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	HCP having complied, in all material respects, with all covenants and agreements required to be complied with by it under the Merger Agreement on or before the closing;

•

each of the Substantial Members having complied, in all material respects, with the covenants and agreements required to be complied with by them under their respective Support Agreements on or before the closing;

•	HCP Medical Group, having complied, in all material respects, with the covenants and agreements required to be complied with by it under the Voting Agreement on or before the closing;

•	the receipt of an officer’s certificate, dated as of the closing date, executed by a duly authorized officer of HCP certifying that the first two conditions above have been satisfied;

•

there not being threatened, instituted, or pending any order, action or proceeding, before any court or other governmental authority with jurisdiction over material operations of HCP’s business (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, in any material respect, the consummation of the transactions or seeking to obtain material damages in connection with the transactions, (ii) imposing or seeking to impose material limitations on the ability of DaVita or any of its affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Business Entities, (iii) seeking to prohibit direct or indirect ownership or operation by DaVita or any of its affiliates of all or any material portion of the business or assets of the Business Entities, or to compel DaVita or any of its affiliates or the Related Entities to dispose of or to hold separately all or a material portion of the business or assets of DaVita and its affiliates or of the Business Entities, as a result of the transactions, (iv) materially restricting or materially prohibiting the operations of the Related Entities’ respective businesses after the closing in any geographic or product market or in any Medicare or Medicaid (or other similar federal, state, local reimbursement, governmental or third-party reimbursement and payment) program, plan or contract (a “Program”), or (v) seeking to invalidate or render unenforceable any material provision of the Merger Agreement or any of the other transaction documents;

•	the receipt by DaVita of documentation evidencing certain consents and authorizations;

•

each of HCP, the Member Representative, and an escrow agent having executed and delivered to DaVita and Merger Sub the transaction documents to which it is a party and such other certificates, documents and instruments as DaVita may reasonably request related to the transactions;

•

the agreements and other documents related to HCPAMG, HCPMGI, and SMG being in full force and effect, valid and binding on the applicable Business Entities and any Related Entities that are parties thereto, and having not been amended or otherwise modified since the date of the Merger Agreement; and

•

the receipt from HCP of one or more affidavits, as appropriate, allowable, and necessary under applicable law and under penalties of perjury, providing DaVita with written documentation that (i) no interest in any Business Entity either was or is a “United States real property holding corporation” either prior to or as of the closing date (in form and substance required under Treasury Regulation Section 1.897-2(h) or under Treasury Regulations issued pursuant to Section 1445 of the Code) or that (ii) no HCP Member is a “foreign person” (in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code), so that DaVita or the Exchange Agent or other party is exempt from withholding any portion of the consideration to be delivered pursuant to the Merger Agreement under Section 1445 of the Code.

“Material Adverse Effect” means any event, circumstance, change in, or effect on any Business Entity or Related Entity that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or the financial condition of the Business Entities and the Related Entities, taken as a whole; provided, however, that none of the following, either alone or in combination, will be taken into account in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes, or effects that generally affect the industries or segments thereof in which the Business Entities and the Related Entities operate (including legal and regulatory changes), in each case to the extent such events, circumstances, changes, or effects do not affect the Business Entities and the Related Entities in a substantially disproportionate manner relative to other participants in the industries in which the Business Entities and the Related Entities operate; (b) general economic or political conditions (or changes therein), in each case to the extent such conditions or changes do not affect the Business Entities and the Related Entities in a substantially disproportionate manner relative to other participants in the industries in which the Business Entities and the Related Entities operate; (c) events, circumstances, changes, or effects affecting the financial, credit, or securities markets in the United States generally, including changes in interest rates or foreign exchange rates, to the extent such events, circumstances, changes, or effects do not affect the Business Entities and the Related Entities in a substantially disproportionate manner relative to other participants in the industries in which the Business Entities and the Related Entities operate; (d) events, circumstances, changes, or effects attributable to the consummation of the transactions, or the announcement of the execution of, the Merger Agreement; (e) any event, circumstance, change, or effect caused by acts of civil unrest, armed hostility, sabotage, terrorism, or war (whether or not declared), including any escalation or worsening thereof; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions, or other natural disasters; (g) changes or modifications in GAAP, accounting principles, or practices otherwise applicable to any Business Entity or Related Entity; and (h) any event, circumstance, change, or effect that results from any actions required to be taken or not taken pursuant to the Merger Agreement or upon the written request of DaVita.

DaVita and HCP may not consummate the transactions unless each of the following conditions is satisfied or waived:

•	any waiting period and any extensions applicable to the Merger under the HSR Act must have expired or have been terminated;

•

no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary, or permanent) that has the effect of prohibiting or making illegal the transactions;

•

the registration statement (as amended or supplemented) of which this prospectus forms a part must have been declared and must be effective under the Securities Act at the effective time, no stop order suspending effectiveness must have been issued, and there must be no action or investigation seeking a stop order or to suspend the effectiveness of the registration statement pending before or threatened by the SEC; and

•

the principal terms of the Merger and the Merger Agreement must have been approved, authorized and adopted by the affirmative vote of the HCP Members holding a majority of the issued and outstanding HCP Common Units (the “Member Approval”).

In addition, DaVita and HCP may terminate the Merger Agreement if the financing is not available, and DaVita may terminate the Merger Agreement the holders of more than 5% of the outstanding HCP Common Units validly exercise their dissenters’ rights (see “—Termination of the Merger Agreement” below).

Indemnification

The representations and warranties of the parties contained in the Merger Agreement and the representations and warranties with respect to the Business Entities and Related Consolidated Entities that (a) are reasonably requested by the administrative agent under the Senior Secured Financing, (b) are customarily made in secured term loan financings by borrowers with a credit rating equal to or better than DaVita after giving effect to the Merger, (c) as of the closing will be true and correct in all material respects, and (d) pertain to a subject matter other than that covered by the representations and warranties made by HCP in the Merger Agreement (such representations and warranties satisfying the requirements of each of the foregoing clauses (a) through (d), the “EQ Representations”) will survive the closing until the second anniversary of the closing date, except for (i) the representations and warranties relating to the organization, authority and qualification of HCP, the Business Entities, and the Related Entities; ownership of equity interests; no options; brokers; and the organization and authority of DaVita and Merger Sub (collectively, the “Specified Reps”), which will survive indefinitely with respect only to any indemnification obligations arising out of or resulting from fraud or intentional misrepresentation by HCP, any HCP Member, DaVita, or Merger Sub, and (ii) the representations and warranties relating to healthcare regulatory compliance, which will survive until the fourth anniversary of the closing date. The covenants and agreements contained in the Merger Agreement (other than covenants and agreements to be performed after the closing) will expire on the effective time, and each covenant and agreement contained in the Merger Agreement to be performed after the closing will expire immediately following 120 days after the date on which such covenant or agreement is to be performed. However, any claim made in accordance with the Merger Agreement by the party seeking to be indemnified within the time periods set forth in this paragraph will survive until such claim is finally and fully resolved. Following the expiration of a representation, warranty, covenant, or agreement, no action may be initiated by any DaVita Indemnified Party or HealthCare Partners Indemnified Party (as defined below) with respect thereto, regardless of any statute of limitations period that would otherwise apply.

The Merger Agreement provides that, following the closing, DaVita and its affiliates (including the Business Entities following the closing) and their respective officers, directors, employees, and agents (each, a “DaVita Indemnified Party”) will from and after the closing be indemnified and held harmless by the HCP Members, jointly and severally, from and against all liabilities, claims, damages (but excluding any consequential, incidental, or indirect damages, mental or emotional distress, diminution in value, lost profits, special, punitive, exemplary, or similar damages, and any damages calculated as a multiple of earnings, EBITDA, or revenue or loss of business reputation or opportunity), interest, awards, judgments, penalties, expenses, and assessments (in each case, including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”) suffered or incurred by them arising out of or resulting from (without duplication):

•

any misrepresentation in or breach of any of the representations or warranties of HCP contained in the Merger Agreement (other than the tax-related representations and warranties, which are addressed below, or any of the EQ Representations);

•

the breach of, or failure to perform, any covenant or agreement of HCP (but only to the extent that any such covenant or agreement is to be performed by HCP prior to the closing), the HCP Members, or the Member Representative contained in the Merger Agreement (other than certain tax-related covenants and agreements, which are addressed in below);

•

any Losses, including any adverse impact on management fees to be paid to any Business Entity after the closing pursuant to one or more management agreements with Related Entities, attributable to both (1) the operation of the business on or prior to December 31, 2012 (as measured by date of service occurring on or prior to December 31, 2012) and (2) either of the following:

•

any net negative adjustments (netting out all positive adjustments, including recoupments, against all negative adjustments) made to, or net repayments (netting out all positive adjustments, including recoupments, against all negative adjustments) of, pre- or post-closing capitation or other payments from payors to any of the Related Entities as a result of an adjustment of or challenge to the applicable plan’s risk adjustment factors by CMS or as a result of any withdrawal or nonvalidation of codes submitted by any of the Related Entities, in each case pursuant to a risk adjustment data validation audit (or other similar or successor audit(s)) of pre-closing activity by CMS or its contractors; or

•

any disclosure (including self-disclosures) to, or investigation, action, order, or audit by, CMS, any other governmental authority regulating or enforcing Health Care Laws or payor, or any agent or contractor thereof or thereto, with respect to pre-closing activity, including a disclosure by a whistleblower with respect to any Business Entity or Related Entity, in all cases computed net of all positive adjustments, including recoupments, resulting from all such disclosures, investigations, actions, orders or audits;

provided, however, that any indemnification obligation of the HCP Members under this section that is attributable to the operation of the business (as measured by date of service) during the period from the closing date until December 31, 2012, will be prorated by multiplying the amount of such Losses by a fraction, the numerator of which is the number of days in 2012 through the closing date and the denominator of which is 366; there will be no proration or reduction for any Losses attributable to the operation of the business (as measured by date of service) prior to the closing date and that the HCP Members will be responsible under the Merger Agreement for all such pre-closing date Losses; and

•	Indemnified Taxes, meaning any and all taxes imposed on any of the Business Entities or on any of the Related Entities

•	in respect of any pre-closing tax period (regardless of whether such taxes, or the tax returns therefor, are due prior to, as of, or after the closing date);

•

by reason of any Business Entity or any Related Entity being (i) a party to a tax sharing agreement or tax indemnity agreement or other similar agreement entered into prior to the closing date, (ii) a successor or transferee under applicable law in respect of a transaction consummated prior to the closing date, or (iii) included in any consolidated, affiliated, combined or unitary or other tax group at any time before the closing date with any entity other than another Business Entity or another Related Entity, including by reason of any liability pursuant to Treasury Regulation Section 1.1502-6 or a similar provision of state, local, or other law, in each case, with respect to the foregoing clauses (i), (ii), and (iii), to the extent that such taxes relate to an event or transaction occurring prior to the closing;

•	in respect of any discharge of indebtedness or other income that results from the elimination of any intercompany indebtedness as contemplated by the Merger Agreement; or

•

in respect of or as a result of (i) the breach of the covenants not to take certain actions that would increase the tax liability of any Business Entity or a Related Consolidated Entity for any period ending after the closing date or decrease any tax attribute of any Business Entity or a Related Consolidated Entity existing on the closing date or of certain agreements relating to tax matters contained in the Merger Agreement, or (ii) the breach of HCP’s tax-related representations and warranties contained in the Merger Agreement; provided that “Indemnified Taxes” will also include Deferred Compensation Amounts (as defined in the Merger Agreement); provided, further, that any taxes, tax reserves or Deferred Compensation Amounts that are taken into account as a current liability for purposes of final net working capital (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) will be excluded from “Indemnified Taxes.”

In the case of any taxable period beginning on or before and ending after the closing date (a “Straddle Period”),

•

the amount of any taxes based on or measured by income, receipts, or expenditures of the Business Entities or the Related Entities that is allocable to the pre-closing tax period will be determined based on an interim closing of the books of each of the Business Entities and the Related Entities as of the close of business on the closing date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Business Entities or Related Entities holds a beneficial interest will be deemed to terminate at such time); and

•

the amount of all other taxes of the Business Entities or the Related Entities that are allocable to the pre-closing tax period will be deemed to be the amount of such taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the closing date and the denominator of which is the number of days in such Straddle Period; provided that (A) any taxes attributable to any transaction engaged in by DaVita, any Business Entity, or any Related Entity that is not specifically contemplated by the Merger Agreement (rather than generally permitted by the Merger Agreement) or that is not in the ordinary course of business, in each case, after the closing but on the closing date, (B) any increase in property taxes that is directly due to the transactions contemplated by the Merger Agreement or to actions taken by DaVita or any Business Entity following the closing, and (C) any taxes (other than taxes resulting from a negative tax capital account maintained by a partner of HCPAMG) attributable to the execution of the AMG Documents (as defined in the Merger Agreement) or effecting the transactions contemplated thereby will, in each case, be allocated to the Post-Closing Tax Period beginning on the day after the closing date. For purposes of this section, Losses includes taxes.

The HCP Members and their respective officers, managers, equityholders, employees, and agents (each, a “HealthCare Partners Indemnified Party”) will from and after the closing be indemnified and held harmless by DaVita from and against any and all Losses suffered or incurred by them arising out of or resulting from (without duplication):

•	any misrepresentation in or breach of any of the representations or warranties of DaVita or Merger Sub contained in the Merger Agreement;

•

the breach of, or failure to perform, any covenant or agreement of DaVita or Merger Sub, or HCP (but with respect to HCP only to the extent that any such covenant or agreement is to be performed by HCP after the closing) contained in the Merger Agreement;

•

any taxes imposed on the Business Entities or the Related Entities, or any taxes that are imposed on any HCP Member with respect to a pre-closing tax period as a result of the breach of, or failure to perform, any covenant or agreement in the Merger Agreement by DaVita or any affiliate of DaVita, including, after the closing, HCP or any affiliate of HCP, and that are not Indemnified Taxes subject to indemnification (and for purposes of this section, Losses includes taxes); and

•

the execution of the AMG Documents and the transactions contemplated thereby (and for purposes of this section, Losses include taxes other than taxes resulting from a negative tax capital account maintained by a partner of HCPAMG).

Notwithstanding anything to the contrary contained in the Merger Agreement:

•

the HCP Members will not be liable for any Losses arising from any misrepresentation in or breach of any of the representations or warranties of HCP contained in the Merger Agreement (other than the tax-related representations and warranties) or any of the EQ Representations or any Losses attributable to both the operation of the business on or prior to December 31, 2012 and either (x) any net negative adjustments made to, or net repayments of, pre- or post-closing capitation or other payments from payors to any of the Related Entities pursuant to a risk adjustment data validation audit or (y) any disclosure to, or investigation, action, order, or audit by, CMS, any other governmental authority regulating or enforcing health care laws or payor, with respect to pre-closing activity, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the HCP Members exceeds $27,500,000, whereupon the DaVita Indemnified Party will be entitled to indemnification for the full amount of such Losses (without deduction of such threshold amount); provided that the limitations set forth in this paragraph will not apply to breaches by HCP of any of the Specified Reps;

•

no claim for indemnification by any DaVita Indemnified Party may be asserted for any individual item or a series of related items where the Losses with respect to such item or series of related items are less than $100,000 (and if the Losses relating to such item or series of related items do not exceed $100,000, then no such Losses will be counted toward satisfaction of the $27,500,000 threshold described in the immediately preceding paragraph);

•

the maximum aggregate amount of indemnifiable Losses that may be recovered from the HCP Members will be an amount equal to the value, if any, of DaVita Common Stock and the amount, if any, of cash remaining in the Escrow Fund on or prior to the second anniversary of the closing date and in the Healthcare Indemnity Account and the Tax Indemnity Account following the second anniversary of the closing date (the “Cap”) (the HCP Members will not be liable for Losses in the aggregate in excess of the Cap);

•

following the second anniversary of the closing date, the only indemnifiable Losses that may be recovered from the HCP Members (and any such recovery will be limited by the Cap) will be (A) from the Healthcare Indemnity Account but only until the Fourth Escrow Distribution Date (except as otherwise provided in the following paragraph) and only (x) pursuant to the provisions governing indemnification by the HCP Members for any misrepresentation in or breach of any of the representations or warranties of HCP contained in the Merger Agreement (other than the tax-related representations and warranties) or any of the EQ Representations but only with respect to the representations and warranties relating to Healthcare Regulatory Compliance and (y) pursuant to the provisions governing the indemnification of any Losses attributable to both the operation of the business on or prior to December 31, 2012 and either (x) any net negative adjustments made to, or net repayments of, pre- or post-closing capitation or other payments from payors to any of the Related Entities pursuant to a risk adjustment data validation audit or (y) any disclosure to, or investigation, action, order, or audit by, CMS, any other governmental authority regulating or enforcing health care laws or payor, with respect to pre-closing activity, and (B) from the Tax Indemnity Account but only until the Fifth Escrow Distribution Date (except as otherwise provided below and only pursuant to the provisions governing indemnification by the HCP Members for Indemnified Taxes);

•

following the Fourth Escrow Distribution Date, the only indemnifiable Losses that may be recovered from the Healthcare Indemnity Account will be for any claim made by a DaVita Indemnified Party on or prior to the Fourth Escrow Distribution Date in accordance with the Merger Agreement for Losses arising from any misrepresentation in or breach of any of the representations or warranties of HCP contained in the Merger Agreement (other than the tax-related representations and warranties) or any of the EQ Representations but only with respect to the representations and warranties relating to healthcare regulatory compliance or for Losses attributable to both the operation of the business on or prior to December 31, 2012 and either (x) any net negative adjustments made to, or net repayments of, pre- or post-closing capitation or other payments from payors to any of the Related Entities pursuant to a risk adjustment data validation audit or (y) any disclosure to, or investigation, action, order, or audit by, CMS, any other governmental authority regulating or enforcing health care laws or payor, with respect to pre-closing activity, in each case that remains unresolved as of the Fourth Escrow Distribution Date;

•

following the Fifth Escrow Distribution Date, the only indemnifiable Losses that may be recovered from the Tax Indemnity Account will be for any claim made by a DaVita Indemnified Party on or prior to the Fifth Escrow Distribution Date in accordance with the Merger Agreement and from the Tax Indemnity Account but only until the Fifth Escrow Distribution Date and only pursuant to the provisions governing indemnification by the HCP Members for Indemnified Taxes, in each case that remains unresolved as of the Fifth Escrow Distribution Date;

•

the HCP Members will not be liable for any Losses for Indemnified Taxes to the extent arising out of, resulting from, or accelerated by, the breach of any covenant in the Merger Agreement by DaVita or any affiliate of DaVita, including, after the closing, HCP or any affiliate of HCP; and

•

the HCP Members will not be liable for any Losses to the extent arising out of or resulting from the execution of the AMG Documents or the transactions contemplated thereby (it being understood that, for the avoidance of doubt, this will not require DaVita to indemnify any HCP Member that is also a partner of HCPAMG for taxes resulting from a negative tax capital account maintained by such partner in HCPAMG).

The limitations listed above will not apply in respect of any indemnification obligation arising out of or resulting from fraud or intentional misrepresentation by HCP (to the extent occurring prior to the closing) or any

HCP Member (it being understood that any such indemnification obligation may only be recovered from the Escrow Fund if a claim is made with respect thereto on or prior to the second anniversary of the closing date in accordance with the Merger Agreement and may not be recovered from the Healthcare Indemnity Account or the Tax Indemnity Account).

Notwithstanding anything to the contrary contained in the Merger Agreement:

•

DaVita will not be liable for any Losses arising from any misrepresentation in or breach of any of the representations or warranties of DaVita or Merger Sub contained in the Merger Agreement unless and until the aggregate amount of indemnifiable Losses which may be recovered from DaVita exceeds $5,008,380, whereupon the HealthCare Partners Indemnified Party will be entitled to indemnification for the full amount of such Losses (without deduction of such threshold amount); provided that the limitations set forth in this paragraph will not apply to breaches by DaVita or Merger Sub of any of the Specified Reps;

•

no claim for indemnification by any HealthCare Partners Indemnified Party for (a) Losses arising from any misrepresentation in or breach of any of the representations or warranties of DaVita or Merger Sub contained in the Merger Agreement or (b) Losses arising from the breach of, or failure to perform, any covenant or agreement of DaVita or Merger Sub or HCP (but with respect to HCP, only to the extent any covenant or agreement is to be performed by HCP after the closing) contained in the Merger Agreement will be asserted for any individual item or a series of related items where the Losses with respect to such item or series of related items are less than $100,000 (and if the Losses relating to such item or series of related items do not exceed $100,000, then no such Losses will be counted toward satisfaction of the threshold set forth in the immediately preceding paragraph;

•

the maximum aggregate amount of indemnifiable Losses which may be recovered from DaVita arising from (a) any misrepresentation in or breach of any of the representations or warranties of DaVita or Merger Sub contained in the Merger Agreement and (b) any taxes that are not Indemnified Taxes imposed on the Business Entities or the Related Entities, or any taxes that are not Indemnified Taxes imposed on any HCP Member with respect to a pre-closing tax period as a result of DaVita’s or a DaVita affiliate’s (including, after the closing, HCP or an affiliate of HCP) breach of, or failure to perform, any covenant or agreement in the Merger Agreement will be an amount equal to $101,875,000 (it being understood that DaVita will not be liable for Losses in the aggregate in excess of $101,875,000 pursuant to this paragraph); and

•

DaVita will not be liable for any Losses arising from (a) any taxes that are not Indemnified Taxes imposed on the Business Entities or the Related Entities, or any taxes that are not Indemnified Taxes imposed on any HCP Member with respect to a pre-closing tax period as a result of DaVita’s or a DaVita affiliate’s (including, after the closing, HCP or an affiliate of HCP) breach of, or failure to perform, any covenant or agreement in the Merger Agreement or (b) the execution of the AMG Documents and the transactions contemplated thereby (including Losses relating to taxes other than taxes resulting from a negative tax capital account maintained by a partner of HCPAMG) to the extent arising out of, resulting from, or accelerated by, the breach of any covenant in the Merger Agreement by any HCP Member or, prior to the closing, by HCP or any affiliate of HCP.

The limitations listed above will not apply in respect of any indemnification obligation arising out of or resulting from fraud or intentional misrepresentation by DaVita or Merger Sub, or by HCP (to the extent occurring after the closing).

The HCP Members’ liability for any Losses will be satisfied solely and exclusively from the Escrowed Merger Consideration then held by the Escrow Agent in the Escrow Account on or prior to the second anniversary of the closing date (the “Escrow Fund”) or in the Healthcare Indemnity Account and in the Tax Indemnity Account after the second anniversary of the closing date by reducing the amounts that would otherwise become payable to the HCP Members under the Escrow Agreement, and in no event will any such

Losses other than from Escrowed Merger Consideration in the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account be payable by the HCP Members through application of the specific performance provisions of the Merger Agreement. Notwithstanding anything else in the Merger Agreement to the contrary, once Escrowed Merger Consideration in the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account has been exhausted or fully paid to the HCP Members and the holders of HCP Options, the only liability of the HCP Members for Losses under the Merger Agreement that will survive will be with respect to breaches of any of the Specified Reps arising out of or resulting from fraud or intentional misrepresentation by HCP (to the extent occurring prior to the closing) or any HCP Member, which liability will be several and not joint among the HCP Members and will be allocated pro rata based on the fully diluted units held by such HCP Members as of immediately prior to the closing relative to the Total Outstanding HCP Units.

For purposes of the indemnification provisions of the Merger Agreement, the representations and warranties of HCP will not be deemed to be qualified by any references to the terms “material”, “materially”, “Material Adverse Effect” or terms of similar meaning; provided, however, that, in no event will (A) “Material Contract” be read to mean “Contract” or (B) any such “material”, “materially” or “Material Adverse Effect” be read out of representations and warranties relating to conduct in the ordinary course or Material Contracts. “Losses” will be net of (A) any insurance proceeds actually paid to the indemnified party or any of its affiliates in connection with the facts giving rise to the right of indemnification and, if the indemnified party or any of its affiliates receives such proceeds after receipt of payment from the indemnifying party, then the amount of such proceeds, net of any related deductibles and reasonable expenses incurred in obtaining them, will be paid to the indemnifying party; (B) any prior or subsequent contribution or other payments or recoveries of a like nature by the indemnified party from any third person (other than the indemnifying party) with respect to such Losses; and (C) any amount reserved on the estimated closing balance sheet or, on and after such time there exists a balance sheet from which final net working capital and final indebtedness amount are calculated, such balance sheet with respect to such Loss to the extent that such amount was included in final net working capital or final indebtedness amount. Each of the parties to the Merger Agreement agreed to treat any payment for any indemnification claim pursuant to the Merger Agreement as an adjustment to the consideration received pursuant to the Merger Agreement by the HCP Members and the holders of HCP Options. Each indemnified party will be obligated to use its commercially reasonable efforts to mitigate all Losses after it becomes aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable under the Merger Agreement or in connection therewith.

No indemnifying party will be liable for Losses in respect of any liability or Loss that is contingent unless and until such contingent liability or Loss becomes an actual liability or Loss and is due and payable and no indemnifying party will be liable to pay any amount in discharge of a claim unless and until the liability or Loss in respect of which the claim is made has become due and payable.

An indemnified party is not entitled under the Merger Agreement to multiple recoveries for the same Loss.

No DaVita Indemnified Party will be entitled to indemnification under the Merger Agreement with respect to any Losses to the extent that such Losses have been incorporated into the final determination of the “final net working capital” or the “final indebtedness amount” (see “—Post-Closing Merger Consideration Adjustment Determination”) and DaVita has been paid the total shortfall amount, if any, to which it is entitled pursuant to the Merger Agreement.

The right of a DaVita Indemnified Party or a HealthCare Partners Indemnified Party to indemnification or to assert or recover on any claim will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of the Merger Agreement or the closing date, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in the Merger Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

DaVita may offset any amounts to which it may be entitled under the terms of the Merger Agreement against amounts otherwise payable by it under the Merger Agreement. Neither the exercise of, nor the failure to exercise, such right of offset will constitute an election of remedies or limit DaVita in any manner in the enforcement of any other remedies that may be available to it.

Any Loss incurred by a DaVita Indemnified Party to the extent due to its or HCP’s or a Related Consolidated Entity’s direct or indirect ownership of equity securities of a less than wholly owned Related Entity will be limited to the Losses attributable to such DaVita Indemnified Party’s or HCP’s or such Related Consolidated Entity’s ownership interest and will not include any Losses incurred to the extent due to any other ownership interest of equity securities in such Related Entity.

Notice of Loss; Third-Party Claims

An indemnified party will give the indemnifying party written notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under the Merger Agreement, within 45 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of the Merger Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice will not release the indemnifying party from any of its obligations under the Merger Agreement except to the extent that the indemnifying party is materially prejudiced by such failure.

If an indemnified party receives notice of any action, audit, claim, demand, or assessment against it (each, a “Third-Party Claim”) that may give rise to a claim for Loss under the Merger Agreement, within 30 days of the receipt of such notice (or within such shorter period as may be required to permit the indemnifying party to respond to any such claim), the indemnified party will give the indemnifying party written notice of such Third-Party Claim together with copies of all notices and documents served on or received by the indemnified party; provided, however, that the failure to provide such notice or copies will not release the indemnifying party from any of its obligations under the Merger Agreement except to the extent that the indemnifying party is materially prejudiced by such failure. The indemnifying party will be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (provided that such counsel is not reasonably objected to by the indemnified party) if it gives notice of its intention to do so to the indemnified party within 30 days of the receipt of such notice from the indemnified party; provided that, if the Third-Party Claim consists of an action brought against or with respect to the indemnified party by a governmental authority enforcing, or asserting Losses as a result of a violation of, health care laws, the indemnified party will be entitled, by giving written notice to the indemnifying party concurrently with the giving of written notice of such Third-Party Claim, to elect to jointly assume and control the defense of such Third-Party Claim with the indemnifying party, with each of the indemnified party and indemnifying party bearing one-half of the expense of such defense and through counsel jointly selected by the indemnified party and the indemnifying party. If the indemnifying party elects to undertake any such defense (other than a joint defense as described above) against a Third-Party Claim, the indemnified party may participate in such defense at its own expense. The indemnified party will reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense (other than in the case of a joint defense as described above where such expense will be split equally), all witnesses, pertinent records, materials, and information in the indemnified party’s possession or under the indemnified party’s control relating thereto (or in the possession or control of any of its affiliates or its or their Representatives) as is reasonably requested by the indemnifying party or its counsel. If the indemnifying party elects to direct the defense of any Third-Party Claim, the indemnified party will not pay or approve the payment of any part of such Third-Party Claim unless the indemnifying party consents in writing to such payment or unless the indemnifying party withdraws from the defense of such Third-Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the indemnifying party is entered against the indemnified party for such Third-Party Claim. If the indemnifying party has elected to direct and is directing the defense of any Third-Party Claim, the indemnified party will not forgo any appeal or admit any liability with respect to, or settle, compromise, or discharge, such Third-Party Claim without the indemnifying party’s prior written consent. The indemnifying party will have the right to settle any Third-Party Claim for which it obtains a full release of the indemnified party in respect of such Third-Party Claim (and which settlement does not impose injunctive or other equitable relief against the indemnified party or a finding or admission of any violation of applicable law or violation of the rights of any person by the indemnified party) or to which settlement the indemnified party consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed.

Upon making any payment to the indemnified party for any indemnification claim, the indemnifying party will be subrogated, to the extent of such payment, to any rights which the indemnified party may have against any third-parties with respect to the subject matter underlying such indemnification claim and the indemnified party will assign any such rights to the indemnifying party.

Remedies; Specific Performance

Each of the parties to the Merger Agreement acknowledges and agrees that following the closing, other than certain specific performance obligations (subject to certain limits on indemnification):

•

the indemnification provisions set forth in the Merger Agreement will be the sole and exclusive remedies of the parties for any breach of the representations and warranties contained in the Merger Agreement or of the EQ Representations and for any failure to perform or comply with any covenant or agreement in the Merger Agreement; and

•	any and all claims arising out of or in connection with the transactions must be brought under and in accordance with the terms of the Merger Agreement.

In furtherance of the foregoing, each party to the Merger Agreement has agreed to waive, from and after the closing, to the fullest extent permitted by law, any and all other rights, claims, and causes of action it may have against the other party or its affiliates, successors, and permitted assigns relating to the subject matter of the Merger Agreement (other than claims for fraud or intentional misrepresentation).

Subject to certain limitations on indemnification, each of the parties to the Merger Agreement acknowledges that a breach or threatened breach by any party of any of their obligations under the Merger Agreement (including failing to take such actions as are required of it under the Merger Agreement to consummate the transactions) would give rise to irreparable harm to the other parties to the Merger Agreement for which monetary damages would not be an adequate remedy and agrees that in the event of a breach or a threatened breach by a party of any such obligations, any non-breaching party will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security). Each of the parties to the Merger Agreement agrees that such party will not oppose the granting of a temporary restraining order, an injunction, specific performance, or any other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. For the avoidance of doubt, HCP and the Member Representative will not have the rights described in this paragraph to obtain a temporary restraining order, an injunction, specific performance, or any other equitable relief that may be available from a court of competent jurisdiction to cause the consummation of the closing if:

•	DaVita has complied with its Financing covenants,

•	despite such compliance, the proceeds of the Financing are not available to DaVita or Merger Sub; and

•	upon termination of the Merger Agreement, the DaVita Termination Fee is due and payable in accordance with the Merger Agreement.

Member Representative

Pursuant to the Merger Agreement, each HCP Member irrevocably designates Robert D. Mosher as the Member Representative and appoints Mr. Mosher as the true and lawful agent and attorney in fact of the HCP

Members as the Member Representative for and on behalf of the HCP Members to give and receive notices and communications in connection with the Merger Agreement and related matters, including in connection with claims for indemnification, to take all actions, including the payment of expenses or defense on behalf of HCP Members, and to agree to, negotiate, defend, and enter into settlements, adjustments, and compromises of, and commence and prosecute litigation and comply with governmental orders with respect to, such claims, and to take all other actions, including the giving of instructions to the escrow agent, that are either (i) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (ii) specifically authorized or mandated by the Merger Agreement. The Member Representative will be subject to removal by HCP Medical Group (or its designated successor). Notices or communications to or from the Member Representative will constitute notice to or from the Members. Each Member agrees to receive correspondence from the Member Representative, including in electronic form. As promptly as reasonably practicable following the date of the Merger Agreement, HCP will deliver to the Member Representative a mailing list with the mailing address and email address of each HCP Member and holder of HCP Options and the Member Representative will rely on such mailing list unless notified in writing by any HCP Member, holder of HCP Options, or any authorized representative of any HCP Member or holder of HCP Options of a change in such member’s or holder of HCP Options’ mailing address or email address or of a transfer, identifying (in the case of a transfer) the name and address of the successor interest holder. Mr. Mosher executed the Merger Agreement solely in his capacity as the Member Representative and solely with respect to certain specified provisions of the Merger Agreement, and the Member Representative has no duties or obligations, at law, in equity, by contract, or otherwise, to act on behalf of any HCP Member, except for those duties or obligations expressly set forth in the Merger Agreement.

Any and all costs and expenses of the Member Representative, including any costs and expenses of any person retained by the Member Representative to provide assistance, counsel, or other advisory services, incurred in performing his obligations under the Merger Agreement will be paid or recovered from funds in the MR Escrow Account (see—“Member Representative Escrow”). If there are no funds in the MR Escrow Account, the Member Representative may recover 80% of such expenses from HCP Medical Group and 20% of such expenses from Bay Shores Investment LLC. HCP Medical Group and Bay Shores Investment LLC may recover any such expenses pro rata from the other HCP Members to the extent that the amount of such expenses paid by HCP Medical Group or Bay Shore Investment LLC exceeds their respective pro rata shares.

The Member Representative will be entitled to act in his sole and absolute discretion and will incur no liability whatsoever to the HCP Members for any act done or omitted as the Member Representative, including errors in judgment, while acting in good faith or in reliance on the advice of representatives of HCP Medical Group, counsel, accountants, or other advisors, consultants, or experts. The HCP Members will exonerate and make no claim against the Member Representative for acting as their Member Representative, other than with respect to any act or failure to act which represents fraud, willful misconduct, or gross negligence on the part of the Member Representative. The HCP Members will indemnify the Member Representative and hold the Member Representative harmless against any liability incurred without fraud, willful misconduct, or gross negligence on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties under the Merger Agreement, including the reasonable fees and expenses of any legal counsel retained by the Member Representative. The Member Representative will be compensated for his service as such based upon the amount of time devoted to such services at the normal hourly rate of the Member Representative as determined by Nossaman LLP. If the Member Representative is not a lawyer at Nossaman LLP, the Member Representative will be compensated at a rate and on a basis established by HCP Medical Group. The Member Representative will be paid such compensation from the funds in the MR Escrow Account. If there are no remaining funds in the MR Escrow Account, the Member Representative may recover his compensation in the same way expenses may be recovered pursuant to the last two sentences of the preceding paragraph.

A decision, act, consent, or instruction of the Member Representative after the closing, including a waiver of the Merger Agreement pursuant to the Merger Agreement (see “—Amendment and Waiver”), will constitute a decision of all the HCP Members and will be final, binding, and conclusive upon the HCP Members. DaVita is entitled to rely upon any such decision, act, consent, or instruction of the Member Representative as being the decision, act, consent, or instruction of all the Members. Under the Merger Agreement, DaVita is relieved from any liability to any person for any acts done by DaVita in accordance with such decision, act, consent, or instruction of the Member Representative.

Concurrently with the execution of the Merger Agreement, DaVita executed and delivered to the Member Representative a conflict waiver letter mutually agreeable to DaVita and the Member Representative. The HCP Members acknowledge that the Member Representative is a partner in a law firm, Nossaman LLP, which provides legal services to HCP and after the closing may provide legal services to or on behalf of DaVita and its affiliates, including the surviving entity, and HCP with respect to periods prior to closing, and the HCP Members acknowledge and waive any conflict of interest that may result from the representation of DaVita and its affiliates by Nossaman LLP or Mr. Mosher at a time when Mr. Mosher concurrently serves as the Member Representative.

Termination of the Merger Agreement

DaVita and HCP may terminate the Merger Agreement by mutual written consent. Either DaVita or HCP may terminate the Merger Agreement at any time prior to the closing:

•

if the closing has not occurred by November 30, 2012 (the “Termination Date”); provided, however, that the right to terminate the Merger Agreement after the Termination Date will not be available to any party whose breach or failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•	in the event that any governmental order enjoining or otherwise prohibiting the transactions becomes final and nonappealable;

•	upon written notice to the other party, if the Member Approval has not been obtained;

•

in the event that one or more of the conditions to closing cannot be satisfied as of the closing date; provided, however, that the right to terminate the Merger Agreement for this reason will not be available to any party in breach of the Merger Agreement or whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, such condition not to be satisfied as of the closing date; or

•

in the event that neither DaVita nor Merger Sub has received the proceeds of the Financing at any time following the satisfaction or waiver of all the conditions to DaVita and Merger Sub’s obligation to consummate the transactions (other than those conditions that, by their nature, cannot be satisfied until the closing date, but which conditions could be satisfied if the closing date were the date of such termination); provided that the right to terminate the Merger Agreement for this reason will not be available to any party in breach of the Merger Agreement or whose failure to fulfill any obligation under the financing covenants of the Merger Agreement was the cause of, or resulted in, such failure of DaVita or Merger Sub to receive the proceeds of the Financing.

DaVita may terminate the Merger Agreement if:

•

a breach of any representation, warranty, covenant or agreement on the part of HCP set forth in the Merger Agreement (including an obligation to consummate the transactions) has occurred that would, if occurring or continuing on the closing date, cause any of the conditions to DaVita and Merger Sub’s obligations to consummate the transactions not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by DaVita to HCP of such breach; provided that DaVita is not then in breach of the Merger Agreement so as to cause any of the conditions to HCP’s obligations to consummate the transactions not to be satisfied; or

•

upon written notice to HCP within five business days after obtaining the Member Approval, if at the time of termination holders of more than 5% of the outstanding HCP Common Units have validly exercised their dissent rights (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the transactions.

HCP may terminate the Merger Agreement if:

•

a breach of any representation, warranty, covenant, or agreement on the part of DaVita or Merger Sub set forth in the Merger Agreement (including an obligation to consummate the transactions) has occurred that would, if occurring or continuing on the closing date, cause any of the conditions to HCP’s obligation to consummate the transactions not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by HCP to DaVita of such breach; provided that HCP is not then in breach of the Merger Agreement so as to cause any of the conditions to DaVita and Merger Sub’s obligations to consummate the transactions not to be satisfied.

In some cases, termination of the Merger Agreement may require DaVita to pay a termination fee and expenses to HCP, as described below under “—Termination Fee” and “—Expenses.”

Termination Fee

The Merger Agreement provides that DaVita is required to pay the DaVita Termination Fee to HCP (provided that in no event will DaVita be required to pay the DaVita Termination Fee on more than one occasion) in the event that:

•	DaVita or HCP terminates the Merger Agreement because the closing has not occurred by the Termination Date, and at such time:

•

a breach of any representation, warranty, covenant or agreement on the part of DaVita and Merger Sub set forth in the Merger Agreement exists, including the obligation of DaVita or Merger Sub to consummate the transactions;

•

HCP has not received a certificate of DaVita signed by a duly authorized officer certifying that DaVita’s and Merger Sub’s representations and warranties are true and correct and that DaVita and Merger Sub have complied with their covenants and agreements in all material respects;

•	either DaVita, Merger Sub or the escrow agent has not executed and delivered the transaction documents to which it is a party; or

•

any other condition to HCP’s obligation to consummate the transactions has not been met due to DaVita’s or Merger Sub’s breach of the Merger Agreement or failure to fulfill any obligation under the Merger Agreement).

In each case, following the satisfaction or waiver of all the conditions to DaVita’s and Merger Sub’s obligation to consummate the transactions (other than (x) conditions that have not been met due to DaVita’s or Merger Sub’s breach of the Merger Agreement or failure to fulfill any obligation under the Merger Agreement and (y) those conditions that, by their nature, cannot be satisfied until the closing date, but, in the case of clause (y), which conditions could be satisfied if the closing date were the date of such termination or if DaVita or Merger Sub had not breached the Merger Agreement or had not failed to fulfill its obligations under the Merger Agreement;

•

HCP terminates the Merger Agreement because a breach of any representation, warranty, covenant, or agreement on the part of DaVita or Merger Sub set forth in the Merger Agreement (including an obligation to consummate the transactions) has occurred that would, if occurring or continuing on the closing date, cause any of the conditions of HCP’s obligation to consummate the transactions not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by HCP to DaVita of such breach, following the satisfaction or waiver of all the conditions to DaVita and Merger Sub’s obligation to consummate the transactions (other than (x) conditions that have not been met due to DaVita’s or Merger Sub’s breach of the Merger Agreement or failure to fulfill any obligation under the Merger Agreement and (y) those conditions that, by their nature, cannot be satisfied until the closing date, but, in the case of clause (y), which conditions could be satisfied if the closing date were the date of such termination or if DaVita or Merger Sub had not breached the Merger Agreement or had not failed to fulfill its obligations under the Merger Agreement);

•

HCP terminates the Merger Agreement in the event that one or more of the conditions to closing cannot be satisfied as of the closing date following DaVita’s or Merger Sub’s breach of the Merger Agreement or failure to fulfill any obligation under the Merger Agreement, in each case that has been the cause of, or has resulted in, a condition not to be satisfied as of the closing date that provided the basis for the termination of the Merger Agreement; or

•

DaVita or HCP terminates the Merger Agreement in the event that neither DaVita nor Merger Sub has received the proceeds of the Financing at any time following the satisfaction or waiver of all the conditions to DaVita’s and Merger Sub’s obligation to consummate the transactions (other than those conditions that, by their nature, cannot be satisfied until the closing date, but which conditions could be satisfied if the closing date were the date of such termination), other than if:

•

HCP has failed to deliver to DaVita on the closing date a certificate signed by a duly authorized officer of HCP certifying that, effective as of the closing, the EQ Representations with respect to which HCP has confirmed to DaVita that DaVita may make in the Financing Agreement with respect to the Senior Secured Financing are true and correct in all material respects as of the closing date; and

•

neither DaVita nor Merger Sub has received the proceeds of the Senior Secured Financing and that failure is solely the result of the EQ Representations not being true and correct in all material respects as of the closing date.

If the DaVita Termination Fee becomes due and DaVita fails to timely pay such fee, and, in order to obtain payment, HCP commences an action that results in a judgment against DaVita for the payment of the DaVita Termination Fee, DaVita will, in addition to paying HCP the DaVita Termination Fee, pay HCP its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with the such action, together with interest on such termination fee at the prime rate, as quoted in the “Money Rates” section of The Wall Street Journal, for the period commencing on the date the DaVita Termination Fee was required to be paid through the date such payment was actually received by HCP.

Expenses

Except as otherwise specified in the Merger Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, accountants, and printers and filing, processing or other fees, incurred in connection with the Merger Agreement and the other transaction documents and the transactions shall be borne by the party incurring such costs and expenses, whether or not the closing has occurred.

Amendment and Waiver

The Merger Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the parties to the Merger Agreement; or (b) by a waiver as described below.

Any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered by any other party pursuant to the Merger Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party to the Merger Agreement in exercising any right thereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or future exercise of any other right under the Merger Agreement. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement will not constitute a waiver of any of such rights.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this prospectus and additional covenants relating to, among other things, access to information, notice of specified matters, and HCP Member litigation.

OTHER AGREEMENTS

Voting Agreement

The following describes the material provisions of the Voting Agreement, which is attached as Annex B to this prospectus and which is incorporated by reference herein.

The description in this section and elsewhere in this prospectus is qualified in its entirety by reference to the Voting Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. DaVita and HCP encourage you to read carefully the Voting Agreement in its entirety before making any decisions regarding the transactions. The Voting Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Voting Agreement.

The affirmative vote of HCP Members holding a majority of HCP Common Units is necessary to approve the principal terms of the Merger and the Merger Agreement. As a result of the Voting Agreement, the approval of the principal terms of the Merger and the Merger Agreement is assured.

The Voting Agreement was entered into simultaneously with the execution of the Merger Agreement, on May 20, 2012, by and among DaVita, HCP and HCP Medical Group, and was a condition and material inducement to the willingness of DaVita to enter into the Merger Agreement. HCP Medical Group holds HCP Common Units representing approximately 72.6% of the voting power of the outstanding units of HCP. Pursuant to the terms of the Voting Agreement, HCP Medical Group agreed, among other things, to vote all of its interests in HCP:

•	in favor of the approval of the principal terms of the Merger and the Merger Agreement;

•

in favor of any adjournment of any meeting of the HCP Members, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

•

against any of the following actions (other than the Merger and any transactions contemplated by the Merger Agreement or acquisitions by HCP referred to in HCP’s confidential disclosures delivered to DaVita): (i) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving HCP or any of the Business Entities or Related Consolidated Entities, (ii) any sale, lease or transfer of all or substantially all of the assets of HCP or any of the Business Entities or Related Consolidated Entities, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of HCP or any of the Business Entities or Related Consolidated Entities, (iv) any material change in the capitalization of HCP or any of the Business Entities or Related Consolidated Entities, or the corporate structure of HCP or any of the Business Entities or Related Consolidated Entities, or (v) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transaction contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

HCP Medical Group also agreed not to exercise, and irrevocably and unconditionally waived, any rights of appraisal or rights of dissent from the Merger that HCP Medical Group may have under Chapter 13 of the California Limited Liability Company Act. In addition, HCP Medical Group delivered to DaVita an irrevocable proxy authorizing and empowering DaVita to act as HCP Medical Group’s attorney and proxy to vote all of its interests in HCP and to exercise all voting, consent, and similar rights of HCP Medical Group with respect to its interests in HCP in accordance with (1) through (3) of this summary of the Voting Agreement. HCP Medical Group agreed to permit the holders of its equity securities to direct it to make a timely election of the Per Unit Closing Consideration and/or Per Unit Closing Stock Consideration, as applicable, in accordance with its governing documents and to make an election that reflects such election by the holders of its equity securities.

HCP Medical Group agreed to distribute to the holders of its equity securities in accordance with the terms of its governing documents, upon receipt pursuant to the terms of the Merger Agreement, the Per Unit Closing Consideration, the Final Per Unit Adjustment Payment (as defined in the Merger Agreement), the Per Unit Earn-Out Payment and the Escrow Payment.

The Voting Agreement will remain in effect until the earlier of (i) such date and time as that the Merger Agreement is validly terminated pursuant to Article IX thereof and (ii) such date and time that the Merger becomes effective in accordance with the terms and provisions of the Merger Agreement.

Support Agreements

The following describes the material provisions of the Support Agreements, which are attached as Annex C to this prospectus and which are incorporated by reference herein.

The description in this section and elsewhere in this prospectus is qualified in its entirety by reference to the Support Agreements. This summary does not purport to be complete and may not contain all of the information about the Support Agreements that is important to you. DaVita and HCP encourage you to read carefully the Support Agreements in their entirety before making any decisions regarding the transactions. The Support Agreements and this summary of their terms have been included to provide you with information regarding the terms of the Support Agreement.

Simultaneously with the execution of the Merger Agreement and the Voting Agreement, on May 20, 2012, each of the Substantial Members, in his capacity as an interest holder in HCP, entered into a Support Agreement with DaVita and HCP. Pursuant to the terms of the Support Agreements, each Substantial Member agreed, among other things, to vote all the HCP Common Units owned or controlled by him:

•	in favor of the approval of the principal terms of the Merger and the Merger Agreement;

•

in favor of any adjournment of any HCP Member meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

•

against any of the following actions (other than the Merger and any transactions contemplated by the Merger Agreement or acquisitions by HCP referred to in HCP’s confidential disclosures delivered to DaVita): (i) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving HCP or any of the Business Entities or Related Consolidated Entities, (ii) any sale, lease or transfer of all or substantially all of the assets of HCP or any of the Business Entities or Related Consolidated Entities, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of HCP or any of the Business Entities or Related Consolidated Entities, (iv) any material change in the capitalization of HCP or any of the Business Entities or Related Consolidated Entities, or the corporate structure of HCP or any of the Business Entities or Related Consolidated Entities, or (v) any other action that is intended, or would reasonably be expected to, materially impeded, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transaction contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

Lock-Up

In addition, each Substantial Member agreed that:

•

for a period of two years from the effective time of the Merger, such Substantial Member may not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into an hedging or similar transaction with the same economic effect as a sale of DaVita Common Stock received by the Substantial Member pursuant to the Merger Agreement;

•

during the one-year period following the second anniversary of the effective time of the Merger, such Substantial Member may sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of no more than 33% of the DaVita Common Stock received by the Substantial Member pursuant to the Merger Agreement;

•

during the one-year period following the third anniversary of the effective time of the Merger, such Substantial Member may sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of no more than 67% of the DaVita Common Stock (inclusive of any DaVita Common Stock sold during the prior year under the Support Agreement) received by the Substantial Member pursuant to the Merger Agreement; and

•	after the fourth anniversary of the effective time of the Merger, all restrictions on the sale or transfer of DaVita Common Stock will terminate.

Each Substantial Member also agreed to (i) elect to receive the Per Unit Closing Stock Consideration for not less than 33% of the Substantial Member’s equity interests in HCP and to not revoke or change such election and (ii) to submit an election to or otherwise instruct any intermediate entity through which he holds indirect equity interests in HCP to receive the Per Unit Closing Stock Consideration for not less than 33% of the Substantial Member’s indirect equity interests, subject to the applicable governing documents of the intermediate entity, and to not revoke or change such election. In addition, each Substantial Member agreed not to exercise, and irrevocably and unconditionally waived, any rights of appraisal or rights of dissent from the Merger that the Substantial Member may have under Chapter 13 of the California Limited Liability Company Act. Simultaneously with the execution of the Support Agreements, each Substantial Member delivered to DaVita an irrevocable proxy authorizing and empowering DaVita to act as the Substantial Member’s attorney and proxy to vote all of its interests in HCP and to exercise all voting, consent, and similar rights of the Substantial Member with respect to its interests in HCP in accordance with (1) through (3) of this summary of the Support Agreements.

The Support Agreements will remain in effect until the earlier of (i) such date and time as that the Merger Agreement is validly terminated pursuant to Article IX thereof and (ii) such date and time that the Merger becomes effective in accordance with the terms and provisions of the Merger Agreement; provided that the rights and obligations specified in “Lock-Up” above will survive in accordance with their terms.

Noncompetition and Nonsolicitation Agreements

The following describes the material provisions of the Noncompetition and Nonsolicitation Agreements, which are attached as Annex D to this prospectus and which are incorporated by reference herein.

The description in this section and elsewhere in this prospectus is qualified in its entirety by reference to the Noncompetition and Nonsolicitation Agreements. This summary does not purport to be complete and may not contain all of the information about the Noncompetition and Nonsolicitation Agreements that is important to you. DaVita and HCP encourage you to read carefully the Noncompetition and Nonsolicitation Agreements in their entirety before making any decisions regarding the transactions. The Noncompetition and Nonsolicitation Agreements and this summary of their terms have been included to provide you with information regarding the terms of the Noncompetition and Nonsolicitation Agreements.

Simultaneous with the execution of the Merger Agreement, on May 20, 2012, Drs. Margolis, Chin and Paulsen and Messrs. Mazdyasni and Calhoun, in his capacity as an interest holder of HCP, each entered into a Noncompetition and Nonsolicitation Agreement with DaVita. Pursuant to the terms of the Noncompetition and

Nonsolicitation Agreements, each interest holder agreed, among other things, that during the Restricted Period (as defined below), such interest holder will not, directly or indirectly:

•

take any action that results or may reasonably be expected to result in owning, leasing, managing, operating, joining, extending credit to, controlling, or participating in the ownership, leasing, management, operation, extension of credit to, or control of, whether as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within Nevada, California, Florida, and New Mexico (together the “Restricted Region”) engages in or derives any economic benefit from, or is preparing to engage in or derive any economic benefit from the Restricted Business (as defined below); or

•

for his own account or for the account of others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region engages in, or takes affirmative action to prepare to engage in or derive any economic benefit from, the Restricted Business.

The foregoing will not prohibit an interest holder from passively owning 5% or less of any class of securities of any publicly-held company.

In addition, during the Restricted Period, each interest holder agrees not to:

•	solicit any of DaVita or its subsidiaries’ (including HCP’s) employees to work for any person;

•	hire any of DaVita or its subsidiaries’ (including HCP’s) employees to work for any person;

•	take any action that may reasonably result in any of DaVita or its subsidiaries’ (including HCP’s) employees going to work (as an employee or an independent contractor) for any person;

•	induce any patient or customer of DaVita or its subsidiaries’ (including HCP’s), either individually or collectively, to patronize any competing facility;

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request or advise any patient, customer, or supplier of DaVita or its subsidiaries (including HCP) to withdraw, curtail, or cancel such person’s business with DaVita or its subsidiaries (including HCP);

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solicit, induce, or encourage any physician affiliated with DaVita or its subsidiaries (including HCP) to induce or encourage any other person under contract with DaVita or its subsidiaries (including HCP) to curtail or terminate such person’s affiliation or contractual relationship with DaVita or its subsidiaries (including HCP); or

•	disclose to any person the names or addresses of any patient or customer of DaVita or its subsidiaries (including HCP).

The Noncompetition and Nonsolicitation Agreements do not prohibit an interest holder from personally practicing medicine as a physician or making a general employment solicitation to the public that does not target any employee or independent contractor of DaVita or the its subsidiaries (including HCP) and then having contact with and/or employing such employee or independent contractor who responds to such general solicitation or who otherwise independently contacts an interest holder.

For purposes of the Noncompetition and Nonsolicitation Agreements, Restricted Business means any of the following:

•	physician practices, independent physician associations or any other practicing physician organizations;

•	organizations engaged in coordinated, managed care, accountable care and other similar models of care for a population of patients;

•	organizations which provide management or related services to organizations described in (i) or (ii);

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hospitals, ACOs, ancillary service providers, health plans or other licensed health plans, but only insofar as an interest holder’s role (A) would include activities on behalf of such organizations described in (i), (ii), or (iii), including but not limited to, having direct responsibility for or having direct influence in setting up, running, managing or controlling a provider network; or (B) would include engaging in direct negotiations or consulting on negotiations on behalf of such organization with DaVita or its subsidiaries (including HCP);

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dialysis services or renal care services, except to the extent that such services are only an incidental part of the services provided by the organization for which an interest holder is providing services;

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researching, developing, marketing, or working on any products or providing any services, including direct primary care services, for a direct competitor of Direct Primary Care Holdings, LLC d/b/a Paladina Health and any of its subsidiaries; and

•	assisting any third party to engage in the above.

The Restricted Period means:

•	for Mr. Calhoun, three years from and after the closing date of the Merger;

•	for Mr. Mazdyasni, five years from and after the closing date of the Merger; and

•	for Drs. Margolis, Chin and Paulsen, seven years from and after the closing date of the Merger.

The Restricted Period will be tolled during any period that an interest holder is in breach of the terms of the applicable Noncompetition and Nonsolicitation Agreement.

Member Representative Agreement

The following describes the material provisions of the Member Representative Agreement and the Amendment to Member Representative Agreement, which are attached as Annex E-1 and Annex E-2 to this prospectus and which are incorporated by reference herein.

The description in this section and elsewhere in this prospectus is qualified in its entirety by reference to the Member Representative Agreement. This summary does not purport to be complete and may not contain all of the information about the Member Representative Agreement that is important to you. DaVita and HCP encourage you to read carefully the Member Representative Agreement and the Amendment to Member Representative Agreement in their entirety before making any decisions regarding the transactions. The Member Representative Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Member Representative Agreement.

Simultaneously with the execution of the Merger Agreement, on May 20, 2012, HCP Medical Group and Bay Shores Investment LLC, in their capacity as HCP Members, entered into a Member Representative Agreement with HCP and the Member Representative as amended by the Amendment to Member Representative Agreement, dated July 6, 2012 (the “Member Representative Agreement”). HCP Medical Group and Bay Shores Investment LLC designated Mr. Mosher as the Member Representative and appointed the Member Representative to act as the Member Representative in accordance with the terms and conditions set forth in the Merger Agreement and the Member Representative Agreement, and the Member Representative accepted such appointment. Pursuant to the terms of the Member Representative Agreement, the Member Representative was authorized to take the following actions, among others:

•	to act as the true and lawful agent and attorney in fact of the HCP Members as the Member Representative for and on behalf of the HCP Members, to give and receive notices and communications in connection with the Merger Agreement and related matters, including in connection with claims for indemnification under the Merger Agreement, to negotiate, defend, and enter into settlements, adjustments, and compromises of, and commence and prosecute litigation and comply with governmental orders with respect to, such claims, and to take all other actions, including the giving of instructions to the Escrow Agent, that are either (i) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (ii) specifically authorized or mandated by the Merger Agreement; and

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to retain any person the Member Representative deems necessary and appropriate to provide assistance, counsel or other advisory services in connection with his exercise of the duties set forth in the Merger Agreement.

In addition, the Member Representative does not have any duties or obligations, at law, in equity, by contract or otherwise, to act on behalf of any HCP Member, except for those duties or obligations expressly set forth in the Merger Agreement and the Member Representative Agreement. The Member Representative is entitled to act in his sole and absolute discretion and will incur no liability whatsoever to the HCP Members for any act done or omitted as the Member Representative, including any errors of judgment, while acting in good faith or in reliance on the advice of representatives of HCP Medical Group, counsel, accountants, or other advisors, consultants, or experts. The Member Representative is not required to expend or risk any of his own funds or otherwise incur any liability, financial or otherwise, in performing any of his duties under the Merger Agreement or the Member Representative Agreement. A decision, act, consent, or instruction of the Member Representative, including a waiver of the Merger Agreement pursuant to the Merger Agreement, will constitute a decision of all the HCP Members and will be final, binding, and conclusive upon the HCP Members.

The HCP Members agree to:

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exonerate and make no claim against the Member Representative for acting as their Member Representative, other than with respect to any act or failure to act which represents fraud, willful misconduct, or gross negligence on the part of the Member Representative; and

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indemnify the Member Representative and hold the Member Representative harmless against any liability incurred without fraud, willful misconduct, or gross negligence on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties under the Merger Agreement, including the reasonable fees and expenses of any legal counsel retained by the Member Representative.

The HCP Members acknowledge that the Member Representative is a partner in a law firm, Nossaman LLP, which provides legal services to HCP and after the closing may provide legal services to or on behalf of DaVita and its affiliates, including the surviving entity, and HCP with respect to periods prior to closing, and the HCP Members acknowledge and waive any conflict of interest that may result from the representation of DaVita and its affiliates by Nossaman LLP or Mr. Mosher at a time when Mr. Mosher concurrently serves as the Member Representative.

The Member Representative Agreement provides that the Member Representative will be compensated for his service as such based upon the amount of time devoted to such services at the normal hourly rate of the Member Representative as determined by Nossaman LLP. If the Member Representative is not a lawyer at Nossaman LLP, the Member Representative will be compensated at a rate and on a basis established by HCP Medical Group. The Member Representative’s compensation and any and all costs and expenses of the Member Representative, including any costs and expenses of any person retained by the Member Representative to provide assistance, counsel, or other advisory services, incurred in performing his obligations under the Merger Agreement will be paid or recovered from funds in the MR Escrow Account. If there are no funds in the MR Escrow Account, the Member Representative may recover 80% of such expenses from HCP Medical Group and 20% of such expenses from Bay Shores Investment LLC. HCP Medical Group and Bay Shores Investment LLC may recover any such expenses pro rata from the other HCP Members to the extent that the amount of such expenses paid by HCP Medical Group or Bay Shore Investment LLC exceeds their respective pro rata shares.

INFORMATION ABOUT DAVITA

General

DaVita Inc., which we refer to as DaVita, is a leading provider of kidney dialysis services in the United States for patients suffering from chronic kidney failure, also known as end stage renal disease, or ESRD. As of June 30, 2012, DaVita provided dialysis and other related services through a network of 1,884 outpatient dialysis centers located in the United States throughout 43 states and the District of Columbia, serving a total of approximately 149,000 patients. In addition, as of June 30, 2012, DaVita provided outpatient dialysis and administrative services to a total of 19 outpatient dialysis centers located in four countries outside of the United States. DaVita’s centers offer outpatient hemodialysis treatments and other ESRD-related services, such as the administration of physician-prescribed pharmaceuticals, including erythropoietin, or EPO, vitamin D analogs, and iron supplements. DaVita also provides services for home dialysis patients, vascular access, disease management services, and laboratory services related to ESRD. As of June 30, 2012, DaVita also provides acute inpatient dialysis services in approximately 960 hospitals and related laboratory services throughout the United States. DaVita is a Delaware corporation, incorporated in the State of Delaware in 1994.

DaVita’s U.S. dialysis and related lab services business accounts for approximately 92% of DaVita’s consolidated net operating revenues for the twelve months ended June 30, 2012. Other ancillary services and strategic initiatives accounted for approximately 8% of DaVita’s consolidated net operating revenues for the same period and relate primarily to DaVita’s core business of providing kidney dialysis services. For the twelve months ended June 30, 2012, DaVita generated consolidated net operating revenues of $7.365 billion, Adjusted EBITDA of $1.585 billion, and net income attributable to DaVita of $519 million.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to DaVita is incorporated by reference or set forth in DaVita’s annual report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference. HCP Members wishing to obtain a copy of such document may contact DaVita at its address or telephone number indicated under “Additional Information—Where You Can Find More Information” beginning on page 236.

INFORMATION ABOUT HCP

HCP’s Business

HCP is a patient- and physician-focused, integrated health care delivery and management company with nearly three decades of providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, as of June 30, 2012, HCP had approximately 669,400 current members under its care in southern California, central and south Florida and southern Nevada. Of these, approximately 190,700 individuals were patients enrolled in Medicare Advantage. The remaining approximately 478,700 individuals were managed care members whose health coverage is provided through their employer or who have individually acquired health coverage directly from a health plan or as a result of their eligibility for Medicaid benefits. In addition, during 2011, HCP provided care to over 412,000 fee-for-service patients.

The patients of HCP’s affiliated physicians, physician groups and IPAs benefit from an integrated approach to medical care that places the physician at the center of patient care. As of June 30, 2012, HCP delivered services to its members via a network of over 1,800 affiliated group and other network primary care physicians, 139 network hospitals, and several thousand affiliated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive data analysis engine, sophisticated risk management techniques and clinical protocols to provide high-quality, cost effective care to HCP’s members.

Approximately 94% of HCP’s revenues are derived from multi-year capitation contracts with health plans. Under these contracts, HCP’s health plan customers delegate full responsibility for member care to physicians and health care facilities that are part of HCP’s network. In return, HCP receives a PMPM fee for each HCP member. As a result, HCP has financial and clinical accountability for a population of members. In California, HCP does not assume direct financial risk for institutional (hospital) services, but is responsible for managing the care dollars associated with both the professional (physician) and institutional services being provided for the PMPM fee attributable to both professional and institutional services. In those cases and as a result of its managed care-related administrative services agreements with hospitals, HCP recognizes the surplus of institutional revenues less institutional expense as HCP revenues. In addition to revenues recognized for financial reporting purposes, HCP measures its total care dollars under management which includes the PMPM fee payable to third parties for institutional (hospital) services where HCP manages the care provided to its members by hospitals and other institutional providers, which fees are not included in GAAP revenues. For the twelve months ended June 30, 2012, HCP’s total consolidated operating revenues were $2.6 billion, total care dollars under management were $3.4 billion, net income was $450 million and Adjusted EBITDA was $561 million. Total care dollars under management and Adjusted EBITDA are non-GAAP measures. For a description of how HCP calculates total care dollars under management and Adjusted EBITDA and a reconciliation to revenues and net income, respectively, see “Selected Historical Financial and Other Data—HCP.”

We believe that HCP is well positioned to profitably leverage marketplace demands for greater provider accountability, measurable quality results and cost effective medical care. We believe that HCP’s business model is likely to continue to be an attractive alternative for health plans looking for high quality, cost effective delivery systems, physicians seeking an attractive practice environment and patients interested in a highly integrated approach to managing their medical care. Additionally, we believe that the scale of HCP’s business allows it to spread capitation risk over a large population of members, invest in comprehensive analytic and health care information tools as well as clinical and quality measurement infrastructure, and recognize administrative and operating efficiencies. For these reasons, we believe that HCP offers patients, physicians and health plans a proven platform for addressing many of the most pressing challenges facing the U.S. health care system, including rising medical costs.

HCP’s Industry

U.S. healthcare spending has increased steadily over the past twenty years. These increases have been driven, in part, by the aging population of the baby boomer generation, lack of healthy lifestyle both in terms of exercise and diet, rapidly increasing costs in medical technology and pharmaceutical research, and provider reimbursement structures that may promote volume over quality in a fee-for-service environment. These factors, as well as the steady growth of the U.S. population, have made the healthcare industry a growing market. In 2009, CMS reported that health care accounted for 17.3% of the U.S. economy. According to CMS, the increase in health spending, from $2.3 trillion in 2008 to $2.5 trillion in 2009, was the largest one-year jump since 1960. Comprising an estimated 14% of the federal budget and more than one-fifth of total national health expenditures in 2010, Medicare is frequently the focus of discussions on how to moderate the growth of both federal spending and health care spending in the U.S.

Growth in Medicare spending is expected to continue due to demographics. According to the U.S. Census Bureau, from 1970 through 2011, the overall U.S. population is expected to have grown 52% while the number of Medicare enrollees will have grown approximately 130% over that time period. As an increasing number of the baby boomers become eligible for Medicare, the senior market is expected to grow to 79 million by 2030, more than double the number in 2000. UnitedHealth estimates that over the next decade 10,000 people per day will become newly eligible for Medicare. This translates into a Medicare population that makes up more than 20% of the total U.S. population by the year 2025, compared to less than 15% currently.

Medicare Advantage is an alternative to the traditional fee-for-service Medicare program, which permits Medicare beneficiaries to receive benefits from a managed care health plan. Medicare Advantage plans contract with CMS to provide benefits at least comparable to those offered under the traditional fee-for-service Medicare program in exchange for a fixed monthly premium payment per member from CMS. The monthly premium varies based on the county in which the member resides, as adjusted to reflect the plan members’ demographics and the members’ risk scores. Individuals who elect to participate in the Medicare Advantage program typically receive greater benefits than traditional fee-for-service Medicare Part B beneficiaries, including additional preventive services, vision, dental and prescription drug benefits, and typically have lower deductibles and co-payments than traditional fee-for-service Medicare.

Managed care health plans were developed, primarily during the 1980s, in an attempt to mitigate the rising cost of providing healthcare benefits to populations covered by traditional health insurance. These managed care health plans enroll members through their employers, under federal Medicare benefits or through state Medicaid programs. As a result of the prevalence of these health plans, many seniors now becoming eligible for Medicare have been interacting with managed care companies through their employers for the last 30 years. Individuals turning 65 now are likely to be far more familiar with the managed care setting than previous Medicare populations. According to the Kaiser Family Foundation, in 2012, Medicare Advantage represents only 27% of total Medicare members, creating a significant opportunity for additional Medicare Advantage penetration of newly eligible seniors.

In an effort to reduce the number of uninsured and to begin to control healthcare expenditures, President Obama signed the Health Reform Acts into law in March 2010, which were affirmed, in substantial part, by the U.S. Supreme Court in June 2012. The Health Reform Acts provide for a reduction of up to 32 million uninsured by 2019, while potentially increasing Medicaid coverage by up to 16 million and net commercial coverage by 16 million. CMS projects that the total number of uninsured Americans will fall to 24 million in 2019 from 52 million in 2011. These previously uninsured Americans and potentially newly eligible Medicaid beneficiaries represent a significant new market opportunity for health plans. We believe that health plans looking to cover these newly eligible individuals under fixed premium arrangements will seek provider arrangements that can effectively manage the cost and quality of the care being provided to these newly eligible individuals.

In 2006, Medicare began to pay Medicare Advantage health plans under a bidding process. Plans bid against county-level benchmarks established by Medicare based on the prior year’s Medicare Advantage county payment rate and increased by the projected national growth rate in per capita Medicare spending. Those payment rates were at least as high as per capita fee-for-service Medicare spending in each county and often substantially higher because Congress set floors to raise the lowest rates to stimulate plan growth in areas where plans historically had not found it profitable to enter. If a plan’s bid is higher than the benchmark, enrollees pay the difference in the form of a monthly premium. If the bid is lower than the benchmark, the Medicare program retains 25% of the difference as savings and the plan receives 75% as a rebate, which must be returned to enrollees in the form of additional benefits or reduced premiums. Plan payments are also adjusted based on enrollees’ risk profiles. The formula for base payment is a combination of the base rate for the enrollee’s county of residence, multiplied by the enrollee’s risk score.

One of the primary ways in which the Healthcare Reform Acts will fund increased health insurance coverage is through cuts in Medicare Advantage reimbursement. County benchmarks are transitioning to a system in which each county’s benchmark in 2017 will be a certain percentage (ranging from 95% to 115%) of fee-for-service. MedPAC estimated that 2012 Medicare Advantage benchmarks, bids, and payments will average 112%, 98%, and 107% of fee-for-service spending, respectively. As a result, plans on average would have to bid 36% lower than fee-for-service or 43% lower than the Medicare Advantage benchmark for CMS to begin to save money on Medicare Advantage. As result of the transition of county benchmarks to 95% to 115% of fee-for-service, Medicare Advantage benchmarks on average are expected to be reduced to parity with fee-for-service as compared to 112% of fee-for-service today. Given that CMS will retain 25% of the difference of any plans bid below benchmark, the overall Medicare Advantage program should realize savings as compared to fee-for-service in 2017, which would result in lower payments to Medicare Advantage plans and to HCP.

Many health plans recognize both the opportunity for growth from senior members as well as the potential risks and costs associated with managing additional senior members. In California, Florida, Nevada and numerous other markets, many health plans subcontract a significant portion of the responsibility for managing patient care to integrated medical systems such as HCP. These integrated health care systems, whether medical groups or IPAs, offer a comprehensive medical delivery system and sophisticated care management know-how and infrastructure to more efficiently provide for the health care needs of the population enrolled with that health plan. While reimbursement models for these arrangements vary around the country, health plans in California, Florida and Nevada often prospectively pay the integrated health care system a fixed PMPM amount, or capitation payment, which is often based on a percentage of the amount received by the health plan. The capitation payment is for much—and sometimes virtually all—of the care needs of the applicable membership. Capitation payments to integrated health care systems, in the aggregate, represent a prospective budget from which the system manages care-related expenses on behalf of the population enrolled with that system. To the extent that these systems manage care-related expenses under the capitated levels, the system realizes an operating profit. On the other hand, if care-related expenses exceed projected levels, the system will realize an operating deficit. Since premiums paid represent a significant amount per person, there is a significant revenue opportunity for an integrated medical system like HCP that is able to effectively manage its costs under a capitated arrangement. This is particularly the case for Medicare Advantage members for which revenue to a system can be substantial given the higher expected morbidity and cost associated with a Medicare Advantage member.

Integrated medical systems, such as HCP, that have scale are positioned to spread an individual member’s cost experience across a wider population and realize the benefits of pooling medical risk among large numbers. In addition, integrated medical systems with years of managed care experience can utilize their sizeable medical claims data to identify specific medical care and quality management strategies and interventions for potential high cost cases and aggressively manage them to improve the health of its population base and, thus, lower cost. Many integrated medical systems, like HCP, have also established physician performance metrics that allow them to monitor quality and service outcomes achieved by participating physicians in order to reward efficient, high quality care delivered to members and initiate improvement efforts for physicians whose results can be enhanced.

Healthcare Reform

The U.S. healthcare system, including the Medicare Advantage program, is subject to a broad array of new laws and regulations as a result of the Health Reform Acts. The Health Reform Acts are considered by some to be the most dramatic change to the U.S. healthcare system in decades. The Supreme Court recently found that the individual mandate to obtain health insurance coverage under this legislation is constitutional and also found that the expanded Medicaid benefit included in the legislation is constitutional if states can opt out of the expanded Medicaid benefit without losing their funding under the current Medicaid program. This legislation made significant changes to the Medicare program and to the health insurance market overall. The Health Reform Acts reflect sweeping legislation that, once fully implemented, may have a significant impact on the U.S. health care system generally and the operations of HCP’s business. There are numerous steps required to implement the Health Reform Acts, and Congress may seek to alter or eliminate some of their provisions.

One provision of the Health Reform Acts requires CMS to establish a Medicare Shared Savings Program, or MSSP, that promotes accountability and coordination of care through the creation of Accountable Care Organizations, or ACOs, beginning no later than January 1, 2012. The program allows certain providers and suppliers (including hospitals, physicians and other designated professionals) to voluntarily form ACOs and work together along with other ACO participants to invest in infrastructure and redesign delivery processes to achieve high quality and efficient delivery of services.

In addition, beginning January 1, 2012, CMS authorized 32 organizations to participate in the “Pioneer” ACO program, which is similar to, but separate from, the ACOs created under the MSSP regulations. HCP has been designated as a Pioneer ACO in each of its three geographic regions—Florida, California and Nevada. The Pioneer ACO designation is designed for health care organizations and providers, like HCP, that are already experienced in coordinating care for patients across care settings. It allows designated provider groups to move more rapidly from a shared savings payment model to a population-based payment model on a track consistent with, but separate from, the MSSP. The Pioneer ACO program is designed to work in coordination with private payors by aligning provider incentives. This alignment of provider incentives is intended to improve quality and medical outcomes for patients across the ACO, and achieve cost savings for Medicare, employers and patients. The Pioneer ACOs began operating January 1, 2012. As the initial participants for the MSSP, Pioneer ACOs face significant uncertainty. CMS authorized an additional 27 ACOs in April 2012 to begin services April 1, 2012 and an additional 88 ACOs in July 2012 to begin services as of July 1, 2012. See “—Government Regulations” below for a discussion of some of these issues.

Payor Environment

Government Programs

HCP derives a significant portion of its revenues from services rendered to beneficiaries of Medicare, including Medicare Advantage, Medicaid, and other governmental healthcare programs.

Medicare. The Medicare program was established in 1965 and became effective in 1967 as a federally funded U.S. health insurance program for persons aged 65 and older, and it was later expanded to include individuals with ESRD and certain disabled persons, regardless of income or age. Since its formation, Medicare has grown to a $549 billion program in 2011, covering approximately 49 million Americans and, based on the growing number of eligible beneficiaries and increases in the cost of health care, CMS projects that Medicare program funding will grow to $1.1 trillion by 2022.

Initially, Medicare was offered only on a fee-for-service basis. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any hospital, health care provider or facility certified by Medicare. CMS reimburses providers, based on a fee schedule, if Medicare covers the service and CMS considers it “medically necessary.”

Fee-for-service Medicare is paid according to a physician fee schedule, or PFS, set each year by CMS in accordance with formulas mandated by Congress. CMS is required to limit the growth in spending under the PFS by a predetermined sustained growth rate, or SGR. If implemented as mandated, the SGR would result in significant payment reductions under the PFS. For 2013 it would be approximately 27%. Every year since 2003 Congress has delayed application of the SGR but we cannot predict whether they will continue to do so. There is pressure for Congress to implement a permanent solution to the SGR reductions. We cannot predict whether the SGR will be repealed or if another formula would be substituted and what form that might take. Repeal of the SGR could be offset by further reductions in Medicare payments.

Medicare Advantage. Medicare Advantage is a Medicare health plan program developed and administered by the CMS as an alternative to the original fee-for-service Medicare program. Under the Medicare Advantage program, Medicare beneficiaries may choose to receive benefits under a managed care health plan that provides benefits at least comparable to those offered under the original Medicare fee-for-service payment system in exchange for which the health plan receives a monthly per patient premium payment from CMS. The Medicare Advantage monthly premium varies based on the county in which the member resides, and is adjusted to reflect the demographics and estimated risk profile of the members that enroll. Once a person is authorized by CMS to participate in Medicare Advantage, health plans compete for enrollment based on benefit design differences such as co-payments or deductibles, availability of preventive care, attractiveness of and access to a network of hospitals, physicians and ancillary providers and premium contribution or, most often in Medicare Advantage plans, the absence of any monthly premium. As described above under “Industry”, in certain parts of the country, many health plans that provide Medicare Advantage benefits subcontract with integrated medical systems such as HCP to transfer the responsibility for managing patient care.

One of CMS’s primary directives in establishing the Medicare Advantage program was to make it more attractive for health plans to enroll members with higher intensity illnesses. To accomplish this and in addition to base rate increases, CMS adopted a risk adjustment payment system for Medicare health plans in which the participating health plans’ premiums are adjusted based on the actual illness burden of the members that enroll. The model bases a portion of the total CMS reimbursement payments on various clinical and demographic factors, including hospital inpatient diagnoses, additional diagnosis data from ambulatory treatment settings, hospital outpatient department and physician visits, gender, age and Medicaid eligibility. CMS requires that all managed care companies capture, collect and submit the necessary diagnosis code information to CMS twice a year for reconciliation with CMS’s internal database. Medical providers, such as HCP, provide this diagnosis code information to health plan customers for submission to CMS. Under this system, the risk-adjusted portion of the total CMS payment to the Medicare Advantage plans will equal the local rate set forth in the traditional demographic rate book, adjusted to reflect the plan members’ gender, age and morbidity. See “—Government Regulations” below.

Most Medicare beneficiaries have the option to enroll in private health insurance plans that contract with Medicare under the Medicare Advantage program. The share of Medicare beneficiaries in such plans has risen rapidly in recent years; it reached approximately 25% in 2011 from approximately 13% in 2004. Plan costs for the standard benefit package can be significantly lower or higher than the corresponding cost for beneficiaries in the traditional Medicare fee-for-service payment program, but prior to the Health Reform Acts, private plans were generally paid a higher average amount, and they used the additional payments to reduce enrollee cost-sharing requirements, provide extra benefits, and/or reduce Medicare premiums. These enhancements were valuable to enrollees but also resulted in higher Medicare costs overall and higher premiums for all Medicare Part B beneficiaries and not just those enrolled in Medicare Advantage plans. The Health Reform Acts require that future payments to plans be based on “benchmarks” in a range of 95% to 115% of local fee-for-service Medicare costs, with bonus amounts payable to plans meeting high quality-of-care standards. In addition, beginning in 2014, health plans offering Medicare Advantage will be required to spend at least 85% of their premium dollars on medical care, the so-called medical loss ratio, or MLR. Since HCP is not a health plan it is not subject to the 85% MLR floor. However, payments health plans make to HCP will apply in full towards the health plans’ 85% MLR requirement. If HCP’s administrative costs combined with a plan’s other administrative costs aggregate to more than 15% of the total premium dollars the plan receives, the plan will either be required to reduce its administrative costs or increase the amount expended for MLR.

Medicaid. Medicaid is a federal entitlement program administered by the states that provides health care and long-term care services and support to low-income Americans. Medicaid is funded jointly by the states and the federal government. The federal government guarantees matching funds to states for qualifying Medicaid expenditures based on each state’s federal medical assistance percentage, which is calculated annually and varies inversely with average personal income in the state. Subject to federal rules, each state establishes its own eligibility standards, benefit packages, payment rates and program administration within broad federal statutory and regulatory guidelines. Every state Medicaid program must balance a number of potentially competing demands, including the need for quality care, adequate provider access, and cost-effectiveness. In an effort to improve quality and provide more uniform and cost-effective care, many states have implemented Medicaid managed care programs to improve access to coordinated health care services, including preventative care, and to control health care costs. Under Medicaid managed care programs, a health plan receives capitation payments from the state. The health plan, in turn, arranges for the provision of health care services by contracting with a network of medical providers, such as HCP. HCP has capitation contracts to manage approximately 25,000 Medicaid managed care members in its southern California market.

Commercial Payors

According to the Robert Wood Johnson Foundation, in 2009, approximately 61% of non-elderly U.S. citizens received their health care benefits through their employer, which contracted with health plans to administer these health care benefits. Patients enrolled in health plans offered through an employment setting are generally referred to as commercial members. Nationally, commercial health plan enrollment was approximately 162 million as of 2010. Under the Health Reform Acts, beginning in 2014, many uninsured individuals and many individuals who receive their health insurance benefits through small employers may purchase their health care benefits through insurance exchanges in which health plans compete directly for individual or small group members enrollment. HCP derives a significant amount of its revenues from commercial payors; however, these payors represent a disproportionately small share of HCP’s operating profits.

Whether in the Medicare Advantage, commercial or Medicaid market, managed care health plans seek to provide a coordinated and efficient approach to managing the health care needs of their enrolled populations. By negotiating with providers, such as pharmacies, hospitals and physicians, and indirectly trying to influence physicians’ behavior through various incentive and penalty schemes, managed care companies attempt to enhance their profitability by limiting their medical costs. These health plans have shown success in mitigating certain components of medical cost, but we believe they are limited by their indirect relationship with physicians, who in the aggregate direct most of their patients’ health care costs. We believe that physician-led and professionally-managed integrated medical systems such as HCP’s have a greater opportunity to influence cost and improve quality due to the close coordination of care at the most effective point of contact with the patient—the primary care physician.

Capitation

There are a number of different models under which an integrated medical system receives payment for managing and providing health care services to its members.

Capitation Structure. Under traditional fee-for-service reimbursement, physicians are paid a specified fee for services they provide during a patient visit. Under this structure, physician compensation is solely related to the volume of patient visits and procedures performed, thus offering limited financial incentive to focus on cost containment and preventative care.

Under capitation, payors pay a fixed amount per enrolled member, thereby subcontracting a significant portion of the responsibility for managing patient care to physicians. Global capitation represents a prospective budget from which the provider system then manages care-related expenses including payments to affiliated providers outside the group, such as hospitals and specialists. Compared to traditional fee-for-service models, We believe that capitation arrangements better align provider incentives with both quality and efficiency of care for a population of patients. We believe that this approach improves the quality of the experience for patients and the potential profitability for efficient care providers.

Since premiums paid represent a significant amount per person, the revenue and, when costs are effectively managed, profit opportunity available to an integrated medical system under a capitated arrangement can be significant. This is particularly the case for patients with multiple diseases and senior members. We believe that the advantages, savings and efficiencies made possible by the capitated model are most pronounced when the care demands of the population are the most severe and require the most coordination, such as for the senior population or patients with chronic, complex and follow-on diseases. While organized coordination of care is central to the capitated model, it is also well suited to the implementation of preventative care and disease management over the long-term since physicians have a financial incentive to improve the overall health of their population.

The inherent risk in assumption of global care risk can lead to losses if a number of individual patients’ medical costs exceed the expected amount. This risk is especially significant to individual practitioners or smaller physician groups who lack the scale required to spread the risk over a broad population. HCP has the scale, comprehensive medical delivery resources, significant infrastructure to support practicing physicians, and demonstrated care management know-how to spread the risk of losses over a large patient population.

Global Model. In Florida and Nevada, HCP contracts directly with health plans under global capitation arrangements that include hospital services because state law permits HCP to assume financial responsibility for both professional and institutional services. Because of the capitation to HCP, and HCP’s assumption of nearly the entire professional and institutional risk, HCP’s health plan customers function primarily to support it in processing claims and undertaking marketing and sales efforts to enroll members.

Risk-Share Model. In California, HCP utilizes a capitation model in several different forms. While there are variations specific to each arrangement, HCP generally contracts with health plans to receive a PMPM fee for professional (physician) services and assumes the financial responsibility for professional services only. In some cases, the health plans separately enter into capitation contracts with third parties (typically hospitals) who receive directly a portion of the PMPM fee and assume contractual financial responsibility for institutional (hospital) services. In other cases, the health plan does not pay any portion of the PMPM fee to the hospital, but rather simply administers claims for hospital expenses itself. In both cases, HCP is responsible for managing the care dollars associated with both the professional and institutional services provided for the PMPM fee, but in the case of institutional services and as a result of its managed care-related administrative services agreements with hospitals, HCP recognizes the surplus of institutional revenues less institutional expense as HCP revenues.

HCP’s Competitive Strengths

We believe that HCP distinguishes itself through its ability to demonstrably improve medical outcomes and patient satisfaction while effectively managing costs. HCP achieves this result through the following key strengths:

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Clinically based utilization management models. HCP’s clinical leadership and affiliated group and network physicians devote significant efforts to ensuring that HCP’s members receive the most appropriate care in the most appropriate setting. HCP believes this results in significant differences compared to a typical unmanaged patient population. For example, during fiscal 2010, HCP’s inpatient acute bed days in California were 864 days per 1,000 members for its Medicare Advantage members, as compared to an average of 1,706 days per 1,000 patients for Medicare’s fee-for-service program during the same period. Similarly, HCP’s 30 day “all cause” hospital re-admission rate in California during fiscal 2010 was 14%, which HCP believes was lower than the Medicare fee-for-service benchmark. HCP has achieved similarly favorable outcomes in Nevada and Florida when compared to benchmarks.

•

Service commitment. HCP is committed to maximizing its patients’ satisfaction levels with HCP and their physicians. HCP regularly conducts comprehensive satisfaction surveys of its members and actively monitors survey results at the individual physician level. In its most recent survey conducted during the second quarter of 2012, 91.6% of patients surveyed gave their HCP physician top satisfaction scores. We believe that HCP’s high rates of patient satisfaction lead to greater member retention. Because of the number of HCP commercial health plan customers, if an employer changes health plans, members can often move to another plan and still retain their participation with HCP. HCP believes the longevity of the patient-physician relationship provides it with additional leverage with the health plans and helps to ensure the stability of the relationship between the health plans and HCP.

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Long standing relationships with health plans. We believe that HCP’s scale, combined with its strong reputation and high quality patient care, makes it an attractive partner for health plans compared to smaller provider groups that may have a higher risk of default and may not have the same resources to devote to integrated care techniques. We believe that HCP is a leader in managing global capitation arrangements by assuming both professional (physician) and institutional (hospital) risk and has the critical mass necessary to diversify these risks across a large membership base. HCP’s scale and resources enable it to invest in continuous innovation to improve the clinical outcomes of its members. We believe that health plans in the regions in which it operates appreciate HCP’s ability to manage global risk because these arrangements eliminate the volatility of medical costs, the largest cost component for health plans. HCP, or its predecessor companies, have longstanding relationships with its health plan customers, with these relationships having an average tenure of approximately 20 years. For example, HCP has had a relationship spanning approximately 28 years with UnitedHealthcare, one of HCP’s largest customers. HCP also provides care to a significant portion of Humana’s Medicare Advantage membership in the central Florida region. HCP is not aware of any health plan customer that has not renewed its contract with HCP.

•

Proprietary database of long-tenured patient data. HCP has nearly three decades of experience in managing complex disease cases for its population of patients. As a result, HCP has developed a rich dataset of patient care experiences and outcomes which permits HCP to proactively monitor and intervene in improving the care of its members. HCP uses this proprietary database to:

•	identify patients with high-cost or high-utilization disease categories;

•	provide direct feedback to their physicians and other care-givers with point of care reminders and other notifications of patient’s needs;

•	reduce variation in practice patterns, provide immediate feedback to physicians and improve the overall quality of care;

•	benchmark HCP’s performance across its organization and against published metrics to establish a best practices approach to health care; and

•	accurately model historical utilization and cost patterns and, from that, seek to project future patterns, allowing HCP to better assess risk and negotiate health plan contracts.

•

Experienced management team. HCP’s senior management team possesses substantial experience within the healthcare industry, with average experience of nearly 35 years. The management team has overseen significant growth in its business and demonstrated the ability to produce strong financial performance. HCP’s senior management team is expected to continue with HCP after the Merger.

•

Strong financial performance. Consistent revenue and EBITDA growth over the prior 14 years, coupled with negative working capital and low maintenance capital expenditures over this period of less than one percent of revenue, have enabled HCP to achieve attractive historical cash flows. In the twelve months ended June 30, 2012, HCP generated cash flows from operating activities of $512 million. HCP’s ability to generate strong and consistent cash flow from operations has enabled it to invest in its operations and pursue attractive growth opportunities.

•

Scalable and portable business model. We believe that HCP’s strong clinical outcomes, reputation with health plans and health care providers and its ability to successfully manage complex regulatory, reimbursement, clinical and operating environments associated with practicing medicine are key reasons that medical groups and IPAs are interested in joining HCP’s network. HCP has the capacity to extend its network and systems to encompass additional medical groups and IPAs with only limited incremental capital expenditures.

HCP’s Strategy

HCP intends to continue to increase its membership, and generate incremental revenue and earnings opportunities in existing and new markets. HCP expects to accomplish this through pursuing the following activities:

Continue to Provide High Quality Care to Patients While Minimizing Costs. HCP intends to continue to improve quality care and strong medical outcomes for its patients while managing health care costs and minimizing the level of unnecessary care by investing in the following programs and initiatives:

•

Integrated care teams. HCP has re-engineered the patient care process to enhance the patient care experience through the use of integrated care teams. These include care teams of physicians, nurses and medical assistants who have direct contact with and deep personal knowledge of a panel of assigned patients. Patients have direct phone and/or email access to these teams for appointments and information flow. Teams are supported by a multi-disciplined support center, 24 hours a day, seven days per week, that handles customer service issues, claims and benefit questions as well as medical questions and the triaging of medical conditions to the appropriate resource after office hours.

•

Disease management programs. HCP proactively manages its patients with specific disease conditions, including chronic obstructive pulmonary disease, chronic kidney disease, ESRD and diabetes, among others, through a combination of direct clinical intervention and treatment, and patient education. These programs are designed to reduce the escalation of the severity of the medical conditions, thereby reducing hospital admissions and medical claims costs, as well as improving the overall quality of life for patients with these conditions.

•

Hospitalists. HCP utilizes hospitalists in all of its markets to more efficiently use HCP’s primary care physicians and to provide more individualized and focused attention for hospitalized patients. These specifically trained physicians monitor and manage on a 24 hours a day, seven days per week basis all aspects of care during a patient’s hospital stay, in many cases on-site at the hospital. We believe this results in more efficient, and generally shorter hospital stays, as well as reduced levels of readmissions.

•

Comprehensive care centers. HCP offers comprehensive care centers that are typically located within existing medical clinics and practice locations. These comprehensive care centers provide customized interventions for high-risk patients with multiple chronic diseases. These comprehensive services are designed to prevent these chronic disease conditions from becoming more severe.

•

Home care program. The most ill, highest risk patient population typically accounts for a disproportionate level of hospitalizations and emergency room visits. HCP’s home care program brings personalized care to its most frail and ill patients in their home. This program is designed to reduce inpatient acute admissions and emergency room visits for the patients under HCP’s care.

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Same or next day access. Most physicians who depend on fee-for-service reimbursement have fully booked schedules so that when a patient calls with symptoms that are troublesome, but not life-threatening, the patient may be told to go to the emergency room, an extremely high cost and inefficient setting for delivery of care. To mitigate this problem, HCP keeps open a significant block of its physicians’ schedules for same or next day access. This allows patients with non life-threatening problems to be seen in a physician’s office on the same or next day after they call. We believe this program not only improves the quality of care, but also enhances patient satisfaction and retention.

•

Urgent care centers. HCP owns and operates freestanding urgent care centers to provide access for patients who require immediate care. These centers create a more appropriate clinical alternative to emergency room visits, which are typically expensive and may lead to unnecessary inpatient admissions.

Organically Grow by Adding Physicians, Physician Groups and IPAs in Existing and Adjacent Markets. Consistent with HCP’s historical growth model, HCP plans to continue to organically grow its network in and adjacent to its existing markets by adding physicians, physician groups and IPAs, particularly those with strong senior enrollment and an acceptance of integrated care management and evidence-based medicine techniques. We believe that HCP’s strong relationships with many leading health plans, extensive provider networks, and reputation for providing quality care, make it an attractive partner for a wide range of physician groups and IPAs. We believe that there are many of these physician groups and IPAs in its existing and adjacent markets that have experience in managed care. As such, HCP believes that the growth opportunity from organically adding physician groups and IPAs is significant in its primary and adjacent markets.

Opportunistically Expand into New Markets. HCP intends to continue to expand its business model into new markets in a disciplined and opportunistic manner. HCP has acquired or has become affiliated with a number of medical groups, IPAs and physician practices in the past and is currently reviewing a number of acquisitions and affiliation candidates of various sizes both within and outside its existing geographic markets.

Pursue New Product Offerings. HCP also intends to pursue new product offerings. In HCP’s existing markets, HCP intends to contract with health plans that undertake to manage the care of members who are dually eligible for both Medicare and Medicaid benefits, and who are currently receiving care through a traditional fee-for-service model. Health plans receive a higher premium from CMS for dual-eligible patients under a Medicare Advantage program, as these patients typically have higher medical costs. For example, these patients experience 80% higher medical costs than the average Medicare patient and have a 47% higher rate of diabetes; over half of these patients are under treatment for five or more chronic conditions. As a result of CMS authorized demonstration projects, several states are exploring enrolling these dual-eligible patients in managed care plans, and California announced an intention to launch a demonstration project in 2013. Given the high level of chronic disease states among this population and the higher associated costs, HCP believes there is a sizeable new revenue opportunity to apply its integrated care management model to serving dual-eligible patients. In addition, HCP has been selected by CMS Innovation Center to be among the 32 “Pioneer Accountable Care Organizations,” in each of HCP’s three markets. HCP is the only such Pioneer ACO in more than one state. Pioneer ACOs contract with CMS on a direct basis, not through health plans, to manage the care of Medicare fee-for-service patients attributable to these organizations. The Pioneer ACO program presents an opportunity for HCP to bring the benefit of its integrated care programs to a fee-for-service patient population. Because Medicare fee-for-service is not part of HCP’s health plan customers business, this new product offering will not compete with HCP’s customers.

Provider Network

HCP provides complete medical care through a network of participating physicians and other health care professionals. Through its group model, HCP employs, directly and through its affiliated physician groups, approximately 374 affiliated group full-time primary care physicians who practice in clinics that are operated by HCP. Through its IPA model, HCP contracts with approximately 1,454 additional network primary care physicians who provide care for HCP’s members in an independent office setting. These physicians are complemented by a network of several thousand specialists and ancillary providers and 139 network hospitals that provide specialty or institutional care to the patients of HCP’s affiliated physicians, physician groups and IPAs.

In order to comply with local regulations prohibiting the corporate practice of medicine, many of HCP’s group physicians are employed by affiliated medical groups with which HCP has entered into long-term management agreements, while, in other regions, the physicians are employed directly by HCP. The largest of these HCP managed medical groups is HCPAMG, which employs, directly or indirectly, 590 full-time primary care physicians, specialists and hospitalists. See “—Government Regulations—Corporate Practice of Medicine and Fee Splitting” below.

HCP does not own hospitals, although hospitals are an essential part of its provider network. In most cases, however, HCP contracts or otherwise aligns with hospitals to manage the utilization, readmission and cost of hospital services.

Most HCP patients receive specialty care through HCP’s network based on referrals made by their primary care physician. These specialists may be reimbursed based on capitation, case rates or on a discounted fee-for-service rate.

A typical fee-for-service primary care physician might treat approximately 30 patients per day. In contrast, HCP group physicians typically see 18 to 20 patients per day, which we believe is a more appropriate benchmark to ensure there is sufficient time to understand all of the patients’ clinical needs. HCP care teams, including nurses, engage in outreach to patients in order help monitor the fragile and high risk patients, and help improve adherence to physicians’ care plans. During these visits, HCP’s physicians, nurses and educators use the time to educate patients and manage their health care needs. The goal of this preventative care delivery model is to keep patients healthy. Education improves self-management and compliance which allows the patient to recognize early signs of their disease and seek appropriate care. We believe this translates into earlier intervention, which in turn leads to fewer emergency room visits, fewer hospital admissions and fewer hospital bed days (the most expensive location for health care).

This clinical model seeks to provide early diagnosis of disease or deterioration in a chronic and complex condition and provide preventive care to maintain optimal health and avert unnecessary hospitalization. Clinic-based case managers and hospitalists coordinate with the primary care physicians to ensure that patients are receiving proper care whether they are in the clinic, in the hospital or are not regularly accessing health care. Physicians and case managers encourage patients to regularly visit the clinics in order to enhance their day-to-day health and diagnose any illness or deterioration in condition as early as possible.

Information Technology and Clinical Data Management

HCP’s information technology system, including HCP’s electronic health record and data warehouse, is designed to support the HCP delivery model with data-driven opportunities to improve the quality and cost effectiveness of the care received by its members. Using informatics technology, HCP has created disease registries that track large numbers of patients with defined medical conditions. HCP applies the data from these registries to manage the care for patients with similar medical conditions which we believe leads to a better medical outcome. We believe its approach to using this data is effective because the information is communicated by the patient’s physician rather than the health plan or disease management companies.

HCP employs a wide variety of other information applications in order to service IPA and network providers using web connectivity. The “HCP Connect!” on-line portal provides web-based eligibility, referrals, electronic claims submission and explanation of benefits, and other communication vehicles for individual physician offices. The success of this suite of applications has enhanced HCP’s ability to manage its IPA networks, and has resulted in significant back-office efficiencies for HCP and its affiliated physician groups. HCP has further expanded its ability to share key utilization and clinical data with its internal and contracted physicians and specialists through the Physician Information Portal and the Clinical Viewer. Through these secure web portals, a physician is able to obtain web-based, point of care information regarding a patient, including diagnosis history, provide quality indicators, historical risk-adjustment coding information, pharmacy medication history, and other key information. In addition to its web-portals geared towards physicians, HCP has recently introduced a patient on-line portal to enable HCP’s patients to securely view their own clinical information, schedule physician appointments and interact electronically with their physicians. HCP believes these tools help to lead to high quality clinical outcomes, create internal efficiencies, and enhance the satisfaction of its affiliated physicians and patients.

In addition, HCP uses its data to carefully track high utilizing patients through an automated data warehouse and mining system. HCP filters the data warehouse to identify and reach out to patients with high-utilization patterns who are inefficiently using resources such as visiting an emergency room when either a same-day appointment or urgent care center would be more appropriate and satisfactory for the member. High utilizing patients are identified and tracked as part of HCP’s electronic health record by their physician and HCP’s care management staff. Specific care plans are attached to each of these patients and tracked carefully for full compliance. The objective is to proactively manage their care at times when these patients are either not compliant with the care plan or when changing circumstances require care managers to develop new and more suitable care plans. By using these resources, HCP has achieved improvements in quality of care, satisfaction and cost.

Government Regulations

In addition to the laws and regulations to which DaVita is subject, HCP’s internal operations and contractual relationships with healthcare providers such as hospitals, other healthcare facilities, and healthcare professionals are subject to extensive and increasing regulation by numerous federal, state, and local government entities. These laws and regulations often are interpreted broadly and enforced aggressively by multiple government agencies, including the Office of Inspector General, or OIG, the U.S. Department of Justice, and various state authorities. Many of these laws and regulations are the same as those that impact DaVita. For example:

•	HCP’s financial relationships with healthcare providers including physicians and hospitals could subject HCP to sanctions and penalties under the federal anti-kickback statute;

•	The referral of Medicare patients by HCP-affiliated physicians for the provision of designated health services, or DHS, may subject the parties to sanctions and penalties under the federal Stark Law;

•	HCP’s financial relationships and those of its affiliated physicians may subject the parties to penalties and sanction under state fraud and abuse law;

•

HCP’s submission of claims to governmental payors such as the Medicare and Medicaid programs and submission of data to Medicare Advantage plans for services provided by its affiliated physicians and clinical personnel may subject HCP to sanctions and penalties under the federal False Claims Act, or FCA; and

•

HCP’s handling of electronic protected health information may subject HCP to sanctions and penalties under HIPAA, and state medical privacy laws which often include penalties and restrictions that are more severe than those which arise under HIPAA.

A finding that claims for services were not covered or not payable, or the imposition of sanctions associated with a violation of any of these healthcare laws and regulations, could result in criminal or civil penalties and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs and could have a material adverse effect on HCP’s business, financial condition and results of operations. HCP cannot guarantee that its arrangements or business practices will not be subject to government scrutiny or be found to violate certain healthcare laws. Government audits, investigations and prosecutions, even if HCP is ultimately found to be without fault, can be costly and disruptive to HCP’s business. Moreover, changes in healthcare legislation or government regulation may restrict HCP’s existing operations, limit the expansion of HCP’s business or impose additional compliance requirements and costs, any of which could have a material adverse effect on HCP’s business, financial condition and results of operations.

The following includes brief descriptions of some, but not all, of the laws and regulations that, in addition to those described in relation to DaVita, affect HCP’s business.

Licensing, Certification, Accreditation and Related Laws and Guidelines.

HCP clinical personnel are subject to numerous federal, state and local licensing laws and regulations, relating to, among other things, professional credentialing and professional ethics. Since HCP clinical personnel perform services in medical office settings, hospitals and other types of healthcare facilities, HCP may indirectly be subject to laws applicable to those entities as well as ethical guidelines and operating standards of professional trade associations and private accreditation commissions, such as the American Medical Association and the Joint Commission. There are penalties for non-compliance with these laws and standards, including loss of professional license, civil or criminal fines and penalties, loss of hospital admitting privileges, federal health care program disenrollment, loss of billing privileges, and exclusion from participation in various governmental and other third-party healthcare programs.

Professional Licensing Requirements.

HCP’s clinical personnel including physicians must satisfy and maintain their professional licensing in the states where they practice medicine. Activities that qualify as professional misconduct under state law may subject them to sanctions, including the loss of their licenses and could, possibly, subject HCP to sanctions as well. Some state boards of medicine impose reciprocal discipline, that is, if a physician is disciplined for having committed professional misconduct in one state where he or she is licensed, another state where he or she is also licensed may impose the same discipline even though the conduct occurred in another state. Therefore, if an HCP-affiliated physician is licensed in multiple states, sanctions or loss of licensure in one state may result in sanction or the loss of licensure in another state. Professional licensing sanctions may also result in exclusion from participation in governmental healthcare programs, such as Medicare and Medicaid, as well as other third-party programs.

Corporate Practice of Medicine and Fee Splitting.

Two states in which HCP operates, California and Nevada, which represented 76% of HCP’s revenues for 2011, have laws that prohibit business entities, such as HCP and its subsidiaries, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians, known collectively as the corporate practice of medicine. These states also prohibit entities from engaging in certain arrangements, such as fee-splitting, with physicians. In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. In California, a violation of the corporate practice of medicine prohibition constitutes the unlawful practice of medicine, which is a public offense punishable by fines and other criminal penalties. In addition, any physician who participates in a scheme that violates California’s corporate practice of medicine prohibition may be punished for aiding and abetting a lay entity in the unlawful practice of medicine. In Nevada, violation of the corporate practice of medicine rules by a lay entity also constitutes the unlawful practice of medicine. This violation is a felony punishable by fines and other criminal penalties. Physicians in Nevada can similarly be punished for aiding and abetting in the unlicensed practice of medicine.

In California and Nevada, where the corporate practice of medicine is prohibited, HCP operates by maintaining long-term management contracts with multiple affiliated professional organizations that, in turn, employ or contract with physicians to provide those professional medical services required by the enrollees of the payors with which the professional organizations contract. Under these management arrangements, HCP performs only non-medical administrative services, does not represent that it offers medical services, and does not exercise influence or control over the practice of medicine by the physicians or the affiliated physician groups with which it contracts. For example, in California, HCP has a full-service management contract with HCPAMG. HCPAMG is owned by California-licensed physicians and professional medical corporations and contracts with physicians to provide professional medical services. In Nevada, HCP’s Nevada subsidiaries have similar management arrangements with Nevada professional corporations that employ and contract with physicians to provide professional medical services.

Some of the relevant laws, regulations, and agency interpretations in California and Nevada have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change. Regulatory authorities and other parties, including HCP’s affiliated physicians, may assert that, despite the management contracts under which HCP operates, HCP is engaged in the prohibited corporate practice of medicine or that HCP’s arrangements constitute unlawful fee-splitting. If this were to occur, HCP could be subject to civil or criminal penalties, HCP’s contracts could be found legally invalid and unenforceable (in whole or in part), or HCP could be required to restructure its contractual arrangements.

If HCP were required to restructure its management arrangements in California or Nevada due to determination that a corporate practice of medicine violation existed, such a restructuring might include revisions of the management services agreements, which might include a modification of the management fee, and/or establishing an alternative structure, such as obtaining a California Knox-Keene license (as described below) or its Nevada equivalent which would permit HCP to contract with a physician network without violating the corporate practice of medicine prohibition.

The Knox-Keene Act.

The California Department of Managed Health Care, or DMHC, licenses and regulates health care service plans, or HCSPs, such as health plans pursuant to the Knox-Keene Act. In addition to administering the Knox-Keene Act’s various patient’s rights protections for HCSP-enrolled individuals, the DMHC is responsible for ensuring the financial sustainability over time of HCSPs and other regulated entities. As such, the DMHC is charged with continually monitoring the financial health of regulated entities. The DMHC’s Division of Financial Oversight conducts examinations of the fiscal and administrative affairs of licensed HCSPs to protect consumers and providers from potential insolvencies. Financial examination reviews include examinations of cash flow, premium receivables, intercompany transactions and medical liabilities. The examination also ensures that there is adequate tangible net equity, or TNE, as determined according to calculations included in the Knox-Keene Act . The TNE regulations for organizations holding a Knox-Keene license vary depending on circumstances, but generally require any licensee to have on hand in cash or cash equivalents 130% of the greater of (1) One Million Dollars ($1,000,000); (2) the sum of 2% of the first One Million Five Hundred Thousand Dollars ($1,500,000) of annualized premium revenues plus 1% of annualized premium revenues in excess of One Million Five Hundred Thousand Dollars ($1,500,000); or (3) the sum of 8% of the first One Million Five Hundred Thousand Dollars ($1,500,000) of annualized health care expenditures (except those paid on a capitated basis or managed hospital payment basis); plus 4% of the annualized health care expenditures, except those paid on a capitated basis or managed hospital payment basis, which are in excess of One Million Five Hundred Thousand Dollars ($1,500,000); plus 4% of annualized hospital expenditures paid on a managed hospital payment basis.

The DMHC interprets the Knox-Keene Act to apply to both HCSPs and downstream contracting entities, including provider groups, that enter into “global risk contracts” with licensed HCSPs. A “global risk contract” is a health care services contract in which a downstream contracting entity agrees to provide both professional (e.g., medical group) services and institutional (e.g., hospital) services subject to an at-risk or capitated reimbursement methodology. According to DMHC, entities that accept global risk must obtain a limited Knox-Keene license.

Under a limited Knox-Keene license, entities may enter into global risk contracts with other licensed HCSPs. Holders of limited licenses must comply with the same financial requirements as HCSPs with full licenses, including demonstrating specific levels of TNE, but are granted waivers from meeting marketing and other terms of full Knox-Keene licensure. The consequences of operating without a license include civil penalties, criminal penalties and the issuance of cease and desist orders.

HCP does not hold a limited Knox-Keene license. Instead of operating under such a license which would allow HCP to directly enter risk contracts with HCSPs for the provision of both professional and institutional services, HCP utilizes arrangements with hospital and its affiliated physician organizations. If (i) DMHC were to determine that HCP has been inappropriately taking global risk for institutional and professional services as a result of its various hospital and physician arrangements without having a limited Knox-Keene license or (ii) the California Board of Medicine were to conclude that the current HCP physician arrangements present a violation of the corporate practice of medicine, HCP may be required to obtain a limited Knox-Keene license to resolve such violations and HCP could be subject to civil and criminal penalties. Alternatively, HCP might voluntarily elect to obtain a limited Knox-Keene license for various reasons including to permit it to contract directly with HCSPs, to simplify its current contractual and financial structure and to facilitate expansion into new markets. If HCP were to obtain a limited Knox-Keene license, one of the primary impacts would be the TNE requirements described above.

Although obtaining such a limited Knox-Keene license would ameliorate risks under the Knox-Keene Act and California’s corporate practice of medicine prohibition, there are disadvantages associated with obtaining such a license. These disadvantages include: (1) regulatory oversight of operations, (2) the need to seek approval for all material business changes, (3) significant requirements to maintain certain TNE levels, and (4) other operating limitations imposed by the Knox-Keene Act and its regulations.

Competition

HCP operates in a highly competitive environment and competes with medical groups and individual physicians in its markets. HCP competes with other primary care groups or physicians contracted with the health plans for membership. The health plans contract with care providers on the basis of costs, reputation, scope, efficiency and stability. The individual members select a primary care physician at the time of membership with the health plan. Location, name recognition, quality indicators and other factors go into that decision. For example, HCP competes with both Permanente Medical Group, which is the exclusive provider for Kaiser, and Heritage Provider Network in California; however, HCP’s principal competitors for members and health plan contracts vary by market.

Customers

While HCP promotes its physicians, programs and services, HCP does not “sell” to patients. Representatives from health plans with whom HCP contracts, and field marketing personnel, make the “sales” of enrolling patients. HCP contributes to the success of these sales efforts through relevant and differentiated messaging, materials and events that highlight the value of HCP’s accomplishments, services and effective care delivery. In this way, HCP’s marketing department and the health plans and field marketers are each responsible for their core competencies.

MARKET PRICE AND DISTRIBUTIONS

HCP is a private company, and there is no public trading market for the HCP Common Units.

As a private limited liability company, HCP makes distributions to the HCP Members several times a year to fund the HCP Members’ respective pass-through tax liabilities associated with their ownership interests. The following table sets forth cash distributions made by HCP to the HCP Members during the 2012, 2011 and 2010 fiscal years.

	2012	2011	2010
Payment Month	Distribution Amount	Distribution Amount	Distribution Amount
January	$30,210,494.00	$30,096,222.00	$17,405,206.25
April	88,950,486.00	76,367,624.00	38,033,456.00
June	57,733,917.00	43,933,344.00	32,340,771.00
September	—	48,631,527.00	23,362,586.00
December	—	11,973,131.00	—

Total	$176,894,897.00	$211,001,848.00	$111,142,019.25

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

DaVita

The following selected consolidated financial data should be read in conjunction with DaVita’s financial statements for the years ended December 31, 2009, 2010 and 2011 and unaudited financial information for the six months ended June 30, 2012 and 2011, and related notes thereto incorporated by reference in this prospectus. The consolidated statement of operations data and balance sheet data presented below are derived from DaVita’s consolidated financial statements included or incorporated by reference in this prospectus. Effective January 1, 2012, DaVita adopted FASB’s ASU No 2011-07 Health Care Entities – Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts. Upon adoption of this standard, DaVita was required to change the presentation of its provision for uncollectible accounts related to patient service revenue as a deduction from patient service operating revenues. These consolidated financial results have been revised for all prior periods presented to reflect the retrospective application of adopting these new presentation and disclosures requirement for the provision for uncollectible accounts.

	Year ended December 31,					Six months ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(audited)					(unaudited)
	(dollars in millions)
Statement of operations data:
Net dialysis patient service revenues, less provision for uncollectible accounts	$4,970	$5,247	$5,601	$5,877	$6,273	$2,992	$3,465
Other revenue	154	264	343	395	519	232	332

Net operating revenues	5,124	5,511	5,944	6,272	6,792	3,224	3,797

Operating expenses and charges:
Patient care costs	3,584	3,915	4,242	4,467	4,681	2,277	2,575
General and administrative	491	508	531	579	691	315	422
Depreciation and amortization	193	216	228	234	267	126	154
Provision for uncollectible accounts	3	4	5	4	7	3	4
Valuation gain on the Product Supply Agreement(1)	(55)	—	—	—	—	—	—
Goodwill impairment charge(1)	—	—	—	—	24	24	—
Legal proceeding contingency accrual and related expenses(2)	—	—	—	—	—	—	78
Equity investment income	(1)	(1)	(2)	(9)	(9)	(4)	(5)

Total operating expenses and charges	4,215	4,642	5,004	5,275	5,661	2,742	3,228

Operating income	909	869	940	997	1,131	482	569
Debt expense(3)	(257)	(225)	(186)	(182)	(241)	(118)	(122)
Refinancing and debt redemption charges(4)	—	—	—	(74)	—	—	—
Other income(5)	22	13	4	3	3	1	2

Income from continuing operations before income taxes	674	657	758	744	893	365	449
Income tax expense	245	236	278	260	316	130	164

Income from continuing operations	429	421	480	484	577	235	285
Discontinued operations(6)	—	—	—	—	(4)	1	—

Net income	429	421	480	484	573	236	285
Less: Net income attributable to noncontrolling interests	(47)	(47)	(57)	(78)	(95)	(41)	(49)

Net income attributable to DaVita Inc.	$382	$374	$423	$406	$478	$195	$236

Selected Historical Financial and Other Data

(continued)

	Year ended December 31					Six months ended June 30
	2007	2008	2009	2010	2011	2011	2012
	(dollars in millions)
Earnings per share:(7)
Basic income from continuing operations per share attributable to DaVita Inc.	$3.60	$3.56	$4.07	$3.99	$5.09	$2.03	$2.51

Basic net income attributable to DaVita Inc.	$3.61	$3.56	$4.08	$4.00	$5.05	$2.03	$2.51

Diluted income from continuing operations per share attributable to DaVita Inc.	$3.55	$3.53	$4.05	$3.93	$4.99	$1.98	$2.46

Diluted net income attributable to DaVita Inc.	$3.55	$3.53	$4.06	$3.94	$4.96	$1.99	$2.46

Weighted average shares for earnings per share:(7)
Basic	105,893,000	105,149,000	103,604,000	101,504,000	94,658,000	95,872,000	93,970,000

Diluted	107,418,000	105,940,000	104,168,000	103,059,000	96,532,000	98,014,000	95,866,000

Amounts attributable to DaVita Inc.
Income from continuing operations	$382	$374	$423	$406	$482	$194	$236
Discontinued operations	—	—	—	—	(4)	1	—

Net income	$382	$374	$423	$406	$478	$195	$236

Balance sheet data (at end of period):
Cash and cash equivalents	$447	$411	$539	$860	$394	$730	$273
Working capital	890	965	1,256	1,699	1,128	1,478	943
Total assets	6,944	7,286	7,558	8,114	8,892	8,193	9,255
Total debt	3,707	3,695	3,632	4,309	4,505	4,286	4,498
Total shareholders’ equity(7)	1,504	1,768	2,135	1,978	2,141	1,881	2,379
Other financial data:
Adjusted EBITDA(8)	$1,102	$1,157	$1,225	$1,288	$1,534	$660	$740
Net debt(9)	3,297	3,331	3,142	3,503	4,171	3,610	4,281
Ratio of net debt to Adjusted EBITDA (leverage ratio)	2.99x	2.88x	2.56x	2.72x	2.72x	2.69x	2.70x
Ratio of Adjusted EBITDA to interest expense (interest coverage ratio)	4.29x	5.14x	6.59x	6.33x	6.78x	6.21x	6.92x
Net cash provided by operating activities	581	614	667	840	1,180	534	534
Ratio of earnings to fixed charges(6)	2.92x	3.01x	3.58x	3.44x	3.31x	2.93x	3.20x
Pro forma ratio of earnings to fixed charges(6)					2.71x		2.86x
Operating data:
Maintenance capital expenditures(10)	114	105	114	159	224	88	122
Centers	1,359	1,449	1,530	1,612	1,820	1,669	1,903
Patients	107,000	112,000	118,000	125,000	143,000	131,000	150,000
Dialysis treatments	15,296,000	16,192,000	16,985,000	17,964,000	19,599,000	9,364,000	10,766,000

(1)	Operating expenses and charges in 2011 include $24 million of a non-cash goodwill impairment charge related to our infusion therapy business and $55 million in 2007 of valuation gains on the alliance and product supply agreement with Gambro Renal Products, Inc. Operating expenses and charges in 2007 also includes $7 million of gains from insurance settlements related to Hurricane Katrina and a fire that destroyed one center.

Selected Historical Financial and Other Data

(continued)

(2)	Debt expense in 2007 includes the write-off of approximately $4 million of deferred financing costs associated with our principal prepayments on our term loans.
(3)

In 2010, we incurred $74 million of refinancing and debt redemption charges in conjunction with the extinguishment of our previously existing senior secured credit facilities and the redemption of $200 million of our previously outstanding 6 5/8% senior notes.

(4)	Other income, net, includes $6 million in 2007 of gains from the sale of investment securities.
(5)	During 2011, we divested a total of 28 outpatient dialysis centers in conjunction with a consent order issued by the Federal Trade Commission on September 30, 2011 in order for us to complete the acquisition of DSI. In addition, we also completed the sale of two additional centers that were previously pending state regulatory approval in conjunction with the acquisition of DSI on October 31, 2011. The operating results of the historical DaVita divested centers are reflected as discontinued operations in our consolidated financial statements for all periods presented. In addition, the operating results for the DSI divested centers are reflected as discontinued operation in our consolidated financial statements beginning September 1, 2011.
(6)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings for this purpose is defined as pretax income from continuing operations adjusted by adding back fixed charges expensed during the period. Fixed charges include debt expense (interest expense and the write-off and amortization of deferred financing costs), the estimated interest component of rental expense on operating leases, and capitalized interest.
(7)	Share repurchases consisted of 3,794,686 shares of DaVita Common Stock for $323 million in 2011, 8,918,760 shares of DaVita Common Stock for $618 million in 2010, 2,902,619 shares of DaVita Common Stock for $153 million in 2009, 4,788,881 shares of DaVita Common Stock for $233 million in 2008, 111,300 shares of DaVita Common Stock for $6 million in 2007 and 3,710,086 shares of DaVita Common Stock for $316 million in the first six months of 2011. Shares issued in connection with stock awards amounted to 1,260,259 in 2011, 1,771,384 in 2010, 2,104,304 in 2009, 1,314,074 in 2008, and 2,480,899 in 2007.
(8)	Adjusted EBITDA reconciled to net income attributable to DaVita is as follows:

	Year ended December 31					Six months ended June 30		Rolling twelve months June 30
	2007	2008	2009	2010	2011	2011	2012	2011	2012
	(dollars in millions)
Net income attributable to DaVita Inc.	$382	$374	$423	$406	$478	$195	$236	$383	$519
Income tax expense	245	235	278	260	316	130	164	245	349
Debt expense(a)	257	225	186	182	241	118	122	213	245
Depreciation and amortization	193	216	228	234	267	126	154	245	294
Noncontrolling interests and equity investment income, net	45	47	55	75	95	41	49	88	104
Non-cash charges(b)	39	55	53	62	56	30	25	65	55
Non-cash goodwill impairment charge	—	—	—	—	24	24	—	24	—
Debt refinancing and redemption charges	—	—	—	74	—	—	—	70	—
Pro forma amounts for acquisitions and assets sales	8	9	9	22	89	18	22	40	62
Non-cash gains and credits	(12)	(4)	(7)	(27)	(32)	(22)	(32)	(30)	(43)
Valuation gain on the product supply agreement	(55)	—	—	—	—	—	—	—	—

Adjusted EBITDA	$1,102	$1,157	$1,225	$1,288	$1,534	$660	$740	$1,343	$1,585

Selected Historical Financial and Other Data

(continued)

We present Adjusted EBITDA because it is one of the components used in the calculations of the leverage ratio that is included in the covenants contained in our existing senior secured credit agreement, and we expect similar covenants to be included in our amended senior secured credit agreement; however, the terms of the amended senior secured credit agreement have not yet been finalized. Adjusted EBITDA is defined as net income attributable to DaVita Inc. before income taxes, debt expense, depreciation and amortization, noncontrolling interests and equity investment income, net, and we further adjust for non-cash charges, stock-based compensation, pro forma amounts for acquisitions and assets sales as if they had been consummated on the first day of each period, and non-cash gains and credits. Management uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance, including compliance with the financial covenants contained in our indentures and our senior secured credit agreement. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operation, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, the calculation of Adjusted EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and DaVita does not mean for it to be predictive of future results of operations or cash flows.

(a)	Debt expense is defined as interest expense plus the amortization of deferred financing costs and amortization of debt discounts or premiums.
(b)	Includes stock-based compensation expense, impairments and valuation adjustments and other non-cash charges and losses.

(9)	Net debt is defined as total debt, plus outstanding letters of credit, excluding debt discount or premium and less cash and cash equivalents.
(10)	Maintenance capital expenditures represents routine capital expenditures to maintain the current operations of the business and includes such expenditures for system development, information technology equipment and dialysis machines.

HCP

The following selected combined and consolidated financial data should be read in conjunction with HCP’s financial statements for the years ended December 31, 2009, 2010 and 2011, and unaudited financial information for the six months ended June 30, 2012 and 2011, and related notes thereto included in this prospectus and the discussion under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included herein. The combined statement of operations and balance sheet data presented below, are derived from the combined and consolidated financial statements of HCP.

	Year ended December 31,					Six months ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(audited)					(unaudited)
	(dollars in millions, except operating data)
Statement of operations data:
Medical revenues	$1,187	$1,557	$1,731	$2,049	$2,375	$1,158	$1,294
Other operating revenues	42	46	46	40	47	22	28

Total operating revenues	1,229	1,603	1,777	2,089	2,422	1,180	1,322

Operating expenses and charges:
Medical expenses	605	814	930	1,034	1,165	569	620
Hospital expenses	122	191	212	222	248	121	155
Clinic support and other operating costs	175	197	226	263	308	148	165
General and administrative expenses	120	142	136	178	207	101	110
Depreciation and amortization	19	24	26	29	31	16	16

Total operating expenses	1,041	1,368	1,530	1,726	1,959	955	1,066

Equity earnings of unconsolidated joint ventures	12	11	12	15	25	9	12

Operating income	200	246	259	378	488	234	268

Interest income	6	6	6	6	7	3	4
Interest expense	(20)	(14)	(6)	(5)	(16)	(9)	(6)
Investment impairment	—	(5)	—	—	—	—	—
Gain on sale of investments	—	—	2	—	1	1	—

Total other income (expense)	(14)	(13)	2	1	(8)	(5)	(2)

Income before income taxes	186	233	261	379	480	229	266
Provision for income taxes	9	30	41	49	71	37	33

Net income	$177	$203	$220	$330	$409	$192	$233

Balance sheet data (end of period):
Cash and cash equivalents	154	214	358	361	395	183	355
Working capital.	28	72	179	360	304	192	341
Total assets.	590	748	911	1,286	1,366	1,188	1,415
Total debt	260	223	220	218	556	571	542
Member’s equity.	84	225	340	566	188	29	248
Other financial data:
Capital expenditures	12	28	12	21	23	11	10
Net cash provided by operating activities	218	233	286	343	509	181	184
Operating data:
Total care dollars under management(1)	1,639	2,159	2,388	2,792	3,212	1,582	1,752
Managed care members	469,700	586,500	589,900	658,000	667,700	659,200	669,400
Medical clinic locations	82	90	99	129	152	138	157
Full time physicians	461	496	570	715	794	734	818
IPA Primary care physicians	875	1,178	1,268	1,291	1,458	1,414	1,454
Adjusted EBITDA(2)	221	278	293	414	527	255	288
Ratio of Operating Income to total care dollars under management	12.2%	11.4%	10.8%	13.5%	15.2%	14.8%	15.3%

Selected Historical Financial and Other Data

(continued)

(1)	In California, as a result of its managed care administrative services agreements with hospitals, HCP does not assume the direct financial risk for institutional (hospital) services, but is responsible for managing the care dollars associated with both the professional (physician) and institutional services being provided for the PMPM fee attributable to both professional and institutional services. In those cases, HCP recognizes the surplus of institutional revenue less institutional expense as HCP revenue. In addition to revenues recognized for financial reporting purposes, HCP measures its total care dollars under management which includes the PMPM fee payable to third parties for institutional (hospital) services where HCP manages the care provided to its members by the hospitals and other institutions, which fees are not included in GAAP revenues. HCP uses total care dollars under management as a supplement to GAAP revenues as it allows HCP to measure profit margins on a comparable basis across both the global capitation market (where HCP assumes the full financial risk for all services, including institutional services) and the risk sharing models (where HCP operates under managed care administrative services agreements where HCP does not assume the full risk). HCP believes that presenting amounts in this manner is useful because it presents its operations on a unified basis without the complication caused by models that HCP has adopted in its California market as a result of various regulations related to the assumption of institutional risk. Total care dollars under management is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for revenues calculated in accordance with GAAP. Total care dollars under management includes PMPM payments to third parties that are not recorded in HCP’s accounting records and have not been reviewed and are not otherwise subject to procedures by HCP’s independent auditors. For a reconciliation of total care dollars under management to HCP’s revenues, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Total Care Dollars Under Management.”

(2)	Adjusted EBITDA reconciled to net income to HCP is as follows:

	Year ended December 31					Six months ended June 30
	2007	2008	2009	2010	2011	2011	2012
	(dollars in millions)
Net income	$177	$203	$220	$330	$409	$192	$233
Income tax expense	9	30	41	49	71	37	33
Debt expense	20	14	6	5	16	9	6
Depreciation and amortization	19	24	26	29	31	16	16
Stock-based compensation	2	8	6	7	7	4	4
Impairment charge	—	5	—	—	—	—	—
Interest income	(6)	(6)	(6)	(6)	(7)	(3)	(4)

Adjusted EBITDA	$221	$278	$293	$414	$527	$255	$288

HCP uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance, including compliance with the financial covenants contained in its senior secured credit agreement. Adjusted EBITDA is defined as net income attributable to HCP before income taxes, net debt expense, depreciation and amortization, stock-based compensation, and any impairment charges. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operation, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and HCP does not mean for it to be predictive of future results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

DaVita

The Management’s Discussion and Analysis of Financial Conditions and Results of Operations set forth in DaVita’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012, filed with the SEC and incorporated by reference into this prospectus. For further information regarding the documents incorporated by reference in this prospectus, please see “Additional Information—Where You Can Find More Information” beginning on page 236.

HCP

Overview and Recent Developments

HCP is a patient- and physician-focused, integrated health care delivery and management company with nearly three decades of providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, as of June 30, 2012, HCP had approximately 669,400 current members under its care in southern California, central and south Florida and southern Nevada. Of these, approximately 190,700 individuals represented patients enrolled in Medicare Advantage. The remaining approximately 478,700 individuals represented managed care members whose health coverage is provided through their employer or who have individually acquired health coverage directly from a health plan or as a result of their eligibility for Medicaid benefits. In addition, during 2011, HCP provided care to over 412,000 fee-for-service patients.

The patients of HCP’s affiliated physicians, physician groups and IPAs benefit from an integrated approach to medical care that places the physician at the center of patient care. As of June 30, 2012, HCP delivered services to its members via a network of over 1,800 affiliated group and other network primary care physicians, 139 network hospitals, and several thousand affiliated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive data analysis engine, sophisticated risk management techniques and clinical protocols to provide high-quality, cost effective care to HCP’s members. HCP monitors certain control metrics, such as the number of inpatient acute bed days per 1,000 patients and hospital readmission rates, as they are contributors to quality clinical outcomes and HCP’s financial performance. HCP endeavors to stay informed of any changes to the Medicare and Medicare Advantage programs as such changes may affect its financial performance. Additionally, in an effort to identify changes or trends with respect to its commercial, senior and Medicaid payer classifications, HCP closely monitors the number of managed care members who have enrolled with an HCP employed or affiliated physician as their primary care physician.

On April 16, 2012, HCP acquired the assets of Cardiovascular Consultants of Nevada, Inc., or Cardiovascular Consultants, a physician group practice providing primarily cardiology and related services in southern Nevada and surrounding communities, for $15.0 million.

Key Financial Measures and Indicators

Operating Revenues

General. HCP’s consolidated revenues consist primarily of (1) medical revenues, including revenues attributable to capitation arrangements contracts with health plans and, to a lesser extent, revenues from fee-for-services arrangements and (2) other operating revenues, each as described in more detail below.

Medical Revenues. Medical revenues consist primarily of fees for medical services provided under capitated contracts with various health plans or under fee-for-service arrangements with privately insured individuals. Capitation revenue derived from health plans typically results from either (1) premium payments by CMS to HCP’s health plan customers under Medicare Advantage with respect to seniors, disabled and other eligible persons (which are referred to herein as HCP’s senior membership), (2) premium payments by state governments to HCP’s health plan customers under Medicaid managed care programs (which are referred to herein as HCP’s Medicaid membership), and (3) premium payments from public and private employers and individuals to HCP’s health plan customers with respect to their employees (which are referred to herein as HCP’s commercial membership). Capitation payments under health plan contracts are made monthly based on the number of enrollees selecting an HCP affiliated group physician employed or affiliated with one of HCP’s medical group entities as their primary health care provider. The amount of monthly capitation HCP receives from health plans on behalf of a member generally does not vary during a given calendar year, regardless of the level of actual medical services utilized by the member. Due to differing state laws affecting health care entities, HCP’s capitation contracts fall into two general categories. As described in more detail below, in central Florida and southern Nevada, HCP utilizes a global capitation model in which it assumes the financial responsibility for both professional (physician) and institutional (or hospital) services for covered benefits. In southern California, HCP utilizes variants of a different model for capitation under which it is directly financially responsible for covered professional services, but indirectly financially responsible for covered institutional expenses. HCP’s affiliated medical groups also receive specified incentive payments from health plans based on specified performance and quality criteria. These amounts are accrued when earned, and the amounts can be reasonably estimated.

•

Global Capitation Model. HCP records the aggregate global capitation PMPM fee as revenue and the amounts paid with respect to claims as medical expenses or hospital expenses, as applicable, in its combined financial statements (see “—Operating Expenses—Medical Expenses” and “—Operating Expenses—Hospital Expenses” below). Revenue with respect to both professional and institutional capitation is recorded in the month in which enrollees are entitled to receive health care. In HCP’s central Florida market, HCP also receives capitation revenue and is liable for corresponding expenses for prescription drug activity rendered on behalf of HCP’s senior members through the Part D component under the Medicare Advantage program.

•

Risk-Sharing Model. As compensation under its various managed care-related administrative services agreements with hospitals, HCP is entitled to receive up to 100% of the amount by which the hospital capitation revenue received from health plans exceeds hospital expenses, and any such risk-share amount to which HCP is entitled is recorded as medical revenues. In addition, pursuant to such managed care-related administrative services agreements, HCP agrees to be responsible should the third party incur hospital expenses in excess of hospital capitation revenue. As with global capitation, revenue with respect to professional capitation is reported in the month in which enrollees are entitled to receive health care. Risk-share revenues (that is, the portion of the excess of hospital capitation revenue to which HCP is entitled less hospital expenses), in contrast, are based on the number of enrollees and estimates of hospital utilization and associated costs incurred by assigned health plan enrollees, and the amounts accrued when earned can be reasonably estimated. Differences between actual contract settlements and estimated receivables and payables are recorded in the year of final settlement.

•

Retroactive Revenue-Adjustments. The Medicare Advantage revenue received by HCP’s health plan customers is adjusted periodically to give effect to the relative clinical and demographic profile of the members for whom HCP is financially responsible. The model employed by CMS bases a portion of the total reimbursement payments on various clinical and demographic risk factors, including hospital inpatient diagnoses, additional diagnosis data from ambulatory treatment settings, hospital outpatient department and physician visits, gender, age and Medicaid eligibility. Under this methodology, health plans must capture, collect and submit diagnosis code information to CMS. Capitation payments under this methodology are paid at interim rates during the year and retroactive adjustments occur in subsequent periods (generally in the third quarter of the same year, with a final adjustment in the third quarter of the following year) after the data is compiled by CMS. HCP estimates the amount of such adjustments in revenues during the first and second quarters of any given year and adjusts its estimates during the third quarter, upon receipt of payments from CMS. Differences between actual contract settlements and estimated revenues are recorded in the year of final settlement. To date, all such adjustments have resulted in increases in revenue. See “—Critical Accounting Policies and Estimates” below for further information on HCP’s estimations.

•	Fee-for-Service Revenues. Fee-for-service revenues are recorded when the services are provided. Such revenues are based on a negotiated fixed-fee schedule with the applicable health plan.

Other Operating Revenues. In addition to the revenues discussed above, other operating revenues primarily represents (1) revenues received by The Camden Group, a medical consulting firm and HCP’s wholly owned subsidiary; and (2) management fees HCP receives with respect to its role as the manager of Magan Medical Group, Magan JV or Magan, an unconsolidated joint venture with Magan Medical Clinic, Inc., located in southern California, in which HCP owns a 50% interest.

Operating Expenses

General. HCP’s largest expense is the cost of medical services provided pursuant to its capitation contracts, which is recorded in HCP’s financial statements in medical expenses, hospital expenses and clinical support and other operating costs, as further described below. Under both the global capitation and the risk-share capitation models, costs of medical services are recognized in the month in which the related services are provided. In addition, medical expenses and hospital expenses include an estimate of such expenses that have been incurred but not yet reported. For further information on how HCP estimates such claims, see “—Critical Accounting Policies and Estimates–Medical Claims Liability and Related Payable, Medical Expense and Hospital Expense” below.

Medical Expenses. Medical expenses consist of payments for professional and ancillary services to independent primary care physicians, specialists, ancillary providers and hospitals (including, with respect to hospitals, for outpatient services) pursuant to agreements with those entities. The structure of such expenses can consist of, among other things, sub-capitation and fee-for-service payments. In addition, medical expenses include compensation and related expenses incurred with respect to HCP’s affiliated group primary care physicians and specialists, registered nurses, physician assistants and hospitalists.

Hospital Expenses. Hospital expenses consist of payments for institutional services to contracted and non-contracted hospitals for both inpatient and outpatient services, skilled nursing facilities, and to other institutional providers. Hospital expenses are only incurred in connection with the services HCP provides in central Florida and southern Nevada. In those regions, as described above, HCP enters into contracts with health plans pursuant to which it assumes the risk for institutional hospital services. In California, in contrast, HCP’s medical groups are not permitted to contract with health plans to directly assume the risk for institutional services. Accordingly, the risk-share revenue that HCP records in California is net of reported claims and estimates of hospital utilization and associated costs incurred by assigned health plan enrollees, and no portion of institutional hospital costs incurred with respect to HCP’s California operations is included in hospital expenses.

Clinic Support and Other Operating Costs. Clinic support and other operating costs primarily consist of the costs incurred with respect to compensation of administrative and other support staff employed at HCP’s medical clinics, clinic rent and utilities, medical supplies and other direct costs incurred to support clinic operations. Also included in clinic support costs are direct costs incurred to support The Camden Group.

Earnings of Unconsolidated Joint Venture. As discussed above, HCP is a 50% owner of the Magan JV with Magan Medical Clinic, Inc. HCP accounts for this interest under the equity method of accounting, meaning that its assets and liabilities are not consolidated with HCP’s, but HCP records its pro rata share of Magan JV’s earnings as earnings of an unconsolidated joint venture.

Other Income (Expense)

Interest Income and Expense. Interest income consists of earnings on HCP’s invested cash. Interest expense consists of amounts of interest incurred related to HCP’s existing credit facility.

Gain on Sale of Investments. Gain on sale of investments represents principally gains realized upon the sale of investment securities and fixed assets, and in 2009, from divestures of certain operating divisions.

Provision for Income Taxes. HCP’s provision for income taxes relates to taxes recorded for those entities included in its consolidated financial statements that are organized as C-corporations which file separate tax returns. No provision for income taxes has been made for HCP’s limited liability companies or partnerships, as taxes on profits of those entities are the responsibility of the individual partners and limited liability company members.

2012 performance: HCP uses Adjusted EBITDA and similar calculations as measures to assess operating and financial performance, including compliance with financial covenants contained in its senior secured credit agreement. HCP generated $288 million of Adjusted EBITDA during the six months ended June 30, 2012. HCP’s results during the first quarter of 2012 benefited primarily from a lower incidence of high-cost hospital cases relative to historical norms, which is not necessarily indicative of HCP’s normal operating results and Adjusted EBITDA. HCP’s results during the second quarter of 2012 are more consistent with HCP’s expected operating results. For a reconciliation of Adjusted EBITDA to net income for HCP, see “Selected Historical Financial and Other Data—HCP” beginning on page 182.

Results of Operations

Comparison of 2011 and 2010

HCP’s consolidated operating results for the year ended December 31, 2011, as compared to the year ended December 31, 2010 were as follows:

	2011	2010	$ increase	% change
	(dollars in millions)
Operating revenues:
Medical revenues	$2,375.1	$2,048.6	$326.5	15.9%
Other operating revenues	46.8	39.9	6.9	17.3%

Total operating revenues	2,421.9	2,088.5	333.4	16.0%

Operating expense:
Medical expenses	1,165.8	1,034.1	131.7	12.7%
Hospital expenses	247.6	222.4	25.2	11.3%
Clinic support and other operating costs	307.6	262.6	45.0	17.1%
General and administrative expense	206.9	178.0	28.9	16.2%
Depreciation and amortization	30.6	28.6	2.0	7.0%

Total expenses	1,958.5	1,725.7	232.8	13.5%
Equity in earnings of unconsolidated joint venture	24.6	15.1	9.5	62.9%

Operating income	$488.0	$377.9	$110.1	29.1%

Overview

Net income in 2011 was $408.6 million, as compared to $329.9 million in 2010, an increase of $78.7 million or 23.9%. HCP’s operating revenues in 2011 were $2,421.9 million, as compared to $2,088.5 million in 2010, an increase of $333.4 million or 16.0%. The increase in revenue was attributable to an increase in average senior enrollment of 7.4%, partially due to the full year impact in 2011 of the acquisition of all of the outstanding shares of Talbert Medical Group, Inc. and their subsidiary entities (collectively, referred to herein as Talbert), which occurred in May 2010, and from increased average capitation premium PMPM rates on HCP’s commercial and senior membership of 9.9% and 8.1%, respectively.

Medical and hospital expenses were $1,413.4 million in 2011, as compared to $1,256.5 million in 2010, an increase of $156.9 million, or 12.5%. The increase in medical and hospital expenses was primarily attributable to membership growth and medical costs that are subject to inflation.

General and administrative expenses were $206.9 million in 2011, as compared to $178.0 million in 2010, an increase of $28.9 million or 16.2%.

Membership Information

The table set forth below provides (i) the total number of managed care members to whom HCP provided healthcare services as of December 31, 2011 and 2010, and (ii) the aggregate member months for 2011 and 2010. Member months represent the aggregate number of months of healthcare services HCP has provided to managed care members during a period of time.

	Members at December 31,		Member months in		Percentage increase in member months between years
Payor classification	2011	2010	2011	2010
Commercial	418,658	421,933	5,023,789	4,943,479	1.6%
Senior	172,121	158,699	1,986,592	1,850,325	7.4%
Medicaid	26,245	25,357	306,321	195,992	56.3%

	617,024	605,989	7,316,702	6,989,796	4.7%

The increase in member months for 2011 as compared to 2010 was primarily the result of the full year impact of the acquisition of Talbert. Excluding the impact of this acquisition, member months were unchanged in 2011, as compared to 2010. Within the corresponding lines of business, excluding the impact of the Talbert acquisition, commercial member months decreased by 1.9% in 2011, as compared to 2010, primarily due to general economic conditions and commercial employers making health insurance selections other than health maintenance organization coverage for their employee base; whereas senior member months increased by 4.9% in 2011 as compared to 2010, resulting from strong membership increases during the open enrollment period, and increased number of independent physicians affiliated with HCP.

In addition, through the Magan JV, HCP provided care to 50,628 and 52,038 members as of December 2011 and 2010, respectively.

Revenues

The following table provides a breakdown of HCP’s sources of operating revenues:

	Year ended December 31,
	2011	2010	$ increase	% increase
	(dollar amounts in millions)
Commercial managed care revenues	$627.5	$556.6	$70.9	12.7%
Senior managed care revenues	1,626.5	1,393.4	233.1	16.7%
Medicaid managed care revenues	19.2	10.8	8.4	77.8%
Fee-for-service	101.9	87.8	14.1	16.1%

Medical revenues	2,375.1	2,048.6	326.5	15.9%
Other operating revenues	46.8	39.9	6.9	17.3%

Total operating revenues	$2,421.9	$2,088.5	$333.4	16.0%

HCP’s commercial managed care revenues increased by $70.9 million, or 12.7% in 2011, as compared to 2010. Excluding the impact of the Talbert acquisition, HCP’s commercial managed care revenue increased by $46.3 million, or 8.6% in 2011, as compared to 2010, primarily from annual premium increases from HCP’s commercial payors and from improved inpatient utilization impacting shared risk settlements in HCP’s California market, partially offset by the impact of a reduction in commercial member months. The full year impact of the Talbert acquisition, inclusive of improvements in contractual reimbursement terms with HCP’s commercial payors, contributed $24.6 million of the increase in revenues in 2011, as compared to 2010.

Under risk-sharing programs with commercial health plans, HCP shares in the risk for hospitalization services and have the opportunity to earn additional incentive revenues based on the utilization of hospital and related services. Estimated shared-risk revenues are recorded based upon hospital utilization and associated costs incurred by corresponding health plan enrollees, including an estimate of costs which have been incurred but not reported as of the measurement date. Differences between actual contract settlements and estimated receivables are recorded in the year of final settlement. During 2011 and 2010, HCP recorded favorable changes of estimates related to its prior years’ commercial shared risk settlements in the amount of $20.9 million and $18.7 million, respectively.

HCP’s senior managed care revenue increased by $233.1 million, or 16.7% in 2011, as compared to 2010. Excluding the impact of the Talbert acquisition, HCP’s senior managed care revenue increased by $180.9 million, or 13.4% in 2011, as compared to 2010, primarily from RAF coding driving higher capitation premiums, from improved inpatient utilization impacting shared risk settlements in its California market, and from increased revenues associated with a 7.4% increase in senior member months from 2010 to 2011. The full year impact of the Talbert acquisition, inclusive of improvements in contractual reimbursement terms with HCP’s senior payors, contributed $52.2 million of the increase in revenues in 2011, as compared to 2010.

Periodically, HCP receives retroactive adjustments to the capitation premiums paid to HCP based on the updated RAF scores of its senior managed care enrollees. The factors considered in these updates include changes in demographic factors, changes in risk adjustment scores resulting from time lags in medical encounter data submitted to senior health plans and CMS and updated customer information. HCP records any corresponding retroactive revenues in the year of receipt. During 2011 and 2010, HCP recorded approximately $14.3 million and $19.5 million, respectively, of additional senior managed care revenue related to prior year premium risk adjustments. In addition, during 2011 and 2010, HCP recorded favorable changes of estimates related to its prior year senior shared risk settlements in the amount of $16.6 million and $12.9 million, respectively.

The increase in HCP’s Medicaid managed care operations in 2011 as compared to 2010 of $8.4 million results from the full year impact of the Talbert acquisition; prior to the acquisition of Talbert, HCP did not provide care to Medicaid managed care patients. The increase in fee-for-service revenues was primarily attributable to acquisitions in HCP’s Nevada market, and from the full year impact of the Talbert acquisition.

Medical Expenses, Hospital Expenses, and Clinic Support and Other Operating Costs

The following table reflects HCP’s medical expenses, hospital expenses and clinic support costs:

	Year ended December 31,
	2011	2010	$ increase	% change
	(dollar amounts in millions)
Medical expenses	$1,165.8	$1,034.1	$131.7	12.7%
Hospital expenses	247.6	222.4	25.2	11.3%
Clinic support and other operating costs	307.6	262.6	45.0	17.1%

Total	$1,721.0	$1,519.1	$201.9	13.3%

HCP’s medical expenses increased by $131.7 million, or 12.7%, in 2011, as compared to 2010. Of this increase, $101.0 million was attributable to increased payments to contracted and affiliated physicians, of which $53.8 million, or 39%, results from increased managed care membership growth in 2011, and $47.2 million, or 34%, results from increased performance incentive payments to contracted physicians and from medical costs that are subject to inflation. $36.0 million, or 27%, of the increase was attributable to increases in employed clinician compensation, resulting from increases in the number of employed clinicians due to HCP’s acquisitions, expansion of programs to improve utilization rates of its high risk patients, and medical costs that are subject to inflation. Additionally, during the years ended December 31, 2011 and 2010, HCP recorded favorable changes in estimates to prior year medical claims and related payables in the amount of $5.3 million and $5.1 million, respectively.

HCP’s hospital expenses, which represent hospital costs incurred on behalf of global capitated managed care members in its Florida and Nevada markets, increased by $25.2 million, or 11.3%, in 2011, as compared to 2010. This increase was attributable to increases in managed care membership, which contributed $15.2 million of the increase, and an increase of $10.1 million attributable to medical costs that are subject to inflation and slight increased acuity of the corresponding patient population.

HCP’s clinic support and other operating costs increased by $45.0 million, or 17.1%, in 2011, as compared to 2010. This increase was attributable to increases in the average number of employed staff and related clinic support costs resulting from acquisitions in HCP’s California and Nevada markets, increases in performance bonus payments to staff, and cost inflation.

Other Operating Expenses

HCP’s general and administrative costs increased by $28.9 million, or 16.2%, in 2011, as compared to 2010. This increase was primarily attributable to additional costs incurred to support newly acquired entities principally in HCP’s California and Nevada markets.

HCP’s 2011 depreciation and amortization expense of $30.6 million consists of $13.5 million of depreciation expense for equipment and leasehold improvements, compared to $13.5 million in 2010, and $17.1 million of amortization expense associated with intangible assets acquired in various acquisitions, compared to $15.1 million of intangible asset amortization expense in 2010.

Other Items

HCP’s share of earnings from joint venture relationships increased from $15.1 million in 2010 to $24.6 million in 2011, an increase of $9.5 million, or 62.9%. This increase was primarily attributable to improved inpatient utilization for the corresponding patient population, increased senior managed care membership, as well as approximately $4.0 million related to favorable changes in estimates related to risk sharing settlements with health plans.

HCP recognized other expense of $7.9 million in 2011, as compared to other income of $0.6 million in 2010. The increase in other expense was primarily attributable to increased interest expense incurred during 2011, as compared to 2010, and from the January 2011 refinancing of HCP’s credit facility to repurchase certain preferred equity interests in HCP.

Income Taxes

HCP’s provision for income taxes relates to taxes recorded for those entities included in its consolidated financial statements that are organized as C-corporations which file separate tax returns. No provision for income taxes has been made for its limited liability companies or partnerships, as taxes on any profits of those entities are the responsibility of the individual partners and limited liability company members.

HCP’s provision for income taxes increased from $48.6 million in 2010 to $71.5 million in 2011, an increase of $22.9 million, or 47.1%. The increase was primarily attributable to additional expense recognized to increase HCP’s reserve for uncertain tax positions of $13.5 million, and taxes resulting from increased taxable income in HCP’s subsidiaries taxed as corporations.

Acquisitions

On October 1, 2011, HCP acquired certain assets of Outcome Based Delivery Systems, LLC, or OBDS, a physician group practice and management services organization serving the south Florida and southern Nevada markets. Additionally, on May 1, 2010, HCP acquired Talbert, a multi-specialty medical group providing comprehensive health care services to managed care enrollees in southern California.

Comparison of 2010 and 2009

HCP’s consolidated operating results for the year ended December 31, 2010, as compared to the year ended December 31, 2009 were as follows:

	Year ended December 31,
	2010	2009	$ increase	% change
	(dollars in millions)
Operating revenues:
Medical revenues	$2,048.6	$1,730.7	$317.9	18.4%
Other operating revenues	39.9	46.1	(6.2)	-13.4%

Total operating revenues	2,088.5	1,776.8	311.7	17.5%

Operating expense:
Medical expenses	1,034.1	930.2	103.9	11.2%
Hospital expenses	222.4	211.5	10.9	5.2%
Clinic support and other operating costs	262.6	225.5	37.1	16.5%
General and administrative expense	178.0	136.3	41.7	30.6%
Depreciation and amortization	28.6	26.0	2.6	10.0%

Total expenses	1,725.7	1,529.5	196.2	12.8%
Equity in earnings of unconsolidated joint venture	15.1	11.5	3.6	31.3%

Operating income	$377.9	$258.8	$119.1	46.0%

Overview

Net income in 2010 was $329.9 million, as compared to $220.3 million in 2009, an increase of $109.6 million or 49.7%. HCP’s operating revenues in 2010 were $2,088.5 million, as compared to $1,776.8 million in 2009, an increase of $311.7 million or 17.5%. The increase in revenue was attributable to an increase in average senior enrollment of 10.3%, partially due to the Talbert acquisition, and to increased average capitation premium PMPM rates on HCP’s commercial and senior membership of 6.6% and 3.8%, respectively.

Medical and hospital expenses were $1,256.5 million in 2010, as compared to $1,141.7 million in 2009, an increase of $114.8 million or 10.1%. Membership growth and increased medical costs subject to inflation contributed to this increase.

General and administrative expenses were $178.0 million in 2010, as compared to $136.3 million in 2009, an increase of $41.7 million or 30.6%, due primarily to costs incurred supporting acquired entities.

Membership Information

The table set forth below provides (i) the total number of managed care members to whom HCP provided healthcare services as of December 31, 2010 and 2009, and (ii) the aggregate member months for 2010 and 2009.

	Members at December 31,		Member months in		Percentage increase in member months between years
Payor classification	2010	2009	2010	2009
Commercial	421,933	394,099	4,943,479	4,826,413	2.4%
Senior	158,699	141,652	1,850,325	1,677,734	10.3%
Medicaid	25,357	0	195,992	0	100%

	605,989	535,751	6,989,796	6,504,147	7.5%

In addition, through HCP’s joint venture relationship with Magan Medical Group, HCP provided care to 52,308 and 54,158 members as of December 2010 and 2009, respectively.

The increase in member months for 2010 as compared to 2009 is primarily the result of the acquisition of Talbert, partially offset by the full year impact of the sale of operations associated with approximately 25,000 managed care members to HCP’s Magan JV effective July 1, 2009. Excluding these events, HCP’s member months remained flat from 2009 to 2010. Within the corresponding lines of business, excluding the Talbert and Magan transactions, commercial member months decreased by 1.4% in 2010 as compared to 2009, primarily due to general economic conditions and commercial employers making health insurance selections other than health maintenance organization coverage for their employee base; whereas senior member months increased by 5.3% in 2010 as compared to 2009, resulting from strong membership increases during the open enrollment period, and increased number of independent physicians joining HCP’s network.

Revenues

The following table provides a breakdown of HCP’s sources of operating revenues:

	Year ended December 31,
	2010	2009	$ increase	% increase
	(dollar amounts in millions)
Commercial managed care revenues	$556.6	$478.6	$78.0	16.3%
Senior managed care revenues	1,393.4	1,190.6	202.8	17.0%
Medicaid managed care revenues	10.8	0.0	10.8	100.0%
Fee-for-service	87.8	61.5	26.3	42.8%

Medical revenues	2,048.6	1,730.7	317.9	18.4%
Other operating revenues	39.9	46.1	(6.2)	-13.4%

Total operating revenues	$2,088.5	$1,776.8	$311.7	17.5%

HCP’s commercial managed care revenue increased by $78.0 million, or 16.3%, in 2010, as compared to 2009. Excluding the impact of the Talbert acquisition, HCP’s commercial managed care revenue increased by $57.8 million, or 12.1%, in 2010, as compared to 2009, primarily from annual premium increases from its commercial payors and from improved inpatient utilization impacting shared risk settlements in its California market, partially offset by the impact of a reduction in commercial member months. The Talbert acquisition contributed $20.2 million of the increase in commercial managed care revenues in 2010, as compared to 2009.

Differences between actual contract settlements and estimated receivables are recorded in the year of final settlement. During 2010 and 2009, HCP recorded favorable changes of estimates related to its prior years’ commercial shared risk settlements in the amount of $18.7 million and $11.0 million, respectively.

HCP’s senior managed care revenue increased by $202.8 million, or 17.0%, in 2010, as compared to 2009. Excluding the impact of the Talbert acquisition, HCP’s senior managed care revenue increased by $164.0 million, or 13.8%, from 2009, resulting from improved MRA coding driving higher capitation premiums, from improved inpatient utilization impacting shared risk settlements in its California market, and from increased revenues associated with a 2.4% increase in senior member months in 2010, as compared to 2009, excluding the impact of the Talbert acquisition. The Talbert acquisition contributed $38.8 million of the increase in senior managed care revenues in 2010.

During 2010 and 2009, HCP recorded $19.5 million and $15.5 million, respectively, of additional senior managed care revenue related to prior year premium risk adjustments. In addition, during 2010 and 2009, HCP recorded favorable changes of estimates related to its prior year senior shared risk settlements in the amount of $12.9 million and $9.0 million, respectively.

The increase in HCP’s Medicaid managed care operations in 2010 as compared to 2009 of $10.8 million results exclusively to the Talbert acquisition, prior to which HCP did not provide care to Medicaid managed care patients. The increase in fee-for-service revenues results primarily from acquisitions in HCP’s Nevada market and from the Talbert acquisition.

Medical Expenses, Hospital Expenses, and Clinic Support and Other Operating Costs

The following table reflects HCP’s medical expenses, hospital expenses and clinic support costs:

	Year ended December 31,
	2010	2009	$ increase	% change
	(dollar amounts in millions)
Medical expenses	$1,034.1	$930.2	$103.9	11.2%
Hospital expenses	222.4	211.5	10.9	5.2%
Clinic support and other operating costs	262.6	225.5	37.1	16.5%

Total	$1,519.1	$1,367.2	$151.9	11.1%

HCP’s medical expenses increased by $103.9 million, or 11.2%, in 2010, as compared to 2009. Of this increase, $66.0 million was attributable to increased payments to contracted and affiliated physicians resulting principally from increased membership volume in 2010. $43.0 million of the increase was attributable to increases in employed clinician compensation, resulting from increases in number of employed clinicians due to acquisitions, expansion of programs to improve utilization rates by HCP’s high risk patients, and medical costs subject to inflation. Additionally, during the years ended December 31, 2010 and 2009, HCP recorded favorable changes in estimates to prior year medical claims and related payables of $5.1 million and $ 4.2 million, respectively.

HCP’s hospital expenses, which represent hospital costs incurred on behalf of global capitated managed care members in its Florida and Nevada markets, increased by $10.9 million, or 5.2%, in 2010, as compared to 2009. This increase was primarily attributable to increases in managed care membership. Excluding changes in membership levels, hospital expenses were essentially flat in 2010, as compared to 2009.

HCP’s clinic support and other operating costs increased by $37.1 million, or 16.5%, in 2010, as compared to 2009. This increase was primarily attributable to increases in the average number of employed staff and related clinic support costs resulting from acquisitions in HCP’s California and Nevada markets, increases in performance bonus payments to staff, and cost inflation.

Other Operating Expenses

HCP’s general and administrative costs increased by $41.7 million, or 30.6%, in 2010, as compared to 2009. This increase was primarily attributable to additional costs incurred to support newly acquired entities principally in HCP’s California and Nevada markets.

HCP’s 2010 depreciation and amortization expense of $28.6 million consists of $13.5 million of depreciation expense for equipment and leasehold improvements, compared to $13.0 million in 2009, and $15.1 million of amortization expense associated with intangible assets acquired in various acquisitions in 2010, compared to $13.0 million of intangible asset amortization in 2009.

Other Income

HCP recognized other income of $0.6 million in 2010 compared to other income of $1.7 million in 2009. The decrease in other income was primarily attributable to recognition of gains of $1.8 million in 2009 on the sale of HCP’s interests in a wholly owned third party administrator and a minority-owned software firm, offset by increases in net interest activity.

Income Taxes

HCP’s provision for income taxes increased from $40.3 million in 2009 to $48.6 million in 2010, an increase of $8.3 million, or 20.6%. This increase was primarily attributable to taxes resulting from increased taxable income in its subsidiaries taxed as corporations.

Acquisitions

On May 1, 2010, HCP acquired Talbert, a multi-specialty medical group providing comprehensive health care services to managed care enrollees in southern California, as described in “—Overview”, above.

On July 1, 2009, HCP acquired all tangible assets and administrative operations of Fremont Medical Center, Inc., a medical practice based in southern Nevada, providing medical services to patients on primarily a fee-for-service basis, for $9.5 million.

Comparison of the Six Months Ended June 30, 2012 and 2011

HCP’s consolidated operating results for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 were as follows:

	Six months ended June 30,
	2012	2011	$ increase	% change
	(dollars in millions)
Operating revenues:
Medical revenues	$1,295.1	$1,158.6	$136.5	11.8%
Other operating revenues	28.1	21.9	6.2	28.3%

Total operating revenues	1,323.2	1,180.5	142.7	12.1%

Operating expense:
Medical expenses	619.9	569.7	50.2	8.8%
Hospital expenses	155.4	121.7	33.7	27.7%
Clinic support and other operating costs	165.2	147.7	17.5	11.8%
General and administrative expense	109.8	101.0	8.8	8.7%
Depreciation and amortization	15.9	15.9	0.0	0.0%

Total expenses	1,066.2	956.0	110.2	11.5%
Equity in earnings of unconsolidated joint venture	11.5	8.7	2.8	32.2%

Operating income	$268.5	$233.2	$35.3	15.1%

Overview

Net income for the six months ended June 30, 2012 was $232.7 million, as compared to $192.1 million for the six months ended June 30, 2011, an increase of $40.6 million or 21.1%. HCP’s operating revenues for the six months ended June 30, 2012 were $1,323.2 million, as compared to $1,180.5 million for the six months ended June 30, 2011, an increase of $142.7 million or 12.1%. The increase in revenue was attributable to an increase in average senior enrollment of 11.4%, and to increased average capitation premium PMPM rates on HCP’s commercial membership of 6.9%.

Medical and hospital expenses were $775.3 million for the six months ended June 30, 2012, as compared to $691.4 million for the six months ended June 30, 2011, an increase of $83.9 million or 12.1%. Membership growth and medical cost inflation contributed to this increase.

General and administrative expenses were $109.8 million for the six months ended June 30, 2012, as compared to $101.0 million for the six months ended June 30, 2011, an increase of $8.8 million or 8.7%, resulting from $2.4 million of advisory and related costs during the six months ended June 30, 2012 incurred to support activities related to the transaction with DaVita Inc., and from costs incurred supporting acquired entities.

Membership Information

The table set forth below provides (i) the total number of managed care enrollees to whom HCP was providing healthcare services as of June 30, 2012 and 2011, and (ii) the aggregate member months for the six months ended June 30, 2012 and 2011, respectively.

	Members at June 30,		Member months in six months ended June 30,		Percentage increase in member months between years
Payer classification	2012	2011	2012	2011
Commercial	410,742	418,791	2,473,451	2,503,696	-1.2%
Senior	182,477	163,497	1,090,663	979,428	11.4%
Medicaid	27,076	25,247	160,696	150,760	6.6%

	620,295	607,535	3,724,810	3,633,884	2.5%

In addition, through our joint venture relationship with Magan Medical Group, HCP provided care to 49,080 and 51,654 members as of June 30, 2012 and 2011, respectively.

The increase in member months for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 is the result of the conversion of senior patients not previously contracted with HCP through global capitation relationships into contractual relationships under global capitation, increased enrollment growth from the OBDS acquisition and positive growth trends in all three geographic markets. Commercial member months decreased by 1.2% from the six months ended June 30, 2012, as compared to the six months ended June 30, 2011, primarily due to general economic conditions and commercial employers making health insurance selections other than managed care coverage for their employee base.

Revenues

The following table provides a breakdown of HCP’s sources of operating revenues:

	Six months ended June 30,
	2012	2011	$ increase	% increase
	(dollars in millions)
Commercial managed care revenues	$333.9	$308.9	$25.0	8.1%
Senior managed care revenues	894.0	793.0	101.0	12.7%
Medicaid managed care revenues	7.2	8.7	(1.5)	-17.2%
Fee-for-service	60.0	48.0	12.0	25.0%

Medical revenues	1,295.1	1,158.6	136.5	11.8%
Other operating revenues	28.1	21.9	6.2	28.3%

Total operating revenues	$1,323.2	$1,180.5	$142.7	12.1%

HCP’s commercial managed care revenue increased by $25.0 million, or 8.1%, from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012, resulting primarily from annual premium increases from its commercial payers of approximately 6.9%, from improved inpatient utilization impacting shared risk settlements in its California market, partially offset by the impact of a reduction in commercial member months. During the quarter ended March 31, 2012, HCP recognized $2.5 million of retroactive commercial capitation payments relating to 2011. During the six months ended June 30, 2012 and 2011, HCP recorded favorable changes of estimates related to its prior years’ commercial shared risk settlements in the amount of $4.0 million and $3.3 million. HCP’s senior managed care revenue increased by $101.0 million, or 12.7%, from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012, resulting primarily from increased revenue associated with an 11.4% increase in senior member months from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012 and from improved inpatient utilization impacting shared risk settlements in its California market. During the six months ended June 30, 2012 and 2011, HCP recorded favorable changes of estimates related to its prior years’ senior shared risk settlements in the amount of $7.2 million and $3.3 million, respectively. HCP’s managed care revenues during the quarter ended March 31, 2012 benefited from a lower incidence of high-cost hospital cases relative to historical norms.

Medical Expenses, Hospital Expenses, and Clinic Support and Other Operating Costs

The following table reflects our medical expenses, hospital expenses and clinic support costs:

	Six months ended June 30,
	2012	2011	$ increase	% change
	(dollars in millions)
Medical expenses	$619.9	$569.7	$50.2	8.8%
Hospital expenses	155.4	121.7	33.7	27.7%
Clinic support and other operating costs	165.2	147.7	17.5	11.8%

Total	$940.5	$839.1	$101.4	12.1%

HCP’s medical expenses increased by $50.2 million, or 8.8%, from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012. Of this increase, $43.3 million was attributable to increased payments to contracted and affiliated physicians resulting principally from increased membership volume from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012. $11.9 million of the increase was attributable to increases in employed clinician compensation, resulting from increases in number of employed clinicians due to acquisitions, to support expansion of high risk programs, to improve utilization rates of HCP’s patients, and from medical cost inflation. Additionally, during the six months ended June 30, 2012 and June 30, 2011, HCP recorded favorable changes in estimates to prior year medical claims and related payables of $5.0 million and $2.6 million, respectively, adjusted through the respective six month expense.

HCP’s hospital expenses, which represent hospital costs incurred on behalf of globally capitated managed care members in its Florida and Nevada markets, increased by $33.7 million, or 27.7%, from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012, of which $27.7 million was attributable to senior membership increases in its Florida and Nevada markets, and the remaining $6.0 million primarily attributable to general medical cost inflation increases.

HCP’s clinic support and other operating costs increased by $17.5 million, or 11.8%, from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012. This increase was attributable to increases in the average number of employed staff and related clinic support costs resulting from acquisitions in HCP’s Florida and Nevada markets, and to cost inflation.

Other Operating Expenses

HCP’s general and administrative costs increased by $8.8 million, or 8.7%, from the six months ended June 30, 2011, as compared to the six months ended June 30, 2012. This increase was primarily attributable to $2.4 million incurred during the six months ended June 30, 2012 for advisory services related to the transaction with DaVita Inc., additional costs incurred to support newly acquired entities, and to cost inflation.

HCP depreciation and amortization expense for the six months ended each of June 30, 2012 and 2011 of $15.9 million consists of $7.9 million of depreciation expense in equipment and leasehold improvements, compared to $7.3 million during the six months ended June 30, 2011, and $8.0 million of amortization of intangible assets acquired in various acquisitions, compared to $8.6 million of intangible asset amortization during the six months ended June 30, 2011.

Other Income (Expense)

HCP recognized other expense of $2.8 million for the six months ended June 30, 2012, as compared to other expense of $4.4 million in during the six months ended June 30, 2011. The change in other expense is primarily attributable to write-off during the six months ended June 30, 2011 of $1.9 million of previously unamortized deferred financing costs, in connection with our January 2011 refinancing and increase of HCP’s credit facility (see “—Liquidity and Capital Resources” below).

Income Taxes

HCP’s provision for income taxes decreased from $36.9 million for the six months ended June 30, 2011, as compared to $32.9 million for the six months ended June 30, 2012, a decrease of $4.0 million, or 10.8%. This decrease is primarily attributable to a reduction in the amount of tax expense recognized to increase our reserves for uncertain tax positions, from $16.9 million for the six months ended June 30, 2011, as compared to $2.8 million for the six months ended June 30, 2012, partially offset from taxes resulting from increased taxable income in HCP’s subsidiaries taxed as corporations.

Acquisitions

Effective April 16, 2012, HCP acquired certain assets of Cardiovascular Consultants of Nevada, Inc. for $15.0 million.

Comparison of the Quarter Ended June 30, 2012 and 2011

HCP’s consolidated operating results for the quarter ended June 30, 2012, as compared to the quarter ended June 30, 2011 were as follows:

	Quarter ended June 30,
	2012	2011	$ increase	% change
	(dollars in millions)
Operating revenues:
Medical revenues	$642.3	$583.0	$59.3	10.2%
Other operating revenues	14.4	11.2	3.2	28.6%

Total operating revenues	656.7	594.2	62.5	10.5%

Operating expense:
Medical expenses	312.7	285.2	27.5	9.6%
Hospital expenses	77.1	61.4	15.7	25.6%
Clinic support and other operating costs	83.5	76.1	7.4	9.7%
General and administrative expense	55.1	49.9	5.2	10.4%
Depreciation and amortization	8.5	7.7	0.8	10.4%

Total expenses	536.9	480.3	56.6	11.8%
Equity in earnings of unconsolidated joint venture	6.5	3.8	2.7	71.1%

Operating income	$126.3	$117.7	$8.6	7.3%

Overview

Net income for the quarter ended June 30, 2012 was $111.6 million, as compared to $104.9 million for the quarter ended June 30, 2011, an increase of $6.7 million or 6.4%. HCP’s operating revenues for the quarter ended June 30, 2012 were $656.7 million, as compared to $594.2 million for the quarter ended June 30, 2011, an increase of $62.5 million or 10.5%. The increase in revenue was attributable to an increase in average senior enrollment of 11.5%, and to increased average capitation premium PMPM rates on HCP’s commercial membership of 5.7%.

Medical and hospital expenses were $389.8 million for the quarter ended June 30, 2012, as compared to $346.6 million for the quarter ended June 30, 2011, an increase of $43.2 million or 12.5%. Membership growth and medical cost inflation contributed to this increase.

General and administrative expenses were $55.1 million for the quarter ended June 30, 2012, as compared to $49.9 million for the quarter ended June 30, 2011, an increase of $5.2 million or 10.4%, resulting from $1.7 million of advisory and related costs during the quarter ended June 30, 2012 incurred to support activities related to the transaction with DaVita Inc., and from costs incurred supporting acquired entities.

Membership information

The table set forth below provides (i) the total number of managed care enrollees to whom HCP was providing healthcare services as of June 30, 2012 and 2011, and (ii) the aggregate member months for the quarter ended June 30, 2012 and 2011, respectively. Member months represent the aggregate number of months of healthcare services HCP has provided to managed care enrollees during a period of time.

	Members at June 30,		Member months in quarter ended June 30,		Percentage increase in member months between years
Payer classification	2012	2011	2012	2011
Commercial	410,742	418,791	1,236,341	1,254,482	-1.4%
Senior	182,477	163,497	546,310	489,907	11.5%
Medicaid	27,076	25,247	80,667	75,874	6.3%

	620,295	607,535	1,863,318	1,820,263	2.4%

In addition, through our joint venture relationship with Magan Medical Group, HCP provided care to 49,080 and 51,654 members as of June 30, 2012 and 2011, respectively.

The increase in member months for the quarter ended June 30, 2012, as compared to the quarter ended June 30, 2011 is the result of the conversion of senior patients not previously contracted with HCP through global capitation relationships into contractual relationships under global capitation, as well as from increased enrollment growth from the OBDS acquisition. Commercial member months decreased by 1.4% from the quarter ended June 30, 2012, as compared to the quarter ended June 30, 2011, primarily due to general economic conditions and commercial employers making health insurance selections other than managed care coverage for their employee base.

Revenues

The following table provides a breakdown of HCP’s sources of operating revenues:

	Quarter ended June 30,
	2012	2011	$ increase	% increase
	(dollars in millions)
Commercial managed care revenues	$162.3	$157.4	$4.9	3.1%
Senior managed care revenues	444.8	397.1	47.7	12.0%
Medicaid managed care revenues	3.5	4.8	(1.3)	-27.1%
Fee-for-service	31.7	23.7	8.0	33.8%

Medical revenues	642.3	583.0	59.3	10.2%
Other operating revenues	14.4	11.2	3.2	28.6%

Total operating revenues	$656.7	$594.2	$62.5	10.5%

HCP’s commercial managed care revenue increased by $4.9 million, or 3.1%, from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012, resulting from annual premium increases from its commercial payers of approximately 5.7%, partially offset from a decrease of revenue of $1.0 million from shared risk settlements in its California market and by the impact of the reduction in commercial member months. During the quarters ended June 30, 2012 and 2011, HCP recorded favorable changes of estimates related to its prior years’ commercial shared risk settlements in the amount of $1.3 million and $1.7 million, respectively.

HCP’s senior managed care revenue increased by $47.7 million, or 12.0%, from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012, resulting primarily from increased revenue associated with an 11.5% increase in senior member months from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012. During the quarters ended June 30, 2012 and 2011, HCP recorded favorable changes of estimates related to its prior years’ senior shared risk settlements in the amount of $5.9 million and $2.0 million, respectively.

Medical Expenses, Hospital Expenses, and Clinic Support and Other Operating Costs

The following table reflects our medical expenses, hospital expenses and clinic support costs:

	Quarter ended June 30,
	2012	2011	$ increase	% change
	(dollars in millions)
Medical expenses	$312.7	$285.2	$27.5	9.6%
Hospital expenses	77.1	61.4	15.7	25.6%
Clinic support and other operating costs	83.5	76.1	7.4	9.7%

Total	$473.3	$422.7	$50.6	12.0%

HCP’s medical expenses increased by $27.5 million, or 9.6%, from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012. Of this increase, $20.5 million was attributable to increased payments to contracted and affiliated physicians resulting principally from increased membership volume from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012. $7.0 million of the increase was attributable to increases in employed clinician compensation, resulting from increases in number of employed clinicians due to acquisitions, to support expansion of high risk programs to improve utilization rates of HCP’s patients, and from medical cost inflation. Additionally, during the quarters ended June 30, 2012 and 2011, HCP recorded favorable changes in estimates to prior year medical claims and related payables of $0 and $1.3 million, respectively.

HCP’s hospital expenses, which represent hospital costs incurred on behalf of globally capitated managed care members in its Florida and Nevada markets, increased by $15.7 million, or 25.6%, from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012, of which $14.0 million was attributable to senior membership increases in its Florida and Nevada markets, and the remaining $1.7 million primarily attributable to general medical cost inflation increases.

HCP’s clinic support and other operating costs increased by $7.4 million, or 9.7%, from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012. This increase was attributable to increases in the average number of employed staff and related clinic support costs resulting from acquisitions in HCP’s Florida and Nevada markets, and to cost inflation.

Other operating expenses

HCP’s general and administrative costs increased by $5.2 million, or 10.4%, from the quarter ended June 30, 2011, as compared to the quarter ended June 30, 2012. This increase was primarily attributable $1.7 million incurred during the quarter ended June 30, 2012 for advisory services related to the transaction with DaVita Inc., additional costs incurred to support newly acquired entities, and to cost inflation.

HCP depreciation and amortization expense for the quarter ended June 30, 2012 and 2011 of $8.5 million and $7.7 million, respectively, consists of $4.0 million of depreciation expense in equipment and leasehold improvements for the quarter ended June 30, 2012, as compared to $3.6 million during the quarter ended June 30, 2011, and $4.5 million of amortization of intangible assets acquired in various acquisitions for the quarter ended June 30, 2012, as compared to $4.1 million of intangible asset amortization during the quarter ended June 30, 2011.

Other Income (Expense)

HCP recognized other expense of $1.3 million for the quarter ended June 30, 2012, as compared to other expense of $1.4 million in during the quarter ended June 30, 2011.

Income taxes

HCP’s provision for income taxes increased from $11.5 million for the quarter ended June 30, 2011, as compared to $13.4 million for the quarter ended June 30, 2012, an increase of $1.9 million, or 16.5%, resulting primarily from increased taxable income in HCP’s subsidiaries taxed as corporations.

Total Care Dollars Under Management

As described above, HCP recognizes revenue generally under two capitation models: the global capitation model and the risk-share capitation model. Under the global capitation model, HCP records as revenue the aggregate PMPM capitation payments under its contracts with health plans, which incorporates both professional and institutional components of capitation funding. Amounts paid with respect to health care services provided to its enrollees are recorded as medical expenses or hospital expenses, as applicable, in its consolidated financial statements. In HCP’s California market, in contrast, it records as medical revenue (1) 100% of capitation payments it receives with respect to professional services and (2) only the risk-share revenue that it receives with respect to hospital services, which is based on hospital funding on behalf of, less estimated hospital utilization and associated costs incurred by, assigned health plan enrollees. See “—Key Financial Measures and Indicators—Operating Revenues—Medical Revenues”.

Accordingly, in order to reflect the total dollar amount that would represent medical revenues as if all of HCP’s operations were operated under the global capitation model, HCP also presents “Total Care Dollars Under Management”. HCP believes that presenting amounts in this manner is useful because it presents its operations on a unified basis without the complication caused by models that HCP has adopted in its California market as a result of various regulations related to the assumption of institutional risk.

The following table reconciles Total Care Dollars Under Management to medical revenues for the periods indicated. “Total Care Dollars Under Management” is a non-GAAP measure.

	Year ended December 31,			Six months ended June 30,
	2009	2010	2011	2011	2012
	(dollars in millions)
Medical revenues	$1,730.7	$2,048.6	$2,375.1	$1,158.6	$1,295.1
Less: Risk share revenue, net	(30.1)	(87.3)	(126.9)	(52.2)	(61.8)
Add: Institutional capitation amounts	687.0	830.7	963.9	475.4	518.5

Total care dollars under management	$2,387.6	$2,792.0	$3,212.1	$1,581.8	$1,751.8

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments at December 31, 2011 and 2010 totaled $569.6 million and $540.4 million, respectively. Working capital totaled $304.1 million at December 31, 2011, compared to $360.1 million at December 31, 2010, a decrease of $56.0 million, or 15.6%. HCP’s members’ equity at December 31, 2011 was $188.1 million, compared to $566.0 million at December 31, 2010. In January 2011, HCP repurchased 24.1 million Class A Preferred Units from investment funds affiliated with Summit Partners, LP in exchange for $540.0 million in cash and 436,550 Class B Common Units valued at $10.0 million and an assumed tax liability of $37.0 million. This transaction was financed from a combination of cash on hand and cash provided by a new and expanded credit facility which replaced HCP’s previously existing credit facility.

HCP has historically financed its operations primarily through internally generated funds. HCP generates cash primarily from fees for medical services provided under capitated contracts with various health plans or under fee-for-service arrangements, and its primary use of cash is the payment of medical costs. HCP generally invests cash in short-term fixed income securities that have final maturities of five years or less and average maturity of two years or less. Professional portfolio managers operating under documented guidelines manage HCP’s investments. Additionally, as of December 31, 2011, HCP had invested $340.9 million in a portfolio of highly liquid money market securities, and HCP’s fixed income investments consisted solely of investment-grade debt securities. All of HCP’s investments are classified as current assets, except for auction rate securities with an estimated fair value of $3.0 million at December 31, 2011, which are classified as non-current assets.

During 2011, HCP’s cash and cash equivalents increased by $33.4 million. In 2011, net cash provided by operating activities was $509.3 million, which was attributable principally to net income of $408.6 million. The following non-cash expenses also contributed to the cash provided by operating activities: depreciation and amortization of $30.6 million, amortization of debt issuance costs of $3.1 million, and share-based compensation of $7.5 million. HCP’s cash provided by operating activities was also sourced from increases in accounts payable, accrued compensation and other liabilities of $56.0 million and in medical claims and capitation payable of $35.4 million, partially offset by decreases in amounts payable to health plans of $19.7 million.

In 2010, net cash provided by operating activities was $343.1 million, which was attributable principally to net income of $329.9 million. The following non-cash expenses also contributed to the cash provided by operating activities: depreciation and amortization of $28.6 million, amortization of debt issuance costs of $0.7 million, and share-based compensation of $7.4 million. HCP’s cash provided by operating activities was also sourced from increases in accounts payable, accrued compensation and other liabilities of $36.9 million and in medical claims and capitation payable of $46.4 million, partially offset by decreases in amounts payable to health plans of $56.3 million.

Net cash used in investing activities during 2011 was $56.5 million, which resulted primarily from cash used to finance acquisitions, net of cash acquired, of $39.8 million and from capital expenditures of $23.2 million, offset by investments in marketable securities and other items.

Net cash used in investing activities during 2010 was $225.6 million, which resulted primarily from net purchases of marketable securities of $175.7 million, and from cash used to finance acquisitions, net of cash acquired, of $30.7 million.

Net cash used in financing activities during 2011 was $419.5 million. As discussed, during January 2011 HCP repurchased 24.1 million Class A Preferred Units from investment funds affiliated with Summit Partners, LP in exchange for $540.0 million in cash (as well as non-cash activities of 436,550 Class B Common Units valued at $10.0 million and an assumed tax liability of $37.0 million). This transaction was partially financed from $585.0 million of proceeds from HCP’s credit facility. The proceeds from the credit facility were also utilized to extinguish HCP’s previous credit facility, with a then outstanding term loan balance of $217.0 million. HCP also made payments during 2011 of $29.3 million on the term loan under its new credit facility. During 2011, HCP issued cash distributions to its members of $211.0 million to fund their respective pass-through tax liabilities associated with their ownership interests, and repurchased for $6.4 million vested options to acquire HCP Common Units.

Net cash used in financing activities during 2010 was $113.9 million, which consisted of cash distributions to members of HCP of $111.1 million and principal payments on the term loan of its credit facility of $2.8 million.

During the six months ended June 30, 2012, HCP’s cash and cash equivalents decreased by $39.4 million. Cash provided by operating activities during the six months ended June 30, 2012 was $184.1 million, as compared to $180.7 million during the six months ended June 30, 2011. Cash used in investing activities during the six months ended June 30, 2012 was $31.7 million, as compared to $15.3 million during the six months ended June 30, 2011, for which the increase is primarily attributable to an increase in cash used to finance acquisitions of $7.4 million and to increases in cash used to purchase marketable securities. Cash used in finance activities during the six months ended June 30, 2012 was $191.7 million, as compared to $343.8 million during the six months ended June 30, 2011. The decrease is primarily attributable to net cash utilized during January 2011 related to the repurchase of Class A Preferred Units and concurrent refinancing of HCP’s credit facility, offset by an increase in distributions to members from $150.4 million during the six months ended June 30, 2011, as compared to $176.9 million during the six months ended June 30, 2012.

Credit Facility

On January 6, 2011, HCP extinguished its then existing credit facility in full and entered into a new credit facility, or HCP Credit Facility, which includes a term loan in the amount of $585.0 million and a revolving line of credit in the amount of $15.0 million, with various lenders. Principal payments on the term loan are due quarterly until maturity on January 6, 2016. The term loan bears interest at the Eurodollar rate (defined as the British Bankers Association London interbank offered rate for deposits in U.S. dollars) plus a margin ranging from 1.50% to 2.50%, based on defined financial ratios. The average interest rate on the HCP Credit Facility during 2011 was 2.07%. The HCP Credit Facility is secured by substantially all of HCP’s assets.

At June 30, 2012, HCP had issued several standby letters of credit in a collective amount of $17.0 million, primarily to secure medical service obligations and workers’ compensation claim liabilities. There were no amounts drawn under these letters of credit.

The HCP Credit Facility includes usual and customary covenants, including restrictive financial covenants. As of June 30, 2012, HCP was in compliance with all covenants under the HCP Credit Facility. The HCP Credit Facility will be repaid and terminated as of the closing of the Merger.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements of HCP in accordance with U.S. generally accepted accounting principles requires its management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and to the reported amounts of revenues and expenses during the period. HCP bases its estimates on historical experience and on various other assumptions that HCP believes are reasonable under the circumstances. Changes in estimates are recorded if and when better information becomes available. Actual results could significantly differ from those estimates under different assumptions and conditions. HCP believes that the accounting policies discussed below are those that are most important to the presentation of its financial condition and results of operations and that require its management’s most difficult, subjective and complex judgments.

Variable Interest Entities

Accounting Standards Codification (ASC) Section 810-10-15-14 stipulates that generally any entity with (a) insufficient equity to finance its activities without additional subordinated financial support or (b) equity holders that, as a group, lack the characteristics that evidence a controlling financial interest, is considered a Variable Interest Entity, or VIE. All VIEs in which HCP owns a majority voting interest and all VIEs for which HCP is the primary beneficiary are included in HCP’s consolidated financial statements. HCP determines whether it is the primary beneficiary of a VIE through a qualitative analysis that identifies which variable interest holder has the controlling financial interest in the VIE. The variable interest holder who has both of the following has the controlling financial interest and is the primary beneficiary: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. In performing this analysis, HCP management considered all relevant facts and circumstances, including: the design and activities of the VIE, the terms of the contracts the VIE has entered into, the nature of the VIE’s variable interests issued and how they were negotiated with or marketed to potential investors, and which parties participated significantly in the design or redesign of the entity. HCP’s consolidated financial statements include HCPAMG, HealthCare Partners Medical Group, Inc., and Healthcare Partners Medical Group (Bacchus), Ltd.

Revenue Recognition

HCP’s medical revenue consists primarily of fees for medical services provided under shared risk capitated (or per person) contracts with various health plans in its southern California market, and fees for medical and hospital services under global capitation contracts in its central Florida and southern Nevada markets. Capitation revenue under health plan contracts is paid monthly based on the number of enrollees assigned to HCP’s employed and affiliated physicians.

Capitation revenue paid by health plans is recognized in the month in which HCP is obligated to provide medical and hospital services. Capitation revenue may be subsequently adjusted to reflect changes in enrollment as a result of enrollee retroactive terminations or additions. Such retroactive terminations or additions have not had a material effect on capitation revenue.

Revenue that HCP receives with respect to its senior membership is adjusted periodically to give effect to the relative risk profile of the senior members for whom HCP is financially responsible. In the Balanced Budget Act of 1997, Congress created a rate-setting methodology that included a provision requiring CMS to implement a risk adjustment payment system for Medicare health plans. Risk adjustment uses health status indicators to improve the accuracy of risk adjusted payments and establish incentives for plans to enroll and treat less healthy Medicare beneficiaries. Under this methodology, health plans must capture, collect and submit diagnosis code information to CMS. Capitation premiums under this methodology are paid at interim rates during the year and retroactive adjustments occur in subsequent periods (generally in the third quarter of the same year, with a final adjustment in the third quarter of the following year) after data is compiled by CMS. Positive or negative payment adjustments are made for enrollees with conditions requiring more or less health care services than assumed in the interim payments. HCP includes in the first two quarters of each year an estimate of the retroactivity adjustment, based on each enrollee’s anticipated payment rates derived from qualifying diagnoses coded on behalf of enrollees as compiled in its data bases. HCP anticipates that, over the coming years, as HCP continues to collect more historical data and refine its estimation practices, HCP will record larger estimates in the first and second quarter of any given year.

HCP also has the potential to earn additional revenue or incur losses under health plan contracts by sharing in the risk of hospitalization based upon inpatient and related services utilized by its members. HCP estimates risk pool revenues based on estimated hospital utilization and associated costs compared to contracted rates. Differences between actual and estimated settlements are recorded when the final outcome is known. HCP also receives incentives under “pay for performance” programs for quality medical care based on various criteria. HCP estimates revenues under these programs based on historical performance and contractual guarantees.

Medical Claims Liability and Related Payable, Medical Expense and Hospital Expense

Medical expense and hospital expense are recognized in the period in which services are provided and include an estimate of claims which have been incurred but not reported as of the balance sheet date. Medical claims expenses consist of payments for professional services to contracted independent physician associations, medical groups and physicians that are not affiliated with HCP. Hospital expenses consist of payments for institutional services to contracted hospitals. In addition, as explained above under “—Key Financial Measures and Indicators—Operating Revenues,” under HCP’s risk-share capitation model, risk-share revenues (that is, the portion of the excess of hospital capitation revenue to which HCP is entitled over hospital expenses) is based on the number of enrollees and estimates of hospital utilization and associated costs incurred by assigned health plan enrollees, including an estimate of institutional claims which have been incurred but not reported.

The IBNR component of total medical claims liability and related payables is based on historical utilization and payment trends, medical inflation, enrollment levels, product line and other relevant information. Estimating IBNR is complex and involves a significant amount of judgment. Accordingly, it represents HCP’s most critical accounting estimate. Such estimates are analyzed and reviewed on a monthly basis, and adjustments to monthly accrual estimates are reflected in current operations. Changes in this estimate can materially affect, either favorably or unfavorably, HCP’s combined operating results and overall financial position.

HCP’s IBNR estimate methodology utilizes standard lag-based actuarial models to develop completion factors. The model considers claims payment data for the most recent 24 months. The completion factor is a measure of how complete the claims paid to date are relative to the estimate of the total claims for services rendered for a given reporting period. For any given month of service, the corresponding completion factor is divided into claims paid to date to estimate the amount of incurred claims for the given month. Although the completion factor is generally reliable for older service periods, it is more volatile, and hence less reliable, for more recent measurement periods given inherent billing and processing lags involved in the administration of claim payments. As a result, for the most recent two to three service months, the estimate for incurred claims is developed from a trend factor analysis based on per member per month claims trends experienced in the preceding months, as adjusted for other relevant factors.

Each month, HCP re-examines the previously established medical claims liability and related payable estimates based on actual claim submissions and other relevant changes in facts and circumstances. As the liability estimates recorded in prior periods become more exact, HCP increases or decreases the amount of the estimates, and include the changes in medical expenses in the period in which the change is identified. In every reporting period, HCP’s operating results include the effects of more completely developed medical claims liability and related payable estimates associated with prior periods.

HCP believes that the amount of its medical claims liability estimate is adequate to provide for its ultimate liability for incurred claims as of the balance sheet dates; however, the amount of actual future claim payments may differ from its estimate. Assuming a hypothetical 1% variance in HCP’s estimate of accrued medical claims, HCP’s medical expense for the years ended December 31, 2011 and 2010 would increase or decrease by approximately $0.9 million and $0.8 million, respectively.

HCP also regularly evaluates the potential need to establish premium deficiency reserves for the probability that anticipated future health care costs could exceed future capitation payments from health plans. To date, HCP has determined that no premium deficiency reserves have been necessary.

Goodwill and Intangible Assets

HCP’s goodwill balance was $287.7 million and $278.6 million at June 30, 2012 and December 31, 2011, respectively. Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. As of December 31, 2011, HCP early adopted ASU 2011-08, Testing Goodwill for Impairment. As such, HCP assessed qualitative factors to determine whether it is more likely than not that fair value of the reporting units is less than the carrying value. As a result of this assessment, it was determined that performing the two-step impairment test was not necessary. HCP’s analysis indicated that goodwill had not been impaired as of December 31, 2011.

HCP’s intangible assets were $157.8 million and $157.4 million at June 30, 2012 and December 31, 2011, respectively. Identifiable intangible assets with definite useful lives consist primarily of customer relationships and trade names, and are amortized over periods between two and 26 years. Intangible assets are measured for impairment when events or changes in business conditions suggest that the carrying value of an asset may not be recovered. No intangible assets were deemed to be impaired at June 30, 2012 and December 31, 2011.

In addition to the initial consideration paid at the close of each business combination, the stock or asset purchase agreements for completed acquisitions frequently provide for additional future consideration to be paid, which is generally based upon the achievement of certain operating results of the acquired organization as of defined measurement dates. Pursuant to GAAP, the estimated fair value of contingent consideration is accrued at the acquisition date. Subsequent changes, if any, to the estimated fair value of contingent consideration are recognized as part of on-going operations.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued ASU Number 2011-04, Fair Value Measurement, which modifies the fair value measurement and disclosure guidance. This guidance results in new disclosures primarily related to Level 3 measurements, including quantitative disclosure about unobservable inputs and assumptions, a description of the valuation processes, and a narrative description of the sensitivity of the fair value to changes in unobservable inputs. This guidance is effective for reporting periods (including interim periods) beginning after December 15, 2011, and HCP adopted this guidance for the interim period ending March 31, 2012. The adoption of this ASU did not have a material impact on HCP’s financial position, results of operations, or cash flows, but changed certain disclosures.

In June 2011, the FASB issued ASU Number 2011-05, Presentation of Comprehensive Income, which changed the disclosure requirements for the presentation of other comprehensive income (OCI) in the financial statements, including eliminating the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements consisting of a statement of income followed by a separate statement presenting OCI. HCP adopted this ASU for the interim period ending March 31, 2012, which is the period for which it became effective.

In July 2011, the FASB issued an ASU modifying the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts. This guidance changes the presentation on the statement of operations by requiring the reclassification of the provision for bad debts associated with patient service revenues from an operating expense to a deduction from patient service revenue (net of contractual allowances and discounts). Additionally, the amendment requires disclosures regarding HCP’s policy for recognizing patient service revenue and assessing bad debts. Qualitative and quantitative information about changes in the allowance for doubtful accounts is required. This guidance is effective for annual periods beginning after December 15, 2012, and interim and annual periods thereafter, and should be applied retrospectively to all prior periods presented. The adoption of this accounting standards update will not have a material impact on HCP’s statement of financial position, operating results, or cash flows.

Contractual Obligations and Reserves

The below table summarizes by maturity HCP’s significant contractual obligations and reserves as of June 30, 2012:

	Total	Remainder of 2012	2013-2014	2015-2016	2017 and beyond
	(dollar amounts in thousands)
Long term debt	$541,234	$14,625	$73,125	$453,375	$109
Operating leases	192,381	19,184	71,686	51,423	50,088
Capital leases	332	198	134	0	0
Deferred compensation liabilities (1)	43,504	0	0	0	43,504
Acquisition earn-out payments (2)	10,408	10,408	0	0	0

Total contractual obligations	$787,859	$44,415	$144,945	$504,798	$93,701

(1)	Due to uncertainty regarding payment timing, obligations for deferred compensation liabilities have been categorized in the “2017 and beyond” category.
(2)	In addition to the initial consideration paid pursuant to certain stock and asset purchase agreements entered into, additional contingent consideration is to be paid based upon the achievement of certain operating results.

HCP has typically paid 90% to 95% of medical claims within six months of the date incurred and approximately 98% of medical claims within nine months of the date incurred. HCP believes medical claims liabilities are short-term in nature and therefore do not meet the listed criteria for classification as contractual obligations and, accordingly, have been excluded from the table above.

Off-Balance Sheet Arrangements

As part of HCP’s ongoing business, it does not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPE, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2012, HCP was not involved in any SPE transactions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

HCP is exposed to interest rate changes and changes in market values of its investments and long-term debt. HCP does not use financial instruments for trading or other speculative purposes.

Interest Rate Sensitivity

HCP holds money market fund investments that are classified as cash equivalents. HCP had cash equivalent investments totaling $394.5 million and $361.1 million at December 31, 2011 and 2010, respectively. These investments are typically maintained in highly-liquid money market securities, for which the interest rate earned during 2011 and 2010 was de minimus. During 2011 and 2010, a hypothetical 1% increase or decrease in interest rates would not have materially affected HCP’s consolidated financial statements.

HCP also holds available-for-sale securities that are classified as short-term marketable securities, generally consisting of investments in short-term fixed income securities that have final maturities of five years or less and average maturity of two years or less. HCP had short-term investments totaling $175.1 million and $179.3 million at December 31, 2011 and 2010, respectively. HCP also maintains funds on deposit with a third party to secure a risk sharing arrangement with a hospital in its California market, which totaled $63.6 million and $66.7 million at December 31, 2011 and 2010, respectively, and is also generally invested in short-term fixed income securities. These investments are recorded at fair value and are generally short term in nature, and therefore changes in interest rates would not have a material impact on the valuation of these investments. During 2011 and 2010, a hypothetical 1.0% increase or decrease in interest rates would have resulted in an increase or decrease in interest income earned on these investments of approximately $2.4 million and $1.7 million, respectively.

HCP is exposed to changes in interest rates on borrowings under its Credit Facility. The interest rate can fluctuate based on both the interest rate option of either the base rate or LIBOR rate, plus an applicable margin, and the interest period of 30 day, 60 day, 90 day or 180 day LIBOR. At December 31, 2011 and 2010, the amount of outstanding debt subject to interest rate fluctuations was $555.8 million and $217.0 million, respectively. During 2011 and 2010, a hypothetical 1.0% increase in LIBOR would have resulted in an increase to interest expense of $5.7 million and $2.2 million, respectively. HCP has not historically utilized interest rate swaps or other similar hedging instruments as a vehicle to minimize the impact of fluctuations in interest rates.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HCP

The following table sets forth information as of September 25, 2012 regarding beneficial ownership of the HCP Common Units by (i) each person known by HCP to beneficially own more than 5% of HCP Common Units, (ii) each of the members of the HCP Board, (iii) each of HCP’s named executive officers and (iv) all of the members of the HCP Board and HCP’s executive officers as a group.

In computing the percentage ownership of a person, HCP Options are deemed to be outstanding if they are exercisable within 60 days of September 25, 2012. All percentages in the following table are based on a total of 100,131,969.2 HCP Common Units outstanding as of September 25, 2012. Unless otherwise indicated, the address for each person or entity named in the table below is c/o HCP, 19191 South Vermont Avenue, Suite 200, Torrance, California 90502.

Name and Address of Beneficial Owner	Number of HCP Common Units Beneficially Owned	Percent of Class
5% Unitholders
HealthCare Partners Medical Group(1)	72,711,090	72.62%
Bay Shores Investment LLC(2)	19,656,250	19.63%
Named Executive Officers and Members of the HCP Board
Robert Margolis, M.D.(1)(3)	73,694,423	72.88%
Matthew Mazdyasni(4)	1,353,910	1.35%
William Chin, M.D.(5)	295,000	*
Zan Calhoun(6)	61,192	*
Ralph Mendez, M.D.	—	—
Craig Frances, M.D.	—	—
Steve Valentine(7)	49,167	*
All members of the HCP Board and HCP’s executive officers as a group (7 persons)(8)	75,453,692	74.16%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of 72,711,090 HCP Common Units held directly by HCP Medical Group. Dr. Margolis, the Chairman and Chief Executive Officer of HCP, is the managing partner of HCP Medical Group and, together with the executive committee of HCP, has shared voting and investment power with respect to such HCP Common Units. Dr. Margolis owns approximately 18.67% of the partnership interests of HCP Medical Group.
(2)	Consists of 19,656,250 HCP Common Units held directly by Bay Shores Investment LLC. The executive committee of Bay Shores Investment LLC has shared voting and investment power with respect to such HCP Common Units.
(3)	Includes 983,333 HCP Options held by Mr. Margolis that are exercisable within 60 days of September 25, 2012.
(4)	Consists of 1,132,660 HCP Common Units held by Mr. Mazdyasni, and 221,250 HCP Options held by Mr. Mazdyasni that are exercisable within 60 days of September 25, 2012.
(5)	Consists of 295,000 HCP Options held by Mr. Chin that are exercisable within 60 days of September 25, 2012.
(6)	Consists of 61,192 HCP Options held by Mr. Calhoun that are exercisable within 60 days of September 25, 2012.
(7)	Consists of 49,167 HCP Options held by Mr. Valentine that are exercisable within 60 days of September 25, 2012.
(8)	Includes 1,609,942 HCP Options held in the aggregate by the members of the HCP Board and HCP’s executive officers that are exercisable within 60 days of September 25, 2012.

SELLING SECURITY HOLDERS

We are registering for resale shares of DaVita Common Stock to be received by HCP Medical Group as merger consideration. HCP Medical Group intends to distribute its shares of DaVita Common Stock to its equity holders in accordance with the terms of its governing documents, subject to such individual equity holder’s cash and/or stock election. For purposes of determining the number of shares of DaVita Common Stock that HCP Medical Group will receive as merger consideration, we assumed the following: (i) HCP Medical Group elects to receive stock in exchange for the Maximum Stock Election Eligible Units available for 72,711,090 HCP Common Units, all of the HCP Common Units that it holds as of September 25, 2012 and Drs. Margolis and Chin participate pro rata in the Maximum Stock Election by HCP Medical Group, (ii) no other holders of HCP Common Units, other than Drs. Margolis, Chin, and Paulsen and Mr. Mazdyasni, elect to receive any DaVita Common Stock as merger consideration, (iii) each of Dr. Paulsen and Mr. Mazdyasni only make the minimum stock election required pursuant to their respective support agreements, (iv) no reduction to the total merger consideration as a result of an estimated working capital adjustment at the time of closing, and (v) an Exchange Ratio of approximately .4416x, calculated by dividing the Per Unit Closing Consideration of approximately $44.29 by the closing stock price of DaVita Common Stock of $100.30 on September 25, 2012. Under this example, HCP Medical Group would receive approximately 9,140,799 shares of DaVita Common Stock and would hold approximately 8.8% of the outstanding DaVita Common Stock following the Merger and prior to any distribution to its owners.

Drs. Margolis and Chin hold equity interests in HCP Medical Group and, therefore, the amount of shares of DaVita Common Stock that would be issued to HCP Medical Group under these assumptions include the shares that Drs. Margolis and Chin each are required to elect to receive pursuant to their support agreements.

Dr. Margolis is the managing partner of HCP Medical Group and holds approximately 18.67% of the equity interests of HCP Medical Group. Dr. Margolis entered into a support agreement with HCP and DaVita whereby he has agreed to elect to receive per unit closing stock consideration for not less than 33% of his direct and indirect equity interests in HCP.

DAVITA INC. AND HEALTHCARE PARTNERS HOLDINGS, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited pro forma condensed consolidated balance sheet

As of June 30, 2012

			Pro forma adjustments(i)
	Historical DaVita	Historical HealthCare Partners	DaVita and HealthCare Partners Merger(a)	Related Borrowings		Pro forma Consolidated
	(dollars in millions)
Assets
Cash and cash equivalents	$273	$355	$(3,592)	$3,958	(b)	$452
				(542	)(f)
Short-term investments	9	180				189
Accounts receivable, net	1,250	172				1,422
Inventories	78	—				78
Other receivables	211	—				211
Other current assets	46	106				152
Income tax receivable	12			1	(e)	19
				4	(d)
				2	(f)
Deferred income taxes	300	7	(7)			300

Total current assets	2,179	820				2,823
Property and equipment, net	1,586	79				1,665
Amortizable intangibles, net	162	158	1,638	56	(d)	1,854
			(158)	(2	)(e)
Notes receivable, net	—	8				8
Equity investments	28	—	4			32
Long-term investments	12	—				12
Other long-term assets	30	62	(4)	(5	)(f)	83
Goodwill	5,258	288	3,361			8,716
			158
			(288)
			(68)
			7

	$9,255	$1,415				$15,193

Liabilities and shareholders’ equity
Accounts payable	$299	$222				$521
Other liabilities	395	—	$144			539
Accrued compensation and benefits	436	—				436
Medical claims and related payables	—	228				228
Current portion of long-term debt	106	30		(2	)(b)	188
				84	(c)
				(30	)(f)

Total current liabilities	1,236	480				1,912
Long-term debt	4,393	512		(196	)(b)	8,336
				4,250	(c)
				(84	)(c)
				(27	)(d)
				(512	)(f)
Other long-term liabilities	147	107	116			370
Alliance and product supply agreement, net	17	—				17
Deferred income taxes	431	68	200			631
			(68)

Total liabilities	6,224	1,167				11,266

			Pro forma adjustments(i)
	Historical DaVita	Historical HealthCare Partners	DaVita and HealthCare Partners Merger(a)	Related Borrowings		Pro forma Consolidated
	(dollars in millions, except per share data)
Noncontrolling interests subject to put provisions	523	—				523
Shareholders’ equity:
Preferred stock ($0.001 par value; 5,000,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value; 450,000,000 shares authorized; 134,862,283 shares issued; 94,486,725 and 103,867,037 shares outstanding historically and on a pro forma basis, respectively)	—	—				—
Additional paid-in capital	565	—	536			1,101
Retained earnings	3,431	—		(1	)(e)	3,420
				(7	)(d)
				(3	)(f)
Treasury stock, at cost (40,375,558 shares historically and 30,995,246 on a pro forma basis)	(1,598)	—	371			(1,227)
Accumulated other comprehensive loss	(19)	—				(19)

Total DaVita Inc. shareholders’ equity	2,379	—				3,275
Members equity	—	248	(248)			—
Noncontrolling interests not subject to put provisions	129	—				129

Total equity	2,508	248				3,404

Total liabilities plus shareholders’ equity	$9,255	$1,415				$15,193

Notes to unaudited pro forma condensed consolidated balance sheet

(a)	The purchase of HCP for approximately $4,749 million comprised of $3,592 million in cash (which includes the effect of an estimated negative working capital adjustment of $68 million), a $275 million contingent earn-out consideration with a preliminary estimated fair value of $250 million and $907 million from the issuance of 9,380,312 shares of DaVita common stock valued at the closing market price as reported by the NYSE as of August 10, 2012. The purchase price is subject to a final working capital true-up adjustment at closing (as described under the Merger Agreement).

(dollars in millions)
Customer relationships	$940
Practice management tools	250
Non-compete agreements	220
Trade names	220
Provider network	8
Net tangible liabilities	(198)
Deferred income taxes	(200)
Other closing liabilities	(10)
Goodwill	3,519

$4,749

Goodwill is also being adjusted for the elimination of HCP’s historical amounts for goodwill and deferred taxes in the amount of $288 million and $61 million, respectively.

Assuming the Company’s stock price were to either decrease or increase by 15% as compared to the price on August 10, 2012, then the overall purchase price would be adjusted by approximately $136 million and would result in a corresponding adjustment to goodwill.

Of the total contingent earn-out consideration, $134 million is expected to be short-term and the balance of $116 million is considered to be long-term.

The $275 million total contingent earn-out consideration as described above can be earned in two tranches. The first tranche consists of $137.5 million if the EBITDA for HCP for 2012 is equal or greater than $550 million and the second tranche consists of $137.5 million if the earn-out EBITDA for HCP for 2013 is equal or greater than $600 million. We have estimated the preliminary fair value of the contingent earn-out consideration to be $250 million as of the expected closing date. The contingent earn-out consideration will subsequently be remeasured to fair value at each reporting date until the contingency is resolved with changes in the liability due to the re-measurement recorded in earnings. Therefore, if HCP achieves both of these earn-out EBITDA targets, we would be required to record a charge to earnings in the amount of $25 million, primarily in 2013, representing the difference between the preliminary fair value of the contingent earn-out consideration of $250 million as compared to the total potential pay-out of $275 million.

Conversely, if the fair value of the contingent earn-out consideration were to decrease below the preliminary fair value amount of $250 million, we would then record a gain to earnings.

For purposes of this pro forma presentation, we estimate that the amounts for tangible assets and liabilities reflected on HCP’s consolidated balance sheet approximate the fair values of such assets and liabilities, and accordingly, such amounts have not been adjusted in the accompanying pro forma financial information. Our projections and underlying assumptions concerning the initial purchase price allocations and fair values of HCP’s identifiable assets, liabilities and contingent earn-out consideration represent our current best estimates and are based upon the information available to us at this time. However, these estimates are preliminary and subject to change based upon completion of final valuation analyses. Additionally, the final purchase price is subject to a working capital true-up adjustment. Accordingly, the final amounts will differ from the amounts shown above.

This includes the reclassification of equity investments of $4 million for consistent presentation.

(b)	Net proceeds of cash as a result of the Financings related to the acquisition of HCP as follows: net proceeds from borrowings under the amended senior credit facilities of $3.0 billion, plus the net proceeds of $1.25 billion from the incurrence of additional senior financing reduced by an estimated $94 million of fees and the pay-off of Term Loan A-2 for $198 million.

(c)	The borrowing under the amended senior secured credit facilities and from the incurrence of the additional senior financing is set forth in the table below:

(dollars in millions)
Senior secured credit facilities
Term Loan A-3	$1,350
Term Loan B-2	1,650

Total new Term Loans	3,000
Additional Senior Financing	1,250

Total borrowings	$4,250

Of the $4.25 billion of total borrowings, $84 million is expected to be short-term and $4.166 billion is expected to be long-term.

(d)	Fees and expenses totaling $94 million are expected to be paid from the proceeds of the borrowings and as described above and are as follows:

(dollars in millions)
Deferred financing costs	$56
Debt discount	27
Transaction costs (expensed)	11

$94

We estimate that all of the deferred financing costs of $56 million associated with the amended senior secured credit facilities and the incurrence of additional senior financing will be capitalized and that no existing deferred financing costs associated with the existing senior secured credit facilities, except for the Term Loan A-2, will be written off. However, these amounts are subject to change depending upon the final calculations that will determine the actual amount of deferred financing costs that will be capitalized or expensed.

(e)	Write-off of the existing deferred financing costs associated with the extinguishment of the Term Loan A-2 of $2 million.

(f)	In conjunction with the Merger, it is anticipated that all of HCP’s outstanding debt totaling $542 million will be paid-off at close and the related deferred financing costs of $5 million will be written-off.

(i)	The unaudited pro forma condensed consolidated balance sheet as of June 30, 2012 gives effect to the acquisition of HCP and related borrowings as if each had occurred on June 30, 2012.

Unaudited pro forma condensed consolidated statement of income Year ended December 31, 2011

			Pro forma adjustment(i)
	Historical DaVita	Historical HCP	Merger and related financing		Pro forma consolidated
	(dollars in millions, except per share data)
Net dialysis patient service revenues, less provision for uncollectable accounts of $190	$6,273	$—			$6,273
Integrated care revenue	—	2,375			2,375
Other revenues(1)	519	47			566

Net operating revenues	6,792	2,422			9,214

Operating expenses and charges:
Patient care costs	4,681	1,721			6,402
General and administrative	691	207	(2	)(a)	896
Depreciation and amortization	267	31	143	(a)	425
			(16	)(a)
Provision for uncollectible accounts	7	—			7
Equity investment income	(9)	(25)			(34)
Goodwill impairment charge	24	—			24

Total operating expenses and charges	5,661	1,934			7,720

Operating income	1,131	488			1,494
Debt expense	(241)	(16)	(181	)(b)	(446)
			(12	)(b)
			17	(b)
Other income	3	8	(13	)(b)	11

Income from continuing operations before income taxes	893	480			1,059
Income tax expense	316	71	(1	)(c)	386

Income from continuing operations	577	409			673
Discontinued operations:
Income from operations of discontinued operations, net of tax	1	—			1
Loss on disposal of discontinued operations, net of tax	(5)	—			(5)

Net income	573	409			669
Less: Net income attributable to noncontrolling interests	(95)	—			(95)

Net income attributable to DaVita Inc.	$478	$409			$574

Earnings per share:
Basic income from continuing operations per share attributable to DaVita Inc.	$5.09				$5.56

Basic net income per share attributable to DaVita Inc.	$5.05				$5.52

Diluted income from continuing operations per share attributable to DaVita Inc.	$4.99				$5.46

Diluted net income per share attributable to DaVita Inc.	$4.96				$5.42

Weighted average shares for earnings per share:
Basic	94,658,027		9,380,312		104,038,339

Diluted	96,532,110		9,380,312		105,912,422

Amounts attributable to DaVita Inc.:
Income from continuing operations	$482				$578
Discontinued operations	(4)				(4)

Net income	$478				$574

(1)	Other revenues for DaVita include revenues from our ancillary services and strategic initiatives and fees for providing management and administrative services and the other revenues for HCP include revenues primarily from consulting services and fees from management and administrative services.

Notes to unaudited pro forma condensed consolidated statement of income Year ended December 31, 2011

(a)	Reflects net amortization expense associated with the customer relationships non-compete agreements and other intangible assets. The customer relationships are being amortized over seventeen years, the non-compete agreements are being amortized over three and seven years and the other intangible assets are being amortized over five to ten years, as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Customer relationships	$940	17	$55
Non-compete agreements	$220	3-7	33
Other intangibles	$478	5-10	55

			$143

Historical HCP amortization expense of $16 million will be replaced with the estimated $143 million of amortization expense as a result of recording the acquisition at fair value.

Transaction costs of $2 million that were recognized during the year ended December 31, 2011 have been reversed since they represent non-recurring charges directly related to the transaction.

(b)	Reflects adjustments to interest expense to reflect: (i) increase in annual interest expense of $181 million associated with borrowings under the amended senior secured credit facilities and the incurrence of the additional senior indebtedness, (ii) the amortization of deferred financing costs and debt discount associated with the Financing of approximately $12 million, (iii) reduced interest expense associated with the repayment of HCP’s outstanding debt of approximately $14 million, and (iv) the amortization of previously recognized deferred financings costs and interest expense with respect to DaVita’s previous outstanding Term Loan A-2 of $3 million. Pro forma debt expense assumes a weighted average effective interest rate of 4.49% including the impact of our anticipated new swap agreements for the year ending December 31, 2011. Pro forma debt expense assumes the interest rates on the financings that we expect to obtain at the time of closing, actual interest rates may vary. An increase or decrease of 0.125% in the interest rate applicable to the additional $4.052 billion of indebtedness at closing of the Merger would result in an approximate change of approximately $5 million in debt expense annually (assuming that (A) DaVita will enter into swap agreements with respect to the additional borrowings under the amended senior secured credit facilities with a notional amount of $1.35 billion and associated debt expense of $13 million and (B) the prevailing LIBOR rate on the closing date of the Merger will be less than the assumed interest rate floor of 1.00% associated with the portion of the additional borrowings under the amended senior secured credit facilities that will not be subject to the swap agreements referred to in clause (A)).

(c)	Reflects the adjustment to the income tax expense amount of ($1) million based on the overall pro forma pre-tax income at 40.0% after considering noncontrolling interests.

(i)	The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2011 gives effect to the acquisition of HCP and related borrowings as if each had occurred on January 1, 2011.

Unaudited pro forma condensed consolidated statement of income six months ended June 30, 2012

			Pro forma adjustment(i)
	Historical DaVita	Historical HCP	Merger and related financing		Pro forma consolidated
	(dollars in millions, except per share data)
Dialysis patient service operating revenue, less provision for uncollectable accounts of $107	$3,465	$—			$3,465
Integrated care revenue	—	1,294			1,294
Other revenues(1)	332	28			360

Net operating revenues	3,797	1,322			5,119

Operating expenses and charges:
Patient care costs	2,575	940			3,515
General and administrative	422	110	(19	)(a)	513
Depreciation and amortization	154	16	72	(a)	234
			(8	)(a)
Provision for uncollectible accounts	4	—			4
Equity investment income	(5)	(12)			(17)
Legal proceeding contingency accrual and related expenses	78	—			78

Total operating expenses	3,228	1,054			4,327

Operating income	569	268			792
Debt expense	(122)	(6)	(89	)(b)	(218)
			(6	)(b)
			11	(b)
			(6	)(b)
Other income, net	2	4			6

Income before income taxes	449	266			580
Income tax expense	164	33	21	(c)	218

Net income	285	233			362
Less: Net income attributable to noncontrolling interests	(49)	—			(49)

Net income	$236	$233			$313

Earnings per share:
Basic	$2.51				$3.03

Diluted	$2.46				$2.97

Weighted average shares for earnings per share:
Basic	93,970,295		9,380,312		103,350,607

Diluted	95,865,605		9,380,312		105,245,917

(1)	Other revenues for DaVita include revenues from our ancillary services and strategic initiatives and fees for providing management and administrative services and the other revenues for HCP include revenues primarily from consulting services and fees from providing management and administrative services.

Notes to unaudited pro forma condensed consolidated statement of income six months ended June 30, 2012

(a)	Reflects net amortization expense associated with the customer relationships, non-compete agreements and other intangible assets. The customer relationships are being amortized over seventeen years, the non-compete agreements are being amortized over seven and three years and the other intangible assets are being amortized over five to ten years, as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Customer relationships	$940	17	$28
Non-compete agreements	$220	3-7	16
Other intangibles	$478	5-10	28

			$72

Historical HCP amortization of $8 million will be replaced with the estimated $72 million of amortization expense as a result of recording the acquisition at fair value.

Transaction costs of $19 million that were recognized during the first six months of 2012 have been revered since they represent non-recurring charges directly related to the transaction.

(b)	Reflects adjustments to interest expense to reflect: (i) increase in annual interest expense of $89 million associated with borrowings under the amended senior secured credit facilities and the incurrence of the additional senior indebtedness, (ii) the amortization of deferred financing costs and debt discount associated with the Financings of approximately $6 million, (iii) reduced interest expense associated with the repayment of HCP’s outstanding debt of approximately $6 million, and (iv) the amortization of previously recognized deferred financings costs and interest expense with respect to DaVita’s previously outstanding Term Loan A-2 of $5 million. Pro forma debt expense assumes a weighted average effective interest rate of 4.50% including the impact of our anticipated new swap agreements for the six months ended June 30, 2012. Pro forma debt expense assumes the interest rates on the financings that we expect to obtain at the time of closing, actual interest rates may vary. An increase or decrease of 0.125% in the interest rate applicable to the additional $4.052 billion of indebtedness at closing of the Merger would result in an approximate change of approximately $3 million in debt expense for the six month period (assuming that (A) DaVita will enter into swap agreements with respect to the additional borrowings under the amended senior secured credit facilities with a notional amount of $1,350 million and associated debt expense of $6 million and (B) the prevailing LIBOR rate on the closing date of the Merger will be less than the assumed interest rate floor of 1.00% associated with the portion of the additional borrowings under the amended senior secured credit facilities that will not be subject to the swap agreements referred to in clause (A)).

(c)	Reflects the adjustment to the income tax expense amount of $21 million based on the overall impact of the pro forma pre-tax income at 41.0% after considering noncontrolling interests.

(i)	The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2012 gives effect to the acquisition of HCP and related borrowings as if each had occurred on January 1, 2011.

DESCRIPTION OF DAVITA FINANCING

DaVita expects to finance the cash portion of the merger consideration through a combination of borrowings under new senior secured facilities and new senior notes. DaVita and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the financing required to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement. On August 28, 2012, DaVita issued $1.25 billion of 5.75% senior notes due 2022. The proceeds of the senior notes were placed in escrow pending the consummation of the Merger and the satisfaction of certain other conditions. On August 24, 2012, DaVita, its subsidiary guarantors and JPMorgan Chase Bank, N.A., as Administrative Agent, entered into an amendment of its senior secured credit agreement to permit or facilitate, among other things, $3.0 billion of additional term loans under the senior secured facilities, the Merger and the new senior notes. The effectiveness of the amendment is subject to various conditions, including the commitments of lenders for the full $3.0 billion of additional term loans. DaVita currently anticipates that the additional term loans will consist of a new five year term loan A-3 in the principal amount of $1.35 billion and a new seven year term loan B-2 in the principal amount of $1.65 billion. DaVita has obtained commitments for the new five year term loan A-3, which are subject to various conditions, including the receipt of commitments for the new seven year term loan B-2 which are not expected to be received until immediately prior to the closing of the Merger. No assurance can be given that unconditional binding commitments for the full amount of the new term loans will be obtained, that the amendment will become effective or that the conditions to the release of the proceeds of the 5.75% senior notes will be satisfied. In the event that neither DaVita nor Merger Sub can obtain all of the financing required for the Merger, each party to the Merger generally has the right to terminate the Merger Agreement and HCP may be entitled to a termination fee. For additional information, please see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on page 151 and page 152, respectively.

DESCRIPTION OF DAVITA CAPITAL STOCK

DaVita’s authorized capital stock consists of 450,000,000 shares of DaVita Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of June 30, 2012, 94,486,725 shares of DaVita Common Stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Holders of shares of DaVita Common Stock are entitled to one vote for each share on all matters voted on by stockholders. There are no cumulative voting rights applicable to DaVita Common Stock. DaVita Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. The authorized but unissued shares of common stock are available for issuance without further action by DaVita stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed.

Subject to the preferences applicable to shares of preferred stock outstanding at any time, holders of shares of DaVita Common Stock are entitled to dividends if, when and as declared by the DaVita Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and preferred stock preferences, if any.

Preferred Stock

DaVita’s certificate of incorporation authorizes the DaVita Board to establish series of preferred stock and to determine, with respect to any series of preferred stock, the voting powers, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are stated in the resolutions of the board of directors providing for such series.

The authorized but unissued shares of preferred stock are available for issuance without further action by DaVita stockholders. This allows DaVita to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting, unless such action is required by applicable law or the rules of any stock exchange on which DaVita’s securities may be listed.

Transfer Agent

The registrar and transfer agent for DaVita Common Stock is Computershare Trust Company, N.A.

COMPARISON OF RIGHTS OF DAVITA STOCKHOLDERS AND HCP MEMBERS

As a result of the Merger, HCP Members will exchange their issued and outstanding HCP Common Units for shares of DaVita Common Stock. HCP is a limited liability company organized under the laws of the State of California and, accordingly, the rights of the HCP Members are governed by Sections 1700-17656 of the California Corporations Code, also known as the California Beverly-Killea Limited Liability Company Act, and the limited liability company operating agreement of HCP. DaVita is a corporation organized under the laws of the State of Delaware and, accordingly, the rights of the stockholders of DaVita are governed by the DGCL, the certificate of incorporation of DaVita, as amended, and the bylaws of DaVita, as amended. Therefore, upon completion of the Merger, the rights of the former HCP Members will be governed by the DGCL, the certificate of incorporation of DaVita, as amended, and the bylaws of DaVita, as amended.

The following discussion is a summary of the current rights of HCP Members and the current rights of DaVita stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire prospectus, the relevant provisions of the California Beverly-Killea Limited Liability Company Act and the DGCL and the other governing documents referenced in this prospectus for a more complete understanding of the differences between being an HCP Member and a stockholder of DaVita. DaVita has filed with the SEC its governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Additional Information—Where You Can Find More Information” beginning on page 236.

	Rights of DaVita Stockholders	Rights of HCP Members
Capitalization	DaVita is authorized under its certificate of incorporation to issue 450,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 94,485,807 shares of common stock are issued and outstanding as of June 29, 2012.	HCP is authorized under its operating agreement to issue 1,000 Class A Units and 116,084,729 HCP Common Units, of which 100,131,969.2 HCP Common Units and 1,000 Class A Units are issued and outstanding as of September 25, 2012. In addition, as of September 25, 2012, 15,952,760 HCP Common Units were reserved for issuance under the HCP Amended and Restated 2008 Membership Interest Option and Purchase Plan, of which 5,304,900 HCP Common Units were subject to outstanding and unexercised HCP Options entitling the holder thereof to purchase an HCP Common Unit.
Number of Directors or Managers	DaVita’s bylaws provide that the board of directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the board of directors.	HCP’s articles of organization provide that it shall be managed by more than one manager, and HCP’s operating agreement provides for management by a board of managers, which shall initially consist of five persons, which number may be increased from time to time by a majority vote of the HCP Board to a maximum of nine managers.

	Rights of DaVita Stockholders	Rights of HCP Members
Election of Directors or Managers

Under the DGCL, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of the stockholders of DaVita shall be held for the election of directors.

Under DaVita’s bylaws, each director shall be elected by a vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present.

If the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

DaVita’s bylaws also provide that any director may resign at any time upon notice to the board of directors. If at any meeting for the election of directors a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director must promptly tender his or her offer of resignation to the board of directors. DaVita’s nominating and governance committee will make a recommendation to the board of directors as to whether to accept or reject the tendered offer of resignation, or whether other action should be taken. In determining whether to accept or reject the tendered offer of resignation, DaVita’s nominating and governance committee is entitled to consider all factors believed relevant by the members of such committee, including without limitation:

(1) any stated reason for the director not receiving the required vote and whether the underlying cause or causes are curable;

Under the California Corporations Code, election of managers to fill initial positions or vacancies shall be by the affirmative vote of majority in interest of the members.

Under HCP’s operating agreement, the members holding a majority of all issued and outstanding HCP Common Units have the power to replace any or all of the managers (other than the manager designated as HCP’s Chief Executive Officer (the “CEO Manager”)).

	Rights of DaVita Stockholders	Rights of HCP Members

(2) the factors, if any, set forth in the guidelines or other policies that are to be considered by DaVita’s nominating and governance committee in evaluating potential candidates for the board of directors as such factors relate to each director who has offered his or her resignation;

(3) the length of service of such director;

(4) the effect of such resignation on DaVita’s compliance with any law, rule, regulation, stock exchange listing standards or contractual obligations;

(5) such director’s contributions to DaVita; and

(6) any other factors that DaVita’s nominating and governance committee deems to be in the best interests of DaVita.

No director who has tendered his or her offer of resignation may participate in DaVita’s nominating and governance committee’s recommendation.

Filling Vacancies of the Board	DaVita’s bylaws provide that filling any vacancies of the board of directors may only be done by a majority vote of the board of directors then in office.	HCP’s operating agreement provides that a vacancy on the board of managers may, at the election of the remaining managers, be filled by a person designated by the remaining managers, or, at the election of the remaining managers, by the members holding a majority of all issued and outstanding HCP Common Units (except in the case of a new CEO Manager, which shall be upon the appointment of a new Chief Executive Officer).
Removal of Directors	Under DaVita’s bylaws, directors may be removed from office, with or without cause, by a majority vote of the stockholders.	Under the California Corporations Code, any or all managers may be removed, with or without cause, by the vote of a majority in interest of the members at a meeting called expressly for that purpose.

	Rights of DaVita Stockholders	Rights of HCP Members
Under HCP’s operating agreement, the members holding a majority of HCP Common Units shall have the power to remove or replace any or all of the managers (other than the CEO Manager, who may be replaced by the board of managers upon the appointment of a new CEO) at any time and for any reason.
Amendments to Charter Documents	Under DaVita’s certificate of incorporation, an amendment to the certificate of incorporation requires (1) recommendation of the board; (2) the affirmative vote of a majority of the outstanding stock entitled to vote; and (3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote.	Under the California Corporations Code, the articles of organization may be amended at any time and in any manner as the members may determine, as long as the articles of organization as amended contain only those provisions as it would be lawful to insert in original articles of organization filed at the time of the filing of the amendment. In no event shall the articles of organization be amended by a vote of less than a majority in interest of the members.
Amendments to Bylaws or Operating Agreement

Under the DGCL, stockholders have the power to adopt, amend or repeal bylaws by the affirmative vote of a majority of the stock present and entitled to vote at a meeting at which a quorum is present, unless the certificate of incorporation or the bylaws specify a greater vote.

DaVita’s certificate of incorporation authorizes the board of directors to make, alter or repeal the bylaws of the corporation.

HCP’s operating agreement provides that the operating agreement may be amended, modified or waived from time to time only by a written instrument adopted by HCP and the members holding a majority of HCP Common Units; provided that (a) except as otherwise expressly provided in the operating agreement, an amendment or modification (i) reducing a member’s units or other interest in distributions in a manner which is disproportionately adverse to such member relative to the rights of other members holding units of the same class or type, (ii) increasing any obligation to HCP of a member to HCP holding any units in a manner which is disproportionately adverse to such member relative to the rights of other members holding units of the same class or type or

	Rights of DaVita Stockholders	Rights of HCP Members
(iii) changing any of the rights, preferences or privileges that are unique to Class A members with respect to their Class A Units, shall as to clauses (i) and (ii) be effective only with that member’s consent and as to clause (iii) be effective only with the consent of a majority of all issued and outstanding Class A Units held by the members, (b) amendments with respect to amendments to the unit ownership ledger and severability shall not require any member approval and (c) an amendment or modification reducing the required interest for any consent or vote in the operating agreement shall be effective only with the consent or vote of members having the interest theretofore required.
Stockholder or Member Action by Written Consent	DaVita’s bylaws deny stockholders the ability to consent in writing, without a meeting, to the taking of any action.	HCP’s operating agreement provides that members may vote or otherwise take action by written consent signed by the members holding at least the percentage of HCP Common Units that would be required to approve such action if submitted to a vote at a meeting of the members.
Notice of Stockholder or Member Actions (other than Nomination of Candidates for Election to the Board of Directors or Board of Managers)

DaVita’s bylaws provide that written notice of the time, place and purpose or purposes of every meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. DaVita’s bylaws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

•   through the notice of meeting;

•   by the board of directors of DaVita; or

Under the California Corporations Code, whenever members are required or permitted to take any action at a meeting, a written notice of the meeting shall state the place, date, and hour of the meeting, the means of electronic transmission by and to the limited liability company or electronic video screen communication, if any, and the general nature of the business to be transacted. No other business may be transacted at such meeting.

	Rights of DaVita Stockholders	Rights of HCP Members

•   by a stockholder of record entitled to vote at such meeting.

Generally, the DaVita bylaws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting, the reason for conducting such business and any material interest of the stockholder and the beneficial owner, if any, in such business.

HCP’s operating agreement provides that the board of managers shall give written notice of the meeting to each member not less than 10 nor more than 30 days before a meeting of the members. The notice shall state the time, place and purpose of the meeting.
Notice of Stockholder or Member Nomination of Candidates for Election to the Board of Directors or the Board of Managers

DaVita’s bylaws provide that nominations of persons for election as directors may be made at a meeting of stockholders at which directors are to be elected by any stockholder of the corporation entitled to vote for the election of directors.

For nominations for election to the board of directors of DaVita to be properly brought before an annual meeting, the stockholder must have given timely notice and such notice must include all the information regarding the nominee(s), and the stockholder giving the notice, as set forth in the bylaws. To be timely, such notice shall be delivered to the secretary of DaVita at the principal executive offices of DaVita not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that, in the event that the date of the annual meeting is more than 30 days before or more than

HCP’s operating agreement does not address member nomination of candidates for election to the board managers.

	Rights of DaVita Stockholders	Rights of HCP Members

70 days after such anniversary date, notice by the stockholder must be delivered not later than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by DaVita).

In the event that the number of directors to be elected to the DaVita Board at an annual meeting is increased and there is no public announcement by DaVita naming nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of DaVita at the principal executive offices of DaVita not later than the close of business on the 10th day following the day on which such public announcement is made by DaVita.

Special Meetings of Stockholders or Members	Under DaVita’s bylaws, special meetings of the stockholders may be called by the board of directors of DaVita, the chairman of the board of directors of DaVita, the president or the secretary of DaVita upon the written request for a special meeting of stockholders of the holders of record of not less than 10% of the voting power of all outstanding shares of capital stock of DaVita.	Under HCP’s operating agreement, a meeting of the members may be called at any time by the board of managers or by the members holding a majority of HCP Common Units.

	Rights of DaVita Stockholders	Rights of HCP Members
Stockholder or Member Inspection Rights	Under the DGCL, a stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.	Under the California Corporations Code, each member, manager and holder of an economic interest has the right upon reasonable request, for purposes reasonably related to the interest of that person as a member, manager, or holder of an economic interest, to inspect and copy during normal business hours any of the records required to be maintained by Section 17058 of the California Corporations Code.

Limitation of Personal Liability of Directors	Under DaVita’s certificate of incorporation, a director of DaVita shall not be personally liable to DaVita or its stockholders for monetary damages for breach of fiduciary duty by the director, except for liability (1) for any breach of the director’s duty of loyalty to DaVita or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) an unlawful dividend under the DGCL; or (4) for any transaction under which the director derived an improper benefit.	Under HCP’s operating agreement, a manager shall not be personally liable under any judgment of court, or in any other manner, for any debt, obligation or liability of HCP, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a manager.

Indemnification of Directors and Officers	DaVita’s bylaws require the corporation to indemnify any person who is, or is threatened to be, made a party to a suit, by reason of the fact that he or she is or was a director or officer of DaVita, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans to the fullest extent permitted by the DGCL. However, DaVita will only indemnify an indemnitee in a	HCP’s operating agreement requires HCP to indemnify any person who is involved in, or is made a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that such person is or was a manager, member or officer of HCP. HCP may only offer such indemnification to an indemnitee if such indemnitee reasonably acted in good faith and in a manner reasonably believed to be in the best interests of HCP, and, in the case of a criminal

	Rights of DaVita Stockholders	Rights of HCP Members

suit initiated by such indemnitee, if the suit was authorized by the board of directors of DaVita.

Under the DGCL, DaVita may only offer such indemnification to an indemnitee if such indemnitee reasonably acted in good faith and in a manner reasonably believed to be in, or not opposed, to the best interests of DaVita, and in the case of a criminal proceeding, such indemnitee must have had no reasonable cause to believe his or her conduct was unlawful.

DaVita’s officers and directors are entitled to be paid by DaVita the expenses (including attorneys’ fees) incurred in connection with a proceeding in advance of its final disposition, so long as the officer or director undertakes to repay such amounts advanced if it is ultimately determined that the officer or director was not entitled to indemnification for such expenses from DaVita.

proceeding, such indemnitee must have had no reasonable cause to believe his or her conduct was unlawful.

HCP’s officers and directors are entitled to be paid by HCP the expenses (including attorneys’ fees) actually incurred in connection with such a proceeding, appeal, inquiry or investigation.

Dividends

The DGCL provides that directors of DaVita may declare and pay dividends upon the shares of its capital stock either out if its surplus, or, if there is not surplus, out of its net profits for the fiscal year such dividends are declared or the preceding fiscal year.

DaVita’s certificate of incorporation provides that when and if dividends are declared on the common stock, whether payable in cash, in property or in securities of the corporation, the holders of common stock shall be entitled to share equally, share for share, in such dividends.

The California Corporations Code provides that distributions of the money or property of a limited liability company shall be made to the members and to any classes of members in the manner provided in the operating agreement. If the operating agreement does not otherwise provide, distributions that are a return of capital shall be made in proportion to the contributions made by each member and distributions that are not a return of capital shall be made in proportion to the allocation of profits.

Under HCP’s operating agreement, distributions shall be made when and as designated by the board of managers in a certain order and priority, as specified in the operating agreement.

	Rights of DaVita Stockholders	Rights of HCP Members
Conversion	Holders of DaVita Common Stock have no rights to convert their shares into any other securities.	Holders of HCP Common Units and Class A Units have no rights to convert their membership interests into any other securities.

Stockholder Rights Plan	No stockholder rights plan applies to holders of DaVita Common Stock.	No stockholder rights plan applies to holders of HCP Common Units and Class A Units.

Voting Rights	Each holder of DaVita Common Stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.	Each HCP Member shall have the right to one vote for each HCP Common Unit held by such member on each matter submitted to a vote by the members. The Class A Units have no voting rights.

Required Vote for Authorization of a Merger or Consolidation

Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation that desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•   such corporation’s certificate of incorporation is not amended;

•   the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•   either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock

Under the California Corporations Code, the agreement of merger shall be approved by the vote of a majority in interest of the members of each constituent limited liability company, or such greater percentage of the voting interests of members as may be specified in the articles of organization or written operating agreement of that constituent limited liability company.

Under HCP’s operating agreement, any sale of all or substantially all of the assets of HCP or HealthCare Partners LLC or any reorganization within the meaning of California Corporations Code Section 17600 (which meaning includes a merger) will be submitted to a vote of the members.

	Rights of DaVita Stockholders	Rights of HCP Members

are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under the DGCL, a sale of all or substantially all of such corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

DaVita is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder.

Required Vote for Other Matters	DaVita’s bylaws provide that all elections and questions presented to the stockholders at a meeting at which a quorum is present, other than the election of directors, shall, unless otherwise provided by law, the bylaws or the certificate of incorporation, or the rules and regulations of any stock exchange applicable to DaVita, or pursuant to any regulation applicable to DaVita or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of DaVita that are present in person or by proxy and entitled to vote thereon.	HCP’s operating agreement provides that any liquidation, dissolution or winding up of HCP or any material subsidiary will be submitted to a vote of the members.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax consequences (i) of the Merger to U.S. holders (as defined below) of HCP Common Units that exchange their HCP Common Units for cash and/or shares of DaVita Common Stock in the Merger and (ii) of owning and disposing of any such DaVita Common Stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. The following is based on the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of HCP Common Units that hold their HCP Common Units as “capital assets” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, or to a holder subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	subject to the alternative minimum tax provisions of the Code;

•	a person that received HCP Common Units through the exercise of an employee option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•	a person that holds HCP Common Units as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate, former U.S. citizen or long-term resident of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of HCP Common Units that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds HCP Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the Merger to a U.S. holder may be complex and will depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the Merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences to U.S. Holders of the Merger

Tax Characterization of the Merger. The receipt of cash and/or DaVita Common Stock in exchange for HCP Common Units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. holder’s HCP Common Units in exchange for such cash and/or stock.

Amount and Character of Gain or Loss Recognized. For U.S. federal income tax purposes, a U.S. holder who exchanges its HCP Common Units for cash and/or DaVita Common Stock pursuant to the Merger generally will recognize a capital gain or loss in an amount equal to the difference between (i) such U.S. holder’s amount realized, calculated as the sum of (A) the amount of any cash received, (B) the fair market value of any DaVita Common Stock received, and (C) such U.S. holder’s share, for U.S. federal income tax purposes, of HCP’s liabilities immediately prior to the Merger and (ii) such U.S. holder’s adjusted tax basis in the HCP Common Units exchanged therefor. An HCP member’s amount realized will include any earn-out payments received and any cash and DaVita Common Stock that is placed in escrow and actually or constructively received. However, gain or loss will be computed separately and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to any “unrealized receivables” or “inventory items” of HCP. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Any such ordinary income may exceed net taxable gain realized upon the exchange of HCP Common Units pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of HCP Common Units. Thus, a U.S. holder may recognize both ordinary income and a capital loss as a result of its exchange of HCP Common Units pursuant to the Merger. If a U.S. holder receives DaVita Common Stock and recognizes gain in the Merger, such U.S. holder may also incur a tax liability without a corresponding receipt of cash sufficient to pay such liability.

Capital gain recognized by a U.S. holder generally will be long-term capital gain subject to tax at preferential rates if such U.S. holder is an individual who has held his or her HCP Common Units for more than one year on the date of the Merger. Capital losses may be used to offset only capital gains except, in the case of individuals, up to $3,000 of ordinary income.

Installment Method. Because portions of the cash and/or DaVita Common Stock to be received by each U.S. holder will be placed in escrow or may be earned through the earn-out, and will be received, if at all, in a taxable year after the taxable year that includes the effective time of the Merger, any gain recognized by such U.S. holder generally will be reportable under the “installment method” of accounting unless a U.S. holder affirmatively elects out of, or is otherwise ineligible for, such method. Under the installment method, a U.S. holder will defer the recovery of a portion of its tax basis in its HCP Common Units and the recognition of a portion of any gain recognized in the Merger until such times as such U.S. holder actually or constructively receives the escrowed consideration or earn-out. Complex rules apply to determine the manner of such deferral and the application of these rules could result in a U.S. holder recovering a disproportionately small amount of its tax basis in its HCP Common Units in the year of the Merger and a disproportionately large amount of its tax basis in its HCP Common Units in later taxable years, thus accelerating the recognition of gain by such U.S. holder. To the extent the installment method results in the recognition of too much gain in earlier years, a U.S. holder generally would be entitled to a capital loss after the later of the closing of the escrow or the date on which the final earn-out payment, if any, is paid. In general, non-corporate taxpayers would not be able to carry back any such capital loss to offset gain recognized under the installment method in earlier years. An alternate method of basis recovery may be available where a U.S. holder is able to demonstrate, prior to the due date of its tax return for the taxable year in which the first payment is received under the installment method, that application of the normal installment method rules will substantially and inappropriately defer recovery of such U.S. holder’s basis in its HCP Common Units. U.S. Holders should consult their own tax advisors about the availability and technical requirements of this alternate method.

For purposes of determining the amount realized by a U.S. holder in the Merger under the installment method, the fair market value of any DaVita Common Stock placed in escrow and later received by a U.S. holder will be determined as of the date of receipt of such DaVita Common Stock, rather than as of the date of the Merger.

The installment method does not apply to losses and may not apply with respect to certain categories of income or gain, including to the extent attributable to any inventory of HCP or to depreciation recapture.

A U.S. holder may elect out of the installment method. A U.S. holder that elects out of the installment method, or that is ineligible to use the installment method, generally will recognize gain or loss in the U.S. holder’s taxable year during which the Merger occurs. For this purpose, such gain or loss generally will equal the difference between the (i) amount realized by the U.S. holder, calculated as the sum of (A) the amount of any cash received at the time of the Merger, (B) the fair market value of any DaVita Common Stock received at the time of the Merger, (C) such U.S. holder’s share, for U.S. federal income tax purposes, of HCP’s liabilities immediately prior to the Merger, and (D) the fair market value of the U.S. holder’s right to receive its share of the escrow and earn-out and (ii) such U.S. holder’s adjusted tax basis in the HCP Common Units exchanged therefor. Adjustments to income, gain or loss generally will be required in subsequent taxable years (i) to the extent of any imputed interest (as described below) and (ii) to the extent the total amount a U.S. holder actually receives differs from the sum of any such imputed interest and such U.S. holder’s initially reported amount realized.

U.S. holders who will or may realize gain in connection with the Merger should consult their own tax advisors as to the availability and advisability of reporting such gain under the installment method, the potential application of certain pledge rules and the potential application of an interest charge with respect to any tax deferred under the installment method if such U.S. holder has installment obligations arising during the year and outstanding at the close of the year exceeding $5,000,000 in total.

Interest. Notwithstanding the foregoing, a portion of any payment received out of the escrow and a portion of any earn-out payment generally will be treated as taxable interest income when the payment is received by the U.S. holder. The amount of such imputed interest will be determined under relevant provisions of the Code based on prevailing interest rates. Imputed interest will not be included as consideration received for a U.S. holder’s shares for purposes of computing gain or loss on the sale.

Tax Basis and Holding Period for DaVita Common Stock Received in the Merger. A U.S. holder’s tax basis in any DaVita Common Stock received in the Merger will equal the fair market value of such shares when received. A U.S. holder’s holding period in such stock that is not placed in escrow will begin on the day after the date of the Merger, and a U.S. holder’s holding period in such stock that is placed in escrow will begin on the day after the receipt thereof for U.S. federal income tax purposes.

HCP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger. U.S. holders of HCP Common Units will be allocated their share of HCP’s items of income, gain, loss and deduction for the taxable period of HCP ending on the date of the Merger. These allocations will be made in accordance with the terms of the HCP limited liability company operating agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even though such U.S. holder may not receive additional cash distributions from HCP equal to, or sufficient to cover any tax liability arising from, such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the HCP Common Units held and, therefore, will reduce the gain (or increase the loss) recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the HCP Common Units held and, therefore, will increase the gain (or reduce the loss) recognized by such U.S. holder resulting from the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of DaVita Common Stock

Distributions on DaVita Common Stock. For U.S. federal income tax purposes, distributions of cash by DaVita to a U.S. holder with respect to shares of DaVita Common Stock received in the Merger generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of DaVita’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Distributions of cash in excess of DaVita’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in its DaVita shares, and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, then as capital gain from the sale or exchange of such DaVita shares. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations, and dividends received by an individual U.S. holder before January 1, 2013 may be taxed at the lower applicable long-term capital gains rate, provided certain holding period requirements are satisfied.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of DaVita shares received in the Merger, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such DaVita shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such DaVita shares is more than one year at the time of the taxable disposition. As noted above, long-term capital gains of individuals currently are subject to U.S. federal income tax at preferential rates and the deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, DaVita shares received in the Merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, DaVita shares received in the Merger if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures, or to otherwise establish an exemption from U.S. backup withholding.

U.S. backup withholding is not an additional tax. The amount of any U.S. backup withholding generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of HCP Common Units are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

ADDITIONAL INFORMATION

Legal Matters

Unless otherwise specified in this prospectus, Kim M. Rivera, DaVita’s Chief Legal Officer and Corporate Secretary, will pass upon certain legal matters for DaVita with respect to the securities. Ms. Rivera participates in various employee benefit plans offered by DaVita and as of June 30, 2012 owned 5,000 restricted stock units (none of which were vested) and 112,500 stock-settled stock appreciation rights (17,500 of which were vested).

Experts

The consolidated financial statements and financial statement schedule of DaVita Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to the Company’s adoption of accounting standards updates 2011-07 Health Care Entities — Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts and 2011-05 as amended by 2011-12 Comprehensive Income — Presentation of Comprehensive Income, which were applied retrospectively for all periods presented effective January 1, 2012.

The consolidated financial statements of HCP and affiliates as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in the registration statement of DaVita, which is referred to and made a part of this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon said report given on the authority of such firm as experts in auditing and accounting.

Other Matters

As of the date of this prospectus, the HCP Board knows of no matters that will be presented for consideration at the special meeting other than as described in this prospectus.

Where You Can Find More Information

DaVita files annual, quarterly and current reports, proxy statements and other information with the SEC. DaVita’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document DaVita files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. DaVita also files certain reports and other information with the New York Stock Exchange, or the NYSE, on which DaVita’s common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information about DaVita, including its SEC filings, is also available through its website at http://www.davita.com. However, information on DaVita’s website is not a part of this prospectus or any accompanying prospectus supplement.

DaVita has filed with the SEC a registration statement of which this prospectus forms a part. The registration statement registers the shares of DaVita Common Stock to be issued to HCP Members in connection with the Merger. The registration statement, including the attached exhibits, contains additional relevant information about DaVita and DaVita Common Stock. The rules and regulations of the SEC allow DaVita to omit certain information included in the registration statement from this prospectus.

The SEC allows DaVita to “incorporate by reference” in this prospectus information that DaVita files with the SEC, which means that DaVita is disclosing important business and financial information to you by referring you to those documents. This prospectus incorporates by reference the documents set forth below that DaVita has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about DaVita, its financial condition or other matters.

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Proxy Statement on Schedule 14A filed with the SEC on April 27, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•

Current Reports on Form 8-K filed with the SEC on February 16, 2012, April 16, 2012, the Item 1.01 and 9.01 Form 8-K filed on May 21, 2012 (solely with respect to Items 1.01 and 9.01), June 14, 2012, July 3, 2012, July 6, 2012, July 9, 2012, August 7, 2012, August 13, 2012, August 16, 2012, August 28, 2012 and September 18, 2012.

In addition, DaVita incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the date of the closing of the Merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed.

DaVita will provide free of charge a copy of any or all of the information that has been incorporated by reference in this prospectus if you write to or call DaVita at the following:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Telephone: (888) 484-7505

Attention: Investor Relations

In order for you to receive timely delivery of the documents in advance of the special meeting of the HCP Members, DaVita must receive your request no later than five days prior to the date of the special meeting.

In the event of conflicting information in this prospectus in comparison to any document incorporated by reference in this prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

DaVita has supplied all information contained or incorporated by reference in this prospectus relating to DaVita and HCP has supplied all information contained in this prospectus relating to HCP.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference in, this prospectus. This prospectus is dated September 27, 2012. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this prospectus to HCP Members nor the issuance by DaVita of shares of DaVita Common Stock pursuant to the Merger will create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS OF

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Report of Independent Auditors

The Members

HealthCare Partners Holdings, LLC and Affiliates

We have audited the accompanying consolidated balance sheets of HealthCare Partners Holdings, LLC and Affiliates (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, members’ equity, and cash flows for the years ended December 31, 2011, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthCare Partners Holdings, LLC and Affiliates at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

June 29, 2012

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Balance Sheets

(In Thousands)

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$394,521	$361,099
Investments	175,098	179,333
Accounts receivable—patients, net	22,297	17,280
Accounts receivable—health plans	99,570	79,896
Funds on deposit with third party	63,638	66,688
Prepaid expenses and other current assets	30,949	43,135
Current deferred tax assets, net	6,709	9,322

Total current assets	792,782	756,753
Property and equipment, net	75,848	66,893
Notes receivable from related parties, less current portion	7,812	8,345
Goodwill	278,565	270,143
Intangible assets, net	157,389	142,493
Other assets	53,525	41,829

Total assets	$1,365,921	$1,286,456

Liabilities and members’ equity
Current liabilities:
Medical claims and related payables	$94,406	$78,927
Other medical payables	136,703	116,743
Accounts payable—health plans	21,048	21,087
Accounts payable and accrued expenses	206,934	177,084
Current maturities of long-term debt and capital leases	29,575	2,835

Total current liabilities	488,666	396,676
Long-term debt and capital leases, less current maturities	526,776	214,918
Noncurrent deferred tax liability, net	64,613	36,677
Other liabilities	97,798	72,169

Total liabilities	1,177,853	720,440
Members’ equity:
Preferred equity	—	85,149
Common equity	188,068	480,867

	188,068	566,016

Total liabilities and members’ equity	$1,365,921	$1,286,456

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Income

(In Thousands)

	Year Ended December 31
	2011	2010	2009
Operating revenues:
Medical revenues	$2,375,119	$2,048,566	$1,730,698
Other operating revenues	46,747	39,899	46,095

Total operating revenues	2,421,866	2,088,465	1,776,793
Operating expenses:
Medical expenses	1,165,757	1,034,139	930,157
Hospital expenses	247,636	222,352	211,527
Clinic support and other operating costs	307,544	262,563	225,516
General and administrative expenses	206,928	178,043	136,291
Depreciation and amortization	30,636	28,615	26,036

Total expenses	1,958,501	1,725,712	1,529,527
Equity in earnings of unconsolidated joint ventures	24,607	15,100	11,549

Operating income	487,972	377,853	258,815
Other income (expense):
Interest income	6,376	5,888	5,568
Interest expense	(15,614)	(5,421)	(5,632)
Gain on sale of fixed assets	3	80	—
Gain on sale of investments, net	1,317	41	1,794

Total other income (expense), net	(7,918)	588	1,730

Income before income taxes	480,054	378,441	260,545
Provision for income taxes	71,465	48,564	40,258

Net income	$408,589	$329,877	$220,287

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Members’ Equity

(In Thousands)

	Preferred Equity	Common Equity	Total Equity
Balance at January 1, 2009	$81,757	$143,224	$224,981
Net income	5,250	215,037	220,287
Distributions to members	(3,669)	(108,189)	(111,858)
Share-based compensation	—	6,619	6,619

Balance at December 31, 2009	83,338	256,691	340,029
Net income	5,250	324,627	329,877
Other comprehensive loss	—	(122)	(122)
Distributions to members	(3,439)	(107,703)	(111,142)
Share-based compensation	—	7,374	7,374

Balance at December 31, 2010	85,149	480,867	566,016
Net income	71	408,518	408,589
Other comprehensive income	—	368	368
Distributions to members	—	(211,002)	(211,002)
Share-based compensation	—	7,527	7,527
Repurchase of Class A Units	(75,220)	(464,780)	(540,000)
Tax liability assumed to repurchase Class A Units	—	(37,019)	(37,019)
Issuance of Class B Units	(10,000)	10,000	—
Repurchase of vested options	—	(6,411)	(6,411)

Balance at December 31, 2011	$—	$188,068	$188,068

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31
	2011	2010	2009
Operating activities
Net income	$408,589	$329,877	$220,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,636	28,615	26,036
Amortization of loan fees	3,144	678	721
Gain on sale of investments	(1,317)	(41)	(1,794)
Share-based compensation	7,527	7,374	6,619
Deferred taxes	(6,471)	(3,493)	(937)
Changes in operating assets and liabilities:
Accounts receivable—patients, net	(5,017)	(456)	(3,567)
Prepaid expenses and other current assets	14,275	(35,654)	(2,787)
Other assets	(13,749)	(10,801)	(1,697)
Accounts payable, accrued compensation, and other liabilities	55,994	36,895	19,154
Medical claims and capitation payable	35,439	46,408	17,846
Accounts payable—health plans	(19,714)	(56,346)	6,007

Net cash provided by operating activities	509,336	343,056	285,888

Investing activities
Net purchases of equipment, furniture and fixtures	(23,182)	(21,424)	(11,843)
Acquisition of medical practices, net of cash acquired	(39,819)	(30,667)	(18,805)
Purchases of marketable securities	(103,048)	(285,680)	—
Sales of marketable securities	107,688	109,993	3,119
Proceeds from notes receivable from related parties	1,872	2,129	246

Net cash used in investing activities	(56,489)	(225,649)	(27,283)

Financing activities
Payments on long term debt and short term borrowings	(247,012)	(2,780)	(3,230)
Proceeds from debt issuance	585,000	—	—
Distributions to members	(211,002)	(111,142)	(111,858)
Repurchase of vested options	(6,411)	—	—
Repurchase of Class A Units	(540,000)	—	—
Other	—	—	130

Net cash used in financing activities	(419,425)	(113,922)	(114,958)

Net increase in cash and cash equivalents	33,422	3,485	143,647
Cash and cash equivalents—beginning of year	361,099	357,614	213,967

Cash and cash equivalents—end of year	$394,521	$361,099	$357,614

Income taxes paid	$56,705	$53,200	$43,102

Interest paid	$12,316	$4,580	$4,912

Noncash activities:
Contribution of assets to Magan joint venture	$—	$1,030	$9,126
Contingent consideration	$—	$20,400	$2,559
Redemption of Class A Units	$10,000	$—	$—
Tax liability assumed to repurchase Class A Units	$37,019	$—	$—

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Notes to Consolidated Financial Statements

December 31, 2011

1. Organization and Business

HealthCare Partners Holdings, LLC (HCPH) is a California limited liability company that was established on February 23, 2005 in connection with a reorganization of its subsidiaries. HCPH, together with its affiliated physician groups and subsidiaries, is a patient and physician-focused, integrated health care delivery and management company, providing coordinated outcomes – based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, HCPH has approximately 667,000 patients enrolled with health maintenance organizations (HMOs) under its care in southern California, central and south Florida and Las Vegas, Nevada. HealthCare Partners, LLC, a California limited liability company and a wholly-owned subsidiary of HCPH (HCP LLC), provides various non-medical management and administrative services, facilities, and equipment to affiliated physician-related organizations, including medical groups, independent practice associations (IPAs), and other similar organizations under long-term management services agreements. HCP LLC’s largest management service agreement is with one of HCPH’s affiliated physician groups, HealthCare Partners Affiliates Medical Group (HCPAMG). See Note 2 for additional information.

HCPAMG was formed in 1994 and is organized as a California general partnership with 30 general partners. The majority of the partners of HCPAMG are also members of HCPH. HCPAMG and its affiliates provide managed health care and related services through regional delivery systems and a joint venture (see Note 6) to approximately 586,000 enrollees in southern California under contracts with various HMOs and to privately insured individuals. Pursuant to the terms of the management services agreement between HCP LLC and HCPAMG, HCP LLC earns a management fee from HCPAMG equal to a percentage of HCPAMG’s adjusted gross revenue.

JSA Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of HCP LLC (JSAH), is a holding company that, through various subsidiaries, operates a management services organization with an integrated medical group and IPA providing physician practice management and administrative services; managed health care; retail pharmacies; and other related health care services to approximately 81,000 HMO enrollees in Florida and Nevada.

Certain entities in the consolidated group that are organized as corporations file separate corporate tax returns. A provision for income taxes is included in the consolidated financial statements for those entities (see Note 12). No provision for income taxes has been made in the consolidated financial statements for the limited liability companies or partnerships as taxes on the profits and losses for those entities are the responsibility of the individual partners and limited liability company members.

2. Summary of Significant Accounting Policies

Principles of Consolidation

Accounting Standards Codification (ASC) Section 810-10-15-14 stipulates that, generally, any entity which by design, any of the following conditions exist a) insufficient equity to finance its activities without additional subordinated financial support or b) equity holders that, as a group, lack the characteristics which evidence a controlling financial interest, is considered a Variable Interest Entity (VIE). Entities, in which a majority voting interest is owned or where HCP LLC determines that it is the primary beneficiary of a VIE through a qualitative analysis that identifies which variable interest holder has the controlling financial interest in the VIE, are included in these consolidated financial statements. The variable interest holder who has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of or the right to receive benefits from the VIE which could potentially be significant to the VIE, has the controlling financial interest and is the primary beneficiary. In performing the analysis, management considered all relevant facts and circumstances, including: the design and activities of the VIE, the terms of the contracts the VIE has entered into, the nature of the VIE’s variable interests issued and how they were negotiated with or marketed to potential investors, and which parties participated significantly in the design or redesign of the entity.

The financial statements of HCPAMG are consolidated with HCP LLC. HCP LLC determined that HCPAMG qualifies as a variable interest entity and HCP LLC has a variable interest in HCPAMG through its management services agreement. HCP LLC engages, on an exclusive authority basis, to provide all non-medical management and administrative services to HCPAMG. The management services agreement commenced in February 2005 and continues for 20 years. Pursuant to the management services agreement, HCPAMG is solely responsible for all aspects of the practice of medicine and provision of patient care. HCPAMG provides professional medical services to the HCP LLC – managed medical facilities and IPAs that are located in California under a management services agreement, and employs physicians or contracts with various other independent physicians and physician groups to provide the professional medical services in California. HCP LLC obtains professional medical services from HCPAMG in California, rather than provide such services directly or through subsidiaries, in order to comply with California’s prohibition against the corporate practice of medicine. HCP LLC provides non-medical, technical and administrative services to HCPAMG for which it receives a management fee, per the management services agreement. Through the management services agreement, HCP LLC has exclusive authority over all non-medical decision making related to the ongoing business operations of HCPAMG.

Pursuant to the management services agreement with HCPAMG, HCP LLC determines the annual budget of HCPAMG and makes all physician employment decisions. HCPAMG has de minimis equity and working capital as, through the management services agreement, all of HCPAMG’s cash flows are transferred to HCP LLC. As such, HCP LLC has determined that HCPAMG is a variable interest entity, and that HCP LLC is the primary beneficiary, and consequently, HCP LLC has consolidated the revenue and expenses of HCPAMG. HCPAMG recognized $1.4 billion of revenue and expenses for the year ended December 31, 2011, $1.1 billion of revenue and expenses for the year ended December 31, 2010, and $0.9 billion of revenue and expenses for the year ended December 31, 2009. The cash flows of HCPAMG are included in the accompanying consolidated statements of cash flows.

The creditors of HCPAMG do not have recourse to HCP LLC general credit and there are no other arrangements that could expose HCP LLC to losses. However, HCPAMG is managed to recognize no net income or net loss and, therefore, HCP LLC may be required to provide financial support to cover any operating expenses in excess of operating revenues. HCPAMG and its wholly owned subsidiaries total assets and liabilities as of December 31, 2011 are $198.8 million and $183.1 million, respectively. HCPAMG and its wholly owned subsidiaries total assets and liabilities as of December 31, 2010 are $190.7 million and $178.6 million, respectively.

HCP LLC, through its wholly-owned subsidiary, HealthCare Partners Nevada, LLC, a Nevada limited liability company (HCPNV), also consolidates the financial statements of Amir Bacchus, MD Fremont Medical Center, Ltd (Bacchus-Fremont), a professional medical corporation providing medical services through facilities in Las Vegas, Nevada. Bacchus-Fremont has entered into a 20-year management services agreement with HCPNV, and a stock restriction agreement, under which the sole shareholder of Bacchus-Fremont is restricted from transferring or selling the shares other than to a designee of HCPNV. Upon certain events set forth in such management services agreement, the shares held by the sole shareholder will be automatically transferred to a designee of HCPNV for a nominal amount. HCP LLC has determined that Bacchus-Fremont qualifies as a variable interest entity and that it has a variable interest in Bacchus-Fremont through the management services agreement.

The consolidated financial statements include the accounts and operating results of HCPH, HCP Blocker Corporation (see Note 10), HCP LLC and its wholly-owned subsidiaries, HCPAMG and its wholly-owned subsidiaries, Bacchus-Fremont, and HCPMG, Inc., a California professional corporation (HCPMGI) a payroll/staff leasing company which provides clinical and administrative staff services to HCP LLC and HCPAMG. The wholly-owned subsidiaries of HCP LLC include JSAH, HCPNV, DNH Medical Management, Inc. (d/b/a/ the

Camden Group), a California professional corporation, Northridge Medical Services Group, Inc., a California corporation (NMSG), Talbert Health Services, Inc., a California professional corporation, HealthCare Partners ASC-L.B., LLC, a California limited liability company (HCP ASC-L.B., and previously known as HealthCare Partners Medical Plan, LLC), and HealthCare Partners South Florida. a Florida limited liability company (HCP So FL). The wholly owned subsidiaries of HCPAMG include Talbert Medical Group, Inc. and subsidiaries (TMG), Northridge Medical Group, Inc. (NMG) and Physician Associates of the Greater San Gabriel Valley, Inc. (PA), all of which are controlled by HCP LLC via Nominee Agreements with HCP LLC and HCPAMG, which, among other things, provides HCP LLC the ability to control the sole director of each of the subsidiaries, provides for limitations on the ability of HCPAMG to sell or transfer the stock without concurrence of HCP LLC and provides that any dividends issued by each subsidiary shall be payable to HCP LLC. The operating results of acquisitions are included from the date of acquisition. The entities are collectively referred to as “the Company.” All significant intercompany accounts and transactions have been eliminated in consolidation. As discussed in Note 6, HCPAMG also has a 50% interest in Magan Medical Group (Magan), a joint venture with Magan Medical Clinic, Inc., and HCP LLC has a 67% interest in California Medical Group Insurance Company Risk Retention Group, an Arizona corporation (CMGI). These investments are accounted for using the equity method.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The most significant areas requiring the use of estimates include settlements under risk-sharing programs, medical receivables, determination of allowances for uncollectible accounts and retroactive premium adjustments, estimates of medical claims and related payables, valuation of goodwill, valuation of long-lived and intangible assets, estimates of self-insured claims reserves, and assessment of uncertain income tax positions.

Reclassifications

Certain prior year information has been reclassified to conform to the current year presentation. Changes occurred in accounts receivable-health plans and accounts payable-health plans in order to distinguish accounts payable from accounts receivable.

Medical Revenues and Cost Recognition

Professional Capitation Revenue

The Company’s medical group affiliates are licensed to contract with HMOs to provide physician services in California and to provide both hospital and physician services under global risk capitation contracts in Florida and Nevada. Medical revenues consist primarily of fees for medical services provided by the medical group entities under capitated contracts with various HMOs or under fee-for-service type arrangements with privately insured individuals, and revenues under risk-sharing programs. Capitation revenue under HMO contracts is prepaid monthly based on the number of enrollees electing physicians affiliated with one of the medical group entities as their health care provider, regardless of the level of actual medical services utilized. Capitation revenue is reported as revenue in the month in which enrollees are entitled to receive health care. A portion of the capitation revenue pertaining to Medicare enrollees is subject to possible retroactive premium risk adjustments based on their individual acuity. Due to lack of sufficient data to project the amount of such retroactive adjustments, the Company records any corresponding retroactive revenues in the year of receipt. During 2011, 2010, and 2009, the Company recorded approximately $14.3 million, $19.5 million and $15.5 million, respectively, of additional revenue related to prior year premium risk adjustments. Fee-for-service revenues (including patient co-pays) are recorded when the services are provided.

Hospital Risk Share Revenue

Depending on the state regulation regarding global risk capitation, revenues may be received by HCPH or an independent hospital with which HCPH contracts. In the Florida and Nevada service markets, the global capitation revenue is recorded by HCPH with the corresponding cost of medical care reported by HCPH as hospital expenses. In California, the independent hospitals receive the global capitation revenues. The revenues are used to pay medical claims for the related enrollees. HCPH is entitled to any residual amounts and bears the risk of any deficits. In all cases, an estimate is made for the cost of medical services that have been rendered and where no medical claim has been received (IBNR).Under risk-sharing programs, the medical groups share in the risk for hospitalization services and earn additional incentive revenues or incur penalties based on the utilization of hospital services. Estimated shared-risk receivables from the HMOs are recorded based upon hospital utilization and associated costs incurred by assigned HMO enrollees, including an estimate of IBNR compared to budgeted funding. Differences between actual contract settlements and estimated receivables are recorded in the year of final settlement. During 2011, 2010, and 2009, the Company recorded favorable changes in estimates related to its prior year shared risk settlements in the amount of $37.5 million, $31.6 million and $20.0 million, respectively, as a result of lower than expected claim costs. The medical groups also receive other incentive payments from health plans based on specified performance and quality criteria. These amounts are accrued when earned and the amounts can be reasonably estimated, and are included in medical revenues. The Company also earns revenues from retail pharmacies, management fees, and health care consulting services. These amounts are included in other operating revenue when services are provided.

Medical Costs

The medical groups are responsible for the medical services the affiliated physicians and contracted hospitals provide to assigned HMO enrollees. The Company provides medical services to health plan enrollees through a network of contracted providers under sub-capitation and fee-for-service arrangements, company-operated clinics and staff physicians. Medical costs for professional and institutional services rendered by contracted providers are recorded as medical expenses and hospital expenses, respectively, in the consolidated statements of income. Costs for operating medical clinics, including the salaries of medical and non-medical personnel and support costs, are recorded in clinic support and other operating costs.

An estimate of amounts due to contracted physicians, hospitals, and other professional providers is included in medical claims and related payables in the accompanying consolidated balance sheets. Medical claims payable include claims reported as of the balance sheet date and estimates of IBNR. Such estimates are developed using actuarial methods and are based on many variables, including the utilization of health care services, historical payment patterns, cost trends, product mix, seasonality, changes in membership, and other factors. The estimation methods and the resulting reserves are continually reviewed and updated. Many of the medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations may not come to light until a substantial period of time has passed following the contract implementation. Any adjustments to reserves are reflected in current operations. The Company recorded favorable changes in estimates to prior year medical claims and related payables balances in 2011, 2010, and 2009 totaling $5.3 million, $5.1 million, and $4.2 million, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that they are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Fee for Service Revenue

The Company provides medical services to patients on a fee for service basis. Revenues are recorded at the time of service along with an estimate for contractually required discounts (contractual allowances). These estimates are based on historical collection trends for categories of payors. Estimates are made monthly for uncollectible accounts based on the payor mix of open accounts receivable and the length of time the account has been outstanding. At December 31, 2011, the Company had total outstanding patient accounts receivable of $47.6 million, with contractual allowances of $21.1 million and reserves for uncollectible accounts of $4.2 million. At December 31, 2010, the Company had total outstanding patient accounts receivable of $41.4 million, with contractual allowances of $23.6 million and reserves for uncollectible accounts of $0.5 million.

Share-Based Compensation

HCPH issues warrants and options to purchase common member units to the Company’s employees as part of the compensation program. The Company accounts for share-based compensation under ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee directors based on their estimated fair values on the date of grant. The warrants vest based on performance objectives and the related expense is recorded over the service period when achievement is probable. The options vest based on continuous service, and the related expense is recorded ratably over the service period (which is generally the vesting period), from the date of grant.

Medical Malpractice Liability Insurance

The Company maintains medical malpractice insurance through various independent and related-party insurance companies. The Company purchased its primary medical malpractice coverage from CMGI, in which the Company holds a 67% equity interest with other medical providers (see Note 6). Insurance coverage is on a claims-made basis with individual claim deductibles ranging from $0 to $500,000 and a maximum insurance limit per claim of $1.0 million. The annual aggregate limits are $3.0 million per insured individual and per medical group.

In August 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-24, Healthcare Entities (Topic 954): Presentation of Insurance Claims and Recoveries, which modifies the presentation of insurance claims and related insurance recoveries. The update clarifies that health care entities should no longer net insurance recoveries against related claim liability; the claim liability should be determined without consideration of insurance recoveries. The Company adopted ASU 2010-24 on January 1, 2011 and did not elect to retrospectively apply the new presentation to its 2010 consolidated financial statements. The adoption of this ASU resulted in the establishment of an insurance recoverable, primarily recorded in other noncurrent assets of $4.2 million and an increase in other liabilities of $4.2 million as of December 31, 2011.

The Company estimates its accrual for medical malpractice claims, including IBNR, based upon each medical group’s separate claims experience using a 4% discount rate. The medical malpractice accrual, gross of anticipated insurance recoveries of $4.2 million, is $16.1 million as of December 31, 2011. The medical malpractice accrual, net of anticipated insurance recoveries, is $11.4 million as of December 31, 2010. The medical malpractice accrual is included in other noncurrent liabilities, except for the current portion, which is included in accounts payable and accrued expenses.

Workers’ Compensation Insurance

The Company maintains various workers’ compensation policies with deductibles ranging from $0 to $500,000 per claim and annual aggregate coverage for cumulative claims up to $4.5 million. Accruals for uninsured claims, deductibles, and IBNR totaled $6.8 million and $6.5 million at December 31, 2011 and 2010, respectively, and are estimated based upon the Company’s claims experience using a 4% discount rate. These estimates are included in other noncurrent liabilities except for the current portion, which is included in accounts payable and accrued expenses.

Cash Equivalents

Cash equivalents consist of money market mutual funds and certificates of deposit with remaining maturities, on the acquisition date, of three months or less.

Funds on Deposit with a Third Party

The Company has established a risk sharing arrangement with a local hospital, wherein the Company shares in any surplus or deficit. One of the terms of this agreement is the establishment of a segregated investment fund to ensure adequate cash to pay IBNR. The Company and hospital monitor the reserve balance to maintain the adequacy of funds on deposit. The Company has recorded $63.6 million and $66.7 million as of December 31, 2011 and 2010, respectively, in funds on deposit with a third party. See Note 5 (“Fair Value Measurements”).

Investments

The Company has determined that all investments held are available for sale. Accordingly, such investments are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of equity in other comprehensive income. The Company also holds auction rate securities, which are recorded as other noncurrent assets at an estimated fair value of $3.0 million at December 31, 2011 and 2010. In addition, at December 31, 2010, the Company held auction rate securities of $3.7 million, included as a current asset in investments due to the anticipated call of the security in 2011. Due to the lack of an active market, the estimated fair value of these auction rate securities was based on independent appraisals and discounted cash flow valuation models, which took into consideration the collateral underlying these securities, credit risks related to the securities and the issuers, interest rate spreads and illiquidity factors.

Investment income consists of interest, which is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method based on estimated prepayments.

Gains and losses with respect to dispositions of investments are based on the specific-identification method.

Goodwill and Intangible Assets

Goodwill is not amortized, but is subject to an impairment test annually or more frequently if certain indicators of impairment are present. As of December 31, 2011, the Company early adopted ASU 2011-08, Testing Goodwill for Impairment. As such, the Company assessed qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than the carrying value. As a result of this assessment, it was determined that performing the two-step impairment test was not necessary. The Company’s analysis indicated that goodwill had not been impaired as of December 31, 2011 and 2010.

Identifiable intangible assets with definite useful lives are amortized over periods between 2 and 26 years (see Note 8). Intangible assets are measured for impairment when events or changes in business conditions suggest that the carrying value of an asset may not be recovered. No intangible assets were deemed to be impaired at December 31, 2011 and 2010.

Property and Equipment

Building, equipment, furniture, and leasehold improvements are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged against operations as incurred. Leasehold improvements are amortized over the shorter of their useful lives or the term of the associated leases. Amortization of assets recorded under capital leases is included in depreciation and amortization expense and is computed using the straight-line method over the useful lives or lease terms, if shorter. Depreciation of equipment and furniture is computed using the straight-line method over the useful lives of the assets which range from five to seven years. Buildings are depreciated based on lives ranging from 16 to 25 years.

Fair Values of Financial Instruments

Financial instruments consist mainly of cash and cash equivalents, investments, auction rate securities, accounts and notes receivable, medical claims and related payables, accounts payable and accrued expenses and long-term debt. The fair values of cash and cash equivalents, accounts and notes receivable, medical claims and related payables, and accounts payable and accrued expenses approximate their carrying amounts due to their short-term nature. The estimated fair values for available for sale securities, excluding auction rate securities, generally represent quoted market prices for securities traded in the public marketplace or estimated values for securities not traded in the public marketplace. See Note 5 for further information. The estimated fair values for auction rate securities generally represent valuation models utilizing unobservable inputs, such as estimated repurchase scenarios. Management believes that the term loan’s carrying value approximates fair value given it was borrowed during the current year. Self-insured liabilities are recorded at the estimated present value of claims obligations using appropriate discount rates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, medical-related and other receivables, and notes receivable from related parties.

Investments are managed under documented investment guidelines established by the Board of Directors which limit the amounts that can be invested in any one issuer or industry. At December 31, 2011 and 2010, the Company invested $340.9 million and $324.4 million, respectively, in a portfolio of highly liquid money market securities comprised of high grade tax exempt municipal bonds, and approximately $3.0 million and $6.7 million, respectively, in auction rates securities. The money market fund shares trade at a net asset value (NAV) of $1 per share, which represents the price at which investors buy (bid price) and sell (redemption price) fund shares from and to the fund companies. The Company monitors the value of the funds periodically for potential indicators of impairment.

The NAV is computed using the closing market prices of the portfolio’s securities. Although the funds seek to preserve the value of the investment at $1 per share, it is possible to lose principal if the underlying securities suffer losses. The money market funds can be withdrawn at any time without restriction. The auction rate securities are uninsured and are held in two portfolios backed by life insurance policies and high grade short-term investments. These debt securities are serviced by cash flows from the underlying instruments. The Company also has cash in financial institutions which are insured by the Federal Deposit Insurance Corporation (FDIC) at up to $250,000 for each qualifying account. At various times throughout the year the Company has cash in financial institutions which exceed the FDIC insurance limit. Management reviews the financial condition of these financial institutions on a periodic basis and does not believe this concentration of cash results in a high level of risk for the Company. The Company’s credit risk with respect to medical-related and other receivables is limited, as a majority of the receivables are due from large HMOs or insurance companies. During 2011 and 2010, the Company received 70.0% of its medical revenues from three health plans and in 2009, 72.6% of its medical revenues were received from three health plans. Management does not believe that there are any significant credit risks associated with these organizations. The notes receivable from related parties are fully secured by real property of adequate value.

Advertising Costs

The Company expenses advertising and promotional costs as incurred as clinic support and other operating costs or as general and administrative expenses. In 2011, 2010, and 2009, the Company incurred advertising and promotional expenses totaling $4.1 million, $2.0 million and $1.6 million, respectively.

Adoption of New Accounting Pronouncements

In September 2011, the FASB issued ASU Number 2011-08, Intangibles—Goodwill and Other, which modifies the guidance related to testing goodwill for impairment. This guidance provides entities with an option to assess qualitative factors to determine whether it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. If, after the assessment, an entity determines that it is not more-likely-than-not that the fair value is less than its carrying amount, then performing the two-step goodwill impairment test is not necessary. If an entity concludes otherwise, then the entity is required to perform the first step of the two-step impairment by calculating the fair value of the reporting unit. An entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. This guidance is effective for interim and annual goodwill impairment tests beginning after December 15, 2011, and early adoption is permitted. The Company early adopted ASU 2011-08 as of December 31, 2011. The adoption of this accounting standards update did not have a material impact on the Company’s financial position, results of operations, or cash flows.

New Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued ASU Number 2011-04, Fair Value Measurement, which modifies the fair value measurement and disclosure guidance. This guidance results in new disclosures primarily related to Level 3 measurements, including quantitative disclosure about unobservable inputs and assumptions, a description of the valuation processes, and a narrative description of the sensitivity of the fair value to changes in unobservable inputs. This guidance is effective for annual periods beginning after December 15, 2011, and early adoption is not permitted. The adoption of this accounting standards update will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In July 2011, the FASB issued an accounting standards update modifying the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts. The guidance changes the presentation on the statement of operations by requiring the reclassification of the provision for bad debts associated with patient service revenues from an operating expense to a deduction from patient service revenue (net of contractual allowances and discounts). Additionally, the amendment requires disclosures regarding the entity’s policy for recognizing patient service revenue and assessing bad debts. Qualitative and quantitative information about changes in the allowance for doubtful accounts is required.

This guidance is effective for interim and annual periods beginning after December 15, 2012, and should be applied retrospectively to all prior periods presented. The adoption of this accounting standards update will not have a material impact on the statement of financial position, income statement, or cash flows.

In June 2011, the FASB issued ASU Number 2011-05, Presentation of Comprehensive Income, which changed the disclosure requirements for the presentation of other comprehensive income (OCI) in the financial statements, including eliminating the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively beginning January 1, 2012, except for certain provisions for which adoption was delayed.

3. Acquisitions

Outcome Based Delivery Systems, LLC

On October 1, 2011, JSAH, HCP So FL, HCPNV, and Bacchus-Fremont acquired the assets of Outcome Based Delivery Systems, LLC (OBDS). OBDS was a physician group practice and management services organization serving a fee-for-service patient population and approximately 4,600 senior HMO enrollees in Florida and Nevada. The acquisition included contracts with employed physicians, health maintenance organizations, and affiliated physicians, as well as non-compete agreements with former owners. The total acquisition consideration amounted to $23.0 million, plus adjustments for certain prepaid items and physician tail insurance coverage obligations totaling $0.4 million. There was no contingent consideration as part of the acquisition. $2.3 million of the acquisition consideration was deposited into an escrow account with an escrow agent to secure certain obligations of the seller for a one year period.

Fair value as of the acquisition date of the non-compete agreements, customer relationships, provider networks, and trade names was determined by our management. Management considers multiple factors including an analysis performed by third-party valuation specialists. The amortization period for the customer relationships, trade names, provider networks and non-compete agreements are 10, 15, 5 and 5 years, respectively.

Specialty Medical Centers

On March 1, 2011, HCPNV acquired the assets of Specialty Medical Centers for $8.7 million. Located in Pahrump, Nevada, Specialty Medical Centers provides primary care and medical diagnostic services to patients through seven clinics in the southern Nevada area. The Company recorded goodwill, customer relationships and provider network of $3.7 million, $3.4 million and $1.3 million, respectively related to this acquisition. The amortization period for the customer relationships and provider networks are 10 and 5 years, respectively.

Talbert Medical Group

On May 1, 2010, HCPAMG and HCP LLC acquired all outstanding shares of Talbert Medical Group, Inc. (TMG) and their subsidiary entities, Talbert Surgical Associates, LLC, Mosaic Management Services, Inc., Talbert Health Plan Services, Inc. and Talbert Health Plan, Inc. for $28.8 million cash consideration. These companies provide managed health care services to approximately 78,500 managed care enrollees in Southern California. The selling shareholders are also eligible to receive up to an additional $28.0 million over a two year period, contingent upon attainment of certain performance criteria. The Company has estimated a fair value of $19.9 million for the contingent consideration at the acquisition date and has included this amount as purchase consideration. The Company recorded the current portion of this amount in accounts payable and accrued expenses and the noncurrent portion in other liabilities at December 31, 2010. In 2011, the Company paid contingent consideration totaling $8.1 million, reduced the outstanding contingent consideration to $10.4 million and reduced operating expenses by $1.4 million. As a stock purchase, the goodwill and a significant portion of the intangible assets acquired are not deductible for income tax purposes. Future tax liabilities related to the fair value of the identifiable intangible assets in excess of the tax deductible amounts have been recorded as deferred tax liabilities on the acquisition date (see Note 12). The acquisition agreement provides for a final working capital settlement, which is not expected to result in significant adjustments to the purchase consideration.

Other Acquisitions

The Company also made acquisitions of various physician practices for total consideration of $7.8 million for 2011. Consideration for 2011 acquisitions was allocated primarily to customer relationships and goodwill.

A summary of the acquisitions is as follows (dollars in thousands):

2011
Acquisition consideration:
Cash consideration, net of cash acquired	$39,819
Note payable	150
Contingent consideration	—

Aggregate purchase consideration	39,969
Allocation of purchase price:
Tangible assets (excluding cash), net of liabilities assumed	932
Amortizable intangibles:
Trade names	678
Provider network	2,327
Non-compete agreements	9,604
Customer relationships	13,565

Total identifiable assets	27,106
Net deferred tax liabilities on book-tax basis difference in assets acquired	—
Goodwill	12,863

Total acquired assets	$39,969

4. Investments

The following tables summarize the Company’s investments as of the dates indicated (dollars in thousands):

	December 31, 2011
	Cost or Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	$117,149	$430	$(39)	$117,540
Corporate bonds	36,625	108	(286)	36,447
Asset and mortgage backed bonds	10,177	13	(7)	10,183
U.S. Treasury bonds	8,086	5	—	8,091
Government related bonds	2,201	19	—	2,220
Agency bonds	617	—	—	617

Total investments	$174,855	$575	$(332)	$175,098

	December 31, 2010
	Cost or Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	$127,871	$48	$(218)	$127,701
Corporate bonds	29,474	89	(48)	29,515
Asset and mortgage backed bonds	11,147	3	(22)	11,128
U.S. Treasury bonds	251	1	—	252
Government related bonds	6,091	28	(18)	6,101
Agency bonds	898	12	—	910
Auction rate security	3,726	—	—	3,726

Total investments	$179,458	$181	$(306)	$179,333

Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The contractual maturities of investments as of December 31, 2011 are summarized below (dollars in thousands):

	Cost or Amortized Cost	Estimated Fair Value
Due in one year or less	$49,823	$49,904
Due one year through five years	98,273	98,428
Due after five years through ten years	6,276	6,276
Due after ten years	10,306	10,307
Asset and mortgaged backed bonds	10,177	10,183

	$174,855	$175,098

Gain on sale of investments, net, is primarily comprised of realized gains and minimal realized losses for the years ended December 31, 2011, 2010 and 2009.

At each reporting date, the Company performs an evaluation of impaired investments to determine if the unrealized losses are other-than-temporary. The Company determines whether it intends to sell, or if it is more-likely-than-not that it will be required to sell, impaired securities. For all impaired debt securities for which there is no intent or expected requirement to sell, the evaluation considers whether it is likely the amortized cost value will be recovered. The Company did not identify any other-than-temporary impairment in investments for the years ended December 31, 2011 and December 31, 2010.

The following table shows the Company’s gross unrealized losses and estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (dollars in thousands):

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal bonds	$9,748	$(39)	$410	$—	$10,158	$(39)
Corporate bonds	11,359	(251)	3,078	(35)	14,437	(286)
Asset and mortgage backed bonds	3,667	(4)	1,023	(3)	4,690	(7)

	$24,774	$(294)	$4,511	$(38)	$29,285	$(332)

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal bonds	$61,259	$(218)	$—	$—	$61,259	$(218)
Corporate bonds	12,623	(48)	—	—	12,623	(48)
Asset and mortgage backed bonds	5,695	(22)	—	—	5,695	(22)
Government related bonds	3,335	(18)	—	—	3,335	(18)

	$82,912	$(306)	$—	$—	$82,912	$(306)

The Company held no investments at December 31, 2009.

5. Fair Value Measurements

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2: Inputs other than quoted prices are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•

Level 3: Unobservable inputs that are used when little or no market data is available and reflect the reporting entity’s own assumptions. These include pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in the tables below:

(a)	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

(b)	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost).

(c)	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing, and excess earnings models).

The Company held the following financial assets and liabilities measured at estimated fair value on a recurring basis (dollars in thousands)

		Estimated Fair Value Measurements at Reporting Date Using			Valuation Technique (a,b,c)
	Total	Level 1	Level 2	Level 3
December 31, 2011
Assets:
Investments:
Municipal bonds	$117,540	$—	$117,540	$—	a
Corporate bonds	36,447	—	36,447	—	a
Asset and mortgage-backed bonds	10,183	—	10,183	—	a
U.S. Treasury bonds	8,091	—	8,091	—	a
Government related bonds	2,220	—	2,220	—	a
Agency bonds	617	—	617		a

	175,098	—	175,098	—
Funds on deposit with third party	63,638	—	63,638	—	a
Other investments, auction rate securities	2,950	—	—	2,950	c

Total assets measured at fair value	$241,686	$—	$238,736	$2,950

Liabilities:
Contingent consideration	$10,408	$—	$—	$10,408	c

		Estimated Fair Value Measurements at Reporting Date Using			Valuation Technique (a,b,c)
	Total	Level 1	Level 2	Level 3
December 31, 2010
Assets:
Investments:
Municipal bonds	$127,701	$—	$127,701	$—	a
Corporate bonds	29,515	—	29,515	—	a
Asset and mortgage-backed bonds	11,128	—	11,128	—	a
U.S. Treasury bonds	252	—	252	—	a
Government related bonds	6,101	—	6,101	—	a
Agency bonds	910	—	910		a
Auction rate securities	3,726	—	—	3,726	c

	179,333	—	175,607	3,726
Funds on deposit with third party	66,688	—	66,688	—	a
Other investments, auction rate securities	2,950	—	—	2,950	c

Total assets measured at fair value	$248,971	$—	$242,295	$6,676

Liabilities:
Contingent consideration	$20,533	$—	$—	$20,533	c

6. Magan Joint Venture and Other Investment

The Company has a 50% interest in a joint venture, Magan, and a 67% interest in CMGI, which are accounted for using the equity method. The carrying value of Magan was $3.9 million and $7.8 million at December 31, 2011 and 2010, respectively, and is included in other assets. HCP LLC provides management services to Magan and earned management fees of approximately $10.0 million, $9.3 million and $7.0 million in 2011, 2010 and 2009, respectively, which are included in other operating revenue. HCPAMG’s allocation of earnings from Magan was $24.6 million, $15.1 million and $11.5 million in 2011, 2010 and 2009, respectively, and is recorded as equity earnings of unconsolidated joint ventures. The joint venture engages in practice of medicine that constitutes a component of the Company’s principal revenue-generating activities; therefore, earnings from the joint venture are included in operating income.

As of December 31, 2010, the Company had contributed a total of $10.3 million of goodwill and intangible assets to Magan. The goodwill and intangibles represent approximately 25,000 managed care enrollees whose primary care physician practice is in a defined geography. In exchange for the joint venture partner’s 50% interest in the contributed assets, the Company received a note in the amount of $4.6 million, bearing interest at prime plus 1%. The outstanding balance of the note receivable was $0 and $3.4 million at December 31, 2011 and 2010, respectively.

HCP LLC holds a 67% ownership interest in CMGI, which was initially formed with three other medical groups from the southern California area. Two of the four members of the board of directors of CMGI are executives of HCP LLC. CMGI, domiciled in Arizona, allocates profits and losses based on the ownership interests of its investor groups. The Company accounts for this investment using the equity method as discussed in Note 2. The carrying value of CMGI is included in other assets. CMGI currently provides professional medical malpractice coverage to the Company. Premiums paid to CMGI for 2011 and 2010 coverage totaled $0.6 million and $1.2 million, respectively, net of refunds received of $1.4 million and $1.5 million in 2011 and 2010, respectively.

Summarized financial information for the Company’s joint ventures as of and for the year ended December 31 included (dollars in thousands):

	2011	2010
Assets	$25,912	$28,747
Liabilities	13,827	17,435
Net income	49,557	32,566

7. Property and Equipment

Building, equipment, furniture and improvements at December 31 consist of the following (dollars in thousands):

	2011	2010
Land	$10,684	$10,684
Buildings	10,271	10,271
Equipment	96,813	88,129
Furniture and fixtures	16,006	14,791
Leasehold improvements	47,674	40,567
Building and equipment under capital leases	1,114	710
Construction in process	6,514	3,001

	189,076	168,153
Less accumulated depreciation	(113,228)	(101,260)

	$75,848	$66,893

Depreciation expense was $15.0 million, $13.5 million and $13.1 million in 2011, 2010, and 2009, respectively.

8. Goodwill and Intangible Assets

Goodwill

The following is a summary of changes in the Company’s recorded goodwill during 2010 and 2011 (dollars in thousands):

Balance at January 1, 2010	$227,078
Sale of PA assets to Magan Medical Clinic	(515)
Contribution of PA assets to Magan Medical Group	(515)
Acquisition of TMG	35,960
Acquisition of Rainbow Medical Centers	2,936
Acquisition of Advanced Medical Centers	5,194
Other	5

Balance at December 31, 2010	270,143
Acquisition of Specialty Medical Centers	3,668
Acquisition of OBDS	7,448
Acquisition of other medical partners	1,747
Other	(4,441)

Balance at December 31, 2011	$278,565

Intangible Assets

Identifiable intangible assets at December 31, 2011, consist of (dollars in thousands):

	Estimated Useful Life	Balance	Accumulated Amortization	Net Book Value
Customer relationships	10—26 years	$162,380	$(36,398)	$125,982
Non-compete agreements	2—5 years	25,670	(15,764)	9,906
Trade names	15 years	25,562	(7,441)	18,121
Software system	5 years	1,267	(1,267)	—
Provider network	5 years	4,975	(1,595)	3,380

Total identifiable intangible assets, net		$219,854	$(62,465)	$157,389

Identifiable intangible assets at December 31, 2010, consist of (dollars in thousands):

	Estimated Useful Life	Balance	Accumulated Amortization	Net Book Value
Customer relationships	10—26 years	$144,659	$(25,198)	$119,461
Non-compete agreements	2—5 years	16,036	(13,090)	2,946
Trade names	15 years	24,298	(5,213)	19,085
Software system	5 years	1,267	(1,056)	211
Provider network	5 years	1,575	(785)	790

Total identifiable intangible assets, net		$187,835	$(45,342)	$142,493

Amortization expense was $15.6 million, $15.1 million and $13.0 million in 2011, 2010, and 2009, respectively. Amortization of intangible assets over the next five years will be approximately (dollars in thousands):

2012	$16,407
2013	16,114
2014	15,944
2015	15,615
2016	14,758
Thereafter	78,551

$157,389

9. Debt and Capitalized Leases

Long-Term Debt and Capital Leases

On January 6, 2011, the Company paid its existing credit facility in full and entered into a new credit facility which includes a term loan in the amount of $585.0 million and a revolving line of credit in the amount of $15.0 million. The loan is collateralized by all of the properties of HCP LLC, HCP LLC’s equity interest in its subsidiaries, and HCPH’s equity interest in HCP LLC. Principal payments on the term loan are due quarterly until maturity on January 6, 2016. In addition, there are mandatory prepayments based on certain formulas of excess cash flow as defined in the agreement. The term loan bears monthly interest, based on the election of HCP LLC, at either the “Eurodollar Rate” (defined as the British Bankers Association LIBOR rate) plus a margin ranging from 1.50% to 2.50%, or the “Base Rate” (defined as the higher of the Federal Funds Rate plus 0.5% or the bank’s prime rate) plus a margin ranging from 0.50% to 1.50%. Interest is paid monthly.

The revolving line of credit matures on January 6, 2016, and bears interest at the Eurodollar Rate or the Base Rate plus an applicable margin as defined. There were no amounts outstanding on the revolving line of credit as of December 31, 2011 and 2010. However, the Company has several standby letters of credit in a collective amount of $5.8 million, primarily to secure medical service obligations and workers’ compensation claim liabilities. There were no amounts outstanding under these letters of credit at December 31, 2011 and 2010.

Each credit facility contains customary covenants, including restrictive financial covenants. As of December 31, 2011 and 2010, HCP LLC was in compliance with all covenants under the prevailing credit facility. Management believes, given that the debt was issued in 2011 and there has been a lack of other changes, that the carrying value approximates fair value.

Approximately $6.1 million of costs incurred in the debt financing was capitalized and is being amortized to interest expense ratably over the life of the loan. Debt issuance costs of $4.9 million (net of accumulated amortization of $1.2 million) and $1.9 million (net of accumulated amortization of $2.8 million) are included in other assets as of December 31, 2011 and 2010, respectively. The unamortized balance related to the prior credit facility was expensed in 2011 upon discharge of the term loan.

Long-term debt and capital lease obligations at December 31 consist of the following (dollars in thousands):

	2011	2010
Bank term loan payable at Eurodollar Rate plus margin factor (2.05% at December 31, 2011 and 2.00% at December 31, 2010)	$555,750	$217,070
Capitalized lease obligation	481	470
Other long-term debt	120	213

	556,351	217,753
Less current maturities	(29,575)	(2,835)

	$526,776	$214,918

At December 31, 2011, maturities of debt and capital lease obligations are as follows (dollars in thousands):

2012	$29,575
2013	29,412
2014	43,880
2015	43,875
2016	409,500
Thereafter	109

$556,351

The scheduled maturities exclude mandatory prepayments based on excess cash flows.

10. Capital Structure

At December 31, 2011 and 2010, the Company has authorized 1,000 and 24,088,677 Class A Preferred Units (Class A Units), respectively, and 116,084,729 and 141,119,856 Class B Common Units (Class B Units), respectively. At December 31, 2011, the Company had outstanding 1,000 Class A Units held by HCP Blocker Corporation, a wholly-owned subsidiary of HCPH, and 100,131,969 Class B units. At December 31, 2010, 24,088,677 Class A units and 99,695,419 Class B units were outstanding.

Net income of HCPH is allocated such that the shareholders of Class A Units are allocated the Class A Yield equal to 3% of the liquidation preference amount, totaling $119.5 million for the period from January 6 through December 31, 2011, and the Class A Yield equal to 7% of the liquidation preference amount, totaling $75 million for the year ended December 31, 2010, and the period from January 1 through January 5, 2011. Remaining net income or loss is allocated to holders of Class B units based on their pro rata ownership interest of total outstanding Class B units.

Paid-in capital from the Class A owners and any undistributed net income allocations to Class A Units are recorded as preferred equity. Paid-in capital from the Class B owners and any undistributed net income or loss is recorded as common equity.

Redeemable Preferred Units

On March 2, 2005, Summit Partners, LP and Affiliates (Summit) acquired 24,088,677 Class A Units, representing 19.6% of total outstanding units, in exchange for cash consideration of $75.0 million. On January 6, 2011, HCPH entered into an agreement with Summit (Redemption Agreement) to repurchase from Summit all of its outstanding Class A Units (Class A Unit Redemption) for total consideration of $587.0 million. Total consideration consists of $540.0 million in cash, 436,550 Class B Units valued at $10.0 million, and an assumed tax liability of $37.0 million. The Class A Unit Redemption consisted of repurchasing 18,855,176 Class A Units from various Summit partnerships and acquiring all of the outstanding shares of HCP Blocker Corporation (Blocker Corp.), a C-corporation which held the remaining 5,233,501 HCPH Class A Units. As a part of the Redemption Agreement, an investment fund affiliated with Summit Partners indemnified HCPH for unpaid tax liabilities, if any, of Blocker Corp. existing as of January 6, 2011. Pursuant to the Amended and Restated Operating Agreement (Operating Agreement) executed on January 6, 2011, HCPH revised the rights and privileges of Class A Units. Class A units receive an annual net income allocation equal to 3% of the $119.5 million liquidation preference (Class A Yield) of which approximately 40% is distributable in cash. Undistributed Class A earnings are payable upon a redemption event as described below.

Upon occurrence of any of the following events, the Class A owners have the option to require HCPH to repurchase the Class A units upon: (1) a change in control resulting when the executive members no longer own 50% of the HCPH units, (2) sale of all or substantially all of HCPH’s assets and (3) dissolution or liquidation of HCPH. At any time on or after the day that is after April 1, 2022, but prior to the occurrence of the Sale of HCPH or Initial Public Offering, the Class A owners may request that the Class A Units be redeemed. The repurchase price of the Class A Units is the liquidation preference of $119.5 million plus any undistributed Class A Yield. An amendment of the Operating Agreement that affects the rights of the Class A Units must be approved by the holder(s) of such Units.

Prior to the Class A Unit Redemption, Class A Units received an annual net income allocation equal to 7% of the $75.0 million preferred investment (Class A Yield), of which approximately 70% was distributable in cash. Undistributed Class A earnings are included in the Preferred Capital account balance and are payable upon a redemption event as described below. The Class A units may be converted to Class B units at the owner’s option, based on the then prevailing conversion price.

Options

As of December 31, 2011 and 2010, 5,409,500 and 6,395,000 Class B options were outstanding under the employee equity incentive plan, of which 3,610,275 and 3,505,400 options were vested and exercisable, respectively (see Note 11). The weighted-average remaining contractual life on the outstanding options was 7.3 years.

Warrants

In connection with the JSAH acquisition, HCPH issued immediately exercisable warrants, with an exercise price of $7.28 per unit, to certain selling shareholders for the purchase of 418,000 Class B units. These units were valued at $0.6 million based on the Black-Scholes option pricing model and were included in the purchase consideration. At December 31, 2010, 1,383,000 warrants were vested. These warrants expired on June 30, 2011;

however, the two holders of the warrants, who are executives in the Company’s Nevada unit, had taken legal action to nullify the stated warrant expiration date, which the Company contested. At December 31, 2011, no warrants were outstanding. In May 2012, the Company resolved this dispute (see Note 19).

11. Share-Based Compensation

Common Membership Unit Options

In 2008, HCPH adopted the Amended and Restated 2008 Membership Interest Option and Purchase Plan (the Plan), which provides for the award of options to purchase common membership units in HCPH to the Company’s officers, clinician, and non-clinician employees. The Plan provides for the issuance of up to 15,952,760 membership units in HCPH. There are no equity awards with market conditions.

During the year ended December 31, 2008, the first year that options were granted, 5,648,500 options were granted at an exercise price of $12.94, which vest over five years. In 2010, 829,000 options were granted at an exercise price of $12.02 with a five year vesting period; and in 2011, 272,500 options were granted at an exercise price of $18.40 with a five year vesting period. At December 31, 2011 and 2010, 3,610,275 and 3,505,400 options had vested and were exercisable, respectively. In 2011, 1,160,000 vested options were repurchased from option holders based on a market value of $18.40 per option. No options have been exercised. The weighted-average remaining contractual life on the outstanding options was 7.3 years. For the years ended December 31, 2011, 2010 and 2009, the Company recorded $7.5 million, $7.4 million, and $6.6 million respectively, of share-based compensation expense related to the Plan, which is reported primarily in medical expenses and in general and administrative expenses in the consolidated statements of income. As of December 31, 2011, there was $11.0 million of unrecognized compensation cost related to the unvested common membership unit options, which will be recognized over a period of four years.

The fair value of the common membership unit options is affected by assumptions regarding a number of complex and subjective variables, including the fair value of HCPH common member units, expected price volatility, forfeiture rate, risk-free interest rate, expected dividends and the projected exercise and post-vesting employment termination behavior of employees. The Black-Scholes valuation model is used to estimate the fair value of common membership unit options at the grant date.

In determining the fair value of an HCPH member unit, the Board of Directors considered numerous factors, including recent cash sales of HCPH common units to third-party investors, new business and economic developments affecting the Company, and independent appraisals using discounted cash flow analyses and revenue and earnings multiples for comparable publicly traded companies. The risk-free interest rate is based on the implied yield on U.S. Treasury zero-coupon issues for the expected option term. The expected volatility is based on the average historical volatility of common stock of publicly traded health care organizations with a business model, size, market capitalization, financial leverage and life cycle similar to that of the Company. The expected term represents the period of time in which the options granted are expected to be outstanding. Under the “short-cut” or simplified method, the expected term is estimated as the midpoint between the vesting date and the end of the contractual term.

Assumptions used to estimate the value of common membership unit options granted are as follows:

	2011	2010
Risk-free interest rate	2.59%	3.01%
Expected volatility	41.0%	44.0%
Expected forfeiture rate	10%	10%
Expected option life (in years)	6.4 years	6.4 years
Expected dividend yield	0%	0%
Grant date weighted-average fair value	$8.21	$5.75

No common membership unit options were granted in 2009.

The dividend yield was estimated at 0%, as HCPH has not paid and does not anticipate paying cash distributions in the foreseeable future related to common membership units that are outside of normal earnings distributions.

12. Income Taxes

The components of the provision for income taxes are as follows (dollars in thousands):

	Year Ended December 31
	2011	2010	2009
Current:
Federal	$68,842	$47,630	$37,445
State	9,094	4,427	3,750

	77,936	52,057	41,195
Deferred:
Federal	(4,951)	(3,166)	(1,784)
State	(1,520)	(327)	847

	(6,471)	(3,493)	(937)

Total income tax expense	$71,465	$48,564	$40,258

The Camden Group, HCPMGI, PA, NMG, TMG, Bacchus-Fremont and JSAH (collectively, the taxable entities) are taxed as C-corporations under the Internal Revenue Code and applicable state laws, and each files separate stand-alone corporate income tax returns.

HCPH, HCP LLC and HCPAMG are classified as partnerships for tax purposes, and as such they are not taxpaying entities. Rather, the owners of these entities pay taxes on their allocable share of net income from the entities.

The reported income tax provision differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate are income included in pre-tax income from non-taxpaying entities (e.g., HCPH, HCP LLC and HCPAMG), nondeductible items, and state taxes.

The tax effects of temporary differences that give rise to significant portions of the federal and state deferred tax assets and liabilities at December 31 for the taxable entities are comprised of the following (dollars in thousands):

	2011	2010
Current deferred tax assets (liabilities):
State taxes	$(216)	$(8)
Accrued professional liability	439	558
Accrued expenses	4,275	5,394
Deferred revenue	130	83
Allowance for doubtful accounts	634	475
Net operating loss carryforward	1,447	2,820

Total current deferred tax assets, net	6,709	9,322

Noncurrent deferred tax assets (liabilities):
Net operating loss carryforward	675	397
State taxes	(592)	—
Accrued expenses	3,572	1,623
Accrued professional liability	—	958
Allowance for doubtful accounts	12	13
Deferred revenue	—	81
Share-based payments	425	1,516
Transaction costs	218	218
Depreciation and amortization	(1,795)	(1,776)
Intangible assets	(30,047)	(39,645)
Tax liability assumed to repurchase Class A units	(37,019)	—
Valuation allowance	(62)	(62)

Total noncurrent deferred tax liability, net	(64,613)	(36,677)

Net deferred tax liability	$(57,904)	$(27,355)

The taxable entities account for income taxes using the liability method, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in financial statements or tax returns. Under this method, deferred income tax balances reflect the effects of temporary differences between their book and tax bases, as well as from net operating loss carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The Company evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established. There is $0 and $0.1 million valuation allowance for deferred tax assets as of December 31, 2011 and 2010, respectively.

As of December 31, 2011, TMG, NMG, PA and Bacchus-Fremont, collectively, have federal and state net operating loss carryforwards of approximately $4.9 million and $5.9 million, respectively. Any unused operating loss carryforwards will begin to expire in 2030.

As of December 31, 2011 and 2010, the Company has unrecognized tax benefits of approximately $35.0 million and $18.6 million, respectively, for which the deductibility is uncertain. These amounts include interest and penalties of $7.8 million and $4.7 million at December 31, 2011 and 2010, respectively. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of the provision for income taxes in the consolidated statements of income.

The open tax years that may be audited by the federal and/or state tax authorities include 2007–2011. There are no unresolved federal or state tax examinations.

13. Leases

The Company leases equipment and certain office space under various noncancelable operating leases with unrelated parties. Certain leases contain renewal options for various terms, and certain lease payments may increase for annual cost-of-living adjustments. Certain clinic and office space is leased on a long-term operating basis from various partnerships, which are owned by certain partners or shareholders of HCPH and senior management of the Company. Four of these leases provide for annual cost-of-living adjustments.

Future minimum lease payments under non-cancelable operating leases are as follows (dollars in thousands):

	Unrelated Parties	Related Parties	Total
2012	$32,196	$5,443	$37,639
2013	31,014	5,559	36,573
2014	29,587	4,428	34,015
2015	27,120	2,719	29,839
2016	21,511	2,719	24,230
Thereafter	28,654	4,909	33,563

	$170,082	$25,777	$195,859

Rental expense under leases with unrelated and related parties amounted to $32.7 million and $5.3 million, respectively, in 2011, $30.0 million and $5.4 million, respectively, in 2010, and $23.1 million and $5.0 million in 2009, and are included in clinic support and general and administrative expenses on the consolidated statements of income.

14. Retirement Plans

The Company sponsors various 401(k) retirement plans covering substantially all of its employees. Eligible employees may contribute a portion of their compensation per year subject to defined maximums. The plans provide for multiple employer specific matching contribution schedules ranging from 0% to 6% of employee salary contributions. The Company may, at their discretion, make a contribution to the plans which are not a matching contribution. Total expenses related to employer contributions to the plans totaled approximately $2.8 million in 2011, $1.6 million in 2010 and $1.9 million in 2009.

The Company sponsors a non-qualified deferred compensation program (the Program) for certain clinicians and executive employees. Under the Program, employee-designated deferrals of salary are withheld by the Company. An amount equal to the withholding is invested at the direction of the employee in a portfolio of phantom investments selected from the investments available under the Program, which are tracked by an administrator. With a portion of the withholding, the Company purchases life insurance policies on each of the participating clinicians and executives with the Company named as beneficiary of the policies. The Program permits the Company to make specified contributions to senior partners and discretionary contributions to other participants.

Deferred compensation liabilities, including gains and losses on phantom investments, amounted to $34.1 million and $26.5 million at December 31, 2011 and 2010, respectively, and are classified in other noncurrent liabilities. The cash surrender value of the life insurance policies, which amounted to $34.1 million and $26.4 million at December 31, 2011 and 2010, respectively, is recorded in other noncurrent assets. The Company recorded $5.0 million, $3.9 million and $3.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, for a company sponsored contribution to the deferred compensation on behalf of senior partners and other plan participants.

Effective January 1, 2006, the Company introduced an additional retirement plan, the Cash Balance Retirement Plan (Cash Balance Plan). The Cash Balance Plan is a contributory defined benefit pension plan covering clinicians and qualifying non-clinician employees of HCP LLC and HCPAMG. During 2008, the Company elected to terminate the Cash Balance Plan. As required by the Cash Balance Plan, the balances for all participants became fully vested and employee participation was frozen upon the decision to terminate the Plan. The Company received approval from the Internal Revenue Service to terminate the Cash Balance Plan and distributed all account balances in 2011.

The funding status of the Cash Balance Plan at December 31 is as follows:

	2011	2010
	(In Thousands)
Projected benefit obligation	$—	$(13,060)
Fair value of plan assets	—	12,486

Funded status of the plan	$—	$(574)

At December 31, 2010, the accumulated benefit obligation equaled the projected benefit obligation. As the Cash Balance Plan had been terminated, the Company’s future costs were limited to the extent that guaranteed investment earnings on undistributed account balances exceeded investment earnings on plan assets. The underfunded balance at December 31, 2010 was included in accounts payable and accrued expenses, as the amount was funded in the following year. Total net periodic pension cost was $0.9 million, $0.6 million and $0.3 million in 2011, 2010, and 2009, respectively. The Cash Balance Plan made distributions totaling $13.4 million, $0.5 million and $0.3 million in 2011, 2010 and 2009, respectively.

15. Accounts Payable and Accrued Expenses

Accounts payable and accrued liabilities at December 31 consist of the following (dollars in thousands):

	2011	2010
Trade accounts payable	$66,982	$56,618
Accrued compensation	93,141	69,493
Accrued contracted physician bonuses	16,098	11,645
Amounts due Magan Medical Group	2,629	12,093
Practice acquisition liabilities	8,822	11,690
Other	19,262	15,545

Total	$206,934	$177,084

16. Other Liabilities

Other liabilities at December 31 consist of the following (dollars in thousands):

	2011	2010
Deferred compensation liabilities	$39,032	$30,895
Reserve for uncertain tax positions	34,972	18,639
Reserve for medical malpractice claims	12,417	8,344
Other	11,377	14,291

Total	$97,798	$72,169

17. Commitments and Contingencies

HCPH and its affiliates operate in a regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against HCPH related to patient treatment. Additionally, HCPH and its affiliates are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries, unpaid wages, or wrongful termination. In certain of these actions the claimants may seek punitive damages against HCPH and its affiliates which may not be covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on HCPH’s results of operations or financial position. See also Note 10.

18. Note Receivable from Related Parties

HCP LLC holds a note receivable from California Primary Physicians Property Group (CPPPG), a California general partnership and a related party. The promissory note bears interest at 8.2% per annum and has fixed monthly principal and interest payments of $0.1 million. The note, which matures on January 1, 2013, is collateralized by certain real property owned by CPPPG for which fair value is estimated to be in excess of the outstanding amount of $8.2 million at December 31, 2011, and $8.5 million at December 31, 2010.

19. Subsequent Events

Based on management’s review of subsequent events through June 29, 2012, the date the financial statements were available for issuance, the following significant events occurred: HCP LLC paid cash distributions to its members of $206.3 million subsequent to December 31, 2011, including $30.2 million related to 2011 earnings.

On May 20, 2012, HCPH entered into a definitive merger agreement (Merger) to be acquired by DaVita, Inc. (DaVita). HCPH’s members must still vote to approve the Merger. Should the Merger be approved the Company will survive the Merger as a wholly owned subsidiary of DaVita. The Merger is expected to consummate in the fourth quarter of 2012. However, HCPH cannot predict the actual timing of the completion of the Merger.

On May 20, 2012, the Company and two executives of the Company’s Nevada unit reached agreement whereby their legal action against the Company, as discussed in Note 10, is to be dismissed in exchange for $10.0 million to be paid upon consummation of the Merger, and $20.0 million to be paid over the next eight years contingent upon attainment of certain performance milestones.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Balance Sheets

(In Thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$355,145	$394,521
Investments	180,261	175,098
Accounts receivable—patients, net	31,996	22,297
Accounts receivable—health plans	139,752	99,570
Funds on deposit with third party	68,715	63,638
Prepaid expenses and other current assets	37,337	30,949
Current deferred tax assets, net	7,062	6,709

Total current assets	820,268	792,782

Property and equipment, net	78,801	75,848
Notes receivable from related parties, less current portion	7,791	7,812
Goodwill	287,704	278,565
Intangible assets, net	157,835	157,389
Other assets	62,083	53,525

Total assets	$1,414,482	$1,365,921

Liabilities and members’ equity
Current liabilities:
Medical claims and related payables	$95,315	$94,406
Other medical payables	132,257	136,703
Accounts payable—health plans	25,712	21,048
Accounts payable and accrued expenses	196,652	206,934
Current maturities of long-term debt and capital leases	29,537	29,575

Total current liabilities	479,473	488,666

Long-term debt and capital leases, less current maturities	512,029	526,776
Noncurrent deferred tax liability, net	68,246	64,613
Other liabilities	106,940	97,798

Total liabilities	1,166,688	1,177,853

Members’ equity:
Common equity	247,794	188,068

Total liabilities and members’ equity	$1,414,482	$1,365,921

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Income (Unaudited)

(In Thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)
Operating revenues:
Medical revenues	$642,302	$582,990	$1,295,137	$1,158,610
Other operating revenues	14,365	11,225	28,120	21,948

Total operating revenues	656,667	594,215	1,323,257	1,180,558

Operating expenses:
Medical expenses	312,677	285,242	619,928	569,652
Hospital expenses	77,148	61,351	155,446	121,652
Clinic support and other operating costs	83,454	76,077	165,175	147,707
General and administrative expenses	55,079	49,882	109,806	100,982
Depreciation and amortization	8,500	7,738	15,938	15,885

Total expenses	536,858	480,290	1,066,293	955,878

Equity in earnings of unconsolidated joint ventures	6,534	3,755	11,453	8,746

Operating income	126,343	117,680	268,417	233,426

Other income (expense):
Interest income	1,818	2,271	3,472	3,367
Interest expense	(3,145)	(3,600)	(6,311)	(9,036)
Loss on sale of fixed assets	—	(24)	(29)	(25)
Gain (loss) on sale of investments	11	(3)	46	1,281

Total other income, net	(1,316)	(1,356)	(2,822)	(4,413)

Income before income taxes	125,027	116,324	265,595	229,013

Provision for income taxes	13,401	11,462	32,930	36,907

Net income	$111,626	$104,862	$232,665	$192,106

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Comprehensive Income (Unaudited)

(In Thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)
Net income	$111,626	$104,862	$232,665	$192,106
Other comprehensive income:
Unrealized gain on investments	(49)	533	295	678

Other comprehensive income	(49)	533	295	678

Comprehensive income	$111,577	$105,395	$232,960	$192,784

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Cash Flows (Unaudited)

(In Thousands)

	Six Months Ended June 30
	2012	2011
	(Unaudited)
Operating activities
Net income	$232,665	$192,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,938	15,885
Amortization of loan fees	612	612
Gain on sale of investments	(46)	(1,281)
Share-based compensation	3,702	3,696
Deferred taxes	3,280	(8,483)
Changes in operating assets and liabilities:
Accounts receivable—patients, net	(9,699)	(2,972)
Prepaid expenses and other current assets	(11,450)	(482)
Other assets	(9,120)	(8,182)
Accounts payable, accrued compensation, and other liabilities	(2,773)	1,835
Medical claims and capitation payable	(3,536)	35,453
Accounts receivable/payable—health plans	(35,517)	(47,528)

Net cash provided by operating activities	184,056	180,659

Investing activities
Net purchases of equipment, furniture and fixtures	(10,400)	(11,158)
Acquisition of medical practices, net of cash acquired	(16,512)	(9,088)
Purchases of marketable securities	(55,739)	(50,309)
Sales of marketable securities	50,916	55,018
Proceeds from notes receivable from related parties	192	206
Other	(170)	—

Net cash used in investing activities	(31,713)	(15,331)

Financing activities
Payments on long-term debt and short-term borrowings	(14,785)	(232,011)
Proceeds from debt issuance	—	585,000
Distributions to members	(176,934)	(150,398)
Repurchase of Class A Units	—	(540,000)
Repurchase of vested options	—	(6,411)

Net cash used in financing activities	(191,719)	(343,820)

Net decrease in cash and cash equivalents	(39,376)	(178,492)
Cash and cash equivalents—beginning of period	394,521	361,099

Cash and cash equivalents—end of period	$355,145	$182,607

Noncash activities:
Redemption of Class A Units with Class B Units	$—	$10,000
Tax liability assumed to repurchase Class A Units	$—	$37,019

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2012

1. Organization and Business

HealthCare Partners Holdings, LLC (HCPH or the Company) is a California limited liability company that was established on February 23, 2005, in connection with a reorganization of its subsidiaries. HCPH, together with its affiliated physician groups and subsidiaries, is a patient and physician-focused, integrated health care delivery and management company providing coordinated, outcomes- based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, HCPH has approximately 669,400 patients enrolled with health maintenance organizations (HMOs) under its care in southern California (including Magan, see Note 2), central and south Florida, and southern Nevada. HealthCare Partners, LLC, a California limited liability company and a wholly owned subsidiary of HCPH (HCP LLC), provides various nonmedical management and administrative services, facilities, and equipment to affiliated physician-related organizations, including medical groups, independent practice associations (lPAs), and other similar organizations under long-term management services agreements. HCP LLC’s largest management service agreement is with one of HCPH’s affiliated physician groups, HealthCare Partners Affiliates Medical Group (HCPAMG). See Note 2 for additional information.

HCPAMG was formed in 1994 and is organized as a California general partnership with 30 general partners. The majority of the partners of HCPAMG are also members of HCPH. HCPAMG and its affiliates provide managed health care and related services through regional delivery systems and a joint venture (see Note 5) to approximately 580,800 enrollees in Southern California under contracts with various HMOs and to privately insured individuals. HCP LLC earns a management fee from HCPAMG equal to a percentage of HCPAMG’s adjusted gross revenue, as defined by the management services agreement.

JSA Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of HCP LLC (JSAH), is a holding company that, through various subsidiaries, operates a management services organization with an integrated medical group and IPA providing physician practice management and administrative services, managed health care; retail pharmacies; and other related health care services to approximately 88,600 HMO enrollees in Florida and Nevada.

On May 20, 2012, HCPH entered into a definitive merger agreement (Merger) to be acquired by DaVita, Inc. (DaVita). The Company’s members must still vote to approve the Merger. Should the Merger be approved, the Company will become a wholly owned subsidiary of DaVita. The Merger is expected to consummate in the fourth quarter of 2012. However, the Company cannot predict the actual timing of the completion of the Merger.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts and operating results of HCPH, HCP Blocker Corporation (HCP Blocker) (see Note 10), HCP LLC and its wholly-owned subsidiaries (including JSAH), HCPAMG and its wholly-owned subsidiaries, HealthCare Partners Medical Group (Bacchus), Ltd. (HCPMG (Bacchus)), and HCPMG, Inc. (HCPMGI) a payroll / staff leasing company which provides clinical and administrative staff services to HCP LLC and HCPAMG. The entities are collectively referred to as “the Company.” In the opinion of management, all adjustments considered necessary for a fair presentation of the results as of the dates and for the interim periods presented have been included; such adjustments consist of normal recurring adjustments. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated results of operations for the current interim period are not necessarily indicative of the results for the entire year ending December 31, 2012. Financial information related to subsidiaries acquired during any year is included only for the periods subsequent to their acquisition. As discussed in Note 5, HCPAMG also has a 50% interest in Magan Medical Group (Magan), a joint venture with Magan Medical Clinic, Inc., and HCP LLC has a 67% interest in California Medical Group Insurance Company Risk Retention Group, an Arizona corporation (CMGI). These investments are accounted for using the equity method.

The financial statements of HCPAMG are consolidated with HCP LLC, as HCP LLC has determined that HCPAMG qualifies as a variable interest entity in accordance with Accounting Standards Codification (ASC) Section 810-10-15-14 through its long term, exclusive management services agreement. Pursuant to the agreement, HCPAMG is solely responsible for all aspects of the practice of medicine and provision of patient care. HCP LLC provides non-medical, technical, and administrative services to HCPAMG for which it receives a management fee, per the management services agreement. Through the management services agreement, HCP LLC has exclusive authority over all nonmedical decision making related to the ongoing business operations of HCPAMG. HCPAMG has deminimis equity and working capital as, through the management services agreement, all of HCPAMG’s cash flows are transferred to HCP LLC. As such, HCP LLC has determined that HCPAMG is a variable interest entity, and that HCP LLC is the primary beneficiary. Consequently, HCP LLC has consolidated the revenue and expenses of HCPAMG. HCPAMG recognized $747.0 million of revenue and expenses for the six months ended June 30, 2012 and $681.7 million of revenue and expenses for the six months ended June 30, 2011.

The creditors of HCPAMG do not have recourse to HCP LLC general credit and there are no other arrangements that could expose HCP LLC to losses. However, HCPAMG is managed to recognize no net income or net loss and, therefore, HCP LLC may be required to provide financial support to cover any operating expenses in excess of operating revenues. As of June 30, 2012 HCPAMG and its wholly owned subsidiaries had total assets of $205.0 million and total liabilities of $189.8 million.

HCP LLC, through its wholly-owned subsidiary, HealthCare Partners Nevada, LLC, a Nevada limited liability company (HCPNV), also consolidates the financial statements of HCPMG (Bacchus), a professional medical corporation providing medical services through facilities in southern Nevada. HCPMG (Bacchus) has entered into a 20-year management services agreement with HCPNV, and a stock restriction agreement, under which the sole shareholder of HCPMG (Bacchus) is restricted from transferring or selling the shares other than to a designee of HCP LLC. HCP LLC has determined that HCPMG (Bacchus) qualifies as a variable interest entity and that it has a variable interest in HCPMG (Bacchus) through the management services agreement.

The unaudited consolidated interim financial statements have been prepared under the assumption that users of the interim consolidated financial statements have either read or have access to the consolidated financial statements for the fiscal year ended December 31, 2011. Accordingly, certain disclosures that would substantially duplicate the disclosures contained in the December 31, 2011 consolidated financial statements have been omitted. These unaudited consolidated interim financial statements should be read in conjunction with the December 31, 2011 consolidated financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The most significant areas requiring the use of estimates include settlements under risk-sharing programs, medical receivables, determination of allowances for uncollectible accounts and retroactive premium adjustments, estimates of medical claims and related payables, estimates of self-insured claims reserves, and assessment of uncertain income tax positions.

Medical Revenues and Cost Recognition

Professional Capitation Revenue

The Company’s medical group affiliates are licensed to contract with HMOs to provide physician services in California and to provide both hospital and physician services under global risk capitation contracts in Florida and Nevada. Medical revenues consist primarily of fees for medical services provided by the medical group entities under capitated contracts with various HMOs or under fee-for-service type arrangements with privately insured individuals, and revenues under risk-sharing programs. Capitation revenue under HMO contracts is prepaid monthly based on the number of enrollees electing physicians affiliated with one of the medical group entities as their health care provider, regardless of the level of actual medical services utilized. Capitation revenue is reported as revenue in the month in which enrollees are entitled to receive health care. A portion of the capitation revenue pertaining to Medicare enrollees is subject to possible retroactive premium risk adjustments based on their individual acuity. Due to lack of sufficient data to project the amount of such retroactive adjustments, the Company records any corresponding retroactive revenues in the year of receipt.

Hospital Risk Share Revenue

Depending on the state regulation regarding global risk capitation, revenues may be received by HCPH or an independent hospital with which the Company contracts. In the Florida and Nevada service markets, the global capitation revenue is recorded by the Company, with the corresponding cost of institutional care reported by the Company as hospital expenses. In California, the independent hospitals receive the global capitation revenues. The revenues are used to pay medical claims for the related enrollees. The Company is entitled to any residual amounts and bears the risk of any deficits. In all cases, an estimate is made for the cost of medical services that have been rendered and where no medical claim has been received (IBNR).

Under risk-sharing programs, the medical groups share in the risk for hospitalization services and earn additional incentive revenues or incur penalties based on the utilization of hospital services. Estimated shared-risk receivables from the HMOs are recorded based upon hospital utilization and associated costs incurred by assigned HMO enrollees, including an estimate of costs related to IBNR, compared to funding. Differences between actual contract settlements and estimated receivables are recorded in the year of final settlement. The Company recorded favorable changes in estimates related to its prior year shared risk settlements totaling $7.2 million and $3.7 million in the quarters ended June 30, 2012 and 2011, respectively, and $4.0 million and $3.0 million in the quarters ended March 31, 2012 and 2011, respectively, as a result of lower than expected claims costs. The medical groups also receive other incentive payments from health plans based on specified performance and quality criteria. These amounts are accrued when earned and the amounts can be reasonably estimated, and are included in medical revenues. The Company also earns revenues from retail pharmacies, management fees, and health care consulting services. These amounts are included in other operating revenue when services are provided.

Fee-for-Service Revenue

The Company provides medical services to patients on a fee-for-service basis. Revenues are recorded at the time of service along with an estimate for contractually required discounts (contractual allowances). These estimates are based on historical collection trends for categories of payors. Estimates are made monthly for uncollectible accounts based on the payor mix of open accounts receivable and the length of time the account has been outstanding. At June 30, 2012, the Company had total outstanding patient accounts receivable of $53.4 million, with contractual allowances of $17.9 million and reserves for uncollectible accounts of $3.5 million. At December 31, 2011, the Company had total outstanding patient accounts receivable of $47.6 million, with contractual allowances of $21.1 million and reserves for uncollectible accounts of $4.2 million.

Medical Costs

The medical groups are responsible for the medical services the affiliated physicians and contracted hospitals provide to assigned HMO enrollees. The Company provides medical services to health plan enrollees through a network of contracted providers under sub-capitation and fee-for-service arrangements, Company-operated clinics, and staff physicians. Medical costs for professional services rendered by employed and contracted providers are recorded as medical expenses. Medical costs for institutional services covered by Florida and Nevada global capitation contracts are recorded as hospital expenses. Costs for operating medical clinics, including the salaries of nonmedical personnel and support costs, are recorded in clinic support and other operating costs.

An estimate of amounts due to contracted physicians, hospitals, and other professional providers is included in medical claims and related payables in the accompanying consolidated balance sheets. Medical claims payable include claims reported as of the balance sheet date and estimates of IBNR. Such estimates are developed using actuarial methods and are based on many variables, including the utilization of health care services, historical payment patterns, cost trends, product mix, seasonality, changes in membership, and other factors. The estimation methods and the resulting reserves are continually reviewed and updated. Many of the medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations may not come to light until a substantial period of time has passed following the contract implementation. Any adjustments to reserves are reflected in current operations. The Company recorded favorable changes in estimates to prior year medical claims and related payables balances totaling $0 and $1.3 million in the quarters ended June 30, 2012 and 2011, respectively, and $5.0 million and $1.3 million in the quarters ended March 31, 2012 and 2011, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Cash Equivalents

Cash equivalents consist of money market mutual funds and certificates of deposit with remaining maturities, on the acquisition date, of three months or less.

Funds on Deposit With a Third Party

The Company has established a risk-sharing arrangement with a local hospital, wherein the Company shares in any surplus or deficit. One of the terms of this agreement is the establishment of a segregated investment fund to ensure adequate cash to pay medical claims. The Company and hospital monitor the reserve balance to maintain the adequacy of funds on deposit.

Investments

The Company has determined that all investments held are available for sale. Accordingly, such investments are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of equity in other comprehensive income. The Company also holds auction rate securities, which are recorded as other noncurrent assets at an estimated fair value of $3.0 million at June 30, 2012 and December 31, 2011. Due to the lack of an active market, the estimated fair value of these auction rate securities was based on independent appraisals and discounted cash flow valuation models, which took into consideration the collateral underlying these securities, credit risks related to the securities and the issuers, interest rate spreads and illiquidity factors.

Investment income consists of interest, which is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method based on estimated prepayments. Gains and losses with respect to dispositions of investments are based on the specific-identification method.

Goodwill

Goodwill is not amortized, but is subject to an impairment test annually or more frequently if certain indicators of impairment are present. As of January 1, 2011, the Company early adopted Accounting Standards Update (ASU) 2011-08, Testing Goodwill for Impairment. As such, the Company assessed qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than the carrying value. As a result of this assessment, it was determined that performing the two-step impairment test was not necessary.

Fair Values of Financial Instruments

Financial instruments consist mainly of cash and cash equivalents, investments, auction rate securities, accounts and notes receivable, medical claims and related payables, accounts payable and accrued expenses and long-term debt. The fair values of cash and cash equivalents, accounts and notes receivable, medical claims and related payables, and accounts payable and accrued expenses approximate their carrying amounts due to their short-term nature. The estimated fair values for investments, excluding auction rate securities, generally represent quoted market prices for securities traded in the public marketplace or estimated values for securities not traded in the public marketplace. See Note 5 for further information. The estimated fair values for auction rate securities generally represent valuation models utilizing unobservable inputs, such as estimated repurchase scenarios. Self-insured liabilities are recorded at the estimated present value of claims obligations using appropriate discount rates.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued ASU Number 2011-04, Fair Value Measurement, which modifies the fair value measurement and disclosure guidance. This guidance results in new disclosures primarily related to Level 3 measurements, including quantitative disclosure about unobservable inputs and assumptions, a description of the valuation processes, and a narrative description of the sensitivity of the fair value to changes in unobservable inputs. This guidance is effective for reporting periods (including interim periods) beginning after December 15, 2011, and the Company adopted this guidance effective March 31, 2012. The adoption of this ASU did not have a material impact on the Company’s financial position, results of operations, or cash flows, but changed certain disclosures.

In June 2011, the FASB issued ASU Number 2011-05, Presentation of Comprehensive Income, which changed the disclosure requirements for the presentation of other comprehensive income (OCI) in the financial statements, including eliminating the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements consisting of a statement of income followed by a separate statement presenting OCI. The Company adopted this ASU effective March 31, 2012.

In July 2011, the FASB issued ASU Number 2011-07, Presentation and Disclosure of Patient Services Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Health Care Entities, which modifies the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts. The guidance changes the presentation on the statement of operations by requiring the reclassification of the provision for bad debts associated with patient service revenues from an operating expense to a deduction from net patient service revenue. Additionally, the amendment requires disclosures regarding the Company’s policy for recognizing patient service revenue and assessing bad debts. Qualitative and quantitative information about changes in the allowance for doubtful accounts is required. This guidance is effective for annual periods beginning after December 15, 2012, and interim and annual periods thereafter, and should be applied retrospectively to all prior periods presented. The adoption of this accounting standards update will not have a material impact on the statements of financial position, income, or cash flows.

3. Acquisitions

On March 30, 2012, HCPNV and HCPMG (Bacchus) entered into an agreement to purchase the assets of Cardiovascular Consultants of Nevada for $15.0 million cash consideration. The acquisition included contracts with employed physicians, clinic assets at six southern Nevada locations, and noncompete agreements with the former owners. This amount includes a $5.0 million deposit into an escrow account with an escrow agent to secure employment obligations of the seller for 2012.

The preliminary estimated fair value of assets and liabilities acquired is as follows (in thousands):

Six Months Ended June 30, 2012
Tangible assets	$575
Intangible assets	7,500
Goodwill	8,585
Liabilities assumed	(1,660)

$15,000

Purchase accounting will be finalized upon completion of an independent evaluation.

4. Investments

The Company has determined that all investments held are available-for-sale securities. Accordingly, such investments are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of equity in other comprehensive income. The following tables summarize the Company’s investments as of the dates indicated (dollars in thousands):

	June 30, 2012
	Cost or Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	$117,417	$407	$(23)	$117,801
Corporate bonds	36,937	162	(58)	37,041
Asset and mortgage-backed bonds	17,291	31	(9)	17,313
U.S. Treasury bonds	6,415	—	—	6,415
Government-related bonds	1,668	24	(1)	1,691

Total investments	$179,728	$624	$(91)	$180,261

	December 31, 2011
	Cost or Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	$117,149	$430	$(39)	$117,540
Corporate bonds	36,625	108	(286)	36,447
Asset and mortgage-backed bonds	10,177	13	(7)	10,183
U.S. Treasury bonds	8,086	5	—	8,091
Government-related bonds	2,201	19	—	2,220
Agency bonds	617	—	—	617

Total investments	$174,855	$575	$(332)	$175,098

The contractual maturities of investments as of June 30, 2012 are summarized below (dollars in thousands):

	Cost or Amortized Cost	Estimated Fair Value
Due in one year or less	$54,397	$54,505
Due one year through five years	96,673	97,076
Due after five years through ten years	3,876	3,876
Due after ten years	7,491	7,491
Asset and mortgaged-backed bonds	17,291	17,313

	$179,728	$180,261

Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Realized gains and losses based on specific identification method for the six months ended June 30, 2012 and 2011 (in thousands):

	Six Months Ended June 30
	2012	2011
Realized gains	$53	$1,294
Realized losses	(7)	(13)

Net realized gains	$46	$1,281

At each reporting date, the Company performs an evaluation of impaired investments to determine if the unrealized losses are other-than-temporary. The Company determines whether it intends to sell, or if it is more-likely-than-not that it will be required to sell, impaired securities. For all impaired debt securities for which there is no intent or expected requirement to sell, the evaluation considers whether it is likely the amortized cost value will be recovered. The Company did not identify any other-than-temporary impairment in investments for the six months ended June 30, 2012 and 2011.

The following table shows the Company’s gross unrealized losses and estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (dollars in thousands):

	June 30, 2012
	Less than 12 Months		12 Months or More		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal bonds	$7,076	$(14)	$5,191	$(9)	$12,267	$(23)
Corporate bonds	16,948	(27)	15,536	(31)	32,484	(58)
Asset and mortgage-backed bonds	2,291	(9)	—	—	2,291	(9)
U.S. Treasury bonds	1,300	(1)	—	—	1,300	(1)

	$27,615	$(51)	$20,727	$(40)	$48,342	$(91)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal bonds	$9,748	$(39)	$410	$—	$10,158	$(39)
Corporate bonds	11,359	(251)	3,078	(35)	14,437	(286)
Asset and mortgage-backed bonds	3,667	(4)	1,023	(3)	4,690	(7)

	$24,774	$(294)	$4,511	$(38)	$29,285	$(332)

5. Fair Value Measurements

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•

Level 3: Unobservable inputs that are used when little or no market data is available and reflect the reporting entity’s own assumptions. These include pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in the tables below:

(a)	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

(b)	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost).

(c)	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing, and excess earnings models).

The Company held the following financial assets and liabilities measured at estimated fair value on a recurring basis (dollars in thousands):

		Estimated Fair Value Measurements at Reporting Date Using			Valuation Technique (a,b,c)
	Total	Level 1	Level 2	Level 3
June 30, 2012
Assets:
Investments:
Municipal bonds	$117,801	$—	$117,801	$—	a
Corporate bonds	37,041	—	37,041	—	a
Asset and mortgage-backed bonds	17,313	—	17,313	—	a
U.S. Treasury bonds	6,415	—	6,415	—	a
Government-related bonds	1,691	—	1,691	—	a

	180,261	—	180,261	—
Funds on deposit with third party	68,715	—	68,715	—	a
Other assets, auction rate securities	2,950	—	—	2,950	c

Total assets measured at fair value	$251,926	$—	$248,976	$2,950

Liabilities:
Contingent consideration	$10,408	$—	$—	$10,408	c

		Estimated Fair Value Measurements at Reporting Date Using			Valuation Technique (a,b,c)
	Total	Level 1	Level 2	Level 3
December 31, 2011
Assets:
Investments:
Municipal bonds	$117,540	$—	$117,540	$—	a
Corporate bonds	36,447	—	36,447	—	a
Asset and mortgage-backed bonds	10,183	—	10,183	—	a
U.S. Treasury bonds	8,091	—	8,091	—	a
Government-related bonds	2,220	—	2,220	—	a
Agency bonds	617	—	617	—	a

	175,098	—	175,098	—
Funds on deposit with third party	63,638	—	63,638	—	a
Other assets, auction rate securities	2,950	—	—	2,950	c

Total assets measured at fair value	$241,686	$—	$238,736	$2,950

Liabilities:
Contingent consideration	$10,408	$—	$—	$10,408	c

The auction rate securities classified as Level 3 investments represent securities in less liquid markets and require significant management assumptions when determining fair value. Due to the lack of an active market with active fair value indicators, the Company utilizes multiple valuation scenarios based on discounted cash flow models, which include probabilities for principal repayment, dividend rates, and estimates of occurrence, in conjunction with a review of the financial strength of the security issuer.

The following table presents quantitative information about the inputs and valuation methodologies the Company uses for material fair value measurements of auction-rate securities classified in Level 3 of the fair value hierarchy as of June 30, 2012 (dollars in thousands):

	Fair Value at
	June 30,	Valuation	Unobservable	Range (Weighted Average)
	2012	Technique	Input	Minimum	Maximum	Weighted
Auction-rate securities	$2,950	Discounted cash flow	Probability of principal return	—%	94%	65%

The estimated fair value of the liability for contingent consideration of $10.4 million as of June 30, 2012 and December 31, 2011, represents a remaining milestone payment for an acquisition completed in 2010. The fair value of the liability was estimated based on Management’s probability assessments of projected performance of the acquired entity, by comparing the certain base year quality and financial performance measures to the target (low-case) and maximum (high-case) results using the income approach to determine the estimated fair value of the contingent earn-out consideration. Due to the short-term nature of the scheduled payment, no discounting was applied.

The following table presents quantitative information about the inputs and valuation methodology the Company uses for material fair value measurements of contingent consideration classified in Level 3 of the fair value hierarchy as of June 30, 2012 (dollars in thousands):

	Fair Value at June 30, 2012	Valuation Technique	Unobservable Input	Weighted Average
Contingent consideration	$10,408	Income approach	Performance earnout-probability of low case	97%
			Performance earnout-probability of high case	87%

There were no changes to the fair value of assets measured on a recurring basis using significant unobservable inputs (Level 3) in the six months ended June 30, 2012.

6. Equity Method Investments

The Company has a 50% interest in a joint venture, Magan, and a 67% interest in CMGI, which are accounted for using the equity method. The carrying value of Magan was $4.4 million and $3.9 million at June 30, 2012 and December 31, 2011, respectively, and is included in other assets. HCP LLC provides management services to Magan and earned management fees of approximately $5.1 million and $5.0 million in the six months ended June 30, 2012 and 2011, respectively, which are included in other operating revenue. The Company’s equity earnings from Magan were $11.5 million and $8.7 million in the six months ended June 30, 2012 and 2011, respectively, and are recorded as equity earnings. The joint venture engages in the practice of medicine, which constitutes a component of the Company’s principal revenue-generating activities; therefore, earnings from the joint venture are included in operating income.

HCP LLC holds a 67% ownership interest in CMGI, which was initially formed with three other medical groups from the Southern California area. Two of the four members of the Board of directors of CMGI are executives of HCP LLC. CMGI, domiciled in Arizona, allocates profits and losses based on the ownership interests of its investor groups. The Company accounts for this investment using the equity method. The carrying value of CMGI is $2.0 million at June 30, 2012 and December 31, 2011, and is included in other assets. The Company recorded no equity earnings in the six months ended June 30, 2012 and 2011. CMGI currently provides professional medical malpractice coverage to the Company.

Summarized financial information for the Company’s joint ventures as of and for the six months ended June 30 included (dollars in thousands):

	June 30, 2012	December 31, 2011
Assets	$27,465	$25,912
Liabilities	14,805	13,827

	Six Months Ended June 30
	2012	2011
Net income	$23,479	$17,858

7. Debt and Capitalized Leases

Long-Term Debt and Capital Leases

On January 6, 2011, the Company paid its existing credit facility in full and entered into a new credit facility that includes a term loan in the amount of $585.0 million and a revolving line of credit in the amount of $15.0 million. The loan is collateralized by all of the properties of HCP LLC, HCP LLC’s equity interest in its subsidiaries, and HCPH’s equity interest in HCP LLC. Principal payments on the term loan are due quarterly until maturity on January 6, 2016. In addition, there are mandatory prepayments based on certain formulas of excess cash flow as defined in the agreement. No mandatory prepayments were required as of June 30, 2012. The term loan bears monthly interest, based on the election of HCP LLC, at either the “Eurodollar Rate” (defined as the British Bankers Association LIBOR rate) plus a margin ranging from 1.50% to 2.50%, or the “Base Rate” (defined as the higher of the Federal Funds Rate plus 0.5% or the bank’s prime rate) plus a margin ranging from 0.50% to 1.50%. Interest is paid monthly.

The revolving line of credit matures on January 6, 2016, and bears interest at the Eurodollar Rate or the Base Rate plus an applicable margin as defined. There were no amounts outstanding on the revolving line of credit as of June 30, 2012 and December 31, 2011. However, the Company has several standby letters of credit totaling $17 million, primarily to secure performance obligations of the Company’s Medicare Accountable Care Organizations with the Center for Medicare and Medicaid Services and workers’ compensation claim liabilities.

Each credit facility contains customary covenants, including restrictive financial covenants. As of June 30, 2012, HCP LLC was in compliance with all covenants.

Approximately $6.1 million of costs incurred in the debt financing was capitalized and is being amortized to interest expense ratably over the life of the loan. The net capitalized debt issuance costs of $4.3 million (net of accumulated amortization of $1.8 million) and $4.9 million (net of accumulated amortization of $1.2 million) are included in other assets as of June 30, 2012 and December 31, 2011, respectively. The unamortized balance related to the prior credit facility was expensed during the six months ended June 30, 2011, upon discharge of the term loan.

Long-term debt and capital lease obligations at June 30, 2012 and 2011 consist of the following (dollars in thousands):

	June 30, 2012	December 31, 2011
Bank term loan payable at Eurodollar Rate plus margin factor (1.99% at June 30, 2012 and 2.05% at December 31, 2011)	$541,125	$555,750
Capitalized lease obligation	332	481
Other long-term debt	109	120

	541,566	556,351
Less current maturities	(29,537)	(29,575)

	$512,029	$526,776

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued liabilities at June 30, 2012 and December 31, 2011 consist of the following (dollars in thousands):

	June 30, 2012	December 31, 2011
Trade accounts payable	$65,524	$66,982
Accrued compensation	79,742	93,141
Accrued contracted physician bonuses	19,024	16,098
Amounts due Magan Medical Group	4,715	2,629
Practice acquisition liabilities	10,408	10,408
Other	17,239	17,676

Total	$196,652	$206,934

9. Other Liabilities

Other liabilities at June 30, 2012, and December 31, 2011, consist of the following (dollars in thousands):

	June 30, 2012	December 31, 2011
Deferred compensation liabilities	$43,504	$39,032
Reserve for uncertain tax positions	38,313	34,972
Reserve for medical malpractice claims	12,353	12,417
Other	12,770	11,377

Total	$106,940	$97,798

10. Capital Structure

At June 30, 2012 and December 31, 2011, the Company authorized 1,000 and 24,088,677 Class A Preferred Units (Class A Units) and 116,084,729 Class B Common Units (Class B Units), respectively. At June 30, 2012 and December 31, 2011, the Company had outstanding 1,000 Class A Units held by HCP Blocker, a wholly owned subsidiary of HCPH, which are eliminated in consolidation, and 100,131,969 Class B Units.

On March 2, 2005, Summit Partners, LP and Affiliates (Summit) acquired 24,088,677 Class A Units, representing 19.6% of total outstanding units, in exchange for cash consideration of $75.0 million. On January 6, 2011, HCPH entered into an agreement with Summit (Redemption Agreement) to repurchase from Summit all of its outstanding Class A Units (Class A Unit Redemption) for total consideration of $587.0 million. Total consideration consisted of $540.0 million in cash, 436,550 Class B Units valued at $10.0 million, and an assumed tax liability of $37.0 million. The Class A Unit Redemption consisted of repurchasing 18,855,176 Class A Units from various Summit partnerships and acquiring all of the outstanding shares of HCP Blocker, a C-corporation, which held the remaining 5,233,501 Class A Units.

As a part of the Redemption Agreement, an investment fund affiliated with Summit indemnified HCPH for unpaid tax liabilities, if any, of HCP Blocker existing as of January 6, 2011.

Pursuant to the Amended and Restated Operating Agreement (Operating Agreement) executed on January 6, 2011, HCPH revised the rights and privileges of Class A Units held by HCP Blocker. Class A Units receive an annual net income allocation equal to 3% of the $119.5 million liquidation preference (Class A Yield), of which approximately 40% is distributable in cash. The liquidation preference, including the undistributed Class A Yield, was $124.8 million and $121.2 million at June 30, 2012 and 2011, respectively. Remaining net income or loss is allocated to the holders of Class B Units based on their pro rata ownership interest in the total outstanding Class B Units.

Warrants

In connection with the JSAH acquisition, HCPH issued immediately exercisable warrants, with an exercise price of $7.28 per unit, to certain selling shareholders for the purchase of 418,000 Class B Units. These units were valued at $0.6 million based on the Black-Scholes option-pricing model and were included in the purchase consideration. These warrants expired on June 30, 2011; however, the two holders of the warrants, who are executives in the Company’s Nevada unit, had taken legal action to nullify the stated warrant expiration date. In May 2012, the Company and two executives of the Company’s Nevada unit reached an agreement whereby their legal action against the Company is to be dismissed in exchange for $10 million to be paid upon consummation of the merger with DaVita, Inc., and $20 million to be paid over the next eight years contingent upon attainment of certain performance milestones. At June 30, 2012, no warrants were outstanding.

11. Income Taxes

HCPMGI, HCPMG (Bacchus), HCP Blocker, JSAH, and certain HCPAMG wholly-owned subsidiaries (collectively, the taxable entities) are taxed as C-corporations under the Internal Revenue Code and applicable state laws, and each files separate stand-alone corporate income tax returns.

HCPH, HCP LLC, HCPNV, and HCPAMG are classified as partnerships for tax purposes, and as such they are not taxpaying entities. Rather, the owners of these entities pay taxes on their allocable share of net income from the entities.

Income tax expense for interim periods is measured using an estimated tax rate for the annual period. The reported income tax provision differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate are income included in pre-tax income from nontaxpaying entities (e.g., HCPNV, HCP LLC and HCPAMG), nondeductible items, and state taxes.

As of June 30, 2012 and December 31, 2011, the Company has unrecognized tax benefits of approximately $38.3 million and $35.0 million, respectively, for which the deductibility is uncertain. These amounts include interest and penalties of $8.5 million and $7.8 million at June 30, 2012 and December 31, 2011, respectively. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of the provision for income taxes in the consolidated statements of income.

12. Commitments and Contingencies

HCPH and its affiliates operate in a regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings have been instituted or asserted against HCPH related to patient treatment. Additionally, HCPH and its affiliates are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries, unpaid wages, or wrongful termination. In certain of these actions, the claimants may seek punitive damages against HCPH and its affiliates that may not be covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on HCPH’s results of operations or financial position.

13. Subsequent Events

Based on management’s review of subsequent events through August 13, 2012, the date the financial statements were available for issuance, the following significant events occurred:

On July 24, 2012, HCP LLC entered into a definitive agreement to acquire 100% of the ownership interests of a medical group organization with operations in an area of the western United States in which the Company does not currently maintain a presence, for cash consideration of $73.1 million and earn-out consideration of up to $70.0 million contingent upon attainment of certain performance based criteria. The transaction, which is subject to shareholder and regulatory approval, is anticipated to close on or about September 1, 2012.

Annex A-1

AGREEMENT AND PLAN OF MERGER

among

DAVITA INC.,

SEISMIC ACQUISITION LLC

and

HEALTHCARE PARTNERS HOLDINGS, LLC

and

ROBERT D. MOSHER, as the Member Representative

Dated as of May 20, 2012

Page
ARTICLE I DEFINITIONS		A1-2

Section 1.01.	Certain Defined Terms.	A1-2
Section 1.02.	Definitions.	A1-18
Section 1.03.	Interpretation and Rules of Construction.	A1-22

ARTICLE II THE MERGER		A1-23

Section 2.01.	The Merger.	A1-23
Section 2.02.	Closing; Effective Time.	A1-23
Section 2.03.	Effect of the Merger.	A1-23
Section 2.04.	Organizational Documents of the Surviving Entity.	A1-23
Section 2.05.	Managers and Officers of the Surviving Entity.	A1-23

ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES		A1-24

Section 3.01.	Conversion or Cancellation of Units.	A1-24
Section 3.02.	Escrowed Merger Consideration.	A1-28
Section 3.03.	Election Procedures.	A1-32
Section 3.04.	Exchange Procedures.	A1-34
Section 3.05.	Post-Closing Merger Consideration Adjustment Determination.	A1-36
Section 3.06.	Earn-Out.	A1-38
Section 3.07.	Member Representative Escrow.	A1-41
Section 3.08.	Nevada Escrow.	A1-42

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A1-43

Section 4.01.	Organization, Authority and Qualification of the Company.	A1-43
Section 4.02.	Organization, Authority, and Qualification of the Business Entities and Related Entities.	A1-43
Section 4.03.	Capitalization; Ownership of Equity Interests.	A1-43
Section 4.04.	No Conflict.	A1-44
Section 4.05.	Company Board Approval.	A1-45
Section 4.06.	Vote Required.	A1-45
Section 4.07.	Governmental Consents and Approvals.	A1-45
Section 4.08.	Financial Information.	A1-45
Section 4.09.	Accounting Records; Internal Controls.	A1-46
Section 4.10.	Absence of Undisclosed Liabilities.	A1-46
Section 4.11.	Information Provided.	A1-46
Section 4.12.	Conduct in the Ordinary Course.	A1-46
Section 4.13.	Litigation; Governmental Orders.	A1-47
Section 4.14.	Compliance with Laws.	A1-47
Section 4.15.	Healthcare Regulatory Compliance.	A1-47
Section 4.16.	Environmental Matters.	A1-51
Section 4.17.	Intellectual Property.	A1-51
Section 4.18.	Real Property.	A1-52
Section 4.19.	Employee Benefit Matters.	A1-53
Section 4.20.	Labor Matters.	A1-55
Section 4.21.	Taxes.	A1-55
Section 4.22.	Material Contracts.	A1-57
Section 4.23.	Government Contracts.	A1-59

A1-i

(continued)

Page
Section 4.24.	Information Technology.	A1-59
Section 4.25.	Intercompany Transactions.	A1-60
Section 4.26.	Certain Interests.	A1-60
Section 4.27.	Insurance.	A1-60
Section 4.28.	Brokers.	A1-60
Section 4.29.	Payors and Vendors.	A1-60
Section 4.30.	No Reliance.	A1-61
Section 4.31.	Disclaimer of the Company.	A1-61

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A1-61

Section 5.01.	Organization and Authority of Parent and Merger Sub.	A1-61
Section 5.02.	No Conflict.	A1-61
Section 5.03.	Governmental Consents and Approvals.	A1-62
Section 5.04.	SEC Filings.	A1-62
Section 5.05.	Capitalization.	A1-62
Section 5.06.	Financial Statements.	A1-63
Section 5.07.	Information Provided.	A1-63
Section 5.08.	Absence of Undisclosed Liabilities.	A1-63
Section 5.09.	Conduct in the Ordinary Course.	A1-63
Section 5.10.	Financing.	A1-64
Section 5.11.	Healthcare Regulatory Compliance.	A1-64
Section 5.12.	Government Contracts.	A1-66
Section 5.13.	Litigation.	A1-66
Section 5.14.	Ownership of Merger Sub; No Prior Activities.	A1-66
Section 5.15.	Brokers.	A1-66
Section 5.16.	No Reliance.	A1-67
Section 5.17.	Disclaimer of Parent and Merger Sub.	A1-67

ARTICLE VI ADDITIONAL AGREEMENTS		A1-67

Section 6.01.	Conduct of Business Prior to the Closing.	A1-67
Section 6.02.	Member Meeting; Section 280G Approval.	A1-69
Section 6.03.	No Solicitation of Competing Transactions.	A1-70
Section 6.04.	Access to Information.	A1-70
Section 6.05.	Certain Notifications.	A1-71
Section 6.06.	Regulatory and Other Authorizations; Notices and Consents.	A1-71
Section 6.07.	Preparation of Prospectus and Registration Statement.	A1-73
Section 6.08.	Financing.	A1-73
Section 6.09.	Member Litigation.	A1-76
Section 6.10.	Further Action.	A1-77
Section 6.11.	Intercompany Indebtedness and Agreements.	A1-77
Section 6.12.	Name.	A1-77
Section 6.13.	Board Representation.	A1-78
Section 6.14.	Tail Insurance Policies.	A1-78
Section 6.15.	Tax Matters.	A1-78
Section 6.16.	Employment and Employee Benefits Matters; Other Plans.	A1-82
Section 6.17.	Section 16 Matters.	A1-85
Section 6.18.	Equity and Other Long-Term Incentive Compensation.	A1-85

A1-ii

(continued)

Page
Section 6.19.	Earn-Out EBITDA LTIP.	A1-87
Section 6.20.	AMG Documents.	A1-87

ARTICLE VII CONDITIONS TO CLOSING		A1-87

Section 7.01.	Conditions to Obligations of the Company.	A1-87
Section 7.02.	Conditions to Obligations of Parent and Merger Sub.	A1-88

ARTICLE VIII INDEMNIFICATION		A1-90

Section 8.01.	Survival of Representations and Warranties.	A1-90
Section 8.02.	Indemnification by the Members.	A1-90
Section 8.03.	Indemnification by Parent.	A1-91
Section 8.04.	Limits on Indemnification.	A1-91
Section 8.05.	Notice of Loss; Third-Party Claims.	A1-94
Section 8.06.	Remedies.	A1-95
Section 8.07.	Subrogation.	A1-95
Section 8.08.	Member Representative.	A1-95

ARTICLE IX TERMINATION		A1-97

Section 9.01.	Termination.	A1-97
Section 9.02.	Effect of Termination.	A1-98
Section 9.03.	Termination Fee.	A1-98

ARTICLE X GENERAL PROVISIONS		A1-99

Section 10.01.	Expenses.	A1-99
Section 10.02.	Notices.	A1-99
Section 10.03.	Public Announcements.	A1-100
Section 10.04.	Severability.	A1-100
Section 10.05.	Entire Agreement.	A1-101
Section 10.06.	Assignment.	A1-101
Section 10.07.	Amendment.	A1-101
Section 10.08.	Waiver.	A1-101
Section 10.09.	No Third Party Beneficiaries.	A1-101
Section 10.10.	Specific Performance.	A1-101
Section 10.11.	Governing Law.	A1-102
Section 10.12.	Waiver of Jury Trial.	A1-102
Section 10.13.	Counterparts.	A1-102
Section 10.14.	Limitation on Liability.	A1-102

A1-iii

EXHIBITS

A-1.	Sample Earn-Out EBITDA Calculation

A-2.	Sample Unusual and Non-Recurring Items

B.	Reference Net Working Capital Statement

C.	Certificate of Merger

D.	Articles of Organization

E.	Operating Agreement

F.	Surviving Intercompany Agreements

A1-iv

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 20, 2012, is by and among DAVITA INC., a Delaware corporation (the “Parent”), SEISMIC ACQUISITION LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and, with respect only to ARTICLE I and ARTICLE X and Section 3.02, Section 3.05, Section 3.06, Section 3.07, Section 3.08, Section 6.15, Section 7.01, Section 7.02, and Section 8.08 (the “MR Provisions”), ROBERT D. MOSHER, as the member representative (the “Member Representative”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall, in accordance with the California Limited Liability Company Act, California Corporations Code §§ 17000 et seq. (the “CLLCA”), merge with and into the Company (the “Merger”), pursuant to which each Class B Unit in the Company (the “Company Common Units”), other than (i) Company Common Units directly or indirectly owned by Parent, Merger Sub, or the Company, (ii) Dissenting Units, and (iii) Stock-Based Awards, will be converted into the right to receive the cash and shares of Parent Common Stock payable at Closing as set forth herein and upon the occurrence of certain future events as set forth herein;

WHEREAS, the board of managers of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the other transactions contemplated hereby (the “Transactions”) are advisable, fair to, and in the best interests of the members of the Company, (ii) approved this Agreement and the Transactions and declared it advisable that the Company enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the Company’s members approve the principal terms of the Merger and this Agreement;

WHEREAS, the sole member of Merger Sub has approved this Agreement and the Transactions, and declared it advisable for Merger Sub to enter into this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement and the Transactions, and Parent, in its capacity as the sole member of Merger Sub, has approved the Merger and this Agreement upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, HealthCare Partners Medical Group (the “Majority Member”) has entered into a Voting Agreement, dated as of the date of this Agreement (the “Voting Agreement”), pursuant to which such Member has, among other things, agreed to vote all of the equity interests of the Company that such Member owns to approve the principal terms of the Merger and this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, (i) each of Robert Margolis, M.D., William Chin, M.D., Matthew M. Mazdyasni, and Thomas Paulsen, M.D. (the “Substantial Members”) has entered into a support agreement with Parent (the “Support Agreements”), whereby they have agreed to vote, or cause to be voted, all of the equity interests of the Company that such Members directly or indirectly own to approve the principal terms of the Merger and this Agreement and to certain restrictions on the sale or transfer of shares of Parent Common Stock owned by them;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain Persons have entered into Non-Competition and Non-Solicitation Agreements with Parent that shall become effective at the Effective Time (the “Non-Competition Agreements”); and

A1-1

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain Persons have entered into Employment Agreements with Parent that shall become effective at the Effective Time (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements contained in this Agreement, intending to be legally bound hereby, and incorporating the recitals set forth above, the Company, Merger Sub, and Parent and, with respect only to the MR Provisions, Robert D. Mosher, as the Member Representative, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding, or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Aggregate Closing Cash Consideration” means $3,660,000,000.

“Aggregate Closing Stock Consideration” means the product obtained by multiplying (i) the Aggregate Parent Share Number, by (ii) the One Day Parent Stock Volume-Weighted Average Price as of the Closing Date.

“Aggregate Final Per Option Merger Consideration” means (a) the Per Option Closing Consideration, plus (b) any Final Per Unit Adjustment Payment, if applicable, minus (c) any Final Per Unit Shortfall Amount, if applicable, plus (d) any Per Unit Earn-Out Payment in respect of such Company Option.

“Aggregate Final Per Unit Merger Consideration” means (a) the Per Unit Closing Consideration, plus (b) any Final Per Unit Adjustment Payment, if applicable, minus (c) any Final Per Unit Shortfall Amount, if applicable, plus (d) any Per Unit Earn-Out Payment in respect of such Company Common Unit.

“Aggregate Parent Share Number” means, subject to adjustment under Section 3.01(f), 9,380,312 shares of Parent Common Stock.

“Anticipated Financing Terms” means (x) (i) with respect to the Senior Secured Financing, a weighted average annual yield (calculated in a manner consistent with the calculation of the Senior Secured Target Yield, but with the fixed rate swap equivalent for three-month LIBOR being determined by JPMorgan as of the date of determination) no greater than 200 basis points above the Senior Secured Target Yield and (ii) with respect to the Unsecured Financing, a weighted average annual yield of the yield-to-worst for each series of notes in the Unsecured Financing (giving effect to any original issue discount (but excluding fees or other discounts payable to the underwriters or initial purchasers thereof)) as calculated by the Bloomberg – Corporate Bond Price/Yield Calculator no greater than 200 basis points above the Bond Target Yield (provided, that, Parent and Merger Sub shall not be required under any circumstances to increase the amount of the Unsecured Financing above the Unsecured Financing Amount), (y) with respect to the Senior Secured Financing, terms and conditions (other than non-default interest rate, upfront fees, original issue discount, or other fees payable to all lenders), taken as a whole, that are no more restrictive or less favorable, in any material respect, to Parent and Merger Sub than those described in the Credit Facility Financing Letter (other than non-default interest rate, upfront fees, original issue discount or other fees payable to all lenders), taken as a whole, and (z) with respect to the Unsecured Financing,

A1-2

terms (other than non-default interest rate, original issue discount, and any fees or discounts payable to the underwriters or initial purchasers thereof and other than with respect to adjustments to the terms of Parent’s 6-5/8% Senior Notes due 2020 (including financial covenants) as reasonably appropriate to give pro forma effect to the acquisition of the Company and the operation of the combined business thereafter), taken as a whole, that are no more restrictive or less favorable, in any material respect, to Parent and Merger Sub than the terms of such Senior Notes (other than non-default interest rate, original issue discount and any fees or discounts payable to the underwriters or initial purchasers thereof), taken as a whole. The determination of availability with respect to the Senior Secured Financing shall not depend on the relative principal amounts of the Committed Financing and the Syndicated Senior Secured Financing.

“Applicable Tax Rate” means the effective tax rate of Parent for the fiscal year ending on December 31, 2013, as stated in the Form 10-K (as it may be amended from time to time) relating to such period filed by Parent with the SEC.

“Assets” means the assets and properties owned, leased, or otherwise used by the Business Entities or the Related Entities.

“Blocker Tax Liability” means the Taxes required to be paid by Blocker Corporation or the Company as a result of the Liquidation.

“Bond Target Yield” means the weighted average annual yield for the Unsecured Financing set forth on Section 1.01 of the Company Disclosure Schedule.

“Business” means (a) the provision of healthcare services to patients in California, Florida, and Nevada, and each other jurisdiction that the Business Entities or Related Entities currently provide or currently anticipate providing services, including in a coordinated care, managed care, accountable care, patient centered medical home, or fee for service model or otherwise; (b) related care management, decision support, information technology, and other administrative and/or management services; and (c) the operation, management, coordination, and/or ownership of physician groups and networks, clinics, healthcare facilities, ancillary services, and other activities to provide such healthcare services. The definition of “Business” shall further include the operation of accountable care organizations (as defined in “The Patient Protection and Affordable Care Act of 2010,” Pub. L. No. 111-148, §3022 124 (2010)) pursuant to the Pioneer ACO Initiative as operated by the Innovation Center of CMS.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in the City of New York, New York.

“Business Employee” means each current or former employee, partner, manager, or director of any of the Business Entities or Related Entities.

“Business Entities” means the Company and its Subsidiaries.

“Business Executive Team” means the following persons: Robert Margolis, M.D., William Chin, M.D., Matthew M. Mazdyasni, Zan Calhoun, Ted Halkias, Sherif Abdou, M.D., Lorie Glisson, Brian Schacker, Kristina Cournoyer, and Robert D. Mosher.

“Calculation Periods” means each of the fiscal years ending on December 31, 2012 and 2013, respectively.

“Cash Equivalency Unit” means each Company Common Unit with respect to which Closing Merger Consideration in the form of cash has been or will be received, and each Company Common Unit issuable upon full exercise of a Company Option issued and outstanding immediately prior to Closing, whether vested or unvested.

A1-3

“Class A Unit” means a Class A Preferred Unit representing a fractional part of the ownership of the Company.

“Class B Unit” means a Class B Common Unit representing a fractional part of the ownership of the Company.

“Closing Merger Consideration” means all payments, whether in cash or in Parent Common Stock, made to Members and holders of Company Options pursuant to Section 3.01(a)(i) and Section 3.01(b)(ii)(A).

“Closing Price” means, subject to adjustment under Section 3.01(f), the arithmetic average (rounded to the nearest five decimal places) of the closing price per share of the Parent Common Stock as reported on the NYSE for the five (5) consecutive Trading Days ending on (and including) the second Trading Day prior to the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended through the date hereof.

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent in connection with this Agreement.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all Contracts under which Intellectual Property Rights or other licenses or authorizations to use Intellectual Property are granted (a) from any Business Entity or Related Entity to any other Person, excluding licenses to customers and end users granted in the ordinary course of business, and (b) to any Business Entity or Related Entity from any other Person (“Inbound Company IP Agreements”), excluding, in each case, (x) Shrink-Wrap Agreements, but including any modifications or amendments thereto, and (y) equipment or parts purchase agreements that include licenses to use such parts or equipment.

“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of any member of the Business Executive Team as of the date of this Agreement (provided that the knowledge of Robert D. Mosher shall not include any knowledge that he obtained as a result of the representation of clients who are not Business Entities or Related Entities).

“Company Option” means any issued and outstanding option to purchase or otherwise acquire Company Common Units (whether or not vested), other than Stock-Based Awards, held by any Person and granted pursuant to the Company Plan.

“Company Plan” means the HealthCare Partners Holdings, LLC Amended and Restated 2008 Membership Interest Option and Purchase Plan.

“Compensation Adjustment Amount” means, with respect to the Calculation Period for the fiscal year ending on December 31, 2013, an amount equal to the quotient obtained by dividing (1) the incremental additional tax expense actually incurred by the Business Entities and Related Consolidated Entities with respect to such Calculation Period as a direct result of the disallowance of any deductions by such entities due to the application of Section 162(m) of the Code, by (2) an amount equal to 1 minus the Applicable Tax Rate.

“Consent” of a Person means any written or documentary consent, approval, authorization, waiver, grant, concession, license, permit, variance, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, such Person.

A1-4

“Contract” means any agreement, contract, mutual understanding, arrangement, commitment, or undertaking of any nature (whether written or oral).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative, or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative, or executor, by Contract, credit arrangement, or otherwise.

“Conveyance Taxes” means any and all sales, use, value added, goods and services, transfer, stamp, stock transfer, or real property transfer Taxes and any similar Taxes, fees, or charges (together with any interest, penalties, or additions in respect thereof) imposed by any Governmental Authority in respect of the conversion of the Company Common Units or otherwise in connection with the transactions effected pursuant to this Agreement.

“Credit Facility Financing Letter” means that certain Commitment Letter, dated as of the date hereof, by and among Parent and the Lenders.

“Deferred Compensation Amounts” means any and all claims, Liabilities, Taxes, penalties, fees, interest, charges, costs, or expenses directly or indirectly relating to, or arising out of or in connection with, any Action, audit, claim, demand, or assessment either (a) initiated by a Governmental Authority or (b) arising as a result of an action taken by the Company that the independent auditor of the Company reasonably determines is required as a result of a change in applicable Law or an official and binding interpretation thereof, in each case with respect to the Company Plan or the Company Options under Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder that are paid, sustained, or incurred by Parent, the Company, any of their Subsidiaries, or any of the Related Entities, including any such payments made by Parent or its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) or directed by Parent to be made by its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) or the Related Entities to or on behalf of the current and former holders of Company Options after the Closing, irrespective of whether or not such payments are required by Contract, applicable Law, or otherwise, that are sufficient for such holders to pay any claims, Liabilities, Taxes, penalties, fees, interest, or other charges, costs, or expenses related to the Company Options as a result of such Action, audit, claim, demand, or assessment under Section 409A of the Code so that such holders are in the same financial position as if no such Liabilities, Taxes, penalties, interest, or other charges, costs, or expenses (other than ordinary income and employment taxes) had been incurred as a direct or indirect result of Section 409A of the Code.

“Dissenter’s Act” means Sections 17600-17613 of the CLLCA.

“Earn-Out EBITDA” means, with respect to a Calculation Period, EBITDA for such Calculation Period, but excluding (a) (i) any compensation expense (whether for cash compensation, stock based compensation, long term incentive compensation, benefits, perquisites or otherwise) attributable to Robert Margolis, M.D. in excess of such compensation expense for the fiscal year ended December 31, 2011 in each Calculation Period and (ii) any stock based or long term incentive compensation expense (not including any stock based or long term incentive compensation expense attributable to Robert Margolis, M.D.) up to a maximum of $8,000,000 in each Calculation Period, (b) any unusual and non-recurring items (including any gains, losses or profits on the sale of any assets other than in the ordinary course of business) in excess of $1,000,000 individually, whereupon such item shall be excluded (without deduction of such threshold amount) (other than as otherwise specified on Exhibit A-2), (c) any expenses incurred in connection with the Transactions or the Financing (including the amount paid on or prior to the Closing or accrued on the Closing Balance Sheet to reflect transaction settlement payments owed to management of the Business Entities or Related Consolidated Entities as described in contractual agreements approved by Parent and executed contemporaneously with this Agreement), (d) any EBITDA contributions from any acquisitions consummated by any Business Entity or Related Consolidated

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Entity (i) in 2012 in excess of an aggregate of $83,000,000 (inclusive of Excluded Acquisitions) in purchase price for 2012 or (ii) in 2012 and 2013 in excess of an aggregate of $181,000,000 (inclusive of Excluded Acquisitions) in purchase price for 2012 and 2013 (taken as a whole), provided that, for purposes of this clause (d), (x) the EBITDA contributions from any acquisition or acquisitions consummated by any Business Entity or Related Consolidated Entity in the relevant year not in excess of the stated threshold in purchase price shall be included in “Earn-Out EBITDA,” (y) the EBITDA contributions from any acquisition consummated by any Business Entity or Related Consolidated Entity in the relevant year that causes the stated threshold in purchase price to be exceeded shall be excluded from “Earn-Out EBITDA” but only on a pro rata basis based on the amount of the purchase price of such acquisition that exceeds such purchase price threshold relative to the entire purchase price of such acquisition, and (z) the EBITDA contributions from any acquisition or acquisitions consummated by any Business Entity or Related Consolidated Entity in the relevant year subsequent to the application of clauses (x) and (y) shall be excluded from “Earn-Out EBITDA”, provided, further, that, in connection with any such acquisition specified in this clause (d), the value of any cash or stock paid by any Business Entity or Related Consolidated Entity, any debt assumed by any Business Entity or Related Consolidated Entity, any note given to the seller by any Business Entity or Related Consolidated Entity as part of the purchase price, or any deferred purchase price to be paid by any Business Entity or Related Consolidated Entity shall be included in the calculation of the purchase price of such acquisition; provided, further, that the value of any earn-out or other contingent consideration associated with any such acquisition shall not be included in the calculation of the purchase price of such acquisition to the extent such earn-out or other contingent consideration is not earned on or prior to the end of the relevant Calculation Period, (e) any general allocation to any Business Entity or Related Consolidated Entity of Parent corporate expenses, but including expenses in substitution or enhancement of services currently performed at such Business Entity or Related Consolidated Entity but, if such expenses exceed the expenses previously incurred by any Business Entity or Related Consolidated Entity for such services, only to the extent agreed upon by the chief executive officers of the Company and Parent; provided that Parent’s chief executive officer and the Parent Board shall retain ultimate decision making authority as to whether to substitute or enhance any services, provided, further, that, to the extent Parent recommends substituting or enhancing any services and the Company’s chief executive officer is opposed to such decision, the Company’s chief executive officer has the right to request that the Parent Board decide the issue, in which case the matter shall be determined by the Parent Board (and none of such expenses shall be deemed to be included expenses for purposes of this clause (e) until such time as the Parent Board approves such expenses after considering in good faith the objections of the Company’s chief executive officer), and (f) the Blocker Tax Liability, any reserve therefor, and any reasonable expenses relating to the Liquidation, the filing of the Blocker Tax Returns, and the satisfaction of the Blocker Tax Liability as described in Section 6.15(h); provided that Earn-Out EBITDA for the Calculation Period for the fiscal year ending on December 31, 2013 shall be reduced by an amount equal to the Compensation Adjustment Amount. Sample Earn-Out EBITDA calculations are attached hereto as Exhibit A-1 for illustrative purposes only. Sample unusual and non-recurring items are attached hereto as Exhibit A-2 for illustrative purposes only.

“EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation, and amortization of the Business Entities and Related Consolidated Entities for such period, calculated on a consolidated basis and in accordance with GAAP applied on a consistent basis throughout the periods indicated using the same accounting principles, policies, practices, conventions and methods unless otherwise required by GAAP and applied and calculated in a manner consistent with the EBITDA calculation derived from the Audited Financial Statements.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, right of first refusal, right of first offer, option to purchase or lease, or other restriction of any kind, other than any non-exclusive license of (or an option for such license), or covenant not to assert claims of infringement, misappropriation, or other violation with respect to, Intellectual Property or Intellectual Property Rights.

“Environmental Law” means any applicable Law relating to human health and safety as such relates to exposure to Hazardous Materials, pollution, or to the protection of the indoor or outdoor environment, including any relating to the treatment, storage, transportation, disposal, or generation of Hazardous Materials.

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“Environmental Permit” means any permit, approval, or license required under any applicable Environmental Law.

“ERISA Affiliate” means any Person that, together with any Business Entity, is treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means an institution mutually selected by Parent and the Company.

“Escrow Amount” means a dollar amount equal to $559,375,000.

“Escrow Proportion” means the ratio of the aggregate number of Cash Equivalency Units to the aggregate number of Stock Equivalency Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means, subject to adjustment under Section 3.01(f), the quotient obtained by dividing (i) the Per Unit Closing Consideration by (ii) the One Day Parent Stock Volume-Weighted Average Price as of the Closing Date.

“Excluded Acquisitions” means (i) all acquisitions consummated by any Business Entity or Related Consolidated Entity after June 30, 2012 and (ii) all acquisitions consummated by any Business Entity or Related Consolidated Entity on or after the date hereof but on or prior to June 30, 2012 in excess of an aggregate of $40,000,000 in purchase price, provided that, for purposes of this clause (ii), (x) the first acquisition or acquisitions consummated by any Business Entity or Related Consolidated Entity on or after the date hereof but on or prior to June 30, 2012 not in excess of an aggregate of $40,000,000 in purchase price shall not be deemed to be “Excluded Acquisitions,” and (y) any acquisition consummated by any Business Entity or Related Consolidated Entity on or after the date hereof but on or prior to June 30, 2012 that causes such $40,000,000 threshold to be exceeded shall be an “Excluded Acquisition” but only on a pro rata basis based on the amount of the purchase price of such acquisition that exceeds such $40,000,000 threshold relative to the entire purchase price of such acquisition; provided that, in connection with any such acquisition, the value of any cash or stock paid by any Business Entity or Related Consolidated Entity, any debt assumed by any Business Entity or Related Consolidated Entity, any note given to the seller by any Business Entity or Related Consolidated Entity as part of the purchase price, or any deferred purchase price to be paid by any Business Entity or Related Consolidated Entity shall be included in the calculation of the purchase price of such acquisition; provided, further, that the value of any earn-out or other contingent consideration associated with any such acquisition shall not be included in the calculation of the purchase price of such acquisition to the extent such earn-out or contingent consideration is not earned on or prior to the end of the relevant Calculation Period (in the case of calculating Earn-Out EBITDA) or the Closing (in the case of calculating Net Working Capital or Indebtedness Amount).

“Final Per Unit Shortfall Amount” means an amount of cash (without interest) equal to the quotient obtained by dividing (a) the Total Shortfall Amount by (b) the Total Outstanding Company Units.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to provide the Committed Financing and any arrangers thereof, and any other arrangers of the Financing, including the parties to the Financing Letter and the Financing Agreement, other than Parent, Merger Sub, or any of their respective Affiliates.

“First Tranche Healthcare Escrowed Merger Consideration” means the lesser of (i) $300,000,000 in Escrowed Merger Consideration consisting of cash and Parent Common Stock in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), with each share of Parent

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Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Survival End Date, and (ii) if the remaining amount of Escrowed Merger Consideration in the Escrow Account as of the Survival End Date, not including any amounts retained in the Escrow Account after the First Escrow Distribution Date on account of pending claims for indemnification, is less than $350,000,000 (with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Survival End Date), then 85.71% of the remaining amount of Escrowed Merger Consideration in the Escrow Account as of the Survival End Date, not including any amounts retained in the Escrow Account after the First Escrow Distribution Date on account of pending claims for indemnification, consisting of cash and Parent Common Stock in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Survival End Date.

“First Tranche Tax Escrowed Merger Consideration” means the lesser of (i) $50,000,000 in Escrowed Merger Consideration consisting of cash and Parent Common Stock in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Survival End Date, and (ii) if the remaining amount of Escrowed Merger Consideration in the Escrow Account as of the Survival End Date, not including any amounts retained in the Escrow Account after the First Escrow Distribution Date on account of pending claims for indemnification, is less than $350,000,000 (with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Survival End Date), then 14.29% of the remaining amount of Escrowed Merger Consideration in the Escrow Account as of the Survival End Date, not including any amounts retained in the Escrow Account after the First Escrow Distribution Date on account of pending claims for indemnification, consisting of cash and Parent Common Stock in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Survival End Date.

“Fully Diluted Unit” means (i) each Company Common Unit (other than Company Common Units held by the Company in its treasury) issued and outstanding as of immediately prior to the Closing and (ii) each Company Common Unit issuable upon full exercise of a Company Option issued and outstanding as of immediately prior to the Closing, whether vested or unvested. Notwithstanding the foregoing, “Fully Diluted Unit” shall not include (x) any Company Common Units issuable upon the exercise of Company Options that are cancelled (other than pursuant to Section 3.01(b)(ii)) or otherwise expire prior to the Closing to the extent not exercised and (y) any Company Common Units subject to a Stock-Based Award.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and/or its by-laws; (b) in respect of a partnership, its certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and its by-laws and/or operating or limited liability company agreement.

“Government Contract” means any Contract between any Business Entity or Related Entity and (a) any Governmental Authority, (b) any prime contractor or grantee of a Governmental Authority in its capacity as prime contractor or grantee, and (c) any subcontractor or subaward at any tier with respect to any Contract of a type described in (a) or (b) above.

“Government Contract Bid” means any quotation, bid or proposal for award of any Government Contract made by any Business Entity or Related Entity for which no award has been made and for which any Business Entity or Related Entity believes there is a reasonable prospect that such an award to the Business Entities or Related Entities may yet be made.

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“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign, or other government, governmental, regulatory, or administrative authority, agency, or commission, or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products, or breakdown products, radioactive materials, asbestos-containing materials, or polychlorinated biphenyls or (b) any chemical, material, waste, mixture, or substance defined as “toxic” or “hazardous” or as a “contaminant” under any Environmental Law.

“Health Care Laws” means all Laws relating to: (a) the licensure, certification, qualification, or authority to transact business in connection with the provision of, payment for, or arrangement of health benefits or health insurance, including Laws that regulate managed care, Payors, and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws (including Title XVIII of the Social Security Act) and Laws relating to Medicaid programs (including Title XIX of the Social Security Act) and the regulations adopted thereunder including 42 C.F.R. Parts 422 and 423, the Centers for Medicare and Medicaid Services (“CMS”) guidance found in the Medicare Managed Care Manual and the Medicare Prescription Drug Manual and the California Knox-Keene Health Care Service Plan Act of 1975, as amended, and regulations thereunder; (b) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws; (c) the administration of health-care claims or benefits or processing or payment for health care services, treatment, or supplies furnished by Providers, including third party administrators, utilization review agents, and persons performing quality assurance, credentialing, or coordination of benefits; (d) coding, coverage, reimbursement, claims submission, billing, and collections related to Payors including government programs or otherwise related to insurance fraud; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (f) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of information about or belonging to actual or prospective individuals who are properly enrolled in a Medicare Advantage plan offered by any Related Regulated Entities; (g) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) pursuant to which any of the Related Regulated Entities is required to be licensed or authorized to transact business; (h) state medical practice and corporate practice of medicine Laws and regulations (including common law), and state professional fee-splitting Laws and regulations (including the California fee-splitting prohibition (California Business & Professions Code §650) and common law); (i) the Medicare Program Laws; and (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder.

“HCPAMG” means HealthCare Partners Affiliates Medical Group, a California partnership.

“HCPMGI” means HealthCare Partners Medical Group, Inc., a California professional corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness of such Person for borrowed money, whether current or funded, secured or unsecured, whether evidenced by bonds, debentures, notes or similar instruments, and any prepayment premiums, penalties, and any other fees and expenses paid to satisfy such indebtedness; (b) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (c) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (d) liabilities in respect of mandatorily redeemable or purchasable equity interests or mandatorily redeemable or purchasable securities convertible into equity interests; (e) all obligations upon which interest charges are customarily paid (excluding trade accounts payables); (f) all third party consent fees, (g) any change in control, transaction, retention, severance, parachute, or similar payment, bonus, or other compensation (excluding Company Options) that is required or planned to be made, paid, vested, or accelerated by any Business Entity or Related Consolidated Entity in connection with or by virtue of the consummation of the Transactions, in each case that is not satisfied as of immediately prior to the Effective Time, (h) all other fees and expenses owed by such Person or its Subsidiaries for transaction related professionals (including brokers, finders, counsel, financial advisors, accountants, consultants, printers, and other professional advisors), in each case that is not satisfied as of immediately prior to the Effective Time and to the extent such fees or expenses are incurred in connection with or as a result of the consummation of the Transactions; (i) obligations for deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business); (j) obligations under any defined benefit pension plan of such Person in excess of the value of plan assets held by such plan or under any deferred compensation plan of such Person in excess of the value of assets held by such plan; (k) obligations under any interest rate or currency swap or other hedging transactions (valued at the termination value thereof); (l) obligations with respect to letters of credit issued for the account of such Person (to the extent drawn and unpaid); (m) obligations of others secured by an Encumbrance on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed (but in the case of this clause (m), the amount of the applicable obligation shall not exceed the actual amount of the secured obligation); (n) the fair value of all outstanding earn-out arrangements in existence that are known to have been earned or are otherwise required to be recorded as a liability under GAAP (excluding any which arise from the Transactions); and (o) accrued interest or penalties on any of the foregoing.

“Indebtedness Amount” means, without duplication, the principal amount of Indebtedness, as of immediately prior to the Effective Time, owed by a Business Entity or a Related Consolidated Entity (excluding Indebtedness owed by a Business Entity or Related Consolidated Entity to another Business Entity or Related Consolidated Entity); provided that (i) any amounts included in the computation of Net Working Capital are excluded from “Indebtedness Amount”, (ii) any Indebtedness resulting from amounts payable or debt assumed included in the calculation of the purchase price of an Excluded Acquisition, and any Indebtedness of a Business Entity or Related Consolidated Entity incurred, assumed, or acquired in an Excluded Acquisition, shall be excluded (deducted) from “Indebtedness Amount” (it being understood that Indebtedness shall be excluded with respect to an Excluded Acquisition described in clause (y) of the definition of “Excluded Acquisitions” on a pro rata basis based on the amount of the purchase price of such acquisition that exceeds the $40,000,000 threshold referenced therein relative to the entire purchase price of such acquisition), and (iii) the Blocker Tax Liability shall be excluded from “Indebtedness Amount”.

“Indemnified Party” means a Parent Indemnified Party or a Company Indemnified Party, as the case may be.

“Indemnified Taxes” means any and all Taxes imposed on any of the Business Entities or on any of the Related Entities (a) in respect of any Pre-Closing Tax Period (regardless of whether such Taxes, or the Tax Returns therefor, are due prior to, as of, or after the Closing Date), (b) by reason of any Business Entity or any Related Entity being (i) a party to a Tax sharing agreement or Tax indemnity agreement or other similar agreement entered into prior to the Closing Date, (ii) a successor or transferee under applicable Law in respect of a transaction consummated prior to the Closing Date, or (iii) included in any consolidated, affiliated, combined or unitary or other tax group at any time before the Closing Date with any entity other than another Business

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Entity or another Related Entity, including by reason of any liability pursuant to Treasury Regulation Section 1.1502-6 or a similar provision of state, local, or other Law, in each case, with respect to the foregoing clauses (i), (ii), and (iii), to the extent that such Taxes relate to an event or transaction occurring prior to the Closing, (c) in respect of any discharge of indebtedness or other income that results from the elimination of any Intercompany Indebtedness as contemplated by Section 6.11(a), or (d) in respect of or as a result of (i) the breach of any of the covenants set forth in Section 6.01(b)(xix) or Section 6.15 (subject to Section 8.04(a)(vii)), or (ii) the breach of the Company’s representations and warranties contained in Section 4.21; provided that “Indemnified Taxes” shall also include Deferred Compensation Amounts; provided, further, that any Taxes, Tax reserves or Deferred Compensation Amounts that are taken into account as a current liability for purposes of Final Net Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shall be excluded from “Indemnified Taxes.” In the case of any Straddle Period, (x) the amount of any Taxes based on or measured by income, receipts, or expenditures of the Business Entities or the Related Entities that is allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of each of the Business Entities and the Related Entities as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Business Entities or Related Entities holds a beneficial interest shall be deemed to terminate at such time), and (y) the amount of all other Taxes of the Business Entities or the Related Entities that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that (A) any Taxes attributable to any transaction engaged in by Parent, any Business Entity, or any Related Entity that is not specifically contemplated by this Agreement (rather than generally permitted by this Agreement) or that is not in the ordinary course of business, in each case, after the Closing but on the Closing Date, (B) any increase in property Taxes that is directly due to the transactions contemplated by this Agreement or to actions taken by Parent or any Business Entity following the Closing, and (C) any Taxes (other than Taxes resulting from a negative tax capital account maintained by a partner of HCPAMG) attributable to the execution of the AMG Documents or effecting the transactions contemplated thereby shall, in each case, be allocated to the Post-Closing Tax Period beginning on the day after the Closing Date.

“Indemnifying Party” means the Members pursuant to Section 8.02 or Parent pursuant to Section 8.03, as the case may be.

“Intellectual Property” means any and all (a) technology, procedures, processes, methods, techniques, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) confidential and proprietary information, including know-how and trade secrets (“Trade Secrets”); (c) works of authorship and copyrightable subject matter; (d) trademarks, service marks, trade names, trade dress, and domain names (“Trademarks”); and (e) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means, collectively, (a) patents and patent inventions (“Patents”); (b) rights with respect to Trademarks; (c) copyrights (“Copyrights”); (d) rights with respect to Trade Secrets; and (e) registrations and applications for registration of the foregoing.

“Intercompany Indebtedness” means all outstanding indebtedness for borrowed money (which, for clarity, does not include Trade Obligations) owed by the Business Entities to the Related Consolidated Entities or owed by the Related Consolidated Entities to the Business Entities, calculated as of the Closing Date.

“IRS” means the Internal Revenue Service of the United States of America.

“IT Systems” means the information and communications technologies used in the conduct of the business of the Business Entities and the Related Entities, including hardware, networks (excluding any public networks), peripherals, and associated documentation.

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“Law” means any federal, national, supranational, state, provincial, local, or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, requirement, or rule of law (including common law).

“Leased Real Property” means the real property occupied by any Business Entity or Related Entity pursuant to a lease, license or other use or occupancy agreement, together with, to the extent the subject of such lease, license, or other use or occupancy agreement, all buildings and other structures, facilities, or improvements currently or hereafter located thereon, all fixtures, systems, equipment, and items of personal property of any Business Entity or Related Entity attached or appurtenant thereto, and all easements, licenses, rights, and appurtenances relating to the foregoing.

“Liability” means any liability, indebtedness, guarantee, obligation, expense, cost, loss, damage, or deficiency, absolute or contingent, accrued or unaccrued, direct or indirect, due or to come due, liquidated or unliquidated, whether or not made or asserted.

“Licensed Intellectual Property” means all Intellectual Property and Intellectual Property Rights that any Business Entity or Related Entity is licensed or otherwise authorized to use pursuant to the Inbound Company IP Agreements, Shrink-Wrap Agreements, and equipment or parts purchase agreements which include licenses to use such parts or equipment.

“Material Adverse Effect” means any event, circumstance, change in, or effect on any Business Entity or Related Entity that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or the financial condition of the Business Entities and the Related Entities, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes, or effects that generally affect the industries or segments thereof in which the Business Entities and the Related Entities operate (including legal and regulatory changes), in each case to the extent such events, circumstances, changes, or effects do not affect the Business Entities and the Related Entities in a substantially disproportionate manner relative to other participants in the industries in which the Business Entities and the Related Entities operate; (b) general economic or political conditions (or changes therein), in each case to the extent such conditions or changes do not affect the Business Entities and the Related Entities in a substantially disproportionate manner relative to other participants in the industries in which the Business Entities and the Related Entities operate; (c) events, circumstances, changes, or effects affecting the financial, credit, or securities markets in the United States generally, including changes in interest rates or foreign exchange rates, to the extent such events, circumstances, changes, or effects do not affect the Business Entities and the Related Entities in a substantially disproportionate manner relative to other participants in the industries in which the Business Entities and the Related Entities operate; (d) events, circumstances, changes, or effects attributable to the consummation of the Transactions, or the announcement of the execution of, this Agreement; (e) any event, circumstance, change, or effect caused by acts of civil unrest, armed hostility, sabotage, terrorism, or war (whether or not declared), including any escalation or worsening thereof; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions, or other natural disasters; (g) changes or modifications in GAAP, accounting principles, or practices otherwise applicable to any Business Entity or Related Entity; and (h) any event, circumstance, change, or effect that results from any actions required to be taken or not taken pursuant to this Agreement or upon the written request of Parent.

“Maximum Stock Election Eligible Units” means, with respect to a Member, (i) the number of Company Common Units held by such Member immediately prior to the Closing, less (ii) the quotient (rounded up to the nearest whole number) obtained by dividing (1) the product of (x) the sum of the MR Escrow Amount and the Nevada Escrow Amount and (y) the quotient obtained by dividing (A) the Fully Diluted Units held by such Member immediately prior to the Closing by (B) the Total Outstanding Company Units by (2) the Per Unit Closing Consideration.

“Medicare Program Laws” means Title XVIII of the Social Security Act (Pub. L. 74-271, as amended) including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare

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Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.

“Member” means any holder of Company Common Units.

“MR Escrow Amount” means a dollar amount equal to $5,000,000.

“Net Working Capital” means, as illustrated and categorized on Exhibit B, current assets minus current liabilities (other than Indebtedness) determined on a consolidated basis of the Business Entities and Related Consolidated Entities, adjusted as described in this definition. The computation of Net Working Capital shall be determined based, to the extent relevant, on the consolidated balance sheet for the Business Entities and Related Consolidated Entities. Current assets and current liabilities shall be calculated in accordance with GAAP applied on a consistent basis. In computing Net Working Capital, any cash used by the Business Entities or Related Consolidated Entities to fund any Excluded Acquisitions shall be added back to current assets, and any assets, which would otherwise be included in current assets acquired as a result of an Excluded Acquisition, shall be excluded (deducted) from current assets and any obligations incurred, assumed, or acquired as a result of an Excluded Acquisition, which would otherwise be included in current liabilities, shall be excluded (deducted) from current liabilities (it being understood that cash shall be added back, and assets which would otherwise be included in current assets and obligations incurred, assumed, or acquired that would otherwise be included in current liabilities shall be excluded, with respect to an Excluded Acquisition described in clause (y) of the definition of “Excluded Acquisitions” on a pro rata basis based on the amount of the purchase price of such acquisition that exceeds the $40,000,000 threshold referenced therein relative to the entire purchase price of such acquisition). In addition, Net Working Capital shall be reduced, without duplication, by a current liability in an amount equal to the amount of any Blocker Tax Liability or Nevada Closing Payments that remains unpaid as of the Closing.

“Neutral Accountant” means Deloitte LLP (or, if such firm shall decline or is unable to act, another independent accounting firm of national reputation selected by Parent and reasonably acceptable to the Member Representative).

“Nevada Closing Payments” means those certain transaction settlement payments that may become due and payable pursuant to Section 1(a) of each of the Nevada Settlement Agreements.

“Nevada Escrow Amount” means a dollar amount equal to $10,000,000.

“Nevada Second Tranche Payment” means any transaction settlement payment that is due and payable pursuant to Section 1(b) of each of the Nevada Settlement Agreements.

“Nevada Settlement Agreements” means, collectively, (i) that certain Settlement Agreement, dated as of May 20, 2012, by and between JSA Healthcare Nevada, L.L.C. and Sherif W. Abdou, M.D. and (ii) that certain Settlement Agreement, dated as of May 20, 2012, by and between JSA Healthcare Nevada, L.L.C. and Amir Bacchus, M.D.

“NYSE” means The New York Stock Exchange.

“One Day Parent Stock Volume-Weighted Average Price” means, for any day, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service mutually agreed to by Parent and the Company) page “DVA EQUITY VWAP” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the Trading Day immediately prior to such day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Parent Common Stock over such Trading Day determined using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with Parent or the Company) retained for this purpose by Parent).

A1-13

“Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by any Business Entity or Related Entity.

“Owned Real Property” means the real property in which any Business Entity or Related Entity has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Business Entity or Related Entity attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Parachute Payment Waivers” means the parachute payment waivers, each in a form reasonably acceptable to Parent, from each person who the Company reasonably believes, with respect to DNH Medical Management, Inc. or JSA Holdings, Inc., is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the Section 280G Stockholder Approval process and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which such person agreed to waive any and all right or entitlement to such parachute payment to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

“Parent Business Entities” means Parent and the Parent Subsidiaries.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, delivered by Parent to the Company in connection with this Agreement.

“Parent Government Contract” means any Contract between Parent or any of the Parent Subsidiaries and (a) any Governmental Authority, (b) any prime contractor or grantee of a Governmental Authority in its capacity as prime contractor or grantee, and (c) any subcontractor or subaward at any tier with respect to any Contract of a type described in (a) or (b) above.

“Parent Government Contract Bid” means any quotation, bid or proposal for award of any Parent Government Contract made by Parent or any of the Parent Subsidiaries for which no award has been made and for which Parent or any of the Parent Subsidiaries believes there is a reasonable prospect that such an award to Parent or any of the Parent Subsidiaries may yet be made.

“Parent Material Adverse Effect” means any event, circumstance, change in, or effect on any Parent Business Entity that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or the financial condition of the Parent Business Entities, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Parent Material Adverse Effect”: (a) events, circumstances, changes, or effects that generally affect the industries or segments thereof in which the Parent Business Entities operate (including legal and regulatory changes), in each case to the extent such events, circumstances, changes, or effects do not affect the Parent Business Entities in a substantially disproportionate manner relative to other participants in the industries in which the Parent Business Entities operate; (b) general economic or political conditions (or changes therein), in each case to the extent such conditions or changes do not affect the Parent Business Entities in a substantially disproportionate manner relative to other participants in the industries in which the Parent Business Entities operate; (c) events, circumstances, changes, or effects affecting the financial, credit, or securities markets in the United States generally, including changes in interest rates or foreign exchange rates, to the extent such events, circumstances, changes, or effects do not affect the Parent Business Entities in a substantially disproportionate manner relative to other participants in the industries in which the Parent Business Entities operate; (d) events, circumstances, changes, or effects attributable to the consummation of the

A1-14

Transactions, or the announcement of the execution of, this Agreement; (e) any event, circumstance, change, or effect caused by acts of civil unrest, armed hostility, sabotage, terrorism, or war (whether or not declared), including any escalation or worsening thereof; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions, or other natural disasters; (g) changes or modifications in GAAP, accounting principles, or practices otherwise applicable to the Parent Business Entities; and (h) any event, circumstance, change, or effect that results from any actions required to be taken or not taken pursuant to this Agreement or upon the written request of the Company.

“Parent Subsidiaries” means the entities owned or controlled, directly or indirectly, by Parent.

“Parent’s Knowledge” or “Knowledge of Parent” means the actual knowledge, after reasonable inquiry, of Kent J. Thiry, James K. Hilger, Dennis L. Kogod, Javier Rodriguez, David T. Shapiro, Chetan P. Mehta, Kim M. Rivera, and Steve Grieger as of the date of this Agreement.

“Per Option Closing Consideration” means, in respect of each Company Common Unit subject to a Company Option immediately prior to the Effective Time, an amount equal to the excess of the Per Unit Closing Consideration over the applicable per unit exercise price.

“Per Unit Closing Consideration” means, in respect of each Company Common Unit, the quotient obtained by dividing (a) the sum of (i) Aggregate Closing Stock Consideration, (ii) Aggregate Closing Cash Consideration and (iii) the aggregate per unit exercise price of all Company Options by (b) the Total Outstanding Company Units.

“Permitted Encumbrances” means the following, in each case as to which no enforcement, collection, execution, levy, or foreclosure proceeding shall have been commenced: (a) statutory liens for current Taxes not yet due and payable, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (b) materialmen’s, mechanics’, carriers’, workmen’s, and repairmen’s liens and other similar liens arising in the ordinary course of business for securing obligations that are not overdue for a period of more than sixty (60) days (unless the validity or amount is being contested in good faith by appropriate proceedings); (c) pledges or deposits to secure obligations under Laws or similar legislation or to secure public or statutory obligations; (d) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (e) liens on leases, subleases, easements, licenses, rights of use, rights to access, and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right, or interest that do not or would not materially impair the use or occupancy of the real property and improvements owned by any Business Entity or Related Entity or in respect of which any Business Entity or Related Entity has a right to use; (f) any Encumbrances set forth in any title policies, endorsements, title commitments, title certificates, and/or title reports or any other minor survey exemptions, reciprocal easement agreements, and other customary encumbrances on title relating to any Business Entity’s or Related Entity’s interests in real property, in each case, that (i) were not incurred in connection with any indebtedness for borrowed money and (ii) do not materially impair the present use of the properties or assets of the Business Entities or Related Entities; provided that in each instance the Company shall have made available to Parent prior to the date hereof a copy of such encumbrance on title; and (g) any lien arising under any Contract evidencing indebtedness for borrowed money that will be released at or prior to the Closing.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Physician Partners” means the physicians who directly own any equity interests in HCPAMG or any of its Subsidiaries.

“Post-Closing Tax Periods” means, collectively, all taxable periods both beginning after and ending after the Closing Date and in the case of all Straddle Periods the allocable portion beginning after and ending after the Closing Date.

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“Pre-Closing Tax Periods” means, collectively, all taxable periods both beginning before and ending either before or on the Closing Date and in the case of all Straddle Periods the allocable portion through the end of the Closing Date.

“Programs” means the Medicare and Medicaid programs, plans or contracts and such other similar federal, state or local reimbursement or governmental programs, plans or contracts, as well as other third-party reimbursement and payment programs, plans or contracts.

“Providers” means any primary care physicians or physician groups, medical groups, ambulatory surgery centers, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers, and any other specialty, ancillary or allied health professional.

“Registered” means issued by, registered with, or renewed by any Governmental Authority or Internet domain name registrar.

“Related Consolidated Entities” means the entities through which the Business is conducted (other than the Business Entities) and that are consolidated with the Business Entities in the Audited Financial Statements, including HCPAMG and its Subsidiaries, HealthCare Partners Medical Group (Bacchus), Ltd., JSA Professional Association, and HCPMGI

“Related Entities” means the Related Consolidated Entities, The Magan Medical Group, and California Medical Group Insurance Company, Risk Retention Group.

“Related Parties” means the Business Entities, the Related Entities, the Majority Member, the Substantial Members, and the Member Representative.

“Related Regulated Entity” individually, means HCPAMG and any other Related Entity for which there are statutory net worth or other deposit or capital requirements.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures, and post-remedial or post-closure studies, investigations, operations, maintenance, or monitoring.

“Second Tranche Healthcare Escrowed Merger Consideration” means the lesser of (i) $150,000,000 in Escrowed Merger Consideration, not including any amounts retained in the Escrow Account or the Tax Indemnity Account or retained in the Healthcare Indemnity Account as of the Second Escrow Distribution Date on account of pending claims for indemnification, consisting of cash and Parent Common Stock in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the first (1st) anniversary of the Survival End Date, and (ii) the remaining amount of Escrowed Merger Consideration, not including any amounts retained in the Escrow Account or the Tax Indemnity Account or retained in the Healthcare Indemnity Account as of the Second Escrow Distribution Date on account of pending claims for indemnification, in the Healthcare Indemnity Account as of the first (1st) anniversary of the Survival End Date (with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the first (1st) anniversary of the Survival End Date).

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“Second Tranche Tax Escrowed Merger Consideration” means the lesser of (i) $25,000,000 in Escrowed Merger Consideration, not including any amounts retained in the Escrow Account or the Healthcare Indemnity Account or retained in the Tax Indemnity Account as of the Third Escrow Distribution Date on account of pending claims for indemnification, consisting of cash and Parent Common Stock in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of October 15, 2016, and (ii) the remaining amount of Escrowed Merger Consideration, not including any amounts retained in the Escrow Account or the Healthcare Indemnity Account or retained in the Tax Indemnity Account as of the Third Escrow Distribution Date on account of pending claims for indemnification, in the Tax Indemnity Account as of October 15, 2016 (with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of October 15, 2016).

“Section 280G Stockholder Approval” means the approval by such number of stockholders of DNH Medical Management, Inc. and JSA Holdings, Inc. as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting, payments, benefits, options, stock, and/or units provided pursuant to the agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Secured Target Yield” means the weighted average annual yield for the Senior Secured Financing set forth on Section 1.01 of the Company Disclosure Schedule.

“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses concerning generally commercially available software.

“Stock-Based Award” means any issued and outstanding award to purchase or otherwise acquire Company Common Units (whether or not vested) held by any Person and granted in accordance with Section 6.18(a) of this Agreement.

“Stock Equivalency Unit” means each Company Common Unit with respect to which Closing Merger Consideration in the form of Parent Common Stock has been or will be received.

“Straddle Period” means each taxable period beginning on or before and ending after the Closing Date.

“Subsidiaries” means the entities owned or controlled, directly or indirectly, by the Company but excluding any Related Entity.

“Systems” means the computer and data processing systems, facilities, and services used by any Business Entity or Related Entity, including all software, hardware, networks (excluding any public networks), communications facilities, platforms, and related systems and services in the custody or control of any Business Entity or Related Entity.

“Target” means -$149,000,000 (negative $149,000,000).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or

A1-17

similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any election, schedule or attachment thereto, and including any amendment thereof.

“Total Outstanding Company Units” means the aggregate number of Company Common Units (other than Company Common Units held by the Company in its treasury) issued and outstanding as of immediately prior to the Closing plus the maximum aggregate number of Company Common Units issuable upon full exercise of all Company Options issued and outstanding as of immediately prior to the Closing, whether vested or unvested. Notwithstanding the foregoing, “Total Outstanding Company Units” shall not include (x) any Company Common Units issuable upon the exercise of Company Options that are cancelled (other than pursuant to Section 3.01(b)(ii)) or otherwise expire prior to the Closing to the extent not exercised and (y) any Company Common Units subject to a Stock-Based Award.

“Trade Obligations” means any outstanding accounts payable and accounts receivable arising in the ordinary course of business between any Business Entity and any Related Entity but excluding any management fees payable by a Related Consolidated Entity to a Business Entity.

“Trading Day” means any day on which the NYSE is open for business.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the MR Escrow Agreement, the Nevada Escrow Agreement, the Voting Agreement, the Non-Competition Agreements, the Employment Agreements, the Support Agreements, and all other agreements to be executed by the Company, the Related Entities, and/or any of their Affiliates or Subsidiaries, on the one hand, and Parent or any of the Parent Subsidiaries, on the other hand, in connection with the Transactions.

“Treasury Regulations” means one or more applicable Treasury Regulations promulgated pursuant to the Code.

Section 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Affected Employees	Section 6.16(a)
Agreement	Preamble
AMG Documents	Section 7.02(i)
Annual Meeting	Section 6.13(b)
Antitrust Laws	Section 6.06(a)
Audited Financial Statements	Section 4.08(a)
Available Reserve	Section 3.01(b)(iii)
Blocker Corporation	Section 6.15(h)
Blocker Tax Returns	Section 6.15(h)
Cap	Section 8.04(a)
Cash Election	Section 3.03(b)
Cash Election Units	Section 3.03(b)
Certificate of Merger	Section 2.02(b)
CLLCA	Recitals
Closing	Section 2.02(a)
Closing Adjustment Amounts	Section 3.05(a)(ii)
Closing Date	Section 2.02(a)
CMS	Section 1.01

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Definition	Location
Committed Financing	Section 5.10
Committee	Section 6.13(b)
Company	Preamble
Company Board	Recitals
Company Common Units	Recitals
Company Indemnified Party	Section 8.03
Company Preferred Units	Section 4.03(b)
Competing Transaction	Section 6.03
Confidentiality Agreement	Section 6.04(a)
Continuing Employees	Section 6.16(b)
Copyrights	Section 1.01
D&O/EPL Tail Policies	Section 6.14(a)
DC Distribution Tax Payment	Section 6.16(g)
Deferred Compensation Tax Payment	Section 6.16(g)
Disagreement Notice	Section 3.05(b)
Dissenting Units	Section 3.01(d)
Earn-Out Calculation	Section 3.06(b)(i)
Earn-Out Calculation Objection Notice	Section 3.06(b)(ii)
Earn-Out Calculation Statement	Section 3.06(b)(i)
Earn-Out Payment	Section 3.06(a)
Earn-Out Review Period	Section 3.06(b)(ii)
Effective Time	Section 2.02(b)
Election Deadline	Section 3.03(d)
Election Form	Section 3.03(a)
Employee Transfer Date	Section 6.16(a)
Election Form Record Date	Section 3.03(a)
Employment Agreements	Recitals
EQ Representations	Section 6.08(c)
ERISA	Section 4.19(a)
Escrow Account	Section 3.02(a)
Escrow Agreement	Section 3.02(a)
Escrow Fund	Section 8.04(c)
Escrow Payment	Section 3.01(a)(iv)
Escrowed Merger Consideration	Section 3.02(a)
Estimated Adjustment Statement	Section 3.01(c)
Estimated Closing Balance Sheet	Section 3.01(c)
Estimated Indebtedness Amount	Section 3.01(c)
Estimated Net Working Capital	Section 3.01(c)
Estimated Shortfall Amount	Section 3.01(c)
Executive	Section 6.13(a)
Exchange Agent	Section 3.04(a)
Fiduciary Tail Policies	Section 6.14(b)
Fifth Distribution Escrowed Merger Consideration	Section 3.02(f)
Fifth Escrow Distribution Date	Section 3.02(f)
Final Adjustment Amounts	Section 3.05(b)(v)
Final Indebtedness Amount	Section 3.05(b)(v)
Final Net Working Capital	Section 3.05(b)(v)
Final Per Unit Adjustment Payment	Section 3.01(a)(ii)
Financing	Section 5.10
Financing Agreement	Section 6.08(b)(i)
Financing Letter	Section 5.10

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Definition	Location
Financing Registration Statement	Section 4.11(a)
First Distribution Escrowed Merger Consideration	Section 3.02(b)
First Escrow Distribution Date	Section 3.02(b)
First Tranche	Section 3.06(a)
Fourth Escrow Distribution Date	Section 3.02(e)
Healthcare Indemnity Account	Section 3.02(b)
Inbound Company IP Agreements	Section 1.01
Income Tax Payment	Section 6.16(g)
Insurance Policies	Section 4.27
ISS	Section 3.01(b)(iv)
JPMorgan	Section 5.10
JPMorgan Securities	Section 5.10
Leases	Section 4.18(b)
Lender	Section 5.10
Liquidation	Section 6.15(h)
Losses	Section 8.02
Mailing Date	Section 3.03(a)
Majority Member	Recitals
Material Contracts	Section 4.22(a)
Member Approval	Section 4.06
Member Meeting	Section 6.02(a)
Member Representative	Preamble
Merger	Recitals
Merger Sub	Preamble
Merger Sub Unit	Section 3.01(g)
Mixed Election	Section 3.03(b)
MR Escrow Account	Section 3.07
MR Escrow Agreement	Section 3.07
MR Escrow Payment	Section 3.01(a)(v)
MR Escrowed Merger Consideration	Section 3.07
MR Provisions	Preamble
Nevada Escrow Account	Section 3.08
Nevada Escrow Agreement	Section 3.08
Nevada Escrow Payment	Section 3.01(a)(vi)
Nevada Escrowed Merger Consideration	Section 3.08
New Certificates	Section 3.04(a)
New Plans	Section 6.16(e)
Non-Breaching Party	Section 10.10
Non-Competition Agreements	Recitals
Non-Election Units	Section 3.03(b)
Parent	Preamble
Parent Board	Recitals
Parent Bylaws	Section 6.13(a)
Parent Capital Stock	Section 5.05(a)
Parent Financial Statements	Section 5.06(a)
Parent Indemnified Party	Section 8.02
Parent Plans	Section 6.16(h)
Parent Preferred Stock	Section 5.05(a)
Parent SEC Reports	Section 5.04
Parent Termination Fee	Section 9.03(a)
Patents	Section 1.01

A1-20

Definition	Location
Payors	Section 4.29
Per Unit Earn-Out Payment	Section 3.01(a)(iii)
Per Unit Closing Stock Consideration	Section 3.01(a)(i)(B)
Permits	Section 4.15(c)
Preliminary Adjustment Statement	Section 3.05(a)
Preliminary Closing Balance Sheet	Section 3.05(a)(i)
Privacy Laws	Section 4.15(n)
Prospectus	Section 4.11(b)
Purchase Price Allocation	Section 6.15(f)
Purchase Price Allocation Accounting Firm	Section 6.15(f)
RBO Requirements	Section 4.15(i)
Related Entity Shares	Section 4.03(b)
Registered Owned Intellectual Property	Section 4.17(a)
Registration Statement	Section 4.11(a)
Representatives	Section 4.30
Resolution Period	Section 3.05(b)(i)
Review Period	Section 3.05(b)
SEC	Section 4.07
Second Distribution Escrowed Merger Consideration	Section 3.02(c)
Second Escrow Distribution Date	Section 3.02(c)
Second Tranche	Section 3.06(a)
Section 409A	Section 4.19(j)
Senior Secured Financing	Section 5.10
Severance Arrangements	Section 6.16(b)
Shortfall Number	Section 3.03(h)
Specified Reps	Section 8.01
Stock Election	Section 3.03(b)
Stock Election Number	Section 3.03(g)
Stock Election Units	Section 3.03(b)
Subsidiary Shares	Section 4.03(b)
Substantial Members	Recitals
Support Agreements	Recitals
Survival End Date	Section 8.01
Surviving Entity	Section 2.01
Syndicated Senior Secured Financing	Section 5.10
Tax Indemnity Account	Section 3.02(b)
Termination Date	Section 9.01(a)
Third Distribution Escrowed Merger Consideration	Section 3.02(d)
Third Escrow Distribution Date	Section 3.02(d)
Third-Party Claim	Section 8.05(b)
Total Adjustment Amount	Section 3.05(f)
Total Cash Earn-Out Consideration	Section 3.06(a)
Total Shortfall Amount	Section 3.05(f)
Trade Secrets	Section 1.01
Trademarks	Section 1.01
Transactions	Recitals
Transferred Employees	Section 6.16(a)
Unaudited Financial Statements	Section 4.08(a)
Unit Conversion Number	Section 3.03(f)
Unitholder Representative	Section 3.03(b)
Unresolved Items	Section 3.05(b)(iii)

A1-21

Definition	Location
Unsecured Financing	Section 5.10
Unsecured Financing Amount	Section 5.10
Voting Agreement	Recitals
WARN	Section 6.16(i)
Welfare Plans	Section 6.16(d)

Section 1.03. Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii) the table of contents and headings of this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(ix) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Company Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Company Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Company Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

(c) Notwithstanding anything to the contrary contained in the Parent Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Parent Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Parent Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

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ARTICLE II

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CLLCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving entity in the Merger (the “Surviving Entity”), and (c) the separate existence of the Company with all its rights, privileges, immunities, powers, and franchises shall continue unaffected by the Merger (and any reference herein to the Company shall be deemed to include a reference to the Surviving Entity with respect to the period following the Merger). The Merger shall have the effects set forth in Section 17554 of the CLLCA.

Section 2.02. Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, unless another time, date, or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of California for filing as provided in the CLLCA, and shall make all other filings or recordings required by the CLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of California (at the time specified therein, or if no such time is specified therein, as of the close of business on the date so filed), or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger or, if not specified therein, by the CLLCA. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Entity.

Section 2.04. Organizational Documents of the Surviving Entity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, the Articles of Organization of the Company shall be amended and restated in their entirety as set forth in Exhibit D to this Agreement, and so amended and restated shall be the Articles of Organization of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law. The Limited Liability Company Operating Agreement of the Company shall be amended and restated at and as of the Effective Time as set forth in Exhibit E and shall be the Limited Liability Company Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

Section 2.05. Managers and Officers of the Surviving Entity. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity until the earlier of their resignation or

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removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01. Conversion or Cancellation of Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of any Company Common Units, Company Options, Stock-Based Awards, or Merger Sub Units:

(a) Company Common Units. Subject to the provisions of this ARTICLE III, each Company Common Unit (whether or not subject to restriction) issued and outstanding immediately prior to the Effective Time (other than (x) Company Common Units directly or indirectly owned by Parent, Merger Sub, or the Company, (y) Dissenting Units, and (z) Stock-Based Awards) will be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 3.03, the following consideration:

(i) Closing Date Payment. Payable upon the Closing in accordance with Section 3.03 hereof, subject to Section 3.01(c), Section 3.02, Section 3.07, and Section 3.08:

(A). for each such Company Common Unit with respect to which a Cash Election has been effectively made and not revoked or lost pursuant to Section 3.03, cash, without interest, in an amount equal to the Per Unit Closing Consideration;

(B). for each such Company Common Unit with respect to which a Stock Election has been effectively made and not revoked or lost pursuant to Section 3.03, that number of shares of Parent Common Stock as is equal to the Exchange Ratio (the “Per Unit Closing Stock Consideration”); or

(C). for each such Company Common Unit other than units as to which a Cash Election, a Stock Election, or a Mixed Election has been effectively made and not revoked or lost pursuant to Section 3.03, the Per Unit Closing Stock Consideration or Per Unit Closing Consideration as is determined in accordance with Section 3.03.

(ii) Post-Closing Adjustment. Payable upon the occurrence of those events specified in Section 3.05 hereof (the “Final Per Unit Adjustment Payment”), an amount of cash (without interest) equal to the quotient obtained by dividing (x) the Total Adjustment Amount by (y) the Total Outstanding Company Units.

(iii) Earn-Out Payment. Payable upon the occurrence of those events specified in Section 3.06 hereof, an amount of cash (without interest) equal to the quotient obtained by dividing (x) the Total Cash Earn-Out Consideration, by (y) the Total Outstanding Company Units (the “Per Unit Earn-Out Payment”).

(iv) Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in one or more escrow accounts pursuant to the Escrow Agreement from and after the Effective Time, to secure purchase price adjustment obligations to Parent and indemnification obligations to the Parent Indemnified Parties (as defined in Section 8.02) attributable to such Company Common Unit, such distributions to be paid in accordance with Section 3.02 (the “Escrow Payment”).

(v) MR Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in an escrow account pursuant to the MR Escrow Agreement from and after the Effective Time, to fund, if necessary, the costs and expenses of the Member Representative acting in such capacity attributable to such Company Common Unit, such distributions to be paid in accordance with Section 3.07 (the “MR Escrow Payment”).

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(vi) Nevada Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in an escrow account pursuant to the Nevada Escrow Agreement from and after the Effective Time, to fund, if applicable, certain transaction settlement payments that may become due and payable pursuant to Section 1(c) of each of the Nevada Settlement Agreements, such distributions to be paid in accordance with Section 3.08 (the “Nevada Escrow Payment”).

(b) Treatment of Stock-Based Awards and Company Options.

(i) Stock-Based Awards. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Stock-Based Awards, each Stock-Based Award, if any, that was granted in accordance with Section 6.18(a) will be assumed by Parent and will continue to have, and be subject to, the same terms and conditions of such award immediately prior to the Effective Time, including the vesting restrictions, except that (x) each Stock-Based Award will be exercisable for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Common Units subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (y) if applicable, the per unit base or exercise price for the Parent Common Stock issuable upon exercise of such assumed Stock-Based Award will be equal to the quotient determined by dividing the per unit base or exercise price for such Stock-Based Award immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (z) all references to the “Company” in the Company Plan and the award agreements will be references to Parent.

(ii) Company Options. Parent shall not assume or otherwise replace any Company Options in connection with the Transactions. Upon the terms and subject to the conditions set forth in this Agreement, each Company Option that is outstanding immediately prior to the Effective Time shall accelerate and become fully vested and exercisable as of immediately prior to the Effective Time and, to the extent unexercised, shall be cancelled, extinguished, and automatically converted into the right to receive, for each Company Common Unit subject to such Company Option immediately prior to the Effective Time, in consideration of such cancellation, subject to Section 3.01(c), Section 3.02, Section 3.07, and Section 3.08:

(A). Closing Date Payment. Payable upon the Closing, an amount of cash (without interest) equal to the Per Option Closing Consideration.

(B). Post-Closing Adjustment. Payable upon the occurrence of those events specified in Section 3.05 hereof, an amount of cash (without interest) equal to the Final Per Unit Adjustment Payment.

(C). Earn-Out Payment. Payable upon the occurrence of those events specified in Section 3.06 hereof, an amount of cash (without interest) equal to the Per Unit Earn-Out Payment.

(D). Escrow Payment. A non-transferable, contingent right to distributions of Escrow Payment attributable to each Company Common Unit subject to such Company Option, such distributions to be paid in accordance with Section 3.02.

(E). MR Escrow Payment. A non-transferable, contingent right to distributions of MR Escrow Payment attributable to each Company Common Unit subject to such Company Option, such distributions to be paid in accordance with Section 3.07.

(F). Nevada Escrow Payment. A non-transferable, contingent right to distributions of Nevada Escrow Payment attributable to each Company Common Unit subject to such Company Option, such distributions to be paid in accordance with Section 3.08.

(G). The payment of the Per Option Closing Consideration and, if and when due, the Final Per Unit Adjustment Payment, the Per Unit Earn-Out Payment, the Escrow Payment, the MR Escrow Payment, and

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the Nevada Escrow Payment with respect to the Company Options shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable state, local, or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be timely paid to the applicable taxing authority and treated for all purposes of this Agreement as having been paid to the holder of such Company Options. As applicable, payment of the Per Unit Earn-Out Payment shall be made prior to the date that is five (5) years following the Effective Time and otherwise in accordance with Section 1.409A-3(i)(5)(iv)(A) of the Treasury Regulations or any successor thereto.

(iii) If determined by Parent in its sole discretion, following the Effective Time, in accordance with the NYSE listing standards, Parent will be able to grant stock-based awards under the terms of its 2011 Incentive Award Plan or another stock plan adopted by Parent to issue the reserved but unissued Company Common Units otherwise issuable under the Company Plan, except that (i) the equity interests covered by such awards will be shares of Parent Common Stock and (ii) the number of Company Common Units available for issuance shall be converted into a number of shares of Parent Common Stock equal to the product of the number of Company Common Units otherwise available for issuance under the Company Plan immediately prior to the Effective Time (after taking into consideration the number of Company Common Units that will return to the Company Plan in connection with the cancellation of the Company Options contemplated by this Section) multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock (the “Available Reserve”); provided, however, that the Available Reserve shall in no event exceed 1,500,000 shares of Parent Common Stock. In accordance with the NYSE listing standards, the time during which such shares of Parent Common Stock are available will not be extended beyond the period when they would have otherwise been available under the Company Plan, absent the Merger, and no stock-based awards will be granted by Parent to individuals who were employed, immediately before the transaction, by Parent or any of the Parent Subsidiaries in existence immediately prior to the Effective Time. As soon as practicable following the Effective Time, but in any event within ten (10) Business Days thereafter, Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the assumed Stock-Based Awards, if any, and the Available Reserve, if any, and Parent shall cause the same to become effective.

(iv) Notwithstanding the preceding subparagraph (iii), if Parent obtains a recommendation by Institutional Shareholder Services, a proxy advisory subsidiary of MSCI Inc. (“ISS”), of a vote “for” the amendment to its 2011 Incentive Award Plan described in Parent’s Proxy Statement for its 2012 Annual Stockholder Meeting, Parent shall not assume the Available Reserve or otherwise be able to grant any stock-based awards as of or following the Effective Time or cause the Company under the terms hereof to grant any stock-based awards prior to or as of the Effective Time, in each case attributable to the reserved but unissued Company Common Units otherwise issuable under the Company Plan immediately prior to the Effective Time.

(v) Prior to the Effective Time, the Company shall take any and all action necessary or reasonably requested by Parent to effect the assumption of the Stock-Based Awards and the cancellation and cash-out of the Company Options and in furtherance of preserving and assuming the Available Reserve, including adopting all resolutions, giving all notices, obtaining any written consents, and taking any other actions that are necessary or appropriate to effectuate this Section 3.01(b). Any notices, consents, or other communications to holders of Stock-Based Awards or Company Options will be subject to the review and approval of Parent, which shall not be unreasonably withheld, conditioned, or delayed. No awards shall be granted pursuant to the Company Plan following the Effective Time.

(c) Estimated Amounts Included In Closing Merger Consideration. No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) an estimated consolidated balance sheet of the Business Entities and Related Consolidated Entities as of immediately prior to the Effective Time (the “Estimated Closing Balance Sheet”) and (ii) a statement derived from such estimated consolidated balance sheet (the “Estimated Adjustment Statement”) setting forth the Company’s good faith estimates of the Net Working Capital of the Business Entities and Related Consolidated Entities (such estimates, the “Estimated

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Net Working Capital”) and the Indebtedness Amount (the “Estimated Indebtedness Amount”), in each case as of immediately prior to the Effective Time. The Estimated Closing Balance Sheet and the Estimated Adjustment Statement shall be prepared in a manner consistent with Exhibit B and in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements, and include reasonable detail with respect to the calculation of each component of the Estimated Net Working Capital and the Estimated Indebtedness Amount; provided that Estimated Net Working Capital and Estimated Indebtedness Amount shall be calculated in accordance with the definitions of those terms herein. The Company and Parent shall use good faith efforts to resolve prior to the Closing any disagreements between them concerning the computation of any of the items on the Estimated Closing Balance Sheet or the Estimated Adjustment Statement; provided, however, if the parties are unable to resolve any such disagreement, any item in dispute shall be deemed (solely for purposes of determining the Closing Merger Consideration, but subject in all respects to adjustment pursuant to Section 3.05) equal to the sum of (x) the estimate prepared in good faith by the Company and (y) Parent’s good faith estimate of such item, divided by two. If the Estimated Net Working Capital minus the Estimated Indebtedness Amount is less than the Target (such deficiency stated as a positive number, the “Estimated Shortfall Amount”), then the Closing Merger Consideration shall be decreased by an amount equal to the Estimated Shortfall Amount and the Per Unit Closing Consideration shall be decreased by an amount equal to the Estimated Shortfall Amount divided by the Total Outstanding Company Units.

(d) Dissenting Units. Notwithstanding anything in this Agreement to the contrary, Company Common Units that are issued and outstanding immediately prior to the Effective Time and that are held by Members properly exercising dissenter’s rights available under the Dissenter’s Act (the “Dissenting Units”) shall be converted into the right to receive payment from the Surviving Entity with respect thereto and shall not be converted into or be exchangeable for the right to receive cash or shares of Parent Common Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Dissenter’s Act. Dissenting Units shall be treated in accordance with the Dissenter’s Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Company Common Units shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, cash or shares of Parent Common Stock in accordance with the terms of this ARTICLE III. The Company shall give Parent: (i) prompt notice of any written demands for appraisal of any Company Common Units, any attempted withdrawals of such demands, and any other instruments served pursuant to the Dissenter’s Act and received by the Company relating to rights to be paid the “fair value” of Dissenting Units, as provided in the Dissenter’s Act; and (ii) the opportunity to participate in, and, after the Closing, direct, all negotiations and Actions with respect to demands for appraisal under the Dissenter’s Act. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Common Units. The Company or the Surviving Entity, as applicable under the Dissenter’s Act, shall comply with all notice requirements under the Dissenter’s Act.

(e) Rights as Unitholders; Unit Transfers. From and after the Effective Time, Company Common Units shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and Members will have no rights as unitholders of the Company, other than rights to receive (without interest) (i) any then-unpaid dividend or other distribution with respect to such Company Common Units having a record date before the Effective Time and (ii) the consideration to which such holders are entitled in accordance with this ARTICLE III (or as to Dissenting Units, such rights as provided by the CLLCA). After the Effective Time, there will be no transfers of Company Common Units on the unit transfer books of the Company or the Surviving Entity, and Company Common Units presented to Parent or the Surviving Entity for any reason will be canceled and exchanged in accordance with this ARTICLE III. Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each Company Common Unit beneficially owned by the Company (other than units held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury will be canceled and retired and will cease to exist, and no shares of Parent Common Stock or any other consideration will be issued or paid in exchange therefor.

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(f) Anti-Dilution Adjustments. If Parent changes (or the Parent Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization, or similar transaction, then the Aggregate Parent Share Number, the Closing Price, and the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change. If the Company changes (or the Company Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of Company Common Units (or rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization, or similar transaction, then the aggregate per unit exercise price of all Company Options (and any other dependent items) will be adjusted proportionately to account for such change.

(g) Merger Sub Units. Each unit of membership interest in Merger Sub (a “Merger Sub Unit”) issued and outstanding immediately prior to the Effective Time will be converted into one common unit of the Surviving Entity.

(h) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, Parent will pay to each holder of Company Common Units who would otherwise be entitled to a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the Closing Price.

Section 3.02. Escrowed Merger Consideration.

(a) A portion of the Closing Merger Consideration equal to the Escrow Amount shall constitute escrowed merger consideration (collectively with any earnings or dividends or other distributions thereon, if any, the “Escrowed Merger Consideration”). The Escrowed Merger Consideration shall be withheld from the Closing Merger Consideration otherwise deliverable to the Members and holders of Company Options on the Closing Date to serve as security for the benefit of Parent (on behalf of itself or any other Parent Indemnified Party) against (x) the indemnification afforded the Parent Indemnified Parties by ARTICLE VIII of this Agreement and (y) any reduction in the Aggregate Final Per Unit Merger Consideration or the Aggregate Final Per Option Merger Consideration made pursuant to Section 3.05(f). The Escrowed Merger Consideration shall consist of cash and Parent Common Stock in the Escrow Proportion, with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Closing Date. On the Closing Date, the Escrowed Merger Consideration shall be deposited by Parent with the Escrow Agent in an escrow account (the “Escrow Account”) established in accordance with an escrow agreement to be entered into among Parent, the Member Representative, and the Escrow Agent, consistent with the terms set forth in this Agreement and other customary terms and conditions for similar agreements (the “Escrow Agreement”). The Escrow Agreement shall provide that Parent is, for federal income tax purposes, the owner of the Escrowed Merger Consideration and is taxable on any earnings thereon. If any payment is required to be made to Parent pursuant to this Section 3.02, Parent and the Member Representative shall promptly provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to Parent out of the Escrow Fund an amount of cash and Parent Common Stock, in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), that in the aggregate is equal in value to such required payment, with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the date of such distribution.

(b) On the Survival End Date (the “First Escrow Distribution Date”), the Escrow Agent shall create two additional separate escrow accounts. The Escrow Agent shall deposit from the Escrow Account into the first additional account (the “Healthcare Indemnity Account”) the First Tranche Healthcare Escrowed Merger Consideration. The Escrow Agent shall deposit from the Escrow Account into the second additional account (the “Tax Indemnity Account”) the First Tranche Tax Escrowed Merger Consideration. In addition, no later than the second (2nd) Business Day following the Survival End Date, Parent and the Member Representative shall

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provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the Members and to the Company for proper payment to the holders of the Company Options as of the Closing, no later than the fifth (5th) Business Day following the First Escrow Distribution Date, any Escrowed Merger Consideration remaining in the Escrow Account other than the First Tranche Healthcare Escrowed Merger Consideration deposited in the Healthcare Indemnity Account and the First Tranche Tax Escrowed Merger Consideration deposited in the Tax Indemnity Account (the “First Distribution Escrowed Merger Consideration”) as follows: (i) the aggregate amount of First Distribution Escrowed Merger Consideration that consists of Parent Common Stock to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, (ii) the aggregate amount of dividends or other distributions made on Parent Common Stock, or earnings on such dividends or other distributions, held in escrow to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, and (iii) the aggregate amount of First Distribution Escrowed Merger Consideration that consists of cash (other than cash amounts set forth in clause (ii) above), including all earnings on Escrowed Merger Consideration that consists of cash held in escrow, to the Members who held Cash Equivalency Units as of the Closing and the holders of Company Options pro rata based on the Cash Equivalency Units held by such Members and holders of Company Options as of the Closing, it being understood that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G); provided that, if on the First Escrow Distribution Date any claim for indemnification by any Parent Indemnified Party under Section 8.02 is outstanding, then such amount of cash and Parent Common Stock, in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), that in the aggregate is equal in value to the amount that may be reasonably necessary to satisfy such claim (or, if such amount is greater than the amount remaining in the Escrow Account, then the amount of cash and Parent Common Stock remaining in the Escrow Account), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the First Escrow Distribution Date, shall not be distributed pursuant to this Section 3.02 for so long as such claim is outstanding and, following resolution of such claim, any amount remaining in the Escrow Account that was held back shall be distributed in accordance with clauses (i), (ii) and (iii) above.

(c) No later than the second (2nd) Business Day following the first (1st) anniversary of the Survival End Date (such first anniversary, the “Second Escrow Distribution Date”), Parent and the Member Representative shall provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the Members and to the Company for proper payment to the holders of the Company Options as of the Closing, no later than the fifth (5th) Business Day following the Second Escrow Distribution Date, any Escrowed Merger Consideration in the Healthcare Indemnity Account in excess of the Second Tranche Healthcare Escrowed Merger Consideration (the “Second Distribution Escrowed Merger Consideration”) as follows: (i) the aggregate amount of Second Distribution Escrowed Merger Consideration in the Healthcare Indemnity Account that consists of Parent Common Stock to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, (ii) the aggregate amount of dividends or other distributions made on Parent Common Stock, or earnings on such dividends or other distributions, held in the Healthcare Indemnity Account to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, and (iii) the aggregate amount of Second Distribution Escrowed Merger Consideration in the Healthcare Indemnity Account that consists of cash (other than cash amounts set forth in clause (ii) above), including all earnings on Escrowed Merger Consideration that consists of cash held in the Healthcare Indemnity Account, to the Members who held Cash Equivalency Units as of the Closing and the holders of Company Options pro rata based on the Cash Equivalency Units held by such Members and holders of Company Options as of the Closing, it being understood that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G); provided that, if on the Second Escrow Distribution Date any claim for indemnification of the type described in Section 8.04(a)(v) is outstanding, then such amount of cash and Parent Common Stock, in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), that in the aggregate is equal in value to the amount that may be reasonably necessary to satisfy such claim (or, if such amount is greater than the amount remaining in the Healthcare Indemnity Account,

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then the amount of cash and Parent Common Stock remaining in the Healthcare Indemnity Account), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Second Escrow Distribution Date, shall not be distributed pursuant to this Section 3.02 for so long as such claim is outstanding and, following resolution of such claim, any amount remaining in the Healthcare Indemnity Escrow Account that was held back shall be distributed in accordance with clauses (i), (ii) and (iii) above.

(d) No later than the second (2nd) Business Day following October 15, 2016 (October 15, 2016 being referred to herein as the “Third Escrow Distribution Date”), Parent and the Member Representative shall provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the Members and to the Company for proper payment to the holders of the Company Options as of the Closing, no later than the fifth (5th) Business Day following the Third Escrow Distribution Date, any Escrowed Merger Consideration in the Tax Indemnity Account in excess of the Second Tranche Tax Escrowed Merger Consideration (the “Third Distribution Escrowed Merger Consideration”) as follows: (i) the aggregate amount of Third Distribution Escrowed Merger Consideration in the Tax Indemnity Account that consists of Parent Common Stock to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, (ii) the aggregate amount of dividends or other distributions made on Parent Common Stock, or earnings on such dividends or other distributions, held in the Tax Indemnity Account to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, and (iii) the aggregate amount of Third Distribution Escrowed Merger Consideration in the Tax Indemnity Account that consists of cash (other than cash amounts set forth in clause (ii) above), including all earnings on Escrowed Merger Consideration that consists of cash held in the Tax Indemnity Account, to the Members who held Cash Equivalency Units as of the Closing and the holders of Company Options pro rata based on the Cash Equivalency Units held by such Members and holders of Company Options as of the Closing, it being understood that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G); provided that, if on the Third Escrow Distribution Date any claim for indemnification of the type described in Section 8.04(a)(vi) is outstanding, then such amount of cash and Parent Common Stock, in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), that in the aggregate is equal in value to the amount that may be reasonably necessary to satisfy such claim (or, if such amount is greater than the amount remaining in the Tax Indemnity Account, then the amount of cash and Parent Common Stock remaining in the Tax Indemnity Account), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Third Escrow Distribution Date, shall not be distributed pursuant to this Section 3.02 for so long as such claim is outstanding and, following resolution of such claim, any amount remaining in the Tax Indemnity Escrow Account that was held back shall be distributed in accordance with clauses (i), (ii) and (iii) above.

(e) No later than the second (2nd) Business Day following the second (2nd) anniversary of the Survival End Date (such second anniversary, the “Fourth Escrow Distribution Date”), Parent and the Member Representative shall provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the Members and to the Company for proper payment to the holders of the Company Options as of the Closing, no later than the fifth (5th) Business Day following the Fourth Escrow Distribution Date, (i) the aggregate amount of remaining Escrowed Merger Consideration in the Healthcare Indemnity Account that consists of Parent Common Stock to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, (ii) the aggregate amount of dividends or other distributions made on Parent Common Stock, or earnings on such dividends or other distributions, held in the Healthcare Indemnity Account to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, and (iii) the aggregate amount of remaining Escrowed Merger Consideration in the Healthcare Indemnity Account that consists of cash (other than cash amounts set forth in clause (ii) above), including all earnings on Escrowed Merger Consideration that consists of cash held in the Healthcare Indemnity Account, to the Members who held Cash Equivalency Units as of the Closing and the holders of Company Options pro rata

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based on the Cash Equivalency Units held by such Members and holders of Company Options as of the Closing, it being understood that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G); provided that, if on the Fourth Escrow Distribution Date any claim for indemnification of the type described in Section 8.04(a)(v) is outstanding, then such amount of cash and Parent Common Stock, in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), that in the aggregate is equal in value to the amount that may be reasonably necessary to satisfy such claim (or, if such amount is greater than the amount remaining in the Healthcare Indemnity Account, then the amount of cash and Parent Common Stock remaining in the Healthcare Indemnity Account), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Fourth Escrow Distribution Date, shall not be distributed pursuant to this Section 3.02 for so long as such claim is outstanding and, following resolution of such claim, any amount remaining in the Healthcare Indemnity Escrow Account shall be distributed in accordance with clauses (i), (ii) and (iii) above.

(f) No later than the second (2nd) Business Day following October 15, 2017 (October 15, 2017 being referred to herein as the “Fifth Escrow Distribution Date”), Parent and the Member Representative shall provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the Members and to the Company for proper payment to the holders of the Company Options as of the Closing, no later than the fifth (5th) Business Day following the Fifth Escrow Distribution Date, (i) the aggregate amount of remaining Escrowed Merger Consideration in the Tax Indemnity Account that consists of Parent Common Stock to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, (ii) the aggregate amount of dividends or other distributions made on Parent Common Stock, or earnings on such dividends or other distributions, held in the Tax Indemnity Account to the Members who held Stock Equivalency Units as of the Closing pro rata based on the Stock Equivalency Units held by such Members as of the Closing, and (iii) the aggregate amount of remaining Escrowed Merger Consideration in the Tax Indemnity Account that consists of cash (other than cash amounts set forth in clause (ii) above), including all earnings on Escrowed Merger Consideration that consists of cash held in the Tax Indemnity Account, to the Members who held Cash Equivalency Units as of the Closing and the holders of Company Options pro rata based on the Cash Equivalency Units held by such Members and holders of Company Options as of the Closing, it being understood that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G); provided that, if on the Fifth Escrow Distribution Date any claim for indemnification of the type described in Section 8.04(a)(vi) is outstanding, then such amount of cash and Parent Common Stock, in the Escrow Proportion (to the extent possible and so as not to create fractional shares of Parent Common Stock), that in the aggregate is equal in value to the amount that may be reasonably necessary to satisfy such claim (or, if such amount is greater than the amount remaining in the Tax Indemnity Account, then the amount of cash and Parent Common Stock remaining in the Tax Indemnity Account), with each share of Parent Common Stock valued for these purposes at the One Day Parent Stock Volume-Weighted Average Price as of the Fifth Escrow Distribution Date, shall not be distributed pursuant to this Section 3.02 for so long as such claim is outstanding and, following resolution of such claim, any amount remaining in the Tax Indemnity Escrow Account shall be distributed in accordance with clauses (i), (ii) and (iii) above.

(g) For the avoidance of doubt, (A) holders of Company Options, in their capacity solely as holders of Company Options, shall bear responsibility for a portion of the indemnification obligations, if any, of the Members under ARTICLE VIII solely and exclusively through distributions from the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account as set forth in this Section 3.02, and (B) following the distribution of all Escrowed Merger Consideration from the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account in accordance with this Section 3.02, the holders of Company Options, in their capacity solely as holders of Company Options, shall bear no further indemnification obligations pursuant to this Agreement. The parties hereto understand and agree that the contingent rights to receive any Escrowed Merger Consideration are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of Laws relating to descent and distribution, divorce, and community property.

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Section 3.03. Election Procedures.

(a) Election Form. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Exchange Agent), in such form as the Company and Parent shall mutually agree (the “Election Form”), shall be mailed on a date that is not less than thirty (30) days prior to the anticipated Effective Time (such date, the “Mailing Date”) to each holder of record of Company Common Units as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). The Company shall use its commercially reasonable efforts to make available as many Election Forms as may be reasonably requested by all persons who are holders (or beneficial owners) of Company Common Units on the Election Form Record Date or who become holders (or beneficial owners) of Company Common Units after the Election Form Record Date and prior to the close of business on the Business Day immediately prior to the Election Deadline. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(b) Choice of Election. Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.03, (i) to elect to receive an amount of cash equal to the Per Unit Closing Consideration for all of the Company Common Units held by such holder (a “Cash Election”), (ii) to elect to receive the Per Unit Closing Stock Consideration for all of such units (a “Stock Election”), (iii) to elect to receive the Per Unit Closing Stock Consideration for a certain number of such holder’s units and an amount of cash equal to the Per Unit Closing Consideration for all other units of such holder’s units (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such units. A holder of record of Company Common Units who holds such units as nominee, trustee, or in another representative capacity (a “Unitholder Representative”) (which shall include, for the avoidance of doubt, the Majority Member and Bay Shores Investment LLC) may submit multiple Election Forms; provided that each such Election Form covers all the Company Common Units held by such Unitholder Representative for a particular beneficial owner; provided, further, that the Unitholder Representative shall permit the holders of its equity securities to direct it to make an election in accordance with the terms of its governing documents and the Unitholder Representative shall make an election that reflects such election by the holders of its equity securities. Company Common Units as to which a Cash Election (including pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Units.” Company Common Units as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Units.” Company Common Units as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Units.”

(c) Non-Election; Dissenting Units. Any Company Common Units with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Units. All Dissenting Units shall be deemed units subject to a Cash Election, and with respect to such units the holders thereof shall in no event receive consideration comprised of Parent Common Stock, except as provided in Section 3.03(h) hereof; provided, however, that for purposes of making the proration calculations provided for in this Section 3.03, only Dissenting Units as existing at the Effective Time shall be deemed Cash Election Units.

(d) Effectiveness; Election Deadline. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the second (2nd) Business Day prior to the Effective Time (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. If a Member either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline

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(without later submitting a properly completed Election Form prior to the Election Deadline), the Company Common Units held by such Member shall be designated as Non-Election Units. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, modification, or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form. All Elections (whether Cash Elections, Stock Elections, or Mixed Elections) shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company, upon exercise by Parent or the Company of its respective or their mutual rights to terminate this Agreement to the extent provided under ARTICLE IX, that this Agreement has been terminated in accordance with ARTICLE IX.

(e) Maximum Stock Election. If a Member makes a Stock Election for a number of Company Common Units in excess of such Member’s Maximum Stock Election Eligible Units, then such Member shall be deemed to have made a Stock Election with respect to a number of Company Common Units equal to such Member’s Maximum Stock Election Eligible Units and a Cash Election with respect to all other of such Member’s Company Common Units.

(f) Stock Elections Equal to Unit Conversion Number. Notwithstanding any other provision contained in this Agreement, the total number of Company Common Units to be converted into the right to receive the Per Unit Closing Stock Consideration pursuant to Section 3.01(a)(i) (the “Unit Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate Parent Share Number by (y) the Exchange Ratio. Each other Company Common Unit (other than Dissenting Units) shall be converted into an amount of cash equal to the Per Unit Closing Consideration.

(g) Stock Consideration Proration. If the aggregate number of Company Common Units with respect to which Stock Elections shall have been validly made (the “Stock Election Number”) exceeds the Unit Conversion Number, then all Cash Election Units and all Non-Election Units of each holder thereof shall be converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration, and Stock Election Units of each holder thereof will be converted into the right to receive the Per Unit Closing Stock Consideration in respect of that number of Stock Election Units equal to the product obtained by multiplying (x) the number of Stock Election Units held by such holder by (y) a fraction, the numerator of which is the Unit Conversion Number and the denominator of which is the Stock Election Number, with each of such holder’s remaining Stock Election Units being converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration.

(h) Cash Consideration Proration. If the Stock Election Number is less than the Unit Conversion Number (the amount by which the Unit Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Units shall be converted into the right to receive the Per Unit Closing Stock Consideration, and the Non-Election Units and Cash Election Units shall be treated in the following manner:

(i) If the Shortfall Number is less than or equal to the number of Non-Election Units, then all Cash Election Units shall be converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration, and the Non-Election Units of each holder thereof shall convert into the right to receive the Per Unit Closing Stock Consideration in respect of that number of Non-Election Units equal to the product obtained by multiplying (A) the number of Non-Election Units held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Units, with each of such holder’s remaining Non-Election Units being converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration; or

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(ii) If the Shortfall Number exceeds the number of Non-Election Units, then all Non-Election Units shall be converted into the right to receive the Per Unit Closing Stock Consideration, and the Cash Election Units of each holder thereof shall be converted into the right to receive the Per Unit Closing Stock Consideration in respect of that number of Cash Election Units equal to the product obtained by multiplying (A) the number of Cash Election Units held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of Non-Election Units and the denominator of which is the total number of Cash Election Units, with each of such holder’s remaining Cash Election Units being converted into the right to receive an amount of cash equal to the Per Unit Closing Consideration.

(iii) Notwithstanding clauses (i) and (ii) above, if as a result of the application of clause (i) or (ii) above, any Member shall be making a Stock Election for a number of Company Common Units in excess of such Member’s Maximum Stock Election Eligible Units, then such Member shall instead be deemed to have made a Stock Election with respect to a number of Company Common Units equal to such Member’s Maximum Stock Election Eligible Units and a Cash Election with respect to all other of such Member’s Company Common Units, and the resulting Shortfall Number shall be reallocated to the other Members’ Non-Election Units and Cash Election Units in the manner set forth in clause (i) and (ii) above, with references to “Non-Election Units” and “Cash Election Units” in such clauses (i) and (ii) being deemed for purposes of this reallocation to exclude Non-Election Units and Cash Election Units held by any Member that has made, or has been deemed to have made, a Stock Election equal to such Member’s Maximum Stock Election Eligible Units.

Section 3.04. Exchange Procedures.

(a) Appointment of Exchange Agent. After the Election Deadline and no later than the Closing Date and until the date that is one hundred eighty (180) days after the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent agreed upon by Parent and the Company (the “Exchange Agent”) (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this ARTICLE III; provided that (1) pursuant to Section 3.02 the Escrow Amount consisting of cash shall be delivered by Parent to the Escrow Agent to be held pursuant to the Escrow Agreement, (2) pursuant to Section 3.07 the MR Escrow Amount shall be delivered by Parent to the Escrow Agent to be held pursuant to the MR Escrow Agreement, (3) pursuant to Section 3.08 the Nevada Escrow Amount shall be delivered by Parent to the Escrow Agent to be held pursuant to the Nevada Escrow Agreement, and (4) the aggregate amount of cash payable in respect of all Company Options pursuant to Section 3.01(b)(ii)(A) shall be delivered by Parent to the Company for proper payment to the holders of Company Options, and (ii) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Aggregate Parent Share Number of shares of Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Units in exchange for their units pursuant to this ARTICLE III; provided that pursuant to Section 3.02 the Escrow Amount consisting of Parent Common Stock shall be delivered by Parent to the Escrow Agent to be held pursuant to the Escrow Agreement. On the date that is one hundred eighty (180) days after the Effective Time, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to (or as directed by) Parent. Any holder of Company Common Units who has not theretofore exchanged his, her, or its Company Common Units pursuant to this ARTICLE III shall thereafter be entitled to look exclusively to Parent, and only as a general creditor thereof, for the consideration to which he, she, or it may be entitled upon exchange of such Company Common Units pursuant to this ARTICLE III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Company Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(b) Exchange Procedures for Company Common Units. Promptly after the Effective Time, but in no event later than ten (10) days thereafter, the Surviving Entity shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Units a

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form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Exchange Agent) containing instructions for use in effecting exchange for the consideration to which such person may be entitled pursuant to this ARTICLE III. Upon surrender to the Exchange Agent of a letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Company Common Units shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a New Certificate and a check, ACH payment, or a wire transfer in the amount to which such holder is entitled pursuant to this ARTICLE III, and the Company Common Units so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any Company Common Units. Each of Parent and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Units such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Entity, or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Common Units in respect of which the deduction and withholding was made by Parent, the Surviving Entity, or the Exchange Agent, as the case may be, and such amounts shall be timely delivered by Parent, the Surviving Entity, or the Exchange Agent, as the case may be, to the applicable taxing authority.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Company Common Units surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other Taxes required solely by reason of the making of such payment in a name other than that of the registered holder of the Company Common Units surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that of the registered holder of the Company Common Units surrendered in exchange therefor, it shall be a condition of such issuance that the Company Common Units so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required solely by reason of the issuance of a certificate representing Company Common Units in a name other than that of the registered holder of the Company Common Units surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Common Units until the holder thereof shall surrender such Company Common Units in accordance with this ARTICLE III. After the surrender of a Company Common Unit in accordance with this ARTICLE III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Parent Common Stock represented by the New Certificate.

(e) Lost, Stolen or Destroyed Certificates. If any certificate evidencing a Company Common Unit or Company Option shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, Parent or the Exchange Agent shall, in exchange for such lost, stolen, or destroyed certificate, pay or cause to be paid the consideration deliverable in respect of the Company Common Units or Company Options formerly represented by such certificate pursuant to this ARTICLE III.

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Section 3.05. Post-Closing Merger Consideration Adjustment Determination.

(a) As soon as practicable, but in no event later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Member Representative the following (collectively, the “Preliminary Adjustment Statement”):

(i) an unaudited consolidated balance sheet of the Business Entities and Related Consolidated Entities as of immediately prior to the Effective Time (the “Preliminary Closing Balance Sheet”), prepared by Parent in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements; and

(ii) a statement setting forth reasonably detailed calculations by Parent of the Net Working Capital and the Indebtedness Amount, in each case as of immediately prior to the Effective Time based on the Preliminary Closing Balance Sheet (the “Closing Adjustment Amounts”) and prepared in a manner consistent with Exhibit B and in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements; provided that Net Working Capital and Indebtedness Amount shall be calculated in accordance with the definitions of those terms herein.

(b) If the Member Representative disagrees with the Preliminary Closing Balance Sheet or Parent’s calculation of the Closing Adjustment Amounts, the Member Representative shall promptly, but in no event later than forty-five (45) days after receiving the Preliminary Adjustment Statement (the “Review Period”), deliver to Parent written notice describing in reasonable detail its dispute by specifying those items or amounts as to which the Member Representative disagrees, together with the Member Representative’s determination of such disputed items and amounts (a “Disagreement Notice”). If the Member Representative either gives notice that it agrees with Parent’s calculation of the Closing Adjustment Amounts or fails to deliver a Disagreement Notice within the Review Period, Parent and the Member Representative agree that effective as of the date of delivery of the notice of agreement or as of the close of business on the last day of the Review Period, as applicable, the Closing Adjustment Amounts set forth in the Preliminary Adjustment Statement shall be final, conclusive, and binding on Parent, the Company, and the Members and shall constitute the respective “Final Adjustment Amounts” for purposes of Section 3.05(b)(v). If the Member Representative delivers a Disagreement Notice to Parent within the Review Period, any item not expressly set forth in the Disagreement Notice as the subject of the disagreement shall be final, conclusive, and binding on Parent, the Company, and the Members, and the Member Representative and Parent shall resolve all disputed items set forth in the Disagreement Notice as follows:

(i) The Member Representative and Parent shall use reasonable good faith efforts to resolve the dispute during the thirty (30) day period (the “Resolution Period”) commencing on the date the Member Representative delivers the Disagreement Notice to Parent, and any such resolution shall be final and binding on Parent, the Company, and the Members. If the Member Representative and Parent are not able to resolve all disputed items within the Resolution Period, then the items in dispute shall be promptly submitted (if practicable, within five (5) Business Days following the expiration of the Resolution Period) to the Neutral Accountant.

(ii) The Neutral Accountant shall be given reasonable access to all relevant work papers, financial information, books, records, schedules, memoranda, and other documents prepared or reviewed by Parent or any of its accountants or other representatives that are relevant to the Preliminary Adjustment Statement, and to all personnel, including accounting personnel, involved in the preparation of the Preliminary Adjustment Statement, in connection with its calculation of the Closing Adjustment Amounts, provided that such access shall not include any access to documents to the extent prepared primarily in anticipation of, or for the purposes of evaluating, any potential dispute, litigation, or arbitration concerning the Preliminary Adjustment Statement or the calculation of the Closing Adjustment Amounts.

(iii) If any remaining items in dispute are submitted to the Neutral Accountant for resolution (such items, the “Unresolved Items”), each of Parent and the Member Representative shall submit to the Neutral Accountant (with a copy delivered to the other party on the same day), within ten (10) Business Days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting

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exhibits) setting forth their respective positions on the Unresolved Items. Each of Parent and the Member Representative may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other party on the same day), within twenty (20) Business Days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other party. Unless requested by the Neutral Accountant in writing, no party hereto may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(iv) The Neutral Accountant shall use its accounting expertise to calculate, based solely on the written submissions of Parent, on the one hand, and the Member Representative, on the other hand, and not by independent investigation, the Closing Adjustment Amounts and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in this Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Member Representative in the Disagreement Notice and by Parent in the Preliminary Adjustment Statement. The Neutral Accountant shall submit such verification and calculation to the Member Representative and Parent as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Neutral Accountant. Notwithstanding anything express or implied in the first sentence of this Section 3.05(b)(iv) to the contrary, the determination by the Neutral Accountant of the Closing Adjustment Amounts, as set forth in a written notice delivered to Parent and the Member Representative by the Neutral Accountant in accordance with this Agreement, shall be binding and conclusive on Parent, the Company, and the Members.

(v) The Closing Adjustment Amounts as determined after all disputes have been resolved in accordance with this Section 3.05 are referred to herein collectively as the “Final Adjustment Amounts” and individually as the “Final Net Working Capital” and the “Final Indebtedness Amount,” respectively. The Member Representative and Parent agree that the procedures set forth in this Section 3.05 for resolving disputes with respect to the Preliminary Closing Balance Sheet and Closing Adjustment Amounts shall be the sole and exclusive method for resolving any such disputes. The Neutral Accountant’s determination may be entered and enforced in any court of competent jurisdiction, and the substance of the Neutral Accountant’s determination shall not be subject to review or appeal, absent a showing of fraud by one of the parties in the proceeding or on the part of the Neutral Accountant.

(c) The fees and expenses of the Neutral Accountant shall be borne equally by Parent and the Members, with the Members’ share of any such fees and expenses being paid from the MR Escrow Account.

(d) In connection with the Member Representative’s review of the Preliminary Adjustment Statement, Parent shall (a) provide reasonable access, during normal business hours and upon reasonable notice, to relevant work papers, financial information, books, records, schedules, memoranda, and other documents prepared or reviewed by Parent or any of its accountants or other representatives that are relevant to the Preliminary Adjustment Statement, and to all personnel, including accounting personnel, as are reasonably necessary or desirable with respect to the review of the Preliminary Adjustment Statement, and Parent shall provide such access promptly after a request is made by the Member Representative and/or its representatives (provided that such access shall not include any access to documents to the extent prepared primarily in anticipation of, or for the purposes of evaluating, any potential dispute, litigation or arbitration concerning the Preliminary Closing Balance Sheet or the calculation of the Closing Adjustment Amounts), and (b) subject to the foregoing limitations, request that Parent’s independent accountant, if any, communicate with the Member Representative and its representatives with respect to such review.

(e) It is the intent of the parties to have any determination of Unresolved Items by the Neutral Accountant proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by agreement of the parties and the parties agree that the failure of the Neutral Accountant to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Neutral Accountant.

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(f) If the Final Net Working Capital minus the Final Indebtedness Amount (each as determined pursuant to Section 3.05(b)), minus the Target, plus the Estimated Shortfall Amount is a (x) positive number (such excess, the “Total Adjustment Amount”), then the Aggregate Final Per Unit Merger Consideration and the Aggregate Final Per Option Merger Consideration to be paid by Parent shall be increased by the Final Per Unit Adjustment Payment or (y) a negative number (such deficit, the “Total Shortfall Amount”), then the Aggregate Final Per Unit Merger Consideration and the Aggregate Final Per Option Merger Consideration to be paid by Parent shall be decreased by the Final Per Unit Shortfall Amount. The amount of any reduction in the Aggregate Final Per Unit Merger Consideration or the Aggregate Final Per Option Merger Consideration to be made pursuant to this Section 3.05(f) shall be satisfied from the Escrow Fund in cash and Parent Common Stock pursuant to Section 3.02.

(g) The amount of any increase in the Aggregate Final Per Unit Merger Consideration and the Aggregate Final Per Option Merger Consideration to be made pursuant to Section 3.05(f) shall be paid to the Members and the holders of Company Options, pro rata based on the Fully Diluted Units held by such Members or attributable to the Company Options held by such holders of Company Options as of immediately prior to the Closing relative to Total Outstanding Company Units, as soon as reasonably practicable after the determination of the Final Adjustment Amounts and, in any event with respect to any such payment made to the Members, within five (5) Business Days thereafter; provided that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G).

Section 3.06. Earn-Out.

(a) Earn-Out Payments. As additional merger consideration, at such times as provided in this Section 3.06, a total of up to $275,000,000 (the “Total Cash Earn-Out Consideration”), divided into two tranches, the first of which shall consist of $137,500,000 of the Total Cash Earn-Out Consideration (the “First Tranche”) and the second of which shall consist of $137,500,000 of the Total Cash Earn-Out Consideration (the “Second Tranche”) (each of the First Tranche and Second Tranche, an “Earn-Out Payment”), shall be payable to the Members, holders of Company Options and pursuant to Section 1(b) of the Nevada Settlement Agreements, subject to and in accordance with the terms and conditions of this Section 3.06.

(i) If the Earn-Out EBITDA for the fiscal year ended December 31, 2012 is equal to or greater than $550,000,000, then Parent shall pay to the Members and holders of Company Options the First Tranche in cash, which shall be allocated among the Members and holders of Company Options pro rata based on the Fully Diluted Units held by such Members or attributable to the Company Options held by such holders of Company Options as of immediately prior to the Closing relative to Total Outstanding Company Units; provided that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G).

(ii) If the Earn-Out EBITDA for the fiscal year ended December 31, 2013 is equal to or greater than $600,000,000, then (x) Parent shall pay to the Members and holders of Company Options the Second Tranche (less the aggregate amount payable pursuant to clause (y) below) in cash, which shall be allocated among the Members and the holders of Company Options pro rata based on the Fully Diluted Units held by such Members or attributable to the Company Options held by such holders of Company Options as of immediately prior to the Closing relative to Total Outstanding Company Units; provided that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G), and (y) Parent shall pay, or cause to be paid, any Nevada Second Tranche Payment that is due and payable pursuant to Section 1(b) of each of the Nevada Settlement Agreements.

(b) Procedures Applicable to Determination of the Earn-Out Payments.

(i) On or before the date that is ten (10) Business Days after Parent has filed its Annual Report on Form 10-K for each Calculation Period, Parent shall prepare and deliver to the Member Representative a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its

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determination of Earn-Out EBITDA for the applicable Calculation Period and its calculation of the resulting Per Unit Earn-Out Payment (in each case, an “Earn-Out Calculation”).

(ii) The Member Representative shall have forty-five (45) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Earn-Out Review Period and solely for purposes reasonably related to the determinations of Earn-Out EBITDA and the resulting Per Unit Earn-Out Payment, the Member Representative and its accountants shall have reasonable access, during normal business hours and upon reasonable notice, to relevant work papers, financial information, books, records, schedules, memoranda, and other documents prepared or reviewed by Parent or any of its accountants or other representatives that are relevant to the Earn-Out Calculation Statement or the Earn-Out Calculation, and to all personnel, including accounting personnel, as are reasonably necessary or desirable with respect to the review of the Earn-Out Calculation Statement and the Earn-Out Calculation (provided that such access shall not include any access to documents to the extent prepared primarily in anticipation of, or for the purposes of evaluating, any potential dispute, litigation or arbitration concerning the Earn-Out Calculation Statement or the calculation of Earn-Out EBITDA). Prior to the expiration of the Earn-Out Review Period, the Member Representative may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Parent; provided that the only basis on which the Member Representative may dispute any matter in the Earn-Out Calculation is that Parent did not calculate the Earn-Out Calculation or Earn-Out EBITDA in a manner consistent with Exhibit B or in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements, or in accordance with the terms of this Agreement (including the applicable definitions and other terms hereof). Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation or calculation of Earn-Out EBITDA disputed by the Member Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Member Representative fails to deliver an Earn-Out Calculation Objection Notice to Parent prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on Parent, the Company, and the Members. If the Member Representative timely delivers an Earn-Out Calculation Objection Notice, Parent and the Member Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Earn-Out EBITDA and the Per Unit Earn-Out Payment for the applicable Calculation Period. If Parent and the Member Representative are unable to reach agreement within fifteen (15) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Neutral Accountant. The Neutral Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation and calculation of Earn-Out EBITDA as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Neutral Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Neutral Accountant, Parent and the Member Representative shall each furnish to the Neutral Accountant such work papers, schedules, and other documents and information relating to the unresolved disputed items as the Neutral Accountant may reasonably request. The Neutral Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and the Member Representative, and not by independent review. The resolution of the dispute and the calculation of Earn-Out EBITDA and the Per Unit Earn-Out Payment that is the subject of the applicable Earn-Out Calculation Objection Notice by the Neutral Accountant shall be final and binding on Parent, the Company and the Members. The fees and expenses of the Neutral Accountant shall be borne by the Members, with the Members’ share of any such fees and expenses being paid from the MR Escrow Account, and Parent in proportion to the amounts by which their respective calculations of Earn-Out EBITDA differ from Earn-Out EBITDA as finally determined by the Neutral Accountant.

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(c) Independence of Earn-Out Payments. Parent’s obligation to pay each of the Per Unit Earn-Out Payments to the Members and holders of Company Options in accordance with Section 3.06(a) is an independent obligation of Parent and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Per Unit Earn-Out Payment and the obligation to pay a Per Unit Earn-Out Payment to the Members and holders of Company Options shall not obligate Parent to pay any preceding or subsequent Per Unit Earn-Out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Per Unit Earn-Out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Per Unit Earn-Out Payment for the second Calculation Period are satisfied, then Parent would be obligated to pay such Per Unit Earn-Out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Per Unit Earn-Out Payment for the first Calculation Period.

(d) Timing of Payment of Earn-Out Payments. Subject to Section 3.01(b)(ii)(G), any Per Unit Earn-Out Payment that Parent is required to pay pursuant to Section 3.06(a) hereof shall be paid in full no later than the later of (i) April 30 following the applicable Calculation Period and (ii) five (5) Business Days following the date upon which the determination of Earn-Out EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 3.06(b)(ii) (including any final resolution of any dispute raised by the Member Representative in an Earn-Out Calculation Objection Notice). Parent shall pay to the Members and holders of Company Options the applicable Per Unit Earn-Out Payment.

(e) Acceleration upon Parent’s Election. At any time after the Closing Date, Parent may, in its sole discretion, elect to make either or both of the following payments to the Members and the holders of Company Options: (i) a payment equal in amount to the First Tranche, discounted from April 30, 2013 back to the date of actual payment at a rate of 5% per annum, and (ii) a payment equal in amount to the Second Tranche, discounted from April 30, 2014 back to the date of actual payment at a rate of 5% per annum, it being understood that from the discounted Second Tranche amount, Parent shall pay, or cause to be paid, any Nevada Second Tranche Payment that is due and payable pursuant to Section 1(b) of each of the Nevada Settlement Agreements. Any such payment shall be made in cash, allocated among the Members and holders of Company Options pro rata based on the Fully Diluted Units held by such Members or attributable to the Company Options held by such holders of Company Options as of immediately prior to the Closing relative to Total Outstanding Company Units; provided that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G) and that any payment made pursuant to Section 1(b) of the Nevada Settlement Agreements shall be paid in accordance with such provision. Payment in full of the amount set forth in clause (i) above shall fully release and discharge Parent, its successors, and assigns from any further liability or obligation pursuant to this Section 3.06 in respect of the First Tranche. Payment in full of the amount set forth in clause (ii) above shall fully release and discharge Parent, its successors, and assigns from any further liability or obligation pursuant to this Section 3.06 in respect of the Second Tranche.

(f) Post-Closing Operation of the Company. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing and through December 31, 2013, the chief executive officer and management of the Company shall operate the business of the Business Entities and Related Entities on an autonomous basis in a manner substantially consistent with their current operations. The chief executive officers of the Company and Parent shall collaborate on major decisions, consistent with appropriate corporate governance, including Parent’s corporate policy on acquisitions. Parent’s chief executive officer and the Parent Board shall retain ultimate decision-making authority as it relates to the business. Notwithstanding the above, to the extent Parent recommends taking or opposing any action or decision with respect to the business that would reasonably be expected to adversely impact any Earn-Out Payment and the Company’s chief executive officer is opposed to such Parent recommendation or decision, the Company’s chief executive officer has the right to request that the Parent Board decide the issue, in which case the matter shall be determined by the Parent Board (and no such taking or opposing such action or decision shall be acted upon until such time as the Parent Board approves such taking or opposing such action or decision after considering in good faith the objections of the Company’s chief executive officer). In every event, Parent and the Company acknowledge that all decisions shall

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be made in compliance with applicable Law and in the best interests of the combined company consistent with the fiduciary duties of the officers and directors of the combined company. Further, in no event may Parent take any action, or fail to take any action, in bad faith with the intent of reducing or avoiding any of the Earn-Out Payments hereunder. Similarly, in no event may the management of the Company take any action not in the best interests of the combined company with the intent to ensure any of the Earn-Out Payments hereunder.

(g) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Per Unit Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of Laws relating to descent and distribution, divorce, and community property, and do not constitute an equity or ownership interest in Parent or the Company, (ii) neither Members nor holders of Company Options shall have any rights as a securityholder of Parent or the Company as a result of such contingent right of such Members or holders of Company Options to receive any Per Unit Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Per Unit Earn-Out Payment.

Section 3.07. Member Representative Escrow. A portion of the Closing Merger Consideration equal to the MR Escrow Amount shall constitute escrowed merger consideration (the “MR Escrowed Merger Consideration”). The MR Escrowed Merger Consideration shall be withheld from the Closing Merger Consideration otherwise deliverable to the Members and holders of Company Options on the Closing Date to fund, if necessary, (i) the amounts described in Section 3.05(c), Section 3.06(b)(ii), Section 3.08, Section 6.15(f), Section 8.08, and this Section 3.07 as being paid from the MR Escrow Account, (ii) the expenses incurred by the Member Representative acting in such capacity, and (iii) any other expense described in this Agreement as being paid from the MR Escrow Account. The MR Escrowed Merger Consideration shall consist entirely of cash. On the Closing Date, the MR Escrowed Merger Consideration shall be deposited by Parent with the Escrow Agent in an escrow account (the “MR Escrow Account”) established in accordance with an escrow agreement to be entered into between the Member Representative and the Escrow Agent, consistent with the terms set forth in this Agreement and other customary terms and conditions for similar agreements (the “MR Escrow Agreement”). The MR Escrow Agreement shall provide that the Members and the holders of Company Options are, for federal income tax purposes, the owners of the MR Escrowed Merger Consideration and are taxable on any earnings thereon, which tax shall be payable from the funds in the MR Escrow Account. If any payment is required to be made to or by the Member Representative acting in such capacity, the Member Representative shall provide written instructions to the Escrow Agent, pursuant to the terms of the MR Escrow Agreement, to deliver to the Member Representative or the third-party payee directed by the Member Representative, as the case may be, an amount of cash equal to such required payment. The MR Escrow Agreement shall provide that on the First Escrow Distribution Date (and on every anniversary of such date thereafter), the Member Representative and Robert Margolis, M.D. (or his designated successor) shall mutually determine in good faith what, if any, amount of remaining funds in the MR Escrow Account should be distributed to the Members and the holders of Company Options; provided that all of the remaining funds in the MR Escrow Account (less any amounts required to pay outstanding and anticipated expenses) shall be distributed to the Members and the holders of Company Options no later than the fifth (5th) Business Day following the distribution of all remaining funds in the Escrow Account, the Healthcare Indemnity Account, and the Tax Indemnity Account to the Members and the holders of Company Options. To effectuate any distribution to the Members and the holders of the Company Options of funds from the MR Escrow Account, the Member Representative shall provide written instructions to the Escrow Agent to deliver to the Members and to the holders of the Company Options as of the Closing the aggregate amount of such distribution to the Members and the holders of Company Options pro rata based on the Fully Diluted Units held by such Members or attributable to the Company Options held by such holders of Company Options as of immediately prior to the Closing relative to Total Outstanding Company Units. The parties hereto understand and agree that the contingent rights to receive any funds from the MR Escrow Account are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of Laws relating to descent and distribution, divorce, and community property, and, in the event of any such transfer, the Member Representative

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shall be notified as promptly as reasonably practicable. The Member Representative shall provide the Majority Member with a written statement setting forth all distributions and payments made from the MR Escrow Account (including reasonable detail as to the purpose and amount of each such distribution or payment and the recipient thereof) for each month in which the MR Escrow Account is active, no later than twenty (20) Business Days following the end of such month. The Member Representative shall provide all Members with a written report for each year in which the MR Escrow Account is active, no later than ninety (90) days following the end of such year, setting forth (i) the amount of distributions and payments made from the MR Escrow Account during such year by category (specifically identifying payments made to the Member Representative or the Member Representative’s affiliated or related entities), (ii) the total amount of distributions and payments made from the MR Escrow Account during such year, (iii) the total earnings received on the funds in the MR Escrow Account during such year, and (iv) the funds remaining in the MR Escrow as of such year’s end, and attaching a copy of any annual statement received by the Member Representative from the Escrow Agent with respect to the MR Escrow Account. Upon the request of a Member or holder of Company Options, the Member Representative shall, or shall request the Escrow Agent to, provide such Member or holder of Company Options with such information regarding the MR Escrow Account, and any transaction activity relating thereto, as such Member or holder of Company Options may reasonably request and at such Member’s or holder of Company Options’ sole cost and expense.

Section 3.08. Nevada Escrow. A portion of the Closing Merger Consideration equal to the Nevada Escrow Amount shall constitute escrowed merger consideration (the “Nevada Escrowed Merger Consideration”). The Nevada Escrowed Merger Consideration shall be withheld from the Closing Merger Consideration otherwise deliverable to the Members and holders of Company Options on the Closing Date to fund, if applicable, certain transaction settlement payments that may become due and payable pursuant to Section 1(c) of each of the Nevada Settlement Agreements. The Nevada Escrowed Merger Consideration shall consist entirely of cash. On the Closing Date, the Nevada Escrowed Merger Consideration shall be deposited by Parent with the Escrow Agent in an escrow account (the “Nevada Escrow Account”) established in accordance with an escrow agreement to be entered into among the Company, the Member Representative, and the Escrow Agent, consistent with the terms set forth in this Agreement and other customary terms and conditions for similar agreements (the “Nevada Escrow Agreement”). The Nevada Escrow Agreement shall provide that Parent is, for federal income tax purposes, the owner of the Nevada Escrowed Merger Consideration and is taxable on any earnings thereon. All fees, costs, and expenses (other than Taxes on any earnings) attributable to the establishment and maintenance of the Nevada Escrow Account shall be payable from the funds in the MR Escrow Account. If any transaction settlement payment becomes due and payable pursuant to Section 1(c) of either Nevada Settlement Agreement, the Company and the Member Representative shall promptly provide written instructions to the Escrow Agent, pursuant to the terms of the Nevada Escrow Agreement, to deliver to Company out of the funds in the Nevada Escrow Account an amount of cash equal to such required payment for the sole purpose of making such required payment pursuant to Section 1(c) of the applicable Nevada Settlement Agreement. If, pursuant to Section 1(c) of either Nevada Settlement Agreement, any transaction settlement payment will not be made because a condition precedent is not met (after giving effect to the shortfall provision contained therein), then the Company and the Member Representative shall promptly provide written instructions to the Escrow Agent, pursuant to the terms of the Nevada Escrow Agreement, to deliver the amount of such unpaid transaction settlement payment to the Members and to the Company for proper payment to the holders of the Company Options as of the Closing pro rata based on the Fully Diluted Units held by such Members or attributable to the Company Options held by such holders of Company Options as of immediately prior to the Closing relative to Total Outstanding Company Units, it being understood that any such payments made to the holders of Company Options shall be subject to Section 3.01(b)(ii)(G). The parties hereto understand and agree that the contingent rights to receive any funds from the Nevada Escrow Account are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of Laws relating to descent and distribution, divorce, and community property.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Each representation and warranty contained in this ARTICLE IV is qualified by disclosures made in the Company Disclosure Schedule. Except with respect to matters set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

Section 4.01. Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized and validly existing under the Laws of the State of California and has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The Company is duly licensed or qualified to do business and is in good standing (to the extent that such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Company to carry out its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions and (b) have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions (other than obtaining the Member Approval and the filing and recordation of appropriate merger documents as required by the CLLCA). This Agreement and the other Transaction Documents to which the Company is a party have been or will be duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by Parent and Merger Sub and any other party thereto, other than the Related Parties) this Agreement and the other Transaction Documents to which the Company is a party constitute a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.02. Organization, Authority, and Qualification of the Business Entities and Related Entities. Each of the Business Entities and Related Entities is a legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or entity power and authority to own, operate, or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Business Entities and Related Entities is duly licensed or qualified to do business and is in good standing (to the extent that such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified, or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03. Capitalization; Ownership of Equity Interests.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth the name of each Business Entity and Related Entity, the jurisdiction of its organization, its outstanding equity interests, shares of capital stock, or other ownership interests and the current record and beneficial ownership of such interests, shares, or other ownership interests.

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(b) As of the date of this Agreement, (i) 100,131,969.2 Company Common Units and 1,000 Class A Units (the “Company Preferred Units”) were issued and outstanding, and (ii) 15,952,760 Company Common Units were reserved for issuance under the Company Plan, of which 5,389,500 Company Common Units were subject to outstanding and unexercised Company Options entitling the holder thereof to purchase a Company Common Unit. Section 4.03(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (x) all holders of Company Common Units and Company Preferred Units, indicating the number of Company Common Units and Company Preferred Units held by each, and (y) all outstanding Company Options, indicating (i) the holder thereof, (ii) the number and class or series of Company Common Units subject to each Company Option, and (iii) the exercise price, date of grant, vesting schedule, terms for vesting acceleration, and expiration date for each Company Option. Other than the Company Options, no award to acquire Company Common Units is outstanding under the Company Plan or otherwise. All outstanding equity interests, shares of capital stock, or other ownership interests of the Subsidiaries (the “Subsidiary Shares”) are owned, directly or indirectly, by the Company free and clear of all Encumbrances, other than restrictions under applicable securities Laws. All outstanding equity interests, shares of capital stock, or other ownership interests of the Related Entities (the “Related Entity Shares”) are owned, directly or indirectly, by HCPAMG free and clear of all Encumbrances, other than restrictions under applicable securities Laws. The Company has no obligation to repurchase any Company Common Units. No Member has withdrawn from the Company in whole or in part or exercised any right to withdraw its interest in the Company’s assets, and the Company has not received notice that any Member intends to exercise such rights. There are no declared or accrued but unpaid distributions with respect to any Company Common Units. Except as set forth in the first sentence of this Section 4.03(b), the Company has no other membership interests or securities authorized, issued, or outstanding. All Company Options have been documented with the Company’s standard form(s) of option agreement under the Company Plan without material deviation or amendment, modification, or supplement. Complete and correct copies of the Company Plan and the standard form(s) of option agreement under the Company Plans have been made available to Parent.

(c) There are no options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments relating to the Company Common Units, the Subsidiary Shares, or the Related Entity Shares or obligating any Business Entity or Related Entity to issue or sell any equity interests in, shares of capital stock of, or any other interest in, any Business Entity or Related Entity to any third person. There are no outstanding contractual obligations of the Company, any other Business Entity, or any Related Entity to repurchase, redeem, or otherwise acquire any equity interests, shares of capital stock, or other ownership interests of any Business Entity or Related Entity. All of the Company Common Units, the Subsidiary Shares, and the Related Entity Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

(d) Other than the Business Entities and Related Entities, there are no other corporations, partnerships, joint ventures, associations, or other entities in which the Company or any other Business Entity or Related Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire the same.

(e) The Company has furnished or made available to Parent true and complete copies of the Governing Documents of the Company and each Business Entity and Related Entity, as amended through the date of this Agreement. The Governing Documents of the Company and each Business Entity and Related Entity are in full force and effect and have not been amended or otherwise modified. Neither the Company, nor any Business Entity, nor any Related Entity is in material violation of any material provision of its respective Governing Documents.

Section 4.04. No Conflict. Assuming the Member Approval is obtained for the Merger and that all Consents and other actions described in Section 4.07 have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated and, except as may result from any facts or circumstances relating solely to Parent or its Affiliates, the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party (including the consummation by the Company of the

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Transactions) does not and will not (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of any of the Business Entities or the Related Entities, (b) conflict with or violate in any material respect any material Law applicable to the Business Entities or Related Entities, or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any Material Contract.

Section 4.05. Company Board Approval. The Company Board, by resolutions duly and unanimously adopted (and not thereafter modified or rescinded) at a meeting duly called and held, has (i) determined that the Merger and the Transactions, are advisable, fair to, and in the best interests of the members of the Company, (ii) approved this Agreement and the Transactions and declared it advisable that the Company enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the Company’s members approve the principal terms of the Merger and this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize the Merger other than as described in Section 4.06.

Section 4.06. Vote Required. The affirmative vote of Members holding a majority of the Company Common Units is the only vote of the holders of any class or series of equity interests of the Company necessary to approve, authorize, and adopt this Agreement and the Transactions (the “Member Approval”).

Section 4.07. Governmental Consents and Approvals. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party (including the consummation by the Company of the Transactions) does not and will not require any Consent of or to or action by any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, including the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement, (ii) any filings required under state securities Laws, (iii) the filing and recordation of appropriate merger documents as required by the CLLCA and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (iv) any filings required by the NYSE, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) applicable requirements, if any, of Health Care Laws set forth on Section 4.07 of the Company Disclosure Schedule, (vii) applicable requirements, if any, of any Program in which the Company or any Subsidiary participates, (viii) where the failure to obtain such Consent or action would not prevent or materially delay the consummation by the Company of the Transactions, and (ix) as are necessary as a result of any facts or circumstances relating solely to Parent or any of its Affiliates.

Section 4.08. Financial Information.

(a) True and complete copies of (i) the audited consolidated balance sheet of the Business Entities and Related Consolidated Entities for each of the fiscal years ended as of December 31, 2011, December 31, 2010 and December 31, 2009 and the related audited consolidated statements of income and cash flows of the Business Entities and Related Consolidated Entities for each of such fiscal years (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Business Entities and Related Consolidated Entities as of March 31, 2012 and the related unaudited consolidated statements of income and cash flows of the Business Entities and Related Consolidated Entities for the quarter ended on such date (the “Unaudited Financial Statements”) have been made available by the Company to Parent.

(b) The Audited Financial Statements and the Unaudited Financial Statements (i) were derived from the books and records of the Business Entities and Related Consolidated Entities, (ii) present fairly, in all material respects, the consolidated financial position of the Business Entities and Related Consolidated Entities as of the dates thereof and the results of operations and cash flows of the Business Entities and Related Consolidated Entities for the periods covered thereby, and (iii) except as disclosed in the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated using the same

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accounting principles, policies, practices, conventions, and methods unless otherwise required by GAAP (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments that are not material in amount or nature and the absence of notes).

Section 4.09. Accounting Records; Internal Controls. The books and records of the Business Entities have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly reflect, in all material respects, (i) the financial position of the Business Entities and Related Consolidated Entities and (ii) all transactions of the Business Entities. The Business Entities and Related Consolidated Entities have disclosed, based on their most recent evaluations of internal controls over financial reporting, to their respective independent auditors and audit committees, if and to the extent such committees exist, and to the Company, all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Business Entities’ and Related Consolidated Entities’ ability to record, process, summarize, and report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Business Entities’ and Related Consolidated Entities’ internal control over financial reporting.

Section 4.10. Absence of Undisclosed Liabilities. There are no Liabilities of the Business Entities or Related Consolidated Entities that would be required to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of the Business Entities and Related Consolidated Entities prepared in accordance with GAAP, other than Liabilities (a) reflected or properly reserved against in the Audited Financial Statements or (b) incurred since December 31, 2011 in the ordinary course of business of the Business Entities or the Related Consolidated Entities consistent with past practice.

Section 4.11. Information Provided.

(a) The information supplied by or on behalf of the Company (i) for inclusion or incorporation in the registration statement on Form S-4 (or any other applicable form of registration statement) or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”), or (ii) for inclusion or incorporation in the registration statement on Form S-3 (or any other applicable form of registration statement) in connection with the Financing (the “Financing Registration Statement”) or any amendment or supplement thereto, shall not at the time such registration statement becomes or is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information supplied by or on behalf of the Company for inclusion in the prospectus (the “Prospectus”) forming part of the Registration Statement, or any amendment or supplement thereto, to be sent to the Members in connection with the Merger and the other Transactions shall not, on the date the Prospectus is first mailed to the Members and at the time of the Member Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c) The information supplied by or on behalf of the Company for inclusion in the prospectus forming part of the Financing Registration Statement, or any amendment or supplement thereto, or any offering memorandum or bank information memorandum in connection with the Financing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.12. Conduct in the Ordinary Course. Except as otherwise contemplated, required, or permitted by this Agreement, since December 31, 2011, (a) the business of the Business Entities and the Related Entities has

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been conducted in the ordinary course and consistent with past practice, (b) prior to the date of this Agreement, none of the Business Entities has taken any action that, if taken after the date hereof, would constitute a violation of Section 6.01(b), and (c) there has not occurred, nor has any event or circumstance occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13. Litigation; Governmental Orders.

(a) There is no Action by or against any Business Entity or by or against any Related Entity pending, or, to the Company’s Knowledge, threatened that would (i) materially and adversely affect the legality, validity, or enforceability of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions, (ii) result, or would reasonably be expected to result, in any Liability which would be material to the Business Entities or Related Entities, taken as a whole, or (iii) which requires, or would reasonably be expected to require, a payment in excess of $250,000.

(b) There is no Governmental Order outstanding against or, to the Company’s Knowledge, investigation by any Governmental Authority involving any of the Related Entities, any of the Business Entities, or any of their assets that, individually or in the aggregate, has had or would result, or would reasonably be expected to result, in any Liability that would be material to the Business Entities and Related Entities, taken as a whole.

Section 4.14. Compliance with Laws. Except with respect to Healthcare Regulatory Compliance (which is covered exclusively by Section 4.15), Environmental Laws (which are covered exclusively by Section 4.16), Employee Benefit Matters (which are covered exclusively by Section 4.19), Labor Matters (which are covered exclusively by Section 4.20) and Taxes (which are covered exclusively by Section 4.21), (i) the Business Entities and the Related Entities have each conducted and continue to conduct their business in accordance with all Laws (including unclaimed property laws and the Foreign Corrupt Practices Act of 1977) applicable to them and are not in material default or material violation of any such Law; and (ii) none of the Related Entities or any Business Entity has received any written communication during the past two (2) years from a Governmental Authority that alleges that any Related Entity or any Business Entity is not in material compliance with any applicable Law.

Section 4.15. Healthcare Regulatory Compliance.

(a) The Business Entities and the Related Entities are in compliance with, and have not violated in any material respect since January 1, 2006, any Health Care Laws which regulate their operations, activities, or services and/or any Governmental Orders pursuant to any Health Care Laws applicable to the Business Entities, the Related Entities, or any assets owned by any of them.

(b) (i) No Business Entity or Related Entity has since January 1, 2006 (A) received or been subject to any written notice, citation, suspension, revocation, administrative proceeding, or, to the Knowledge of the Company, investigation by a Governmental Authority that alleges or asserts that any Business Entity or Related Entity has violated any Health Care Laws or which requires or seeks any adjustment, modification, or alteration in any Business Entity’s or Related Entity’s operations, activities, services, or financial condition that has not been resolved, or (B) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement with, relating to or required by the Office of Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of or with any other Governmental Authority mandating or prohibiting future or past activities and (ii) no Business Entity or any Related Entity has settled, or agreed to settle, any actions brought by any Governmental Authority for an alleged violation of any Health Care Laws. As of the date hereof, there are no restrictions imposed by any Governmental Authority upon the business, activities, or services of any Business Entity or Related Entity that would prevent such Business Entity or Related Entity from operating as it currently operates or intends to operate.

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(c) The Business Entities and Related Entities have all licenses, permits, registrations, franchises, grants, authorizations (including authorizations to participate in any Program as a provider or supplier), consents, approvals, orders and certificates from Governmental Authorities (including Governmental Authorities regulating occupational health and safety) necessary to lawfully conduct their business (collectively, the “Permits”), and each of the Permits is valid, without restrictions, and in full force and effect. There are no actions pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation, or adverse modification of any Permit. Since January 1, 2006, no Business Entity or any Related Entity has received or been subject to any written notice, claim, or assertion alleging any violations of Permits nor, to the Knowledge of the Company, has any such notice, claim, or assertion been threatened. All applications required to have been filed for the renewal of any Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. No Permits of the Business Entities or the Related Entities will be adversely affected by the Transactions and such Permits will continue to be in full force and effect immediately following the Effective Time.

(d) During the three (3) years prior to the date of this Agreement, each Regulated Entity has timely filed all reports, statements, documents, registrations, filings, and submissions required to be filed by it under applicable Laws (including Health Care Laws), except where the failure to do so would not reasonably be expected to be material to the Business taken as a whole. Each of such filings were complete, correct and in compliance with applicable Law and no deficiencies or Liabilities have been asserted by any Governmental Authority with respect thereto, except as would not reasonably be expected to be material to the Business taken as a whole.

(e) (i) No material claims for recoupment of moneys paid to any Business Entity or Related Entity have been asserted or are outstanding from Payors; (ii) the billing practices of all Business Entities and Related Entities are in compliance with all applicable Health Care Laws; (iii) no billing audits or audits by recovery audit contractors have occurred within three (3) years prior to the date hereof nor are any such audits currently ongoing, noticed to any Business Entity or Related Entity or, to the Knowledge of the Company, threatened; (iv) the Business Entities and Related Entities are in compliance with their respective patient grievance programs; and (v) no “balance” billing has been done by any Business Entity or Related Entity unless permitted contractually and by Law, i.e., no billing of patients for balances due in excess of payments by Payors where such billing is prohibited by the terms of Payor contracts of any Business Entity or Related Entity or applicable Health Care Law.

(f) To the Knowledge of the Company, no current employees of the Business Entities or Related Entities, nor any Providers with which the Related Entities do business, have been convicted, under federal or state Law, of a criminal offense related to (i) the neglect or abuse of a patient in connection with the delivery of a healthcare item or service; or (ii) a health care item or service under the Programs.

(g) Other than regularly scheduled audits and reviews (excluding therefrom peer reviews), no HCC-RAF or pay for performance program validation review or program integrity review, or other audits or reviews not in the ordinary course of business, related to any Related Entity or its business, or, to the Knowledge of the Company, any Provider contracted with any Related Entity has been conducted by any entity, Governmental Authority, commission, board or agency in connection with the Programs or Payors, and no Related Entity has received notice that any such reviews are scheduled, pending or threatened against or affecting any Related Entity or its business, or, to the Knowledge of the Company, any Provider contracted with any Related Entity.

(h) Each Provider and each other employee of any Related Entity who is required by applicable Law to hold a Permit or other qualification to deliver health care services to patients (including the performance of diagnostic services such as x-ray or lab services) holds such Permits or other qualifications necessary to deliver such health care services to patients and is performing such health care services in accordance with such Permits or other qualifications held by such Person.

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(i) Each of the Related Regulated Entities has at all times complied with those certain requirements pertaining to risk-bearing organizations, including requirements set forth in California Health & Safety Code § 1375.4 and those promulgated by the California Department of Managed Health Care (the “RBO Requirements”). None of the Related Entities has received any written notice of any violation of any applicable Law relating to the RBO Requirements. None of the Related Entities is subject to any requirement to maintain tangible net equity or working capital levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for such requirements or restrictions under the RBO Requirements or other Laws of general application. None of the Related Entities is subject to any written corrective action plan or other order issued in writing by any Governmental Authority, including the California Department of Managed Health Care.

(j) The Related Entities, as applicable, and to the Knowledge of the Company each of the Providers employed by or contracting with a Related Entity, meet all requirements of participation and payment of the applicable Programs and other third party payment programs and are a party to valid participation agreements for payment by such payment programs. There is no civil, criminal, administrative, or other action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against any Related Entity or, to the Knowledge of the Company, any employed or contracted Provider, that could result in any Related Entity’s or Provider’s exclusion or debarment from participation in any of the Programs or other third party payment programs. To the Knowledge of the Company, there is no pending civil or criminal investigation of any employed or contracted Providers, or, to the Knowledge of the Company, any investigation relating in any way to any violation of any Health Care Laws by employed or contracted Providers. To the Knowledge of Company, (A) none of the Related Entities is currently suspended, excluded or debarred from contracting with the federal or any state government, (B) none of the Related Entities has received written notice from any of the Programs relating to any investigations or Action that would result in any Related Entity or any Person employed by or contracting with any Related Entity being excluded or debarred from any such Programs, and (C) none of the current employees of, or independent contractors providing services to, any Related Entity: (i) has been excluded, debarred or otherwise suspended from participating in a Program, or (ii) has engaged in any activity that would reasonably be expected to subject any Related Entity to civil money penalties under applicable Health Care Laws, mandatory exclusion, or permissive exclusion from a Program.

(k) To the Knowledge of the Company, no Persons who have been convicted of a felony or a criminal offense related to health care, who are excluded, debarred or otherwise ineligible to participate in a Program, who have had a civil monetary penalty assessed against them under §1128A of the Social Security Act, or who have engaged in any activity that would reasonably be expected to result in civil penalties or mandatory or permissive exclusion from a Program have been since January 1, 2007 or are employed by or contracted with the Related Entities or any contractor with which the Related Entities do business, or provide services on behalf of the Related Entities.

(l) The Business Entities and Related Entities have compliance programs reasonably designed to cause the Business Entities and Related Entities and their respective agents and employees to be in compliance with all applicable Health Care Laws. The downstream Providers of the Related Entities are subject to contractual obligations and provider manual provisions requiring such downstream Providers to be in compliance with all applicable Health Care Laws.

(m) To the Knowledge of the Company, no managers, directors, partners, members, equity owners or officers of any Business Entity or Related Entity nor any of their respective agents or employees has directly or indirectly made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or inducement to any Person or entered into any financial arrangement, regardless of form, including any fee-splitting arrangement with, any actual or potential patient, Provider, supplier, governmental employee, Medicare or Medicaid beneficiaries or other actual or potential insureds, or other Person in a position to assist or hinder the Business Entities and/or Related Entities in connection with any actual or proposed

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transaction or to any political party, political party official or candidate for federal, state or local public office: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), or any analogous state or federal Laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law.

(n) The Business Entities and Related Entities have established and implemented operating procedures and systems reasonably designed to cause their respective employees and agents to comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), any implementing regulations, and any state privacy or medical information laws applicable to the business of the Business Entities and Related Entities (collectively, the “Privacy Laws”). The Business Entities and Related Entities have at all times been and are now in compliance with the Privacy Laws and with all contractual requirements, including any “business associate agreements,” that regulate or limit the maintenance, use, disclosure, or transmission of medical records, patient information, or other personal information made available to or collected by the Business Entities or Related Entities in connection with the operation of their business.

(i) Copies of the compliance policies and/or procedures of the Related Entities relating to Privacy Laws have been made available to Parent. All of the Related Entities’ workforce (as such term is defined in 45 C.F.R. §160.103) have received, or will receive in the ordinary course of business, training with respect to compliance with Privacy Laws.

(ii) The Related Entities have entered into business associate agreements with all third parties acting as a business associate as defined in 45 C.F.R. §160.103.

(iii) To the Knowledge of the Company, none of the Related Entities is under investigation by any Governmental Authority for a violation of any Privacy Laws, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations.

(iv) Copies of any written complaints delivered to any of the Related Entities during the prior twenty-four (24) months alleging a violation of any Privacy Laws have been made available to Parent.

(v) To the Knowledge of the Company, during the prior four (4) years, no Related Entity has suffered any unauthorized acquisition, access, use or disclosure of any individually identifiable health information that, individually or in the aggregate, compromises the security or privacy of such information, and no Related Entity is currently investigating any potentially unauthorized acquisition, access, use or disclosure of any individually identifiable health information.

(vi) During the prior four (4) years, no Related Entity has notified, either voluntarily or as required by Law, any affected individual, or any Governmental Authority of any breach of individually identifiable health information or other personal identifiable information, and no Related Entity is currently investigating any potential breach.

(o) Each Business Entity and Related Entity has entered into trading partner agreements and utilized the HIPAA standard formats for the electronic exchange of health information in compliance with, and as required by, the Privacy Laws and any other Laws. The Business Entities and Related Entities have a breach notification policy that complies with applicable Health Care Laws and Privacy Laws and no Business Entity or any Related Entity has experienced a breach of Protected Health Information or other personal information held by any Business Entity or Related Entity. For purposes of this Section 4.15(o), “breach” means the acquisition, access, use or disclosure of personal information, including Protected Health Information, as defined at 45 C.F.R. § 160.103, in violation of the Privacy Laws which compromises the security or privacy of such information.

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(p) The representations and warranties contained in this Section 4.15 and the last sentence of Section 4.29 are the only representations and warranties being made by the Company with respect to the subject matter hereof, and no other representation or warranty of the Company contained in this Agreement shall apply to any such matters.

Section 4.16. Environmental Matters.

(a) Except as have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Business Entities is, and since January 1, 2008 has been, in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits; (ii) there are no written claims, notices, letters, demands, or requests pursuant to any Environmental Law pending or, to the Company’s Knowledge, threatened against any Business Entity or any Related Entity; and (iii) there has been no disposal, release, or threatened release of Hazardous Materials on, under, in, from, or about the Owned Real Property or by the Business Entities on, under, in, from, or about the Leased Real Property that would reasonably be expected to subject any of the Business Entities to any legal obligation to conduct any Remedial Action under any Environmental Law.

(b) The representations and warranties contained in this Section 4.16 are the only representations and warranties being made by the Company with respect to the subject matter hereof, and no other representation or warranty of the Company contained in this Agreement shall apply to any such matters.

Section 4.17. Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a list, accurate and complete as of May 1, 2012, of all Owned Intellectual Property that is Registered (“Registered Owned Intellectual Property”), or the subject of a pending application for registration, specifying as to each such item, as applicable: (i) the nature of such Intellectual Property or Intellectual Property Rights, (ii) the jurisdictions by or in which such Registered Owned Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed (or for Internet domain names, the applicable registrar), (iii) the respective registration or application numbers, (iv) the date of issuance, registration, or filing, and (v) the name of the current owner of record.

(b) Section 4.17(b) of the Company Disclosure Schedule contains a complete and correct list of all material Company IP Agreements, all material Systems, and all material equipment or parts purchase agreements that include licenses to use such parts or equipment.

(c) Except as is not and would not reasonably be expected to be material to the Business Entities or the Related Entities:

(i) with respect to all Owned Intellectual Property, the Company or one of the other Business Entities or Related Entities, as the case may be, exclusively owns all right, title and interest in and to such Owned Intellectual Property (in each case, free and clear of any Encumbrances except Permitted Encumbrances);

(ii) other than to the extent of the Company IP Agreements disclosed in Section 4.17(b) of the Company Disclosure Schedule (and other than Shrink-Wrap Agreements and equipment or parts purchase agreements that include licenses to use such parts or equipment), the Owned Intellectual Property constitute all the Intellectual Property and Intellectual Property Rights used by or necessary for the Business Entities and the Related Entities in connection with the operation of their businesses as currently conducted;

(iii) other than as disclosed in Section 4.17(c)(iii) of the Company Disclosure Schedule, neither any Business Entity nor any Related Entity has granted or agreed to grant a license to any other Person under any Owned Intellectual Property;

(iv) the Owned Intellectual Property is subsisting in full force and effect, is valid and enforceable, and, to the Company’s Knowledge, has not been abandoned or passed into the public domain;

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(v) the use and exploitation of Owned Intellectual Property, and the conduct of the businesses of the Business Entities and Related Entities, have not, and are not, infringing, misappropriating, or otherwise violating the Intellectual Property or Intellectual Property Rights of any other Person; no claim by any Person contesting the legality, validity, enforceability, use or ownership of any Owned Intellectual Property has been made or is currently outstanding; and the Owned Intellectual Property is not, and, since January 1, 2008, has not been, the subject of any Action, whether threatened or pending at any time, which challenges or challenged the legality, validity, enforceability, use, or ownership thereof;

(vi) to the Company’s Knowledge, there has been and is no unauthorized use, disclosure, infringement or misappropriation of any Owned Intellectual Property by any Person (including any present or former manager, director, partner, officer, or employee of any Business Entity or Related Entity);

(vii) the consummation of the Transactions will not (A) alter, encumber, impair, make subject to an Encumbrance (other than Permitted Encumbrances) or extinguish any Company Intellectual Property or Systems; (B) impair the right of Parent or Merger Sub to use, sell, license or dispose of any Company Intellectual Property; or (C) result in Parent or any of its Affiliates granting to any Person any Intellectual Property Rights or other rights or licenses to any Intellectual Property, or being bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses, or being obligated to pay any royalties or other amounts to any Person;

(viii) the Business Entities and Related Entities have exercised reasonable care to maintain the confidentiality of all Owned Intellectual Property not otherwise protected by Patents, Copyrights, or Trademarks and which the Business Entities or Related Entities desire to maintain as confidential;

(ix) the Systems operate and perform in a manner that permits the Business Entities and the Related Entities to conduct their respective businesses as currently conducted and, to the Company’s Knowledge, no person has gained unauthorized access to the Systems; and

(x) the Business Entities and Related Entities have taken commercially reasonable steps to safeguard the internal and external integrity of the Systems and implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.18. Real Property.

(a) Section 4.18(a) of the Company Disclosure Schedule accurately lists the street address of each parcel of Owned Real Property. A Business Entity has good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances. No condemnation proceeding or similar proceeding at Law or in equity before any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Owned Real Property. To the Knowledge of the Company, all of the Owned Real Property is in good operating condition and repair, subject only to ordinary wear and tear, and there are no facts or conditions affecting the Owned Real Property that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. To the Knowledge of the Company, (i) there are no violations of any statutes, Laws, regulations, rules, ordinances, permits, certificates of occupancy, requirements, or Governmental Orders or decrees of any kind whatsoever (including zoning, subdivision, use or building statutes, Laws or ordinances and environmental protection Laws, rules, or regulations) affecting the Owned Real Property, and (ii) the operation and use of the Owned Real Property does not violate any building permits or any conditions, easements, or rights-of-way, affecting the Owned Real Property.

(b) Section 4.18(b) of the Company Disclosure Schedule accurately lists the street address and suite number, if any, of each parcel of Leased Real Property, the current lessor, lessee, and occupant (if different from lessee) of each parcel of Leased Real Property, and whether such parcel of Leased Real Property is the subject of a sublease. The Company has made available to Parent true and complete copies of the leases, subleases, licenses, or other use or occupancy agreements in effect as of the date of this Agreement relating to each parcel

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of Leased Real Property (the “Leases”). There has not been any sublease or assignment entered into by any Business Entity or Related Entity with respect to any Leased Real Property. Each Lease is in full force and effect, valid and binding on the applicable Business Entity and any Related Entity that is a party thereto. None of the Business Entities or Related Entities is in material breach of, or material default under, any Lease to which it is a party. No tenant or subtenant under any Lease is holding over beyond the expiration of its Lease, except with the consent of the landlord under such Lease (and not pursuant to any hold over provision in such Lease). To the Knowledge of the Company, all of the Leased Real Property is in good operating condition and repair, subject only to ordinary wear and tear, and there are no facts or conditions affecting the Leased Real Property that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof.

Section 4.19. Employee Benefit Matters.

(a) Section 4.19(a) of the Company Disclosure Schedule accurately lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material employment agreements (which will include any employment agreement that provides for severance, change of control or retention benefits or includes material notice or pay-in-lieu of notice provisions) (provided, however, that, with respect to employment agreements with physicians in their capacity as physicians, Section 4.19(a) of the Company Disclosure Schedule may list only those employment agreements that provide for change of control or retention benefits, equity awards, notice or pay-in-lieu of notice provisions in excess of ninety (90) days, severance benefits in excess of the lesser of $50,000 or ninety (90) days of pay, annual compensation in excess of $500,000, or termination provisions that do not allow the employment agreement or relationship to be terminated with or without cause for a specified period of time), and all material bonus, incentive compensation, deferred compensation, change-in-control, severance pay, unit option, phantom unit, or other equity-based compensation, retention, or fringe plans, programs, arrangements, or agreements (A) to which any of the Business Entities is a party, (B) that are maintained, contributed to or sponsored by the Business Entities or their ERISA Affiliates and under which any current or former Business Employee or consultant or independent contractor of the Business Entities (or any of their respective beneficiaries) has any present or future right to benefits, or (C) under which any of the Business Entities or their ERISA Affiliates has any direct or indirect Liability, whether contingent or otherwise, with respect to any current or former Business Employee or consultant or independent contractor of the Business Entities (or any of their respective beneficiaries); (ii) all employee benefit plans for which the Business Entities could incur Liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; and (iii) all employee benefit plans for which the Business Entities could incur Liability under Section 4212(c) of ERISA.

(b) The Company has made available to Parent with respect to each applicable Plan correct and complete copies of: (i) the annual report (if required under ERISA) with respect to each such Plan for the last three years (including all schedules and attachments); (ii) the current summary plan description, if any, together with each summary of material modification required under ERISA with respect to such Plan; (iii) the most recent determination or opinion letter issued by the IRS with respect to each applicable Plan; (iv) each written Plan (including all amendments not incorporated into the documentation for each such plan); (v) the most recent actuarial valuation report, if any; (vi) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Plan; and (vii) all material correspondence to or from any Governmental Authority relating to any Plan.

(c) Neither the Company nor any ERISA Affiliate has any plan or commitment to adopt, establish, or enter into any new Plan or to modify any Plan (except to the extent required by Law or to conform any such Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

(d) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws and all contributions (including employee elective deferral contributions)

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and payments and premiums required to have been made to or under any Plan have been timely made (or otherwise properly accrued), and nothing has occurred with respect to the operation of the Plans that could reasonably be expected to cause the imposition of any material Liability, penalty, or tax on the Business Entities or Parent under ERISA, the Code, or applicable Laws. Each of the Business Entities has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of any Plan, and, to the Knowledge of the Company, there is no material default or violation by any party with respect to any Plan.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received and is entitled to rely upon a favorable determination letter from the IRS with respect to such Plan as to its qualified status under the Code, and, to the Knowledge of the Company, no fact, circumstance, event, or omission has occurred and no Business Entity or ERISA Affiliate has failed to take any action with respect to any such Plan that could reasonably be expected to adversely affect such determination. To the Knowledge of the Company, each Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and each such Plan is in compliance with the filing requirement set forth in 29 C.F.R. §2520.104-23.

(f) No Plan is, and neither the Company nor any ERISA Affiliate has previously or currently maintains, contributes to, or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to, or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent, or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code.

(g) The Business Entities have neither sponsored, maintained, administered, contributed to, had any obligation to contribute to, nor incurred any other material Liability under or with respect to any Plan which provides health, life or other coverage for former officers or Business Employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar state Laws.

(h) With respect to each applicable Plan, (i) none of the Business Entities or any of their respective managers, directors, partners, officers, or employees have incurred any material Liability in connection with any non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA (and not otherwise exempt under Section 408 of ERISA), (ii) there are no Actions pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Plan or fiduciary thereto or against the assets of any such Plan, and (iii) there are no audits, inquiries, or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Plan.

(i) There is no Plan, agreement, arrangement, or other Contract covering any Business Employee, and no payments have been made or will be made to any Business Employee, that, considered individually or considered collectively with any other Plan, agreement, arrangement, or contract or payments, will be, or could reasonably be expected to be, characterized as an “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). There is no written or unwritten agreement, arrangement, or other Contract by which the Business Entities are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

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(j) Each “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code (together with the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”) and has been, since January 1, 2009, in documentary and operational compliance with Section 409A. There is no Contract, agreement, plan, or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former Business Employee or consultant or independent contractor of the Business Entities (or any of their respective beneficiaries), which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross-up payment to any person for Tax-related payments under Section 409A of the Code.

(k) Except in connection with the treatment of Company Options as set forth in Section 3.01(b) of this Agreement, the execution of this Agreement and the consummation of the Transactions will not (either alone or together with any other event) entitle any current or former Business Employee or consultant or independent contractor of the Business Entities (or any of their respective beneficiaries) to severance pay, bonus, retirement, job security, or other compensation or accelerate the time of payment or vesting or trigger any funding obligation (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Plan.

(l) Neither the Company nor any ERISA Affiliate currently, nor has the Company or any ERISA Affiliate ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Business Employees who perform services outside the United States.

Section 4.20. Labor Matters.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all current Business Employees with titles of Vice President or above, including each such employee’s name, title, employing Business Entity, and present annual compensation (including bonuses, commissions, and deferred compensation). The employment of each current Business Employee with annual compensation in excess of $500,000 is terminable at will without notice, cost or liability to any Business Entity, except for payment of wages earned prior to the time of termination.

(b) None of the Business Entities is a party to any collective bargaining agreement, works council agreement or other similar labor-related Contract applicable to any Business Employee, and, to the Knowledge of the Company, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Business Employee. No work stoppage, slowdown, lockout, strike, or other material labor or similar activity or dispute concerning Business Employees is pending or threatened, and none has taken place since January 1, 2007. None of the Business Employees is represented by any works council or other form of collective employee representation.

(c) The Business Entities (i) are in compliance in all material respects with all Laws related to the employment of labor, including those related to wages, overtime regulations, hours of work, occupational safety and health, visa and work permit requirements; and (ii) are not liable for any material amount of arrears of wages or penalties for failure to comply with such Laws. There are no Actions pending or, to the Knowledge of the Company, threatened between any of the Business Entities or Related Entities and any of the Business Employees.

Section 4.21. Taxes.

(a) No Business Entity or Related Entity is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) for any Taxes solely by reason of such Business Entity or Related Entity being included at any time before the Closing Date in any consolidated, affiliated, combined, or unitary or other tax group with any Person that is not a Business Entity or a Related Entity.

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(b) All income and other material Tax Returns required to have been filed by the Business Entities or the Related Entities have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns were true, correct, and complete in all material respects. Each of the Business Entities and the Related Entities that has filed an income Tax Return as a partnership for federal or state income tax purposes was properly characterized as a partnership for federal or state income tax purposes with respect to the period it filed such income Tax Return, and each of the Business Entities and the Related Entities that has been treated on a Tax Return filed by a Business Entity or a Related Entity as an entity that is not separate from its owner for federal or state income tax purposes (also referred to as a “disregarded entity”) was properly so treated on such Tax Return.

(c) All material Taxes shown to be due and owing on any Tax Returns filed by the Business Entities or the Related Entities and all material Taxes otherwise due and owing by the Business Entities or the Related Entities have been timely paid or will be timely paid.

(d) There are no Tax liens on any assets of the Business Entities or on any assets of the Related Entities (other than Permitted Encumbrances).

(e) The Company has made available to Parent true and complete copies of (i) all income tax audit reports, statements of deficiencies, and closing or other agreements received by the Business Entities or the Related Entities for all periods ending on and after January 1, 2007, and (ii) all U.S. federal income and all California, Nevada, and Florida income or franchise Tax Returns for the Business Entities and the Related Entities for all periods ending on and after January 1, 2007, along with all applicable workpapers (including any workpapers prepared for purposes of Financial Accounting Standards Board Interpretation Number 48 (FIN 48) or otherwise).

(f) There are no material federal, state, local, or foreign or other audits, examinations, actions, or suits relating to Taxes or any Tax Returns of the Business Entities or the Related Entities now pending, and none of the Business Entities or Related Entities (i) has received any written notice of any threatened or proposed Tax audit, examination, refund litigation, claim, deficiency, assessment, or adjustment in controversy with respect to the Business Entities or the Related Entities for which the Business Entities or Related Entities have not made adequate provisions in the Audited Financial Statements or the Unaudited Financial Statements, as applicable, or (ii) to the Company’s Knowledge, expects to receive written notice that it has not filed an income Tax Return or other material Tax Return or paid material Taxes required to be filed or paid by them.

(g) There is no written agreement in effect to extend the period of limitations for the assessment or collection of any income or other Tax for which the Business Entities or the Related Entities may be liable.

(h) None of the Business Entities or the Related Entities will have any continuing obligations under any Tax sharing agreement or Tax indemnity agreement following the Closing other than an agreement that is by and among Business Entities or by and among Related Entities (or by and among any of the Business Entities and any of the Related Entities) and that has been listed in Section 4.21(a) of the Company Disclosure Schedule.

(i) None of the Business Entities or the Related Entities is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Within the past five (5) years, none of the Business Entities or the Related Entities has ever been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and with respect to a transaction described in Section 355 of the Code.

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(k) None of the Business Entities or Related Entities has entered into any (i) “listed transaction,” within the meaning of Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) or (ii) other transaction that has been similarly identified as a transaction having the potential for Tax avoidance in a published listing that has been publicly issued by a state, local, or other Governmental Authority.

(l) None of the Business Entities or the Related Entities has made an election under Section 108(i) of the Code.

(m) Each of the Business Entities and each of the Related Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) All of the Business Entities and all of the Related Entities are “domestic” entities for all applicable U.S. federal income tax purposes.

(o) No Business Entity or Related Entity has received any private letter ruling from the Internal Revenue Service (or any comparable material ruling from any other Governmental Authority).

(p) No Business Entity or Related Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 4.22. Material Contracts.

(a) Section 4.22(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the following written Contracts to which any Business Entity or Related Entity is a party in effect as of the date of this Agreement (such Contracts, together with the Leases and the Company IP Agreements, being “Material Contracts”):

(i) (A) any agreement with any Governmental Authority involving total annual payments in excess of $500,000, and (B) any operating agreement with a Governmental Authority whereby the Company is providing benefits to a Medicare or Medicaid beneficiary;

(ii) each Contract between any Business Entity or Related Entity, on the one hand, and any Payor, on the other hand;

(iii) each Contract between any Business Entity or Related Entity, on the one hand, and any Physician Partner, on the other hand, involving annual revenues, liabilities, payments, expenditures, or receipts in excess of $500,000;

(iv) any pharmacy benefit management agreement or material patient assistance program agreement involving annual expenditures in excess of $750,000;

(v) any agreement or policy for risk sharing or reinsurance with a professional reinsurance company;

(vi) any Contract with any of the top ten (10) Providers during 2011 to the Business Entities and Related Entities in each state in which any Business Entity or Related Entity operates (listed by expenditure by the Business Entities and Related Entities on a combined basis) in each of the following categories: (a) primary care physicians; (b) specialist physicians; (c) hospitals; (d) ambulatory surgery centers; (e) imaging; (f) other ancillary service providers; and (g) skilled nursing facilities and other extended care or subacute care facilities;

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(vii) any Contract under which a Business Entity or Related Entity is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle, or other tangible personal property owned by a third person or entity or (B) a lessor of any tangible personal property owned by a Business Entity or Related Entity, in any case referred to in clauses (A) or (B) that requires future annual payments in excess of $750,000;

(viii) any Contract between a Business Entity or Related Entity and any employee or former employee, officer, manager, director, partner, individual consultant, or independent contractor of a Business Entity or a Related Entity (excluding any Contracts with Providers who are individual consultants or independent contractors) providing for aggregate compensation in excess of $500,000 in any twelve (12) month period (other than any unwritten Contract for the employment of any such employee or former employee implied at law);

(ix) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $750,000 by a Business Entity or Related Entity;

(x) any Contract entered into other than in the ordinary course of business containing covenants of a Business Entity or Related Entity to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $500,000;

(xi) each acquisition or divestiture Contract that contains currently surviving representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that are in effect on the date hereof, other than this Agreement, and could reasonably be expected to result in payments in excess of $500,000 individually or in the aggregate;

(xii) any Contract (A) that limits the right of a Business Entity or a Related Entity to engage in any material aspect of its business, (B) that limits the right of a Business Entity or Related Entity to participate or compete in any line of business, market, or geographic area, (C) pursuant to which a Business Entity or Related Entity has granted “most favored nation” pricing or other similar provision, or (D) that restricts a Business Entity or Related Entity from soliciting (1) potential employees, consultants (other than in the ordinary course of business with information technology consultants), or contractors or (2) other Payors or Providers;

(xiii) any Contract requiring aggregate future payments or expenditures by a Business Entity or Related Entity relating to cleanup, abatement, remediation, or similar actions in connection with environmental liabilities;

(xiv) any Contract that creates a joint venture with another Person (other than another Business Entity) or that creates a material partnership with another Person (other than another Business Entity);

(xv) any Contract under which a Business Entity or Related Entity is a purchaser or supplier of goods and services that, pursuant to the terms thereof, requires or could reasonably be expected to require future payments by such Business Entity or Related Entity in excess of $750,000 per annum;

(xvi) any Contract that relates to indebtedness for borrowed money, any credit agreement, note, bond, mortgage, indenture, or other similar instrument, or any guarantee with respect to an obligation of any other Person that is in effect and could reasonably be expected to result in payments by a Business Entity or Related Entity in excess of $500,000 individually or in the aggregate;

(xvii) any material Contract of a Business Entity or a Related Entity containing “change of control” or similar provisions that would be triggered by the Company’s execution, delivery, or performance of this Agreement, the other Transaction Documents, or the consummation of the Transactions;

(xviii) any material Contract entered into since January 1, 2008, relating to the acquisition or disposition by a Business Entity or Related Entity of any business or any material assets, other than in the ordinary course of business (whether by merger, sale of stock or assets, or otherwise);

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(xix) any Contract entered into by a Business Entity or Related Entity other than in the ordinary course of business that (A) involves aggregate payments by or to a Business Entity or Related Entity in excess of $750,000 per annum or (B) by its terms does not terminate within one (1) year after the date of such Contract and is not cancelable during such period without material penalty or without material payment;

(xx) any Contract to which a Business Entity or a Related Entity is a party the termination or breach of which, or in respect of which the failure to obtain any consent required in connection with this Agreement, the other Transaction Documents, or any of the Transactions, would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xxi) any Contract that imposes any material standstill or similar obligation with respect to any class of equity securities of any Person on any Business Entity or any Related Entity;

(xxii) any Contract that grants a right of first refusal, first offer, or first negotiation, with respect to any assets, rights or properties of a Business Entity or Related Entity; and

(xxiii) all material Contracts (including with respect to Intercompany Indebtedness) between or among the Business Entities, on the one hand, and any Related Entity, on the other hand.

(b) The Company has made available to Parent true and complete copies of all Material Contracts and in cases where templates, forms of agreements, composites or summaries of such Material Contracts have been provided, such templates, forms of agreements, composites and summaries are true and accurate. Each Material Contract is valid and binding on the applicable Business Entity and any Related Entity that is a party thereto and, to the Knowledge of the Company, the counterparty thereto, and is in full force and effect. None of the Business Entities or the Related Entities is in material breach of, or material default under, any Material Contract to which it is a party.

Section 4.23. Government Contracts. All facts set forth or acknowledged by any representations, claims, or certifications submitted by or on behalf of any Business Entity or any Related Entity in connection with Government Contracts were accurate and truthful in all material respects as of their effective date. None of the Business Entities, the Related Entities, or, to the Company’s Knowledge, any of their respective managers, directors, partners, officers, or other employees has (a) been declared ineligible or otherwise excluded from participation in the award of any Government Contract or from otherwise doing business with any Governmental Authority or (b) made any fraudulent statement (as such concept is defined under applicable Law) to any Governmental Authority in connection with any Government Contract or Government Contract Bid. Each Business Entity’s and each Related Entity’s costs (both direct costs and/or indirect costs) and all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Government Contract are allowable in all material respects pursuant to 48 C.F.R. Part 31.

Section 4.24. Information Technology.

(a) The IT Systems have adequate capability and capacity as are required to enable the Business Entities and the Related Entities to carry on their business, in all material respects, in the manner and in the places in which such relevant parts of its business are currently carried on. The IT Systems are, to the Company’s Knowledge, generally operating in substantial compliance with any applicable service level agreements, and have not since January 1, 2008, been infected by any material virus or other externally induced material malfunction, or been subject to any material breach of security, in each case that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the functioning of the IT Systems taken as a whole. There has been no failure of any portion of the IT Systems that has resulted in a material disruption or interruption in the operation of the Company’s business since January 1, 2008.

(b) Each Business Entity and each Related Entity has implemented commercially reasonable back-up, disaster recovery and business continuity plans, procedures, and facilities. The Company has made available to Parent written descriptions of the disaster recovery and business continuity plans and procedures of the Business Entities and Related Entities.

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(c) Each Business Entity and each Related Entity has maintained, continues to maintain, and has caused its vendors to maintain, at least industry standard safeguards against the destruction or loss of customer data or information in its possession or control. Each Business Entity and each Related Entity has maintained, continues to maintain, and has caused its vendors to maintain at least industry standard systems, security measures, and procedures to guard against the unauthorized access to or alteration of any customer data or information (including any personally identifiable information). To the Company’s Knowledge, no Person has gained unauthorized access to any IT Systems or any customer data or information (including any personally identifiable information).

Section 4.25. Intercompany Transactions. Except for the Contracts set forth in Exhibit F, there are no Contracts or other arrangements between any Business Entity, on the one hand, and any Related Entity, on the other hand. Except for the Contracts set forth in Exhibit F, upon Closing no Related Entity will have any interest in any Asset or Contract of any Business Entity.

Section 4.26. Certain Interests. No Business Entity has any Liability to any officer or member of the board of managers (or equivalent body) of any Business Entity or any Related Entity or to any relative or spouse (or relative of such spouse) of any such officer or member of the board of managers (or equivalent body), other than obligations arising out of the employment (or former employment) of any such individual by such Business Entity or such individual’s service (or former service) on such board of managers (or equivalent body).

Section 4.27. Insurance. Set forth in Section 4.27 of the Company Disclosure Schedule is a list of all material policies of insurance owned or held by the Business Entities or the Related Entities (the “Insurance Policies”), true and complete copies of which have been made available to Parent. With respect to each such Insurance Policy: (i) each Insurance Policy with respect to the Business Entities and Related Entities is legal, valid and binding in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect; (ii) no Business Entity or Related Entity is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such Insurance Policy; and (iii) no notice of cancellation or termination has been received by the applicable Business Entity or Related Entity and, to the Company’s Knowledge, there has been no threatened termination of, or material premium increase with respect to, any of the Insurance Policies. There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied, or disputed by the insurers of such policies.

Section 4.28. Brokers. Except for an arrangement with William J. Goss, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Business Entity.

Section 4.29. Payors and Vendors. Section 4.29 of the Company Disclosure Schedule lists, for the twelve (12) month periods ending on December 31, 2009, 2010, and 2011, (a) all health care service plans, health insurers, health maintenance organizations and/or other private or governmental third-party payors (the “Payors”) of the Related Entities, and (b) the top twenty (20) vendors based on actual expenditures for each of the Related Entities for such period. Section 4.29 of the Company Disclosure Schedule sets forth opposite the name of each such Payor and vendor the approximate percentage and dollar amount of annual revenues or purchases by the Related Entities attributable to such Payor and vendor for the applicable period(s). The Company has provided or will provide Parent with written notice of any Payor and vendor required to be listed in Section 4.29 of the Company Disclosure Schedule that, since December, 2010, (x) has indicated that it will terminate, not renew, cancel, or substantially decrease its business with the Related Entities or (y) has asserted a claim or notice of breach or default in writing against any Related Entity. All of the respective Contracts involving any of the Related Entities with such disclosed Payors and vendors are in writing and signed by or on behalf of the parties thereto, constitute valid, binding, and enforceable agreements of the Company and, to the Knowledge of the Company, the other parties thereto, and were entered into in the ordinary course of business. Such Contracts and

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the compensation that is paid or received under such Contracts comply, in all material respects, with applicable Health Care Laws and other Laws.

Section 4.30. No Reliance. The Company acknowledges that neither Parent, Merger Sub, nor any of their respective directors, officers, employees, agents, advisors, or other representatives (the “Representatives”) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent, Merger Sub, their assets, real property, or business, or other matters that is not included in this Agreement, the Parent Disclosure Schedule, or any certificate delivered pursuant hereto. Without limiting the generality of the foregoing, neither Parent, Merger Sub, nor any of their Representatives has made a representation or warranty to the Company, except as expressly covered by a representation or warranty set forth in ARTICLE V, the Parent Disclosure Schedule, or any certificate delivered pursuant hereto.

Section 4.31. Disclaimer of the Company. EXCEPT AS SET FORTH IN THIS ARTICLE IV AND IN ANY CERTIFICATE DELIVERED PURSUANT HERETO, THE COMPANY NEITHER MAKES NOR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF THE COMPANY COMMON UNITS, THE COMPANY OPTIONS, THE BUSINESS ENTITIES, THE RELATED ENTITIES, OR THE BUSINESS OF THE BUSINESS ENTITIES OR THE RELATED ENTITIES, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Reports filed as of the date hereof or the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01. Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation or company duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all requisite action on the part of each of Parent and Merger Sub. This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company and any other party thereto) this Agreement and the other Transaction Documents to which it is a party constitute a legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 5.02. No Conflict. Assuming that all Consents and other actions described in Section 5.03 have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated and, except as may result from any facts or circumstances relating solely to the Company or its Affiliates, the execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party (including the consummation by Parent and Merger Sub of the Transactions) does not and will not (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of Parent or Merger Sub, (b) conflict with or violate in any material respect any material Law applicable to Parent or Merger Sub, or (c) conflict in any material respect with, result in any material breach

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of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any material Contract to which either Parent or Merger Sub is a party.

Section 5.03. Governmental Consents and Approvals. The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party (including the consummation by Parent and Merger Sub of the Transactions) does not and will not require any Consent of or to or action by any Governmental Authority, except for (i) applicable requirements of the Exchange Act, including the filing with the SEC of the Registration Statement, (ii) any filings required under state securities Laws, (iii) the filing and recordation of appropriate merger documents as required by the CLLCA and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (iv) any filings required by the NYSE, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) applicable requirements, if any, of Health Care Laws set forth on Section 4.07 of the Company Disclosure Schedule, (vii) applicable requirements, if any, of any Program in which Parent or any Parent Subsidiary participates, (viii) where the failure to obtain, file for, or request such Consent would not prevent or materially delay the consummation by Parent of the Transactions, and (vii) as are necessary as a result of any facts or circumstances relating solely to the Company or any of its Affiliates.

Section 5.04. SEC Filings. Since January 1, 2009, Parent has timely filed all reports, registrations, statements, prospectuses, forms, schedules, and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including Forms 10-K, Forms 10-Q, and Forms 8-K (collectively, the “Parent SEC Reports”). All of the Parent SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing SEC review, other than, in each case, with respect to confidential treatment requests. Assuming the accuracy of the Company’s representation set forth in Section 4.11, the Parent SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of the NYSE.

Section 5.05. Capitalization.

(a) The authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (“Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Capital Stock”). Other than Parent Capital Stock, there are no shares of capital stock authorized, issued, or outstanding. As of April 30, 2012, there were outstanding (i) 94,022,099 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock and (iii) 9,355,470 stock-settled stock appreciation rights and stock options, 17,500 cash-settled stock appreciation rights, and 489,527 stock units granted and outstanding under the 2011 Incentive Award Plan. All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock that may be issued pursuant to any stock plan of Parent or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

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Section 5.06. Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules) of Parent contained in the Parent SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented the consolidated financial position of Parent and the consolidated Parent Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows, and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Parent and the Parent Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect.

(b) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

Section 5.07. Information Provided.

(a) The information supplied by or on behalf of Parent (i) for inclusion or incorporation in the Registration Statement, or (ii) for inclusion or incorporation in the Financing Registration Statement or any amendment or supplement thereto, shall not at the time such registration statement becomes or is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information supplied by or on behalf of Parent for inclusion in the Prospectus, or any amendment or supplement thereto, to be sent to the Members in connection with the Merger and the other Transactions shall not, on the date the Prospectus is first mailed to the Members and at the time of the Member Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading

Section 5.08. Absence of Undisclosed Liabilities. There are no Liabilities of Parent or the Parent Subsidiaries that would be required to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of Parent or the Parent Subsidiaries prepared in accordance with GAAP, other than Liabilities (a) reflected or properly reserved against in the Parent Financial Statements or (b) incurred since December 31, 2011 in the ordinary course of business of Parent or the Parent Subsidiaries consistent with past practice.

Section 5.09. Conduct in the Ordinary Course. Except as otherwise contemplated, required, or permitted by this Agreement, since December 31, 2011, (a) the business of Parent and the Parent Subsidiaries has been conducted in the ordinary course and consistent with past practice and (b) there has not occurred, nor has any event or circumstance occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.10. Financing. Parent has delivered to the Company true, correct and complete fully executed copies of the commitment letters, related term sheets, and all other related letter agreements or other agreements in effect on the date hereof (including all exhibits, schedules, annexes, and amendments thereto), which may be redacted with respect to agent or arranger fees payable solely to JPMorgan or discounts payable to all underwriters or initial purchasers with respect to the Unsecured Financing (collectively, the “Financing Letter”) from JPMorgan Chase Bank, N.A. (the “Lender”) and J.P. Morgan Securities LLC (“JPMorgan Securities” and together with the Lender, “JPMorgan”), pursuant to which, upon the terms and subject to the conditions set forth in the Financing Letter, (i) the Lender has committed to provide a portion of debt financing in the form of loans in the aggregate amount set forth in the Financing Letter (the debt financing in such amount, the “Committed Financing”), (ii) JPMorgan Securities has agreed to use commercially reasonable efforts to arrange debt financing on an uncommitted basis in the form of loans in an aggregate principal amount set forth therein for the purpose of financing the Transactions and the other purposes set forth in such Financing Letter (the debt financing in such amount, the “Syndicated Senior Secured Financing” and, together with the Committed Financing, collectively the “Senior Secured Financing”), and (iii) Parent has engaged JPMorgan Securities on an uncommitted basis to act as bookrunning manager, underwriter, placement agent, and/or initial purchaser in connection with the issuance and sale of unsecured debt securities in the principal amount set forth therein (the “Unsecured Financing Amount”) for the purpose of financing the Transactions and the other purposes set forth in such Financing Letter (the issuance and sale of such unsecured debt securities, the “Unsecured Financing” and, together with the Senior Secured Financing, the “Financing”). The Financing Letter has been duly executed and delivered by and constitutes the legal, valid, and binding obligation of each of Parent and, to the Knowledge of Parent, each of the Lender and JPMorgan Securities to the extent a party thereto. The Financing Letter has not, as of the date hereof, been withdrawn, rescinded, or terminated or otherwise amended, supplemented, or modified in any respect. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions in the Financing Letter will not be satisfied, or that the Financing will not be made available on a timely basis in order to consummate the Transactions. As of the date of this Agreement, neither the Lender nor JPMorgan Securities has notified Parent or Merger Sub in writing of its intention to withdraw the Financing Letter. As of the date hereof, if the Financing were consummated on the date hereof, the net proceeds thereof, together with available cash, would be sufficient to fully pay in cash all amounts required to be paid in cash by Parent and Merger Sub to consummate the Transactions, including as required by Section 3.04(a). As of the date hereof, other than the Financing Letter and the Existing Credit Agreement (as defined in the Credit Facility Financing Letter) and the financing documents related to and contemplated by the Existing Credit Agreement but not entered into in connection with the Merger, there are no agreements, side letters, understandings, or arrangements that establish legally binding terms of or conditions with respect to the Financing to which Parent, Merger Sub, or any of their respective Affiliates is a party. As of the Closing Date, if the Financing were consummated on or before the Closing Date, Parent will have all necessary funds to make each payment required by Section 3.06 when due. As of the Closing Date, there will exist no express restriction in the Financing Agreement or any other material agreement by which Parent is bound on Parent’s ability to make any payment required by Section 3.06. As of the date hereof, to the Knowledge of Parent, the making of any payment required by Section 3.06 would not constitute a material breach of or default under any material agreement to which Parent is a party or a material violation of Law to which Parent or any of its properties is subject, other than the Existing Credit Agreement (as defined in the Credit Facility Financing Letter) and the financing documents related to and contemplated by the Existing Credit Agreement but not entered into in connection with the Merger.

Section 5.11. Healthcare Regulatory Compliance.

(a) Parent and the Parent Subsidiaries are in compliance with, in all material respects, any Health Care Laws which regulate their operations, activities, or services, and any Governmental Orders pursuant to any Health Care Laws applicable to Parent, the Parent Subsidiaries, or any assets owned by any of them.

(b) (i) Neither Parent nor the Parent Subsidiaries (A) have, since January 1, 2006, received any written communication from a Governmental Authority that alleges that Parent or the Parent Subsidiaries have committed a material violation of any Health Care Laws, (B) to the Knowledge of Parent, is under an

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investigation by a Governmental Authority that alleges that Parent or a Parent Subsidiary has committed a material violation of any Health Care Laws, (C) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, been charged with any act that would subject Parent or the Parent Subsidiaries to liability for criminal or civil money penalties, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Health Care Laws, or (D) is currently, nor, since January 1, 2006, has been a party or subject to a corporate integrity agreement required by the Office of Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority, and, (ii) neither Parent nor any Parent Subsidiary has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority for an alleged violation of any Health Care Laws. As of the date hereof, there are no restrictions imposed by any Governmental Authority upon the business, activities, or services of Parent or any Parent Subsidiary that would prevent Parent or any Parent Subsidiary from operating as it currently operates or intends to operate.

(c) During the three (3) years prior to the date of this Agreement, Parent and the Parent Subsidiaries have timely filed all reports, statements, documents, registrations, filings, and submissions required to be filed by them under applicable Laws (including Health Care Laws), except where the failure to do so would not reasonably be expected to be material to the operation of Parent’s business enterprise taken as a whole. Each of such filings were complete, correct and in compliance with applicable Law and no deficiencies or Liabilities have been asserted by any Governmental Authority with respect thereto, except as would not reasonably be expected to be material to the operation of Parent’s business enterprise taken as a whole.

(d) To the Knowledge of Parent, (A) neither Parent nor any of the Parent Subsidiaries is currently suspended, excluded or debarred from contracting with the federal or any state government, (B) neither Parent nor any of the Parent Subsidiaries has received written notice from any of the Programs relating to any investigations or Action that would result in any Parent or any Parent Subsidiary or any Person employed by or contracting with Parent or any Parent Subsidiary being excluded or debarred from any such Programs, and (C) none of the current employees of, or independent contractors providing services to, Parent or any Parent Subsidiary: (i) has been excluded, debarred or otherwise suspended from participating in a Program, or (ii) has engaged in any activity that would reasonably be expected to subject Parent or any Parent Subsidiary to civil money penalties under applicable Health Care Laws, mandatory exclusion, or permissive exclusion from a Program.

(e) (i) The billing practices of Parent and Parent Subsidiaries are in compliance with all applicable Health Care Laws; (ii) no billing audits or audits by recovery audit contractors have occurred within three (3) years prior to the date hereof nor are any such audits currently ongoing, noticed to Parent or any Parent Subsidiary or, to the Knowledge of Parent, threatened; (iii) Parent and the Parent Subsidiaries are in compliance with their respective patient grievance programs; and (iv) no “balance” billing has been done by Parent or any Parent Subsidiary unless permitted contractually and by Law, i.e., no billing of patients for balances due in excess of payments by Payors where such billing is prohibited by the terms of Payor contracts of Parent or any Parent Subsidiary or applicable Health Care Law.

(f) Parent, and to the Knowledge of Parent, each of the Providers employed by or contracting with Parent or any Parent Subsidiary, meet all requirements of participation and payment of the applicable Programs and other third party payment programs and are a party to valid participation agreements for payment by such payment programs. There is no civil, criminal, administrative, or other action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand pending, received or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the Knowledge of Parent, any employed or contracted Provider, that could result in Parent’s, any Parent Subsidiary’s or Provider’s exclusion or debarment from participation in any of the Programs or other third party payment programs. To the Knowledge of Parent, there is no pending civil or criminal investigation of any employed or contracted Providers, or, to the Knowledge of Parent, any investigation relating in any way to any violation of any Health Care Laws by employed or contracted Providers.

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(g) Parent and the Parent Subsidiaries have compliance programs reasonably designed to cause Parent and the Parent Subsidiaries and their respective agents, employees, and downstream contractors to be in compliance with all applicable Health Care Laws.

(h) To the Knowledge of Parent, no managers, directors, partners, members, or officers of Parent or any Parent Subsidiary nor any of their respective agents or employees has directly or indirectly made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or inducement to any Person or entered into any financial arrangement, regardless of form, including any fee-splitting arrangement with, any actual or potential patient, Provider, supplier, governmental employee, Medicare or Medicaid beneficiaries or other actual or potential insureds, or other Person in a position to assist or hinder Parent and/or the Parent Subsidiaries in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), or any analogous state or federal Laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law.

Section 5.12. Government Contracts. All facts set forth or acknowledged by any representations, claims, or certifications submitted by or on behalf of Parent or any of the Parent Subsidiaries in connection with Parent Government Contracts were accurate and truthful in all material respects as of their effective date. None of Parent, the Parent Subsidiaries, or, to Parent’s Knowledge, any of their respective managers, directors, partners, officers, or other employees has (a) been declared ineligible or otherwise excluded from participation in the award of any Parent Government Contract or from otherwise doing business with any Governmental Authority or (b) made any fraudulent statement (as such concept is defined under applicable Law) to any Governmental Authority in connection with any Parent Government Contract or Parent Government Contract Bid. Parent’s and each of the Parent Subsidiaries’ costs (both direct costs and/or indirect costs) and all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Parent Government Contract are allowable in all material respects pursuant to 48 C.F.R. Part 31.

Section 5.13. Litigation. There is no Action by or against Parent or any of its Affiliates pending or, to the Knowledge of Parent, threatened, that would (i) materially and adversely affect the legality, validity, or enforceability of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions, or (ii) result, or would reasonably be expected to result, in any Liability which would be material to Parent or the Parent Subsidiaries, taken as a whole.

Section 5.14. Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of entering into this Agreement and engaging in the Transactions. The issued and outstanding limited liability company interest of Merger Sub is validly issued, fully paid, and nonassessable and is wholly owned, beneficially and of record, by Parent or one or more wholly owned Parent Subsidiaries. Except for obligations and liabilities incurred in connection with its formation, this Agreement, and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 5.15. Brokers. Except for J.P. Morgan Securities LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent. Parent is solely responsible for the fees and expenses of J.P. Morgan Securities LLC.

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Section 5.16. No Reliance. Each of Parent and Merger Sub acknowledges that neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business Entities, Related Entities, their assets, real property, or business, or other matters that is not included in this Agreement, the Company Disclosure Schedule, or any certificate delivered pursuant hereto. Without limiting the generality of the foregoing, neither the Company nor any of its Representatives has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Business Entities’ or Related Entities’ businesses or (b) any material, documents or information relating to the Business Entities and Related Entities made available to Parent or Merger Sub or their counsel, accountants, or advisors in the Company’s electronic data room, management presentations, or otherwise, except as expressly covered by a representation or warranty set forth in ARTICLE IV, the Company Disclosure Schedule, or any certificate delivered pursuant hereto.

Section 5.17. Disclaimer of Parent and Merger Sub. EXCEPT AS SET FORTH IN THIS ARTICLE V AND IN ANY CERTIFICATE DELIVERED PURSUANT HERETO, NEITHER PARENT NOR MERGER SUB MAKES NOR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF PARENT COMMON STOCK, PARENT, MERGER SUB, OR THE BUSINESS OF PARENT AND THE PARENT SUBSIDIARIES, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Conduct of Business Prior to the Closing.

(a) The Company covenants and agrees that, except as described in Section 6.01(a) of the Company Disclosure Schedule, as expressly contemplated, permitted, or required by this Agreement, or as required by applicable Law, between the date hereof and the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, the Company shall, and shall cause each Business Entity and Related Consolidated Entity to (i) conduct its business in the ordinary course in all material respects, (ii) use its commercially reasonable efforts to preserve intact in all material respects the business organization and operations of such Business Entity or Related Consolidated Entity, and (iii) use its commercially reasonable efforts to keep available the services of key employees and to preserve the relationships with Payors, Providers, and others having business dealings with such Business Entity or Related Consolidated Entity; provided, however, that no action by such Business Entity or Related Consolidated Entity with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action would constitute a breach of one or more of the provisions of Section 6.01(b).

(b) Without limiting the generality of the foregoing, except as described in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated, permitted, or required by this Agreement, or as required by applicable Law, the Company covenants and agrees that, between the date hereof and the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), none of the Business Entities or Related Consolidated Entities shall, and the Company shall cause each Business Entity and Related Consolidated Entity not to:

(i) amend or restate the Governing Documents of any Business Entity or Related Consolidated Entity;

(ii) make or pay any dividend or other distribution in cash with respect to any of its equity interests if, as a result of such dividend or other distribution, the Net Working Capital minus the Indebtedness Amount would reasonably be expected to be less than the Target, other than quarterly tax distributions in the ordinary course of business and consistent with past practice;

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(iii) issue, sell, transfer, pledge, or otherwise dispose of any equity interests, notes, bonds, or other securities of any Business Entity or Related Consolidated Entity (or any option, warrant, or other right to acquire the same) or redeem or repurchase any of the equity interests of any Business Entity or Related Consolidated Entity, other than, in each case, (x) transactions between or among Business Entities and Related Consolidated Entities, (y) exercises of Company Options and issuance of Company Common Units in connection therewith, and (z) granting of Stock-Based Awards in accordance with, and subject to, the terms and conditions set forth in Section 6.18(a);

(iv) effect any recapitalization, reclassification, stock split, or like change in the capitalization of any Business Entity or Related Consolidated Entity;

(v) make any change in any method of accounting or accounting practice or policy used by any Business Entity or Related Consolidated Entity, other than such changes as are required by GAAP or a Governmental Authority;

(vi) make, or enter into any new commitment for, any individual capital expenditures in excess of $750,000 or $15,000,000 in the aggregate;

(vii) acquire (i) by merger or consolidation, by the purchase of all or a substantial portion of its assets or equity interests, or by any other manner any business or any Person or (ii) any assets in excess of $1,000,000;

(viii) transfer, sell, lease, license, subject to any Encumbrance (other than Permitted Encumbrances), or otherwise dispose of any properties or assets that are material, in the aggregate, to any Business Entity or Related Consolidated Entity, other than in the ordinary course of business and consistent with past practice and other than obsolete properties or assets;

(ix) incur or assume any Liabilities, obligations, or indebtedness for borrowed money or guarantee or otherwise provide credit support in respect of any such Liabilities, obligations, or indebtedness, other than in the ordinary course of business and consistent with past practice;

(x) except as required to comply with Plans existing on the date hereof that have been disclosed to Parent, (i) increase the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by a Plan, to its current and former managers, directors, partners, officers, or employees, (ii) grant any severance or termination pay or retention payments or benefits to, or enter into or amend or terminate any employment, severance, retention, change in control, consulting, or termination Contract with, any current or former manager, director, partner, officer or other employee of the Business Entities or Related Consolidated Entities, (iii) establish, adopt, enter into, amend or terminate any bonus, profit-sharing, thrift, compensation, unit option, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any current or former manager, director, partner, officer or employee, (iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, or (v) terminate the employment (other than for cause), change the title, office, or position, or materially reduce the responsibilities of any key employee or any other officer or other key personnel of the Business Entities or Related Consolidated Entities;

(xi) grant or announce any increase or decrease in the salaries, bonuses, or other benefits payable by any Business Entity or Related Consolidated Entity to any employee of any Business Entity or Related Consolidated Entity, other than (x) in the ordinary course of business and consistent with past practice or (y) as set forth in Section 6.01(b)(xi) of the Company Disclosure Schedule;

(xii) establish, adopt, or enter into any collective bargaining agreement or other labor union Contract;

(xiii) enter into or materially modify any Contract with any of its officers or members of the board of managers (or equivalent body) (or, to the Company’s Knowledge, with any relative, spouse, beneficiary, or

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Affiliate of such Persons), other than obligations incidental to the employment (or former employment) of any such individual by such Business Entity or Related Consolidated Entity or such individual’s service (or former service) on such board of managers (or equivalent body);

(xiv) other than in the ordinary course of business and consistent with past practice, fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(xv) commence any suit, arbitration, or other proceeding or amend, terminate, settle, or compromise any claim by or against any Business Entity or Related Consolidated Entity, other than in the ordinary course of business, and other than to enforce the rights of the Company under this Agreement, in each case involving an amount in excess of $750,000 or involving injunctive or other equitable relief or a finding or admission of any violation of applicable Law or violation of the rights of any Person;

(xvi) enter into, extend, materially amend, waive any material provision of, cancel, or terminate any Material Contract, employment, bonus, or other compensation Contract, or any Contract that if entered into prior to the date hereof would be a Material Contract, other than in the ordinary course of business and consistent with past practice;

(xvii) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations, and activities of the Business Entities or Related Consolidated Entities as are currently in effect or fail to report any claim to the applicable insurance carriers, including all risk retention group carriers;

(xviii) adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, or other reorganization of any Business Entity or Related Consolidated Entity;

(xix) make or change any Tax election, change any annual accounting period, adopt or change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of increasing the Tax liability of any Business Entity or a Related Consolidated Entity for any period ending after the Closing Date or decreasing any Tax attribute of any Business Entity or a Related Consolidated Entity existing on the Closing Date; or

(xx) agree to take any of the actions specified in Section 6.01(b)(i) -(xix).

Section 6.02. Member Meeting; Section 280G Approval.

(a) As soon as reasonably practicable following the Registration Statement being declared effective under the Securities Act by the SEC, (i) the Company shall cause a meeting of its members (the “Member Meeting”) to be duly called and held in accordance with the Governing Documents of the Company and applicable Law, for the purpose of voting on the Member Approval, (ii) the Company shall mail to its Members the Prospectus and such documentation as is required by Law or the Company’s Governing Documents prior to the Member Meeting and in accordance with the Governing Documents of the Company and applicable Law, and (iii) the Company Board shall recommend the Member Approval by the members of the Company. In connection with the Member Meeting, the Company shall use its commercially reasonable efforts to obtain the Member Approval and shall otherwise comply in all material respects with all Laws applicable to the Member Meeting.

(b) The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, prior to mailing or delivering the stockholder solicitation proposals described in Section 6.02(c) below to the stockholders of DNH Medical Management, Inc. and JSA Holdings, Inc., a Parachute Payment Waiver from each Person who is or reasonably could be, with respect to DNH Medical Management, Inc. or JSA Holdings, Inc., a “disqualified individual,” as determined immediately prior to the initiation of the stockholder solicitation required by subsection (c) below, and who reasonably might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code.

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(c) With respect to each of DNH Medical Management, Inc. and JSA Holdings, Inc., no later than thirty (30) days prior to the Closing, the Company shall mail or deliver a stockholder solicitation proposal to be voted on by the stockholders of the respective entity in accordance with the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements of each individual who executes a Parachute Payment Waiver that, in the absence of the executed Parachute Payment Waivers by the affected Persons under subsection (b) above, might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (which determination shall be made by the Company and shall be subject to review and approval by Parent which shall not be unreasonably withheld, conditioned, or delayed), with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of the Treasury Regulations.

Section 6.03. No Solicitation of Competing Transactions. From the date hereof until the Closing or such earlier date on which this Agreement may be terminated in accordance with its terms, the Company shall not, and shall cause each other Business Entity and Related Consolidated Entity and its and their respective Representatives not to, directly or indirectly, (a) initiate, solicit, or encourage any proposal or any inquiry that may reasonably be expected to lead to any proposal concerning the sale of any Business Entity or Related Consolidated Entity or any business thereof (whether by way of merger, purchase of equity interests, purchase of assets, or otherwise) or a sale of any material assets of any Business Entity or Related Consolidated Entity or any transaction the consummation of which would be inconsistent with or interfere with or prevent or delay, in any way whatsoever, the consummation of the Transactions (a “Competing Transaction”); or (b) hold any discussions or enter into any Contracts or other arrangements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate, or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, the Company or any Affiliate thereof is approached in any manner by a third party concerning a Competing Transaction, the Company shall promptly, and in any event within twenty-four (24) hours of such contact, inform such third party of the restrictions set forth in this Section 6.03 and inform Parent regarding such contact.

Section 6.04. Access to Information.

(a) The terms of the mutual non-disclosure agreement, dated as of June 8, 2011 (the “Confidentiality Agreement”), between the Company and Parent, are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 9.02 hereof in accordance with its terms.

(b) Subject to the Confidentiality Agreement, from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, upon reasonable notice, the Company shall, and shall cause each Business Entity and Related Consolidated Entity and each of their respective Representatives to (i) afford Parent and its authorized Representatives reasonable access to the officers, personnel, properties, Contracts, and books and records of the Business Entities and Related Consolidated Entities and (ii) furnish to the authorized Representatives of Parent such additional financial and operating data and other information regarding the Business Entities and Related Consolidated Entities (or copies thereof) as Parent and its authorized Representatives may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of the Business Entities or Related Consolidated Entities. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide any such access or disclose any such information to Parent if such

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disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws (including any Health Care Laws), fiduciary duty, or binding confidentiality agreement entered into prior to the date hereof (but shall use commercially reasonable efforts to provide Parent with alternative disclosure sufficient to convey the economic effect of the matter). When accessing any of the properties of the Business Entities or Related Consolidated Entities, Parent shall, and shall use reasonable efforts to cause its Representatives to, comply with all safety and security requirements for such property.

(c) Subject to the Confidentiality Agreement, from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, upon reasonable notice, Parent shall, and shall cause its Representatives to (i) afford the Company and its authorized Representatives reasonable access to the officers, personnel, properties, Contracts, and books and records of Parent and the Parent Subsidiaries and (ii) furnish to the authorized Representatives of the Company such additional financial and operating data and other information regarding Parent and the Parent Subsidiaries (or copies thereof) as the Company and its authorized Representatives may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Company’s expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of Parent’s business. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide any such access or disclose any such information to the Company if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws (including any Health Care Laws), fiduciary duty, or binding confidentiality agreement entered into prior to the date hereof (but shall use commercially reasonable efforts to provide the Company with alternative disclosure sufficient to convey the economic effect of the matter). When accessing any of the properties of Parent or the Parent Subsidiaries, the Company shall, and shall use reasonable efforts to cause its Representatives to, comply with all safety and security requirements for such property.

Section 6.05. Certain Notifications.

(a) From the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, the Company shall promptly notify Parent in writing of its becoming aware of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 7.02 becoming incapable of being satisfied.

(b) From the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, Parent shall promptly notify the Company in writing of its becoming aware of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 7.01 becoming incapable of being satisfied.

(c) Each party shall give prompt notice to each other party of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from any Governmental Authority or other third party with respect to this Agreement or the consummation of the Transactions.

Section 6.06. Regulatory and Other Authorizations; Notices and Consents.

(a) Each party hereto agrees to, and shall cause its respective Affiliates to, use its commercially reasonable efforts to (i) promptly obtain all Consents of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including taking steps necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority and to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary

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restraining order, or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions, (ii) cooperate fully with the other party in promptly seeking to obtain all such Consents, and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to, and shall cause its respective Affiliates to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, and cooperate with the other parties hereto if required for making such filings under any other applicable antitrust, competition, or trade regulation Law (together with the HSR Act, the “Antitrust Laws”) and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law. Parent shall pay the filing fees required under the HSR Act and all other filing fees required by any Governmental Authority in connection with such Consents.

(b) To the extent permitted by applicable Law and subject to all applicable privileges (including the attorney-client privilege), each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Section 6.06 and permit the other party to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any Governmental Authority relating to such matters. Neither of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), or any other inquiry relating to such matters unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, telephone call, or discussion. Each party hereto shall, and shall cause their respective Affiliates to, coordinate and cooperate fully with the other party hereto in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, investigation, or any other inquiry under any applicable Antitrust Laws. The parties to this Agreement shall, and shall cause their respective Affiliates to, provide each other with copies of all correspondence, filings, or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Neither party shall, and each party shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other applicable Antitrust Law applicable to the Transactions or (ii) obtain all other authorizations, consents, orders, and approvals of Governmental Authorities necessary for the consummation of the Transactions.

(d) Between the date of this Agreement and the Closing, the Company shall, and shall cause the Related Consolidated Entities to, use commercially reasonable efforts to obtain the consent of one or more third parties to assign the contracts set forth on Section 6.06(d) of the Parent Disclosure Schedule to a professional corporation designated by Parent and any such assignment shall only become effective at the Effective Time.

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Section 6.07. Preparation of Prospectus and Registration Statement.

(a) As promptly as reasonably practicable following the date hereof, Parent shall prepare (with the Company’s reasonable cooperation) the Prospectus and prepare and file the Registration Statement with respect to the issuance of Parent Common Stock in the Merger. The Registration Statement and the Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Law. Each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Registration Statement or Prospectus received by such party from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on the Registration Statement and the Prospectus, and any amendment or supplement thereto, and any response by Parent to any SEC comments with respect thereto, prior to filing or transmitting such with the SEC, and will promptly provide the Company with a copy of all such filings or transmittals made with the SEC to the extent not available on EDGAR. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock and the Company shall furnish all information concerning the Company and the holders of Company Common Units as may be reasonably requested in connection with any such action. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time Parent or the Company determines that (i) the Registration Statement includes a misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Prospectus includes a misstatement of a material fact or omits to state any material fact necessary to make the statements therein not misleading, then the party (Parent or the Company) that makes such determination shall promptly notify the other, and Parent shall promptly file an amendment or supplement to such document describing such information to the extent required by Law, or the rules or regulations of the SEC, and the Company shall promptly disseminate such amended or supplemented document to the members of the Company.

(b) The Company and Parent shall reasonably coordinate and cooperate in connection with (i) the preparation of the Registration Statement, the Prospectus, and any other filings that are required to consummate the Merger and the Transactions, (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority is required (or any actions are required to be taken under, or consents, approvals, or waivers are required to be obtained from parties to, any Material Contracts) in connection with the Merger or the other Transactions, and (iii) using commercially reasonable efforts to timely take any such actions (including seeking any such consents, approvals, or waivers) or making any such filings or furnishing information required in connection therewith or with the Registration Statement, the Prospectus, or any other filings.

Section 6.08. Financing.

(a) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that its obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing, and the existence of any conditions contained in the Financing Letter or the Financing Agreement shall not constitute, or be construed to constitute, a condition to the consummation of the Transactions; provided, however, that the foregoing shall not limit in any manner the ability of the Company or Parent to terminate this Agreement in accordance with Section 9.01, the sole remedy for any such termination described in Section 9.03(a)(i), (ii), or (iii), except in the case of an intentional breach of this Agreement by

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Parent or Merger Sub, being the payment by Parent of the Termination Fee and the amounts set forth in Section 9.03(b).

(b) Without limiting Section 6.08(a):

(i) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing as promptly as practicable after the date hereof, including using their reasonable best efforts to (A) maintain in effect, and comply on a timely basis with their obligations under, the Financing Letter, (B) negotiate and enter into, keep in effect, and comply on a timely basis with their obligations under definitive agreements (the “Financing Agreement”) with respect to the Financing, and (C) satisfy on a timely basis all terms and conditions (including conditions precedent) in the Financing Letter or the Financing Agreement, other than obligations of parties to the Financing Letter or the Financing Agreement other than Parent, Merger Sub or any of their respective Affiliates controlled by either of them. Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate the Financing, at or prior to the Closing, if the Financing is available (including that all conditions precedent for the Senior Secured Financing and Unsecured Financing, other than execution and delivery of the Financing Agreement with respect to the Senior Secured Financing or Unsecured Financing, as the case may be, and consummation of the Merger, have been met or concurrently with the consummation of the Senior Secured Financing or Unsecured Financing, as applicable, will be met and no facts or circumstances exist that violate the terms of the Financing Agreement with respect to the Senior Secured Financing and would entitle the lenders to accelerate obligations thereunder) to Parent or Merger Sub on the Anticipated Financing Terms. Parent shall promptly provide the Company with a true, correct, and complete fully executed copy of any amendment, supplement, modification, or waiver to the Financing Letter as promptly as practicable following the execution thereof. Parent shall (x) furnish to the Company complete, correct, and executed copies of the Financing Agreement promptly upon its execution (except that any arranger or agent fees payable solely to JPMorgan may be redacted) and drafts of such documents posted to a lender group and (y) otherwise keep the Company reasonably informed of the status of the efforts of Parent and Merger Sub to arrange the Financing. Each of Parent and Merger Sub will not permit or suffer to exist any express restriction, in the Financing Agreement or otherwise, on Parent’s ability to make any payment required by Section 3.06. Each of Parent and Merger Sub will not enter into any agreement that it knows will be breached by the making of any payment required by Section 3.06.

(ii) Parent shall give the Company prompt notice (x) of any breach or default by any party to the Credit Facility Financing Letter or any Financing Agreement of which Parent becomes aware, or (y) of the receipt of any written notice from JPMorgan or any other lender, initial purchaser, underwriter, holder or trustee with respect to (A) any breach, default, termination, or repudiation by any party to the Financing Letter or the Financing Agreement or any provisions of the Financing Letter or the Financing Agreement or (B) any event, including any dispute or disagreement between or among any parties to the Financing Letter or the Financing Agreement, that would reasonably be expected to prevent or delay the consummation of the Transactions. As soon as reasonably practicable, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence.

(c) The Company shall use its commercially reasonable efforts to, shall cause each of the Business Entities and the Related Consolidated Entities to use their commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause their respective Representatives to use their commercially reasonable efforts to, provide such cooperation in connection with the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Business Entities or the Related Consolidated Entities or involve the payment of any out of pocket expense (other than the fees of Ernst & Young LLP with respect to the preparation of financial information required by this Section 6.08(c) and the fees of Munger, Tolles & Olson LLP) by the Business Entities, the Related Consolidated Entities, or such Representatives that is not advanced by Parent), including using commercially reasonable efforts

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to (i) make senior management of the Company available to participate in meetings, due diligence sessions, presentations, “road shows,” and sessions with rating agencies, (ii) assist with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, and similar documents required in connection with the Financing to the extent such documents described in this clause (ii) contain disclosure reflecting or referring to any of the Business Entities or any of the Related Consolidated Entities, (iii) furnish Parent and the Financing Sources with financial and other pertinent information regarding the Company, the Business Entities, and the Related Consolidated Entities reasonably requested by Parent or the Financing Sources, including financial statements, pro forma financial information, and financial data of the type required by Regulation S-X and Regulation S-K (including Item 303) under the Securities Act or other information customarily included or incorporated by reference in a prospectus or prospectus supplement, as applicable, for a registered offering of debt securities pursuant to a registration statement on Form S-3 for the purpose of financing a significant acquisition and information customarily included in a bank information memorandum for the purpose of financing a significant acquisition, (iv) assist Parent in obtaining customary accountants’ comfort letters, accountants’ consents, legal opinions, surveys, environmental assessments, and title insurance, including delivering to the accountants customary management representation letters for purposes of the comfort letter, (v) execute and deliver any underwriting or placement agreements, registration statements, pledge and security documents, customary authorization letters, other definitive financing documents, or other requested certificates or documents as may be reasonably requested by Parent, including a certificate by the Chief Financial Officer or other responsible financial officer of the Company with respect to solvency matters; provided that no obligation of the Company or any Business Entity or Related Consolidated Entity under any agreement, registration statement, document, or certificate delivered under this Section 6.08(c)(v) (other than customary authorization letters) shall be effective until the Closing and no officer of the Company shall be required to provide a certification that is not factually accurate, (vi) satisfy the conditions set forth in the Financing Letter or the Financing Agreement (including the condition that the representations and warranties with respect to the Business Entities and Related Consolidated Entities set forth in the Financing Agreement be true and correct in all material respects) within their control to the extent the satisfaction of such conditions is commercially reasonable and requires any action by or cooperation of the Company, the Business Entities, or the Related Consolidated Entities, (vii) take all corporate actions necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available at the Closing to Parent, all effective as of the Closing, (viii) as requested by Parent, obtain customary consents from Ernst & Young LLP for use of their reports on the Audited Financial Statements, included or incorporated by reference in the Registration Statement, Financing Registration Statement, and any related prospectus or prospectus supplement or any other filing by Parent with the SEC (provided that Parent has provided such accountants with a draft of the Registration Statement, Financing Registration Statement, or such other filing), and (ix) in the case of the Company only, confirm to Parent that Parent may make, on the Closing Date, in the Financing Agreement with respect to the Senior Secured Financing, representations and warranties with respect to the Business Entities and Related Consolidated Entities that (w) are reasonably requested by the administrative agent under the Senior Secured Financing, (x) are customarily made in secured term loan financings by borrowers with a credit rating equal to or better than Parent after giving effect to the Merger, (y) as of the Closing will be true and correct in all material respects and (z) pertain to a subject matter other than that covered by the representations and warranties made by the Company in this Agreement (such representations and warranties satisfying the requirements of each of the foregoing clauses (w) through (z), the “EQ Representations”); provided, however, that the Company only need provide such confirmation if Parent has provided the Company with (1) a reasonable opportunity to review and comment upon the EQ Representations and representations and warranties related thereto and (2) written notice of the EQ Representations, which notice shall include the certificate contemplated by Section 9.03(a)(iii) and the final draft of the Financing Agreement containing the EQ representations, no later than five (5) Business Days prior to the Closing Date. Parent shall only have the right to disclose confidential information of the business of the Company, the Business Entities, and the Related Consolidated Entities in offering materials in connection with the Financing (x) in the case of the Unsecured Financing, to the extent that outside counsel to Parent advises Parent that such disclosure is required by the Securities Act or the Exchange Act or, in the case of an offering of debt securities that is not registered under the Securities Act, disclosure would be required by the Securities Act or the Exchange Act if such offering were being conducted on a

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registered basis and (y) in the case of the Senior Secured Financing, to the extent that such disclosure would be customarily provided in a bank information memorandum; provided that no such confidential information may be disclosed to lenders (other than the Lender) unless subject to customary non-disclosure provisions for the benefit of the Company, and no such confidential information may be disclosed to JPMorgan unless JPMorgan has executed a customary non-disclosure agreement for the benefit of the Company. In the event that any offering memorandum or prospectus is prepared in connection with the Financing, the Company and its Representatives shall be given reasonable opportunity to review and comment upon any such offering memorandum or prospectus that includes information about the Company, any Business Entity, or Related Consolidated Entity prior to disclosure of such information, and Parent and Merger Sub shall consider in good faith any comments proposed by the Company to such offering memorandum or prospectus. The Company hereby consents to the reasonable use of the Business Entities’ logos in connection with the Financing in a manner customary for similar financing transactions. Nothing in this Section 6.08 shall require cooperation by the Company, any Business Entity, or any Related Consolidated Entity or their respective Representatives to the extent such cooperation would require the Company, any Business Entity, or any Related Consolidated Entity to take any action that will conflict with or violate such entity’s Governing Documents (as in effect on the date hereof) or any Laws or result in the contravention of, or a material violation of, or material default under, any material agreement to which such entity is a party on the date of this Agreement or reasonably be expected to result in any officer or director of such entity incurring any personal liability that is not contingent upon the Closing. Notwithstanding anything in this Agreement to the contrary, none of the Company, any Business Entity, or any Related Consolidated Entity shall be required to pay any commitment or similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing. Each of Parent and Merger Sub shall indemnify and hold harmless each Member and its Affiliates, Representatives, and equityholders from and against any and all Losses suffered or incurred by them in connection with the arrangement or offering of the Financing and any information utilized in connection therewith (except to the extent that such Losses arise as a result of disclosure by any of the Business Entities or any Related Consolidated Entities supplied to Parent or its Representatives in writing for use in the Financing that is determined to have contained an untrue statement of material fact or omitted a material fact necessary in order to make the statements made therein not misleading).

(d) The Company shall deliver to Parent: (i) no later than May 31, 2012, the audited balance sheet of the Business Entities and the Related Consolidated Entities as of December 31, 2008 and December 31, 2007 and the related audited statements of income and cash flows of the Business Entities and the Related Consolidated Entities for each of the fiscal years then ended prepared in accordance with GAAP applied on a consistent basis and in a form consistent with the requirements of Item 301 of Regulation S-K (and which, for the avoidance of doubt, need not include a management discussion and analysis) and (ii) no later than thirty (30) Business Days after the end of each quarter beginning with the quarter ended June 30, 2012 (but with such obligation ceasing upon the Closing), the unaudited consolidated balance sheet of the Business Entities and the Related Consolidated Entities as of the last day of such quarter and the related unaudited consolidated statements of income and cash flows of the Business Entities and the Related Consolidated Entities for such quarter prepared in accordance with GAAP as required by Regulation S-X under the Securities Act, including notes thereto, subject to normal and recurring year-end adjustments, and which shall have been reviewed by Ernst & Young LLP in accordance with Statements on Auditing Standards 100 issued by the Auditing Standards Board (or any successor standard thereto).

Section 6.09. Member Litigation. From the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any member litigation against the Company and its managers relating to the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). For purposes of this Section 6.09, “participate” means that Parent will be kept reasonably apprised by the Company of proposed strategy and other significant decisions with respect to any member litigation (to the extent the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and the Company will make reasonable efforts to allow Parent to observe any deposition or other

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pre-trial meeting, and Parent may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in this Section 6.09.

Section 6.10. Further Action.

(a) The parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper, or advisable under applicable Law, and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party and consummate and make effective the Transactions.

(b) Each of the parties hereto shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all necessary Consents required to be obtained by it from third parties (other than Governmental Authorities) in connection with the Transactions. Each of the parties hereto shall, and shall cause its Affiliates to, provide reasonable assistance to the other party in obtaining such Consents.

Section 6.11. Intercompany Indebtedness and Agreements.

(a) In connection with the Closing and the transactions contemplated by Section 2.01, the Company shall take, or shall cause its Affiliates to take, all actions necessary, in accordance with agreements and other instruments reasonably acceptable to Parent, so that, as of immediately following the Closing, there shall be no Intercompany Indebtedness; provided that such elimination of Intercompany Indebtedness shall not be required to the extent (i) there is insufficient cash maintained on the balance sheet of any Business Entity or Related Consolidated Entity to pay down any Intercompany Indebtedness, (ii) any such Intercompany Indebtedness is required for any Business Entity or Related Consolidated Entity to remain in compliance with applicable financial solvency ratios, including those established by the California Department of Managed Health Care, or (iii) any such Intercompany Indebtedness is required to ensure that a Business Entity or a Related Consolidated Entity maintains sufficient working capital and cash-on-hand to fund its ongoing business operations.

(b) For the avoidance of doubt, the agreements between one or more Business Entity, on the one hand, and a Related Consolidated Entity, on the other hand, that are set forth in Exhibit F shall remain in full force and effect following the Closing, each in accordance with their respective terms.

(c) Prior to the Closing, HealthCare Partners, LLC shall acquire, to the extent permitted by applicable Law, from the Related Consolidated Entities all their right, title, and interest in and to the Trademarks listed in Section 6.11(c) of the Company Disclosure Schedule, including all the goodwill associated therewith, it being understood that the covenant in this Section 6.11(c) shall not be a condition to Closing.

(d) The Company shall use its commercially reasonable efforts, and shall cause the Subsidiaries and the Related Consolidated Entities to use their commercially reasonable efforts, to take all actions and execute all instruments necessary to effectively transfer to a Business Entity or a Related Entity prior to the Closing the lessee’s or sublessee’s interest in each leased property or subleased property, as the case may be, identified in Section 4.18(b) of the Company Disclosure Schedule as not currently being in the name of a Business Entity or Related Consolidated Entity.

(e) Any and all expenses or Liabilities arising from or related to any action taken pursuant to Section 6.11(c) or Section 6.11(d) shall be excluded from the calculations of Earn-Out EBITDA.

Section 6.12. Name. Immediately following the Effective Time, Parent shall cause its corporate name to be changed to “DaVita HealthCare Partners Inc.” by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware to effect a merger of a newly formed, wholly owned subsidiary of Parent with

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and into Parent, and to change Parent’s legal name to “DaVita HealthCare Partners Inc.,” in accordance with Section 253 of the Delaware General Corporation Law.

Section 6.13. Board Representation.

(a) At Closing, and in accordance with Article IV of the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), the Parent Board shall increase the Parent Board’s size by one member and shall appoint Robert Margolis, M.D. (the “Executive”) to fill the newly created directorship. This appointment shall include the title of “Co-Chairman”.

(b) For a minimum period of four (4) consecutive annual meetings of stockholders of Parent (each, an “Annual Meeting”) after his initial appointment to the Parent Board, the Executive’s prospective re-nomination for election to the Parent Board shall be assessed in the same manner as is each other Parent incumbent director’s re-nomination when the Nominating and Governance Committee of the Parent Board (the “Committee”) determines each year, in accordance with the Committee’s charter and the Corporate Governance Guidelines of DaVita, which directors it shall select as nominees or recommend to the Parent Board for nomination for election to the Parent Board at the Annual Meeting.

(c) Upon his appointment or election to Parent Board, for a minimum period of four (4) consecutive Annual Meetings, the Executive shall hold the office of “Co-Chairman” until the expiration of his term of office or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal in accordance with the Parent Bylaws and/or applicable Law.

Section 6.14. Tail Insurance Policies.

(a) Prior to the Closing, Parent, on behalf of the Company, shall secure a combined directors’ and officers’ liability and employment practices liability run-off insurance policy package having an effective date on the Effective Time and ending on a date that is six (6) years after the Effective Time (“D&O/EPL Tail Policies”). One-half of the premiums for the D&O/EPL Tail Policies shall be prepaid by each of the Company and Parent for the full six (6) year term of the D&O/EPL Tail Policies, subject to Section 6.14(c). Parent shall provide the Company with an opportunity to review the D&O/EPL Tail Policies proposal, and any amendment or supplement thereto, prior to securing such D&O/EPL Tail Policies.

(b) Prior to the Closing, Parent, on behalf of the Company, shall secure run-off fiduciary liability insurance policies having an effective date on the Effective Time and ending on a date that is six (6) years after the Effective Time (“Fiduciary Tail Policies”). One-half of the premiums for the Fiduciary Tail Policies shall be prepaid by each of the Company and Parent for the full six (6) year term of the Fiduciary Tail Policies, subject to Section 6.14(c). Parent shall provide the Company with an opportunity to review the Fiduciary Tail Policies proposal, and any amendment or supplement thereto, prior to securing such Fiduciary Tail Policies.

(c) Notwithstanding any provision in this Section 6.14 to the contrary, in no event shall the aggregate amount of premiums payable by the Company pursuant to Section 6.14(a) and Section 6.14(b) exceed $275,000, and if the aggregate amount of premiums payable pursuant to Section 6.14(a) and Section 6.14(b) exceeds $550,000, then the Company shall bear $275,000 of such premiums and Parent shall solely bear the remainder of such premiums. In addition, any premiums paid by the Company on or prior to the Closing pursuant to Section 6.14(a) or Section 6.14(b) shall be excluded from the calculations of Earn-Out EBITDA, Indebtedness Amount, and Net Working Capital.

Section 6.15. Tax Matters.

(a) Filing of Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Business Entities or the Related Consolidated Entities that are required to be filed on

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or prior to the Closing Date, and the Member Representative shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Business Entities or the Related Consolidated Entities that are filed after the Closing Date with respect to any Pre-Closing Tax Period ending on or prior to the Closing Date; provided that, with respect to each material income Tax Return to be filed by the Member Representative after the Closing Date, the Member Representative shall deliver a draft of such Tax Return to Parent no later than thirty (30) days prior to the due date thereof (after giving effect to any extensions for filing), and the Member Representative shall make such revisions to such Tax Returns as are reasonably requested by Parent; provided that to the extent any such Tax Return is required to be filed within thirty (30) days after the Closing Date, the Member Representative shall deliver such Tax Return to Parent as soon as possible following the Closing Date, and sufficiently in advance of filing that Parent shall have a reasonable opportunity to review and comment on such Tax Return. Parent shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Business Entities or the Related Consolidated Entities that are required to be filed after the Closing Date; provided that, with respect to each Tax Return that relates or could reasonably relate to the payment of Indemnified Taxes and that involves a tax liability obligation of $100,000 or more, and each income Tax Return that relates to a Straddle Period, Parent shall deliver a draft of such Tax Return to the Member Representative no later than thirty (30) days prior to the due date thereof (after giving effect to any extensions for filing), and Parent shall make such revisions to such Tax Returns as are reasonably requested by the Member Representative; provided that, to the extent any such Tax Return is required to be filed within thirty (30) days after the Closing Date, Parent shall deliver such Tax Return to the Member Representative as soon as possible following the Closing Date, and sufficiently in advance of filing that the Member Representative shall have a reasonable opportunity to review and comment on such Tax Return. All such Tax Returns shall be prepared on a basis consistent with past practice, procedures and accounting methods of the relevant Business Entities and Related Consolidated Entities, unless prohibited by applicable Tax Law.

(b) Amended Returns; Retroactive Elections; Refunds. Parent shall not, and shall not cause or permit any Business Entity or Related Entity to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period, or (ii) make any Tax election (including, for the avoidance of doubt, any Tax election pursuant to the AMG Documents, other than an election under Section 754 of the Code as contemplated by the AMG Documents) that has retroactive effect to any Pre-Closing Tax Period, in each case, without the prior written consent of the Member Representative, which shall not be unreasonably withheld, conditioned, or delayed. Any Tax refunds or credits that are received by Parent, any Business Entity, or any Related Entity following the Closing Date and that directly relate to Indemnified Taxes (or that relate to Taxes or Tax reserves that are taken into account as a current liability for purposes of calculating Final Net Working Capital) shall be for the account of the Members and the holders of Company Options, and Parent shall pay over the amount of any such refund or credit to the Member Representative on behalf of the Members and the holders of Company Options within thirty (30) days after receipt; provided that the obligation of Parent to make any payments pursuant to this sentence shall survive for the same period as any Escrowed Merger Consideration remains in the Escrow Account or the Tax Indemnity Account and shall be subject to the same limitations imposed on any Losses attributable to Indemnified Taxes pursuant to Section 8.04(a)(ii) and Section 8.04(a)(iii).

(c) Cooperation on Tax Matters. Parent, the Company, and the Member Representative shall, and Parent and the Company shall cause the Business Entities and the Related Consolidated Entities to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns pursuant to this Section 6.15 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, litigation or other proceeding and making employees or other persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to assist in the preparation of Tax Returns. Parent, the Company, and the Member Representative agree (i) to retain (and Parent and the Company agree to cause the Business Entities and Related Consolidated Entities to retain) all books and records with respect to Tax matters pertinent to the Business Entities or the Related Consolidated Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Member

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Representative, any extensions thereof) of the respective taxable periods, and to abide by (and Parent and the Company agree to cause the Business Entities and Related Consolidated Entities to abide by) all record retention agreements entered into with any taxing authority, and (ii) to give (and Parent and the Company agree to cause the Business Entities and Related Consolidated Entities to give) the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company, or the Member Representative, as the case may be, shall allow the other party to take possession of such books and records. Parent, the Company, and, following the Closing, the Member Representative further agree, upon request, to use their reasonable efforts to obtain (or cause to be obtained) any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions or otherwise.

(d) Information Reporting. Parent, the Company, and the Member Representative agree, upon request, to provide (and Parent and the Company, agree, upon request, to cause the Business Entities and Related Consolidated Entities to provide) the other party with all information in their possession or control that either party may be required to report pursuant to Section 6043 or Section 6043A of the Code, or Treasury Regulations promulgated thereunder.

(e) Conveyance Taxes. The liability for all Conveyance Taxes shall be borne 50% by the Members and 50% by Parent. Parent, the Company and, following the Closing, the Member Representative shall cooperate and, as required by applicable Law, join, and Parent or the Company shall cause the Business Entities or the Related Consolidated Entities to join, as applicable, in the execution of all necessary Tax Returns and other documentation with respect to Conveyance Taxes.

(f) Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing Date, Parent and the Member Representative shall jointly prepare or cause to be prepared an allocation (the “Purchase Price Allocation”) of the consideration delivered pursuant to this Agreement (and all other capitalized costs) among the acquired assets of the Business Entities in accordance with Section 1060 of the Code and the Treasury Regulations issued thereunder (and any similar provisions of state, local, or other Law, as appropriate), which allocation shall be binding upon the parties for applicable U.S. federal income and state and local and other Tax purposes. Following the Closing, Parent and the Member Representative and their respective representatives shall cooperate in the preparation of the Purchase Price Allocation, including by Parent allowing the Member Representative and its representatives to have reasonable access to personnel of Parent, the Business Entities and the Related Entities and to such records and other information as reasonably necessary or desirable to prepare the Purchase Price Allocation. If the parties do not agree on a final form of the Purchase Price Allocation within the one hundred twenty (120) day period, then each party shall (i) provide to the other party such party’s proposed form of Purchase Price Allocation, and (ii) specify in writing those aspects of the form of Purchase Price Allocation proposed by the other party that such party disputes. The parties shall thereafter negotiate in good faith for a further period of fifteen (15) Business Days in order to resolve such disputes. If the parties do not reach an agreement in writing as to the Purchase Price Allocation within the foregoing timeframe, then the matters disputed by the parties shall be submitted for arbitration by a nationally recognized accounting firm that agrees to use its best efforts to complete such arbitration within forty-five (45) days and that is reasonably acceptable to (and independent of) Parent and the Member Representative (the “Purchase Price Allocation Accounting Firm”), which shall arbitrate the dispute and submit a written statement of its adjudication, which statement, when delivered to Parent and the Member Representative, shall become final and binding upon the parties and shall, together with those aspects of the proposed forms of Purchase Price Allocation submitted by the parties as to which no objection was made, constitute the Purchase Price Allocation. If Parent and the Member Representative do not agree on the Purchase Price Allocation Accounting Firm after a reasonable period of time, the Purchase Price Allocation Accounting Firm shall be Deloitte LLP. The Purchase Price Allocation Accounting Firm shall be instructed that it may only consider those items set forth in the proposed forms of Purchase Price Allocation that are in dispute. The determination of the Purchase Price Allocation Accounting Firm shall (i) be within the range of dispute between Parent and the Member Representative, and (ii) constitute an arbitral award

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that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. The fees and expenses of the Purchase Price Allocation Accounting Firm shall be borne equally by Parent and the Members, with the Members’ share of any such fees and expenses being paid from the MR Escrow Account. Parent and the Member Representative shall, and Parent shall cause the Business Entities and the Related Consolidated Entities to, report, act and file Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation. Parent and the Member Representative shall, and Parent shall cause the Business Entities and the Related Consolidated Entities to, timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably requested by Parent or the Member Representative to prepare the Purchase Price Allocation. Neither Parent nor the Member Representative shall take, and Parent shall cause the Business Entities and the Related Consolidated Entities not to take, any position (whether in audits, Tax Returns, financial statements, or otherwise) that is inconsistent with such Purchase Price Allocation unless required to do so by applicable Law.

(g) Company Options. The parties hereto agree that any available Tax deductions attributable to (i) the exercise of Company Options pursuant to this Agreement, (ii) payments made on or prior to the Closing Date with respect to the cancellation of Company Options pursuant to this Agreement, (iii) payments made on or prior to the Closing Date pursuant to the Nevada Settlement Agreements, or (iv) any severance payments or other compensation paid or accrued directly by any of the Business Entities or the Related Entities and in respect of an employment relationship maintained with such Business Entity or Related Entity prior to or as of the Closing Date, shall in each case be allocated to the Pre-Closing Tax Period and shall be for the benefit of the Members, and the parties hereto shall act and prepare and file all Tax Returns, and shall cause their Affiliates to act and prepare and file all Tax Returns, in all respects and for all purposes consistent with such treatment and in accordance with applicable Law.

(h) Pre-Closing Liquidation of Blocker Corporation. In connection with the Closing and the transactions contemplated by Section 2.01, and notwithstanding anything in Section 6.01 to the contrary, the Company shall take, or shall cause its Affiliates to take, all actions necessary, in accordance with agreements and instruments reasonably acceptable to Parent, so that (i) prior to the Merger, HCP Blocker Corporation, a Delaware corporation (“Blocker Corporation”), shall either merge with and into the Company with the Company surviving or otherwise be completely liquidated for all applicable tax purposes and cease to exist as a separate entity (the “Liquidation”) and (ii) in connection with the Liquidation, the Class A Units held by Blocker Corporation shall be redeemed, cancelled, or otherwise eliminated by the Company. Following the Closing, the Member Representative shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, any Tax Returns required to be filed by Blocker Corporation, including its final Tax Returns for the year in which the Liquidation occurs (the “Blocker Tax Returns”), to the extent not filed prior to the Closing, and the Member Representative shall also ensure that the Liquidation is properly reflected and reported on such Blocker Tax Returns as a taxable liquidation that occurred in the Pre-Closing Tax Period of the Company; provided that the Member Representative (or, if prior to the Closing, the Company) shall deliver or cause to be delivered a draft of any Blocker Tax Return that is to be filed to Parent no later than thirty (30) days prior to the due date thereof (after giving effect to any extensions for filing), and the Member Representative (or, if prior to the Closing, the Company) shall make such revisions to such Blocker Tax Return as are reasonably requested by Parent; provided, further, that to the extent any such Blocker Tax Return is required to be filed within thirty (30) days after the Closing Date, the Member Representative shall deliver or cause to be delivered a draft of any such Blocker Tax Return to Parent as promptly as practicable following the Closing Date, and in a manner that allows Parent adequate time to sufficiently review such Blocker Tax Return. In addition, in connection with the filing of any Blocker Tax Return to be filed by or on behalf of the Member Representative after the Closing and pursuant to the preceding sentence, and no later than the date on which any such Blocker Tax Return is filed, Parent shall timely pay (or cause one of its Affiliates to timely pay) an amount of cash equal to the portion of the Blocker Tax Liability shown as owing on such Blocker Tax Return on behalf of Blocker Corporation and the Company, and shall coordinate with the Member Representative to ensure that such amount is properly remitted to the appropriate taxing authority on behalf of Blocker Corporation and the Company in connection with the filing of the applicable Blocker Tax Return. For the avoidance of doubt, the payment of Taxes in respect of the

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Blocker Tax Liability by Parent (or by one of Parent’s Affiliates) on behalf of Blocker Corporation and the Company pursuant to this Section 6.15(h) shall not prevent Parent from seeking indemnity pursuant to Section 8.02(d) in the event that any additional Taxes that are not taken into account for purposes of determining Final Net Working Capital are subsequently owed in respect of the Blocker Tax Liability and in connection with the Liquidation.

Section 6.16. Employment and Employee Benefits Matters; Other Plans.

(a) The Company shall, and shall cause the Business Entities and Related Consolidated Entities to, cooperate and work with Parent to help Parent identify employees of HCPMGI who provide non-medical services to the Business Entities or Related Entities and whose employment will be transferred to the Surviving Entity, Parent, or any of their Subsidiaries (the “Affected Employees”). Such transfer of the Affected Employees shall occur effective as of the Closing Date, unless Parent gives written notice to the Company at least sixty (60) days prior to the Closing Date that such transfer of Affected Employees shall instead occur as of January 1, 2013 (either such transfer date referred to herein as the “Employee Transfer Date”). With respect to the Affected Employees, the Company shall, and shall cause the Business Entities and Related Consolidated Entities to, assist Parent in its efforts to enter into, or have the Company or any of their Subsidiaries enter into, an offer letter or such other service arrangement as Parent shall deem appropriate with such employee as soon as practicable after the date hereof and in any event prior to the Employee Transfer Date, which offer or arrangement shall be effective immediately following the Employee Transfer Date. Notwithstanding any of the foregoing, none of Parent, the Company, the Surviving Entity, or any of their respective Affiliates shall have any obligation to make an offer of employment or provide such other service arrangement to, or otherwise transfer the employment of, any employee of HCPMGI who solely provides medical services to the Business Entities or Related Entities. Effective immediately following the Employee Transfer Date, the Company shall, and shall cause the Business Entities and Related Consolidated Entities to, take all action necessary to cause HCPMGI to terminate the employment of each of the Affected Employees who has received, but not accepted, an offer of employment or such other service arrangement as Parent shall deem appropriate with Parent, the Company, the Surviving Entity, or any of their Subsidiaries effective immediately following the Employee Transfer Date. Affected Employees who accept offers of employment from, or whose employment will otherwise be transferred to, Parent, the Company, the Surviving Entity, or any of their Subsidiaries shall be referred to herein as “Transferred Employees”. Parent shall promptly reimburse the Business Entities and the Related Consolidated Entities for their reasonable, out-of-pocket costs incurred as a result of complying with this Section 6.16(a) with respect to the Affected Employees, other than any such costs that result from the Business Entities’ or the Related Consolidated Entities’ violation of applicable Law, unless such violation of Law occurred as a result of the Business Entities’ or the Related Consolidated Entities’ compliance with this Section 6.16(a). Any and all expenses arising from or related to any action taken pursuant to this Section 6.16(a) shall be excluded from the calculations of Earn-Out EBITDA. Any and all Liabilities arising from or related to any action taken pursuant to this Section 6.16(a) shall be excluded from the calculations of Indebtedness Amount and Net Working Capital. Any and all cash expended in the compliance with this Section 6.16(a) (net of any reimbursement received by any Business Entity or Related Consolidated Entity from Parent pursuant to this Section 6.16(a)) that would otherwise have reduced Net Working Capital shall be added back to Net Working Capital.

(b) Without limiting any additional rights that current employees of the Business Entities who continue employment with Parent, the Surviving Entity, or any of their Affiliates following the Closing Date (such employees, with the Transferred Employees, referred to herein as “Continuing Employees”) may have under any Plan, from and after the Effective Time and until December 31, 2013, Parent shall cause the Surviving Entity and each of the Related Entities to maintain the severance practices and policies of the Company and the Related Entities that are set forth on Section 6.16(b) of the Company Disclosure Schedule (the “Severance Arrangements”) in accordance with the terms and conditions set forth therein and provide the severance benefits set forth therein to any Continuing Employee whose employment is involuntarily terminated by Parent, the Surviving Entity, or any of their Affiliates following the Effective Time (or following the Employee Transfer Date in the case of Transferred Employees) but on or before December 31, 2013, under circumstances that would

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otherwise entitle such individual to severance benefits in accordance with the terms and conditions of such Severance Arrangements, provided that the provision of such severance benefits would be consistent with past practice.

(c) From and after the Effective Time (or from and after the Employee Transfer Date in the case of Transferred Employees) and until December 31, 2013, the base salary, target annual bonus opportunity, and target commission opportunity in effect as of immediately prior to the Closing Date shall not be decreased for the Continuing Employees that remain employed during that period.

(d) From and after the Effective Time and until December 31, 2013, with respect to Continuing Employees other than the Transferred Employees, Parent will cause the Surviving Entity (or its Subsidiaries) to maintain for such Continuing Employees each Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (other than the Severance Arrangements) and each other Plan that provides vacation, sick, or personal time off (collectively, the “Welfare Plans”) pursuant to its terms in effect immediately prior to the Effective Time, except to the extent any such plan must be amended to comply with applicable Law. Effective as of January 1, 2014, Parent shall, or shall cause the Surviving Entity (or its Subsidiaries) to, either (i) continue the Welfare Plans or adopt new employee welfare plans, programs, or arrangements, (ii) permit such Continuing Employees to participate in the employee welfare plans, programs, or policies (including any severance, vacation, sick, or personal time off plans or programs) of Parent or its Affiliates, or (iii) a combination of clauses (i) or (ii). From and after January 1, 2014, Parent shall, or shall cause its Affiliates to, (y) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees (other than the Transferred Employees) to the extent such Continuing Employees were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Welfare Plan as of immediately prior to January 1, 2014, and (z) with respect to a Welfare Plan that provides for group health plan benefits and has a plan year that is other than the calendar year, provide each such Continuing Employee with credit for any deductibles or out of pocket expenses paid under such Plan in the plan year in effect as of January 1, 2014, in satisfying any applicable deductible or out of pocket requirements under any group health plans of Parent or its Affiliates that such employees are eligible to participate in as of January 1, 2014, to the same extent that such expenses were recognized under the comparable Welfare Plan.

(e) From and after the Employee Transfer Date and until December 31, 2013, with respect to the Transferred Employees, Parent shall, or shall cause the Surviving Entity (or its Subsidiaries) to, either (i) continue or commence participation in the Welfare Plans or other employee welfare plans, programs, or arrangements of a Related Entity in which such Transferred Employees participated immediately prior to the Effective Time or adopt new employee welfare plans, programs, or arrangements that are substantially identical to or more favorable than such plans, programs, or arrangements (the “New Plans”), (ii) permit such Transferred Employees to participate in the employee welfare plans, programs, or policies (including any severance, vacation, sick, or personal time off plans or programs) of Parent or its Affiliates, or (iii) a combination of clauses (i) or (ii); provided, however, that the benefits provided to the Transferred Employees are substantially identical to or more favorable than the benefits provided to such Transferred Employees pursuant to the Welfare Plans or other employee welfare plans, programs, or arrangements of a Related Entity in which they participated immediately prior to the Effective Time. Effective as of January 1, 2014, Parent shall, or shall cause the Surviving Entity (or its Subsidiaries) to, either (i) continue participation in the Welfare Plans or other employee welfare plans, programs, or arrangements of a Related Entity, continue the New Plans or adopt new employee welfare plans, programs, or arrangements, (ii) permit the Transferred Employees to participate in the employee welfare plans, programs, or policies (including any severance, vacation, sick, or personal time off plans or programs) of Parent or its Affiliates, or (iii) a combination of clauses (i) or (ii). From and after the Employee Transfer Date, Parent shall, or shall cause its Affiliates to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any New Plan or the group health plans of Parent or its Affiliates in which a Transferred Employee will participate to be waived with respect to such Transferred Employee to the extent such Transferred Employee was not subject to such preexisting conditions and limitations and eligibility waiting

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periods under the comparable employee welfare plans, programs, or arrangements of the Surviving Entity or a Related Entity in which such Transferred Employee participated as of immediately prior to the date the Transferred Employee’s participation will commence under any New Plan or the group health plans of Parent or its Affiliates, as applicable, and (ii) provide each Transferred Employee with credit for any deductibles or out of pocket expenses paid under such employee welfare plans, programs, or arrangements of the Surviving Entity or a Related Entity in which such Transferred Employee participated as of immediately prior to the date the Transferred Employee’s participation will commence under any New Plan or the group health plans of Parent or its Affiliates, as applicable, in the plan year in effect as of such date in satisfying any applicable deductible or out of pocket requirements under any New Plan or group health plans of Parent or its Affiliates that such employee is eligible to participate in to the same extent that such expenses were recognized under the comparable employee welfare plans, programs, or arrangements of the Surviving Entity or a Related Entity.

(f) From and after the Effective Time and until December 31, 2013, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, maintain, or as applicable commence or continue participation in, each Plan intended to include a Code Section 401(k) arrangement pursuant to its terms in effect immediately prior to the Effective Time, except to the extent any such plan must be amended to comply with applicable Law.

(g) From and after the Employee Transfer Date and until December 31, 2013, with respect to the Transferred Employees, Parent shall, or shall cause the Surviving Entity (or its Subsidiaries) to adopt a new nonqualified deferred compensation plan; provided, however, that the benefits provided to each Transferred Employee who elects to participate in such deferred compensation plan are no less favorable in the aggregate than the benefits provided to such Transferred Employees pursuant to the Deferred Compensation Plan or Deferred Compensation Plan 2 of HCPMGI in which the Transferred Employee participated immediately prior to the Effective Time. It is the intent of the parties that in the event any Transferred Employee is paid a distribution or commences receipt of distributions pursuant to the Deferred Compensation Plan or Deferred Compensation Plan 2 of HCPMGI as a result of his or her termination of employment from HCPMGI in connection with the Closing, Parent shall, or shall cause the Surviving Entity (or its Subsidiaries) to, pay to the Transferred Employee an amount in cash to make the Transferred Employee whole for the income taxes payable with respect to any such distributions (the “DC Distribution Tax Payment”), as well as any income and employment taxes payable on the DC Distribution Tax Payment (the “Income Tax Payment” and together with the DC Distribution Tax Payment, the “Deferred Compensation Tax Payment”) such that the Transferred Employee is in no worse position than if no distribution from the Deferred Compensation Plan or Deferred Compensation Plan 2 had occurred. With respect to a Transferred Employee who has elected or is required to receive a lump sum distribution, the Deferred Compensation Tax Payment shall be paid within fifteen (15) Business Days of the distribution. Following the date of this Agreement, the Company and Parent shall work together in good faith to determine (i) whether any distributions from the Deferred Compensation Plan or Deferred Compensation Plan 2 of HCPMGI are scheduled to be made to individuals who are anticipated to be Transferred Employees in the form of either a lump sum or installments and (ii) when the Deferred Compensation Tax Payment will be made to eligible Transferred Employees who have elected distributions in the form of installment payments. Notwithstanding any provision in this Agreement to the contrary, (i) Parent shall be solely liable and responsible for all Liabilities arising from or related to, the Deferred Compensation Tax Payment and in no event shall any Member be deemed, pursuant to Section 8.02, to have indemnified any Parent Indemnified Party for any Losses arising from or related to Deferred Compensation Tax Payment and (ii) (x) any and all expenses arising from or related to the Deferred Compensation Tax Payment shall be excluded from the calculations of Earn-Out EBITDA, (y) any and all Liabilities arising from or related to the Deferred Compensation Tax Payment shall be excluded from the calculations of Indebtedness Amount and Net Working Capital, and (z) any and all cash expended in making the Deferred Compensation Tax Payment that would otherwise have reduced Net Working Capital shall be added back to Net Working Capital.

(h) As of the date Continuing Employees are eligible to participate in the employee benefit plans, programs, or policies of Parent or its Affiliates (the “Parent Plans”), Parent will, or will cause the Surviving Entity to, give Continuing Employees full credit under such Parent Plans for purposes of eligibility, vesting and

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determination of level of benefits (but not to the extent that such credit would result in duplication of benefits) for the Continuing Employees’ service with the Business Entities and Related Entities and their predecessor entities to the same extent recognized by the Company, the Business Entities, and the Related Entities immediately prior to the Effective Time under an analogous Plan.

(i) Parent shall cause the Surviving Entity and each of the Parent Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) without complying with all provisions of WARN or any similar provision of applicable foreign Law. Notwithstanding any provision in this Agreement to the contrary, in the event Parent terminates, or requests or causes the termination of, the employment of any employee of any Business Entity or Related Entity with such Business Entity or Related Entity on or following the Closing (whether or not such employee is thereafter promptly employed by any Business Entity or Related Entity), (i) Parent shall be solely liable and responsible for compliance with, and for all Liabilities arising from or related to, such termination under WARN and any similar state or local law or ordinance and in no event shall any Member be deemed, pursuant to Section 8.02, to have indemnified any Parent Indemnified Party for any Losses arising from or related to any such termination and (ii) (x) any and all expenses arising from or related to any such termination under WARN and any similar state or local law or ordinance shall be excluded from the calculations of Earn-Out EBITDA, and (y) any and all Liabilities arising from or related to any such termination under WARN and any similar state or local law or ordinance shall be excluded from the calculations of Indebtedness Amount and Net Working Capital.

(j) No provision of this Section 6.16 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any Plan, any benefit plan, program, agreement, or arrangement or the terms of any sub agreements or sub plans, terms and conditions, restrictive covenants, or participation requirements thereof, except and to the extent such amendment is explicitly contemplated by the express language of this Agreement; (ii) shall, following the second anniversary of the Effective Time, limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Entity and any of its Subsidiaries) to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Continuing Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Continuing Employee any rights or remedies under this Section 6.16, including the right to enforce any obligations of Parent or the Surviving Entity contained in this Section 6.16 as a third party beneficiary.

Section 6.17. Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Units or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18. Equity and Other Long-Term Incentive Compensation.

(a) It is the intent of the parties hereto that the aggregate magnitude of the long-term incentive awards described in this Section 6.18, whether in stock-based or cash-based form, shall result in aggregate compensation expense (excluding any compensation expense attributable to any stock-based or cash-based awards granted to Robert Margolis, M.D.) of approximately $40,000,000, to be expensed over the applicable vesting period(s).

(b) If Parent provides written notice no later than ten (10) Business Days prior to the Closing Date, the Company shall grant Stock-Based Awards under the Company Plan to the groups of Continuing Employees and

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in the amounts and subject to the terms and conditions to be set forth on a schedule to be mutually agreed upon in good faith between Parent and the Company’s CEO as soon as administratively practicable following the date of this Agreement, provided that such Stock-Based Awards shall be effective as of immediately prior to, but contingent upon, the Effective Time. The number of Company Common Units subject to each such Stock-Based Award shall be determined by dividing (1) the quotient obtained by dividing the dollar amount set forth for the recipient on the schedule described in this Section 6.18(b) by an amount equal to the product of the One Day Parent Stock Volume-Weighted Average Price as of the date of grant and 52.0875% by (2) the Exchange Ratio. If applicable, the per unit base or exercise price of such award shall be determined by multiplying the closing price of Parent Common Stock on the New York Stock Exchange on the Closing Date by the Exchange Ratio. Each Stock-Based Award will be subject to the terms, definitions and provisions of the Company Plan, with such amendments as Parent shall deem necessary or appropriate and which will be effective solely with respect to the Stock-Based Awards, and an applicable form of award agreement to be provided by Parent. Parent will consult in good faith with the Company’s CEO but will make the final determination in its discretion as to the amendments that Parent deems necessary or appropriate for the Company Plan and the intended assumption by Parent of any Stock-Based Awards, provided that such amendments shall not adversely effect the intended economic benefits to be granted to Continuing Employees pursuant to this Section 6.18(b). Prior to the Effective Time, and subject to the advance review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall have taken all actions necessary to effect the grant of any Stock-Based Awards directed by Parent to be made, including delivering all required notices, adopting appropriate forms of award agreement for the Stock-Based Award (which shall provide, among other things, for a vesting commencement date of no earlier than the Effective Time, for no accelerated vesting as a result of the Merger, and that such Stock-Based Awards shall terminate in the event this Agreement is terminated pursuant to ARTICLE IX hereof), authorizing the granting of the type(s) of Stock-Based Awards contemplated in this Section 6.18(b), and obtaining any required consents and/or approvals necessary to effectuate the provisions of this Section 6.18(b) and which may otherwise be required pursuant to applicable Law.

(c) Notwithstanding anything herein to the contrary, if Parent obtains a recommendation by ISS of a vote “for” the amendment to its 2011 Incentive Award Plan described in Parent’s Proxy Statement for its 2012 Annual Stockholder Meeting, Parent shall not direct the Company to grant, and the Company shall not grant, any Stock-Based Awards.

(d) As soon as practicable, but in no event later than twenty-one (21) days after the Closing Date, Parent agrees to grant cash-settled performance-based long-term incentive plan awards to the groups of Continuing Employees and in the amounts and subject to the terms and conditions to be set forth on a schedule to be mutually agreed upon by Parent and the Company’s CEO as soon as administratively practicable following the date of this Agreement. In addition, in the event that no Stock-Based Awards will be granted in accordance with Section 6.18(b), within twenty-one (21) days after the Closing Date, Parent agrees to grant stock-based awards to the groups of Continuing Employees and in the amounts and subject to the terms and conditions to be set forth on a schedule to be mutually agreed upon by Parent and the Company’s CEO as soon as administratively practicable following the date of this Agreement. The number of shares of Parent Common Stock subject to each such stock-based award shall be determined by dividing the dollar amount set forth for the recipient on the schedule described in this Section 6.18(d) by an amount equal to the product of the One Day Parent Stock Volume-Weighted Average Price as of the date of grant and 52.0875%. If applicable, the per unit base or exercise price of such award shall be determined by the closing price of Parent Common Stock on the New York Stock Exchange on the date of grant. Finally, with respect to the portion of the approximately $40,000,000 of long-term incentive compensation expense referenced in Section 6.18(a) above that remains after any grants of long-term incentive awards are made either immediately prior to Closing in accordance with Section 6.18(b) or within twenty-one (21) days following the Closing Date in accordance with this Section 6.18(d), as soon as practicable, but in no event later than five (5) Business Days after the one year anniversary of the Closing Date, Parent agrees to grant stock-based awards to the groups of Continuing Employees and in the amounts and subject to the terms and conditions to be set forth on a schedule to be

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mutually agreed upon by Parent and the Company’s CEO as soon as administratively practicable following the date of this Agreement.

(e) It is the intent of the parties that any long-term incentive awards for any new employees of Parent, the Surviving Entity, or any of their Affiliates will be mutually agreed upon in good faith between Parent and the Company’s CEO, consistent with appropriate corporate governance, including Parent’s corporate policy on long-term incentive compensation. Parent’s CEO and the Parent Board shall retain ultimate decision-making authority as it relates to the corporate policy on long-term incentive compensation. Notwithstanding the above, to the extent Parent recommends taking or opposing any action or decision with respect to any long-term incentive awards for a new employee of Parent, the Surviving Entity, or any of their Affiliates and the Company’s CEO is opposed to such Parent recommendation or decision, the Company’s CEO has the right to request that the Parent Board decide the issue, in which case the matter shall be determined by the Parent Board (and no such taking or opposing such action or decision shall be acted upon until such time as the Parent Board approves such taking or opposing such action or decision after considering in good faith the objections of the CEO).

Section 6.19. Earn-Out EBITDA LTIP. In the event that the Earn-Out EBITDA for the fiscal year ended December 31, 2013 is equal to or greater than $600,000,000 or payment of the Second Tranche is accelerated pursuant to Section 3.06(e), then Parent shall, no later than the first date of payment of the Second Tranche (including as such payment may be accelerated pursuant to Section 3.06(e)), grant cash-settled performance-based long-term incentive plan awards, totaling $20,000,000 in the aggregate, to the groups of individuals and in the amounts and subject to the terms and conditions to be set forth on a schedule to be mutually agreed upon by Parent and the Company’s CEO.

Section 6.20. AMG Documents. Notwithstanding any other provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that (i) the transactions contemplated by the AMG Documents shall not be effected or be otherwise deemed to have been consummated, or otherwise have any effect on the Business Entities or the Related Entities, prior to the Closing and (ii) Earn-Out EBITDA, EBITDA, Indebtedness, Indebtedness Amount, and Net Working Capital shall be calculated as though the transactions contemplated by the AMG Documents had never been agreed to or consummated. The parties hereto acknowledge and agree that the amount of the capital contribution made by Seismic Medical Group, PC, a California professional corporation, to HCPAMG in exchange for an interest therein pursuant to Amendment No. 5 to the Second Amended and Restated Partnership Agreement of HCPAMG corresponds to their understanding of the fair market value of such interest and the aggregate net fair market value of the assets and liabilities of HCPAMG.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement, after disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub on or before the Closing shall have been complied with in all material respects; and (iii) the Company shall have received a certificate of Parent signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

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(b) Governmental Approvals. Any waiting period (and any extensions thereof) under the HSR Act shall have expired or have been terminated;

(c) No Action. There shall not be threatened, instituted or pending any order, action or proceeding, before any court or other Governmental Authority with jurisdiction over material operations of the Company’s business (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, in any material respect, the consummation of the Transactions or seeking to obtain material damages in connection with the Transactions, (ii) imposing or seeking to impose material limitations on the ability of Parent or any of its Affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Business Entities, (iii) seeking to prohibit direct or indirect ownership or operation by Parent or any of its Affiliates of all or any material portion of the business or assets of the Business Entities, or to compel Parent or any of its Affiliates or the Related Entities to dispose of or to hold separately all or a material portion of the business or assets of Parent and its Affiliates or of the Business Entities, as a result of the Transactions, (iv) materially restricting or materially prohibiting the operations of the Related Entities’ respective businesses after the Closing in any geographic or product market or in any Program, or (v) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents, in each case of clauses (ii), (iii), and (iv) above, only if any such action could reasonably be expected to materially and adversely affect Earn-Out EBITDA for the fiscal year ended December 31, 2012 or December 31, 2013;

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary, or permanent) that has the effect of prohibiting or making illegal the Transactions;

(e) Registration Statement. The Registration Statement (as amended or supplemented) has been declared effective and shall be effective under the Securities Act at the Effective Time, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding, or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall be pending before or threatened by the SEC;

(f) Member Approval. The Member Approval shall have been obtained; and

(g) Transaction Documents and Other Deliverables. Parent, Merger Sub, and the Escrow Agent (in the case of the Escrow Agreement), as applicable, shall have executed and delivered the Transaction Documents to which it is a party to the Company and the Member Representative, as applicable, and such other certificates, documents, and instruments as the Company may reasonably request related to the Transactions.

Section 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions.

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement, after disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects; (iii) the covenants and agreements contained in the Support Agreements to be complied with by the Substantial Members on or before the Closing shall have been complied with in all material respects; (iv) the covenants and agreements contained in the Voting Agreement to be complied with by the Majority Member on or before the Closing shall have been complied with in all material respects and (v) Parent shall have received a certificate of the Company signed by a duly authorized officer of the Company dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

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(b) Governmental Approvals. Any waiting period (and any extensions thereof) under the HSR Act shall have expired or have been terminated;

(c) No Action. There shall not be threatened, instituted or pending any order, action or proceeding, before any court or other Governmental Authority with jurisdiction over material operations of the Company’s business (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, in any material respect, the consummation of the Transactions or seeking to obtain material damages in connection with the Transactions, (ii) imposing or seeking to impose material limitations on the ability of Parent or any of its Affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Business Entities, (iii) seeking to prohibit direct or indirect ownership or operation by Parent or any of its Affiliates of all or any material portion of the business or assets of the Business Entities, or to compel Parent or any of its Affiliates or the Related Entities to dispose of or to hold separately all or a material portion of the business or assets of Parent and its Affiliates or of the Business Entities, as a result of the Transactions, (iv) materially restricting or materially prohibiting the operations of the Related Entities’ respective businesses after the Closing in any geographic or product market or in any Program, or (v) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents;

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary, or permanent) that has the effect of prohibiting or making illegal the Transactions;

(e) Authority and Third-Party Consents. The Company shall have obtained and delivered to Parent documentation evidencing the consents and authorizations as and to the extent described on Section 7.02(e) of the Company Disclosure Schedule;

(f) Registration Statement. The Registration Statement (as amended or supplemented) has been declared effective and shall be effective under the Securities Act at the Effective Time, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding, or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall be pending before or threatened by the SEC;

(g) Member Approval. The Member Approval shall have been obtained;

(h) Transaction Documents; Other Deliverables. The Company, the Member Representative, and the Escrow Agent (in the case of the Escrow Agreement), as applicable, shall have executed and delivered the Transaction Documents to which it is a party to Parent and Merger Sub, as applicable, and such other certificates, documents, and instruments as Parent may reasonably request related to the Transactions;

(i) Related Agreements. The agreements and other documents set forth in Section 7.02(i) of the Company Disclosure Schedule (the “AMG Documents”) shall be in full force and effect, valid and binding on the applicable Business Entities and any Related Entities that are parties thereto, and shall not have been amended or otherwise modified since the date of this Agreement; and

(j) FIRPTA Affidavits. The Company shall have delivered or shall have caused to be delivered to Parent one or more affidavits, as appropriate, allowable, and necessary under applicable Law and under penalties of perjury, providing Parent with written documentation that (i) no interest in any Business Entity is a “United States real property interest” and/or that no Business Entity either was or is a “United States real property holding corporation” either prior to or as of the Closing Date (in form and substance required under Treasury Regulation Section 1.897-2(h) or under Treasury Regulations issued pursuant to Section 1445 of the Code) or that (ii) no Member is a “foreign person” (in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code), so that Parent or the Exchange Agent or other party is exempt from withholding any portion of the consideration to be delivered pursuant to this Agreement under Section 1445 of the Code.

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ARTICLE VIII

INDEMNIFICATION

Section 8.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement and the EQ Representations shall survive the Closing until the date that is the second (2nd) anniversary of the Closing Date (the “Survival End Date”), except for (i) the representations and warranties set forth in Section 4.01 (Organization, Authority and Qualification of the Company), Section 4.02 (Organization, Authority and Qualification of the Business Entities and Related Entities), Section 4.03(b) (Ownership of Equity Interests), Section 4.03(c) (No Options), Section 4.28 (Brokers), Section 5.01 (Organization and Authority of Parent and Merger Sub), and Section 5.15 (Brokers) (collectively, the “Specified Reps”), which shall survive indefinitely with respect only to any indemnification obligations arising out of or resulting from fraud or intentional misrepresentation by the Company, any Member, Parent or Merger Sub, and (ii) the representations and warranties set forth in Section 4.15 (Healthcare Regulatory Compliance), which shall survive until the date that is the fourth (4th) anniversary of the Closing Date; provided, however, that any claim made in accordance with Section 8.05 by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. The covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Effective Time, and each covenant and agreement contained in this Agreement to be performed after the Closing shall expire immediately following one hundred twenty (120) days after the date on which such covenant or agreement is to be performed; provided, however, that any claim made in accordance with Section 8.05 by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. Following the expiration of a representation, warranty, covenant, or agreement, no Action may be initiated by any Parent Indemnified Party or Company Indemnified Party (as hereinafter defined) with respect thereto, regardless of any statute of limitations period that would otherwise apply.

Section 8.02. Indemnification by the Members. Parent and its Affiliates (including the Business Entities following the Closing) and their respective officers, directors, employees, and agents (each, a “Parent Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Members, jointly and severally, from and against all Liabilities, claims, damages (but excluding for all purposes under this ARTICLE VIII any consequential, incidental, or indirect damages, mental or emotional distress, diminution in value, lost profits, special, punitive, exemplary, or similar damages, and any damages calculated as a multiple of earnings, EBITDA, or revenue or loss of business reputation or opportunity), interest, awards, judgments, penalties, expenses, and assessments (in each case, including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”) suffered or incurred by them arising out of or resulting from (without duplication):

(a) any misrepresentation in or breach of any of the representations or warranties of the Company contained in ARTICLE IV of this Agreement (other than the representations and warranties contained in Section 4.21, which are addressed in Section 8.02(d)) or any of the EQ Representations;

(b) the breach of, or failure to perform, any covenant or agreement of the Company (but only to the extent that any such covenant or agreement is to be performed by the Company prior to the Closing), the Members, or the Member Representative contained in this Agreement (other than the covenants and agreements set forth in Section 6.01(b)(xix) and Section 6.15, which are addressed in Section 8.02(d));

(c) any Losses, including any adverse impact on management fees to be paid to any Business Entity after the Closing pursuant to one or more management agreements with Related Entities, attributable to both (x) the operation of the Business on or prior to December 31, 2012 (as measured by date of service occurring on or prior to December 31, 2012) and (y) either of the following:

(i) any net negative adjustments (netting out all positive adjustments, including recoupments, against all negative adjustments) made to, or net repayments (netting out all positive adjustments, including

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recoupments, against all negative adjustments) of, pre- or post-Closing capitation or other payments from Payors to any of the Related Entities as a result of an adjustment of or challenge to the applicable plan’s risk adjustment factors by CMS or as a result of any withdrawal or nonvalidation of codes submitted by any of the Related Entities, in each case pursuant to a risk adjustment data validation audit (or other similar or successor audit(s)) of pre-Closing activity by CMS or its contractors; or

(ii) any disclosure (including self-disclosures) to, or investigation, action, order, or audit by, CMS, any other Governmental Authority regulating or enforcing Health Care Laws or Payor, or any agent or contractor thereof or thereto, with respect to pre-Closing activity, including a disclosure by a whistleblower with respect to any Business Entity or Related Entity, in all cases computed net of all positive adjustments, including recoupments, resulting from all such disclosures, investigations, actions, orders or audits;

provided, however, that any indemnification obligation of the Members under this Section 8.02(c) that is attributable to the operation of the Business (as measured by date of service) during the period from the Closing Date until December 31, 2012, shall be prorated by multiplying the amount of such Losses by a fraction, the numerator of which is the number of days in 2012 through the Closing Date and the denominator of which is 366; it further being agreed, for the sake of clarity, that there shall be no proration or reduction for any Losses attributable to the operation of the Business (as measured by date of service) prior to the Closing Date and that the Members shall be responsible hereunder, pursuant to the terms and conditions of this Section 8.02(c), for all such pre-Closing Date Losses; and

(d) Indemnified Taxes (and for purposes of this Section 8.02(d), Losses shall include Taxes).

Section 8.03. Indemnification by Parent. The Members and their respective officers, managers, equityholders, employees, and agents (each, a “Company Indemnified Party”) shall from and after the Closing be indemnified and held harmless by Parent from and against any and all Losses suffered or incurred by them arising out of or resulting from (without duplication):

(a) any misrepresentation in or breach of any of the representations or warranties of Parent or Merger Sub contained in ARTICLE V of this Agreement;

(b) the breach of, or failure to perform, any covenant or agreement of Parent or Merger Sub, or the Company (but with respect to the Company only to the extent that any such covenant or agreement is to be performed by the Company after the Closing) contained in this Agreement;

(c) any Taxes imposed on the Business Entities or the Related Entities, or any Taxes that are imposed on any Member with respect to a Pre-Closing Tax Period as a result of the breach of, or failure to perform, any covenant or agreement herein by Parent or any Affiliate of Parent, including, after the Closing, the Company or any Affiliate of the Company, and that are not Indemnified Taxes subject to indemnification pursuant to Section 8.02(d) (and for purposes of this Section 8.03(c), Losses shall include Taxes); and

(d) the execution of the AMG Documents and the transactions contemplated thereby (and for purposes of this Section 8.03(d), Losses shall include Taxes other than Taxes resulting from a negative tax capital account maintained by a partner of HCPAMG).

Section 8.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) (i) The Members shall not be liable for any Losses pursuant to Section 8.02(a) (other than Section 4.21 (Taxes)) or Section 8.02(c) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Members exceeds $27,500,000, whereupon the Parent Indemnified Party shall be entitled to indemnification for the full amount of such Losses (without deduction of such threshold amount); (ii) no claim for indemnification by any Parent Indemnified Party pursuant to Section 8.02 shall be asserted for

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any individual item or a series of related items where the Losses with respect to such item or series of related items are less than $100,000 (and if the Losses relating to such item or series of related items do not exceed $100,000, then no such Losses shall be counted toward satisfaction of the threshold set forth in Section 8.04(a)(i)); (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Members shall be an amount equal to the value, if any, of Parent Common Stock and the amount, if any, of cash remaining in the Escrow Fund on or prior to the Survival End Date and in the Healthcare Indemnity Account and the Tax Indemnity Account following the Survival End Date (the “Cap”) (it being understood that the Members shall not be liable for Losses in the aggregate in excess of the Cap); (iv) following the Survival End Date, the only indemnifiable Losses which may be recovered from the Members (and any such recovery shall be limited by the Cap) shall be (A) from the Healthcare Indemnity Account but only until the Fourth Escrow Distribution Date (except as otherwise provided in Section 8.04(a)(v)) and only (x) pursuant to Section 8.02(a) but only with respect to the representations and warranties set forth in Section 4.15 (Healthcare Regulatory Compliance) and (y) pursuant to Section 8.02(c), and (B) from the Tax Indemnity Account but only until the Fifth Escrow Distribution Date (except as otherwise provided in Section 8.04(a)(vi)) and only pursuant to Section 8.02(d); (v) following the Fourth Escrow Distribution Date, the only indemnifiable Losses which may be recovered from the Healthcare Indemnity Account shall be for any claim made by a Parent Indemnified Party on or prior to the Fourth Escrow Distribution Date in accordance with Section 8.05 and of the type described in Section 8.04(a)(iv)(A)(x) or Section 8.04(a)(iv)(A)(y), in each case that remains unresolved as of the Fourth Escrow Distribution Date; (vi) following the Fifth Escrow Distribution Date, the only indemnifiable Losses which may be recovered from the Tax Indemnity Account shall be for any claim made by a Parent Indemnified Party on or prior to the Fifth Escrow Distribution Date in accordance with Section 8.05 and of the type described in Section 8.04(a)(iv)(B), in each case that remains unresolved as of the Fifth Escrow Distribution Date; (vii) the Members shall not be liable for any Losses for Indemnified Taxes under Section 8.02(d) to the extent arising out of, resulting from, or accelerated by, the breach of any covenant herein by Parent or any Affiliate of Parent, including, after the Closing, the Company or any Affiliate of the Company, and (viii) the Members shall not be liable for any Losses to the extent arising out of or resulting from the execution of the AMG Documents or the transactions contemplated thereby (it being understood that, for the avoidance of doubt, this clause (viii) shall not require Parent to indemnify any Member that is also a partner of HCPAMG for Taxes resulting from a negative tax capital account maintained by such partner in HCPAMG, as provided in Section 8.03(d) above); provided, however, that the limitations set forth in this Section 8.04(a) shall not apply in respect of any indemnification obligation arising out of or resulting from fraud or intentional misrepresentation by the Company (to the extent occurring prior to the Closing) or any Member (it being understood that any such indemnification obligation may only be recovered from the Escrow Fund if a claim is made with respect thereto on or prior to the Survival End Date in accordance with Section 8.05 and may not be recovered from the Healthcare Indemnity Account or the Tax Indemnity Account) and provided, further, that the limitations set forth in clause (i) of this Section 8.04(a) shall not apply to breaches by the Company of any of the Specified Reps.

(b) (i) Parent shall not be liable for any Losses pursuant to Section 8.03(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from Parent exceeds $5,008,380, whereupon the Company Indemnified Party shall be entitled to indemnification for the full amount of such Losses (without deduction of such threshold amount); (ii) no claim for indemnification by any Company Indemnified Party pursuant to Section 8.03(a) or Section 8.03(b) shall be asserted for any individual item or a series of related items where the Losses with respect to such item or series of related items are less than $100,000 (and if the Losses relating to such item or series of related items do not exceed $100,000, then no such Losses shall be counted toward satisfaction of the threshold set forth in Section 8.04(b)(i)); (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered from Parent under Section 8.03(a) and Section 8.03(c) shall be an amount equal to $101,875,000 (it being understood that Parent shall not be liable for Losses in the aggregate in excess of $101,875,000 pursuant to this clause (iii)); and (iv) Parent shall not be liable for any Losses pursuant to Section 8.03(c) or Section 8.03(d) to the extent arising out of, resulting from, or accelerated by, the breach of any covenant herein by any Member or, prior to the Closing, by the Company or any Affiliate of the Company; provided, however, that the limitations set forth in this Section 8.04(b) shall not apply in respect of any indemnification obligation arising out of or resulting from fraud or intentional misrepresentation by Parent or

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Merger Sub, or by the Company (to the extent occurring after the Closing), and provided, further, that the limitations set forth in clause (i) of this Section 8.04(b) shall not apply to breaches by Parent or Merger Sub of any of the Specified Reps.

(c) The Members’ liability for any Losses shall be satisfied solely and exclusively from the Escrowed Merger Consideration then held by the Escrow Agent in the Escrow Account on or prior to the Survival End Date (the “Escrow Fund”) or in the Healthcare Indemnity Account and in the Tax Indemnity Account after the Survival End Date by reducing the amounts that would otherwise become payable to the Members under the Escrow Agreement, and in no event shall any such Losses other than from Escrowed Merger Consideration in the Escrow Account, the Healthcare Indemnity Account and the Tax Indemnity Account be payable by the Members through application of Section 10.10. Notwithstanding anything else herein to the contrary, the parties hereby acknowledge and agree that once Escrowed Merger Consideration in the Escrow Account, the Healthcare Indemnity Account and the Tax Indemnity Account has been exhausted or fully paid to the Members and the holders of Company Options, the only liability of the Members for Losses hereunder that shall survive shall be with respect to breaches of any of the Specified Reps arising out of or resulting from fraud or intentional misrepresentation by the Company (to the extent occurring prior to the Closing) or any Member, which liability shall be several and not joint among the Members and shall be allocated pro rata based on the Fully Diluted Units held by such Members as of immediately prior to the Closing relative to Total Outstanding Company Units.

(d) For all purposes of this ARTICLE VIII, the representations and warranties of the Company shall not be deemed to be qualified by any references to the terms “material”, “materially”, “Material Adverse Effect” or terms of similar meaning; provided, however, that, in no event shall (A) “Material Contract” be read to mean “Contract” or (B) any such “material”, “materially” or “Material Adverse Effect” be read out of Section 4.12 or Section 4.22(a). For all purposes of this ARTICLE VIII, “Losses” shall be net of (A) any insurance proceeds actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such proceeds after receipt of payment from the Indemnifying Party, then the amount of such proceeds, net of any related deductibles and reasonable expenses incurred in obtaining them, shall be paid to the Indemnifying Party; (B) any prior or subsequent contribution or other payments or recoveries of a like nature by the Indemnified Party from any third Person (other than the Indemnifying Party) with respect to such Losses; and (C) any amount reserved on the Estimated Closing Balance Sheet or, on and after such time there exists a balance sheet from which Final Net Working Capital and Final Indebtedness Amount are calculated, such balance sheet with respect to such Loss to the extent that such amount was included in Final Net Working Capital or Final Indebtedness Amount. Each of the parties hereto acknowledges and agrees to treat any payment for any indemnification claim pursuant to this Agreement as an adjustment to the consideration received hereunder by the applicable holder of Company Common Units for such Company Common Units or by the applicable holder of Company Options for such Company Options. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate all Losses after it becomes aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(e) (i) No Indemnifying Party shall be liable for any Losses in respect of any liability or Loss that is contingent unless and until such contingent liability or Loss becomes an actual liability or Loss and is due and payable and (ii) no Indemnifying Party shall be liable to pay any amount in discharge of a claim under this ARTICLE VIII unless and until the Liability or Loss in respect of which the claim is made has become due and payable.

(f) An Indemnified Party shall not be entitled under this Agreement to multiple recoveries for the same Loss.

(g) No Parent Indemnified Party shall be entitled to indemnification under this ARTICLE VIII with respect to any Losses to the extent that such Losses have been incorporated into the final determination of the “Final Net Working Capital” or the “Final Indebtedness Amount” pursuant to Section 3.05 and Parent has been paid the Total Shortfall Amount, if any, to which it is entitled pursuant to such Section.

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(h) The right of a Parent Indemnified Party or a Company Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

(i) Parent may offset any amounts to which it may be entitled under the terms of this Agreement against amounts otherwise payable by it under this Agreement. Neither the exercise of, nor the failure to exercise, such right of offset shall constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it hereby.

(j) Any Loss incurred by a Parent Indemnified Party to the extent due to its or the Company’s or a Related Consolidated Entity’s direct or indirect ownership of equity securities of a less than wholly owned Related Entity shall be limited to the Losses attributable to such Parent Indemnified Party’s or the Company’s or such Related Consolidated Entity’s ownership interest and shall not include any Losses incurred to the extent due to any other ownership interest of equity securities in such Related Entity.

Section 8.05. Notice of Loss; Third-Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within forty-five (45) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand, or assessment against it (each, a “Third-Party Claim”) that may give rise to a claim for Loss under this ARTICLE VIII, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party written notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party; provided, however, that the failure to provide such notice or copies shall not release the Indemnifying Party from any of its obligations under this ARTICLE VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (provided that such counsel is not reasonably objected to by the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided that, if the Third-Party Claim consists of an Action brought against or with respect to the Indemnified Party by a Governmental Authority enforcing, or asserting Losses as a result of a violation of, Health Care Laws, the Indemnified Party shall be entitled, by giving written notice to the Indemnifying Party concurrently with the giving of written notice of such Third-Party Claim, to elect to jointly assume and control the defense of such Third-Party Claim with the Indemnifying Party, with each of the Indemnified Party and Indemnifying Party bearing one-half of the expense of such defense and through counsel jointly selected by the Indemnified Party and the Indemnifying Party. If the Indemnifying Party elects to undertake any such defense (other than a joint defense as described above) against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense (other than in the case of a joint defense as described above where such expense shall be split equally), all witnesses, pertinent

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records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party elects to direct the defense of any Third-Party Claim pursuant to this Section 8.05, the Indemnified Party shall not pay or approve the payment of any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnifying Party has elected to direct and is directing the defense of any Third-Party Claim pursuant to this Section 8.05, the Indemnified Party shall not forgo any appeal or admit any Liability with respect to, or settle, compromise, or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall have the right to settle any Third-Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third-Party Claim (and which settlement does not impose injunctive or other equitable relief against the Indemnified Party or a finding or admission of any violation of applicable Law or violation of the rights of any Person by the Indemnified Party) or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 8.06. Remedies. Each of the parties hereto acknowledges and agrees that following the Closing, other than as provided in Section 10.10 (but subject to Section 8.04(c)), (i) the indemnification provisions of this ARTICLE VIII and Section 6.08(c) shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement or of the EQ Representations and for any failure to perform or comply with any covenant or agreement in this Agreement; and (ii) any and all claims arising out of or in connection with the Transactions must be brought under and in accordance with the terms of this Agreement. In furtherance of the foregoing, each party hereto hereby waives, from and after the Closing, to the fullest extent permitted by Law, any and all other rights, claims, and causes of action it may have against the other party or its Affiliates, successors, and permitted assigns relating to the subject matter of this Agreement (other than claims for fraud or intentional misrepresentation).

Section 8.07. Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this ARTICLE VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

Section 8.08. Member Representative.

(a) Each Member shall be deemed to have irrevocably approved the designation of, and hereby irrevocably designates, Robert D. Mosher as the Member Representative and Robert D. Mosher is hereby appointed as of the date hereof as the true and lawful agent and attorney in fact of the Members as the Member Representative for and on behalf of the Members to give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under this ARTICLE VIII, to take all actions, including the payment of expenses or defense on behalf of Members pursuant to Section 8.05, and to agree to, negotiate, defend, and enter into settlements, adjustments, and compromises of, and commence and prosecute litigation and comply with Governmental Orders with respect to, such claims, and to take all other actions, including the giving of instructions to the Escrow Agent, that are either (i) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (ii) specifically authorized or mandated by Section 3.02, Section 3.05, Section 3.06, Section 3.07, Section 3.08, Section 6.15, Section 7.01, Section 7.02, and Section 8.08 and ARTICLE X. In fulfilling his duties hereunder, the Member Representative shall act in good faith and in a manner that the Member Representative reasonably believes to be in the best interests of the Members, taken as a whole, and consistent with his obligations under this Agreement. The Member Representative shall be assisted from time to time by such Persons as the Member Representative deems necessary and appropriate in exercising his duties under this Agreement. The Member

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Representative shall be subject to removal by the Majority Member (or its designated successor). If the Member Representative shall die, be removed, become disabled or resign, or the Member Representative is otherwise unable to fulfill his responsibilities hereunder, the Majority Member shall appoint a successor Member Representative as soon as reasonably practicable after such death, removal, disability, resignation, or inability, and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the former Member Representative as the Member Representative hereunder. Notices or communications to or from the Member Representative shall constitute notice to or from the Members. Each Member hereby agrees to receive correspondence from the Member Representative, including in electronic form. As promptly as reasonably practicable following the date hereof, the Company shall deliver to the Member Representative a mailing list with the mailing address and email address of each Member and holder of Company Options and the Member Representative may rely on such mailing list unless notified in writing by any Member, holder of Company Options, or any authorized representative of any Member or holder of Company Options of a change in such Member’s or holder of Company Options’ mailing address or email address or of a transfer pursuant to Section 3.07, indentifying (in the case of a transfer) the name and address of the successor interest holder. It is understood by all parties that Robert D. Mosher is executing this Agreement solely in his capacity as the Member Representative and solely with respect to the specified provisions of this Agreement specified in the first sentence of this clause (a), and the Member Representative shall have no duties or obligations, at law, in equity, by contract, or otherwise, to act on behalf of any Member, except for those duties or obligations expressly set forth in this Agreement.

(b) Any and all costs and expenses of the Member Representative, including any costs and expenses of any Person retained by the Member Representative to provide assistance, counsel, or other advisory services, incurred in performing his obligations under this Agreement shall be paid or recovered from funds in the MR Escrow Account pursuant to Section 3.07, except as provided in the last sentence of Section 8.08(c).

(c) The Member Representative shall be entitled to act in his sole and absolute discretion and shall incur no liability whatsoever to the Members for any act done or omitted hereunder as the Member Representative, including errors in judgment, while acting in good faith or in reliance on the advice of representatives of the Majority Member, counsel, accountants, or other advisors, consultants, or experts. The Members shall exonerate and make no claim against the Member Representative for acting as their Member Representative, other than with respect to any act or failure to act which represents fraud, willful misconduct, or gross negligence on the part of the Member Representative. The Members shall indemnify the Member Representative and hold the Member Representative harmless against any liability incurred without fraud, willful misconduct, or gross negligence on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Member Representative. The Member Representative shall have the right to recover such expenses directly from the MR Escrow Account; provided, however, following the time that the MR Escrow Account has been fully exhausted, the Member Representative may recover 80% of such expenses from the Majority Member and 20% of such expenses from Bay Shores Investment LLC, with such Members being entitled to recover the payment of such expenses in excess of their pro rata share from the other Members pro rata based on the proportion of Company Common Units held by each Member as of immediately prior to the Closing relative to all Company Common Units held by all Members as of immediately prior to the Closing. The Majority Member, Bay Shores Investment LLC, and each Signing Member shall promptly make the payments required of them hereunder and shall pay all costs and expenses (including reasonable attorneys’ fees) incurred in any Action initiated to collect any such payments that have not been made.

(d) The Member Representative shall be compensated for his service as such based upon the amount of time devoted to such services at the normal hourly rate of the Member Representative as determined by Nossaman LLP. If the Member Representative is not a lawyer at Nossaman LLP, the Member Representative shall be compensated at a rate and on a basis established by the Majority Member. The Member Representative shall be paid such compensation from the funds in the MR Escrow Account and, if there are no remaining funds

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in the MR Escrow Account, the Member Representative may recover his compensation in the same way expenses may be recovered pursuant to the last sentence of Section 8.08(c) above.

(e) A decision, act, consent, or instruction of the Member Representative after the Closing, including a waiver of this Agreement pursuant to Section 10.08(b) hereof, shall constitute a decision of all the Members and shall be final, binding, and conclusive upon the Members. Parent is entitled to rely upon any such decision, act, consent, or instruction of the Member Representative as being the decision, act, consent, or instruction of all the Members. Parent is hereby relieved from any liability to any Person for any acts done by Parent in accordance with such decision, act, consent, or instruction of the Member Representative.

(f) Parent agrees and acknowledges that concurrently with the execution of this Agreement, it has executed and delivered to the Member Representative a conflict waiver letter mutually agreeable to Parent and the Member Representative. The Members acknowledge that the Member Representative is a partner in a law firm, Nossaman LLP, which as of the date hereof provides legal services to the Company and after the Closing may provide legal services to or on behalf of Parent and its Affiliates, including the Surviving Entity. The Company with respect to periods prior to Closing and the Members acknowledge and waive any conflict of interest that may result from the representation of Parent and its Affiliates by Nossaman LLP or Mr. Mosher at a time when Mr. Mosher concurrently serves as the Member Representative.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Company or Parent if the Closing shall not have occurred by November 30, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Company or Parent in the event that any Governmental Order enjoining or otherwise prohibiting the Transactions shall have become final and nonappealable;

(c) by the Company if a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Transactions) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 7.01 not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by the Company to Parent of such breach; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.02 not to be satisfied;

(d) by Parent if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Transactions) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 7.02 not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by Parent to the Company of such breach; provided that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 not to be satisfied;

(e) by either the Company or Parent, upon written notice to the other party, if the Member Approval shall not have been obtained;

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(f) by either the Company or Parent in the event that one or more of the conditions to Closing contained in ARTICLE VII cannot be satisfied as of the Closing Date; provided, however, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to any party in breach of this Agreement or whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, such condition not to be satisfied as of the Closing Date;

(g) by either the Company or Parent in the event that neither Parent nor Merger Sub shall have received the proceeds of the Financing at any time following the satisfaction or waiver of all the conditions set forth in Section 7.02 (other than those conditions that, by their nature, cannot be satisfied until the Closing Date, but which conditions could be satisfied if the Closing Date were the date of such termination); provided that the right to terminate this Agreement under this Section 9.01(g) shall not be available to any party in breach of this Agreement or whose failure to fulfill any obligation under Section 6.08 shall have been the cause of, or shall have resulted in, such failure of Parent or Merger Sub to receive the proceeds of the Financing;

(h) by Parent, upon written notice to the Company within five (5) Business Days after obtaining the Member Approval, if at the time of termination holders of more than five percent (5%) of the outstanding Company Common Units shall have validly exercised their dissent rights (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the Transactions; or

(i) by the mutual written consent of the Company and Parent.

Section 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto or its Representatives (which shall include, for the avoidance of doubt, the Financing Sources) except that (a) this Section 9.02, Section 9.03, ARTICLE X, the indemnification provisions set forth in Section 6.08(c) and the reimbursement provisions set forth in Section 6.16(a) shall survive any such termination; (b) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; and (c) nothing herein shall relieve any party hereto from Liability for any intentional breach of this Agreement occurring prior to such termination.

Section 9.03. Termination Fee.

(a) In the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 9.01(a) (and at such time any condition set forth in Section 7.01(a) or Section 7.01(g) is not satisfied, including the obligation of Parent or Merger Sub to consummate the Transactions, or any other condition set forth in Section 7.01 is not met due to Parent’s or Merger Sub’s breach of this Agreement or failure to fulfill any obligation under this Agreement) or the Company shall terminate this Agreement pursuant to Section 9.01(c), in either case following the satisfaction or waiver of all the conditions set forth in Section 7.02 (other than (x) conditions that have not been met due to Parent’s or Merger Sub’s breach of this Agreement or failure to fulfill any obligation under this Agreement and (y) those conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (y), which conditions could be satisfied if the Closing Date were the date of such termination or if Parent or Merger Sub had not breached this Agreement or had not failed to fulfill its obligations under this Agreement), (ii) the Company shall terminate this Agreement pursuant to Section 9.01(f) following Parent’s or Merger Sub’s breach of this Agreement or failure to fulfill any obligation under this Agreement, in each case that shall have been the cause of, or shall have resulted in, a condition not to be satisfied as of the Closing Date that provided the basis for the termination of this Agreement pursuant to Section 9.01(f), or (iii) Parent or the Company shall terminate this Agreement pursuant to Section 9.01(g) (other than if (A) the Company has failed to deliver to Parent on the Closing Date a certificate signed by a duly authorized officer of the Company certifying that, effective as of the Closing, the EQ Representations with respect to which the Company, pursuant to Section 6.08(c), has confirmed to Parent that Parent may make in the Financing Agreement with respect to the Senior Secured Financing are true and correct in all material respects as of the Closing Date and (B) neither Parent nor Merger Sub has received the proceeds of the Senior Secured

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Financing and that failure is solely the result of the EQ Representations not being true and correct in all material respects as of the Closing Date), then Parent shall pay to the Company, (x) concurrently with such termination by Parent or (y) for all such terminations other than by Parent as promptly as reasonably practicable (and, in any event, within two (2) Business Days of such termination) a termination fee of $125,000,000 by wire transfer of immediately available funds to an account designated by the Company (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) If the Parent Termination Fee becomes due and Parent fails to timely pay such termination fee, and, in order to obtain payment, the Company commences an Action that results in a judgment against Parent for the payment of the Parent Termination Fee, Parent shall, in addition to paying the Company the Parent Termination Fee, pay the Company its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with the such Action, together with interest on such termination fee at the prime rate, as quoted in the “Money Rates” section of The Wall Street Journal, for the period commencing on the date the Parent Termination Fee was required to be paid through the date such payment was actually received by the Company.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, accountants, and printers and filing, processing, or other fees, incurred in connection with this Agreement and the other Transaction Documents and the Transactions shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Company:

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Chief Executive Officer

Email: RMargolis@healthcarepartners.com

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

Email: robert.denham@mto.com

(b)	if to Parent or Merger Sub:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

Email: Kim.Rivera@davita.com

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with copies to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Deputy General Counsel – Transactions

Email: Martha.Ha@davita.com

DaVita Inc.

1423 Pacific Avenue

Tacoma, Washington 98402

Attention: Chief Accounting Officer

Email: Jim.Hilger@davita.com

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Spencer D. Klein

Email: sklein@mofo.com

(c)	if to the Member Representative:

Robert D. Mosher

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

E-mail: rmosher@nossaman.com

Section 10.03. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by Parent and the Company. Thereafter, neither Parent and Merger Sub, on the one hand, nor any Business Entity or Related Entity, on the other hand, shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents, or the Transactions or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents, or the Transactions without the prior written consent of the other party hereto unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation, in which case Parent and the Company shall, to the extent practicable and lawful, consult with each other and cooperate as to the timing and contents of any such press release, public announcement, or communication. Notwithstanding the forgoing, Parent and Merger Sub, on the one hand, and the Business Entities and the Related Entities, on the other hand, may make, or cause to be made, public statements in respect of this Agreement, the other Transaction Documents, or the Transactions or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents, or the Transactions without the prior written consent of the other party hereto so long as such statements or communications are consistent with press releases, public announcements, or other communications previously approved by the parties.

Section 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided that the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

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Section 10.05. Entire Agreement. This Agreement, the other Transaction Documents, the Company Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 10.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Company and Parent (which consent may be granted or withheld in the sole discretion of the Company or Parent), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Parent shall have the right to assign this Agreement to a direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment shall not relieve Parent of its obligations hereunder.

Section 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the parties hereto; or (b) by a waiver in accordance with Section 10.08.

Section 10.08. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, (a) the Members and holders of Company Options are express third party beneficiaries of ARTICLE III, Section 6.12, Section 6.13, Section 6.15(b), ARTICLE VIII, and this Section 10.09 and (b) the Financing Sources are express third party beneficiaries of Section 9.02, this Section 10.09, Section 10.11, Section 10.12 and Section 10.14.

Section 10.10. Specific Performance. Subject to Section 8.04(c), each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security). Each of the parties hereto agrees that such party will not oppose the granting of a temporary restraining order, an injunction, specific performance, or any other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. For the avoidance of doubt, the Company and the Member Representative shall not have the right under this Section 10.10 to obtain a temporary restraining order, an injunction, specific performance, or any other equitable relief that may be available from a court of competent jurisdiction to cause the consummation of the Closing if (i) Parent has complied with its obligations under Section 6.08, (ii) despite such compliance, the proceeds of the

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Financing are not available to Parent or Merger Sub, and (iii) upon termination of this Agreement, the Parent Termination Fee shall be due and payable in accordance with Section 9.03.

Section 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement (including any Action involving the Financing Sources) shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto (including any Action involving the Financing Sources); (b) consent to service of process in accordance with the procedure set forth in Section 10.02; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Section 10.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY ACTION INVOLVING THE FINANCING SOURCES). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.14. Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, the Company agrees on behalf of itself and its Subsidiaries that it shall not assert any claim or bring any action, or support any claim or action brought by another Person (whether in equity, in contract or tort, or otherwise), in any proceeding or forum, against any Financing Source or any former, current, or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, or advisor thereof (excluding, in each case, Parent, Merger Sub, and their respective Affiliates) relating to or arising out of this Agreement or the Financing Letters or the transactions contemplated hereby or thereby, including any action or claim arising out of or relating to any breach, termination, or failure under this Agreement, and no Financing Source or any former, current, or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, or advisor thereof (excluding, in each case, Parent, Merger Sub, and their respective Affiliates) shall have any liability or obligation to the Company or any of its Subsidiaries relating to or arising out of this Agreement or the Financing Letters or the transactions contemplated hereby or thereby, including any action or claim arising out of or relating to any breach, termination, or failure under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its representative thereunto duly authorized.

DAVITA INC.

By:	/s/ Kent J. Thiry
Name: Kent J. Thiry
Title: Chairman of the Board and
Chief Executive Officer

SEISMIC ACQUISITION LLC

By:	/s/ Dennis L. Kogod
Name: Dennis L. Kogod
Title: Manager

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name: Robert J. Margolis, M.D.
Title: Chief Executive Officer

With respect only to the MR Provisions of this Agreement:

/s/ Robert D. Mosher
Robert D. Mosher,
as Member Representative

[Signature Page to Merger Agreement]

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Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of July 6, 2012 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER is by and among DAVITA INC., a Delaware corporation (“Parent”), SEISMIC ACQUISITION LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and, with respect to the MR Provisions, ROBERT D. MOSHER, as the member representative (the “Member Representative”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub, the Company, and the Member Representative are each a party to that certain Agreement and Plan of Merger, dated as of May 20, 2012 (the “Merger Agreement”);

WHEREAS, Parent, Merger Sub, the Company, and the Member Representative desire to amend the Merger Agreement in the manner set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub, the Company, and the Member Representative agree as follows:

AGREEMENTS

1. Amendments.

(a) The definition of Stock-Based Awards in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

““Stock-Based Award” means any issued and outstanding award to purchase or otherwise acquire Company Common Units (whether or not vested) held by any Person and granted in accordance with Section 6.18(b) of this Agreement.”

(b) Section 8.08(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Any and all costs and expenses of the Member Representative, including any costs and expenses of any Person retained by the Member Representative to provide assistance, counsel, or other advisory services, incurred in performing his obligations under this Agreement shall be paid or recovered from funds in the MR Escrow Account pursuant to Section 3.07, except as provided in the last two sentences of Section 8.08(c).”

(c) Section 8.08(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Member Representative shall be compensated for his service as such based upon the amount of time devoted to such services at the normal hourly rate of the Member Representative as determined by Nossaman LLP. If the Member Representative is not a lawyer at Nossaman LLP, the Member Representative shall be compensated at a rate and on a basis established by the Majority Member. The Member Representative

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shall be paid such compensation from the funds in the MR Escrow Account and, if there are no remaining funds in the MR Escrow Account, the Member Representative may recover his compensation in the same way expenses may be recovered pursuant to the last two sentences of Section 8.08(c) above.”

2. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment (including any Action involving the Financing Sources) shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto (including any Action involving the Financing Sources); (b) consent to service of process in accordance with the procedure set forth in Section 10.02 of the Merger Agreement; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the Transactions may not be enforced in or by any of the above-named courts.

3. Severability. If any term or other provision of this Amendment is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

5. No Other Amendment and Agreements. Except to the extent expressly amended by this Amendment, all terms of the Merger Agreement shall remain in full force and effect without further amendment, change or modification.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by its representative thereunto duly authorized.

DAVITA INC.

By:	/s/ Kent J. Thiry
Name: Kent J. Thiry
Title: Chairman of the Board and Chief Executive Officer

SEISMIC ACQUISITION LLC

By:	/s/ Dennis L. Kogod
Name: Dennis L. Kogod
Title: Manager

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name: Robert J. Margolis, M.D.
Title: Chief Executive Officer

With respect only to the MR Provisions:

/s/ Robert D. Mosher
Robert D. Mosher,
as Member Representative

[Signature Page to Amendment to Agreement and Plan of Merger]

A2-3

Annex B

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of May 20, 2012, is by and among DAVITA INC., a Delaware corporation (“Parent”), HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and HEALTHCARE PARTNERS MEDICAL GROUP, a California general partnership (the “Interest Holder”).

WITNESSETH:

WHEREAS, Parent, Seismic Acquisition LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Interest Holder is the direct owner of 72,711,090 outstanding equity interests of the Company; and

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Interest Holder (in the Interest Holder’s capacity as such) has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Equity Interests” means (i) all equity securities of the Company (including all Company Common Units and all other rights to acquire Company Common Units) owned by the Interest Holder as of the date hereof and (ii) all additional equity securities of the Company (including all Company Common Units and all other rights to acquire Company Common Units) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like).

(c) “Transfer” means, with respect to an Equity Interest, to directly or indirectly (i) sell, pledge, encumber, assign, grant an option with respect to, transfer, tender, or dispose of such Equity Interest or any interest in such Equity Interest or (ii) enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of, or disposition of such Equity Interest or any interest therein.

2. Transfer of Equity Interests.

(a) Transfer Restrictions. From the date hereof through the Expiration Date, the Interest Holder shall not Transfer (or cause or permit the Transfer of) any of the Equity Interests, or enter into any agreement relating thereto, except with Parent’s prior written consent. Any Transfer, or purported Transfer, of Equity Interests in breach or violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. The Interest Holder shall not deposit (or cause or permit the deposit of) any Equity Interests in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Equity Interests.

3. Agreement to Vote Equity Interests.

(a) From the date hereof through the Expiration Date, at every meeting of the Members of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Members of the Company, the Interest Holder (in the Interest Holder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record of its Equity Interests on any applicable record date to, vote all Equity Interests that are then owned by such Interest Holder and entitled to vote or act by written consent:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The Interest Holder shall retain at all times the right to vote its Equity Interests in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii), and (iii) that are at any time or from time to time presented for consideration to the Company’s Members generally.

(b) In the event that a meeting of the Members of the Company is held, the Interest Holder shall, or shall cause the holder of record of the Equity Interests on any applicable record date to, appear at such meeting or otherwise cause the Equity Interests to be counted as present thereat for purposes of establishing a quorum.

(c) The Interest Holder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Agreement Not to Exercise Appraisal Rights. The Interest Holder shall not exercise, and hereby irrevocably and unconditionally waives, any rights of appraisal or rights of dissent from the Merger that such Interest Holder may have under Chapter 13 of the CLLCA by virtue of ownership of any Equity Interests. Notwithstanding the foregoing, nothing in this Section 4 shall constitute, or be deemed to constitute, a waiver or release by the Interest Holder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Interest Holder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable until following the Expiration Date to the fullest extent permissible by law, with respect to all the Equity Interests.

6. Election and Distribution of Consideration. The Interest Holder shall permit the holders of its equity securities to direct it to make a timely election of Per Unit Closing Consideration and/or Per Unit Closing Stock Consideration, as applicable, in accordance with the terms of its Governing Documents and the Interest Holder shall make an election on an Election Form that reflects such election by the holders of its equity securities. Upon receipt of the Per Unit Closing Consideration, the Per Unit Closing Stock Consideration, the Final Per Unit Adjustment Payment, the Per Unit Earn-Out Payment, and the Escrow Payment pursuant to the terms of the Merger Agreement, the Interest Holder shall distribute such amounts to the holders of its equity securities in accordance with the terms of its Governing Documents; provided, however, that the Interest Holder may withhold any funds from distribution that it deems necessary in order to satisfy other obligations or for its continuing operations to the extent permitted by its Governing Documents.

7. Merger Agreement. The Interest Holder shall take the steps available to it as a Member to cause the Company to comply with the terms and conditions of the Merger Agreement, including holding the Member Meeting for the purpose of obtaining the Member Approval and mailing to the Members the Prospectus prior to the Member Meeting and in accordance with the Governing Documents of the Company and applicable Law.

8. Representations and Warranties of the Interest Holder. The Interest Holder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Interest Holder is a general partnership duly organized and validly existing under the Laws of California and has all necessary power and authority to enter into this Agreement and the Proxy, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Interest Holder of this Agreement and the Proxy, the performance by the Interest Holder of its obligations hereunder and thereunder, and the consummation by the Interest Holder of the Transactions have been duly authorized by all requisite action on the part of the Interest Holder, and no other proceedings on the part of the Interest Holder are necessary to authorize this Agreement or the Proxy or to consummate the Transactions. This Agreement and the Proxy have been duly executed and delivered by the Interest Holder, and (assuming due authorization, execution, and delivery by Parent) this Agreement and the Proxy constitute a legal, valid, and binding obligation of the Interest Holder, enforceable against the Interest Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Proxy by the Interest Holder nor the consummation by the Interest Holder of the Transactions, nor performance of this Agreement or the Proxy by the Interest Holder, will (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of the Interest Holder, (b) conflict with or violate in any material respect any material Law applicable to the Interest Holder, or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any agreement to which the Interest Holder is a party or by which the Interest Holder may be bound, including any voting agreement or voting trust.

(c) Ownership of Equity Interests. The Interest Holder (i) is the sole record and beneficial owner of the Company Common Units set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than transfer restrictions in the Governing Documents of the Company and under applicable securities laws), proxies, voting trust, voting agreement, or other similar agreements, and (ii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company (including Company Options) other than the Company Common Units, set forth on the signature page of this Agreement.

(d) Voting Power. The Interest Holder has or will have sole voting power with respect to all of the Equity Interests, with no limitations, qualifications, or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Merger Agreement based upon arrangements made by or on behalf of the Interest Holder in its capacity as such.

(f) Reliance by Parent. The Interest Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Interest Holder’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements contained herein.

9. Certain Restrictions. The Interest Holder shall not, directly or indirectly, take any action that would make any representation or warranty of the Interest Holder contained herein untrue or incorrect in any material respect.

10. Disclosure. The Interest Holder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, including the Prospectus and the Financing Registration Statement, any document in connection with the Financing, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Interest Holder’s identity and ownership of Equity Interests and the nature of the Interest Holder’s commitments, arrangements, and understandings under this Agreement.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Equity Interests. Except as provided in this Agreement, all rights, ownership, and economic benefits relating to the Equity Interests shall remain vested in and belong to the Interest Holder.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Interest Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to fulfill such Interest Holder’s obligations under this Agreement.

13. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Interest Holder hereby authorizes the Company to record a stop transfer order with respect to all of the Equity Interests of the Interest Holder (and to give notice that this Agreement places limits on the voting and transfer of such Equity Interests), provided that such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date.

14. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any intentional breach of this Agreement prior to such termination. This Section 14 and Sections 1 and 15 (as applicable) shall survive any termination of this Agreement.

15. Miscellaneous.

(a) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(b) Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Parent shall have the right to assign this Agreement to a direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment shall not relieve Parent of its obligations hereunder.

(c) Amendments; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(d) Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15(e)):

(i)	if to Parent:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

Tel: (303) 475-2100

with copies to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Deputy General Counsel - Transactions

Tel: (303) 475-2100

DaVita Inc.

1423 Pacific Avenue

Tacoma, Washington 98402

Attention: Chief Accounting Officer

Tel: (253) 272-1916

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Spencer D. Klein

E-mail:       sklein@mofo.com

(ii)	if to the Company:

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(iii)	If to the Interest Holder:

HealthCare Partners Medical Group

c/o HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; (b) consent to service of process in accordance with the procedure set forth in Section 15(e); and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

(j) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(k) Expenses. All fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs, and expenses.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

DAVITA INC.

By:	/s/ Dennis L. Kogod
Name:	Dennis L. Kogod
Title:	Chief Operating Officer

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name:	Robert J. Margolis, M.D.
Title:	Chief Executive Officer

HEALTHCARE PARTNERS MEDICAL GROUP

By:	/s/ Robert J. Margolis
Name:	Robert J. Margolis, M.D.
Title:	Managing Partner

Signature Page to Support Agreement

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Interest Holder (the “Interest Holder”) of HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints DAVITA INC., a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer, or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the equity interests of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Equity Interests”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Equity Interests are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Equity Interests until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest, and is granted pursuant to that certain Voting Agreement, dated as of the date hereof, by and among Parent, the Company, and the undersigned Interest Holder (the “Voting Agreement”), and is granted as a condition and material inducement to the willingness of Parent and Seismic Acquisition LLC, a California limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”). The Interest Holder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the CLLCA, (b) revokes any and all prior proxies granted by such Interest Holder with respect to the Equity Interests and no subsequent proxy shall be given by the Interest Holder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Equity Interests, and to exercise all voting, consent, and similar rights of the undersigned with respect to the Equity Interests (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned, or postponed meeting of Members of the Company and in every written consent in lieu of such meeting:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

B-A-1

(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Interest Holder may vote the Equity Interests in its sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May 20, 2012	HEALTHCARE PARTNERS MEDICAL GROUP

	By:	/s/ Robert J. Margolis
	Name:	Robert J. Margolis, M.D.
	Title:	Managing Partner

B-A-2

Annex C(1)

EXECUTION COPY

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 20, 2012, is by and among DAVITA INC., a Delaware corporation (“Parent”), HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and the undersigned interest holder (the “Interest Holder”) of the Company.

WITNESSETH:

WHEREAS, Parent, Seismic Acquisition LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Interest Holder is the indirect owner, whether through HealthCare Partners Medical Group or otherwise, of that number of the outstanding equity interests of the Company, and is the holder of options to purchase such number of equity interests of the Company, as set forth on the signature page of this Agreement; and

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Interest Holder (in the Interest Holder’s capacity as such) has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) except with respect to Section 8, such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Equity Interests” means (i) all equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Company Option, dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like, but excluding any Equity Awards granted to the Interest Holder pursuant to Section 6.18 of the Merger Agreement).

(c) “Indirect Equity Interests” means (i) all equity securities of HealthCare Partners Medical Group or other entities that are direct or indirect owners of outstanding equity interests of the Company (including all other rights to acquire equity securities thereof) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity

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securities of HealthCare Partners Medical Group or such other entity (including all other rights to acquire equity securities thereof) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like).

(d) “Transfer” means, with respect to an Equity Interest, an Indirect Equity Interest or Parent Common Stock received pursuant to the terms of the Merger Agreement, to directly or indirectly (i) sell, pledge, encumber, assign, grant an option with respect to, transfer, tender, or dispose of such security or any interest in such security or (ii) enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of, or disposition of such security or any interest therein.

2. Transfer of Equity Interests.

(a) Transfer Restrictions. From the date hereof through the Expiration Date, the Interest Holder shall not Transfer (or cause or permit the Transfer of) any of the Equity Interests or Indirect Equity Interests, or enter into any agreement relating thereto, except (i) by selling already-owned Equity Interests either to pay the exercise price upon the exercise of a Company Option or to satisfy the Interest Holder’s tax withholding obligation upon the exercise of a Company Option, in each case as permitted by the Company Plan, (ii) for transferring Equity Interests or Indirect Equity Interests to immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, provided, that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, or (iii) with Parent’s prior written consent. Any Transfer, or purported Transfer, of Equity Interests or Indirect Equity Interests in violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. The Interest Holder shall not deposit (or cause or permit the deposit of) any Equity Interests or Indirect Equity Interests in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Equity Interests or Indirect Equity Interests.

3. Agreement to Vote Equity Interests.

(a) From the date hereof through the Expiration Date, at every meeting of the Members of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Members of the Company, the Interest Holder (in the Interest Holder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record of its Equity Interests, on any applicable record date to, vote all Equity Interests that are then owned by such Interest Holder and entitled to vote or act by written consent:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of

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the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The Interest Holder shall retain at all times the right to vote the Equity Interests and Indirect Equity Interests in his sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii), and (iii) that are at any time or from time to time presented for consideration to the Company’s Members generally.

(b) In the event that a meeting of the Members of the Company is held, the Interest Holder shall, or shall cause the holder of record of its Equity Interests on any applicable record date to, appear at such a meeting or otherwise cause the Equity Interests to be counted as present thereat for purposes of establishing a quorum, and the Interest Holder, acting in his capacity as an equity holder of HealthCare Partners Medical Group or other entities that are direct or indirect owners of Company Common Units, shall take the steps available to it as an equity holder under the applicable Governing Documents to cause HealthCare Partners Medical Group or such other intermediate entity, on any applicable record date, to appear at such meeting or otherwise cause the Company Common Units held by HealthCare Partners Medical Group or such other intermediate entity to be counted as present thereat for purposes of establishing a quorum.

(c) The Interest Holder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Election.

(a) The Interest Holder shall elect to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Equity Interests on a properly completed Election Form in accordance with the provisions set forth in the Merger Agreement and in the Election Form provided to the Interest Holder and shall not revoke or change such Election Form.

(b) The Interest Holder shall submit an election to or otherwise instruct any intermediate entity through which he holds Indirect Equity Interests to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Indirect Equity Interests, subject to the applicable Governing Documents of the intermediate entity, and shall not revoke or change such election.

5. Agreement Not to Exercise Appraisal Rights. The Interest Holder shall not exercise, and hereby irrevocably and unconditionally waives, any rights of appraisal or rights of dissent from the Merger that such Interest Holder may have under Chapter 13 of the CLLCA by virtue of ownership of any Equity Interests. Notwithstanding the foregoing, nothing in this Section 5 shall constitute, or be deemed to constitute, a waiver or release by the Interest Holder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

6. Managers and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Interest Holder from acting in his capacity as a manager or officer of the Company or of any intermediate entity through which the Interest Holders holds Indirect Equity Interests or fulfilling the obligations of any such office, including by voting, in his capacity as a manager of the Company or any intermediate entity through the Interest Holder holds Indirect Equity Interests, in the Interest Holder’s sole discretion on any matter. In this regard, the Interest Holder shall not be deemed to make any agreement or

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understanding in this Agreement in the Interest Holder’s capacity as a manager or officer of the Company or any intermediate entity through which the Interest Holder holds Indirect Equity Interests.

7. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Interest Holder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable until following the Expiration Date to the fullest extent permissible by law, with respect to all the Equity Interests.

8. Lock-Up; Legend.

(a) The Interest Holder hereby agrees not to sell or otherwise Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (any of the foregoing transactions, a “Post Merger Sale”) of any Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement and held by the Interest Holder other than pursuant to this Section 8.

(i) During the one (1) year period following the second (2nd) anniversary of the Effective Time, the Interest Holder may conduct Post Merger Sales of no more than thirty-three percent (33%) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(ii) During the one (1) year period following the third (3rd) anniversary of the Effective Time (as defined in the Merger Agreement) of the Merger, the Interest Holder may conduct Post Merger Sales of no more than sixty-seven percent (67%) (inclusive of any Parent Common Stock sold during the prior year under Section 8(a)(i)) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(iii) After the fourth (4th) anniversary of the Effective Time all restrictions on sales or transfers of Parent Common Stock set forth in this Section 8 shall terminate and all such shares shall be freely saleable and transferable.

(iv) Notwithstanding the foregoing, the Interest Holder may consummate a Post Merger Sale at any time and for any amount of Parent securities received pursuant to the terms of the Merger Agreement with any immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, if such transferee, prior to the Post Merger Sale, agrees to be bound by this Section 8.

(b) Any certificate evidencing Parent Common Stock issued in the Merger at any time and owned, beneficially or of record, by the Interest Holder (or any successor or assign thereof) shall (in addition to such other legend(s) as may be required under the Merger Agreement or by Law) have the following legend written, printed, or stamped upon the face thereof:

THE SECURITIES REPRESENTED BY, OR TO BE ISSUED IN ACCORDANCE WITH, THIS CERTIFICATE OR INSTRUMENT ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF A SUPPORT AGREEMENT, DATED AS OF MAY [•], 2012, AMONG DAVITA INC., HEALTHCARE PARTNERS HOLDINGS, LLC, AND CERTAIN SHAREHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF DAVITA INC. SUCH AGREEMENT, AMONG OTHER THINGS, MAY RESTRICT THE TRANSFER OF SUCH SECURITIES. SUCH SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED, ENCUMBERED, OR DISPOSED OF, EXCEPT AS EXPRESSLY PROVIDED IN SUCH AGREEMENT. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST SUCH SECURITIES AND THE CERTIFICATES EVIDENCING SUCH SECURITIES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH AGREEMENT.

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The Interest Holder consents to the placing of stop transfer instructions against such Equity Interests and Indirect Equity Interests and the certificates evidencing such Parent Common Stock to restrict their transfer except as permitted under this Agreement. Following the expiration of the restrictions on the sale and transfer of Parent Common Stock set forth in this Section 8 as to any shares of Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement, the legend, and the stop transfer instructions set forth above shall be immediately removed and terminated and, upon request of the Interest Holder, new certificates evidencing such Parent Common Stock shall be issued to the Interest Holder.

9. Merger Agreement. Acting in his capacity as a manager or officer of the Company, or as a Member or manager or officer of an intermediate entity through which the Interest Holder holds Indirect Equity Interests, the Interest Holder shall use commercially reasonable efforts to cause the Company to comply with the terms and conditions of the Merger Agreement, including holding the Member Meeting for the purpose of obtaining the Member Approval and mailing to the Members the Prospectus prior to the Member Meeting and in accordance with the Governing Documents of the Company and applicable Law.

10. Representations and Warranties of the Interest Holder. The Interest Holder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Interest Holder has the legal capacity to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by the Interest Holder, and (assuming due authorization, execution, and delivery by Parent) this Agreement and the Proxy constitute a legal, valid, and binding obligation of the Interest Holder, enforceable against the Interest Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Proxy by the Interest Holder nor the consummation by the Interest Holder of the Transactions, nor performance of this Agreement or the Proxy by the Interest Holder, will (a) conflict with or violate in any material respect any material Law applicable to the Interest Holder, or (b) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any agreement to which the Interest Holder is a party or by which the Interest Holder may be bound, including any voting agreement or voting trust.

(c) Ownership of Equity Interests. The Interest Holder (i) is the sole record and beneficial owner of the Company Common Units and equity interests in HealthCare Partners Medical Group and other entities that are direct or indirect owners of outstanding equity interests of the Company set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than transfer restrictions contained in the Governing Documents of the Company, HealthCare Partners Medical Group, or other entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), proxies, voting trust, voting agreement, or other similar agreements, (ii) is the sole holder of the Company Options that are exercisable for the number of Company Common Units set forth on the signature page of this Agreement, all of which Company Options and Company Common Units issuable upon the exercise of such Company Options are, or in the case of Company Common Units received upon exercise of an option after the date hereof will be, and the options to purchase such number of equity interests of Earthquake Medical Group and such other entities set forth on the signature page of this Agreement, free and clear of any Encumbrances (other than transfer restrictions in the Company Plan or the Governing Documents of the Company, HealthCare Partners Medical Group, or other entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), and

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(iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company, HealthCare Partners Medical Group or such other direct or indirect owners of the Company other than the Company Common Units, Company Options, the Company Common Units issuable upon the exercise of such Company Options, and Indirect Equity Interests set forth on the signature page of this Agreement.

(d) Voting Power. The Interest Holder has or will have sole voting power with respect to all of the Equity Interests, with no limitations, qualifications, or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Merger Agreement based upon arrangements made by or on behalf of the Interest Holder in its capacity as such.

(f) Reliance by Parent. The Interest Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Interest Holder’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements contained herein.

11. Certain Restrictions. The Interest Holder shall not, directly or indirectly, take any action that would make any representation or warranty of the Interest Holder contained herein untrue or incorrect in any material respect.

12. Disclosure. The Interest Holder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, including the Prospectus and the Financing Registration Statement, any document in connection with the Financing, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Interest Holder’s identity and ownership of Equity Interests and the nature of the Interest Holder’s commitments, arrangements, and understandings under this Agreement.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Equity Interests or Indirect Equity Interests. Except as provided in this Agreement, all rights, ownership, and economic benefits relating to the Equity Interests and Indirect Equity Interests shall remain vested in and belong to the Interest Holder.

14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Interest Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to fulfill such Interest Holder’s obligations under this Agreement.

15. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Interest Holder hereby authorizes the Company to record a stop transfer order with respect to all of the Equity Interests of the Interest Holder (and to give notice that this Agreement places limits on the voting and transfer of such Equity Interests), provided that such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date.

16. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date, provided, that the rights and obligations in Section 8 shall survive the Expiration Date in accordance with their terms. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any intentional breach of this Agreement prior to such termination. This Section 16 and Sections 1 and 17 (as applicable) shall survive any termination of this Agreement.

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17. Miscellaneous.

(a) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(b) Assignment. Except as permitted under Section 2(a), this Agreement may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Parent shall have the right to assign this Agreement to a direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment shall not relieve Parent of its obligations hereunder.

(c) Amendments; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(d) Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in

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each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(e)):

(i)	if to Parent:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

Tel: (303) 475-2100

with copies to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Deputy General Counsel - Transactions

Tel: (303) 475-2100

DaVita Inc.

1423 Pacific Avenue

Tacoma, Washington 98402

Attention: Chief Accounting Officer

Tel: (253) 272-1916

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Spencer D. Klein

E-mail:        sklein@mofo.com

(ii)	if to the Company:

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

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(iii)	if to the Interest Holder:

c/o HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law; Submission to Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(ii) All Actions commenced before the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto prior to the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(iii) All Actions commenced after the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Los Angeles, California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any California state court sitting in Los Angeles, California. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in Los Angeles, California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto after the Closing; (B) consent

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to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

(j) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(k) Expenses. All fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs, and expenses.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

DAVITA INC.

By:	/s/ Dennis L. Kogod
Name:	Dennis L. Kogod
Title:	Chief Operating Officer

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name:	Robert J. Margolis, M.D.
Title:	Chief Executive Officer

ROBERT J. MARGOLIS, M.D.

/s/ Robert J. Margolis

Equity Interests owned:

Company Common Units

Options exercisable for Company Common Units

HealthCare Partners Medical Group equity interests

Options exercisable for HealthCare Partners Medical Group equity interests equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

Options exercisable for equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

[Signature Page to Support Agreement]

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EXHIBIT A

IRREVOCABLE PROXY

The undersigned Interest Holder (the “Interest Holder”) of HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints DAVITA INC., a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer, or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the equity interests of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Equity Interests”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Equity Interests are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Equity Interests until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest, and is granted pursuant to that certain Support Agreement, dated as of the date hereof, by and among Parent, the Company, and the undersigned Interest Holder (the “Support Agreement”), and is granted as a condition and material inducement to the willingness of Parent and Seismic Acquisition LLC, a California limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”). The Interest Holder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the CLLCA, (b) revokes any and all prior proxies granted by such Interest Holder with respect to the Equity Interests and no subsequent proxy shall be given by the Interest Holder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Equity Interests, and to exercise all voting, consent, and similar rights of the undersigned with respect to the Equity Interests (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned, or postponed meeting of Members of the Company and in every written consent in lieu of such meeting:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

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(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Interest Holder may vote the Equity Interests in his sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May 20, 2012	ROBERT J. MARGOLIS, M.D.

/s/ Robert J. Margolis

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Annex C(2)

EXECUTION COPY

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 20, 2012, is by and among DAVITA INC., a Delaware corporation (“Parent”), HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and the undersigned interest holder (the “Interest Holder”) of the Company.

WITNESSETH:

WHEREAS, Parent, Seismic Acquisition LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Interest Holder is the indirect owner, whether through HealthCare Partners Medical Group or otherwise, of that number of the outstanding equity interests of the Company, and is the holder of options to purchase such number of equity interests of the Company, as set forth on the signature page of this Agreement; and

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Interest Holder (in the Interest Holder’s capacity as such) has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) except with respect to Section 8, such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Equity Interests” means (i) all equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Company Option, dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like, but excluding any Equity Awards granted to the Interest Holder pursuant to Section 6.18 of the Merger Agreement).

(c) “Indirect Equity Interests” means (i) all equity securities of HealthCare Partners Medical Group or other entities that are direct or indirect owners of outstanding equity interests of the Company (including all

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other rights to acquire equity securities thereof) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity securities of HealthCare Partners Medical Group or such other entity (including all other rights to acquire equity securities thereof) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like).

(d) “Transfer” means, with respect to an Equity Interest, an Indirect Equity Interest or Parent Common Stock received pursuant to the terms of the Merger Agreement, to directly or indirectly (i) sell, pledge, encumber, assign, grant an option with respect to, transfer, tender, or dispose of such security or any interest in such security or (ii) enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of, or disposition of such security or any interest therein.

2. Transfer of Equity Interests.

(a) Transfer Restrictions. From the date hereof through the Expiration Date, the Interest Holder shall not Transfer (or cause or permit the Transfer of) any of the Equity Interests or Indirect Equity Interests, or enter into any agreement relating thereto, except (i) by selling already-owned Equity Interests either to pay the exercise price upon the exercise of a Company Option or to satisfy the Interest Holder’s tax withholding obligation upon the exercise of a Company Option, in each case as permitted by the Company Plan, (ii) for transferring Equity Interests or Indirect Equity Interests to immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, provided, that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, or (iii) with Parent’s prior written consent. Any Transfer, or purported Transfer, of Equity Interests or Indirect Equity Interests in violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. The Interest Holder shall not deposit (or cause or permit the deposit of) any Equity Interests or Indirect Equity Interests in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Equity Interests or Indirect Equity Interests.

3. Agreement to Vote Equity Interests.

(a) From the date hereof through the Expiration Date, at every meeting of the Members of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Members of the Company, the Interest Holder (in the Interest Holder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record of its Equity Interests, on any applicable record date to, vote all Equity Interests that are then owned by such Interest Holder and entitled to vote or act by written consent:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets,

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reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The Interest Holder shall retain at all times the right to vote the Equity Interests and Indirect Equity Interests in his sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii), and (iii) that are at any time or from time to time presented for consideration to the Company’s Members generally.

(b) In the event that a meeting of the Members of the Company is held, the Interest Holder shall, or shall cause the holder of record of its Equity Interests on any applicable record date to, appear at such a meeting or otherwise cause the Equity Interests to be counted as present thereat for purposes of establishing a quorum, and the Interest Holder, acting in his capacity as an equity holder of HealthCare Partners Medical Group or other entities that are direct or indirect owners of Company Common Units, shall take the steps available to it as an equity holder under the applicable Governing Documents to cause HealthCare Partners Medical Group or such other intermediate entity, on any applicable record date, to appear at such meeting or otherwise cause the Company Common Units held by HealthCare Partners Medical Group or such other intermediate entity to be counted as present thereat for purposes of establishing a quorum.

(c) The Interest Holder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Election.

(a) The Interest Holder shall elect to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Equity Interests on a properly completed Election Form in accordance with the provisions set forth in the Merger Agreement and in the Election Form provided to the Interest Holder and shall not revoke or change such Election Form.

(b) The Interest Holder shall submit an election to or otherwise instruct any intermediate entity through which he holds Indirect Equity Interests to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Indirect Equity Interests, subject to the applicable Governing Documents of the intermediate entity, and shall not revoke or change such election.

5. Agreement Not to Exercise Appraisal Rights. The Interest Holder shall not exercise, and hereby irrevocably and unconditionally waives, any rights of appraisal or rights of dissent from the Merger that such Interest Holder may have under Chapter 13 of the CLLCA by virtue of ownership of any Equity Interests. Notwithstanding the foregoing, nothing in this Section 5 shall constitute, or be deemed to constitute, a waiver or release by the Interest Holder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

6. Managers and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Interest Holder from acting in his capacity as a manager or officer of the Company or of any intermediate entity through which the Interest Holders holds Indirect Equity Interests or fulfilling the obligations of any such office, including by voting, in his capacity as a manager of the Company or

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any intermediate entity through the Interest Holder holds Indirect Equity Interests, in the Interest Holder’s sole discretion on any matter. In this regard, the Interest Holder shall not be deemed to make any agreement or understanding in this Agreement in the Interest Holder’s capacity as a manager or officer of the Company or any intermediate entity through which the Interest Holder holds Indirect Equity Interests.

7. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Interest Holder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable until following the Expiration Date to the fullest extent permissible by law, with respect to all the Equity Interests.

8. Lock-Up; Legend.

(a) The Interest Holder hereby agrees not to sell or otherwise Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (any of the foregoing transactions, a “Post Merger Sale”) of any Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement and held by the Interest Holder other than pursuant to this Section 8.

(i) During the one (1) year period following the second (2nd) anniversary of the Effective Time, the Interest Holder may conduct Post Merger Sales of no more than thirty-three percent (33%) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(ii) During the one (1) year period following the third (3rd) anniversary of the Effective Time (as defined in the Merger Agreement) of the Merger, the Interest Holder may conduct Post Merger Sales of no more than sixty-seven percent (67%) (inclusive of any Parent Common Stock sold during the prior year under Section 8(a)(i)) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(iii) After the fourth (4th) anniversary of the Effective Time all restrictions on sales or transfers of Parent Common Stock set forth in this Section 8 shall terminate and all such shares shall be freely saleable and transferable.

(iv) Notwithstanding the foregoing, the Interest Holder may consummate a Post Merger Sale at any time and for any amount of Parent securities received pursuant to the terms of the Merger Agreement with any immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, if such transferee, prior to the Post Merger Sale, agrees to be bound by this Section 8.

(b) Any certificate evidencing Parent Common Stock issued in the Merger at any time and owned, beneficially or of record, by the Interest Holder (or any successor or assign thereof) shall (in addition to such other legend(s) as may be required under the Merger Agreement or by Law) have the following legend written, printed, or stamped upon the face thereof:

THE SECURITIES REPRESENTED BY, OR TO BE ISSUED IN ACCORDANCE WITH, THIS CERTIFICATE OR INSTRUMENT ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF A SUPPORT AGREEMENT, DATED AS OF MAY [•], 2012, AMONG DAVITA INC., HEALTHCARE PARTNERS HOLDINGS, LLC, AND CERTAIN SHAREHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF DAVITA INC. SUCH AGREEMENT, AMONG OTHER THINGS, MAY RESTRICT THE TRANSFER OF SUCH SECURITIES. SUCH SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED, ENCUMBERED, OR DISPOSED OF, EXCEPT AS EXPRESSLY PROVIDED IN SUCH AGREEMENT. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST SUCH SECURITIES AND THE CERTIFICATES EVIDENCING SUCH SECURITIES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH AGREEMENT.

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The Interest Holder consents to the placing of stop transfer instructions against such Equity Interests and Indirect Equity Interests and the certificates evidencing such Parent Common Stock to restrict their transfer except as permitted under this Agreement. Following the expiration of the restrictions on the sale and transfer of Parent Common Stock set forth in this Section 8 as to any shares of Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement, the legend, and the stop transfer instructions set forth above shall be immediately removed and terminated and, upon request of the Interest Holder, new certificates evidencing such Parent Common Stock shall be issued to the Interest Holder.

9. Merger Agreement. Acting in his capacity as a manager or officer of the Company, or as a Member or manager or officer of an intermediate entity through which the Interest Holder holds Indirect Equity Interests, the Interest Holder shall use commercially reasonable efforts to cause the Company to comply with the terms and conditions of the Merger Agreement, including holding the Member Meeting for the purpose of obtaining the Member Approval and mailing to the Members the Prospectus prior to the Member Meeting and in accordance with the Governing Documents of the Company and applicable Law.

10. Representations and Warranties of the Interest Holder. The Interest Holder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Interest Holder has the legal capacity to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by the Interest Holder, and (assuming due authorization, execution, and delivery by Parent) this Agreement and the Proxy constitute a legal, valid, and binding obligation of the Interest Holder, enforceable against the Interest Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Proxy by the Interest Holder nor the consummation by the Interest Holder of the Transactions, nor performance of this Agreement or the Proxy by the Interest Holder, will (a) conflict with or violate in any material respect any material Law applicable to the Interest Holder, or (b) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any agreement to which the Interest Holder is a party or by which the Interest Holder may be bound, including any voting agreement or voting trust.

(c) Ownership of Equity Interests. The Interest Holder (i) is the sole record and beneficial owner of the Company Common Units and equity interests in HealthCare Partners Medical Group and other entities that are direct or indirect owners of outstanding equity interests of the Company set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than transfer restrictions contained in the Governing Documents of the Company, HealthCare Partners Medical Group, or other entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), proxies, voting trust, voting agreement, or other similar agreements, (ii) is the sole holder of the Company Options that are exercisable for the number of Company Common Units set forth on the signature page of this Agreement, all of which Company Options and Company Common Units issuable upon the exercise of such Company Options are, or in the case of Company Common Units received upon exercise of an option after the date hereof will be, and the options to purchase such number of equity interests of Earthquake Medical Group and such other entities set forth on the signature page of this Agreement, free and clear of any Encumbrances (other than transfer restrictions in the Company Plan or the Governing Documents of the Company, HealthCare Partners Medical Group, or other entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), and (iii) except as set forth on the signature

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page to this Agreement, does not own, beneficially or otherwise, any securities of the Company, HealthCare Partners Medical Group or such other direct or indirect owners of the Company other than the Company Common Units, Company Options, the Company Common Units issuable upon the exercise of such Company Options, and Indirect Equity Interests set forth on the signature page of this Agreement.

(d) Voting Power. The Interest Holder has or will have sole voting power with respect to all of the Equity Interests, with no limitations, qualifications, or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Merger Agreement based upon arrangements made by or on behalf of the Interest Holder in its capacity as such.

(f) Reliance by Parent. The Interest Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Interest Holder’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements contained herein.

11. Certain Restrictions. The Interest Holder shall not, directly or indirectly, take any action that would make any representation or warranty of the Interest Holder contained herein untrue or incorrect in any material respect.

12. Disclosure. The Interest Holder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, including the Prospectus and the Financing Registration Statement, any document in connection with the Financing, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Interest Holder’s identity and ownership of Equity Interests and the nature of the Interest Holder’s commitments, arrangements, and understandings under this Agreement.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Equity Interests or Indirect Equity Interests. Except as provided in this Agreement, all rights, ownership, and economic benefits relating to the Equity Interests and Indirect Equity Interests shall remain vested in and belong to the Interest Holder.

14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Interest Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to fulfill such Interest Holder’s obligations under this Agreement.

15. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Interest Holder hereby authorizes the Company to record a stop transfer order with respect to all of the Equity Interests of the Interest Holder (and to give notice that this Agreement places limits on the voting and transfer of such Equity Interests), provided that such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date.

16. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date, provided, that the rights and obligations in Section 8 shall survive the Expiration Date in accordance with their terms. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any intentional breach of this Agreement prior to such termination. This Section 16 and Sections 1 and 17 (as applicable) shall survive any termination of this Agreement.

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17. Miscellaneous.

(a) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(b) Assignment. Except as permitted under Section 2(a), this Agreement may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Parent shall have the right to assign this Agreement to a direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment shall not relieve Parent of its obligations hereunder.

(c) Amendments; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(d) Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in

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each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(e)):

(i)	if to Parent:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

Tel: (303) 475-2100

with copies to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Deputy General Counsel - Transactions

Tel: (303) 475-2100

DaVita Inc.

1423 Pacific Avenue

Tacoma, Washington 98402

Attention: Chief Accounting Officer

Tel: (253) 272-1916

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Spencer D. Klein

E-mail:        sklein@mofo.com

(ii)	if to the Company:

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

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(iii)	if to the Interest Holder:

c/o HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: William Chin, M.D.

E-mail:        wchin@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law; Submission to Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(ii) All Actions commenced before the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto prior to the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(iii) All Actions commenced after the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Los Angeles, California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any California state court sitting in Los Angeles, California. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in Los Angeles, California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto after the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably

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waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

(j) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(k) Expenses. All fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs, and expenses.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

DAVITA INC.

By:	/s/ Dennis L. Kogod
Name:	Dennis L. Kogod
Title:	Chief Operating Officer

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name:	Robert J. Margolis, M.D.
Title:	Chief Executive Officer

WILLIAM CHIN, M.D.

/s/ William Chin
Equity Interests owned:

Company Common Units

Options exercisable for Company Common Units

HealthCare Partners Medical Group equity interests

Options exercisable for HealthCare Partners Medical Group equity interests equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

Options exercisable for equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

[Signature Page to Support Agreement]

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EXHIBIT A

IRREVOCABLE PROXY

The undersigned Interest Holder (the “Interest Holder”) of HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints DAVITA INC., a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer, or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the equity interests of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Equity Interests”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Equity Interests are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Equity Interests until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest, and is granted pursuant to that certain Support Agreement, dated as of the date hereof, by and among Parent, the Company, and the undersigned Interest Holder (the “Support Agreement”), and is granted as a condition and material inducement to the willingness of Parent and Seismic Acquisition LLC, a California limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”). The Interest Holder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the CLLCA, (b) revokes any and all prior proxies granted by such Interest Holder with respect to the Equity Interests and no subsequent proxy shall be given by the Interest Holder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Equity Interests, and to exercise all voting, consent, and similar rights of the undersigned with respect to the Equity Interests (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned, or postponed meeting of Members of the Company and in every written consent in lieu of such meeting:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

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(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Interest Holder may vote the Equity Interests in his sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May 20, 2012	WILLIAM CHIN, M.D.

/s/ William Chin

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Annex C(3)

EXECUTION COPY

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 20, 2012, is by and among DAVITA INC., a Delaware corporation (“Parent”), HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and the undersigned interest holder (the “Interest Holder”) of the Company.

WITNESSETH:

WHEREAS, Parent, Seismic Acquisition LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Interest Holder is the direct owner of that number of the outstanding equity interests of the Company, and is the holder of options to purchase such number of equity interests of the Company, as set forth on the signature page of this Agreement; and

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Interest Holder (in the Interest Holder’s capacity as such) has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) except with respect to Section 8, such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Equity Interests” means (i) all equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Company Option, dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like, but excluding any Equity Awards granted to the Interest Holder pursuant to Section 6.18 of the Merger Agreement).

(c) “Indirect Equity Interests” means (i) all equity securities of any entities that are direct or indirect owners of outstanding equity interests of the Company (including all other rights to acquire equity securities thereof) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and

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whether by trust, contract, or otherwise, and (ii) all additional equity securities of any entity (including all other rights to acquire equity securities thereof) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like).

(d) “Transfer” means, with respect to an Equity Interest, an Indirect Equity Interest or Parent Common Stock received pursuant to the terms of the Merger Agreement, to directly or indirectly (i) sell, pledge, encumber, assign, grant an option with respect to, transfer, tender, or dispose of such security or any interest in such security or (ii) enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of, or disposition of such security or any interest therein.

2. Transfer of Equity Interests.

(a) Transfer Restrictions. From the date hereof through the Expiration Date, the Interest Holder shall not Transfer (or cause or permit the Transfer of) any of the Equity Interests or Indirect Equity Interests, or enter into any agreement relating thereto, except (i) by selling already-owned Equity Interests either to pay the exercise price upon the exercise of a Company Option or to satisfy the Interest Holder’s tax withholding obligation upon the exercise of a Company Option, in each case as permitted by the Company Plan, (ii) for transferring Equity Interests or Indirect Equity Interests to immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, provided, that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, or (iii) with Parent’s prior written consent. Any Transfer, or purported Transfer, of Equity Interests or Indirect Equity Interests in violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. The Interest Holder shall not deposit (or cause or permit the deposit of) any Equity Interests or Indirect Equity Interests in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Equity Interests or Indirect Equity Interests.

3. Agreement to Vote Equity Interests.

(a) From the date hereof through the Expiration Date, at every meeting of the Members of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Members of the Company, the Interest Holder (in the Interest Holder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record of its Equity Interests, on any applicable record date to, vote all Equity Interests that are then owned by such Interest Holder and entitled to vote or act by written consent:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of

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the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The Interest Holder shall retain at all times the right to vote the Equity Interests and Indirect Equity Interests in his sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii), and (iii) that are at any time or from time to time presented for consideration to the Company’s Members generally.

(b) In the event that a meeting of the Members of the Company is held, the Interest Holder shall, or shall cause the holder of record of its Equity Interests on any applicable record date to, appear at such a meeting or otherwise cause the Equity Interests to be counted as present thereat for purposes of establishing a quorum, and the Interest Holder, acting in his capacity as an equity holder of any entities that are direct or indirect owners of Company Common Units, shall take the steps available to it as an equity holder under the applicable Governing Documents to cause such intermediate entity, on any applicable record date, to appear at such meeting or otherwise cause the Company Common Units held by such intermediate entity to be counted as present thereat for purposes of establishing a quorum.

(c) The Interest Holder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Election.

(a) The Interest Holder shall elect to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Equity Interests on a properly completed Election Form in accordance with the provisions set forth in the Merger Agreement and in the Election Form provided to the Interest Holder and shall not revoke or change such Election Form.

(b) The Interest Holder shall submit an election to or otherwise instruct any intermediate entity through which he holds Indirect Equity Interests to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Indirect Equity Interests, subject to the applicable Governing Documents of the intermediate entity, and shall not revoke or change such election.

5. Agreement Not to Exercise Appraisal Rights. The Interest Holder shall not exercise, and hereby irrevocably and unconditionally waives, any rights of appraisal or rights of dissent from the Merger that such Interest Holder may have under Chapter 13 of the CLLCA by virtue of ownership of any Equity Interests. Notwithstanding the foregoing, nothing in this Section 5 shall constitute, or be deemed to constitute, a waiver or release by the Interest Holder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

6. Managers and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Interest Holder from acting in his capacity as a manager or officer of the Company or of any intermediate entity through which the Interest Holders holds Indirect Equity Interests or fulfilling the obligations of any such office, including by voting, in his capacity as a manager of the Company or any intermediate entity through the Interest Holder holds Indirect Equity Interests, in the Interest Holder’s sole discretion on any matter. In this regard, the Interest Holder shall not be deemed to make any agreement or understanding in this Agreement in the Interest Holder’s capacity as a manager or officer of the Company or any intermediate entity through which the Interest Holder holds Indirect Equity Interests.

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7. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Interest Holder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable until following the Expiration Date to the fullest extent permissible by law, with respect to all the Equity Interests.

8. Lock-Up; Legend.

(a) The Interest Holder hereby agrees not to sell or otherwise Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (any of the foregoing transactions, a “Post Merger Sale”) of any Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement and held by the Interest Holder other than pursuant to this Section 8.

(i) During the one (1) year period following the second (2nd) anniversary of the Effective Time, the Interest Holder may conduct Post Merger Sales of no more than thirty-three percent (33%) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(ii) During the one (1) year period following the third (3rd) anniversary of the Effective Time (as defined in the Merger Agreement) of the Merger, the Interest Holder may conduct Post Merger Sales of no more than sixty-seven percent (67%) (inclusive of any Parent Common Stock sold during the prior year under Section 8(a)(i)) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(iii) After the fourth (4th) anniversary of the Effective Time all restrictions on sales or transfers of Parent Common Stock set forth in this Section 8 shall terminate and all such shares shall be freely saleable and transferable.

(iv) Notwithstanding the foregoing, the Interest Holder may consummate a Post Merger Sale at any time and for any amount of Parent securities received pursuant to the terms of the Merger Agreement with any immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, if such transferee, prior to the Post Merger Sale, agrees to be bound by this Section 8.

(b) Any certificate evidencing Parent Common Stock issued in the Merger at any time and owned, beneficially or of record, by the Interest Holder (or any successor or assign thereof) shall (in addition to such other legend(s) as may be required under the Merger Agreement or by Law) have the following legend written, printed, or stamped upon the face thereof:

THE SECURITIES REPRESENTED BY, OR TO BE ISSUED IN ACCORDANCE WITH, THIS CERTIFICATE OR INSTRUMENT ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF A SUPPORT AGREEMENT, DATED AS OF MAY [•], 2012, AMONG DAVITA INC., HEALTHCARE PARTNERS HOLDINGS, LLC, AND CERTAIN SHAREHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF DAVITA INC. SUCH AGREEMENT, AMONG OTHER THINGS, MAY RESTRICT THE TRANSFER OF SUCH SECURITIES. SUCH SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED, ENCUMBERED, OR DISPOSED OF, EXCEPT AS EXPRESSLY PROVIDED IN SUCH AGREEMENT. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST SUCH SECURITIES AND THE CERTIFICATES EVIDENCING SUCH SECURITIES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH AGREEMENT.

The Interest Holder consents to the placing of stop transfer instructions against such Equity Interests and Indirect Equity Interests and the certificates evidencing such Parent Common Stock to restrict their transfer

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except as permitted under this Agreement. Following the expiration of the restrictions on the sale and transfer of Parent Common Stock set forth in this Section 8 as to any shares of Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement, the legend, and the stop transfer instructions set forth above shall be immediately removed and terminated and, upon request of the Interest Holder, new certificates evidencing such Parent Common Stock shall be issued to the Interest Holder.

9. Merger Agreement. Acting in his capacity as a manager or officer of the Company, or as a Member or manager or officer of an intermediate entity through which the Interest Holder holds Indirect Equity Interests, the Interest Holder shall use commercially reasonable efforts to cause the Company to comply with the terms and conditions of the Merger Agreement, including holding the Member Meeting for the purpose of obtaining the Member Approval and mailing to the Members the Prospectus prior to the Member Meeting and in accordance with the Governing Documents of the Company and applicable Law.

10. Representations and Warranties of the Interest Holder. The Interest Holder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Interest Holder has the legal capacity to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by the Interest Holder, and (assuming due authorization, execution, and delivery by Parent) this Agreement and the Proxy constitute a legal, valid, and binding obligation of the Interest Holder, enforceable against the Interest Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Proxy by the Interest Holder nor the consummation by the Interest Holder of the Transactions, nor performance of this Agreement or the Proxy by the Interest Holder, will (a) conflict with or violate in any material respect any material Law applicable to the Interest Holder, or (b) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any agreement to which the Interest Holder is a party or by which the Interest Holder may be bound, including any voting agreement or voting trust.

(c) Ownership of Equity Interests. The Interest Holder (i) is the sole record and beneficial owner of the Company Common Units and equity interests in entities that are direct or indirect owners of outstanding equity interests of the Company set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than transfer restrictions contained in the Governing Documents of the Company or entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), proxies, voting trust, voting agreement, or other similar agreements, (ii) is the sole holder of the Company Options that are exercisable for the number of Company Common Units set forth on the signature page of this Agreement, all of which Company Options and Company Common Units issuable upon the exercise of such Company Options are, or in the case of Company Common Units received upon exercise of an option after the date hereof will be, and the options to purchase such number of equity interests of the entities set forth on the signature page of this Agreement, free and clear of any Encumbrances (other than transfer restrictions in the Company Plan or the Governing Documents of the Company or entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company or direct or indirect owners of the Company other than the Company Common Units, Company Options, the Company Common Units issuable upon the exercise of such Company Options, and Indirect Equity Interests set forth on the signature page of this Agreement.

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(d) Voting Power. The Interest Holder has or will have sole voting power with respect to all of the Equity Interests, with no limitations, qualifications, or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Merger Agreement based upon arrangements made by or on behalf of the Interest Holder in its capacity as such.

(f) Reliance by Parent. The Interest Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Interest Holder’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements contained herein.

11. Certain Restrictions. The Interest Holder shall not, directly or indirectly, take any action that would make any representation or warranty of the Interest Holder contained herein untrue or incorrect in any material respect.

12. Disclosure. The Interest Holder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, including the Prospectus and the Financing Registration Statement, any document in connection with the Financing, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Interest Holder’s identity and ownership of Equity Interests and the nature of the Interest Holder’s commitments, arrangements, and understandings under this Agreement.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Equity Interests or Indirect Equity Interests. Except as provided in this Agreement, all rights, ownership, and economic benefits relating to the Equity Interests and Indirect Equity Interests shall remain vested in and belong to the Interest Holder.

14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Interest Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to fulfill such Interest Holder’s obligations under this Agreement.

15. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Interest Holder hereby authorizes the Company to record a stop transfer order with respect to all of the Equity Interests of the Interest Holder (and to give notice that this Agreement places limits on the voting and transfer of such Equity Interests), provided that such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date.

16. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date, provided, that the rights and obligations in Section 8 shall survive the Expiration Date in accordance with their terms. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any intentional breach of this Agreement prior to such termination. This Section 16 and Sections 1 and 17 (as applicable) shall survive any termination of this Agreement.

17. Miscellaneous.

(a) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such

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determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(b) Assignment. Except as permitted under Section 2(a), this Agreement may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Parent shall have the right to assign this Agreement to a direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment shall not relieve Parent of its obligations hereunder.

(c) Amendments; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(d) Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(e)):

(i)	if to Parent:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

Tel: (303) 475-2100

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with copies to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Deputy General Counsel - Transactions

Tel: (303) 475-2100

DaVita Inc.

1423 Pacific Avenue

Tacoma, Washington 98402
Attention: Chief Accounting Officer

Tel: (253) 272-1916

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Spencer D. Klein

E-mail:        sklein@mofo.com

(ii)	if to the Company:

HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(iii)	if to the Interest Holder:

c/o HealthCare Partners Holdings, LLC

19191 South Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Matthew M. Mazdyasni

E-mail:        mmazdyasni@healthcarepartners.com

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with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law; Submission to Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(ii) All Actions commenced before the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto prior to the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(iii) All Actions commenced after the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Los Angeles, California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any California state court sitting in Los Angeles, California. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in Los Angeles, California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto after the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

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(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

(j) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(k) Expenses. All fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs, and expenses.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

DAVITA INC.

By:	/s/ Dennis L. Kogod
Name:	Dennis L. Kogod
Title:	Chief Operating Officer

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name:	Robert J. Margolis, M.D.
Title:	Chief Executive Officer

MATTHEW M. MAZDYASNI

/s/ Matthew M. Mazdyasni

Equity Interests owned:

Company Common Units

Options exercisable for Company Common Units

equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

Options exercisable for equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

[Signature Page to Support Agreement]

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EXHIBIT A

IRREVOCABLE PROXY

The undersigned Interest Holder (the “Interest Holder”) of HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints DAVITA INC., a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer, or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the equity interests of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Equity Interests”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Equity Interests are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Equity Interests until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest, and is granted pursuant to that certain Support Agreement, dated as of the date hereof, by and among Parent, the Company, and the undersigned Interest Holder (the “Support Agreement”), and is granted as a condition and material inducement to the willingness of Parent and Seismic Acquisition LLC, a California limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”). The Interest Holder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the CLLCA, (b) revokes any and all prior proxies granted by such Interest Holder with respect to the Equity Interests and no subsequent proxy shall be given by the Interest Holder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Equity Interests, and to exercise all voting, consent, and similar rights of the undersigned with respect to the Equity Interests (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned, or postponed meeting of Members of the Company and in every written consent in lieu of such meeting:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

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(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Interest Holder may vote the Equity Interests in his sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May 20, 2012	MATTHEW M. MAZDYASNI

/s/ Matthew M. Mazdyasni

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Annex C(4)

EXECUTION COPY

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 20, 2012, is by and among DAVITA INC., a Delaware corporation (“Parent”), HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), and the undersigned interest holder (the “Interest Holder”) of the Company.

WITNESSETH:

WHEREAS, Parent, Seismic Acquisition LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Interest Holder is the direct owner and indirect owner, whether through Bay Shores Investment, LLC or otherwise, of that number of the outstanding equity interests of the Company, and is the holder of options to purchase such number of equity interests of the Company, as set forth on the signature page of this Agreement; and

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Interest Holder (in the Interest Holder’s capacity as such) has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) except with respect to Section 8, such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Equity Interests” means (i) all equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity securities of the Company (including all Company Common Units, all Company Options, and all other rights to acquire Company Common Units) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Company Option, dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like, but excluding any Equity Awards granted to the Interest Holder pursuant to Section 6.18 of the Merger Agreement).

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(c) “Indirect Equity Interests” means (i) all equity securities of Bay Shores Investment, LLC or other entities that are direct or indirect owners of outstanding equity interests of the Company (including all other rights to acquire equity securities thereof) owned by the Interest Holder as of the date hereof, whether as of record or beneficially, and whether by trust, contract, or otherwise, and (ii) all additional equity securities of Bay Shores Investment, LLC or such other entity (including all other rights to acquire equity securities thereof) of which the Interest Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of dividend or distribution, split-up, recapitalization, combination, exchange of units, and the like).

(d) “Transfer” means, with respect to an Equity Interest, an Indirect Equity Interest or Parent Common Stock received pursuant to the terms of the Merger Agreement, to directly or indirectly (i) sell, pledge, encumber, assign, grant an option with respect to, transfer, tender, or dispose of such security or any interest in such security or (ii) enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of, or disposition of such security or any interest therein.

2. Transfer of Equity Interests.

(a) Transfer Restrictions. From the date hereof through the Expiration Date, the Interest Holder shall not Transfer (or cause or permit the Transfer of) any of the Equity Interests or Indirect Equity Interests, or enter into any agreement relating thereto, except (i) by selling already-owned Equity Interests either to pay the exercise price upon the exercise of a Company Option or to satisfy the Interest Holder’s tax withholding obligation upon the exercise of a Company Option, in each case as permitted by the Company Plan, (ii) for transferring Equity Interests or Indirect Equity Interests to immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, provided, that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, or (iii) with Parent’s prior written consent. Any Transfer, or purported Transfer, of Equity Interests or Indirect Equity Interests in violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. The Interest Holder shall not deposit (or cause or permit the deposit of) any Equity Interests or Indirect Equity Interests in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Equity Interests or Indirect Equity Interests.

3. Agreement to Vote Equity Interests.

(a) From the date hereof through the Expiration Date, at every meeting of the Members of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Members of the Company, the Interest Holder (in the Interest Holder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record of its Equity Interests, on any applicable record date to, vote all Equity Interests that are then owned by such Interest Holder and entitled to vote or act by written consent:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

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(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The Interest Holder shall retain at all times the right to vote the Equity Interests and Indirect Equity Interests in his sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii), and (iii) that are at any time or from time to time presented for consideration to the Company’s Members generally.

(b) In the event that a meeting of the Members of the Company is held, the Interest Holder shall, or shall cause the holder of record of its Equity Interests on any applicable record date to, appear at such a meeting or otherwise cause the Equity Interests to be counted as present thereat for purposes of establishing a quorum, and the Interest Holder, acting in his capacity as an equity holder of Bay Shores Investment, LLC or other entities that are direct or indirect owners of Company Common Units, shall take the steps available to it as an equity holder under the applicable Governing Documents to cause Bay Shores Investment, LLC or such other intermediate entity, on any applicable record date, to appear at such meeting or otherwise cause the Company Common Units held by Bay Shores Investment, LLC or such other intermediate entity to be counted as present thereat for purposes of establishing a quorum.

(c) The Interest Holder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Election.

(a) The Interest Holder shall elect to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Equity Interests on a properly completed Election Form in accordance with the provisions set forth in the Merger Agreement and in the Election Form provided to the Interest Holder and shall not revoke or change such Election Form.

(b) The Interest Holder shall submit an election to or otherwise instruct any intermediate entity through which he holds Indirect Equity Interests to receive the Per Unit Closing Stock Consideration for not less than 33% of the Interest Holder’s Indirect Equity Interests, subject to the applicable Governing Documents of the intermediate entity, and shall not revoke or change such election.

5. Agreement Not to Exercise Appraisal Rights. The Interest Holder shall not exercise, and hereby irrevocably and unconditionally waives, any rights of appraisal or rights of dissent from the Merger that such Interest Holder may have under Chapter 13 of the CLLCA by virtue of ownership of any Equity Interests. Notwithstanding the foregoing, nothing in this Section 5 shall constitute, or be deemed to constitute, a waiver or release by the Interest Holder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

6. Managers and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Interest Holder from acting in his capacity as a manager or officer of the

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Company or of any intermediate entity through which the Interest Holders holds Indirect Equity Interests or fulfilling the obligations of any such office, including by voting, in his capacity as a manager of the Company or any intermediate entity through the Interest Holder holds Indirect Equity Interests, in the Interest Holder’s sole discretion on any matter. In this regard, the Interest Holder shall not be deemed to make any agreement or understanding in this Agreement in the Interest Holder’s capacity as a manager or officer of the Company or any intermediate entity through which the Interest Holder holds Indirect Equity Interests.

7. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Interest Holder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable until following the Expiration Date to the fullest extent permissible by law, with respect to all the Equity Interests.

8. Lock-Up; Legend.

(a) The Interest Holder hereby agrees not to sell or otherwise Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (any of the foregoing transactions, a “Post Merger Sale”) of any Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement and held by the Interest Holder other than pursuant to this Section 8.

(i) During the one (1) year period following the second (2nd) anniversary of the Effective Time, the Interest Holder may conduct Post Merger Sales of no more than thirty-three percent (33%) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(ii) During the one (1) year period following the third (3rd) anniversary of the Effective Time (as defined in the Merger Agreement) of the Merger, the Interest Holder may conduct Post Merger Sales of no more than sixty-seven percent (67%) (inclusive of any Parent Common Stock sold during the prior year under Section 8(a)(i)) of any Parent Common Stock received by the Interest Holder pursuant to the Merger Agreement.

(iii) After the fourth (4th) anniversary of the Effective Time all restrictions on sales or transfers of Parent Common Stock set forth in this Section 8 shall terminate and all such shares shall be freely saleable and transferable.

(iv) Notwithstanding the foregoing, the Interest Holder may consummate a Post Merger Sale at any time and for any amount of Parent securities received pursuant to the terms of the Merger Agreement with any immediate family members, a trust established for the benefit of the Interest Holder and/or for the benefit of one or more members of the Interest Holder’s immediate family members, a trust or other foundation established for charitable purposes, charitable organizations, or upon the death of the Interest Holder, if such transferee, prior to the Post Merger Sale, agrees to be bound by this Section 8.

(b) Any certificate evidencing Parent Common Stock issued in the Merger at any time and owned, beneficially or of record, by the Interest Holder (or any successor or assign thereof) shall (in addition to such other legend(s) as may be required under the Merger Agreement or by Law) have the following legend written, printed, or stamped upon the face thereof:

THE SECURITIES REPRESENTED BY, OR TO BE ISSUED IN ACCORDANCE WITH, THIS CERTIFICATE OR INSTRUMENT ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF A SUPPORT AGREEMENT, DATED AS OF MAY [•], 2012, AMONG DAVITA INC., HEALTHCARE PARTNERS HOLDINGS, LLC, AND CERTAIN SHAREHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF DAVITA INC. SUCH AGREEMENT, AMONG OTHER THINGS, MAY RESTRICT THE TRANSFER OF SUCH SECURITIES. SUCH SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED, ENCUMBERED, OR DISPOSED OF,

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EXCEPT AS EXPRESSLY PROVIDED IN SUCH AGREEMENT. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST SUCH SECURITIES AND THE CERTIFICATES EVIDENCING SUCH SECURITIES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH AGREEMENT.

The Interest Holder consents to the placing of stop transfer instructions against such Equity Interests and Indirect Equity Interests and the certificates evidencing such Parent Common Stock to restrict their transfer except as permitted under this Agreement. Following the expiration of the restrictions on the sale and transfer of Parent Common Stock set forth in this Section 8 as to any shares of Parent Common Stock received by the Interest Holder pursuant to the terms of the Merger Agreement, the legend, and the stop transfer instructions set forth above shall be immediately removed and terminated and, upon request of the Interest Holder, new certificates evidencing such Parent Common Stock shall be issued to the Interest Holder.

9. Merger Agreement. Acting in his capacity as a manager or officer of the Company, or as a Member or manager or officer of an intermediate entity through which the Interest Holder holds Indirect Equity Interests, the Interest Holder shall use commercially reasonable efforts to cause the Company to comply with the terms and conditions of the Merger Agreement, including holding the Member Meeting for the purpose of obtaining the Member Approval and mailing to the Members the Prospectus prior to the Member Meeting and in accordance with the Governing Documents of the Company and applicable Law.

10. Representations and Warranties of the Interest Holder. The Interest Holder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Interest Holder has the legal capacity to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by the Interest Holder, and (assuming due authorization, execution, and delivery by Parent) this Agreement and the Proxy constitute a legal, valid, and binding obligation of the Interest Holder, enforceable against the Interest Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Proxy by the Interest Holder nor the consummation by the Interest Holder of the Transactions, nor performance of this Agreement or the Proxy by the Interest Holder, will (a) conflict with or violate in any material respect any material Law applicable to the Interest Holder, or (b) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, or modification of, any agreement to which the Interest Holder is a party or by which the Interest Holder may be bound, including any voting agreement or voting trust.

(c) Ownership of Equity Interests. The Interest Holder (i) is the sole record and beneficial owner of the Company Common Units and equity interests in Bay Shores Investment, LLC and other entities that are direct or indirect owners of outstanding equity interests of the Company set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than transfer restrictions contained in the Governing Documents of the Company, Bay Shores Investment, LLC, or other entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), proxies, voting trust, voting agreement, or other similar agreements, (ii) is the sole holder of the Company Options that are exercisable for the number of Company Common Units set forth on the signature page of this Agreement, all of which Company Options and Company Common Units issuable upon the exercise of such Company Options are, or in the case of Company Common Units received upon exercise of an option after the date hereof will be, and the options to purchase such number of equity interests of Bay

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Shores Investment, LLC and such other entities set forth on the signature page of this Agreement, free and clear of any Encumbrances (other than transfer restrictions in the Company Plan or the Governing Documents of the Company, Bay Shores Investment, LLC, or other entities that are direct or indirect owners of outstanding equity interests of the Company and under applicable securities laws), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company, Bay Shores Investment, LLC or such other direct or indirect owners of the Company other than the Company Common Units, Company Options, the Company Common Units issuable upon the exercise of such Company Options, and Indirect Equity Interests set forth on the signature page of this Agreement.

(d) Voting Power. The Interest Holder has or will have sole voting power with respect to all of the Equity Interests, with no limitations, qualifications, or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Merger Agreement based upon arrangements made by or on behalf of the Interest Holder in its capacity as such.

(f) Reliance by Parent. The Interest Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Interest Holder’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements contained herein.

11. Certain Restrictions. The Interest Holder shall not, directly or indirectly, take any action that would make any representation or warranty of the Interest Holder contained herein untrue or incorrect in any material respect.

12. Disclosure. The Interest Holder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, including the Prospectus and the Financing Registration Statement, any document in connection with the Financing, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Interest Holder’s identity and ownership of Equity Interests and the nature of the Interest Holder’s commitments, arrangements, and understandings under this Agreement.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Equity Interests or Indirect Equity Interests. Except as provided in this Agreement, all rights, ownership, and economic benefits relating to the Equity Interests and Indirect Equity Interests shall remain vested in and belong to the Interest Holder.

14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Interest Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to fulfill such Interest Holder’s obligations under this Agreement.

15. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Interest Holder hereby authorizes the Company to record a stop transfer order with respect to all of the Equity Interests of the Interest Holder (and to give notice that this Agreement places limits on the voting and transfer of such Equity Interests), provided that such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date.

16. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date, provided, that the rights and obligations in Section 8 shall survive the Expiration Date in accordance with their terms. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any intentional breach of this Agreement prior to such termination. This Section 16 and Sections 1 and 17 (as applicable) shall survive any termination of this Agreement.

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17. Miscellaneous.

(a) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(b) Assignment. Except as permitted under Section 2(a), this Agreement may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Parent shall have the right to assign this Agreement to a direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment shall not relieve Parent of its obligations hereunder.

(c) Amendments; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(d) Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in

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each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(e)):

(i)	if to Parent:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

Tel: (303) 475-2100

with copies to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Deputy General Counsel - Transactions

Tel: (303) 475-2100

DaVita Inc.

1423 Pacific Avenue

Tacoma, Washington 98402

Attention: Chief Accounting Officer

Tel: (253) 272-1916

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Spencer D. Klein

E-mail:        sklein@mofo.com

(ii)	if to the Company:

HealthCare Partners Holdings, LLC

19191 S. Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Robert J. Margolis, M.D.

E-mail:        RMargolis@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

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(iii)	if to the Interest Holder:

c/o HealthCare Partners Holdings, LLC

19191 S. Vermont Avenue, Suite 200

Torrance, California 90502

Attention: Thomas Paulsen, M.D.

E-mail:        TPaulsen@healthcarepartners.com

with a copies to:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail:        rmosher@nossaman.com

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert E. Denham

E-mail:        robert.denham@mto.com

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law; Submission to Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(ii) All Actions commenced before the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto prior to the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(iii) All Actions commenced after the Closing arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Los Angeles, California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any California state court sitting in Los Angeles, California. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in Los Angeles, California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto after the Closing; (B) consent

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to service of process in accordance with the procedure set forth in Section 17(e); and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Entire Agreement. This Agreement and the Proxy constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

(j) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(k) Expenses. All fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs, and expenses.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

DAVITA INC.

By:	/s/ Dennis L. Kogod
Name:	Dennis L. Kogod
Title:	Chief Operating Officer

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Name:	Robert J. Margolis, M.D.
Title:	Chief Executive Officer

THOMAS PAULSEN, M.D.

/s/ Thomas Paulsen

Equity Interests owned:

Company Common Units

Options exercisable for Company Common Units

Bay Shores Investment, LLC equity interests

Options exercisable for Bay Shores Investment, LLC equity interests equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

Options exercisable for equity interests in other entities that are direct or indirect owners of outstanding equity interests of the Company

[Signature Page to Support Agreement]

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EXHIBIT A

IRREVOCABLE PROXY

The undersigned Interest Holder (the “Interest Holder”) of HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints DAVITA INC., a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer, or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the equity interests of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Equity Interests”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Equity Interests are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Equity Interests until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest, and is granted pursuant to that certain Support Agreement, dated as of the date hereof, by and among Parent, the Company, and the undersigned Interest Holder (the “Support Agreement”), and is granted as a condition and material inducement to the willingness of Parent and Seismic Acquisition LLC, a California limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub, and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”). The Interest Holder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the CLLCA, (b) revokes any and all prior proxies granted by such Interest Holder with respect to the Equity Interests and no subsequent proxy shall be given by the Interest Holder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Equity Interests, and to exercise all voting, consent, and similar rights of the undersigned with respect to the Equity Interests (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned, or postponed meeting of Members of the Company and in every written consent in lieu of such meeting:

(i) in favor of the approval of the principal terms of the Merger and the Merger Agreement, and in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the principal terms of the Merger and the Merger Agreement; and

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(iii) against any of the following actions (other than (x) the Merger and any other transactions contemplated by the Merger Agreement or (y) acquisitions referred to in Section 6.01(b)(vii) of the Company Disclosure Schedule): (A) any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of the Business Entities or Related Consolidated Entities, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Business Entities or Related Consolidated Entities, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Business Entities or Related Consolidated Entities, (D) any material change in the capitalization of the Company or any of the Business Entities or Related Consolidated Entities, or the corporate structure of the Company or any of the Business Entities or Related Consolidated Entities, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or result in a breach in any material respect of the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Interest Holder may vote the Equity Interests in his sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May 20, 2012	THOMAS PAULSEN, M.D.

/s/ Thomas Paulsen

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Annex D(1)

EXECUTION COPY

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”), dated as of May 20, 2012, and effective as of the Effective Time, is by and among DAVITA INC., a Delaware corporation (“Parent”) and the undersigned interest holder (the “Interest Holder”) of the Company. Except as otherwise specified in this Agreement, all capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, SEISMIC ACQUISITION, LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”) are entering into an Agreement and Plan of Merger, dated as of May 20, 2012 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, Interest Holder and the Company have been, and as a result of the consummation of the transactions contemplated by the Merger Agreement, Parent through the Company and otherwise will be, engaged in the businesses of the Company and Parent;

WHEREAS, prior to the date hereof, Interest Holder, due to his affiliation with the Company, has acquired intimate knowledge of, and experience related to, the business of the Company and Parent, which, if exploited by Interest Holder in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of Parent and its Affiliates (including the Company after the Closing) to derive the benefit or value for which it bargained in the Merger Agreement;

WHEREAS, Interest Holder owns, directly or as a result of ownership in an intermediate entity, a material interest in the Company in the form of Company Common Units , and is the holder of Company Options, for which Interest Holder will receive valuable consideration pursuant to the terms and conditions of the Merger Agreement, and, therefore, Interest Holder has a material economic interest in the consummation of the transactions contemplated in the Merger Agreement; and the transfer of the equity interests and options to purchase equity interests of the Company held by Interest Holder in accordance with the Merger Agreement is necessary to transfer the goodwill of the Company being acquired by Parent pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement requires Interest Holder to enter into this Agreement with Parent as a condition precedent to the consummation of the transactions contemplated in the Merger Agreement; this Agreement is a material inducement to Parent to consummate the transactions contemplated in the Merger Agreement; and Parent would be unwilling to consummate such transactions if Interest Holder did not enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the premises, the mutual covenants and restrictions contained herein and in the Merger Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Parent and Interest Holder hereby covenant and agree as follows:

1. Effective Time. This Agreement shall become effective at the Effective Time.

2. Consideration. In consideration of Interest Holder entering into and abiding by the terms of this Agreement and transferring his Company Common Units and Company Options, in accordance with the Merger Agreement

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Parent agrees to consummate the transactions contemplated in the Merger Agreement, including payment in respect of the Company Common Units and Company Options upon the terms and conditions set forth in the Merger Agreement.

3. Covenant Not to Compete.

(a) During the seven (7) years from and after the Closing Date (the “Restricted Period”), Interest Holder shall not, directly or indirectly,

(i) take any action that results or may reasonably be expected to result in owning, leasing, managing, operating, joining, extending credit to, controlling, or participating in the ownership, leasing, management, operation, extension of credit to, or control of, whether as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region (as defined below) engages in or derives any economic benefit from, or is preparing to engage in or derive any economic benefit from, the Restricted Business (as defined below) or

(ii) for his own account or for the account of others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region (as defined below) engages in, or takes affirmative action to prepare to engage in or derive any economic benefit from, the Restricted Business;

provided that the foregoing shall not prohibit Interest Holder from passively owning five percent (5%) or less of any class of securities of any publicly-held company, provided, further, that the Restricted Period shall be tolled during any period that Interest Holder is in breach of the terms of this Agreement.

(b) For purposes of this Agreement, “Restricted Region” means anywhere in Nevada, California, Florida, and New Mexico, which are the jurisdictions in which the Company conducts business or reasonably expects to conduct business within the next twelve (12) months.

(c) For purposes of this Agreement, “Restricted Business” means any of the following:

(i) Physician practices, independent physician associations or any other form of practicing physician organization;

(ii) organizations engaged in coordinated care, managed care, accountable care and other similar models of care for a population of patients;

(iii) organizations which provide management or related services to organizations described in (i) or (ii);

(iv) hospitals, ACOs, ancillary service providers, HMOs or other licensed health plans, but only insofar as Interest Holder’s role (A) would include activities on behalf of such organizations described in (i), (ii), or (iii), including but not limited to, having direct responsibility for or having direct influence in setting up, running, managing or controlling a provider network; or (B) would include engaging in direct negotiations or consulting on negotiations on behalf of such organization with Parent or its Subsidiaries (including the Company);

(v) Dialysis Services or Renal Care Services (as defined herein), except to the extent that such services are only an incidental part of the services provided by the organization for which Interest Holder is providing services. “Dialysis Services or Renal Care Services” shall mean all dialysis services and nephrology-related services provided by the Parent at any time during the period of Interest Holder’s employment, including, but not limited to, hemodialysis, acute dialysis, aphaeresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and

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pharmacy services, access-related services, drug purchasing, drug distribution, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease or pre-end stage renal disease, including any dialysis services provided in an acute hospital;

(vi) researching, developing, marketing, or working on any products or providing any services, including direct primary care services, for a direct competitor of Direct Primary Care Holdings, LLC dba Paladina Health, or any of its subsidiaries. Direct competitors are those entities providing comprehensive primary healthcare services to patients for a recurring fee rather than individually itemized fixed fees for service for primary care services; and/or

(vii) assisting any third party to engage in (i) through (vi).

Notwithstanding the foregoing, the Restricted Business shall not prohibit the Interest Holder from personally practicing medicine as a physician.

4. Covenant Not to Solicit.

(a) During the Restricted Period, Interest Holder shall not:

(i) solicit any of Parent’s or its Subsidiaries’ (including the Company’s) employees to work for any Person,

(ii) hire any of Parent’s or its Subsidiaries’ (including the Company’s) employees to work (as an employee or an independent contractor) for any Person,

(iii) take any action that may reasonably result in any of Parent’s or its Subsidiaries’ (including the Company’s) employees going to work (as an employee or an independent contractor) for any Person,

(iv) induce any patient or customer of Parent or its Subsidiaries (including the Company), either individually or collectively, to patronize any competing facility;

(v) request or advise any patient, customer, or supplier of Parent or its Subsidiaries (including the Company) to withdraw, curtail, or cancel such person’s business with Parent or its Subsidiaries (including the Company);

(vi) solicit, induce, or encourage any physician (or former physician) affiliated with Parent or its Subsidiaries (including the Company) or induce or encourage any other person under contract with Parent or its Subsidiaries (including the Company) to curtail or terminate such person’s affiliation or contractual relationship with Parent or its Subsidiaries (including the Company); or

(vii) disclose to any Person the names or addresses of any patient or customer of Parent or its Subsidiaries (including the Company);

provided, however, that nothing herein shall prohibit Interest Holder from making a general employment solicitation to the public that does not target, any employee or independent contractor of Parent or the Parent Subsidiaries (including the Company) and then having contact with and/or employing such employee or independent contractor who responds to such general solicitation or who otherwise independently contacts Interest Holder.

5. Equitable Relief. Interest Holder agrees and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 3 and Section 4 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Parent and its Subsidiaries (including the Company), including the protection of the goodwill transferred in connection with the Merger Agreement, and that any breach of the covenants contained in Section 3 and Section 4 would cause irreparable

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injury to Parent and/or the Parent Subsidiaries (including the Company). Interest Holder also acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of Section 3 and Section 4, and that Parent and the Parent Subsidiaries (including the Company) shall be entitled to enforce the provisions of Section 3 and Section 4 by demanding specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Section 3 and Section 4 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Interest Holder, as applicable.

6. Reasonableness and Opportunity to Consult With Counsel. The covenants contained in Section 3 and Section 4, are considered by the parties hereto to be (a) fair, reasonable and necessary for the protection of the legitimate business interests of Parent or its Subsidiaries (including the Company), including the protection of the goodwill transferred pursuant to the Merger Agreement, (b) not injurious to the public and (c) appropriate based on the nature of the Company’s and Parent’s business. Interest Holder has been represented by counsel throughout the negotiation of this Agreement and has had the opportunity to consult with counsel about every provision of this Agreement.

7. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8. Third Parties. Interest Holder shall make the terms and conditions of this Agreement known to any business, entity, or persons engaged in activities competitive with Parent’s business (including the Company after the Closing) with which he becomes associated before his association with such business, entity, or persons. Parent shall have the right to make the terms of this Agreement known to third parties.

9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible. In the event that the provisions of any of Section 3 or Section 4 of this Agreement relating to the geographic area of restriction, the length of restriction, or the scope of restriction shall be deemed to exceed the maximum area, length, or scope that a court of competent jurisdiction would deem enforceable, said area, length, or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time, or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

10. Entire Agreement. This Agreement and the Merger Agreement, and the Employee Noncompetition and Nonsolicitation Agreement dated as of the date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

11. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

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12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the city and county of Denver, Colorado; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Colorado state court sitting in the city and county of Denver, Colorado. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the city and county of Denver, Colorado for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; (b) consent to service of process at the address listed below; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Assignment. This Agreement is personal and may not be assigned by Interest Holder. This Agreement may be assigned by Parent and shall inure to the benefit of and be enforced by, and be binding upon the successors and assigns of Parent. In addition, the covenants and acknowledgements of Interest Holder as set forth herein shall inure to the benefit of and be enforced by, any successors to Parent and shall survive the termination of this Agreement, regardless of cause, except if Parent ceases operation other than as a result of a change of control.

15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page to follow]

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IN WITNESS WHEREOF, Parent and Interest Holder executed this Agreement as of the day and year first above written.

INTEREST HOLDER	DAVITA INC.

By:
Robert J. Margolis		Name:	Dennis L. Kogod
Address:		Title:	Chief Operating Officer

[Signature Page to the Noncompetition and Nonsolicitation Agreement]

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Annex D(2)

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”), dated as of May 20, 2012, and effective as of the Effective Time, is by and among DAVITA INC., a Delaware corporation (“Parent”) and the undersigned interest holder (the “Interest Holder”) of the Company. Except as otherwise specified in this Agreement, all capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, SEISMIC ACQUISITION LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”) are entering into an Agreement and Plan of Merger, dated as of May 20, 2012 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, Interest Holder and the Company have been, and as a result of the consummation of the transactions contemplated by the Merger Agreement, Parent through the Company and otherwise will be, engaged in the businesses of the Company and Parent;

WHEREAS, prior to the date hereof, Interest Holder, due to his affiliation with the Company, has acquired intimate knowledge of, and experience related to, the business of the Company and Parent, which, if exploited by Interest Holder in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of Parent and its Affiliates (including the Company after the Closing) to derive the benefit or value for which it bargained in the Merger Agreement;

WHEREAS, Interest Holder owns, directly or as a result of ownership in an intermediate entity, a material interest in the Company in the form of Company Options, for which Interest Holder will receive valuable consideration pursuant to the terms and conditions of the Merger Agreement, and, therefore, Interest Holder has a material economic interest in the consummation of the transactions contemplated in the Merger Agreement; and the transfer of the options to purchase equity interests of the Company held by Interest Holder in accordance with the Merger Agreement is necessary to transfer the goodwill of the Company being acquired by Parent pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement requires Interest Holder to enter into this Agreement with Parent as a condition precedent to the consummation of the transactions contemplated in the Merger Agreement; this Agreement is a material inducement to Parent to consummate the transactions contemplated in the Merger Agreement; and Parent would be unwilling to consummate such transactions if Interest Holder did not enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the premises, the mutual covenants and restrictions contained herein and in the Merger Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Parent and Interest Holder hereby covenant and agree as follows:

1. Effective Time. This Agreement shall become effective at the Effective Time.

2. Consideration. In consideration of Interest Holder entering into and abiding by the terms of this Agreement and transferring his Company Options, in accordance with the Merger Agreement Parent agrees to consummate the transactions contemplated in the Merger Agreement, including payment in respect of the Company Common Units and Company Options upon the terms and conditions set forth in the Merger Agreement.

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3. Covenant Not to Compete.

(a) During the five (5) years from and after the Closing Date (the “Restricted Period”), Interest Holder shall not, directly or indirectly,

(i) take any action that results or may reasonably be expected to result in owning, leasing, managing, operating, joining, extending credit to, controlling, or participating in the ownership, leasing, management, operation, extension of credit to, or control of, whether as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region (as defined below) engages in or derives any economic benefit from, or is preparing to engage in or derive any economic benefit from, the Restricted Business (as defined below) or

(ii) for his own account or for the account of others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region (as defined below) engages in, or takes affirmative action to prepare to engage in or derive any economic benefit from, the Restricted Business;

provided that the foregoing shall not prohibit Interest Holder from passively owning five percent (5%) or less of any class of securities of any publicly-held company, provided, further, that the Restricted Period shall be tolled during any period that Interest Holder is in breach of the terms of this Agreement.

(b) For purposes of this Agreement, “Restricted Region” means anywhere in Nevada, California, Florida, and New Mexico, which are the jurisdictions in which the Company conducts business or reasonably expects to conduct business within the next twelve (12) months.

(c) For purposes of this Agreement, “Restricted Business” means any of the following:

(i) Physician practices, independent physician associations or any other form of practicing physician organization;

(ii) organizations engaged in coordinated care, managed care, accountable care and other similar models of care for a population of patients;

(iii) organizations which provide management or related services to organizations described in (i) or (ii);

(iv) hospitals, ACOs, ancillary service providers, HMOs or other licensed health plans, but only insofar as Interest Holder’s role (A) would include activities on behalf of such organizations described in (i), (ii), or (iii), including but not limited to, having direct responsibility for or having direct influence in setting up, running, managing or controlling a provider network; or (B) would include engaging in direct negotiations or consulting on negotiations on behalf of such organization with Parent or its Subsidiaries (including the Company);

(v) Dialysis Services or Renal Care Services (as defined herein), except to the extent that such services are only an incidental part of the services provided by the organization for which Interest Holder is providing services. “Dialysis Services or Renal Care Services” shall mean all dialysis services and nephrology-related services provided by the Parent at any time during the period of Interest Holder’s employment, including, but not limited to, hemodialysis, acute dialysis, aphaeresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, drug purchasing, drug distribution, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease or pre-end stage renal disease, including any dialysis services provided in an acute hospital;

(vi) researching, developing, marketing, or working on any products or providing any services, including direct primary care services, for a direct competitor of Direct Primary Care Holdings, LLC dba

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Paladina Health, or any of its subsidiaries. Direct competitors are those entities providing comprehensive primary healthcare services to patients for a recurring fee rather than individually itemized fixed fees for service for primary care services; and/or

(vii) assisting any third party to engage in (i) through (vi).

Notwithstanding the foregoing, the Restricted Business shall not prohibit the Interest Holder from personally practicing medicine as a physician.

4. Covenant Not to Solicit.

(a) During the Restricted Period, Interest Holder shall not:

(i) solicit any of Parent’s or its Subsidiaries’ (including the Company’s) employees to work for any Person,

(ii) hire any of Parent’s or its Subsidiaries’ (including the Company’s) employees to work (as an employee or an independent contractor) for any Person,

(iii) take any action that may reasonably result in any of Parent’s or its Subsidiaries’ (including the Company’s) employees going to work (as an employee or an independent contractor) for any Person,

(iv) induce any patient or customer of Parent or its Subsidiaries (including the Company), either individually or collectively, to patronize any competing facility;

(v) request or advise any patient, customer, or supplier of Parent or its Subsidiaries (including the Company) to withdraw, curtail, or cancel such person’s business with Parent or its Subsidiaries (including the Company);

(vi) solicit, induce, or encourage any physician (or former physician) affiliated with Parent or its Subsidiaries (including the Company) or induce or encourage any other person under contract with Parent or its Subsidiaries (including the Company) to curtail or terminate such person’s affiliation or contractual relationship with Parent or its Subsidiaries (including the Company); or

(vii) disclose to any Person the names or addresses of any patient or customer of Parent or its Subsidiaries (including the Company);

provided, however, that nothing herein shall prohibit Interest Holder from making a general employment solicitation to the public that does not target, any employee or independent contractor of Parent or the Parent Subsidiaries (including the Company) and then having contact with and/or employing such employee or independent contractor who responds to such general solicitation or who otherwise independently contacts Interest Holder.

5. Equitable Relief. Interest Holder agrees and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 3 and Section 4 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Parent and its Subsidiaries (including the Company), including the protection of the goodwill transferred in connection with the Merger Agreement, and that any breach of the covenants contained in Section 3 and Section 4 would cause irreparable injury to Parent and/or the Parent Subsidiaries (including the Company). Interest Holder also acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of Section 3 and Section 4, and that Parent and the Parent Subsidiaries (including the Company) shall be entitled to enforce the provisions of Section 3 and Section 4 by demanding specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Section 3 and Section 4 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Interest Holder, as applicable.

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6. Reasonableness and Opportunity to Consult With Counsel. The covenants contained in Section 3 and Section 4, are considered by the parties hereto to be (a) fair, reasonable and necessary for the protection of the legitimate business interests of Parent or its Subsidiaries (including the Company), including the protection of the goodwill transferred pursuant to the Merger Agreement, (b) not injurious to the public and (c) appropriate based on the nature of the Company’s and Parent’s business. Interest Holder has been represented by counsel throughout the negotiation of this Agreement and has had the opportunity to consult with counsel about every provision of this Agreement.

7. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8. Third Parties. Interest Holder shall make the terms and conditions of this Agreement known to any business, entity, or persons engaged in activities competitive with Parent’s business (including the Company after the Closing) with which he becomes associated before his association with such business, entity, or persons. Parent shall have the right to make the terms of this Agreement known to third parties.

9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible. In the event that the provisions of any of Section 3 or Section 4 of this Agreement relating to the geographic area of restriction, the length of restriction, or the scope of restriction shall be deemed to exceed the maximum area, length, or scope that a court of competent jurisdiction would deem enforceable, said area, length, or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time, or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

10. Entire Agreement. This Agreement and the Merger Agreement, and the Employee Noncompetition and Nonsolicitation Agreement dated as of the date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

11. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the city of Las Vegas, Nevada; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Nevada state court sitting in the city of Las Vegas, Nevada. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the city of Las Vegas, Nevada for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto;

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(b) consent to service of process at the address listed below; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Assignment. This Agreement is personal and may not be assigned by Interest Holder. This Agreement may be assigned by Parent and shall inure to the benefit of and be enforced by, and be binding upon the successors and assigns of Parent. In addition, the covenants and acknowledgements of Interest Holder as set forth herein shall inure to the benefit of and be enforced by, any successors to Parent and shall survive the termination of this Agreement, regardless of cause, except if Parent ceases operation other than as a result of a change of control.

15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page to follow]

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IN WITNESS WHEREOF, Parent and Interest Holder executed this Agreement as of the day and year first above written.

[INTEREST HOLDER]	DAVITA INC.

By:
[Interest Holder’s Name]		Name:	Dennis L. Kogod
Address:		Title:	Chief Operating Officer

[Signature Page to the Noncompetition and Nonsolicitation Agreement]

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Annex E-1

MEMBER REPRESENTATIVE AGREEMENT

THIS MEMBER REPRESENTATIVE AGREEMENT (this “Agreement”), dated as of May 20, 2012, is by and among Robert D. Mosher, as the member representative (the “Member Representative”), and the undersigned members of HealthCare Partners Holdings, LLC, a California limited liability company (the “Company”), listed on the signature page hereto (the “Members”). Except as otherwise specified in this Agreement, all capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, DaVita Inc., a Delaware corporation (“Parent”), Seismic Acquisition LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of May 20, 2012 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and the conversion of Class B Units in the Company into the right to receive the consideration set forth in the Merger Agreement;

WHEREAS, pursuant to Section 3.02, Section 3.05, Section 3.06, Section 3.07, Section 3.08, Section 6.15, Section 7.01, Section 7.02, Section 8.08, and ARTICLE X of the Merger Agreement, there are certain specified actions and responsibilities of the Member Representative to be taken and borne on behalf of the Members; and

WHEREAS, the Members hereby designate and appoint Robert D. Mosher as the Member Representative and authorize the Member Representative to perform all actions specified in and mandated by the Merger Agreement to be taken by the Member Representative.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Member Representative and the Members hereby covenant and agree as follows:

1. Appointment of Member Representative. The Members hereby designate Robert D. Mosher as the Member Representative and Mr. Mosher is hereby appointed to act as the Member Representative in accordance with the terms and conditions set forth herein and in the Merger Agreement, and the Member Representative hereby accepts such appointment.

2. Rights, Duties and Immunities of Member Representative.

(a) The Members authorize the Member Representative to act, and the Member Representative agrees to act, as the true and lawful agent and attorney in fact of the Members as the Member Representative for and on behalf of the Members, to give and receive notices and communications in connection with the Merger Agreement and related matters, including in connection with claims for indemnification under ARTICLE VIII of the Merger Agreement, to negotiate, defend, and enter into settlements, adjustments, and compromises of, and commence and prosecute litigation and comply with Governmental Orders with respect to, such claims, and to take all other actions, including the giving of instructions to the Escrow Agent, that are either (i) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (ii) specifically authorized or mandated by Section 3.02, Section 3.05, Section 3.06, Section 3.07, Section 3.08, Section 6.15, Section 7.01, Section 7.02, Section 8.08, and ARTICLE X of the Merger Agreement.

(b) A decision, act, consent or instruction of the Member Representative, including a waiver of any inaccuracies in the representations and warranties of Parent or Merger Sub in the Merger Agreement pursuant to Section 10.08(b) thereof, shall constitute a decision of all the Members and shall be final, binding, and conclusive upon the Members.

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(c) The Member Representative shall be entitled to retain any Person the Member Representative deems necessary and appropriate to provide assistance, counsel or other advisory services in connection with the Member Representative’s exercise of the duties set forth in the Merger Agreement and in this Agreement.

(d) The Member Representative shall have no duties or obligations, at law, in equity, by contract or otherwise, to act on behalf of any Member, except for those duties or obligations expressly set forth in the Merger Agreement and this Agreement.

(e) The Member Representative shall be entitled to act in his sole and absolute discretion and shall incur no liability whatsoever to the Members for any act done or omitted hereunder as the Member Representative, including errors in judgment, while acting in good faith or in reliance on the advice of representatives of the Majority Member (as defined below), counsel, accountants, or other advisors, consultants, or experts.

(f) The Member Representative shall not be required to expend or risk any of his own funds or otherwise incur any liability, financial or otherwise, in the performance of any of his duties hereunder and under the Merger Agreement.

(g) The Member Representative shall provide HealthCare Partners Medical Group, a California general partnership (the “Majority Member”), with a written statement setting forth all distributions and payments made from the MR Escrow Account (as defined below) (including reasonable detail as to the purpose and amount of each such distribution or payment and the recipient thereof) for each month in which the MR Escrow Account is active, no later than twenty (20) Business Days following the end of such month.

(h) The Member Representative shall provide all Members with a written report for each year in which the MR Escrow Account is active, no later than ninety (90) days following the end of such year, setting forth (i) the amount of distributions and payments made from the MR Escrow Account during such year by category (specifically identifying payments made to the Member Representative or the Member Representative’s affiliated or related entities), (ii) the total amount of distributions and payments made from the MR Escrow Account during such year, (iii) the total earnings received on the funds in the MR Escrow Account during such year, and (iv) the funds remaining in the MR Escrow as of such year’s end, and attaching a copy of any annual statement received by the Member Representative from the Escrow Agent with respect to the MR Escrow Account. Upon the request of a Member or holder of Company Options, the Member Representative shall, or shall request the Escrow Agent to, provide such Member or holder of Company Options with such information regarding the MR Escrow Account, and any transaction activity relating thereto, as such Member or holder of Company Options may reasonably request and at such Member’s or holder of Company Options’ sole cost and expense.

(i) The Member Representative is a partner in a law firm, Nossaman LLP, that currently provides legal services to the Company and after the Closing may provide legal services to or on behalf of Parent and its Affiliates, including the Surviving Entity, and the Member Representative, who currently provides legal services to or on behalf of the Company, may after the Closing provide legal services to Parent and its Affiliates, including the Surviving Entity. The Members acknowledge and waive any conflict of interest that may result from the representation of Parent and its Affiliates by Nossaman LLP or Mr. Mosher at a time when Mr. Mosher concurrently serves as the Member Representative.

3. Establishment of Member Representative Escrow.

(a) In accordance with Section 3.07 of the Merger Agreement, a portion of the Closing Merger Consideration equal to the MR Escrow Amount shall constitute escrowed merger consideration (the “MR Escrowed Merger Consideration”). The MR Escrowed Merger Consideration shall be withheld from the Closing Merger Consideration otherwise deliverable to the Members and holders of Company Options on the Closing Date to fund, if necessary, the compensation of the Member Representative and the expenses incurred by the Member Representative acting in such capacity and any fees, costs or expenses set forth in Section 3.05(c),

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Section 3.06(b)(ii), Section 3.07, Section 3.08, Section 6.15(f), and Section 8.08 of the Merger Agreement. The MR Escrowed Merger Consideration shall consist entirely of cash. On the Closing Date, the MR Escrowed Merger Consideration shall be deposited by Parent with the Escrow Agent in an escrow account (the “MR Escrow Account”) established in accordance with the escrow agreement by and between the Member Representative and the Escrow Agent, consistent with the terms set forth in the Merger Agreement and other customary terms and conditions for similar agreements (the “MR Escrow Agreement”). The Members understand and agree that the contingent rights to receive any funds from the MR Escrow Account are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of Laws relating to descent and distribution, divorce, and community property, and, in the event of any such transfer by a Member or a holder of Company Options, the Member Representative shall be notified as promptly as reasonably practicable.

(b) Any and all costs and expenses of the Member Representative, including any costs and expenses of any Person retained by the Member Representative to provide assistance, counsel or other advisory services, incurred in performing his obligations under this Agreement shall be paid or recovered from funds in the MR Escrow Account.

4. Compensation of Member Representative. The Member Representative shall be compensated for his service as such based upon the amount of time devoted to such services at the normal hourly rate of the Member Representative as determined by Nossaman LLP. If the Member Representative is not a lawyer at Nossaman LLP, the Member Representative shall be compensated at a rate and on a basis established by the Majority Member. The Member Representative shall be paid such compensation from the funds in the MR Escrow Account, and if there are no remaining funds in the MR Escrow Account, the Member Representative may recover his compensation in the same way expenses may be recovered pursuant to the penultimate sentence of Section 6 below. The obligations contained in this Section 4 shall survive the termination of this Agreement and the resignation or removal of the Member Representative.

5. Resignation or Removal of Member Representative.

(a) The Member Representative may resign and be discharged from his duties hereunder at any time by giving written notice thirty (30) days prior to such resignation to the Majority Member.

(b) The Member Representative shall be subject to removal at any time by the Majority Member (or its designated successor).

(c) If the Member Representative shall die, be removed, become disabled or resign, or the Member Representative is otherwise unable to fulfill his responsibilities hereunder, the Majority Member shall appoint a successor Member Representative as soon as reasonably practicable after such death, removal, disability, resignation, or inability, and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the former Member Representative as the Member Representative under this Agreement and the Merger Agreement.

6. Exoneration and Indemnification of Member Representative. The Members shall exonerate and make no claim against the Member Representative for acting as their Member Representative, other than with respect to any act or failure to act which represents fraud, willful misconduct, or gross negligence on the part of the Member Representative. The Members shall indemnify the Member Representative and hold the Member Representative harmless against any liability incurred without fraud, willful misconduct, or gross negligence on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Member Representative. The Member Representative shall have the right to recover such expenses directly from the MR Escrow Account; provided, however, following the time that the MR Escrow Account has been fully exhausted, the Member Representative may recover 80% of such expenses from the Majority Member and 20% of such expenses from Bay Shores Investment LLC, with such Members being entitled to recover the

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payment of such expenses in excess of their pro rata share from the other Members that have executed this Agreement (the “Signing Members”) pro rata based on the proportion of Company Common Units held by each Signing Member as of immediately prior to the Closing relative to all Company Common Units held by all Signing Members as of immediately prior to the Closing. The Majority Member, Bay Shores Investment LLC, and each Signing Member shall promptly make the payments required of them hereunder and shall pay all costs and expenses (including reasonable attorneys’ fees) incurred in any Action initiated to collect any such payments that have not been made. This indemnification obligation shall survive the termination of this Agreement and the resignation or removal of the Member Representative.

7. Termination. This Agreement shall terminate concurrently with the termination of the MR Escrow Agreement.

8. Miscellaneous.

(a) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect; provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

(b) Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that a Member shall have the right to assign this Agreement to its successors, permitted assigns, heirs, executors, and administrators.

(c) Amendments; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party or (ii) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(d) Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement and the Merger Agreement would give rise to irreparable harm to the other parties to this Agreement (in each instance, a “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by email (to such address specified below or another address as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next Business Day when sent by national overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(e)):

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(A) if to the Member Representative:

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: Robert D. Mosher

E-mail: rmosher@nossaman.com

(B) if to a Member, at the address set forth under such Member’s signature block on the signature page hereto.

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law; Submission to Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. All Actions commenced arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Los Angeles, California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any California state court sitting in Los Angeles, California. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in Los Angeles, California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto after the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 8(e) hereof; and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(h) Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

(i) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(k) Joinders. Any Member that does not execute this Agreement on the date hereof may execute a joinder to this Agreement and such joinder shall bind such Member to the terms and conditions set forth herein as of the date hereof, provided that this Agreement has been executed by the Majority Member and Bay Shores Investment LLC.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

MEMBER REPRESENTATIVE

By:	/s/ Robert D. Mosher
Robert D. Mosher

MEMBER
HEALTHCARE PARTNERS MEDICAL GROUP

By:	/s/ Robert J. Margolis
Name: Robert J. Margolis, M.D. Title: Managing Partner Address: Email:

MEMBER
BAY SHORES INVESTMENT LLC

By:	/s/ Thomas Paulsen
Name: Thomas Paulsen, M.D. Title: Managing Member Address: 19191 South Vermont Suite 200 Torrance, CA 90502 Email: tpaulsen@healthcarepartners.com

[Signature Page to Member Representative Agreement]

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Annex E-2

AMENDMENT TO MEMBER REPRESENTATIVE AGREEMENT

This Amendment, dated as of July 6, 2012 (this “Amendment”), to the MEMBER REPRESENTATIVE AGREEMENT is by and among Robert D. Mosher, as the member representative (the “Member Representative”), and the undersigned members of HealthCare Partners Holdings, LLC, a California limited liability company (the “Company”), listed on the signature page hereto (the “Members”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Member Representative Agreement.

RECITALS

WHEREAS, the Member Representative and the Members are each parties to that certain Member Representative Agreement, dated as of May 20, 2012 (the “Member Representative Agreement”);

WHEREAS, the Member Representative and the Members desire to amend the Member Representative Agreement in the manner set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member Representative and the Members agree as follows:

AGREEMENTS

1. Amendment. Section 4 of the Member Representative Agreement is hereby amended and restated in its entirety to read as follows:

“The Member Representative shall be compensated for his service as such based upon the amount of time devoted to such services at the normal hourly rate of the Member Representative as determined by Nossaman LLP. If the Member Representative is not a lawyer at Nossaman LLP, the Member Representative shall be compensated at a rate and on a basis established by the Majority Member. The Member Representative shall be paid such compensation from the funds in the MR Escrow Account, and if there are no remaining funds in the MR Escrow Account, the Member Representative may recover his compensation in the same way expenses may be recovered pursuant to the third and fourth sentences of Section 6 below. The obligations contained in this Section 4 shall survive the termination of this Agreement and the resignation or removal of the Member Representative.”

2. Governing Law; Submission to Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California. All Actions commenced arising out of or relating to this Amendment shall be heard and determined exclusively in any federal court sitting in Los Angeles, California; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any California state court sitting in Los Angeles, California. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in Los Angeles, California for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto after the Closing; (B) consent to service of process in accordance with the procedure set forth in Section 8(e) of the Member Representative Agreement; and (C) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or

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that this Amendment may not be enforced in or by any of the above-named courts. Severability. If any term or other provision of this Amendment is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect; provided, that the economic and legal substance of the actions set forth herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

5. No Other Amendment and Agreements. Except to the extent expressly amended by this Amendment, all terms of the Member Representative Agreement shall remain in full force and effect without further amendment, change or modification.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the day and year first written above.

MEMBER REPRESENTATIVE

By:	/s/ Robert D. Mosher
Robert D. Mosher

MEMBER
HEALTHCARE PARTNERS MEDICAL GROUP

By:	/s/ Robert J. Margolis, M.D.
Name: Robert J. Margolis, M.D. Title: Managing Partner Address: E-mail:

MEMBER
BAY SHORES INVESTMENT LLC

By:	/s/ Thomas Paulsen, M.D.
Name: Thomas Paulsen, M.D. Title: Managing Member Address: E-mail:

[Signature Page to Amendment to Member Representative Agreement]

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Annex F

PROVISIONS OF THE CALIFORNIA CORPORATION CODE RELATING TO HCP MEMBER DISSENTERS’ RIGHTS

Section 17001. Definitions.

Unless the context otherwise indicates, the following definitions govern the construction of this title:

(t) “Limited liability company” or “domestic limited liability company” means an entity having one or more members that is organized under this title and is subject to the provisions of Section 17101.

(u) “Mail” unless otherwise provided in the operating agreement, means first-class mail, postage prepaid, unless registered mail is specified. Registered mail includes certified mail.

(x) “Member” means a person who:

(1) Has been admitted to a limited liability company as a member in accordance with the articles of organization or operating agreement, or an assignee of an interest in a limited liability company who has become a member pursuant to Section 17303.

(2) Has not resigned, withdrawn, or been expelled as a member or, if other than an individual, been dissolved.

(z) “Membership interest” means a member’s rights in the limited liability company, collectively, including the member’s economic interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the limited liability company provided by this title.

(ab) “Operating agreement” means any agreement, written or oral, between all of the members as to the affairs of a limited liability company and the conduct of its business in any manner not inconsistent with law or the articles of organization, including all amendments thereto, or, in the case of a foreign limited liability company, all documents that serve a like function under the laws of the jurisdiction in which the foreign limited liability company is organized. The term “operating agreement” may include, without more, an agreement between all the members to organize a limited liability company pursuant to the provisions of this title.

(aq) “Vote” includes authorization by written consent.

(at) “Written” or “in writing” includes facsimile, telegraphic, and other electronic communication as authorized by this code.

§ 17551. Agreement of merger; approval; parties; contents; cancellation of classes; distribution of property; nonredeemable interests; amendment; abandonment; effect on amendment or adoption of operating agreement.

(a) Each limited liability company and other business entity that desires to merge shall approve an agreement of merger. The agreement of merger shall be approved by the vote of a majority in interest of the members of each constituent limited liability company, or such greater percentage of the voting interests of members as may be specified in the articles of organization or written operating agreement of that constituent limited liability company. Notwithstanding the previous sentence, if the members of any constituent limited liability company become personally liable for any obligations of a constituent limited liability company or constituent other business entity as a result of the Merger, the principal terms of the agreement of merger shall be approved by all of the members of the constituent limited liability company, unless the agreement of merger provides that all members will have the dissenters’ rights provided in Chapter 13 (commencing with Section 17600). The agreement of merger shall be approved on behalf of each constituent other business entity by those persons required to approve the Merger by the laws under which it is organized. Other persons, including a parent of a constituent limited liability company, may be parties to the agreement of merger.

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Section 17600. Reorganization; control.

(a)	For purposes of this chapter, “reorganization” refers to any of the following:

(1) A conversion pursuant to Chapter 11.5 (commencing with Section 17540.1).

(2) A merger pursuant to Chapter 12 (commencing with Section 17550).

(3) The acquisition by one limited liability company in exchange, in whole or in part, for its membership interests (or the membership interests or equity securities of a limited liability company or other business entity that is in control of the acquiring limited liability company), of membership interests or equity securities of another limited liability company or other business entity if, immediately after the acquisition, the acquiring limited liability company has control of the other limited liability company or other business entity.

(4) The acquisition by one limited liability company in exchange in whole or in part for its membership interests (or the membership interests or equity securities of a limited liability company or other business entity that is in control of the acquiring limited liability company) or for its debt securities (or debt securities of a limited liability company or other business entity that is in control of the acquiring limited liability company) that are not adequately secured and that have a maturity date in excess of five years after the consummation of the acquisition, or both, of all or substantially all of the assets of another limited liability company or other business entity.

(b) For purposes of this chapter, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a limited liability company or other business entity.

Section 17601. Purchase of outstanding membership interests; fair market value; dissenting interests; dissenting members.

(a) If the approval of outstanding membership interests is required for a limited liability company to participate in a reorganization, pursuant to the operating agreement of the limited liability company, or otherwise, then each member of the limited liability company holding those membership interests may, by complying with this chapter, require the limited liability company to purchase for cash, at its fair market value, the interest owned by the member in the limited liability company, if the interest is a dissenting interest as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation in consequence of the proposed reorganization unless exclusion would be inequitable.

(b) As used in this chapter, “dissenting interest” means a membership interest that satisfies all of the following conditions:

(1) The membership interest was outstanding on the date for the determination of members entitled to vote on the reorganization.

(2)(A) The membership interest was not voted in favor of the reorganization, or (B) the membership interest was voted against the reorganization; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any event where the approval for the proposed reorganization is sought by written consent rather than at a meeting.

(3) That the member has demanded that the limited liability company purchase at its fair market value in accordance with Section 17602.

(4) That the member submits for endorsement, if applicable, in accordance with Section 17603.

(c) As used in this chapter, “dissenting member” means the record holder of a dissenting interest, and includes an assignee of record of that interest.

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Section 17602. Notice of approval of reorganization by outstanding interests; mailing; contents; written demand for purchase of interest and payment.

(a) If members have a right under Section 17601, subject to compliance with paragraphs (4) and (5) of subdivision (b) thereof, to require the limited liability company to purchase their membership interests for cash, that limited liability company shall mail to each member a notice of the approval of the reorganization by the requisite vote or consent of the members. This notice shall be mailed within 10 days after the date of the approval, accompanied by a copy of this section and Sections 17601, 17603, 17604, and 17605, a statement of the price determined by the limited liability company to represent the fair market value of its outstanding interests, a statement of the method of valuation employed, the latest available balance sheet of the limited liability company, the latest available income statement of the limited liability company, and a brief description of the procedure to be followed if the member desires to exercise the member’s rights under those sections. The statement of price constitutes an offer by the limited liability company to purchase at the price stated any dissenting interests as defined in subdivision (b) of Section 17601, unless they lose their status as dissenting interests under Section 17610.

(b) Any member who has a right to require the limited liability company to purchase the member’s interest for cash under Section 17601, subject to compliance with paragraphs (4) and (5) of subdivision (b) thereof, and who desires the limited liability company to purchase that interest, shall make written demand upon the limited liability company for the purchase of the interest and the payment to the member in cash of its fair market value. The demand is not effective for any purpose unless it is received by the limited liability company or any transfer agent thereof within 30 days after the date on which notice of the approval of the reorganization by the requisite vote or consent of the members is mailed by the limited liability company to the members.

(c) The demand shall state the number or amount of the dissenting member’s interest in the limited liability company and shall contain a statement of what that member claims to be the fair market value of that interest on the day before the announcement of the proposed reorganization. The statement of fair market value constitutes an offer by the dissenting member to sell the interest at that price.

Section 17603. Dissenting members; submission of certificate evidencing interest or written notice of the number or amount of interest demanded to be purchased.

Within 30 days after the date on which notice of the approval of the outstanding interests of the limited liability company is mailed to the dissenting member pursuant to subdivision (a) of Section 17602, the member shall submit to the limited liability company at its principal office or at the office of any transfer agent thereof, the following:

(a) If the interest is evidenced by a certificate, the dissenting member’s certificate representing the interest that the member demands that the limited liability company purchase, to be stamped or endorsed with a statement that the interest is a dissenting interest, or to be exchanged for certificates of appropriate denominations so stamped or endorsed.

(b) If the interest is not evidenced by a certificate, written notice of the number or amount of interest that the dissenting member demands that the limited liability company purchase. Upon subsequent transfers of the dissenting interest on the books of the limited liability company, the new certificates or other written statement issued therefor shall bear a like statement, together with the name of the original holder of the dissenting interest.

Section 17604. Agreement that member’s interest is dissenting and the price to be paid for the interest; form of agreement; time of payment.

(a) If the limited liability company and the dissenting member agree that the member’s interest is a dissenting interest and agree upon the price to be paid for the dissenting interest, the dissenting member is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of consummation of

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the reorganization. All agreements fixing the fair market value of any dissenting member’s interest as between the limited liability company and the member shall be in writing and filed in the records of the limited liability company.

(b) Subject to the provisions of Section 17607, payment of the fair market value for a dissenting interest shall be made within 30 days after the amount thereof has been agreed upon or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later. In the case of dissenting interests evidenced by certificates of interest, payment shall be subject to surrender of the certificates of interest, unless provided otherwise by agreement.

Section 17605. Denial that membership interest is dissenting and failure to agree on price; complaint; filing; joinder of parties; trial.

(a) If the limited liability company denies that a membership interest is a dissenting interest, or the limited liability company and a dissenting member fail to agree upon the fair market value of a dissenting interest, then the member or any interested limited liability company, within six months after the date on which notice of the approval of the reorganization by the requisite vote or consent of the members was mailed to the member, but not thereafter, may file a complaint in the superior court of the proper county to determine whether the interest is a dissenting interest, or the fair market value of the dissenting interest, or both, or to intervene in any action pending on such a complaint.

(b) Two or more dissenting members may join as plaintiffs or be joined as defendants in any action and two or more actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the membership interest as a dissenting interest is an issue, the court shall first determine that issue. If the fair market value of the dissenting interest is an issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the dissenting interest. (Added by Stats.1994, c. 1200 (S.B.469), § 27, eff. Sept. 30, 1994. Amended by Stats.1996, c. 57 (S.B.141), § 4, eff. June 6, 1996; Stats.1999, c. 250 (A.B.197), § 14; Stats.1999, c. 437 (A.B.198), § 32.5; Stats.1999, c. 490 (A.B.831), § 1; Stats.2004, c. 254 (S.B.1306), § 46; Stats.2006, c. 495 (A.B.339), § 27.)

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